As filed with the U.S. Securities and Exchange Commission on August 12, 2024.

Registration No. 333-273753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BROAD CAPITAL ACQUISITION LTD
(Exact name of registrant as specified in its charter)

Australia*	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Level 28, 1 Market Street

Sydney NSW 2000, Australia

+61 2 9265 3030

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Johann Tse

Chief Executive Officer

Broad Capital Acquisition Corp.

6208 Sandpebble Ct., Dallas, TX 75254

(469) 951-3088

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001 (202) 689-2987	Christopher E. Spillman, Esq. Biztech Lawyers 240 W Main Street, Suite 214 Charlottesville, VA 22902 (855) 212-5301

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

After giving effect to the Redomestication and Business Combination described herein, by operation of Rule 12g-3 under the Securities Exchange Act of 1934, the Registrant will be the successor issuer to Broad Capital Acquisition Corp. and will succeed to the attributes of Broad Capital Acquisition Corp.

*	On February 9, 2024, the registrant converted to a public limited company. The name of the registrant is now Broad Capital Acquisition Ltd. Upon closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to OMGL Holdings Ltd.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Broad Capital Acquisition Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 12, 2024

PROXY STATEMENT OF

BROAD CAPITAL ACQUISITION CORP.

PROSPECTUS FOR UP TO

19,281,499 SHARES OF COMMON STOCK

Dear Stockholders of Broad Capital Acquisition Corp:

Broad Capital Acquisition Corp, a Delaware corporation (“we,” “us,” “our” or the “Company”), cordially invites you to attend a special meeting in lieu of the 2024 annual meeting of the Company’s stockholders, which will be held on [●], 2024 at [●]:00 [●].m.] Eastern Time (the “Special Meeting”). The Special Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at [●].

On January 18, 2023, we entered into a definitive Agreement and Plan of Merger and Business Combination Agreement (as amended by BCA Amendment No. 1 dated August 1, 2023, BCA Amendment No. 2 effective January 9, 2024, BCA Amendment No. 3 effective as of March 8, 2024, BCA Amendment No. 4 effective as of April 25, 2024, and BCA Amendment No. 5 effective as of August 8, 2024, the “Business Combination Agreement”) with Openmarkets Group Pty Ltd, an Australian proprietary limited company (“OMG”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Seller”), and Broad Capital LLC, a Delaware limited liability company, solely in its capacity as the Company’s sponsor (the “Indemnified Party Representative”). The Company, OMG, the Seller, and the Indemnified Party Representative, as well as the then-to-be-formed Purchaser and to-be-formed Merger Sub (each of which are defined below), are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

Pursuant to the Business Combination Agreement, prior to the closing (the “Closing”) of the contemplated transactions (collectively, the “Business Combination”), the Parties will cause the Company to move its domicile from the State of Delaware to Australia by merging a to-be-formed Delaware corporation (“Merger Sub”), which shall be wholly-owned by Broad Capital Acquisition Ltd, an Australian public limited company (the “Purchaser”), with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “Redomestication Merger”). As a result of the Redomestication Merger, (i) each issued and outstanding Company Share will convert into the right to receive one ordinary share of the Purchaser (the “Purchaser Shares”); (ii) each Company Unit shall convert into the right to receive one unit of the Purchaser, comprised of one Purchaser Share and one right to receive one-tenth of one Purchaser Share upon the Closing (each a “Purchaser Right”); and (iii) each Company Right shall be converted into the right to receive one Purchaser Right.

Following the Redomestication Merger, the Company and the Purchaser will cause the Company to liquidate, such that all assets of the Company are, or shall be, transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser (the “Liquidation”). Additionally, the Company will cause all of its contracts to be assigned to and assumed by the Purchaser.

-i-

Following the Redomestication Merger and Liquidation, the Seller will contribute all of the issued and outstanding equity securities of OMG (the “OMG Shares”) to the Purchaser in exchange for approximately 7,500,000 Purchaser Shares (the “Exchange Consideration”), which shares shall have a deemed value of $10.00 per share for the purposes of all calculations and adjustments under the Business Combination Agreement, with such Exchange Consideration subject to adjustment based on OMG’s net indebtedness, working capital, and indemnification obligations following the Closing as detailed in the Business Combination Agreement (the “Acquisition Contribution and Exchange”). Adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to the Escrow Agreement (as defined below) (the “Adjustment Escrow Shares”), which Escrow Shares shall be released to either the Purchaser or the Seller based on the nature of the adjustment to the Exchange Consideration. Additionally, in the event OMG’s net working capital at the Closing (the “Net Working Capital”) exceeds OMG’s pre-Closing estimated net working capital (the “Estimated Net Working Capital”), the Seller will receive additional Purchaser Shares in an amount equal to the difference between the Net Working Capital and the Estimated Net Working Capital (the “Adjustment Exchange Consideration”). Further, in addition to the Adjustment Escrow Shares and the Adjustment Exchange Consideration, up to an additional 3,200,000 Purchaser Shares may be paid to the Seller based on certain performance benchmarks following the Closing as detailed in the Business Combination Agreement (the “Earnout”).

At the Special Meeting, Company stockholders will be asked to consider and vote upon the following proposals:

1.	a proposal to approve the (i) redomestication of the Company as an Australian public limited company to be the parent entity of OMG following the Business Combination, (ii) liquidation of the Company such that all assets of the Company are, or shall be, transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser, and (iii) adoption of the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal” or “Proposal No. 1”). Subject to the terms of the Business Combination Agreement, the aggregate acquisition price for the Business Combination is up to approximately $75,000,000, payable in Purchaser Shares,

2.	a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding Purchaser Shares and the resulting change in control in connection with the Business Combination (the “Nasdaq Proposal” or “Proposal No. 2”),

3.	a proposal to adopt the Constitution of OMGL Holdings Ltd, which is the Purchaser, in the form attached hereto as Annex B (the “Charter Approval Proposal” or “Proposal No. 3”),

4.	separately presented proposals with respect to certain governance provisions in the Purchaser’s Constitution, which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis (each a “Governance Proposal,” and collectively, the “Governance Proposals” or “Proposal No. 4”),

5.	a proposal to elect two directors to the Purchaser’s board of directors to serve as the Purchaser’s directors for a term of three years expiring at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal” or “Proposal No. 5”),

-ii-

6.	a proposal to approve the Purchaser’s 2024 Stock Incentive Plan (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 6”),

7.	a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended to date, in the form set forth in Annex I to the accompanying proxy statement/prospectus (the “Redemption Limitation Amendment Proposal” or “Proposal No. 7”), to eliminate the limitation that the Company, or any entity that succeeds the Company as a public company, may not redeem Company Shares (as defined therein) in an amount that would cause the net tangible assets of the Company, or any entity that succeeds the Company as a public company, to be less than $5,000,001 (the “Redemption Limitation”), and

8.	a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal (the “Adjournment Proposal” or “Proposal No. 8”).

Each of the Special Meeting proposals is more fully described in this proxy statement/prospectus, which each stockholder is encouraged to read carefully.

We are providing the accompanying proxy statement/prospectus and proxy cards to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements thereof. Information about the Special Meeting, and the proposals to be considered by the Company’s stockholders is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, we urge all stockholders to read this proxy statement/prospectus, including the Annexes and the accompanying financials statements of the Company and OMG, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 64 of this proxy statement/prospectus. These risk factors include, among other things, that, after the Closing of the Business Combination, the Company may be a “controlled company” within the meaning of the applicable rules of Nasdaq and will be a “foreign private issuer” under SEC rules, and as a result, may qualify for exemptions from certain corporate governance requirements and will comply with the SEC’s foreign private issuer filing rules, which are less rigorous that the domestic issuer filing rules with which the Company currently complies. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After careful consideration, our Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and that our stockholders, as applicable, vote “FOR” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important. Whether or not you plan to attend the Special Meeting please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

-iii-

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote virtually, you may withdraw your proxy and vote virtually at the Special Meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of Broad Capital Acquisition Corp. and look forward to a successful completion of the Business Combination.

Sincerely,
[●], 2024
/s/ Johann Tse
Johann Tse
Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2024 and is expected to be first mailed to Company stockholders on or about [●], 2024.

-iv-

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

BROAD CAPITAL ACQUISITION CORP.

TO BE HELD [●], 2024

To the Stockholders of Broad Capital Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2024 annual meeting of the stockholders of Broad Capital Acquisition Corp., a Delaware corporation (the “Company”), will be held on [●], 2024 at [●]:00 [●].m.] Eastern Time (the “Special Meeting”). The Special Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at [●].

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Special Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Special Meeting, the chair or secretary of the Special Meeting will convene the meeting at 3:00 p.m. Eastern Time on the date specified above and at the offices of Nelson Mullins, 101 Constitution Avenue, Suite 900, Washington, D.C. 20001 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement at [●].

You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.	Business Combination Proposal—To consider and vote upon a proposal to approve the (i) redomestication of the Company as an Australian public limited company to be the parent entity of OMG following the Business Combination, (ii) liquidation of the Company such that all assets of the Company are, or shall be, transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser, and (iii) adoption of the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1). Subject to the terms of the Business Combination Agreement, the aggregate acquisition price for the Business Combination is up to approximately $75,000,000, payable in Purchaser Shares;

2.	Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding Purchaser Shares and the resulting change in control in connection with the Business Combination (Proposal No. 2);

3.	Charter Approval Proposal—To consider and vote upon a proposal to adopt the Constitution of OMGL Holdings Ltd, which is the Purchaser, in the form attached hereto as Annex B (Proposal No. 3);

4.	Governance Proposals—To consider and vote upon, on a non-binding advisory basis, separately presented proposals with respect to certain governance provisions in the Purchaser’s Constitution in accordance with SEC requirements (Proposal No. 4);

5.	Director Election Proposal—To consider and vote upon a proposal to elect two directors to the Purchaser’s board of directors (the “Purchaser Board”) to serve as the Purchaser’s directors for a term of three years expiring at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal (Proposal No. 5);

-v-

6.	Incentive Plan Proposal—To consider and vote upon a proposal to approve the Purchaser’s 2024 Stock Incentive Plan (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

7.	The Redemption Limitation Amendment Proposal—To consider and vote upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date, in the form set forth in Annex I to the accompanying proxy statement/prospectus (the “Redemption Limitation Amendment Proposal” or “Proposal No. 7”), to eliminate the limitation that the Company, or any entity that succeeds the Company as a public company, may not redeem Company Shares (as defined therein) in an amount that would cause the net tangible assets of the Company, or any entity that succeeds the Company as a public company, to be less than $5,000,001 (the “Redemption Limitation”); and

8.	Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal (Proposal No. 8).

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of the Company and OMG.

The record date for the Special Meeting is [●], 2024. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

To be admitted to the virtual Special Meeting, go to the webcast URL and enter your unique 12-digit control number. Stockholders participating in the virtual meeting will be in a listen-only mode and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the virtual meeting, virtual attendees will be able to submit questions before and during the meeting through the virtual meeting portal by typing in the “Submit a question” box. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. For technical assistance during the meeting, you can contact Continental Stock Transfer for assistance at (917) 262-2373, or via email at proxy@continentalstock.com.

Our Sponsor, officers, and directors have agreed to vote any “founder shares” or “private placement shares” they purchased before the closing of our initial public offering on January 14, 2022 (our “IPO”) and any public shares purchased during or after our IPO (including in open market and privately negotiated transactions, subject to the restrictions of Rule 14e-5 under the Exchange Act) in favor of our Business Combination. As of [__], 2024, our Sponsor and Insiders owned approximately 63.5% of our issued and outstanding Company Shares.

-vi-

Pursuant to our Amended and Restated Certificate of Incorporation, we will provide our public stockholders with the opportunity to redeem, upon the closing of the Business Combination, Company Shares, par value $0.000001 per share then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in our Trust Account that holds the proceeds (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto and/or to pay its franchise and income taxes) of our IPO (the “Trust Account”). The per-share amount we will distribute to our stockholders who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $3,555,674 that we will pay to the underwriters of our IPO, as well as other transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the amount of cash held in the Trust Account of $19,955,098 as of August 8, 2024, the estimated per share redemption price would have been approximately $11.62. Public stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of Company Shares included in the units sold in our IPO. We have no specified maximum redemption threshold under our Amended and Restated Certificate of Incorporation, other than the aforementioned 15%. We are not aware of any current individual stockholder or collective group of stockholders acting in concert that hold 15% or more of Company Shares. As a result, we have not factored this restriction into our analysis of the maximum redemption scenario.

Each redemption of Company Shares by our public stockholders will reduce the amount in our Trust Account, which held cash in the amount of $19,955,098 as of August 8, 2024. Unless the Redemption Limitation Amendment Proposal is approved, in no event will we redeem Company Shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000. In the event the Redemption Limitation Amendment Proposal is approved, we may redeem up to 1,701,414 Company Shares in the maximum redemption scenario and still retain sufficient working capital to consummate the Business Combination. Holders of our outstanding public rights do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our public stockholders exercise their redemption rights with respect to their Company Shares.

Our Company Restricted Stockholders have agreed to waive their redemption rights with respect to any Company Shares they hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any Company Shares owned by them in favor of the Business Combination and the proposals contemplated hereunder. As of [__], 2024, our Company Restricted Stockholders owned approximately 63.5% of our issued and outstanding Company Shares.

Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal at the Special Meeting. Each of the proposals at the Special Meeting, other than the Adjournment Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The presence, virtually or by proxy, at the Special Meeting of the holders of shares of outstanding Common Stock of the Company representing a majority of the voting power of all outstanding shares of Common Stock entitled to vote at the Special Meeting shall constitute a quorum in order to conduct business at the Special Meeting. Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding Company Shares entitled to vote thereon at the Special Meeting. Directors in the Director Election Proposal are elected by a plurality of the votes cast by the holders of our outstanding Company Shares represented virtually or by proxy and entitled to vote thereon at the Special Meeting; this means that the two individuals nominated for election to the Board who receive the most “FOR” votes will be elected. The Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

/s/ Johann Tse
Johann Tse
Chief Executive Officer
[●], 2024

-vii-

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is or may be important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, see the section entitled “Frequently Used Terms.”

●	Broad Capital Acquisition Corp., a Delaware corporation, which we refer to as “we,” “us,” “our,” or the “Company,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

●	Following the closing of the IPO and the Over-Allotment Closing, there were 13,149,966 Company Shares issued and outstanding, consisting of (i) 10,159,069 public shares, (ii) 2,539,767 Company Shares issued to our Sponsor prior to our IPO; (iii) 446,358 Private Placement Units purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO; and (iv) 4,772 Private Placement Units purchased by our Sponsor in a private placement which occurred simultaneously with the Over-Allotment Closing. There are currently no shares of Company preferred stock issued and outstanding. The Private Placement Units are comprised of one Company Share and one Company Right to receive one-tenth of a Purchaser Share at the Closing of the Business Combination. For more information regarding the Company Rights, see the section entitled “Description of the Securities.”

●	Holders of Company Shares, including the Founder Shares and Private Placement Shares, are entitled to one vote for each share held on all matters to be voted on by stockholders.

●	On January 10, 2023, the Company held a special meeting of its stockholders (the “First Extension Special Meeting”) to approve a proposal to amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments would allow the Company to extend the date by which it must complete an initial business combination from January 13, 2023 to October 13, 2023 by way of nine one-month extensions (the “First Extension Amendment”). Each such one-month extension required the Sponsor (or its affiliates or permitted designees) to deposit into the Trust Account an additional $0.0625 per share sold in our IPO in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Company’s initial business combination. In connection with the First Extension Special Meeting, the Company provided its public stockholders with the right to redeem their Company Shares, and holders of 4,227,461 Company Shares exercised their right to redeem those shares for cash at an approximate price of $10.25 per share, for an aggregate of approximately $43.35 million. On June 9, 2023, the Company held a special meeting of its stockholders (the “Second Extension Special Meeting”) to approve a proposal to further amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments would allow the Company to extend the date by which it must complete an initial business combination from October 13, 2023 to January 13, 2024 by way of three one-month extensions and would amend the amount the Sponsor (or its affiliates or permitted designees) would be required to deposit into the Trust Account in connection with each such extension from $0.0625 per share sold in our IPO to a flat fee of $150,000 per extension beginning with the extension payment due on June 13, 2023. In connection with the Second Extension Special Meeting, the Company provided its public stockholders with the right to redeem their Company Shares. Holders of 1,409,026 Company Shares exercised their right to redeem those shares for cash at an approximate price of $10.68 per share, for an aggregate of approximately $15.05 million. On January 8, 2024, the Company held a special meeting of its stockholders (the “Third Extension Special Meeting”) to approve a proposal to further amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments would allow the Company to extend the date by which it must complete an initial business combination from January 13, 2024 to January 13, 2025 by way of twelve one-month extensions and would amend the amount the Sponsor (or its affiliates or permitted designees) would be required to deposit into the Trust Account in connection with each such extension from a flat fee of $150,000 per extension to a flat fee of $60,000 per extension beginning with the extension payment due on January 13, 2024. In connection with the Third Extension Special Meeting, the Company provided its public stockholders with the right to redeem their Company Shares. Holders of 2,804,919 Company Shares exercised their right to redeem those shares for cash at an approximate price of $11.23 per share, for an aggregate of approximately $31.5 million. Following the Third Extension Special Meeting, there were 4,708,560 Company Shares issued and outstanding, consisting of (i) 1,717,663 public shares, (ii) 2,539,767 Founder Shares; and (iii) 451,130 shares included as part of the Private Placement Units.

●	On January 18, 2023, we and our Sponsor entered into the Business Combination Agreement with OMG and the Seller, pursuant to which, the Purchaser, our successor after the Redomestication Merger, will issue Purchaser Shares for all of the issued and outstanding Company Shares held by the Seller, thereby becoming the sole stockholder of OMG. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

●	On August 1, 2023, the Parties entered into BCA Amendment No. 1, which, among other matters, reduced the aggregate Exchange Consideration from $110.0 million to $90.0 million, comprised of 7.0 million Purchaser Shares to be paid at Closing, subject to adjustment, and 2.0 million Purchaser Shares to paid in connection with the Earnout, with all such Purchaser Shares having a deemed value of $10.00 per share. On January 9, 2024, the Parties entered into BCA Amendment No. 2, which, among other matters, clarified that although the Parties would continue to seek additional financing, the Purchaser would not be required to have any minimum amount of net tangible assets at Closing, clarified that at Closing, the Purchaser shall have become listed on any tier of the Nasdaq exchange, and extended the Outside Date (as defined in the BCA) from January 1, 2024 to April 30, 2024. Effective as of March 8, 2024, the Parties entered into BCA Amendment No. 3, which, among other matters, reduced the aggregate Exchange Consideration from $90.0 million to $75.0 million, comprised of $48.0 million in Purchaser Shares to be paid at Closing, subject to adjustment, and $27.0 million in Purchaser Shares to be paid in connection with the Earnout, with all such Purchaser Shares having a deemed value of $10.00 per share. Effective as of April 25, 2024, the Parties entered into BCA Amendment No. 4, which, among other matters, restructured the aggregate Exchange Consideration such that the aggregate Exchange Consideration will be comprised of $40.0 million in Purchaser Shares to be paid at Closing, subject to adjustment, and $35.0 million in Purchaser Shares to be paid in connection with the Earnout, with all such Purchaser Shares having a deemed value of $10.00 per share. Effective as of August 8, 2024, the Parties entered into BCA Amendment No. 5, which, among other matters, restructured the aggregate Exchange Consideration such that the aggregate Exchange Consideration will be comprised of $75.0 million in Purchaser Shares to be paid at Closing, subject to adjustment, and $32.0 million in Purchaser Shares to be paid in connection with the Earnout, with all such Purchaser Shares having a deemed value of $10.00 per share.

1

●	OMG is an Australian financial services technology group providing services to various client groups—Fintech, dealer groups and private wealth advisers, traders, and stockbrokers. For more information about OMG, see the sections entitled “Business of OMG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG” and “Management after the Business Combination.”

●	Subject to the terms of the Business Combination Agreement, the aggregate Exchange Consideration that we will pay for the Business Combination and related transactions is up to approximately $107.0 million plus Acquisition Exchange Consideration, if any. All of the consideration to be paid to the Seller will be in the form of Purchaser Shares. All Purchaser Shares will be valued at $10.00 per share for all purposes of the Business Combination Agreement. Approximately $75.0 million of the Exchange Consideration will be paid at Closing and adjusted based on the actual net indebtedness and net working capital of OMG at the Closing. Following Closing, Seller shall be entitled to receive up to an additional $32.0 million in Purchaser Shares as an Earnout if Purchaser meets certain post-closing revenue milestones. Adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to the Escrow Agreement, which Escrow Shares shall be released to either the Purchaser or the Seller based on the nature of the adjustment to the Exchange Consideration. Any such Purchaser Shares released to the Purchaser will be canceled.

●	The Earnout will only be payable if the Purchaser achieves certain revenue targets during the first three 12-month periods commencing with its fiscal year ending June 30, 2025. Up to 900,000 of the maximum 3.2 million Purchaser Shares comprising the Earnout may be earned during the first 12-month period, up to 900,000 of the maximum 3.2 million Purchaser Shares comprising the Earnout may be earned during the second 12-month period, and up to 900,000 of the maximum 3.2 million Purchaser Shares comprising the Earnout may be earned during the third 12-month period if the Purchaser achieves actual revenues that exceed certain agreed upon thresholds for each such period. The thresholds are A$22,003,659 for the year ending June 30, 2025, A$30,122,019 for the fiscal year ending June 30, 2026, and A$64,191,808 for the fiscal year ending June 30, 2027. Assuming actual revenues exceed threshold revenues for the applicable earnout period, the amount of the Earnout to be paid, in Purchaser Shares, would be calculated as follows: actual revenues less threshold revenues divided by “target revenues” less threshold revenues. “Target revenues” for each of the earnout periods are A$27,504,574 for the year ending June 30, 2025, A$37,652,524 for the year ending June 30, 2026 and A$80,239,761 for the year ending June 30, 2027. Further, up to an additional 500,000 Purchaser Shares may be earned in the first 12-month period if actual revenues exceed A$16,000,000, with the full 500,000 Purchaser Shares being earned if actual revenues are equal to or greater than A$17,500,000; if the additional 500,000 Purchaser Shares are not earned in the first 12-month period, they will be released to the Purchaser from the escrow account and cancelled. In addition, the Earnout provides that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics.

●	Adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to the Escrow Agreement. Escrow Shares will be held by the escrow agent for three purposes: (a) to compensate the Company if the actual net working capital is less than that estimated at Closing or the actual net indebtedness is more than estimated at Closing; (b) to compensate the Seller if the Company becomes entitled to some or all of the Earnout; and (c) to reimburse the Company for any claims and indemnity losses pursuant to the Business Combination Agreement. For more information about the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

●	It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders (excluding the Company Restricted Stockholders) will retain an ownership interest of approximately 20.6% in the Purchaser; (ii) the Company Restricted Stockholders will own approximately 22.9% of the post-combination company with respect to their Founder Shares and Private Placement Shares; and (iii) the Seller will own approximately 56.5% of the Purchaser. The ownership percentages with respect to the Purchaser following the Business Combination (a)(1) include the issuance of additional Purchaser Shares upon the conversion of Company Rights into Purchaser Shares that will occur at the Closing of the Business Combination, (2) assume that there will not be any Closing adjustments due to Closing Net Indebtedness or Estimated Net Working Capital, and (3) assume that all Adjustment Escrow Shares and Indemnification Escrow Shares are ultimately released to Seller, but (b)(1) exclude the issuance of Purchaser Shares upon completion of the Business Combination under the Incentive Plan, (2) exclude the redemption of Company Shares held by the Company’s public stockholders pursuant to our Amended and Restated Certificate of Incorporation just prior to Closing, and (3) assume that we do not issue any additional Purchaser Shares prior to Closing, such as for a PIPE or in payment of transaction expenses. If the actual facts are different than these assumptions (which they are likely to be, though the degree and direction of such a difference is not predictable), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For instance, the Enhanced indebtedness exceeds $20 million and is not expected to be repaid prior to the Closing. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor–and OMG - Financing Arrangements,” “Risk Factors – Risks Related To The Business Combination - Redemption Sensitivity Analysis Table” and “Unaudited Pro Forma Condensed Combined Financial Information.”

2

●	Our management and Board considered various factors in determining whether to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, including the revenue and earnings growth potential of OMG, and the strength of OMG’s management team, which the Board believes positions OMG for future growth and profitability. For more information about our Board’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

●	Pursuant to our Amended and Restated Certificate of Incorporation, in connection with the Business Combination, holders of our public shares may elect to have their Company Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Amended and Restated Certificate of Incorporation. As of August 8, 2024, the redemption price per share would have amounted to approximately $11.62, based on the aggregate amount on deposit in the Trust Account of approximately $19,955,098 (including interest not previously released to the Company to pay its franchise and income taxes), divided by the total number of then outstanding Company Shares. Exercise of redemption rights will not affect a holder’s ownership of Company Rights. Thus, if a holder exercises its redemption rights, then such holder will be exchanging its Company Shares for cash, but the holder will retain its Company Rights, each ten of which will automatically convert into one Purchaser Share at the Closing, and thus such holder will reduce but in general not eliminate its ownership of Purchaser Shares in the post-combination company, and will continue to participate, at a substantially reduced level, in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting. As of [__], 2024, the closing price of one Company Right was $[__]. See the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

●	In addition to voting on the proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereunder, including the Business Combination, at the Special Meeting, the stockholders of the Company will be asked to vote on:

○	a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding Purchaser Shares and the resulting change in control in connection with the Business Combination (the “Nasdaq Proposal” or “Proposal No. 2”);

○	a proposal to adopt the Constitution of OMGL Holdings Ltd, which is the Purchaser, in the form attached hereto as Annex B (the “Charter Approval Proposal” or “Proposal No. 3”);

○	separately presented proposals with respect to certain governance provisions in the Constitution, which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis (each a “Governance Proposal,” and collectively, the “Governance Proposals” or “Proposal No. 4”);

○	a proposal to elect two directors to the Purchaser Board to serve in a class of directors whose terms expire at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal” or “Proposal No. 5”);

○	a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 6”);

3

○	a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date, in the form set forth in Annex I to the accompanying proxy statement/prospectus (the “Redemption Limitation Amendment Proposal” or “Proposal No. 7”) to eliminate the limitation that the Company, or any entity that succeeds the Company as a public company, may not redeem Company Shares (as defined therein) in an amount that would cause the net tangible assets of the Company, or any entity that succeeds the Company as a public company, to be less than $5,000,001 (the “Redemption Limitation”); and

○	a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal (the “Adjournment Proposal” or “Proposal No. 8”).

See the sections entitled “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Nasdaq Proposal,” “Proposal No. 3—The Charter Approval Proposal,” “Proposal No. 4—The Corporate Governance Proposals,” “Proposal No. 5—The Director Election Proposal,” “Proposal No. 6—The Incentive Plan Proposal,” “Proposal No. 7—The Redemption Limitation Amendment Proposal,” and “Proposal No. 8—The Adjournment Proposal.” Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal at the Special Meeting. Each of the proposals at the Special Meeting, other than the Adjournment Proposal, is conditioned on the approval of the others. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

●	The Company Restricted Stockholders are expected to vote all 2,990,897 of their Company Shares, which currently represent 63.5% of the Company’s outstanding Company Shares, in favor of the Business Combination. Accordingly, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Incentive Plan Proposal, and the Adjournment Proposal will not require additional holders to vote in favor of such proposals.

●	Upon consummation of the Business Combination, we anticipate that the Purchaser Board will be comprised of seven directors, which shall be divided into three classes, with the first class consisting of two directors with an initial term that expires in 2027, the second class consisting of three directors with an initial term that expires in 2025, and the third class consisting of two directors with an initial term that expires in 2026. Such directors shall serve until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. See the sections entitled “Proposal No. 3—The Charter Approval Proposal” and “Management After the Business Combination” for additional information.

●	Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of certain stockholder approvals contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal — The Business Combination Agreement—Conditions to Closing of the Business Combination.”

●	The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by certain parties in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal — The Business Combination Agreement—Termination.”

●	The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

●	Certain executive officers of OMG have entered, or will enter, into employment agreements with OMG. For more information about the Executive Employment Agreement, see the section entitled “Executive Compensation—Employment Agreements.”

4

●	At the closing of the Business Combination, we, OMG, the Seller, and the Sponsor will, as applicable, enter into (i) the Lock-Up Agreement, pursuant to which, among other things, and subject to certain exceptions, the Purchaser Shares held by the Seller or any such other person or entity will be locked-up for a period of up to twelve months from the date of the Closing, in accordance with the terms set forth therein, and (ii) the Business Combination Registration Rights Agreement pursuant to which, among other things, the Purchaser will be obligated to file a registration statement to register the resale of the Purchaser Shares held by the Seller. The Business Combination Registration Rights Agreement will also provide the Seller with “piggy-back” registration rights, subject to certain requirements and customary conditions, and (iii) the Non-Competition Agreement, pursuant to which the Seller will agree not to (i) compete with the business of the post-combination company for a period of five (5) years following the Closing, among other matters, or (ii) solicit the employees or customers of the Purchaser, OMG, or their affiliates for a period of five (5) years following the Closing, among other matters.

●	In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers may have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

○	the Company Restricted Stockholders have no right to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

○	the Company Restricted Stockholders have no rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 13, 2025, unless the period in which we must complete an initial business combination is further extended pursuant to our Amended and Restated Certificate of Incorporation;

○	the Company Restricted Stockholders paid an aggregate of $25,000 for 2,539,767 Founder Shares, which will have a significantly higher value at the time of the Business Combination and if unrestricted and freely tradable would be valued at approximately $[__] million, based upon the closing trading price of the Company Shares on [__], 2024 (but, given the restrictions on such shares, we believe such shares have less value);

○	the fact that our Sponsor, is entitled to receive reimbursement of an aggregate of $110,000 only if the Business Combination closes, which amount represents unpaid support fees (for office space, secretarial and administrative support provided to the Company;

○	our Sponsor paid an aggregate of approximately $4,511,300 for their 451,130 Private Placement Units, each of which consists of one Private Placement Share and one Private Placement Right, which is one Company Right to receive one-tenth of a Purchaser Share at the Closing of the Business Combination. Such Private Placement Rights will expire worthless if a business combination is not consummated by January 13, 2025 unless the period in which we must complete an initial business combination is further extended pursuant to our Amended and Restated Certificate of Incorporation;

○	when combining the price the Company Restricted Stockholders paid for their Founder Shares and the Private Placement Units, following the Closing of the Business Combination and the conversion of all Company Rights, our Company Restricted Shareholders will have paid $[__] for each Purchaser Share, meaning that they will be able to earn a positive rate of return on their overall investment in the Purchaser if the trading price of the Purchaser Shares exceeds $[__] per share even though our public shareholders would experience a negative rate of return at such trading price;

5

○	the continued right of our Company Restricted Stockholders to hold our Company Shares and the Purchaser Shares to be issued to our Sponsor upon conversion of its Purchaser Rights following the Business Combination, is subject to certain lock-up periods;

○	if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

○	the anticipated continuation of one of our existing directors, Mr. Tse, as a director of the post-combination company;

○	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

○	our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 13, 2025, unless the period in which we must complete an initial business combination is further extended pursuant to our Amended and Restated Certificate of Incorporation—please see the “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” section of this proxy statement/prospectus for more information; and

○	that pursuant to the IPO Registration Rights Agreement, the Company Restricted Stockholders are entitled to registration of their Founder Shares and Private Placement Units at the time of the consummation of the Business Combination.

●	On January 10, 2023, our Amended and Restated Certificate of Incorporation was amended to provide that the period in which we must complete an initial business combination may be extended from January 13, 2023 until October 13, 2023, subject to nine one-month extensions. On June 13, 2023, our Amended and Restated Certificate of Incorporation was further amended to provide that the period in which we must complete an initial business combination may be extended from October 13, 2023 until January 13, 2024, subject to three additional one-month extensions, assuming that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. On January 9, 2024, our Amended and Restated Certificate of Incorporation was further amended to provide that the period in which we must complete an initial business combination may be extended from January 13, 2024 until January 13, 2025, subject to twelve additional one-month extensions, assuming that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. As amended, the required payment for each monthly extension shall constitute the deposit by the Sponsor (or its affiliates or permitted designees) into the Trust Account of $60,000 for each such one-month extension beginning on January 13, 2024 until January 13, 2025, unless the closing of the Company’s initial business combination shall have in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. If a business combination is not consummated, the unsecured promissory note may go unpaid, and the Sponsor (or its affiliates or permitted designees) would not recover the amounts deposited in exchange for the extensions of the period in which the Company must complete an initial business combination.

6

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” refer to Broad Capital Acquisition Corp., and the term “post-combination company” refers to the Company following the consummation of the Business Combination. Unless otherwise stated or unless the context otherwise requires, all dollar amounts are provided in U.S. dollars.

In this proxy statement/prospectus:

“A$” means Australian dollars.

“ACN” means Australian Company Number.

“Acquisition Contribution and Exchange” means Purchaser’s acquisition of OMG by issuing Purchaser Shares to the Seller in exchange for the contribution by the Seller of all of the OMG Shares owned by the Seller.

“Adjustment Escrow Shares” means 100,000 Purchaser Shares.

“Adjustment Exchange Consideration” means a number of Purchaser Shares, if any, with an aggregate value equal to the excess of the Net Working Capital over the Estimated Net Working Capital, which Purchaser Shares shall have a deemed price of $10.00 per share.

“Amended and Restated Certificate of Incorporation” means our Amended and Restated Certificate of Incorporation, dated January 10, 2022, as amended on January 11, 2023, June 12, 2023, and January 9, 2024.

“ASIC” means the Australian Securities and Investments Commission.

“ASX” means the Australian Stock Exchange.

“August 2022 Transaction” means the transaction in which OMG acquired all of the stock in the material operating subsidiaries of OMG Predecessor, being substantially all the assets of OMG Predecessor.

“Australian Companies Act” means the Australian Corporations Act 2001 (Cth).

“BCA Amendment No. 1” means that certain BCA Amendment No. 1, dated as of August 1, 2023, by and among the Company, OMG, the Sponsor, and the Seller.

“BCA Amendment No. 2” means that certain BCA Amendment No. 2, effective as of January 9, 2024, by and among the Company, OMG, the Sponsor, the Seller, and the Purchaser.

“BCA Amendment No. 3” means that certain BCA Amendment No. 3, effective as of March 8, 2024, by and among the Company, OMG, the Sponsor, the Seller and the Purchaser.

“BCA Amendment No. 4” means that certain BCA Amendment No. 4, effective as of April 25, 2024, by and among the Company, OMG, the Sponsor, the Seller and the Purchaser.

“BCA Amendment No. 5” means that certain BCA Amendment No. 5, effective as of August 8, 2024, by and among the Company, OMG, the Sponsor, the Seller and the Purchaser.

“Board” means the board of directors of the applicable company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Acquisition Contribution and Exchange.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of January 18, 2023 (as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No.3, BCA Amendment No.4, BCA Amendment No. 5, and as it may be further amended from time to time), by and among the Company, OMG, the Sponsor, the Seller, and the Purchaser.

“Business Combination Registration Rights Agreement” means that certain registration rights agreement, to be entered into as of the closing of the Business Combination, by and among the Purchaser, the Seller, and certain other Purchaser stockholders, in the form attached hereto as Annex F.

“Closing Exchange Consideration” means the Estimated Closing Exchange Consideration plus the Adjustment Escrow Shares, if any, released to the Seller, plus the Adjustment Exchange Consideration, if any, released to the Seller.

7

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Broad Capital Acquisition Corp., a Delaware corporation.

“Company Restricted Stockholders” means the Company’s Sponsor, officers and directors.

“Company Right” means the right to receive one-tenth of one Company Share upon closing of the Business Combination.

“Company Shares” means the shares of common stock, par value $0.000001 per share, of the Company.

“Company Unit” means a unit of the Company, comprised of one Company Share and one Company Right.

“Constitution” means the Constitution of OMGL Holdings Ltd, an Australian public limited company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earnout” means the contingent Exchange Consideration, not to exceed 3,200,000 Purchaser Shares.

“Employment Agreement” means that certain form of employment agreement by and between OMG and each of the following executive officers of OMG: Daniel Jowett, Nick Hornstein, Hetal Majithia, Aurelien Garreau, Scott Anderson and Robert Forbes.

“Escrow Agreement” means the agreement substantially in the form attached hereto as Annex H between Continental Stock Transfer & Trust Company, Seller, the Purchaser, as the successor to the Company, and Indemnified Party Representative with respect to the Escrow Shares.

“Escrow Shares” means, collectively, the Adjustment Escrow Shares (100,000 Purchaser Shares), the Earnout Escrow Shares (3,200,000 Purchaser Shares) and the Indemnification Escrow Shares (a to be determined number of Purchaser Shares based on the Estimated OMG Investigations and Disputes Losses), in each case as defined in the Business Combination Agreement.

“Estimated Closing Exchange Consideration” means 7,500,000 Purchaser Shares (a) minus the amount of the estimated Closing net indebtedness, (b) minus the amount of the Estimated OMG Investigations and Disputes Losses, (c) plus the amount by which the estimated net working capital exceeds the net working capital target, or minus the amount by which the net working capital target exceeds the estimated net working capital, with all such adjustments (a) through (c) being made by addition or subtraction of Purchaser Shares with a deemed value of $10.00 per share.

“Estimated OMG Investigations and Disputes Losses” means the estimated amount of certain losses that may be incurred by OMG as a result of certain ongoing investigations and disputes concerning OMG.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means the Closing Exchange Consideration plus (i) the Earnout paid to Seller, if any, pursuant hereto, and (ii) the Indemnification Escrow Shares (as defined in the Business Combination Agreement) released to the Seller, if any, pursuant hereto and pursuant to the Escrow Agreement.

8

“FIRB” means the Australian Government Foreign Investment Review Board.

“First Extension Special Meeting” means the special meeting of the stockholders of the Company held on January 10, 2023, at which such stockholders approved, among other matters, the amendment of the Company’s Amended and Restated Certificate of Incorporation and the Trust Agreement to allow the Company to extend the date by which the Company must complete its initial business combination from January 13, 2023 to October 13, 2023, on a month-to-month basis up to nine times.

“Founder Shares” means 2,539,767 Company Shares, all of which are held by our Sponsor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Incentive Plan” means the OMGL Holdings Ltd 2024 Incentive Plan, in the form attached as Annex C to this proxy statement/prospectus, to become effective at the closing of the Business Combination.

“Indemnification Escrow Shares” means a number of Purchaser Shares initially equal to the Estimated OMG Investigations and Disputes Losses, based on the value assigned to each potential loss or each such investigation or dispute as agreed by the Company and OMG, and based on a deemed value of $10.00 per Purchaser Share.

“Indemnified Party Representative” means our Sponsor.

“Insiders” means the Company’s officers and directors.

“IPO” means the Company’s initial public offering, consummated on January 13, 2022, through the sale of 10,159,069 public units (including 159,069 public units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per unit.

“IPO Registration Rights Agreement” means that certain registration rights agreement, dated January 10, 2022, by and among the Company, the Sponsor, and certain other securityholders of the Company.

“Lock-Up Agreement” means that certain lock-up agreement by and among the Purchaser, as the successor to the Company, the Seller, and any person or entity who receives Purchaser Shares on behalf of the Seller to be entered into at the closing of the Business Combination.

“Liquidation” means the liquidation of the Company to be initiated following the Redomestication Merger and prior to the Acquisition Contribution and Exchange, such that all assets of the Company are, or shall be, transferred to and all liabilities of the Company are, or shall be, assumed by Purchaser.

“Merger Sub” means OMGH Merger Sub Corp., a to-be-formed Delaware corporation.

“Nasdaq” means The Nasdaq Stock Market, LLC or any tier of The Nasdaq Stock Market, as the context requires.

“Nelson Mullins” means Nelson Mullins Riley & Scarborough LLP, counsel to the Company.

9

“Non-Competition Agreement” means that certain non-competition and non-solicitation agreement by and among the Company, the Seller, and OMG to be entered into at the closing of the Business Combination.

“OMG” means Openmarkets Group Pty Ltd (ACN 660 155 000), an Australian proprietary limited company, and where the context requires, its subsidiaries.

“OMG Predecessor” means ACN 159 661 453 Ltd. (the entity formerly known as Openmarkets Group Ltd), whose ACN is also 159 661 453), an Australian limited company, which owned and operated the business now substantially owned and operated by OMG until August 30, 2022.

“OMG Shares” means all of the issued and outstanding shares of capital stock of OMG.

“Openmarkets” means Openmarkets Australia Ltd (ACN 090 472 012), an Australian limited company, and the core brokerage business operated by it.

“Private Placement Shares” means those Company Shares issued to our Sponsor in a private placement on the IPO closing date.

“Private Placement Units” means those units, each comprised of one Company Share and one Company Right to receive one-tenth of a Purchaser Share at the Closing of the Business Combination, issued to our Sponsor in a private placement on the IPO closing date.

“public shares” means Company Shares included in the units issued in the Company’s IPO.

“public stockholders” means holders of public shares, including our Sponsor to the extent our Sponsor holds public shares, provided, that our Sponsor will be considered a “public stockholder” only with respect to any public shares held by it.

“public units” or “units” means one Company Share and one Company Right, whereby each public right entitles the holder thereof to receive one-tenth of a Purchaser Share at the Closing of the Business Combination.

“public rights” means the Company Rights included in the Company Units issued in the Company’s IPO, each of which entitles the holder to receive one-tenth of a Purchase Shares at the Closing of the Business Combination.

“Purchaser” means Broad Capital Acquisition Ltd, an Australian public limited company formed on March 16, 2023, which name will be amended at Closing to be OMGL Holdings Ltd.

“Purchaser Parties” means the Company, Purchaser and Merger Sub.

“Purchaser Shares” means ordinary shares of the post-combination Purchaser.

“Purchaser Right” means the right to receive one-tenth of one Purchaser Share upon the Closing of the Business Combination.

“Purchaser Unit” means one Purchaser Share and one Purchaser Right.

“record date” means ____________.

10

“Redomestication Merger” means the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Purchaser, which is an Australian public limited company.

“Related Agreements” means, collectively, the Lock-Up Agreement, the Business Combination Registration Rights Agreement, the Non-Competition Agreement, the Employment Agreements and the Escrow Agreement.

“Rights Agent” means Continental Stock Transfer & Trust Company.

“SEC” means the United States Securities and Exchange Commission.

“Seller” means BMYG OMG Pty Ltd (ACN 620 123 471) an Australian proprietary limited company and, in its capacity as trustee, the sole stockholder of record of OMG.

“Second Extension Special Meeting” means the special meeting of the stockholders of the Company held on June 9, 2023, at which such stockholders approved, among other matters, the amendment of the Company’s Amended and Restated Certificate of Incorporation and the Trust Agreement to allow the Company to extend the date by which the Company must complete its initial business combination from October 13, 2023 to January 13, 2024, on a month-to-month basis up to three times.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the stockholders of the Company that is the subject of this proxy statement/prospectus.

“Sponsor” means Broad Capital LLC, a Delaware limited liability company.

“Stockholder Approval Matters” means proposal numbers 1 through 7 as set forth in this proxy statement/prospectus.

“Third Extension Special Meeting” means the special meeting of the stockholders of the Company held on January 8, 2024, at which such stockholders approved, among other matters, the amendment of the Company’s Amended and Restated Certificate of Incorporation and the Trust Agreement to allow the Company to extend the date by which the Company must complete its initial business combination from January 13, 2024 to January 13, 2025, on a month-to-month basis up to twelve times.

“TradeFloor” means TradeFloor Pty Ltd (ACN 603 351 024), an Australian proprietary limited company, and where the context requires, the options risk management software operated by it.

“TradeFloor Holdings” means TradeFloor Holdings Pty Ltd (ACN 603 342 329), an Australian proprietary limited company.

“TradeFloor IPCO” means TradeFloor IPCO Pty Ltd (ACN 603 351 015), an Australian proprietary limited company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated January 10, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as amended to date.

“Trustee” means Continental Stock Transfer & Trust Company.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

11

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which will be held on [●], 2024 at [●]:00 [●].m.] Eastern Time. The Special Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at [●].

Q:	Why am I receiving this proxy statement/prospectus?

A:	Our stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Business Combination Agreement providing for, among other things, the contribution of all of the issued and outstanding OMG Shares by the Seller in exchange for the Exchange Consideration (the “Acquisition Contribution and Exchange” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). As a result of the Acquisition Contribution and Exchange, the Company will own 100% of the issued and outstanding OMG Shares. You are being asked to vote on the Business Combination between us and OMG. Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid in connection with the Business Combination will be between approximately $75.0 million and $107.0 million, to be paid in newly-issued Purchaser Shares (with a deemed value of $10.00 per share). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important, regardless of the number of Company Shares or units you own. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on [●], 2024 at [●]:00 [●].m. Eastern Time. The Special Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at [●].

To be admitted to the virtual Special Meeting, go to the webcast URL address and enter your unique 12-digit control number. Registered stockholders received a notice and access instruction form or proxy card from Continental Stock Transfer. Both forms contain instructions on how to attend the virtual Special Meeting, along with your control number. Beneficial investors, who own their investments through a bank or broker, will need to contact Continental Stock Transfer to receive a control number. If you do not have your control number, contact Continental Stock Transfer at (917) 262-2373, or via email at proxy@continentalstock.com.

12

You can pre-register to attend the virtual meeting starting [●], 2024 at [9:00 a.m.] Eastern Time. To pre-register, enter the webcast URL address into your browser and enter your control number, name and email address. Once you pre-register, you may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. Stockholders participating in the virtual meeting will be in a listen-only mode and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the virtual meeting, virtual attendees will be able to submit questions before and during the meeting through the virtual meeting portal by typing in the “Submit a question” box. For technical assistance during the meeting, you can contact Continental Stock Transfer for assistance at (917) 262-2373, or via email at proxy@continentalstock.com.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1-888-742-1305 (toll-free), outside the U.S., and Canada +1-516-937-3258 (standard rates apply). When prompted enter the pin number [●]. The telephone line will be listen-only, and you will not be able to vote or enter questions during the meeting via telephone.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Special Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Special Meeting, the chair or secretary of the Special Meeting will convene the meeting at 3:00 p.m. Eastern Time on the date specified above and at the offices of Nelson Mullins, 101 Constitution Avenue, Suite 900, Washington, D.C. 20001 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement at [●].

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	The Company’s stockholders are being asked to approve the following proposals, which are collectively referred to as the Stockholder Approval Matters:

1.	Business Combination Proposal—To adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Redomestication Merger, Liquidation and the Acquisition Contribution and Exchange (Proposal No. 1);

2.	Nasdaq Proposal—To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock and the resulting change in control in connection with the Business Combination (Proposal No. 2)

3.	Charter Approval Proposal—To consider and act upon a proposal to adopt the new Constitution in the form attached hereto as Annex B (Proposal No. 3);

4.	Governance Proposals—To consider and act upon separately presented proposals with respect to certain governance provisions in the new Constitution, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (Proposal No. 4);

13

5.	Director Election Proposal—To consider and vote upon a proposal to elect two directors to the Purchaser Board to serve in a class of directors whose terms expire at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal (Proposal No. 5);

6.	Incentive Plan Proposal—To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

7.	The Redemption Limitation Amendment Proposal—To consider and vote upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date, in the form attached hereto as Annex I, to eliminate the limitation that the Company, or any entity that succeeds the Company as a public company, may not redeem Company Shares (as defined therein) in an amount that would cause the net tangible assets of the Company, or any entity that succeeds the Company as a public company, to be less than $5,000,001 (Proposal No. 7); and

8.	Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal (Proposal No. 8).

Q:	Are the proposals conditioned on one another?

A:	Yes. Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Redemption Limitation Amendment Proposal. Each of the proposals at the Special Meeting, other than the Adjournment Proposal, is conditioned on the approval of the others. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal do not receive the requisite vote for approval at the Special Meeting, subject to waiver by the parties pursuant to the Business Combination Agreement, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by January 13, 2025, unless the period in which we must complete an initial business combination is further extended pursuant to our Amended and Restated Certificate of Incorporation, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:	Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:	Under our Amended and Restated Certificate of Incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination. The approval of the Business Combination is required under our Amended and Restated Certificate of Incorporation. In addition, such approval is also a condition to the closing of the Business Combination under the Business Combination Agreement.

14

Q:	What revenues and profits/losses have OMG Predecessor and OMG generated in the last two years?

A:	For the fiscal year ended June 30, 2022, OMG Predecessor had total revenue from contracts with customers from continued and discontinued operations of A$15.5 million, and losses after tax of A$31.1 million. For the fiscal year ended June 30, 2023, OMG and OMG Predecessor had total combined revenue from continued and discontinued operations of A$11.8 million, and losses after tax of $43.8 million. We note, however, that only the results of the “continuing operations” of OMG and the “discontinued operations” of OMG Predecessor represent the results of the current business of OMG. For additional information, including regarding the basis of presentation of the foregoing figures, see the sections entitled “Summary Historical Financial Information of OMG Predecessor and “OMG” and Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG.”

Q:	What will happen in the Business Combination?

A:	Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, the Company will first complete the Redomestication Merger and become a subsidiary of the Purchaser, an Australian public limited company, then the Company will complete the Liquidation and transfer all of its assets and liabilities to Purchaser, and finally, the Purchaser will acquire OMG in the Acquisition Contribution and Exchange. We refer to this series of transactions collectively as the “Business Combination.” At the closing of the Business Combination contemplated by the Business Combination Agreement, the Purchaser (the successor in interest to the Company following the Redomestication Merger and the Liquidation) will acquire 100% of the issued and outstanding OMG Shares. As a result of the Acquisition Contribution and Exchange, the Purchaser will become the sole stockholder of OMG.

Q:	Why is the Company referred to as the Purchaser after the proposed Business Combination?

A:	The Closing of the Business Combination consists of two steps. In the first step, the Company will merge with a subsidiary of a newly formed Australian entity that we refer to as the Purchaser, and each Company Share will be exchanged for a Purchaser Share. Then, following the Liquidation in which the Company’s assets and liabilities are assumed by the Purchaser as a successor-in-interest to the Company, the Purchaser will acquire OMG in the Acquisition Contribution and Exchange. Although the Purchaser will initially succeed the Company and be owned by all of the Company stockholders, it will be a newly formed entity, and thus we refer to it as the Purchaser.

Q:	Why is the Company redomesticating to Australia as part of the Business Combination?

A:	OMG is an Australian company and does business solely in Australia. After the Company acquires OMG, it will initially do business solely in Australia as well. From both a tax and ease of operations perspective, we favor Australia for the country of formation of the post-Business Combination company.

15

Q:	What happens to the Company Rights at the Closing of the Business Combination?

A:	As part of the Redomestication Merger, all Company Rights will be exchanged for Purchaser Rights, and in connection with the Acquisition Contribution and Exchange and the closing of the Business Combination, each ten (10) Purchase Rights will be converted into one Purchaser Share.

Q:	Following the Business Combination, will the Purchaser’s securities, representing my stake in the Company, continue to trade on a stock exchange?

A:	Yes. Following the Business Combination, the Company will be succeeded by the Purchaser and you will own securities in the Purchaser. The closing of the Business Combination is contingent upon, among other things, the Purchaser Shares being listed on Nasdaq, subject to the consummation of the Business Combination, and, accordingly, we intend to apply to continue the listing of the post-combination Purchaser Shares on Nasdaq under the symbol “OMG” prior to the closing of the Business Combination. At the Redomestication Merger, which is the first step of the Closing, the Company Units, Company Shares and Company Rights will be exchanged for Purchaser Units, Purchaser Shares and Purchaser Rights. As part of the Closing, immediately after the Redomestication Merger and Liquidation, the Purchaser will acquire OMG pursuant to the Acquisition Contribution and Exchange and all of the Purchaser Rights will be converted into Purchaser Shares. At that point, there will no longer be any Purchaser Units or Purchaser Rights, which is why we only intend to apply to continue the listing of the post-combination Purchaser Shares on Nasdaq.

Q:	How has the announcement of the Business Combination affected the trading price of the Company’s securities?

A:	On January 18, 2023, the trading date before the public announcement of the Business Combination, the Company Shares, Company Rights and Company Units closed at $10.37, $0.10 and $10.43, respectively. On [__], 2024, the trading date immediately prior to the date of this proxy statement/prospectus, the Company Shares, Company Rights and Company Units closed at $[__], $[__], and $[__], respectively.

Q:	How will the Business Combination impact the shares of the Company outstanding after the Business Combination?

A:	As a result of the Business Combination and the consummation of the transactions contemplated thereby, the amount of Purchaser Shares outstanding, upon consummation of the Business Combination will increase from 4,708,560 Company Shares to approximately 13,519,580 Purchaser Shares, including 3,036,010 Purchaser Shares held by the Sponsor (assuming that no Company Shares are redeemed and that 1,061,019 Purchaser Shares are issued to the holders of Company Rights at the Closing of the Business Combination, 3,200,000 Purchaser Shares are issued in full satisfaction of the Earnout, and awards for 250,000 Purchaser Shares are issued under the Incentive Plan), following the closing of the Business Combination and the payment in full of the Exchange Consideration to the Seller. This increase in the number of Purchaser Shares outstanding will be dilutive to the public stockholders except to the extent that the public stockholders will also own Company Rights that will be converted into Purchaser Shares at Closing. The sources of dilution are as follows:

●	With respect to Company stockholders who do not hold Company Rights, the conversion of Company Rights held by public stockholders, including those who redeemed their Company Shares, into Purchaser Rights and the subsequent exercise thereof;
●	With respect to all Company stockholders, the issuance of Purchaser Shares under the Incentive Plan; and
●	With respect to all Company stockholders, the issuance of any Earnout Shares following the Closing pursuant to the Earnout.

See “Risk Factors-Risk Factors Risks Related To The Business Combination” for a table summarizing the impact of the above sources of dilution.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:	No. The Company does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for OMG to access the U.S. public markets.

16

Q:	Will the management of OMG change in the Business Combination?

A:	We anticipate that the current executive officers of OMG will remain with OMG and the Purchaser following the Business Combination. See the section entitled “Management After the Business Combination” for additional information.

Q:	Who will serve on the Board of the post-combination company?

A:	Following the Business Combination, it is anticipated that Mr. Tse will continue to serve as a director of the post-combination company. Additionally, pursuant to the terms of the Business Combination Agreement and assuming the approval of the Director Election Proposal, Christian T. Blackwell, Songyu (Eric) Gao, Daniel Jowett, Naseema Sparks, Leah Fricke, and Glenda McLoughlin will also serve as directors of the post-combination company.

Q:	What equity stake will current stockholders of the Company and the Seller hold in the post-combination company after the closing?

A:

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders (excluding the Company Restricted Stockholders) will retain an ownership interest of approximately 20.6% in the Purchaser; (ii) the Company Restricted Stockholders will own approximately 22.9% of the post-combination company with respect to their Founder Shares and Private Placement Shares; and (iii) the Seller will own approximately 56.5% of the Purchaser. The ownership percentages with respect to the Purchaser following the Business Combination (a)(1) include the issuance of additional Purchaser Shares upon the conversion of Company Rights into Purchaser Shares that will occur at the Closing of the Business Combination, (2) assume that there will not be any Closing adjustments due to Closing Net Indebtedness or Estimated Net Working Capital, and (3) assume that all Adjustment Escrow Shares and Indemnification Escrow Shares are ultimately released to Seller, but (b)(1) exclude the issuance of Purchaser Shares upon completion of the Business Combination under the Incentive Plan, (2) exclude the redemption of Company Shares held by the Company’s public stockholders pursuant to our Amended and Restated Certificate of Incorporation just prior to Closing, and (3) assume that we do not issue any additional Purchaser Shares prior to Closing, such as for a PIPE or in payment of transaction expenses. If the actual facts are different than these assumptions (which they are likely to be, though the degree and direction of such a difference is not predictable), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For instance, the Enhanced indebtedness exceeds $20 million and is not expected to be repaid prior to the Closing. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor–and OMG - Financing Arrangements,”  “Risk Factors – Risks Related To The Business Combination - Redemption Sensitivity Analysis Table” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Business Combination Agreement, including the expiration of any applicable waiting period under the HSR Act and the approval by the stockholders of the Company of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Redemption Limitation Amendment Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement.”

Q:	Why is the Company proposing the Nasdaq Proposal?

A:	We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities, or that result in a change in control of the Company.

In connection with the Business Combination, we expect to issue up to approximately 7,500,000 Purchaser Shares to the Seller pursuant to the terms of the Business Combination Agreement. Because we may issue 20% or more of our outstanding Company Shares, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). In addition, pursuant to the terms of the Business Combination Agreement and as a result of the issuance of the Purchaser Shares to Seller, Seller will become the largest stockholder of the Purchaser and will be entitled to initially nominate a majority of the Board nominees, which represents a change in control of the Purchaser. For more information, see the section entitled “Proposal No. 2—The Nasdaq Proposal.”

17

Q:	Why is the Company proposing the Charter Approval Proposal?

A:	The new Constitution for the Purchaser that we are asking our stockholders to adopt in connection with the Business Combination (the “Charter Approval Proposal” or “Proposal No. 3”) has been prepared in accordance with the Australian Companies Act and provides for certain changes to our existing certificate of incorporation both to comply with Australian corporate law and to conform to public company charters (or “constitutions” as they are referred to in Australia) of companies in Australia that are similar to the Company. Pursuant to Delaware law and the Business Combination Agreement, we are required to submit the Charter Approval Proposal to the Company’s stockholders for adoption. For additional information see the section entitled “Proposal No. 3—Charter Approval Proposal.”

Q:	Why is the Company proposing the Governance Proposals?

A:	As required by applicable SEC guidance, the Company is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the new Constitution that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from Proposal No. 3, but pursuant to SEC guidance, the Company is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote and is not binding on the Company or its Board (separate and apart from the approval of Proposal No. 3). For additional information, see the section entitled “Proposal No. 4—The Governance Proposals.”

Q:	Why is the Company proposing the Director Election Proposal?

A:	This Special Meeting is being held in lieu of the 2024 annual meeting of the stockholders of the Company, at which the election of the class of directors whose terms expire at the annual meeting of our stockholders held in 2024 would otherwise be required. Additionally, pursuant to the Business Combination Agreement, we are obligated to expand the Purchaser Board to include seven members. As a result, in accordance with the DGCL and our charter and bylaws, the Company is setting forth a proposal to elect two directors to the Purchaser Board to serve in a class of directors whose terms expire at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.

The Purchaser Board currently consists of seven (7) directors and no vacant director seats. Upon consummation of the Business Combination, the Purchaser Board anticipates maintaining its size. See the sections entitled “Proposal No. 3— Charter Approval Proposal” and “Management After the Business Combination” for additional information.

18

Q:	Why is the Company proposing the Incentive Plan Proposal?

The Incentive Plan will promote ownership in the post-combination company by the employees, officers, non-employee directors and other service providers of the post-combination company and its subsidiaries and align the interests between these service providers and stockholders by providing compensation based on the value of, shares of the post-combination company’s common stock. See the section entitled “Proposal No. 6—The Incentive Plan Proposal” for additional information.

Q:	Why is the Company proposing the Redemption Limitation Amendment Proposal?

A:

The purpose of the Redemption Limitation Amendment Proposal is to eliminate from the Amended and Restated Certificate of Incorporation of the Company the Redemption Limitation in order to allow the Company to redeem Company Shares, irrespective of whether such redemption would exceed the Redemption Limitation. The Board believes it is in the best interests of the Company and its stockholders for the Company to eliminate the Redemption Limitation and be allowed to effect redemptions without any such limitation.

The Company believes that the Redemption Limitation which may prevent it from completing an initial business combination is not needed. The purpose of the Redemption Limitation was initially to ensure that the public shares not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the event that such public shares failed to be listed on an approved national securities exchange. The Company now intends to rely on a different exclusion set forth in the Exchange Act as a result of its securities being listed on Nasdaq. Because the public shares would not be deemed to be a “penny stock” as such securities are listed on a national securities exchange, the Company is presenting the Redemption Limitation Amendment Proposal to facilitate the consummation of the Business Combination. If the Redemption Limitation Amendment Proposal is not approved or not implemented and there are significant requests for redemption such that the Company’s net tangible assets would be less than $5,000,001 upon the consummation of an initial business combination, the Amended and Restated Certificate of Incorporation would prevent the Company from being able to consummate an initial business combination even if all other conditions to closing are met. See the section entitled “Proposal No. 7—The Redemption Limitation Amendment Proposal” for additional information.

Q:	Why is the Company proposing the Adjournment Proposal?

A:	We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Redemption Limitation Amendment Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Redemption Limitation Amendment Proposal are approved. In no event will our Board adjourn the Special Meeting or consummate the Business Combination beyond January 13, 2025, unless the period in which we must complete an initial business combination is further extended pursuant to our Amended and Restated Certificate of Incorporation. See the section entitled “Proposal No. 8—The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Company Shares before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Company Shares after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your Company Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Company Shares prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What constitutes a quorum at the Special Meeting?

A:	The presence, virtually or by proxy, at the Special Meeting of the holders of Company Shares representing a majority of the voting power of all outstanding Company Shares entitled to vote at the Special Meeting shall constitute a quorum in order to conduct business at the Special Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Sponsor, as of [__], 2024, owns approximately 63.5% of our issued and outstanding Company Shares, which will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 2,354,281 Company Shares would be required to achieve a quorum.

19

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:	The approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our Company Shares represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal, and the Adjournment Proposal. Our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote their Founder Shares and any public shares purchased during or after the IPO in favor of the Business Combination Proposal. As of [__], 2024, our Company Restricted Stockholders own approximately 63.5% of our Company Shares and will be able to vote all such Company Shares at the Special Meeting.

The approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of the voting power of our outstanding Company Shares entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

Directors are elected by a plurality of the votes cast by the holders of our outstanding Company Shares represented virtually or by proxy and entitled to vote thereon at the Special Meeting. This means that the two director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting and abstentions and broker non-votes will have no effect on the election of directors pursuant to the Director Election Proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:	If the Business Combination Proposal is not approved and we do not consummate a business combination by January 13, 2025, unless the period in which we must complete an initial business combination is further extended pursuant to our Amended and Restated Certificate of Incorporation, we will be required to dissolve and liquidate our Trust Account.

Q:	What are the recommendations of the Board?

A:	The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of our stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Approval Proposal, “FOR” each of the Governance Proposals, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers may have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See the section entitled “Proposal No. 1—The Business Combination Proposal— Interests of Certain Persons in the Business Combination” for additional information.

20

Q:	How does the Sponsor and the Company’s officers and directors intend to vote their shares?

A:	Our Sponsor, officers and directors are parties to a letter agreement pursuant to which they have agreed to vote any Founder Shares held by them and any public shares purchased during or after our initial public offering (our “IPO”) in favor of our Business Combination. As of [__], 2024, our Sponsor, officers and directors collectively own approximately 63.5% of our issued and outstanding Company Shares.

Q:	May the Company, its Sponsor or the Company’s directors or officers or their affiliates purchase shares in connection with the Business Combination?

A:	In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the Seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such selling stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such selling stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors or officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases would be effected at purchase prices that are no higher than the per-share pro rata portion of the Trust Account in accordance with Rule 14e-5 under the Exchange Act.

Q:	How many votes do I have at the Special Meeting?

A:	Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each Company Share held of record as of [●], 2024, the record date for the Special Meeting. As of the close of business on the record date, there were 4,708,560 outstanding Company Shares.

Q:	How do I vote?

A:	If you were a holder of record of our Company Shares on [●], 2024, the record date for the Special Meeting, you may vote with respect to the proposals virtually at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on [__], 2024.

21

Voting at the Virtual Meeting. The Special Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at [●]. To be admitted to the virtual Special Meeting, go to the webcast URL and enter your unique 12-digit control number. Registered stockholders received a notice and access instruction form or proxy card from Continental Stock Transfer. Both forms contain instructions on how to attend the virtual Special Meeting, along with your control number. Beneficial investors, who own their investments through a bank or broker, will need to contact Continental Stock Transfer to receive a control number. If you do not have your control number, contact Continental Stock Transfer at (917) 262-2373, or via email at proxy@continentalstock.com. For additional information, see the section entitled “Special Meeting of Company Stockholders.”

You can pre-register to attend the virtual meeting starting [●], 2024 at [9:00 a.m.] Eastern Time. To pre-register, enter the webcast URL address into your browser and enter your control number, name and email address. Once you pre-register, you may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. Stockholders participating in the virtual meeting will be in a listen-only mode and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the virtual meeting, virtual attendees will be able to submit questions before and during the meeting through the virtual meeting portal by typing in the “Submit a question” box. For technical assistance during the meeting, you can contact Continental Stock Transfer for assistance at (917) 262-2373, or via email at proxy@continentalstock.com.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1-888-742-1305 (toll-free), outside the U.S., and Canada +1-516-937-3258 (standard rates apply). When prompted enter the pin number [●]. The telephone line will be listen-only, and you will not be able to vote or enter questions during the meeting via telephone.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Special Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Special Meeting, the chair or secretary of the Special Meeting will convene the meeting at 3:00 p.m. Eastern Time on the date specified above and at the offices of Nelson Mullins, 101 Constitution Avenue, Suite 900, Washington, D.C. 20001 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement at https://www.cstproxy.com/[__].

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:	At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, while a failure to vote or abstention will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

22

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the virtual Special Meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at this Special Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

Broker non-votes will count as a vote “AGAINST” the Charter Approval Proposal but will not have any effect on the outcome of any other proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed herein so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting virtually and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

23

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	How will the Company’s Restricted Stockholders vote?

A:	We entered into a letter agreement with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, or Insiders has purchased any Company Shares during or after our IPO and, as of the date of this proxy statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. As of [__], 2024, our Company Restricted Stockholders own 63.5% of our issued and outstanding Company Shares and will be able to vote all such shares at the Special Meeting.

Q:	What interests do the Sponsor and the Company’s current officers and directors have in the Business Combination?

A:	Our Sponsor and the directors and officers of the Company may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

●	the fact that our Sponsor has no right to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

●	the fact that our Sponsor has no rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete an initial business combination by January 13, 2025, or if the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation, by the end of such period;

●	the fact that our Sponsor paid an aggregate of $25,000 for 2,539,767 Founder Shares, which will have a significantly higher value at the time of the Business Combination and if unrestricted and freely tradable would be valued at approximately $[__] million, based upon the closing trading price of the Company Shares on [__], 2024 (but, given the restrictions on such shares, we believe such shares have less value);

●	the fact that our Sponsor is entitled to receive reimbursement of an aggregate of $110,000 only if the Business Combination closes, which amount represents unpaid support fees (for office space, secretarial and administrative support provided to the Company;

24

●	the fact that our Sponsor paid an aggregate of approximately $4,511,300 for their 451,130 Private Placement Company Units, each of which consists of one Company Share and one Company Right to receive one-tenth of a Company Share at the Closing of the Business Combination. Such Company Rights will expire worthless if a business combination is not consummated by January 13, 2025, unless the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation;

●	the continued right of our Sponsor to hold our Company Shares and the Company Shares to be issued to our Sponsor upon conversion of the Company Rights following the Business Combination, subject to certain lock-up periods;

●	if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all right to seek access to the Trust Account;

●	the anticipated continuation of one of our existing directors, Mr. Tse, as a director of the post-combination company;

●	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

●	the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 13, 2025, or if the period in which we must complete an initial business combination is extended again pursuant to our Amended and Restated Certificate of Incorporation, by the end of such period—please see the “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” section of this proxy statement/prospectus for more information;

●	the fact that on January 10, 2023, our Amended and Restated Certificate of Incorporation was amended to provide that the period in which we must complete an initial business combination may be extended from January 13, 2023 until October 13, 2023, subject to nine one-month extensions. On June 13, 2023, our Amended and Restated Certificate of Incorporation was further amended to provide that the period in which we must complete an initial business combination may be extended from October 13, 2023 until January 13, 2024, subject to three additional one-month extensions, assuming that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. On January 9, 2024, our Amended and Restated Certificate of Incorporation was further amended to provide that the period in which we must complete an initial business combination may be extended from January 13, 2024 until January 13, 2025, subject to twelve additional one-month extensions, assuming that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. As amended, the required payment for each monthly extension shall constitute the deposit by the Sponsor (or its affiliates or permitted designees) into the Trust Account of $60,000 for each such one-month extension beginning on January 13, 2024 until January 13, 2025, unless the closing of the Company’s initial business combination shall have in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. If a business combination is not consummated, the unsecured promissory note may go unpaid, and the Sponsor (or its affiliates or permitted designees) would not recover the amounts deposited in exchange for the extensions of the period in which the Company must complete an initial business combination; and

●	that pursuant to the IPO Registration Rights Agreement, the Sponsor is entitled to registration of their Purchaser Shares, into which their Founder Shares will automatically convert at the time of the consummation of the Business Combination.

Our Board considered these interests when reviewing the proposed terms of the Business Combination and how they might impact the identification of and negotiations with OMG and how they might impact the Company if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Board, the Board concluded that, on the whole, these interests provided an alignment between the interests of our officers and directors, on the one hand, and those of our stockholders, on the other hand.

25

Q:	What happens if I vote against the Business Combination Proposal?

A:	If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, and the Incentive Plan Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal is not approved at the Special Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may seek to terminate the Business Combination Agreement in accordance with its terms and continue to try to complete a business combination with a different target business until January 13, 2025, or if the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation, until the end of such period. If we fail to complete an initial business combination by January 13, 2025, or if the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation, by the end of such period, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may submit your public shares for redemption for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, by (ii) the total number of then-outstanding public shares; provided that, unless the Redemption Limitation Amendment Proposal is approved, the Company will not redeem any Company Shares issued in the IPO to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000. In the event the Redemption Limitation Amendment Proposal is approved, we may redeem up to 1,701,414 Company Shares in the maximum redemption scenario and still retain sufficient working capital to consummate the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Company Shares included in the Company Units sold in our IPO. Holders of our outstanding public Company Rights do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any Company Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the amount of cash held in the Trust Account of $19,955,098 as of August 8, 2024, the estimated per share redemption price would have been approximately $11.62. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to the Company to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative business combination prior to January 13, 2025, or such later date if the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation.

26

Q:	If I am a unit holder, can I exercise redemption rights with respect to my units?

A:	No. Holders of outstanding Company Units must separate the underlying Company Shares and Company Rights prior to exercising redemption rights with respect to the Company Shares. If you hold units registered in your own name, you must deliver the certificate for such Company Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into Company Shares and Company Rights. This must be completed far enough in advance to permit the mailing of the Company Shares back to you so that you may then exercise your redemption rights upon the separation of the Company Shares from the Company Units. See “How do I exercise my redemption rights?” below. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below. If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such Company Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Company Shares and Company Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation.

Q:	Can the Company’s Sponsor or Insiders redeem their Founder Shares in connection with consummation of the Business Combination?

A:	No. Pursuant to our Amended and Restated Certificate of Incorporation, Founder Shares may not be redeemed in connection with the consummation of the Business Combination. Our Company Restricted Stockholders also has agreed to waive their redemption rights with respect to any Company Shares they may hold in connection with the consummation of our Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:	Yes. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO. Accordingly, all shares in excess of 15% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a public stockholder who holds less than 15% of the shares of Company Shares and is not a member of a “group” may redeem all of the public shares held by such stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in our IPO) for or against our Business Combination restricted.

We have no specified maximum redemption threshold under our Amended and Restated Certificate of Incorporation, other than the aforementioned 15% threshold. Each redemption of Company Shares by our public stockholders will reduce the amount in our Trust Account, which held cash in the amount of $19,955,098 as of August 8, 2024. In addition, unless the Redemption Limitation Amendment Proposal is approved, in no event will we redeem Company Shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000. In the event the Redemption Limitation Amendment Proposal is approved, we may redeem up to 1,701,414 Company Shares in the maximum redemption scenario and still retain sufficient working capital to consummate the Business Combination.

27

Q:	Is there a limit on the total number of shares that may be redeemed?

A:	Yes. Unless the Redemption Limitation Amendment Proposal is approved, our Amended and Restated Certificate of Incorporation provides that we may not redeem our public shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Business Combination Agreement. In the event the Redemption Limitation Amendment Proposal is approved, we may redeem up to 1,701,414 Company Shares in the maximum redemption scenario. Other than this limitation, our Amended and Restated Certificate of Incorporation does not provide a specified maximum redemption threshold. In the event the aggregate cash consideration that we would be required to pay for all Company Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all Company Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Based on the amount of $19,955,098 in our Trust Account as of August 8, 2024, assuming a per share redemption price of approximately $11.62, approximately 1,701,414 Company Shares may be redeemed and still enable us to have sufficient working capital to consummate the Business Combination. We refer to this as the maximum redemption scenario.

Q:	How will the absence of a maximum redemption threshold affect the Business Combination?

A:	Due to the absence of a maximum redemption threshold, we may be able to complete our Business Combination even though a substantial portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your Company Shares for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) if you hold public units, separate the underlying Company Shares and Company Rights, and (ii) prior to 5:00 p.m. Eastern Time on [____________, 2024] (two business days before the Special Meeting), (a) tender your Company Shares by either physically delivering your share certificate to Continental Stock Transfer & Trust Company, the Transfer Agent, or electronically through DTC’s DWAC system, and (b) submit a request in writing that we redeem your Company Shares for a pro rata portion of the funds held in the Trust Account to the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

A holder of Company Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 15% of the Company Shares included in the units sold in our IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Electronic delivery of your public shares generally will be faster than delivery of physical certificates. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

28

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s, or DTC’s, DWAC system, at such stockholder’s option. A physical certificate will not be needed if your shares are delivered to our Transfer Agent electronically. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of exercising your redemption rights depend on the particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. Appraisal rights are not available to holders of Company Shares in connection with the Business Combination.

However, holders of our Company Shares may be entitled to redemption under certain circumstances. See the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	The funds held in the Trust Account will be used to: (i) pay Company stockholders who properly exercise their redemption rights; (ii) pay $3,555,674 in deferred underwriting commissions to the underwriters of our IPO, in connection with the Business Combination; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Business Combination Agreement in connection with the transactions contemplated by the Business Combination Agreement, including the Business Combination, and pursuant to the terms of the Business Combination Agreement.

29

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may seek to terminate the Business Combination Agreement in accordance with its terms and continue to try to complete a business combination with a different target business until January 13, 2025. Unless we amend our Amended and Restated Certificate of Incorporation (which requires the affirmative vote of a majority of all then outstanding Company Shares) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by January 13, 2025, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. See the section entitled “Risk Factors—Risks Related to the Business Combination.”

Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, if we fail to complete a business combination by January 13, 2025, unless the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation, there will be no redemption rights or liquidating distributions with respect to our outstanding Company Rights, which will expire and be worthless. We expect to consummate the Business Combination and do not intend to take any action to further extend the life of the Company beyond January 13, 2025.

Q:	When is the Business Combination expected to be completed?

A:	The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1—The Business Combination Proposal—Conditions to Closing of the Business Combination.” The closing is expected to occur in the fourth quarter of 2023. The Business Combination Agreement may be terminated by the Company, OMG or the Seller if the closing of the Business Combination has not occurred by January 1, 2025.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Conditions to Closing of the Business Combination.”

30

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:	The Company is soliciting proxies on behalf of its Board. The Company will pay the cost of soliciting proxies for the Special Meeting. The Company has retained Laurel Hill Advisory Group, LLC to assist with the solicitation of proxies for the Special Meeting. The Company has agreed to pay Laurel Hill Advisory Group, LLC a fee of up to approximately $16,500, plus reasonable out-of-pocket expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or virtually. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Broad Capital Acquisition Corp.

6208 Sandpebble Ct.

Dallas, TX 75254

(469) 951-3088

Attention: Johann Tse, Chief Executive Officer

Email: johann.tse@brac-spac.com

You may also contact our proxy solicitor at:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

Email: BRAC@laurelhill.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

31

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of the Company and OMG, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). See the section entitled “Where You Can Find More Information” beginning on page 322 of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume the conversion of all Company Rights at the closing of the Business Combination and assume that (i) no additional Company Shares are redeemed in connection with the Business Combination, (ii) no awards are issued under the Incentive Plan (other than the initial contemplated awards for an aggregate of 250,000 Purchaser Shares, (iii) no Escrow Shares are returned to Purchaser as a result of the OMG Investigations and Disputes Losses or adjustments to OMG’s closing net working capital, and (iv) the Company does not engage in any other kind of equity financing prior to the Closing.

Parties to the Business Combination

Purchaser Parties

The Company is a blank check company incorporated in the State of Delaware on April 16, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company’s securities are currently listed on the Nasdaq Global Market under the symbols “BRAC,” “BRACR” and “BRACU,” respectively. The closing of the Business Combination is contingent upon, among other things, the Purchaser Shares being listed on Nasdaq, subject to the consummation of the Business Combination, and, accordingly, we intend to apply to continue the listing of the post-combination Purchaser Shares on Nasdaq under the symbol “OMG” prior to the closing of the Business Combination. In connection with the consummation of the Business Combination, the Company’s successor, the Purchaser, will be known as OMGL Holdings Ltd.

The mailing address of the Company’s principal executive office is 6208 Sandpebble Ct., Dallas, TX 75254.

The Purchaser, Broad Capital Acquisition Ltd., is an Australian public limited company, and the mailing address of its principal executive office is Level 28, 1 Market Street, Sydney NSW 2000, Australia. The Purchaser is currently wholly owned by the Sponsor, who paid nominal consideration for its shares. On February 9, 2024, the Purchaser converted to an Australian public limited company and changed its name to Broad Capital Acquisition Ltd. Upon the closing of the Business Combination, Purchaser will change its name again to OMGL Holdings Ltd. by filing notice of the approval of resolutions adopted by the Purchaser’s board of directors and sole shareholder, the Sponsor, approving the name change and the adoption of the Purchaser’s new Constitution, together with a copy of such Constitution with ASIC, the Australian regulator that is responsible for such matters. The name change and new Constitution will become effective immediately upon filing. In connection with the closing of the Business Combination, the Redomestication Merger and the Acquisition Contribution and Exchange, the Purchaser will succeed to the Company, all Company shareholders will exchange their Company Shares for Purchaser Shares and Purchaser will become listed on Nasdaq.

Merger Sub, OMGH Merger Sub Corp., is a to-be-formed Delaware corporation, and will be a wholly owned subsidiary of the Purchaser formed solely for purposes of the Redomestication Merger. The mailing address of the principal executive office of Merger Sub will be Level 28, 1 Market Street, Sydney NSW 2000, Australia.

The Redomestication Merger is expected to be subject to Rule 145 of the Securities Act as the Company’s stockholders are being asked to vote upon a plan for a merger in which the Company Shares and Company Rights will be exchanged for securities of a person—in this case, the Purchaser—in connection with the approval of the Redomestication Merger. Pursuant to the provisions of Rule 145, this exchange constitutes a sale of the securities involved as the Company’s stockholders are being asked, in substance, to make a new investment decision in the Purchaser. Accordingly, the Purchaser Shares and Purchaser Rights issued in connection with the Redomestication Merger are being registered under the Securities Act by the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part of.

Indemnified Party Representative

Our Sponsor, Broad Capital LLC, a Delaware limited liability company, will act as the Indemnified Party Representative under the Business Combination Agreement. The mailing address of our Sponsor’s principal executive office is 6208 Sandpebble Ct., Dallas, TX 75254.

The purpose of the Indemnified Party Representative is to protect the interests of the public shareholders following the closing of the Business Combination. Pursuant to the Business Combination Agreement, the Indemnified Party Representative may bring indemnification claims against the Seller based on all losses or costs incurred in connection with (i) the breach or inaccuracy of any representation or warranty made by the Seller and OMG regarding certain litigation, actions, proceedings, or judgments against OMG or its subsidiaries or (ii) fraud or willful misconduct on the part of the Seller or OMG. Shareholders cannot initiate or enforce the indemnification provisions directly. In the event that the public shareholders of the Company are entitled to any indemnification pursuant to the foregoing, the Purchaser, through the Indemnified Party Representative, shall be paid exclusively from the Indemnification Escrow Shares, until exhausted, and then from any other Escrow Shares that may still be held by the Escrow Agent, if any, in accordance with the Escrow Agreement, until exhausted. For the purposes of the foregoing, all Escrow Shares shall be valued at $10.00 per share.

Any Purchaser Shares received by the Indemnified Party Representative as a result of indemnification claims would be returned to the Purchaser for cancellation. The Company’s shareholders, including the public stockholders, will benefit as a result of the decreased dilution they will experience in their Purchaser Shares but they will not directly receive cash or additional equity in the Purchaser as a result of a successful indemnification claim.

OMG

Openmarkets Group Pty Ltd, or OMG, is an Australian proprietary limited company and is the company we are acquiring pursuant to the Business Combination Agreement. The mailing address of OMG’s principal executive office is Level 15, 388 George Street, Sydney NSW 2000.

32

OMG’s Business

OMG is an Australian financial services technology group providing services to various client groups—Fintechs, dealer groups and private wealth advisers, traders, and stockbrokers. For more information about OMG, see the sections entitled “Business of OMG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG,” and “Management after the Business Combination.”

Proposals to be Considered at the Special Meeting

1. The Business Combination Proposal

We are asking our stockholders to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see the section entitled “Proposal No. 1–The Business Combination Proposal.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Exchange Consideration to Seller

Following the Redomestication Merger and Liquidation, the Seller will contribute all of the issued and outstanding equity securities of OMG to the Purchaser in exchange for approximately 7,500,000 Purchaser Shares, which shares shall have a deemed value of $10.00 per share for the purposes of all calculations and adjustments under the Business Combination Agreement, with such Exchange Consideration subject to adjustment based on OMG’s net indebtedness, working capital, and indemnification obligations following the Closing as detailed in the Business Combination Agreement. Adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to the Escrow Agreement (as defined below), which Escrow Shares shall be released to either the Purchaser or the Seller based on the nature of the adjustment to the Exchange Consideration. Additionally, in the event OMG’s net working capital at the Closing exceeds OMG’s pre-Closing estimated net working capital, the Seller will receive additional Purchaser Shares in an amount equal to the difference between the Net Working Capital and the Estimated Net Working Capital. Further, in addition to the Adjustment Escrow Shares and the Adjustment Exchange Consideration, an additional 3,200,000 Purchaser Shares may be paid to the Seller as an Earnout based on the achievement of certain performance benchmarks following the Closing as detailed in the Business Combination Agreement.

Earnout

The 3,200,000 Purchaser Shares that may be paid as an Earnout will only be payable if the Purchaser achieves certain revenue targets during the first three 12-month periods commencing with its fiscal year ending June 30, 2025. Up to 900,000 of the maximum 3.2 million Purchaser Shares comprising the Earnout may be earned during the first 12-month period, up to 900,000 of the maximum 3.2 million Purchaser Shares comprising the Earnout may be earned during the second 12-month period, and up to 900,000 of the maximum 3.2 million Purchaser Shares comprising the Earnout may be earned during the third 12-month period if the Purchaser achieves actual revenues that exceed certain agreed upon thresholds for each such period. The thresholds are A$22,003,659 for the year ending June 30, 2025, A$30,122,019 for the fiscal year ending June 30, 2026, and A$64,191,808 for the fiscal year ending June 30, 2027. Assuming actual revenues exceed threshold revenues for the applicable earnout period, the amount of the Earnout to be paid, in Purchaser Shares, would be calculated as follows: actual revenues less threshold revenues divided by “target revenues” less threshold revenues. “Target revenues” for each of the earnout periods are A$27,504,574 for the year ending June 30, 2025, A$37,652,524 for the year ending June 30, 2026 and A$80,239,761 for the year ending June 30, 2027. Further, up to an additional 500,000 Purchaser Shares may be earned in the first 12-month period if actual revenues exceed A$16,000,000, with the full 500,000 Purchaser Shares being earned if actual revenues are equal to or greater than A$17,500,000; if the additional 500,000 Purchaser Shares are not earned in the first 12-month period, they will be released to the Purchaser from the escrow account and cancelled. In addition, the Earnout provides that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by each of the Purchaser Parties, the Seller and OMG. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

33

Covenants

Under the Business Combination Agreement, each party agrees to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding the conduct of their respective businesses, reasonable best efforts, access, confidentiality and public announcements, delivery of financial statements, the Company’s proxy statement for the transaction, notice of breaches, consents, settlement of liabilities, indemnification of directors and officers, and other customary covenants.

Conditions to Closing of the Business Combination

The respective obligations of the parties to consummate the Business Combination are subject to customary closing conditions unless waived, including:

●	the approval by the stockholders of the Company;

●	approvals of any required governmental authorities and the expiration or termination of any anti-trust waiting periods;

●	receipt of any necessary third-party consents;

●	there being no action, law or order preventing the transactions, unless reasonably capable of being resolved within 30 days;

●	after giving effect to redemptions, the Company shall have at least $5,000,001 of net tangible assets as required by its Amended and Restated Certificate of Incorporation;

●	the Purchaser Shares shall be listed on Nasdaq and the additional listing application for the Exchange Consideration shall have been approved by Nasdaq;

●	the Business Combination shall qualify for the intended tax treatment;

●	no material adverse effect shall have occurred with respect to OMG, Purchaser or the Company;

●	all assets, including intellectual property, used by OMG that are owned or licensed by affiliates other than OMG, shall have been transferred to OMG;

●	all transactions contemplated by the Business Combination Agreement between OMG and any of its affiliates shall be on arms-length terms or shall have been terminated;

●	the aggregate cash and cash equivalents of OMG at the closing of the Business Combination shall be not less than A$7,000,000; and

●	The Incentive Plan shall have been adopted and permit securities to be awarded thereunder equal to an aggregate of not less than 5% of the fully diluted Purchaser Shares computed immediately after closing of the Business Combination, plus the amount of 250,000 Purchaser Shares to be awarded at Closing.

34

Unless waived by Purchaser, the obligations of Purchaser to consummate the Business Combination are also subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: all of the representations and warranties of OMG and of the Seller contained in the Business Combination Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on OMG, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of the Business Combination Agreement, and (ii) be true and correct as of the closing of the Business Combination (or if the representations and warranties speak only as of a specific date prior to the closing of the Business Combination, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as have not in the aggregate had and would not in the aggregate reasonably be expected to have a material adverse effect on OMG; provided, however, that the “Seller Fundamental Representations” and the “Company Fundamental Representations” (each as defined in the Business Combination Agreement) shall not be subject to any material adverse effect qualifier, and all “Seller Fundamental Representations” and “Company Fundamental Representations” shall be true and correct except for de minimis inaccuracies.

Unless waived by OMG and Seller, the obligations of OMG and Seller to consummate the Business Combination are also subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: all of the representations and warranties of the Purchaser and Company contained in the Business Combination Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on the Purchaser and Company, taken together, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of the Business Combination Agreement and (ii) be true and correct as of the closing of the Business Combination (except for representation and warranties that speak as of a specific date prior to the closing of the Business Combination, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser and Company, taken together; provided, however, that the “Purchaser Fundamental Representations” (as defined in the Business Combination Agreement) shall not be subject to any material adverse effect qualifier, and the “Purchaser Fundamental Representations” shall be true and correct except for de minimis inaccuracies.

Further, each of the Company, the Purchaser, Merger Sub, OMG and the Seller shall have performed all of its respective covenants and obligations under the Business Combination Agreement (unless waived) and shall have received a copy of each of the Lock-up Agreement, Employment Agreements, Escrow Agreement, Non-Compete Agreement, and Business Combination Registration Rights Agreement, duly executed by the parties thereto.

See the section entitled “Proposal No. 1 –The Business Combination – Conditions to Closing of the Business Combination” for additional information.

Termination and Termination Fee

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

●	by mutual agreement;

●	for the other party’s uncured breach, which leads to the failure of a closing condition;

●	if there is a government order preventing the Closing;

●	by either party if the Closing does not occur by April 30, 2024;

●	if the Company stockholders do not approve the Business Combination Agreement and the other proposals in this proxy statement;

●	if litigation arises with respect to OMG that would prevent the Purchaser from closing the Business Combination by April 30, 2024;

●	if OMG notifies Purchaser that it wishes to pursue an alternative proposal other than the Business Combination.

35

If the Business Combination Agreement is terminated (i) due to a breach of a representation or warranty or the failure of a covenant by OMG or Seller and such breach or failure leads to the inability of OMG or Seller to satisfy one of its closing conditions, which breach or failure is not cured, or (ii) due to OMG’s decision to pursue an alternative proposal, in general, OMG and the Seller shall be required to pay the Company a termination fee equal to $5,000,000 and reimburse the Company for its reasonable out-of-pocket expenses. In addition, if the Business Combination Agreement is terminated because certain litigation arises with respect to OMG that would prevent the Purchaser from closing the Business Combination by January 1, 2024, in general, OMG and Seller shall be required to reimburse the Company for its reasonable out-of-pocket expenses, without a separate termination fee.

Indemnification

The Seller has agreed to indemnify the Company and its affiliates for any losses any of them may incur due to certain litigation or other types of actions that may arise against OMG prior to the Closing of the Business Combination subject to certain conditions and limitations. After the Business Combination, the Sponsor will serve as the Indemnified Party Representative to act on behalf of all pre-Business Combination shareholders with respect to any indemnification claims that might need to be made against the Seller. Shareholders cannot initiate or enforce the indemnification provisions directly. Pursuant to the Business Combination Agreement, the Indemnified Party Representative may bring indemnification claims against the Seller based on all losses or costs incurred in connection with (i) the breach or inaccuracy of any representation or warranty made by the Seller and OMG regarding certain litigation, actions, proceedings, or judgments against OMG or its subsidiaries or (ii) fraud or willful misconduct on the part of the Seller or OMG. In the event that the public stockholders of the Company are entitled to any indemnification pursuant to the foregoing, the Purchaser, through the Indemnified Party Representative, shall be paid exclusively from the Indemnification Escrow Shares, until exhausted, and then from any other Escrow Shares that may still be held by the Escrow Agent, if any, in accordance with the Escrow Agreement, until exhausted. For the purposes of the foregoing, all Escrow Shares shall be valued at $10.00 per share. Any Purchaser Shares received by the Indemnified Party Representative as a result of indemnification claims would be returned to the Purchaser for cancellation. The Company’s shareholders, including the public stockholders, will benefit as a result of the decreased dilution they will experience in their Purchaser Shares but they will not directly receive cash or additional equity in the Purchaser as a result of a successful indemnification claim.

Related Agreements

a. Escrow Agreement

Prior to the closing of the Business Combination, the Purchaser, as the successor to the Company, the Seller, and a mutually agreed upon escrow agent shall enter into the Escrow Agreement, pursuant to which, among other things, the parties shall cause the Escrow Shares to be held in escrow for use in connection with any adjustments to the Exchange Consideration, for payment of the Earnout and for any indemnification claims.

The foregoing summary of the Escrow Agreement is not complete and is qualified in its entirety by reference to the complete text of the Escrow Agreement set forth in Annex H.

b. Lock-Up Agreement

At the closing of the Business Combination, the Purchaser, as the successor to the Company, the Seller, and any person or entity who receives Purchaser Shares on behalf of the Seller shall enter into a lock-up agreement, pursuant to which, among other things, and subject to certain exceptions, the Purchaser Shares held by the Seller or any such other person or entity will be locked-up for a period of up to twelve months from the date of the closing of the Business Combination, in accordance with the terms set forth therein.

The foregoing summary of the Lock-Up Agreement is not complete and is qualified in its entirety by reference to the complete text of the Lock-Up Agreement set forth in Annex E.

c. Non-Competition Agreement

At the closing of the Business Combination, the Purchaser, as the successor to the Company, and its affiliates, successors, and indirect and direct subsidiaries, OMG and its affiliates, successors, and indirect and direct subsidiaries, and the Seller shall enter into a non-competition and non-solicitation agreement, pursuant to which, among other things, the Seller will agree not to (i) compete with the business of the post-combination company for a period of five (5) years following the closing of the Business Combination, among other matters, or (ii) solicit the employees or customers of the Purchaser, OMG, or their affiliates for a period of five (5) years following the closing of the Business Combination, among other matters.

The foregoing summary of the Non-Competition Agreement is not complete and is qualified in its entirety by reference to the complete text of the Non-Competition Agreement set forth in Annex G.

d. Business Combination Registration Rights Agreement

At the closing of the Business Combination, the Purchaser, as the successor to the Company, and the Seller shall enter into a registration rights agreement, pursuant to which, among other things, the Purchaser will be obligated to file a registration statement to register the resale of the Purchaser Shares held by the Seller. The Business Combination Registration Rights Agreement will also provide the Seller with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The foregoing summary of the Business Combination Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Business Combination Registration Rights Agreement set forth in Annex F.

e. Employment Agreements

The executive officers of OMG have entered into, or following the closing of the Business Combination will enter into, employment agreements with OMG. For a description of these agreements see “Management after the Business Combination—Executive Officers.”

36

Organizational Structure before and after Business Combination

Pre-Business Combination

Company	Purchaser

Redomestication Merger and Dissolution

●	Each Company stockholder will receive the same number of shares in the Purchaser that it owns in the Company. The Company will become wholly owned by the Purchaser. Sponsor shares issued upon formation of the Purchaser will be cancelled.

●	Johann Tse and Rita Jiang are the Chief Executive Officer and Chief Financial Officer, respectively, of the Company, serve as directors of the Company, and are the managers of the Sponsor. The Sponsor is the sole parent of the Purchaser and, as of [__], 2024, owns securities representing 63.5% of the voting securities of the Company. By virtue of these relationships, Mr. Tse and Ms. Jiang may be deemed to control each of the Company, the Sponsor, and the Purchaser.

●	The Redomestication Merger will be effected pursuant to Section 251 of the DGCL. Subject to the approval of the Company’s stockholders, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware, which certificate shall specify, among other things, that the Redomestication Merger shall be effective upon filing of such certificate of merger and that the Company will continue as the surviving corporation.

●	The Company will then contribute all its assets and liabilities to the Purchaser and the Company will be dissolved.

Business Combination

●	Purchaser will then acquire all equity of OMG from Seller in exchange for stock in Purchaser, which will change its name to OMGL Holdings Ltd. by filing notice of the approval of resolutions adopted by the Purchaser’s board of directors and sole shareholder, the Sponsor, approving the name change and the adoption of the Purchaser’s new Constitution, together with a copy of such Constitution with ASIC. The name change and new Constitution will become effective immediately upon filing.

●	After the Business Combination, assuming no redemptions, no additional equity issuances, and the conversion of all Purchaser Rights, the Sponsor will own 22.9% of the Purchaser, the Seller will own 56.5% of the Purchaser, and the public shareholders will own 20.6% of the Purchaser.

●	After the Business Combination, the Sponsor will serve as the Indemnified Party Representative to act on behalf of all pre-Business Combination shareholders with respect to any indemnification claims that might need to be made against the Seller. Shareholders cannot initiate or enforce the indemnification provisions directly. Pursuant to the Business Combination Agreement, the Indemnified Party Representative may bring indemnification claims against the Seller based on all losses or costs incurred in connection with (i) the breach or inaccuracy of any representation or warranty made by the Seller and OMG regarding certain litigation, actions, proceedings, or judgments against OMG or its subsidiaries or (ii) fraud or willful misconduct on the part of the Seller or OMG. In the event that the public stockholders of the Company are entitled to any indemnification pursuant to the foregoing, the Purchaser shall be paid exclusively from the Indemnification Escrow Shares, until exhausted, and then from any other Escrow Shares that may still be held by the Escrow Agent, if any, in accordance with the Escrow Agreement, until exhausted. For the purposes of the foregoing, all Escrow Shares shall be valued at $10.00 per share. Any Purchaser Shares received by the Indemnified Party Representative as a result of indemnification claims would be returned to the Purchaser for cancellation. The Company’s shareholders, including the public stockholders, will benefit as a result of the decreased dilution they will experience in their Purchaser Shares but they will not directly receive cash or additional equity in the Purchaser as a result of a successful indemnification claim.

Redemption Rights

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Company Shares upon the completion of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their Company Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which, they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of the Company’s business combination.

Interests in Subsidiaries

The interest in subsidiaries of OMG and OMG Predecessor as of June 30, 2023, August 30, 2022 and June 30, 2022 are listed below:

		Ownership interest
	Principal place of business /	OMG June 30, 2023	OMG Predecessor August 30, 2022	OMG Predecessor June 30, 2022
Name	Country of incorporation	%(1)%		%

HUIC Nominees Pty Limited	Australia	100.00%	100.00%	100.00%
Openmarkets Nominees Pty Limited	Australia	100.00%	100.00%	100.00%
Openmarkets (Holdings) Pty Limited	Australia	100.00%	100.00%	100.00%
Openmarkets Australia Limited	Australia	100.00%	100.00%	100.00%
OMRA Fund Pty Limited	Australia	100.00%	100.00%	100.00%
Bee Wealth Pty Limited	Australia	-	100.00%	100.00%
Opentrader Pty Limited	Australia	-	100.00%	100.00%
TradeFloor Holdings Pty Limited (2)	Australia	90.00%	90.00%	90.00%
TradeFloor IPCO Pty Limited	Australia	90.00%	90.00%	90.00%
TradeFloor Pty Limited	Australia	90.00%	90.00%	90.00%
Openmarkets Trading Pty Ltd (3)	Australia	100.00%	100.00%	93.00%

(1) The indicated percentages reflect both dispositive rights and voting rights with respect to the shares of the applicable subsidiary.

(2) On October 3, 2023, Tchourilov FT and Janiczak FT transferred all of their shares in TradeFloor Holdings to Openmarkets (Holdings) Pty Ltd pursuant to the September 23 Deed such that from and after that date, TradeFloor Holdings has been a wholly owned subsidiary of Openmarkets (Holdings) Pty Ltd.

(3) The remaining 7% of Openmarkets Trading shares were acquired upon exercise of an option on August 19, 2022. See “Business of OMG – Subsidiaries’ Histories.” Openmarkets Trading Pty Ltd was previously known as Cannon Trading Pty Limited.

2. The Nasdaq Proposal

A proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding Purchaser Shares and the resulting change in control in connection with the Business Combination. For more information on the Nasdaq Proposal, see the section entitled “Proposal No. 2–The Nasdaq Proposal.”

37

3. The Charter Approval Proposal

Upon the closing of the Business Combination, the Purchaser will adopt the Constitution, which will reflect, among other things, the following differences from our Amended and Restated Certificate of Incorporation:

●	The post-combination company’s name shall be OMGL Holdings Ltd;

●	The concept of “authorized shares” of either common stock or preferred stock, shall not be reflected in the Constitution as such concept does not exist under the Australian Companies Act;

●	The issuance of partially-paid Purchaser Shares, shall be provided for, and calls and liens on Purchaser Shares shall be permitted in certain circumstances;

●	Alternate directors of the Purchaser are provided for;

●	The quorum of the Board shall be two directors, compared with the quorum under our Amended and Restated Certificate of Incorporation which is a majority of the total number of directors;

●	The quorum of the Purchaser securityholders shall be the holders of 33.3% of the Purchaser Shares present in person or by proxy and entitled to vote as compared with a quorum under our Amended and Restated Certificate of Incorporation, which is the holders of a majority of the Purchaser Shares;

●	The provisions under Article IX (Business Combination Requirements; Existence) of our Amended and Restated Certificate of Incorporation relating to our status as a blank check company are not replicated in the Constitution;

●	The DGCL requirement that a sale of substantially all the assets of Company be approved by the Company securityholders is not replicated in the Constitution; and

●	In addition to any other votes required by the Australian Companies Act or by holders of preference shares, the affirmative vote of the holders representing at least 75% of the outstanding Purchaser Shares entitled to vote thereon shall be required to amend the Constitution.

For more information about the Charter Approval Proposal, see the section entitled “Proposal No. 3—Charter Approval Proposal.

4. The Corporate Governance Proposals

Proposals with respect to certain governance provisions in the Constitution, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. In the judgment of our Board, these provisions will address the needs of the post-combination company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company and parties to the Business Combination Agreement intend that the Constitution in the form set forth on Annex B will take effect upon consummation of the Business Combination.

5. The Director Election Proposal

Our Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

The Purchaser Board will consist of three classes of directors, with only one class of directors being elected in each year at the annual meeting of our stockholders and each class (except for those directors appointed prior to the Special Meeting) serving a three-year term whose term will continue to the first annual meeting of stockholders following the date of the closing of the Business Combination.

38

Our Board has nominated Leah Fricke and Eric Gao to serve in a class of directors whose terms expire at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal. Ms. Fricke and Mr. Gao, if elected, will serve on the Purchaser’s Board for a term of three years expiring at the 2027 annual meeting of stockholders or until their successors have been duly elected and qualified, or until their earlier death, resignation, retirement or removal. For more information about the Director Election Proposal, see the section entitled “Proposal No. 5—The Director Election Proposal.

6. The Incentive Plan Proposal

The Purchaser Board approved the Incentive Plan on [__], 2024, subject to stockholder approval of the Incentive Plan at the Special Meeting, to become effective at the closing of the Business Combination. The purpose of the Incentive Plan is to advance, promote and closely align the interests of employees, officers, non-employee directors and other service providers of the Purchaser and its stockholders by providing an incentive program that will enable the Company to offer stock-based compensation. The objectives of the Incentive Plan are to attract and retain the best available employees, consultants, and directors and to provide them with an equity interest in the Purchaser’s growth and for positions of substantial responsibility and to motivate participants to optimize the profitability of the Purchaser through incentives that are consistent with the Purchaser’s goals and that link the personal interests of participants to those of the Purchaser’s stockholders. These incentives are provided through the grant of performance rights, service rights, options, loan shares, deferred share awards, and exempt share awards. For more information about the Incentive Plan, see the section entitled “Proposal No. 6—The Incentive Plan Proposal.”

7. The Redemption Limitation Amendment Proposal

The Amended and Restated Certificate of Incorporation of the Company currently includes the Redemption Limitation, which prohibits the Company from honoring requests for redemption such that the Company’s net tangible assets would be less than $5,000,001 upon the consummation of an initial business combination.

The Company believes that the Redemption Limitation, which may prevent it from completing an initial business combination, is not needed. The purpose of the Redemption Limitation was initially to ensure that the public shares not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the event that such public shares failed to be listed on an approved national securities exchange. The Company now intends to rely on a different exclusion set forth in the Exchange Act as a result of its securities being listed on Nasdaq. Because the public shares would not be deemed to be a “penny stock” as such securities are listed on a national securities exchange, the Company is presenting the Redemption Limitation Amendment Proposal to facilitate the consummation of the Business Combination. If the Redemption Limitation Amendment Proposal is not approved or not implemented and there are significant requests for redemption such that the Company’s net tangible assets would be less than $5,000,001 upon the consummation of an initial business combination, the Amended and Restated Certificate of Incorporation would prevent the Company from being able to consummate an initial business combination even if all other conditions to closing are met. See the section entitled “Proposal No. 7—The Redemption Limitation Amendment Proposal” for additional information.

8. The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal. In no event will our Board adjourn the Special Meeting or consummate the Business Combination beyond January 13, 2025.

The Special Meeting

Date, Time and Place

The Special Meeting will be held virtually on [●], 2024 at [●]:00 [●].m.] Eastern Time at [●], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only Company stockholders of record at the close of business on [●], 2024, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each Company Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 7,513,479 Company Shares outstanding and entitled to vote, of which 2,539,767 are Founder Shares held by our Sponsor and of which 451,130 are Private Placement Shares held by our Sponsor.

39

Quorum and Required Vote of Stockholders

A quorum will be present at the Special Meeting if the holders of shares of outstanding Common Shares representing a majority of the voting power of all outstanding Common Shares of the Company entitled to vote at the Special Meeting are present virtually or represented by proxy at the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding Common Shares represented virtually or by proxy and entitled to vote thereon at the Special Meeting. The approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding Common Shares entitled to vote thereon at the Special Meeting. Directors are elected by a plurality of the votes cast by the holders of our outstanding Common Shares represented virtually or by proxy and entitled to vote thereon at the Special Meeting.

Board of Directors Following the Business Combination

Effective upon the Business Combination, the Purchaser Board will consist of seven (7) directors, including four (4) independent directors. Pursuant to the Business Combination Agreement, two (2) of the directors, one non-independent and one independent will be designated by the Company, and the remaining five (5) directors will be designated by OMG. Two (2) of the directors, Ms. Fricke and Mr. Gao, assuming the approval of the Director Election Proposal, will be elected at the Special Meeting, and the remaining five (5) will be appointed immediately prior to the Special Meeting.

Disclosures of a Foreign Private Issuer

Purchaser is expected to qualify as a “foreign private issuer” under the Exchange Act at the closing of the Business Combination. As a result, Purchaser is expected to be exempt from certain provisions that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD. In addition, subject to certain exceptions, the Nasdaq listing rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of Nasdaq. Notwithstanding this, the Purchaser intends to comply with each of the requirements of the Nasdaq listing rules following the closing of the Business Combination and does not intend to follow any “home country practices” in lieu thereof.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination. However, our stockholders may be entitled to redemption under certain circumstances. See the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

Proxy Solicitation

The Company is soliciting proxies on behalf of its Board. Proxies may be solicited by mail. The Company has engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares virtually if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Company Stockholders – Revoking Your Proxy.”

40

Interests of Certain Purchaser Parties’ Initial Stockholders, Insiders, Directors and Officers in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See “Proposal No. 1—The Business Combination Proposal— Interests of Certain Persons in the Business Combination.”

Reasons for the Approval of the Business Combination

Our Board considered the following positive factors, although not weighted or in any order of significance:

● OMG is an established business with potential growth prospects within the financial services sector;

● our Board believes the Business Combination will strengthen OMG’s business throughout the Australian market by providing additional liquidity and other resources for continued growth and investment in the business;

● our Board believes OMG has a strong management team with significant experience;

● the aggregate value of the consideration payable by the Company pursuant to the Business Combination Agreement, and the structure of the Earnout, compares favorably to the consideration paid in comparable public company business combinations in similar industries; and

● the fact that the Company stockholders will retain an ownership stake in the Purchaser following the Business Combination, which will provide them the opportunity to participate in the potential growth of OMG following the Business Combination.

Our Board also considered certain potential deterrent factors to the Business Combination, including the following factors, although not weighed or in any order of significance:

● Key man issues related to Daniel Jowett, Chief Executive Officer of OMG, who has been one of the key drivers behind OMG’s success since its inception—specifically, the fact that Mr. Jowett does not hold an equity interest in OMG and, accordingly, may have economic incentives that do not align with OMG’s long-term success; and

● OMG has a history of losses and has incurred working capital and cash flow shortfalls.

41

In addition, the Board considered the following mitigating factors and circumstances, although not weighted or in any order of significance:

● The core business of Openmarkets has been operating since August 2012, first through OMG Predecessor, and since September 1, 2022, through OMG, as a wholly owned subsidiary of the Seller. OMG’s existing board of directors is composed of multiple industry professionals skilled in Fintech and related businesses. Additionally, the terms of the Business Combination incentivize near, medium and long-term alignment between control and non-control investors

● The Company’s management team has extensive relevant relationships, knowledge and experience in the Fintech industry and stock market trading and operations. For more information about management’s experience in these industries, see the section entitled “Management after the Business Combination.”

Our Board concluded that the risks associated with the Business Combination could be managed by the Company, were mitigated by the above factors or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to the Company and its stockholders. Our Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about our decision-making process, see the section entitled “Proposal No. 1 –The Business Combination Proposal – The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Company and OMG have determined that the Business Combination is not subject to these requirements.

The Australian Foreign Acquisitions and Takeovers Act 1975 established procedures for the notification, review and approval of foreign investment in Australia by FIRB. FIRB reviews foreign investment proposals on a case by case basis to ensure they are not contrary to the national interest. Certain transactions may not be consummated unless information has been furnished to FIRB and FIRB has indicated that it will not object to the transaction. Although the Company and OMG did not and do not believe that the Business Combination meets the regulatory thresholds that would require a compulsory FIRB application, as a precautionary measure, the Company submitted a notice to FIRB. FIRB notified the Company on June 26, 2023 that it had no objection to the Business Combination subject to certain conditions regarding personal data and reporting with which the relevant party expects to fully comply.

Recommendation to Company Stockholders

Our Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Redemption Limitation Amendment Proposal, and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

42

Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 64 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section may have a material adverse effect on (i) the ability of the Company, the Sponsor, OMG, and the Seller to complete the Business Combination, (ii) the business, cash flows, financial condition and results of operations of OMG and the Purchaser following consummation of the Business Combination, and (iii) the trading price of the Purchaser’s securities following the Business Combination.

Some of the most significant challenges and risks we face include the following:

●	Our ability to consummate the Business Combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflicts in Ukraine and the Middle East.

●	Our Company Restricted Stockholders hold 2,990,897 Company Shares, which represents a significant number of the outstanding Company Shares—approximately 63.5% of the outstanding Company Shares—and they will lose their entire investment in us if a business combination is not completed—please see the “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” section of this proxy statement/prospectus for more information.

●	The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the public shares in the event the parties complete an initial Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor and directors and officers of the Company paid to purchase such shares in the event the parties complete the Business Combination, even if the Business Combination causes the trading price of the Company Shares to materially decline.

●	Our Sponsor, directors or officers or their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of the Company Shares, Company Rights and Company Units.

●	The public stockholders will experience dilution from $[__] per share to $[__] per share as a consequence of the issuance of Purchaser Shares as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the public stockholders have on the management of the Purchaser following the closing of the Business Combination.

●	Resales of the Purchaser Shares included in the Exchange Consideration (up to [__] Purchaser Shares) could depress the market price of the Purchaser Shares.

●	We may waive one or more of the conditions to the closing of the Business Combination.

●	The ability of the Company’s stockholders to exercise redemption rights with respect to a large number of the Company’s shares may not allow the Company to complete the Business Combination or optimize its capital structure.

●	We and OMG will incur significant transaction and transition costs in connection with the Business Combination.

43

●	If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

●	Following the Business Combination, the Purchaser is expected to qualify as a “foreign private issuer” and, as a result, it will be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of Purchaser Shares.

●	Following the closing of the Business Combination, the Purchaser may be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Purchaser relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

●	Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

●	The Company’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

●	The Purchaser’s ability to be successful following the Business Combination will depend upon the efforts of the Purchaser Board and key personnel and the loss of such persons could negatively impact the operations and profitability of the post-combination business.

●	The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Company’s financial condition or results of operations if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of the Company and your investment decision.

●	A significant portion of our total outstanding shares will be restricted from immediate resale following the Business Combination but may be sold into the market in the near future. This could cause the market price of the Purchaser Shares to drop significantly, even if OMG’s business is doing well.

●	The grant of registration rights to the Seller in connection with the proposed business combination pursuant to the Business Combination Agreement may adversely affect the market price of the Purchaser Shares.

●	The Purchaser may be unable to obtain additional financing to fund the ongoing operations and growth of the post-combination company.

●	Anti-takeover provisions contained in the Purchaser’s Constitution, as well as provisions of Australian law, could impair a takeover attempt, which could limit the price investors might be willing to pay in the future for the Purchaser Shares.

44

●	The Purchaser’s Constitution is substantially different from our Amended and Restated Certificate of Incorporation and may provide less protection to holders of Purchaser Shares.

●	We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

●	OMG’s business is subject to a complex regulatory landscape and any adverse changes to, or OMG’s failure to comply with, any laws and regulations could adversely affect OMG’s business, operating results and financial condition, potentially having a material adverse effect on OMG and the Purchaser.

●	OMG is obligated by certain regulations to maintain regulatory capital, which may affect OMG’s ability to conduct its business and to distribute profits and may reduce profitability and restrict expansion. Further, OMG may also be subject to disciplinary sanctions by regulators.

●	OMG is reliant on a limited number of customers that account for most of its revenue, and it cannot guarantee that the relationship with these key customers will continue on the same terms or will not be terminated. The loss of any such customer or business partner, a reduction in sales to any such customer or business partner, or the decline in the financial condition of any such customer or business partner could have a material adverse effect on OMG’s business, financial condition, and results of operations if they are not replaced with another large sales order.

●	OMG has incurred significant debt to finance its operations and business—approximately A$25.5 million (including accrued interest) as of December 31, 2023—and there is a chance that such debt may not be re-financeable, the terms of the loan agreements be breached, or that OMG defaults on some or all of its obligations.

●	OMG’s technology could have undetected defects, errors or bugs in software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

●	Cyber attacks on OMG or its key suppliers, including computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruptions and delays in services and operations, which could harm OMG’s business.

●	OMG intends on expanding its operations internationally, which will expose it to additional tax, compliance, market and other risks as a result of operating in other jurisdictions, conducting certain transactions across borders, and otherwise.

●	OMG’s current level of service fees and other revenue may decline in the future which could reduce its revenue and profitability.

●	OMG’s business is susceptible to market and financial trends. Changes to macroeconomic conditions and market volumes can have a major impact on OMG’s operations and demand for its products and services.

45

●	The Purchaser will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

●	OMG’s valuation of its business and its ongoing operations are calculated and/or governed by IFRS, which is a specific set of accounting standards that differ in certain respects from U.S. GAAP.

●	As a result of OMG’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, the Purchaser’s effective tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or the Purchaser may be subject to future changes in tax laws, in each case, the impacts of which could adversely affect the Purchaser’s after-tax profitability and financial results.

●	The Purchaser may be treated as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

●	The Business Combination could result in the Purchaser being treated as a U.S. corporation for U.S. federal income tax purposes.

●	Data protection laws, and similar domestic or foreign regulations, may adversely affect OMG’s business.

●	The Purchaser’s securityholders may have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of the Purchaser’s directors and executive officers or the Purchaser, including actions under the civil liability provisions of the U.S. securities laws.

●	If products in OMG’s product roadmap, including OMG’s software licenses or support services, do not achieve projected sales in the future in their planned channel, revenue forecasts for that product will not be met and OMG’s results of operations could be adversely affected.

46

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

We are providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination. The Company’s balance sheet data and its statements of operations data as of and for the three months ended March 31, 2024 and March 31, 2023 are derived from the Company’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The Company’s balance sheet data and its statements of operations data as of and for the years ended December 31, 2023 and December 31, 2022 are derived from the Company’s audited financial statements included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the Company’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” contained elsewhere in this proxy statement/prospectus. The Company’s historical results are not necessarily indicative of future results.

Income Statement Data:	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revenue	$-	$-	$-	$-
Loss from operations	$(709,065)	$(1,230,502)	$(2,609,672)	$(1,703,385)
Interest earned on marketable securities held in trust account	$288,051	$727,731	$2,752,194	$1,555,432
Net loss	$(533,432)	$(652,296)	$(513,919)	$(433,615)
Weighted average shares outstanding of common stock, basic and diluted	4,955,146	13,485,199	8,551,292	13,000,236
Basic and diluted net loss per share, all common stock	$(0.11)	$(0.05)	$(0.06)	$(0.03)

Balance Sheet Data:	As of March 31, 2024	As of March 31, 2023	As of December 31, 2023	As of December 31, 2022
Total current assets	$238,253	$94,300	$44,373	$391,924
Cash and marketable securities held in trust account	$19,495,620	$62,225,137	$50,772,949	$104,162,029
Total assets	$19,733,873	$62,319,437	$50,817,322	$104,553,953
Total liabilities	$11,412,110	$6,657,472	$10,462,846	$4,885,387
Value of common stock subject to redemption	$18,768,656	$61,748,111	$50,095,136	$103,962,029
Stockholders’ Deficit	$(10,446,893)	$(6,086,146)	$(9,740,660)	$(4,293,463)

47

SUMMARY HISTORICAL FINANCIAL INFORMATION OF OMG PREDECESSOR

OMG Predecessor’s statement of operations data for the years ended June 30, 2021, and 2022 and balance sheet data as of June 30, 2021, and 2022 are derived from OMG Predecessor’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results of OMG Predecessor included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of OMG. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Year Ended	Year Ended
	June 30, 2022	June 30, 2021
Statement of Operations Data
(A$ in thousands, except share data):
Revenue from contracts with customers	$1,190	$1,578
Other income	8,902	159
Selling and marketing expenses	(291)	(175)
Administrative expenses	(25,116)	(9,644)
Finance costs	(579)	(3,450)

Loss before income taxes from continuing operations	(15,894)	(11,532)
Income tax benefit	1,892	-
Net Loss	$(14,002)	$(11,532)
Loss after tax from discontinued operations	(17,131)	(3,474)
Loss after Tax	$(31,133)	$(15,006)
Loss/Profit for the period attributable to:
Non-controlling interest	(1,215)	(488)
Owners of the company	(29,918)	(14,518)
	$(31,133)	$(15,006)
Weighted average common shares outstanding	3,538,807	2,973,242

	As of June 30, 2022	As of June 30, 2021
Balance Sheet Data
(A$ in thousands):
Cash	$86	$17,167
Other current assets	432	11,057
Long-term assets	65,430	24,230
Total assets	65,948	52,454
Total liabilities	95,957	52,615
Net liabilities	(30,009)	(161)
Total equity	(30,009)	(161)

48

SUMMARY HISTORICAL FINANCIAL INFORMATION OF OMG PREDECESSOR AND OMG

OMG’s statement of operations data for the year ended June 30, 2023, and 2022 and balance sheet data as of June 30, 2023, and 2022 are derived from OMG’s audited interim financial information included elsewhere in this proxy statement/prospectus.

The historical results of OMG included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of OMG. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	OMG Successor Aug 31, 2022 to Jun 30, 2023	OMG Predecessor Jul 1, 2022 to Aug 30, 2022	OMG Predecessor Year Ended June 30, 2022

Statement of Operations Data
(A$ in thousands, except share data):
Revenue from contracts with customers	$9,987	$140	1,190
Other income	627	2,290	8,902
Trading expenses	(4,412)	-	-
Selling and marketing expenses	(77)	(8)	(291)
Administrative expenses	(48,168)	(618)	(25,116)
Finance costs	(1,793)	(189)	(579)
Loss before income taxes from continuing operations	(43,836)	1,615	(15,894)
Income tax benefit	84	-	1,892
Loss after tax from discontinued operations	-	5,185	(17,131)
Gain on disposal	-	33,354	-
Loss after Tax	$(43,752)	$40,154	(31,133)
Loss/Profit for the period attributable to:
Non-controlling interest	(953)	(272)	(1,215)
Owners of the company	(42,799)	40,426	(29,918)
	$(43,752)	$40,154	(31,133)
Weighted average common shares outstanding	20,009,990	3,605,659	3,538,807

	As of	As of
	June 30,	June 30,
	2023	2022
Balance Sheet Data
(A$ in thousands):
Cash	$28,583	$86
Other current assets	11,677	432
Long-term assets	6,801	65,430
Total assets	47,061	65,948
Total liabilities	61,801	95,957
Net liabilities	(14,740)	(30,009)
Total equity	(14,740)	(30,009)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF OMG PREDECESSOR AND OMG

OMG’s statement of operations data for the nine month ended March 31, 2024, and 2023 and balance sheet data as of March 31, 2024, and June 30, 2023 are derived from OMG’s audited interim financial information included elsewhere in this proxy statement/prospectus.

The historical results of OMG included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of OMG. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	OMG Successor Nine Month Ended March 31, 2024	OMG Successor Aug 31, 2022 to Mar 31, 2023	OMG Predecessor Jul 1, 2022 to Aug 30, 2022

Statement of Operations Data
(A$ in thousands, except share data):
Revenue from contracts with customers	$7,022	$6,830	140
Other income	948	195	2,290
Trading expenses	(2,903)	(3,352)	-
Selling and marketing expenses	(94)	(43)	(8)
Administrative expenses	(14,126)	(13,656)	(618)
Finance costs	(2,040)	(1,898)	(189)
Loss before income taxes from continuing operations	(11,193)	(11,924)	1,615
Income tax benefit	76	59	-
Loss after tax from discontinued operations	-	-	5,185
Gain on disposal	-	-	33,354
Loss after Tax	$(11,117)	$(11,865)	40,154
Loss/Profit for the period attributable to:
Non-controlling interest	(336)	(602)	(272)
Owners of the company	(10,781)	(11,263)	40,426
	$(11,117)	$(11,865)	40,154
Weighted average common shares outstanding	35,716,013	16,744,400	3,605,659

	As of	As of
	March 31,	June 30,
	2024	2023
Balance Sheet Data
(A$ in thousands):
Cash	$20,878	$28,583
Other current assets	4,230	11,677
Long-term assets	6,342	6,801
Total assets	31,450	47,061
Total liabilities	51,202	61,801
Net liabilities	(19,752)	(14,740)
Total equity	(19,752)	(14,740)

49

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the historical unaudited consolidated balance sheet of OMG as of March 31, 2024, with the historical unaudited balance sheet of the Company as of March 31, 2024, giving pro forma effect to the Business Combination as if it had occurred as of March 31, 2024.

The following unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2024 combines the historical statements of operations of OMG and the Company for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on July 1, 2022, the beginning of the earliest interim period presented.

The following unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2023 combines the historical statements of operations of OMG and the Company for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on July 1, 2022, the beginning of the earliest interim period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical unaudited financial statements of the Company as of and for the six months ended June 30, 2023, the historical audited financial statements as of and for the year ended December 31, 2023, the historical unaudited financial statements as of and for the three months ended March 31, 2024 and the historical audited financial statements as of and for the year ended December 31, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of OMG as of and for the year ended June 30, 2023, and the historical unaudited financial statements for the nine months ended March 31, 2024, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

●	the financial statements and related notes, as applicable, of each of OMG Predecessor and OMG, as applicable, and the Company included in this proxy statement/prospectus and OMG Predecessor’s, OMG’s and the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

OMG Predecessor, OMG, and the Company have different fiscal year end dates. OMG Predecessor’s and OMG’s fiscal year end is June 30 whereas the Company’s fiscal year end is December 31. In order for the comparative information as of and for the year ended June 30, 2023 and for the nine months ended March 31, 2024 to be comparable, the Company’s information was adjusted and determined based on information as of and for the year ended June 30, 2023.

The Company’s Statement of Operation information for the year ended June 30, 2023 was determined by taking the year ended December 31, 2022, subtracting the six months ended June 30, 2022 and adding the six months ended June 30, 2023.

The Company’s Statement of Operation information for the nine months ended March 31, 2024 was determined by taking the year ended December 31, 2023, subtracting the six months ended June 30, 2023 and adding the three months ended March 31, 2024.

50

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the combined entity’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The combined entity believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Description of the Business Combination

On January 18, 2023, Broad Capital Acquisition Corp. (the “Company”), a Delaware corporation, entered into a definitive Agreement and Plan of Merger and Business Combination Agreement (the “BCA”) with Openmarkets Group Pty Ltd, an Australian proprietary limited company (“OMG”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Seller”), and Broad Capital LLC, a Delaware limited liability company, solely in its capacity as the Company’s sponsor (the “Indemnified Party Representative”). The Company, OMG, the Seller, and the Indemnified Party Representative, as well as the to-be-formed Purchaser and Merger Sub (each of which are defined below), are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

Pursuant to the Business Combination Agreement, prior to the Closing of the contemplated transactions (collectively, the “Business Combination”), the Parties will cause the Company to move its domicile from the State of Delaware to Australia by merging a to-be-formed Delaware corporation (“Merger Sub”), which shall be wholly-owned by Broad Capital Acquisition Ltd, an Australian public limited company (the “Purchaser”) with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “Redomestication Merger”). As a result of the Redomestication Merger, (i) each issued and outstanding Company Share will convert into the right to receive one ordinary share of the Purchaser (the “Purchaser Shares”); (ii) each Company Unit shall convert into the right to receive one unit of the Purchaser, comprised of one Purchaser Share and one right to receive one-tenth of one Purchaser Share upon the Closing (each a “Purchaser Right”); and (iii) each Company Right shall be converted into the right to receive one Purchaser Right. The Company will provide the Company’s Transfer Agent with an instruction letter to effect such conversion upon the effective time of the Redomestication Merger.

On August 4, 2023, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 1 (the “BCA Amendment No. 1”) to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 9,000,000 to 7,000,000 due to an updated valuation of the Target; (ii) amend certain schedules to the BCA to reflect the updated valuation of the Target; (iii) make clarifying changes to certain representations and conditions to the Closing; and (iv) extend the Outside Date (as defined in the BCA) from June 30, 2023 to January 1, 2024. The BCA Amendment No. 1 was made effective as of August 1, 2023.

Effective January 9, 2024, the Company, OMG, the Seller, the Indemnified Representative, and the Purchaser entered into that certain BCA Amendment No. 2 (the “BCA Amendment No. 2”) to (i) clarify that although the parties would continue to seek additional financing, the Purchaser would not be required to have any minimum amount of net tangible assets at Closing; (ii) clarify that at Closing, the Purchaser shall have become listed on any tier of the Nasdaq exchange; and (iii) extend the Outside Date (as defined in the BCA) from January 1, 2024 to April 30, 2024.

On March 22, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 3 (the “BCA Amendment No. 3”) to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 7,000,000 to 4,800,000 due to an updated valuation of OMG; (ii) amend certain schedules to the BCA to reflect the updated valuation of OMG; (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout from 2,000,000 to 2,700,000 due to an updated valuation of OMG; (iv) update the Earnout Period to cover a period of three years commencing on June 30, 2024; and (v) provide that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics. The BCA Amendment No. 3 was made effective as of March 8, 2024.

On April 29, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 4 to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,800,000 to 4,000,000; (ii) clarify certain definitions to the BCA; and (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout by up to 800,000 if the Purchaser achieved certain revenue milestones during the first year following the Closing. The BCA Amendment No. 4 was made effective as of April 25, 2024.

On August 6, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 5 to (i) increase the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,000,000 to 7,500,000; (ii) clarify certain definitions to the Business Combination Agreement; (iii) decrease the number of Purchaser Shares to be issued to the Seller in connection with the Earnout such that the Seller could earn up to 500,000 Purchaser Shares if the Purchaser achieved certain revenue milestones during the first year following the Closing; all other terms of the Earnout remained unchanged. The BCA Amendment No. 5 was made effective as of August 8, 2024.

Following the Redomestication Merger, the Company and the Purchaser will cause the Company to liquidate, such that all assets of the Company are, or shall be, transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser (the “Liquidation”). Additionally, the Company will cause all of its contracts to be assigned to and assumed by the Purchaser.

Following the Redomestication Merger and Liquidation, the Seller will contribute all of the issued and outstanding equity securities of OMG (the “OMG Shares”) to the Purchaser in exchange for approximately 7,500,000 Purchaser Shares (the “Exchange Consideration”), which shares shall have a deemed value of $10.00 per share for the purposes of all calculations and adjustments under the Business Combination Agreement, with such Exchange Consideration subject to adjustment based on OMG’s net indebtedness, working capital, and indemnification obligations following the Closing as detailed in the Business Combination Agreement (the “Acquisition Contribution and Exchange”).

Adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to the Escrow Agreement (as defined below) (the “Adjustment Escrow Shares”), which Escrow Shares shall be released to either the Purchaser or the Seller based on the nature of the adjustment to the Exchange Consideration. Additionally, in the event OMG’s net working capital at the Closing (the “Net Working Capital”) exceeds OMG’s pre-Closing estimated net working capital (the “Estimated Net Working Capital”), the Seller will receive additional Purchaser Shares in an amount equal to the difference between the Net Working Capital and the Estimated Net Working Capital (the “Adjustment Exchange Consideration”). Further, in addition to the Adjustment Escrow Shares and the Adjustment Exchange Consideration, up to an additional 3,200,000 Purchaser Shares may be paid to the Seller based on certain performance benchmarks following the Closing as detailed in the Business Combination Agreement (the “Earnout”).

51

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes, and OMG will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	OMG’s current shareholders will hold a majority of the voting power of the Purchaser post Business Combination;

●	Effective upon the Business Combination, the post-combination board will consist of seven (7) directors, including 4 independent directors. Two (2) of the directors, one dependent and one independent, will be designated by the Company, the rest of the board members will be designated by OMG;

●	OMG’s operations will substantially comprise the ongoing operations by the Purchaser after the Business Combination;

●	OMG is the larger entity in terms of substantive operations and employee base; and

●	OMG’s senior management will comprise the senior management after the Business Combination.

Another determining factor was that the Company does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2.

For illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of the Company’s common stock:

● Assuming Minimum Additional Redemptions (“Minimum Redemption”) — This scenario assumes that no additional Company Shares are redeemed; and

● Assuming Maximum Redemptions (“Maximum Redemption”) — This scenario assumes the redemption of 1.70 million Company Shares at $10.93 per share, for an aggregate payment of approximately $18.58 million from the Trust Account as a result of the approval of the Redemption Limitation Amendment Proposal.

The following summarizes the proforma common stock outstanding under two scenarios:

	Minimum Redemption		Percentage	Maximum Redemption	Percentage
Sponsor shares	2,539,767		19.14%	2,539,767	21.95%
Private placement	451,130		3.40%	451,130	3.90%
Private placement rights	45,113		0.34%	45,113	0.39%
Public shares	1,717,663		12.94%	17,177	0.15%
Public rights	1,015,907		7.66%	1,015,907	8.78%
Seller	7,500,000	(1)	56.52%	7,500,000	64.83%
	13,269,580		100%	11,569,094	100%

1.	Computed immediately following Closing and assumes (a) that there will not be any Closing adjustments due to Closing Net Indebtedness or Estimated Net Working Capital, and (b) that all Adjustment Escrow Shares and Indemnification Escrow Shares are ultimately released to Seller. The Closing Net Indebtedness is expected to exceed A$20,000,000 and thus it is likely that there will be an adjustment to the number of Purchaser Shares issued to Seller at Closing and such adjustment may be material, but due to the other adjustments that will occur, we cannot estimate the amount of such adjustment at this time.

The public stockholder redemptions are expected to be within the parameters described by the above two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

52

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

(in USD thousands)

			IFRS	Pro Forma		Pro Forma	Pro Forma		Pro Forma
			Conversion	Adjustments		Combined	Adjustments		Combined
			and	Assuming		Assuming	Assuming		Assuming
	OMG	Company	Presentation	Minimum		Minimum	Maximum		Maximum
	(Historical)	(Historical)	Alignment	Redemption		Redemption	Redemption		Redemption
ASSETS
Current assets:
Cash and cash equivalents	$13,621	$165	$-	19,496	A	$26,313	(18,581)	G	7,732
				(3,556)	B
				(3,413)	H

Trade and other receivables	2,070	-	-	-		2,070	-		2,070
Other financial assets	367	-	-	-		367	-		367
Prepayments	292	73	-	-		365	-		365
Other assets	31	-	-	-		31	-		31
Total current assets	16,381	238	-	12,527		29,146	(18,581)		10,565

Non-current assets:
Property, plant and equipment	38	-	-	-		38	-		38
Right of use assets	1,479	-	-	-		1,479	-		1,479
Intangible assets	2,294	-	-	-		2,294	-		2,294
Other assets	326	-	-	-		326	-		326
Cash and marketable securities held in Trust Account	-	19,496	-	(19,496)	A	-	-		-
Total non-current assets	4,137	19,496	-	(19,496)		4,137	-		4,137
TOTAL ASSETS	20,518	19,734	-	(6,969)		33,283	(18,581)		14,702

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	7,524	2,317	-	-		9,841	-		9,841
Franchise tax payable	-	40	-	-		40	-		40
Income tax payable	-	687	-	-		687	-		687
Extension loan	-	3,084	-	-		3,084	-		3,084
Working capital loan	-	833	-	-		833	-		833
Excise tax liability	-	895	-	-		895	-		895
Contract liabilities	-	-	-	-		-			-
Borrowings	4,379	-	-	-		4,379	-		4,379
Other financial liabilities	248	-	-	-		248	-		248
Lease liabilities	494	-	-	-		494	-		494
Employee benefits	353	-	-	-		353	-		353
Provisions	20	-	-	-		20	-		20
Other liabilities	22	-	-	-		22	-		22
Total current liabilities	13,040	7,856	-	-		20,896	-		20,896

Non-current liabilities:
Borrowings	18,711	-	-	-		18,711	-		18,711
Lease liabilities	1,059	-	-	-		1,059	-		1,059
Employee benefits	38	-	-	-		38	-		38
Deferred tax liabilities	556	-	-	-		556	-		556
Deferred underwriting fee payable	-	3,556	-	(3,556)	B	-	-		-
Common stock subject to possible redemption	-	-	18,769	(18,769)	C	-	-		-
Total non-current liabilities	20,364	3,556	18,769	(22,325)		20,364	-		20,364
Total liabilities	33,404	11,412	18,769	(22,325)		41,260	-		41,260

COMMITMENTS AND CONTINGENCIES

Temporary equity:
Common stock subject to possible redemption	-	18,769	(18,769)	-		-	-		-
	-	-	-	-			-
	-	-	-	-		-	-		-
Stockholders’ equity (deficit):	-	-	-	-		-	-		-
OMG Issued capital	24,086	-	-	-		24,086	-		24,086
Reserves	-	-	-	-		-	-		-
Common stock	-	-	-	-	D	-	-	G	-
				-	C	-	-		-
BRAC Common stock	-	-	-	-	E	-	-		-
									-
Additional paid-in capital	-	-	-	18,769	C	4,909	(18,581)	G	(13,672)
	-	-	-	-	D	-	-		-
	-	-	-	(10,447)	F	-	-		-
	-	-	-	(3,413)	H	-	-		-

Accumulated deficit	(36,972)	(10,447)	-	10,447	F	(36,972)	-		(36,972)
Non-controlling interest	-	-	-	-		-	-		-
Total shareholders’ equity (deficit)	(12,886)	(10,447)	-	15,356		(7,977)	(18,581)		(26,558)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	20,518	19,734	18,769	(6,969)		33,283	(18,581)		14,702

See the accompanying notes to the Unaudited Proforma Condensed Combined Financial Statements.

53

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTH ENDED MARCH 31, 2024

(in USD thousands, except share and per share data)

			Pro Forma		Pro Forma
			Adjustments		Combined
			Assuming		Assuming
			Minimum and		Minimum and
	OMG	Company	Maximum		Maximum
	(Historical)	(Historical)	Redemption		Redemption
Revenue from contracts with customers	$4,581	$-	$-		$4,581
Total income	4,581	-	-		4,581

Operating costs and expenses:
Trading expenses	1,894	-	2,880	AA	4,774
Selling and marketing expenses	61	-	-		61
General and administrative expenses	9,216	1,863	-		11,079
Interest expenses	-	150	-		150
Total operating costs and expenses	(11,171)	(2,013)	(2,880)		(16,064)
Loss from operations	(6,590)	(2,013)	(2,880)		(11,483)

Other income (expense):
Finance income(cost)	(1,331)	-	-		(1,331)
Other income (expense)	618	-	-		618
Interest earned on marketable securities hold in trust account	-	1,589	(1,589)	BB	-
Total other income (expense)	(713)	1,589	(1,589)		(713)
Net income (loss) before income tax provision	(7,303)	(424)	(4,469)		(12,196)
Income tax benefit (expense)	50	(311)	-		(261)
Net income (loss)	(7,253)	(735)	(4,469)		(12,457)

See the accompanying notes to the Unaudited Proforma Condensed Combined Financial Statements.

			Assuming	Assuming
	OMG	Company	Minimum	Maximum
	(Historical)	(Historical)	Redemption	Redemption
Weighted average shares outstanding - ordinary share	35,716,013	-	-	-
Basic and diluted net income per share - ordinary share	(0.20)	-	-	-
Weighted average shares outstanding - Common Stock subject to redemption	-	-	13,269,580	11,569,094
Basic and diluted net income per share - Common stock subject to redemption	-	-	(0.94)	(1.08)
Weighted average shares outstanding - Common stock	-	4,955,146	-	-
Basic and diluted net income per share - Common stock	-	(0.11)	-	-

54

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2023

(in USD thousands, except share and per share data)

	Predecessor (all entity) July 1, 2022 to August 30,2022	Adjustment AA		Predecessor (discontinued operations*) July 1, 2022 to August 30,2022	OMG August 31, 2022 to June 30, 2023	OMG (Historical)	Company (Historical)	Pro Forma Adjustments Assuming Minimum and Maximum Redemption (See Note 5)		Pro Forma Combined Assuming Minimum and Maximum
Revenue from contracts with customers	$93	$(93)	Y	$1,237	$6,654	$7,891	$-	$-		$7,891
	-	1,237	X	-	-	-	-	-		-
Total income	93	1,144		1,237	6,654	7,891	-	-		7,891

Operating costs and expenses:
Trading expenses	-	-		692	2,940	3,632	-	-		3,632
	-	692	X	-	-	-	-	-
Selling and marketing expenses	5	(5)	Y	-	51	51	-	-		51
General and administrative expenses	412	(412)	Y	1,917	32,094	34,011	2,583	4,973	BB	41,567
	-	1,917	X	-	-	-	-	-		-
Interest Expense	-	-		-	-	-	30	-		30
Total operating costs and expenses	(417)	(2,192)		(2,609)	(35,085)	(37,694)	(2,613)	(4,973)		(45,280)
Loss from operations	(324)	(1,048)		(1,372)	(28,431)	(29,803)	(2,613)	(4,973)		(37,389)

Other income (expense):
Finance income(cost)	(126)	126	Y	(194)	(1,195)	(1,389)	-	-		(1,389)
	-	(194)	X	-	-	-	-	-		-
Other income (expense)	1,526	(1,526)	Y	(4)	418	414	-	-		414
		(4)	X
Gain on disposal and loan forgiveness	-	5,025	X	5,025	-	5,025	-	-		5,025
Profit before tax for the year from discontinued operations	3,455	(3,455)	AA	-	-	-	-	-		-
Gain on disposal before income tax	22,224	-		22,224	-	22,224	-	-		22,224
Interest earned on marketable securities hold in trust account	-	-		-	-	-	2,858	(2,858)	CC	-
Total other income (expense)	27,079	(28)		27,051	(777)	26,724	2,858	(2,858)		26,274
Net income (loss) before income tax provision	26,755	(1,076)		25,679	(29,208)	(3,529)	245	(7,831)		(11,115)
Income tax benefit (expense)	-	-		-	56	56	(563)	-		(507)
Net income (loss)	26,755	(1,076)		25,679	(29,152)	(3,473)	(318)	(7,831)		(11,622)

*The discontinued operations of OMG Predecessor are the operations that will be acquired by the Company.

			Assuming	Assuming
	OMG	Company	Minimum	Maximum
	(Historical)	(Historical)	Redemption	Redemption
Weighted average shares outstanding - ordinary share	16,390,363	-	-	-
Basic and diluted net income per share - ordinary share	(0.21)	-	-	-
Weighted average shares outstanding - Common Stock subject to redemption	-	-	13,269,580	11,569,094
Basic and diluted net income per share - Common stock subject to redemption	-	-	(0.88)	(1.00)
Weighted average shares outstanding - Common stock	-	8,992,588	-	-
Basic and diluted net income per share - Common stock	-	(0.03)	-	-

55

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

On January 18, 2023, Broad Capital Acquisition Corp., a Delaware corporation (the “Company”), entered into a definitive Agreement and Plan of Merger and Business Combination Agreement (the “Business Combination Agreement”) with Openmarkets Group Pty Ltd, an Australian proprietary limited company (“OMG”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Seller”), and Broad Capital LLC, a Delaware limited liability company, solely in its capacity as the Company’s sponsor (the “Indemnified Party Representative”). The Company, OMG, the Seller, and the Indemnified Party Representative, as well as the to-be-formed Purchaser and Merger Sub (each of which are defined below), are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

Pursuant to the Business Combination Agreement, prior to the Closing of the contemplated transactions (collectively, the “Business Combination”), the Parties will cause the Company to move its domicile from the State of Delaware to Australia by merging a to-be-formed Delaware corporation (“Merger Sub”), which shall be wholly-owned by Broad Capital Acquisition Ltd, an Australian public limited company (the “Purchaser”) with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “Redomestication Merger”). As a result of the Redomestication Merger, (i) each issued and outstanding Company Share will convert into the right to receive one ordinary share of the Purchaser (the “Purchaser Shares”); (ii) each Company Unit shall convert into the right to receive one unit of the Purchaser, comprised of one Purchaser Share and one right to receive one-tenth of one Purchaser Share upon the Closing (each a “Purchaser Right”); and (iii) each Company Right shall be converted into the right to receive one Purchaser Right.

On August 4, 2023, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 1 (the “BCA Amendment No. 1”) to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 9,000,000 to 7,000,000 due to an updated valuation of the Target; (ii) amend certain schedules to the BCA to reflect the updated valuation of the Target; (iii) make clarifying changes to certain representations and conditions to the Closing; and (iv) extend the Outside Date (as defined in the BCA) from June 30, 2023 to January 1, 2024. The BCA Amendment No. 1 was made effective as of August 1, 2023.

Effective January 9, 2024, the Company, OMG, the Seller, the Indemnified Representative, and the Purchaser entered into that certain BCA Amendment No. 2 (the “BCA Amendment No. 2”) to (i) clarify that although the parties would continue to seek additional financing, the Purchaser would not be required to have any minimum amount of net tangible assets at Closing; (ii) clarify that at Closing, the Purchaser shall have become listed on any tier of the Nasdaq exchange; and (iii) extend the Outside Date (as defined in the BCA) from January 1, 2024 to April 30, 2024.

On March 22, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 3 (the “BCA Amendment No. 3”) to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 7,000,000 to 4,800,000 due to an updated valuation of OMG; (ii) amend certain schedules to the BCA to reflect the updated valuation of OMG; (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout from 2,000,000 to 2,700,000 due to an updated valuation of OMG; (iv) update the Earnout Period to cover a period of three years commencing on June 30, 2024; and (v) provide that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics. The BCA Amendment No. 3 was made effective as of March 8, 2024.

On April 29, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 4 to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,800,000 to 4,000,000; (ii) clarify certain definitions to the BCA; and (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout by up to 800,000 if the Purchaser achieved certain revenue milestones during the first year following the Closing. The BCA Amendment No. 4 was made effective as of April 25, 2024.

On August 6, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 5 to (i) increase the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,00,000 to 7,500,000; (ii) clarify certain definitions to the BCA; (iii) decrease the number of Purchaser Shares to be issued to the Seller in connection with the Earnout such that the Seller could earn up to 500,000 Purchaser Shares if the Purchaser achieved certain revenue milestones during the first year following the Closing; all other terms of the Earnout remained unchanged. The BCA Amendment No. 5 was made effective as of August 8, 2024.

Purchaser wishes to acquire OMG by issuing Purchaser Shares to the Seller in exchange for the contribution by the Seller of all of the OMG Shares (as defined below) owned by the Seller.

Following the Redomestication Merger and Liquidation, the Seller will contribute all of the issued and outstanding equity securities of OMG (the “OMG Shares”) to the Purchaser in exchange for approximately 7,500,000 Purchaser Shares (the “Exchange Consideration”), which shares shall have a deemed value of $10.00 per share for the purposes of all calculations and adjustments under the Business Combination Agreement, with such Exchange Consideration subject to adjustment based on OMG’s net indebtedness, working capital, and indemnification obligations following the Closing as detailed in the Business Combination Agreement (the “Acquisition Contribution and Exchange”).

56

Adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to the Escrow Agreement (as defined below) (the “Adjustment Escrow Shares”), which Escrow Shares shall be released to either the Purchaser or the Seller based on the nature of the adjustment to the Exchange Consideration. Additionally, in the event OMG’s net working capital at the Closing (the “Net Working Capital”) exceeds OMG’s pre-Closing estimated net working capital (the “Estimated Net Working Capital”), the Seller will receive additional Purchaser Shares in an amount equal to the difference between the Net Working Capital and the Estimated Net Working Capital (the “Adjustment Exchange Consideration”). Further, in addition to the Adjustment Escrow Shares and the Adjustment Exchange Consideration, an additional 3,200,000 Purchaser Shares may be paid to the Seller based on certain performance benchmarks following the Closing as detailed in the Business Combination Agreement (the “Earnout”).

Note 2 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of the Company and OMG include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of the combined entity upon consummation of the transactions described herein.

The Business Combination between the Company and OMG under both the minimum and maximum redemption scenarios is expected to be accounted for as a capital reorganization with OMG as the accounting acquirer. The Company has evaluated all the indicators of control from IFRS 10 and IFRS 3 and believes that the indicators of issuer of equity, relative voting rights, composition of governing body, composition of senior management and relative size favored OMG as the accounting acquirer.

The Company does not meet the definition of a “business” under IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” under IFRS 3, rather the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2.

The pro forma adjustments reflecting the consummation of the Business Combination is based on certain currently available information and certain assumptions and methodologies that OMG believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. OMG believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using both the minimum redemption and maximum redemption scenarios with respect to the potential redemption of public shares into cash. The public stockholder redemptions are expected to be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The following summarizes the proforma common stock outstanding under two scenarios:

	Minimum Redemption		Percentage	Maximum Redemption	Percentage
Sponsor shares	2,539,767		19.14%	2,539,767	21.95%
Private placement	451,130		3.40%	451,130	3.90%
Private placement rights	45,113		0.34%	45,113	0.39%
Public shares	1,717,663		12.94%	17,177	0.15%
Public rights	1,015,907		7.66%	1,015,907	8.78%
Seller	7,500,000	(1)	56.52%	7,500,000	64.83%
	13,269,580		100%	11,569,094	100%

1.	Computed immediately following Closing and assumes (a) that there will not be any Closing adjustments due to Closing Net Indebtedness or Estimated Net Working Capital, and (b) that all Adjustment Escrow Shares and Indemnification Escrow Shares are ultimately released to Seller. The Closing Net Indebtedness is expected to exceed A$20,000,000 and thus it is likely that there will be an adjustment to the number of Purchaser Shares issued to Seller at Closing and such adjustment may be material, but due to the other adjustments that will occur, we cannot estimate the amount of such adjustment at this time.

Note 3 — Convenience Translation into U.S. Dollars

The presentation currency of OMG and OMG Predecessor’s consolidated financial statements is the Australian Dollar. The U.S. dollar amounts disclosed in the accompanying unaudited Pro Forma condensed combined balance sheets and statements of operations are presented solely for the convenience of the reader, dividing the Australian dollar amounts by the exchange rate of AUD 0.6663 per US$1.00 and AUD 0.6524 per US$1.00, which is the market exchange rate as of June 30, 2023 and March 31, 2024 respectively, from the Federal Reserve. The use of this methodology in translating Australian dollars into U.S. dollars is referred to as the “U.S. dollar translation methodology,” and should not be construed as a representation that the Australian dollar amounts actually represent or have been, or the amount that could be converted into U.S. dollars at that rate or any other rate.

Note 4 — IFRS Conversion and Presentation Alignment

The Company’s financial statements have been prepared under U.S. GAAP and OMG’s and OMG Predecessor’s financial statements have been prepared under IFRS. The historical financial information of the Company has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. One adjustment required to convert the Company’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information is to reclassify the Company Shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require the Company to redeem the public shares and the Company has an irrevocable obligation to deliver cash for such redemption.

57

Note 5 — Transaction Accounting Adjustments to the Company and OMG Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2024 are as follows:

(A)	Reflects the reclassification of $19.50 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or to meet the future cash needs of the Company.

(B)	Reflects the payment of $3.56 million of deferred underwriters’ fees. The fees were paid at the Closing out of the Trust Account.

(C)	Reflects the assumptions included in the Minimum Redemption scenario, including that none of the public stockholders will exercise their redemption rights for cash and that that no additional shares are issued to the Seller in connection with the Earnout, Indemnification, or Adjustment provisions of the Business Combination Agreement, and that the public shares subject to possible redemption, which would equal $18.77 million just prior to Closing, would be transferred to permanent equity at Closing. Pursuant to Regulation S-X Rule 5-02.28, securities with redemption features that are not solely within the control of the issuer must be classified outside of permanent equity. In the minimum redemption scenario, the redemption feature lapses, the classification of temporary equity is no longer required and the existing carrying amount of the equity security should be reclassified as permanent equity. The exercise of the redemption option by public stockholders is outside the control of the Company.

(D)	Represents the issuance of 7.5 million Purchaser Shares at par value $0.000001 to OMG equity holders as consideration upon the Business Combination.

(E)	Reflects the founder shares held by the initial shareholders of the Company.

(F)	Reflects the reclassification of the Company’s historical accumulated deficit.

(G)	Reflects the assumptions included in the Maximum Redemption scenario, including that public stockholders holding 1,700,486 shares exercise their redemption rights for cash resulting in approximately $18.58 million being paid to the redeeming stockholders based on available cash and that no additional shares are issued to the Seller in connection with the Earnout, Indemnification, or Adjustment provisions of the Business Combination Agreement. The 1,700,486 shares represent the maximum number of shares that may be redeemed as a result of the approval of the Redemption Limitation Amendment Proposal. The exercise of the redemption option by public stockholders is outside the control of the Company.

(H)	Represents transaction costs in relation to estimated legal, financial advisory and other professional fees related to Business Combination totaling $7.85 million.

Total estimated	$7.85 million
Total incurred through March 31, 2024	$4.97 million
Net	$2.88 million

58

Note 6 - Transaction Accounting Adjustments to the Company and OMG Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine-Month Period ended March 31, 2024

(AA) Reflects the transaction costs. See Note 5 adjustment (H).

(BB) Reflects the elimination of interest earned in the trust.

Note 7 - Transaction Accounting Adjustments to the Company and OMG Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023:

(AA) Reflects the adjustment of discontinued operation from OMG Predecessor that will be acquired by the Company. The financial statements for OMG Predecessor from July 1, 2022 to August 30, 2022 show continued operations and discontinued operations together. The discontinued part from the OMG Predecessor will be the group that is acquired by the Company. Adjustment for discontinued operations line items are added back (X) and line items for continued operations are deducted (Y) from the audited financial statements. See below tabular information for details:

(Y)	2022 July 1 to August 30
$’000
Continuing operations
Revenue from contracts with customers	93
Other income	1,526
Trading expense	-
Selling and marketing expenses	(5)
Administrative expenses	(412)
Finance costs	(126)
Profit before tax for the year from continuing operations	1,076
Income tax benefit	-
Profit after tax for the year from continuing operations	1,076

Discontinued operations
Profit before tax for the year from discontinued operations	3,455
Gain on disposal before income tax	22,224
Profit after tax for the year	26,755

59

(X)
2022 July 1 to August 30
Discontinued operations	$’000
Revenue from contracts with customers	1,237

Trading expense	(692)
Administrative expenses	(1,917)
Other expense	(4)
Gain on disposal and loan forgiveness	5,025
Total expense	2,412

Finance costs	(194)

Profit before income tax	3,455
Gain on disposal before income tax	22,224
Income tax expense	-
Profit after tax	25,679

(BB) Reflects the transaction costs. See Note 5 adjustment (H).

(CC) Reflects the elimination of interest earned in the trust.

Note 8 — Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of Purchaser Shares in connection with the Business Combination assuming the shares were outstanding since July 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

60

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the nine months ended March 31, 2024:

	OMG	Company	Minimum	33.33%	50%	66.67%	100%
	Historical	Historical	Redemption	Redemption	Redemption	Redemption	Redemption
March 31, 2024

Weighted average shares outstanding - Ordinary Share	35,716,013	-	-	-	-	-	-
Basic and diluted net loss per share - Ordinary Share	(0.20)	-	-	-	-	-	-
Weighted average shares outstanding - Common Stock subject to redemption	-	-	13,269,580	12,697,026	12,410,749	12,124,471	11,551,917
Basic and diluted net income per share - Common Stock subject to redemption	-	-	(0.94)	(0.98)	(1.00)	(1.03)	(1.08)
Weighted average shares outstanding - non-redeemable Common Stock	-	4,955,146	-	-	-	-	-
Basic and diluted net income per share - non-redeemable Common Stock	-	(0.11)	-	-	-	-	-

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for the year ended June 30, 2023:

	OMG	Company	Minimum	33.33%	50%	66.67%	100%
	Historical	Historical	Redemption	Redemption	Redemption	Redemption	Redemption
June 30, 2023

Weighted average shares outstanding - Ordinary Shares	16,390,363	-	-	-	-	-	-
Basic and diluted net loss per share - Ordinary Shares	(0.21)	-	-	-	-	-	-
Weighted average shares outstanding - Common Stock subject to redemption	-	-	13,269,580	12,697,026	12,410,749	12,124,471	11,551,917
Basic and diluted net income per share - Common Stock subject to redemption	-	-	(0.88)	(0.92)	(0.94)	(0.96)	(1.01)
Weighted average shares outstanding -non-redeemable Common Stock	-	8,992,588	-	-	-	-	-
Basic and diluted net income per share -non-redeemable Common Stock	-	(0.03)	-	-	-	-	-

61

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies and expectations for the Company’s business and OMG’s business, and the timing and ability for the Company and OMG to complete the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and the Company’s and OMG’s managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company, OMG and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals contained in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by the Company and the following:

● OMG’s future capital requirements and sources and uses of cash;

● OMG’s ability to obtain funding to maintain its existing operations and for future growth;

● OMG’s need to maintain capital levels required by regulators and self-regulatory organizations;

● the risk that changes in business, economic, or political conditions that impact the global financial markets, or a systemic market event, might harm OMG’s business;

● the difficulty of complying with an extensive, complex, and changing regulatory environment and the need to adjust OMG’s business model in response to new or modified laws and regulations, as well as to comply with the regulatory obligations associated with being a public company in the United States;

● OMG’s reliance on third parties to perform back-office operational and settlement services (by FNZ Securities) and order execution services (by Iress Limited) and the risk that processing, operational or technological failures could impair the availability or stability of OMG’s platform;

62

● the possibility of adverse developments in pending litigation, potential claims and regulatory investigations;

● changes in the market and competition for OMG’s products and services;

● expansion plans and opportunities;

● OMG’s ability to successfully introduce new technologies, services, and products;

● the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

● the outcome of any legal proceedings that may be instituted against the Company or OMG following the announcement of the proposed Business Combination and transactions contemplated thereby;

● the inability to complete the Business Combination due to the failure to obtain approval of the Company stockholders, the failure of the Company to retain sufficient cash in the Trust Account or find replacement cash to meet the requirements of the Business Combination or the failure to meet other conditions to closing in the Business Combination Agreement;

● the inability to obtain and maintain the listing of the Purchaser Shares on Nasdaq following the Business Combination;

● the risk that the proposed Business Combination disrupts OMG’s current plans and operations;

● the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of OMG to grow and manage growth profitably;

● the risk that redemptions by public shareholders could be very high and that the Company may have to take additional steps, which could be costly, to meet SEC and Nasdaq requirements in order to close the Business Combination;

● costs related to the Business Combination; and

● other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company and OMG prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to the Company, OMG, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, the Company and OMG undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

63

RISK FACTORS

RISKS RELATED TO THE BUSINESS COMBINATION

Our Company Restricted Stockholders have entered into a letter agreement to vote in favor of the Business Combination and the other proposals described in this proxy statement/prospectus, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our Company Restricted Stockholders are parties to the Letter Agreement pursuant to which they have agreed to vote any Company Shares owned by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. As of [__], 2024, our Company Restricted Stockholders own shares equal to 63.5% of the issued and outstanding Company Shares. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Company Restricted Stockholders agreed to vote any Company Shares owned by them in accordance with the majority of the votes cast by our public stockholders.

The Sponsor, certain members of our board of directors and our officers may have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that the Sponsor and the directors and officers of the Company have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

● the fact that the Company Restricted Stockholders have no right to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

● the fact that the Company Restricted Stockholders have no rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete an initial business combination by January 13, 2025, unless the period in which the Company must complete an initial business combination is extended pursuant to the Amended and Restated Certificate of Incorporation;

● the fact that the Company Restricted Stockholders paid an aggregate of $25,000 for 2,539,767 Founder Shares, which will have a significantly higher value at the time of the Business Combination and if unrestricted and freely tradable would be valued at approximately $[__] million, based upon the closing trading price of the Company Common Stock on [__], 2024 (but, given the restrictions on such shares, the Company believes such shares have less value);

64

● the fact that the Sponsor paid an aggregate of approximately $4,511,300 for its 451,130 Private Placement Units, each of which consists of one Private Placement Share and one Private Placement Right. Such Private Placement Rights will expire worthless if a business combination is not consummated by January 13, 2025, unless the period in which the Company must complete an initial business combination is extended pursuant to the Amended and Restated Certificate of Incorporation;

● the continued right of the Sponsor to hold Company Shares and the Purchaser Shares to be issued to the Sponsor upon conversion of its Purchaser Rights in connection with the Business Combination, subject to certain lock-up periods;

● if the Trust Account is liquidated, including in the event the Company is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify the Company to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which the Company has entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to the Company, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

● the anticipated continuation of one of the Company’s existing directors, Mr. Tse, as a director of the post-combination company;

● the continued indemnification of the Company’s existing directors and officers prior to the Business Combination and the continuation of the Company’s directors’ and officers’ liability insurance after the Business Combination;

● the fact that the Sponsor, officers and directors will lose their entire investment in the Company and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 13, 2025, unless the period in which the Company must complete an initial business combination is extended pursuant to Company’s amended and restated certificate of incorporation—please see the “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” section of this proxy statement/prospectus for more information; and

● that pursuant to the IPO Registration Rights Agreement, the Company Restricted Stockholders are entitled to registration of the shares of Company Common Stock held by them.

Our ability to consummate the Business Combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflicts in Ukraine and the Middle East.

In late February 2022, Russian military forces invaded Ukraine. The ensuing hostilities between Russia and Ukraine are continuing.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon, and other regional powers may escalate in the future into a wider regional conflict.

These events, the responses of other countries and political bodies to their opponents’ actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities.

65

The intensity and duration of ongoing hostilities and the potential for wider conflict and related events cannot be predicted and may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. To the extent that any of these negative developments do occur, they may have an adverse effect on OMG’s business, and thereby may negatively impact the Company’s ability to consummate the Business Combination or any other business combination.

Our Company Restricted Stockholders hold 2,990,897 Company Shares, which represents a significant number of the outstanding Company Shares—approximately 63.5% of the outstanding Company Shares—and they will lose their entire investment in us if a business combination is not completed.

Our Company Restricted Stockholders hold in the aggregate 2,539,767 Founder Shares and 451,130 Private Placement Shares, representing approximately 63.5% of the total outstanding Company Shares upon completion of our initial public offering. The Founder Shares will be worthless if we do not complete a business combination by January 13, 2025, unless the period in which we must complete an initial business combination is extended pursuant to the Amended and Restated Certificate of Incorporation. In addition, our Sponsor holds an aggregate 451,130 Private Placement Rights that will also be worthless if we do not complete a business combination by January 13, 2025, unless the period in which we must complete an initial business combination is extended pursuant to the Amended and Restated Certificate of Incorporation.

The Founder Shares are identical to the Company Shares included in the units, except that (a) the Founder Shares are subject to certain transfer restrictions, and (b) each of the Company Restricted Stockholders has entered into the Letter Agreement with us, whereby each Company Restricted Stockholder agreed to waive their redemption rights with respect to their Company Shares.

The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the public shares in the event the parties complete an initial business combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor and directors and officers of the Company paid to purchase such shares in the event the parties complete the Business Combination, even if the Business Combination causes the trading price of the Company’s common stock to materially decline.

The nominal purchase price paid by the Sponsor and directors and officers of the Company for the Founder Shares may significantly dilute the implied value of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares following the Business Combination, even in the event the Business Combination causes the trading price of the Company Shares to materially decline. The Company Restricted Stockholders initially invested an aggregate of $4,536,300 in the Company comprised of $25,000 for the Founder Shares and $4,511,300 for the Private Placement Units. The amount held in our Trust Account was approximately $19,955,098 as of August 8, 2024, implying a value of $11.62 per Company Share held by the public stockholders. Based on these assumptions, assuming that there are no redemptions of Company Shares in connection with the Special Meeting, and giving effect to the issuance of shares upon conversion of the Company Rights, each Company Share would have an implied value of $11.62 per share upon completion of the Business Combination, representing a [__]% decrease from the initial implied value of $[__] per Company Share held by the public stockholders.

66

While the implied value of $11.62 per share upon completion of the Business Combination would represent a dilution to our public stockholders, this would represent a significant increase in value for the Sponsor and directors and officers of the Company relative to the price it paid for each Founder Share. If we complete a business combination that results in the Company Shares trading at a lower price, our Company Restricted Stockholders may still profit from their investment in their Founder Shares and the Private Placement Shares and the shares to be issued upon conversion of the Private Placement Rights. As noted above, the Sponsor paid $25,000 for the Founder Shares, or $0.009 per share, and $4,511,300 for the Private Placement Units, or $10.00 per unit, comprised of the Private Placement Shares and the Private Placement Rights, amounting to an aggregate investment of $4,536,300. Following the consummation of the Business Combination, the Sponsor would own approximately 3,442,027 Purchaser Shares, which Purchaser Shares would have an aggregate implied value of $11.62. As a result, even if the trading price of the Company Shares significantly declines, the value of the Purchaser Shares held by the Sponsor will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, even if the trading price of the Purchaser Shares after the initial business combination is as low as $1.32 per share. As a result, the Sponsor is likely to earn a substantial profit on its investment upon disposition of its Purchaser Shares even if the trading price of the Purchaser Shares declines after the completion of the initial business combination. The Sponsor may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the public stockholders, rather than liquidating the Company. This dilution would increase to the extent that public stockholders seek redemptions from the Trust Account for their Company Shares.

Our Sponsor, directors or officers or their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of the Company Shares, public rights and public units.

Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public rights in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) limiting the number of public shares electing to redeem and (b) the Company’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001, assuming the Redemption Limitation Amendment Proposal is not approved. This may result in the completion of a Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the Company Shares, public rights and public units and the number of beneficial holders of such securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Company Shares, public rights and public units.

67

It is intended that, if Rule 10b-18 would apply to purchases by our Sponsor, directors, officers, advisors and their affiliates, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases.

Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our Sponsor, directors, officers, advisors or their affiliates were to purchase shares or rights from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

● our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from public stockholders outside the redemption process, along with the purpose of such purchases;

● if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares or rights from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

● our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

● our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

● we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

○ the amount of our securities purchased outside of the redemption offer by our Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

○ the purpose of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates;

○ the impact, if any, of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

○ the identities of our security holders who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates; and

○ the number of our securities for which we have received redemption requests pursuant to our redemption offer.

Pursuant to the Business Combination Agreement, the Purchaser will issue an aggregate of approximately 7,500,000 Purchaser Shares to the Seller (see the section entitled “Proposal No. 1—The Business Combination Proposal”). Furthermore, if the Incentive Plan Proposal is approved, the aggregate number of Purchaser Shares initially issuable under the Incentive Plan will be approximately [__] Purchaser Shares.

68

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders (excluding the Company Restricted Stockholders) will retain an ownership interest of approximately 20.6% in the Purchaser; (ii) the Company Restricted Stockholders will own approximately 22.9% of the post-combination company with respect to their Founder Shares and Private Placement Shares; and (iii) the Seller will own approximately 56.5% of the Purchaser. The ownership percentages with respect to the Purchaser following the Business Combination (a)(1) include the issuance of additional Purchaser Shares upon the conversion of Company Rights into Purchaser Shares that will occur at the Closing of the Business Combination, (2) assume that there will not be any Closing adjustments due to Closing Net Indebtedness or Estimated Net Working Capital, and (3) assume that all Adjustment Escrow Shares and Indemnification Escrow Shares are ultimately released to Seller, but (b)(1) exclude the issuance of Purchaser Shares upon completion of the Business Combination under the Incentive Plan, (2) exclude the redemption of Company Shares held by the Company’s public stockholders pursuant to our Amended and Restated Certificate of Incorporation just prior to Closing, and (3) assume that we do not issue any additional Purchaser Shares prior to Closing, such as for a PIPE or in payment of transaction expenses. If the actual facts are different than these assumptions (which they are likely to be, though the degree and direction of such a difference is not predictable), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For instance, the Enhanced indebtedness exceeds $20 million and is not expected to be repaid prior to the Closing. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor–and OMG - Financing Arrangements,”  “Risk Factors – Risks Related To The Business Combination - Redemption Sensitivity Analysis Table” and “Unaudited Pro Forma Condensed Combined Financial Information.”

The public stockholders will experience dilution as a consequence of the issuance of Purchaser Shares as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the public stockholders have on the management of the Purchaser following the closing of the Business Combination.

The issuance of additional Purchaser Shares in the Business Combination will dilute the equity interests of the public stockholders and may adversely affect prevailing market prices for the Purchaser Shares. The public stockholders who do not redeem their public shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including in each of the following instances:

●	Up to approximately 7,500,000 Purchaser Shares to be issued to the Seller in the Business Combination, valued at $10.00 per share. This represents approximately 56.5% of the number of Purchaser Shares that will be outstanding following the consummation of the Business Combination (assuming no public stockholders exercise redemption rights with respect to their public shares, referred to herein as the “no redemption scenario”). Further, the 7,500,000 Purchaser Shares represents approximately 64.8% of the number of Purchaser Shares that will be outstanding following the consummation of the Business Combination (assuming 1,701,414 public shares are redeemed, referred to herein as the “maximum redemption scenario”).

●	The Purchaser will reserve 5% of the number of Purchaser Shares as of the closing of the Business Combination on a fully diluted basis pursuant to the Incentive Plan, plus the amount of 250,000 Purchaser Shares to be awarded at Closing. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Incentive Plan.

●	The Company may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional Purchaser Shares or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

Depending on the number of public stockholders that exercise their redemption rights, the remaining public stockholders will be subject to varying levels of dilution. In each of the redemption scenarios detailed in the below sensitivity table, the residual equity value owned by non-redeeming stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00. All transaction expenses will be paid from the Trust Account and not in Purchaser Shares; accordingly, the residual equity value does not take into account such expenses as they will not cause additional dilution. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of the Company, assuming no dilution from any Additional Dilution Sources, would be (a) $132.7 million in the no redemption scenario, (b) $124.1 million in the 50% redemption scenario, and (c) $115.7 million in the maximum redemption scenario. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 4 through 8 below.

69

Redemption Sensitivity Analysis Table

Holders	No Redemption Scenario	% of Total	50% Redemption Scenario	% of Total	Maximum Redemption Scenario(1)	% of Total
Public Stockholders	2,733,570	20.6%	1,874,738	15.1%	1,032,156	8.9%
Company Restricted Stockholders	3,036,010	22.9%	3,036,010	24.5%	3,036,010	26.2%
Seller	7,500,000	56.5%	7,500,000	60.4%	7,500,000	64.8%
Total Equity Value Post Redemption	$132,695,800		$124,107,480		$115,681,660
Per Share value	$10.00		$10.00		$10.00

Additional Dilution Sources	No Redemption Scenario	% of Total(2)	50% Redemption Scenario	% of Total(2)	Maximum Redemption Scenario	% of Total(2)
New Incentive Plan Securities	663,479	4.8%	620,537	4.8%	578,408	4.8%
Total Additional Dilutive Sources(3)	663,479	4.8%	620,537	4.8%	578,408	4.8%

(1) Represents 1,701,414 in redeemed shares under the Maximum Redemption Scenario. The Maximum Redemption Scenario assumes that no additional shares are issued to the Seller in connection with the Earnout, Indemnification, or Adjustment provisions of the Business Combination Agreement.

(2) The Percentage of Total with respect to each Additional Dilution Source set forth above, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the 50% Redemption Scenario, the Percentage of Total with respect to the New Incentive Plan Securities would be calculated as follows: (a) 620,537 shares issued pursuant to the Incentive Plan; divided by (b) (i) 12,410,748 shares (the number of shares outstanding prior to any issuance pursuant to the New Stock Options) plus (ii) 620,537 shares issued pursuant to the Incentive Plan. The Percentage of Total also assumes that no additional securities are issued in connection with a PIPE transaction.

(3) Assumes (i) the issuance of all Purchaser Shares reserved for issuance under the Inventive Plan which amount equals 5% of the shares as of the closing of the Business Combination on a fully diluted basis and (ii) the payment of $3,555,674 in deferred underwriting fees.

70

The foregoing table is provided for illustrative purposes only and there can be no assurance that the Purchaser Shares will trade at the illustrative per share values set forth above, regardless of the levels of redemption.

The issuance of additional Purchaser Shares (or other equity securities of equal or senior rank), including through any of the foregoing, could have the following effects for holders of public shares who elect not to redeem their shares:

●	your proportionate ownership interest in the Purchaser will decrease;

●	the relative voting strength of each previously outstanding Purchaser Share will be diminished; or

●	the market price of the Purchaser Share may decline.

There can be no assurance that the Purchaser Shares that will be issued in connection with the Business Combination will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that the Purchaser will be able to comply with the continued listing standards of Nasdaq.

Our eligibility for listing the Purchaser Shares may depend on, among other things, the number of our shares that are redeemed. We intend to apply for the listing of the publicly-traded Purchaser Shares on Nasdaq. If Nasdaq denies our application for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that the Purchaser Shares are a “penny stock” which will require brokers trading in the Purchaser Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

71

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Purchaser Shares are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were not listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If the Redemption Limitation Amendment Proposal is approved and the parties to the Business Combination Agreement waive the closing condition contained therein that requires Purchaser to have at least $5,000,001 of net tangible assets upon the Closing, the Business Combination may be consummated even if the Purchaser Shares would be a “penny stock” upon the Closing.

If approved, the Redemption Limitation Amendment would remove the limitation that the Company may not redeem Company Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”). The purpose of the Redemption Limitation is to ensure that the Company would not be subject to the “penny stock” rules of the SEC as long as it adhered to the Redemption Limitation, and therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). However, because the NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, the Company recommended that stockholders remove the Redemption Limitation from the Company’s Amended and Restated Certificate of Incorporation because the Company could rely on another exclusion which relates to the Company being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). For so long as the Company Shares remain listed on Nasdaq, the Company Shares would not be deemed to be a “penny stock” under the Exchange Rule. Another exclusion from the “penny stock” rule that Purchaser could potentially rely on after the Closing is the requirement that the Purchaser Shares have a price of $5.00 or more (the “$5.00 Price Rule”). However, we cannot assure you that the Purchaser Shares will be listed on Nasdaq at the Closing or that the Purchaser Shares would comply with the $5.00 Price Rule.

If the Redemption Limitation Amendment Proposal is approved and the parties to the Business Combination Agreement waive the closing condition contained therein that requires Purchaser to have at least $5,000,001 of net tangible assets upon the Closing and the Purchaser has less than $5,000,001 of net tangible assets upon the Closing, such that it does not meet the NTA Rule, if the Purchaser Shares are not listed on Nasdaq or another national securities exchange, either due to the Purchaser Shares not being approved for listing or due to a subsequent delisting of the Purchaser Shares, such that it does not satisfy the Exchange Rule, if the trading price of the Purchaser Shares is less than $5.00, such that it does not meet the $5.00 Price Rule, and if no other exclusion from the “penny stock” rules apply, then we expect that the Purchaser Shares would be a “penny stock” upon Closing. If the parties consummate the Business Combination at a time when the Purchaser Shares are a “penny stock,” such event will require brokers trading in Purchaser Shares to adhere to more stringent rules. For example, brokers trading in Purchaser Shares would be required to deliver a standardized risk disclosure document, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. If the Purchaser Shares are considered “penny stock,” these disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Purchaser Shares. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for Purchaser Shares. If the Purchaser Shares are subject to the penny stock rules, the holders of such Purchaser Shares may find it more difficult to sell their shares.

72

Resales of the Purchaser Shares included in the Exchange Consideration could depress the market price of the Purchaser Shares.

There may be a large number of Purchaser Shares sold in the market following the completion of the Business Combination or shortly thereafter. The shares held by the Purchaser’s public securityholders will be freely tradeable. Purchaser Shares issued to the Seller pursuant to the Business Combination will be freely tradeable following the latter of (i) the expiration of the lock-up on the earlier of (A) one year following the closing of the Business Combination and (B) subsequent to the closing of the Business Combination, the date on which the Purchaser completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Purchaser’s securityholders having the right to exchange their shares of the Purchaser for cash, securities or other property, as set forth in the Lock-up Agreement and (ii) the registration of the resale thereof pursuant to a registration statement that we have agreed to promptly file after the completion of the Business Combination. Purchaser shares held by the Sponsor will be freely tradeable following the latter of (i) expiration of the lock-up period set forth in the Letter Agreement and (ii) the registration of the resale thereof pursuant to an exercise of registration rights set forth in that certain IPO Registration Rights Agreement.

We will have approximately 13,519,580 Purchaser Shares outstanding after the Business Combination (assuming that no Purchaser Shares are redeemed and subject to further issuance of awards under the Incentive Plan). Such sales of Purchaser Shares or the perception of such sales may depress the market price of the Purchaser Shares.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. All of our officers and directors, including Messrs. Tse, Shao, Trimmer, Heng, and Adams and Ms. Jiang, are engaged in other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our officer’s and director’s other business affairs require them to devote more substantial amounts of time to such affairs it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate our initial business combination. We cannot assure you that these conflicts will be resolved in our favor.

The Company and OMG will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on the Company and OMG. These uncertainties may impair our or OMG’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or OMG’s businesses could be harmed.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Amended and Restated Certificate of Incorporation and bylaws and applicable laws. Other events pursuant to which the Company may elect to waive the conditions to complete the Business Combination include changes in the course of OMG’s businesses or a request by OMG to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on OMG’s businesses and would entitle the Company to terminate the Business Combination Agreement. In any of such circumstances, it would be at the Company’s discretion, acting through its board of directors, to grant its consent or waive those rights. As of the date of this proxy statement/prospectus, the Company does not believe there will be any changes or waivers that the Company’s board of directors would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. We may not waive the condition that our stockholders approve the Business Combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination” for additional information.

73

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require the Company to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that we are entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of OMG’s business, a request by the Seller to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on OMG’s business and would entitle the Company to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of the Company, acting through the Company’s board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

The ability of the Company’s stockholders to exercise redemption rights with respect to a large number of the Company’s shares may not allow the Company to complete the Business Combination or optimize its capital structure.

The Company will need to reserve a portion of the cash in the Trust Account to fund its working capital needs to consummate the Business Combination. Above the maximum redemption scenario (see “Redemption Sensitivity Analysis Table” above), we will not be able to meet such working capital needs. In addition, if a larger number of shares are submitted for redemption than we currently expect, the Company may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until the Company liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Amended and Restated Certificate of Incorporation. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time the Company’s stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with the Company’s redemption until the Company liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Company’s Amended and Restated Certificate of Incorporation or you are able to sell your stock in the open market.

We and OMG will incur significant transaction and transition costs in connection with the Business Combination.

We and OMG have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and OMG may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Purchaser following the closing of the Business Combination.

The Company’s transaction expenses as a result of the Business Combination are currently estimated at approximately $8,300,000, including $3,555,674 in deferred underwriting commissions to the underwriter of our initial public offering. The Company previously paid $2,031,814 in underwriting fees at the closing of the Company’s IPO. The amount of the deferred underwriting commissions will not be adjusted for any shares that are redeemed in connection with a business combination. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the deferred underwriting commissions and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the deferred underwriting commissions.

The table below expresses each of the total underwriting fees and deferred underwriting fees paid or payable as a percentage of the outstanding Purchaser Shares based on different levels of redemptions of Purchaser Shares:

	No Redemptions Scenario	50% Redemptions Scenario	Maximum Redemption Scenario
Total underwriting fees(1)	$5,587,488	$5,587,488	$5,587,488
Total Purchaser Shares	9,769,580	8,910,748	8,068,389
Total underwriting fees as a percentage of the total Purchaser Shares outstanding post-business combination(2)	5.7%	6.3%	6.9%

Deferred underwriting fees	$3,555,674	$3,555,674	$3,555,674
Total Purchaser Shares outstanding post-business combination	9,769,580	8,910,748	8,068,389
Deferred underwriting fees as a percentage of the total Purchaser Shares outstanding post-business combination(2)	3.6%	4.0%	4.4%

(1)	Because the total underwriting fee is not subject to adjustment based on redemptions by the Company’s public stockholders, the effective total underwriting fee will not vary based on the amount of redemptions in connection with the Business Combination. Note that $2,031,814 of the total underwriting fee was paid at the closing of the IPO and the remaining $3,555,674 is payable upon consummation of the Business Combination as the deferred underwriting fee.

(2)	Assumes a value of $10.00 per Purchaser Share.

See the “Redemption Sensitivity Analysis Table” in the section entitled “Risk Factors – Risks Related To The Business Combination” section on page 64 of this proxy statement/prospectus for additional information. OMG’s transaction expenses as a result of the Business Combination are currently estimated at approximately $[__].

74

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Company’s board of directors will not have the ability to adjourn the meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Company’s board of directors is seeking approval to adjourn the meeting to a later date or dates if, at the meeting, the business combination proposal is not approved. If the adjournment proposal is not approved, the Company’s board of directors will not have the ability to adjourn the meeting to a later date and, therefore, the Business Combination would not be completed.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify).

If we are unable to complete an initial business combination by January 13, 2025, our public stockholders may receive only approximately $11.62 per share (based upon the value of our Trust Account as of August 8, 2024) on the liquidation of the Trust Account (or less than $11.62 per share in certain circumstances where a third-party brings a claim against us for which the Sponsor is unable to indemnify (as described herein)) and our Company Rights will expire worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $11.62 per share (based upon the value of our Trust Account as of August 8, 2024).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $11.62 per share held in the Trust Account as of August 8, 2024, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our Company. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our business combination and redemptions could be reduced to less than $11.62 per public share (based upon the value of our Trust Account as of August 8, 2024). In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If the funds held outside of Company’s Trust Account are insufficient to allow it to operate until January 13, 2025, the Company’s ability to complete an initial business combination may be adversely affected.

As of January 10, 2024, the Company has approximately $75,161 available to it outside of the Trust Account. We believe the funds available to it outside of the Trust Account will be sufficient to allow it to operate until it completes its business combination; however, we cannot assure you that its estimate is accurate. If we are required to seek additional capital, it would need to borrow funds from the Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither the Sponsor, members of the Company’s management team nor any of their affiliates is under any obligation to advance funds to the Company in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to the Company upon completion of the Company’s initial business combination. Up to $1,500,000 of such loans may be convertible into units identical to the Private Placement Units, at a price of $10.00 per unit at the option of the lender. As of March 31, 2024, there were outstanding working capital loans in the amount of $772,748. In connection with the monthly extensions of the period by which the Company must complete its initial business combination, the Sponsor (or its affiliates or permitted designees) has deposited an aggregate of $3,083,628 into the Trust Account in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Company’s initial business combination. Prior to the completion of the Company’s initial business combination, it does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If the Company is unable to complete its initial business combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust Account. Consequently, the Company’s public stockholders may only receive an estimated $11.62 per share (based upon the value of our Trust Account as of August 8, 2024), or possibly less, on their redemption of their public shares, and their Company Rights will expire worthless.

75

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $11.62 per public share (based upon the value of our Trust Account as of August 8, 2024) or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our public stockholders may be reduced below $11.62 per share (based upon the value of our Trust Account as of August 8, 2024).

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. In addition, unless the Redemption Limitation Amendment Proposal is approved, in no event will we redeem Company Shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000. In the event the Redemption Limitation Amendment Proposal is approved, we may redeem up to 1,701,414 Company Shares in the maximum redemption scenario and still retain sufficient working capital to consummate the Business Combination.

76

Following the closing of the Business Combination, the Purchaser’s only significant asset will be its ownership interest in OMG and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on the Purchaser Shares or satisfy our other financial obligations.

Following the closing of the Business Combination, the Purchaser will have no direct operations and no significant assets other than its ownership of OMG. Certain investors, the Sponsor, and directors and officers of the Sponsor and its affiliates will become stockholders of the post-combination company at that time. The Purchaser will depend on OMG for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to the Purchaser Shares. The financial condition and operating requirements of OMG may limit the Purchaser’s ability to obtain cash from OMG. The earnings from, or other available assets of, OMG may not be sufficient to pay dividends or make distributions or loans to enable the Purchaser to pay any dividends on the Purchaser Shares or satisfy its other financial obligations.

Following the Business Combination, the Purchaser will be a “foreign private issuer” and, as a result, it will be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of Purchaser Shares.

Upon the closing of the business combination, as a foreign private issuer whose shares are listed on Nasdaq, the Purchaser will be permitted to follow certain home country corporate governance practices in lieu of requirements under U.S. securities laws that apply to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

The Purchaser will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, it intends to publish its results on a quarterly basis as press releases, distributed pursuant to Nasdaq rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information it will be required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, as a foreign private issuer, the Purchaser will be exempt from the provisions of Regulation Fair Disclosure (“Regulation FD”), which prohibits issuers from making selective disclosure of material nonpublic information. Even though the Purchaser intends to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which its stockholders are entitled as investors.

The Purchaser may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

In order to maintain the Purchaser’s status as a foreign private issuer following the closing of the Business Combination, either (a) more than 50% of its outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of its executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of its assets cannot be located in the United States and (iii) its business must be administered principally outside the United States. If the Purchaser loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. The Purchaser would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal stockholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, the Purchaser may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The additional requirements that the Purchaser would become subject to if it were to lose its foreign private issuer status could lead it to incur significant additional legal, accounting and other expenses.

77

Following the closing of the Business Combination, the Purchaser may be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Purchaser relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the closing of the Business Combination, depending on the number of Company Shares redeemed by the Company’s public stockholders, the Seller may control a majority of the voting power of the Purchaser Shares, and the Purchaser may then be a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Purchaser does not intend to rely on these exemptions, the Purchaser may use these exemptions now or in the future. As a result, the Purchaser’s securityholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on OMG, we cannot assure you that this diligence will surface all material issues that may be present in OMG’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of OMG’s business and outside of our and OMG’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

78

We have no operating or financial history and our results of operations and those of the post-combination company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations of the post-combination company combines the historical unaudited results of operations of the Company for the period ended December 31, 2023 with the historical unaudited results of operations of OMG for the period ended December 31, 2023, and gives pro forma effect to the Business Combination and the acquisitions of OMG by the Company as if they had been consummated on December 31, 2023. The unaudited pro forma condensed combined statement of operations of the post-combination company combines the historical audited results of operations of the Company for the period ended December 31, 2022 with the historical audited results of operations of OMG for the year ended December 31, 2022, and gives pro forma effect to the Business Combination and the acquisitions of OMG by the Company as if they had been consummated on December 31, 2023.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the date indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, see the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income and other taxes in Australia, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

79

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by Australian authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

For further risks associated with tax matters after the Business Combination, see the section entitled “Risk Factors – Risks Related To Accounting And Tax Factors”.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board or OTC Pink, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for OMG securities and trading in the Company Shares, Company Rights, and Company Units has not been active. Accordingly, the valuation ascribed to OMG and the Company Shares, Company Rights, and Company Units in the Business Combination may not be indicative of the price of the post-combination company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

80

Factors affecting the trading price of the post-combination company’s securities following the Business Combination may include:

●	actual or anticipated fluctuations in the Purchaser’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Purchaser;

●	changes in the market’s expectations about the Purchaser’s operating results;

●	the public’s reaction to the Purchaser’s press releases, its other public announcements and its filings with the SEC;

●	speculation in the press or investment community;

●	success of competitors;

●	the Purchaser’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Purchaser or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to the Purchaser;

●	the Purchaser’s ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting the Purchaser’s business;

●	commencement of, or involvement in, litigation involving the Purchaser;

●	changes in the Purchaser’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of Purchaser Shares available for public sale;

●	any material change in the Purchaser’s board of directors or management;

●	sales of substantial amounts of Purchaser Shares by the Purchaser’s directors, officers or significant stockholders or the perception that such sales could occur;

●	the realization of any of the risk factors presented in this proxy statement/prospectus;

●	additions or departures of key personnel;

●	failure to comply with the requirements of Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act of 2002 or other laws or regulations;

●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

81

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Purchaser’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Purchaser could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of the Purchaser’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert the Purchaser’s management’s attention and resources, and could also require the Purchaser to make substantial payments to satisfy judgments or to settle litigation.

The Company’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the Company is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, the Company’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors. You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

82

In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.

In connection with this proxy statement/prospectus, no parties other than the Company and OMG have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, the Company or OMG beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Past performance by the Sponsor, including our management team, may not be indicative of future performance of an investment in the Company.

Information regarding performance by, or businesses associated with, the Sponsor and its affiliates is presented for informational purposes only. Past performance by the Sponsor and by our management team is not a guarantee either (i) of success with respect to any business combination we may consummate or (ii) that we will be able to locate a suitable candidate for our business combination. You should not rely on the historical record of the Sponsor or our management team’s or Sponsor’s performance as indicative of the future performance of an investment in the Company or the returns the Company will, or is likely to, generate going forward.

83

The Purchaser’s ability to be successful following the Business Combination will depend upon the efforts of the Purchaser Board and key personnel and the loss of such persons could negatively impact the operations and profitability of the post-combination business.

The Purchaser’s ability to be successful following the Business Combination will be dependent upon the efforts of the Purchaser Board and the key personnel of both the Purchaser and OMG. We cannot assure you that the Purchaser Board and such personnel will be effective or successful or remain with the Purchaser or OMG, as applicable. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Purchaser to have to expend time and resources helping them become familiar with such requirements.

The Purchaser’s management will have broad discretion in the use of the Purchaser’s net proceeds from the Business Combination.

The Purchaser cannot specify with certainty the particular uses of the net proceeds it will receive from the Business Combination, though it intends to use such proceeds first to pay transaction expenses, and thereafter, if any funds remain, for general working capital purposes and/or for acquisitions, if it should consummate any acquisitions, none of which are presently the subject of any written agreements, definitive or otherwise.

Accordingly, an investor in the Purchaser Shares will have to rely upon the judgment of the Purchaser’s management with respect to the use of proceeds, with only limited information concerning management’s specific intentions, including the information included above. The Purchaser’s management may spend a portion or all of the net proceeds from the Business Combination in ways that the Purchaser’s securityholders might not desire, that might not yield a favorable return and that might not increase the value of a Purchaser securityholder’s investment. The failure by the Purchaser’s management to apply these funds effectively could have a Material Adverse Effect on the Purchaser’s business, results of operations or financial condition. Pending their use, the Purchaser may invest the net proceeds from the Business Combination in a manner that does not produce income or that loses value.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Company’s financial condition or results of operations if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of the Company and your investment decision.

The Company and OMG currently operate as separate companies. The Company and OMG have had no prior history as a combined company and their respective operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from the Company’s and OMG’s historical financial statements and certain adjustments and assumptions have been made regarding the post-combination company after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and the Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Purchaser’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the Company’s stock price.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the Company Shares, Company Rights, or Company Units or the Purchaser Shares to drop significantly, even if OMG’s business is doing well.

Sales of a substantial number of Company Shares, Company Rights, or Company Units in the public market could occur at any time prior to the Business Combination and sales of a substantial number of Purchaser Shares could occur at any time following the Business Combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Company Shares, Company Rights, or Company Units or the Purchaser Shares, as applicable. After the Business Combination, our Company Restricted Stockholders, including the Sponsor, will hold approximately 31.1% of the Purchaser Shares with respect to their Founder Shares, the Private Placement Shares, and the Purchaser Shares issued to them upon conversion of the Private Placement Rights. Pursuant to the IPO Registration Rights Agreement, the Company Restricted Stockholders are entitled to registration of the Founder Shares. In addition, holders of our Private Placement Rights and their permitted transferees can demand that we register the Private Placement Rights. The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. These holders also have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the initial business combination.

84

The Company Restricted Stockholders entered into the Letter Agreement pursuant to which, they agreed that, with certain limited exceptions, the Founder Shares may not be transferred until six months after the closing of the Business Combination. We will also enter into the Lock-Up Agreement at the closing of the Business Combination, with the Seller, substantially in the form attached as Annex E. In addition, given that the lock-up period on the Founder Shares is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies.

The grant of registration rights to the Seller in connection with the proposed business combination pursuant to the Business Combination Agreement may adversely affect the market price of the Purchaser Shares.

In connection with the closing of the Business Combination contemplated by the Business Combination Agreement, we will enter into a registration rights agreement with the Seller in which we will agree to file a registration statement to register the resale of the Purchaser Shares to be issued to the Seller. The existence of these shares available for resale pursuant to one or more registration statements could also have an adverse impact on the market prices of the Purchaser Shares.

The underwriters of the Company’s initial public offering may waive or release parties to the Letter Agreement entered into in connection with this Business Combination, which could adversely affect the price of the Company’s securities, including the Company Shares.

The Company Restricted Stockholders have entered into the Letter Agreement pursuant to which they will be subject to certain restrictions (a) with respect to the sale or other disposition of the Founder Shares for a period begin at the closing of the initial business combination and end the earliest of: (i) six months following the closing of the initial business combination and (ii) on the date on which the closing stock price for the Purchaser Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (b) with respect to the sale or other disposition of the Private Placement Units, the Private Placement Shares, the Private Placement Rights (or any share issued or issuable upon the conversion of the Private Placement Rights) for a period of 30 days following the closing of an initial business combination and (c) with respect to the Founder Shares, the Private Placement Units, the Private Placement Shares, the Private Placement Rights (or any share issued or issuable upon the conversion of the Private Placement Rights), until such date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property if such date shall occur prior to the expiration of the periods set forth in (a) and (b) above. The Underwriters, at any time and without notice, may release all or any portion of the common stock subject to the foregoing Letter Agreement. If the restrictions under the Letter Agreement are waived, then the Company Shares, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of the Company Shares to decline and impair the Company’s ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up provisions of the Letter Agreement, the perception that such sales may occur, or early release of these provisions, could cause the market price of the Company Shares or Purchaser Shares, as applicable, to fall or make it more difficult for you to sell your shares at a time and price that you deem appropriate.

85

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the post-combination company, its business, or its market, or if they change their recommendations regarding the Purchaser Shares adversely, then the price and trading volume of the Purchaser Shares could decline.

The trading market for Purchaser Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, the stock price and trading volume of the Purchaser Shares would likely be negatively impacted. If any of the analysts who may cover the post-combination company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of the Purchaser Shares would likely decline. If any analyst who may cover the Company were to cease coverage of the post-combination company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause the stock price or trading volume of the Purchaser Shares to decline.

The Purchaser may be unable to obtain additional financing to fund the operations and growth of the post-combination company.

The Purchaser will require additional financing to fund its existing operations or growth of the post-combination company. The failure to secure additional financing could have a material adverse effect on the ability of the Purchaser to sustain or grow its operations. None of our officers, directors or stockholders and none of OMG’s officers or directors or the Seller is required to provide any financing to the Purchaser in connection with or after the Business Combination.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect the Purchaser’s business, investments and results of operations.

The Purchaser and OMG are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, the Purchaser will be required to comply with certain SEC, Nasdaq and other legal or regulatory requirements of businesses providing brokerage-related services. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. These laws, regulations, and rules include, without limitation, the following:

●	As an employer, OMG will be subject to laws relating to employment practices, health and safety of employees, employee benefits and other employment-related matters.

●	As a company whose common stock is listed for trading on Nasdaq, the Purchaser will be subject to Nasdaq’s continued listing requirements, which include requirements relating corporate governance matters, the size of the public float of our shares, and the minimum bid price of our shares. the Purchaser will also be required to notify Nasdaq of various corporate actions, including the intention to complete the Business Combination.

86

●

We are an SEC reporting company and therefore we are required to comply with the various rules and regulations of the SEC that relate to, among other things, the timing and content of annual, quarterly and current reports, the process to register additional shares for sale to the public or for resale by existing investors, and disclosures in connection with meetings of our stockholders. Changes in these rules and regulations can have a significant impact on us, such as the rules proposed by the SEC on March 30, 2022 regarding the disclosure requirements in connection with business combination transactions involving SPACs. These rules, if adopted as proposed, would, among other things, limit the use of projections in SEC filings in connection with proposed business combination transactions by amending the scope of a safe harbor for the use of financial projections; increasing the potential liability of certain participants in proposed business combination transactions. While the public comment period for these rules is still ongoing, if adopted, these rules may materially adversely affect our ability to complete the Business Combination and may increase the costs and our potential liability related thereto.

Further, if we do not identify activities that would require a regulatory application, license or other approval, or if the interpretation and application of the laws to which we are currently subject change, those additional laws, rules, and regulations or changes therein could have a material adverse effect on our business, investments and results of operations. A failure to comply with any applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We may seek right holder approval to amend the terms of the rights in a manner that may be adverse to holders.

The Company Rights were issued in registered form under a rights agreement between Continental Stock Transfer & Trust Company, as rights agent, and us. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-outstanding public rights to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the rights in a manner adverse to a holder if holders of at least a majority of the then-outstanding public rights approve of such amendment.

Anti-takeover provisions contained in the Purchaser’s Constitution, as well as provisions of Australian law, could impair a takeover attempt, which could limit the price investors might be willing to pay in the future for the Purchaser Shares.

Assuming the passage of Proposal Nos. 3 and 4 of this proxy statement/prospectus, the Purchaser’s Constitution will contain provisions that may discourage unsolicited takeover proposals that the Purchaser’s securityholders may consider to be in their best interests. The Purchaser will also be subject to anti-takeover provisions under Australian law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for the Purchaser’s securities.

Further, the Purchaser is subject to the anti-takeover laws of Australia, including the anti-takeover provisions of the Australian Companies Act. Subject to a range of exceptions, the Australian Companies Act prohibits the acquisition of a direct or indirect interest in the Purchaser’s issued voting shares if the acquisition of that interest will lead to that person’s or someone else’s voting power in the Purchaser increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%. Exceptions to the general prohibition include circumstances where the person makes a formal takeover bid for the Purchaser, if the person obtains securityholder approval for the acquisition or if the person acquires less than 3% of the voting power of the Purchaser in any rolling six-month period. Australian anti-takeover laws may discourage takeover offers being made for the Purchaser or may discourage the acquisition of large numbers of the Purchaser Shares.

87

The JOBS Act permits “emerging growth companies” like the Company, the Purchaser, and OMG to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify, and the Purchaser and OMG will qualify immediately following the Business Combination, as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following January 13, 2027, the fifth anniversary of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Purchaser Shares that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile. OMG had total revenues during its 2022 fiscal year of approximately A$10,092,000. If the post-combination company expands its business through acquisitions and/or continues to grow revenues organically post-Business Combination, we may cease to be an emerging growth company prior to December 31, 2027.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find the Company Shares, Company Rights, or Company Units or the Purchaser Shares less attractive because we will rely on these exemptions. If some investors find the Company Shares, Company Rights, or Company Units or the Purchaser Shares less attractive as a result, there may be a less active trading market for the Company Shares, Company Rights, or Company Units or the Purchaser Shares and more stock price volatility.

88

RISKS RELATED TO THE REDEMPTION

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

The Amended and Restated Certificate of Incorporation does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules); provided, however, if the Redemption Limitation Amendment Proposal is approved and the Amended and Restated Certificate of Incorporation is amended accordingly, the Company may redeem shares in excess of such threshold. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all Company Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all Company Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Based on the amount of $19,955,098 million in our Trust Account as of August 8, 2024, assuming a per share redemption price of $11.62, approximately 1,701,414 Company Shares may be redeemed and still enable us to have sufficient working capital to consummate the Business Combination, assuming there are no unpaid transaction costs. We refer to this as the maximum redemption scenario.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than fifteen percent (15%) of Company Shares issued in the initial public offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of Company Shares issued in the initial public offering.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Company Shares included in the units sold in our initial public offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in our initial public offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Purchaser Shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

89

The Company may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in the event of the Liquidation or in connection with redemptions of its common stock.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations). The excise tax applies to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed U.S. Department of Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the Business Combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, (ii) the structure of the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the Business Combination) and (iv) the content of regulations and other guidance from the U.S. Department of Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, the Company will not use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax. The imposition of the excise tax as a result of redemptions in connection with the Business Combination could reduce the amount of cash available to pay redemptions or reduce the cash available to the Purchaser following the Business Combination.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of the Company who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Company Shares for a pro rata portion of the funds held in our Trust Account.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of the 2024 Annual Meeting of Company Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

90

If a stockholder fails to receive notice of our offer to redeem our public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

RISKS RELATED TO OMG’S BUSINESS

OMG’s business is subject to a complex regulatory landscape and any adverse changes to, or OMG’s failure to comply with, any laws and regulations could adversely affect OMG’s business, operating results and financial condition, potentially having a Material Adverse Effect.

OMG’s broker dealer subsidiary, Openmarkets, operates in a highly regulated industry and is required to hold an Australian Financial Services Licence (“AFSL”) that is granted by ASIC. An AFSL is required for a wide range of financial services activities undertaken by Openmarkets. In the United States, a similar concept exists with the SEC and FINRA requiring that broker-dealers either register with the SEC and FINRA or qualify for an exemption from registration. The SEC and FINRA requires individuals and firms to register as securities brokers, dealers, or investment advisors if they wish to engage in certain securities-related activities. Both the AFSL and SEC and FINRA licensing requirements serve as a regulatory measure to protect investors and promote the integrity of the financial services industry.

“Regulators” described in this section includes ASIC, ASX, the SEC, FINRA or any other regulatory authorities having a bearing on OMG’s business and operations.

Openmarkets has been a market participant (broker dealer) of the ASX and an ASX Clear and ASX Settlement Participant since 2013, a trading participant of Cboe Australia since 2015. A market participant refers to an individual or entity that participates in a financial market, such as buying or selling financial products. In the United States, a similar term to “market participant” is “broker dealer”, which is a firm that can engage in activities such as buying and selling stocks, making markets for securities, providing investment advice, or serving as intermediaries between buyers and sellers.

A “clearing participant” refers to a member of a clearing house or central counterparty, which acts as an intermediary between buyers and sellers in a financial market. Clearing participants are responsible for clearing and settling trades, managing risk, and ensuring the integrity of the market. They may also provide collateral and guarantee funds to ensure the performance of their obligations.

A “settlement participant” refers to a member of a settlement system that facilitates the transfer of funds or securities between buyers and sellers in a financial market. Settlement participants are responsible for ensuring the timely and accurate settlement of trades, managing liquidity, and minimizing settlement risk.

91

The regulatory landscape includes government regulation, supervision and enforcement by the numerous governmental and regulatory bodies in the jurisdiction in which OMG operates, including, among others, rules and regulations relating to financial instruments on an execution-only basis, managed investments and advisory services and securities in Australia and in additional jurisdictions in which OMG may seek to become licensed or in which it otherwise has customers, each of which could restrict OMG’s business practices. In addition, regulators have imposed restrictions and conditions on the licenses held by OMG, and may in the future impose further restrictions or conditions, limiting the extent and type of business which certain OMG subsidiaries may conduct. While OMG believes that its business currently complies with such restrictions and conditions, any finding otherwise and any imposition of additional requirements by regulators could negatively impact OMG’s prospects for business expansion. OMG implements certain mechanisms in order to protect its business from the risk that customers could use OMG’s products and services in jurisdictions other than those in which they originally contracted for. However, the failure of such mechanisms could have a negative effect on OMG’s business. OMG must devote substantial resources to meeting its heterogeneous and dynamic regulatory obligations, including hiring knowledgeable employees and providing them adequate resources to respond to heterogenous and possibly conflicting regulatory requirements, in order to maintain its compliance procedures.

There is a range of legislation, regulation, policies and standards in Australia that governs OMG’s business undertakings. Over recent years the level and complexity of the regulatory environment for financial services in Australia has continued to increase, bringing additional cost and compliance considerations, and it is anticipated that the regulatory environment will continue to change and become more complex.

There is a risk that OMG’s processes and systems may not be adequate to detect and prevent all potential compliance breaches with new and existing regulations. For example, OMG may fail to properly develop and implement compliance practices, policies and strategies; provide adequate training to staff on compliance practices (including how to identify, and obligations to report, compliance issues); manage complaints that identify compliance issues; and/or monitor regulatory change and implement necessary changes. A breach of legislation or regulation may result in reputational damage, fines and penalties, increased regulator involvement in OMG’s operations and/or an enforceable undertaking. These may have a Material Adverse Effect on OMG’s business and reputation.

To maintain its regulatory authorizations and permissions OMG will be required to demonstrate that it has the requisite financial resources, operational capacity and capability and experience required to provide the relevant product or service. If OMG is unable to maintain and obtain applicable authorizations from regulators, it may be limited in how it is able to provide its product and service offering.

There is a risk that OMG’s licenses and authorizations may be revoked or modified, or a regulator may suspend OMG’s right to operate for breaches of relevant financial services laws, breaches of conditions of OMG’s authorizations from Regulators or failure by OMG to comply with orders made by the issuing regulators or any undertakings given by OMG in respect thereof. Any suspension or revocation of such licenses or authorizations may result in OMG being unable to continue operating its business, in part or in toto. Alternatively, OMG may be the subject of enforcement proceedings by a regulator which could result in a monetary penalty, which may be significant and result in a Material Adverse Effect. As disclosed in this proxy statement/prospectus, on June 29, 2023, Openmarkets paid a penalty of A$4.5 million that was imposed by the Markets Disciplinary Panel (“MDP”) of ASIC and entered into an enforceable undertaking with ASIC in relation to alleged non-compliances with regulatory requirements.

As a market participant, clearing and settlement participant, OMG must maintain adequate systems and controls to ensure the trading it undertakes is conducted in a fair and orderly manner and in compliance with relevant laws and regulations. OMG receives notices from ASIC from time-to-time seeking information relating to inquiries by ASIC into trading by clients using the OMG trading platform. There is a risk that ASIC may find that OMG systems and controls are not adequately designed or maintained and as a result that OMG does not conduct its trading business in compliance with relevant laws and regulations, and as a result ASIC may take enforcement action against OMG.

92

OMG is obligated by certain regulations to maintain regulatory capital, which may affect OMG’s ability to conduct its business and to distribute profits and may reduce profitability and restrict expansion. Further, OMG may also be subject to disciplinary sanctions by regulators.

OMG is required by regulators to maintain sufficient funds and financial soundness to adequately support its regulated subsidiaries. OMG may from time to time incur indebtedness and other obligations which could make it more difficult to meet these capitalization requirements. Regulators continue to evaluate and modify regulatory capital requirements from time to time in response to market events and to improve the stability of the international financial system. Additional revisions to this framework or new capital adequacy rules applicable to OMG may be proposed and ultimately adopted, which could further increase OMG’s minimum capital requirements in the future, have an adverse effect on OMG’s business, operating results, and financial condition, or result in the removal or limitation of permissions to operate, fines, and public censures. Even if regulators do not change existing regulations or adopt new ones to increase capital adequacy requirements, OMG’s minimum capital requirements will generally increase in proportion to the size of OMG’s business conducted by OMG’s regulated subsidiaries. As a result, OMG will need to increase its regulatory capital in order to expand its operations and increase its revenue and income, and OMG’s potential inability to increase its capital on a cost-efficient basis could constrain OMG’s growth. In addition, in many cases, OMG may not be permitted to withdraw regulatory capital maintained by its subsidiaries without prior regulatory approval or notice, which could constrain OMG’s ability to allocate OMG’s capital resources most efficiently throughout its global operations. In particular, these restrictions could adversely affect OMG’s ability to withdraw funds needed to satisfy its ongoing operating expenses, debt service and other cash needs and could limit any future decision by the OMG board to declare dividends.

As a clearing participant of ASX Clear, OMG must comply with ASX Clear’s Cash Market Margining (“CMM”) protocol. The CMM is a “principal to principal” margin between ASX Clear and OMG to ensure that in the event of a default of OMG, ASX Clear can close out any net novated trade settlement obligations with minimal impact on other Market Participants.

The CMM effectively represents a cash collateral account held at ASX Clear and is essential to OMG’s business. Under the ASX Clear Operating Rules, OMG is not allowed to call a client for margin or use cash or collateral that belongs to a client. This necessitates that OMG funds the CMM from its own funds or from independent liquidity sources.

OMG maintains liquidity lines of credit to assist in meeting its own CMM obligations. There is a risk that, if there is a major spike in trading volumes on a particular day, OMG may not have the liquidity to meet its CMM obligation to ASX. There is a risk that OMG may be the subject of resultant enforcement proceedings by ASX which could result in a monetary penalty.

OMG is required to maintain minimum core capital under the ASX Clear Operating Rules. The minimum amount of capital presently required is AU$5 million and it may increase depending on which ASX traded products OMG trades and its non-ASX related activities.

ASX Clear historically imposed certain conditions on OMG’s admission as a clearing participant which related to its CMM and capital management and which have subsequently been removed. Principally these conditions required OMG to manage its trading levels to ensure it could meet its regulatory capital and CMM obligations associated with its increasing trading volumes.

93

OMG is reliant on a limited number of clients that account for much of its revenue, and it cannot guarantee that the relationship with these key clients will continue under the same terms or will not be terminated. The loss of any such client or business partner, a reduction in sales to any such client or business partner, or the decline in the financial condition of any such client or business partner could have a Material Adverse Effect on OMG’s business, financial condition, and results of operations.

OMG’s ability to conduct its business and generate income is derived from services, licensing and customer agreements. OMG is exposed to a number of potential risks relating to OMG contracts, including:

●	the risk that its customers exercise unilateral termination and, in some instances, suspension rights or a reduction in the scope of services, under the contracts. Certain contracts contain rights allowing the customer to terminate the agreement at will, subject, in most cases, to the provision of notice (which can be up to six months), or to provisions of change of control or other corporate events that may impact the business relationship; and

●	the risk that the counterparties do not extend the term of the contract when those contracts fall due for renewal or extension.

Materialization of any of the above risks may adversely affect OMG’s customer revenues and have an adverse impact on OMG’s earnings and financial condition.

SelfWealth Ltd (ASX: SWF) had a long-term contract with Openmarkets that represented material revenue streams for the business. On March 22, 2023, SelfWealth and Openmarkets entered into a side letter to confirm SelfWealth’s intention to change execution, clearing, and settlement providers from Openmarkets to FNZ Custodian (Australia) Pty Ltd (“FNZ Custodians”). SelfWealth agreed to honor the financial commitments of its contract with Openmarkets until the end of the original term, January 2024, including the minimum monthly fees, and, in consideration for an early payment of those obligations, Openmarkets agreed to a 25% discount. SelfWealth paid $0.9 million on May 8, 2023. The agreement with SelfWealth has now ended and there are no continuing payments due from SelfWealth.

In addition, OMG is an intermediated business that relies on its underlying growth of clients. OMG relies on an increase in trading volume by virtue of an increase in the number of underlying customer accounts of OMG’ clients. There is a risk of loss in revenues if OMG’s clients do not grow their underlying customer base.

Actions of competitors of OMG may harm the business, results of operations, financial performance or growth of OMG.

The financial services industry in which OMG operates is subject to constant innovation and dynamic competition. While there are significant barriers to entry to the financial services industry, including regulatory, technology development and third party relationships needed to conduct a broad financial services business such as OMG’s, new participants may enter the market to compete with OMG or existing competitors, or potentially its suppliers, may seek to compete with OMG more aggressively. Competitors of OMG, whether they be new entrants or existing competitors, may develop innovative products or distribution strategies, superior technologies, products or user experiences, or adopt pricing structures or cost structures that provide a competitive advantage to those competitors relative to OMG. Suppliers who also compete with OMG may use insights into OMG’s costs, products, or business strategies to advance their own competitive interests, or limit OMG’s ability to innovate or differentiate its products. The actions of competitors of OMG may result in a loss of clients, lower growth or increased cost to OMG, resulting in an adverse impact on OMG’s financial performance.

Further some of OMG’s suppliers who also compete with OMG may seek to use their position as suppliers as leverage over OMG in future dealings, or dealings as a competitor with OMG’s clients or their customers. If such a party decided to terminate a supply relationship or materially change supply terms, OMG would need to agree to alternative arrangements with other suppliers to replace these suppliers and the services that they provide. If OMG was unable to replace these suppliers in a timely manner or on terms no less favorable to OMG than the present arrangements, OMG’s services would be disrupted or financial performance otherwise adversely impacted.

94

OMG has incurred significant debt to finance its operations and business—approximately A$25.5 million (including accrued interest) as of December 31, 2023—and there is a chance that such debt may not be re-financeable, the terms of the loan agreements be breached, or that OMG defaults on some or all of its obligations.

OMG has significant borrowings totaling approximately A$25.5 million (including accrued interest) as of December 31, 2023, primarily in the form of loan facilities with certain debt financiers for the purposes of working capital and regulatory requirements. These financiers are Partners For Growth V, L.P. (“PFG”) and a related party of BMYG, being Enhanced Investments Pty Ltd (“Enhanced”). For more information on the financing arrangements, please see the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor–and OMG - Financing Arrangements”.

If action were to be taken by these debt financiers in respect of any breach of financial or non-financial covenants by OMG, there is no certainty that OMG would have access to sufficient cash to meet its repayment obligations or be able to refinance its existing debt on commercially acceptable terms. In those circumstances, OMG would need to seek waivers or other forms of accommodation from these debt financiers. Alternatively, OMG would need to procure alternative financing arrangements to refinance its existing facilities. There is a risk that PFG could withhold its consent to amendment or waiver of any non-compliance or, if such consent were given, that consent may be conditional on increased fees or interest or adverse terms and conditions. OMG may, in the future, require additional debt or equity capital. There is a risk that OMG may be unable to access additional debt or equity funding from the capital markets on favorable terms, or at all. If OMG was required to repay or refinance these debt facilities and was unable to do so, there would be a material risk that OMG would not be able to continue as a going concern.

OMG expects to incur product and systems development costs and devote significant resources to developing new products and systems, which could significantly reduce its profitability and may never result in revenue to OMG if such products and systems don’t meet market needs.

OMG’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. OMG plans to incur significant product development expense in the future as part of its efforts to design, develop, manufacture, certify and introduce new products and enhance existing products. OMG has also incurred and will continue to incur material costs in support of its product development efforts. Further, OMG’s product development program may not produce successful or timely results, and its new products may not achieve market acceptance, create additional revenue or become profitable. If OMG fails to offer high-quality support to its customers and business partners, its business and reputation may suffer.

Failure to effectively expand OMG’s sales and marketing capabilities could harm its ability to increase its customer base, maintain and grow its market share and achieve broader market acceptance of its solutions.

OMG’s ability to grow its customer base, achieve broader market acceptance, grow revenue and market share, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities. Sales and marketing expenses are required to help grow OMG’s total revenue, and its operating results will suffer if sales and marketing expenditures do not contribute significantly to increasing revenue.

OMG is dependent on its executives, as well as sales and relationships teams, to obtain new customers. OMG plans to maintain and possibly grow its sales and relationships team both domestically and possibly internationally, but it may not be able to recruit and hire a sufficient number of qualified sales personnel, which may adversely affect its ability to expand its sales capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as anticipated, and OMG may be unable to hire or retain sufficient numbers of qualified individuals. Furthermore, hiring sales personnel in new countries can be costly, complex, and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the revenue expected, or ultimately achieved, from those countries. There is significant competition for direct sales personnel with strong sales skills and technical knowledge. OMG’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel and on such personnel attaining desired results within a reasonable amount of time. OMG’s business will be harmed if continuing investment in its sales and marketing capabilities does not generate a significant increase in revenue.

OMG intends to continue developing its product offerings to its clients, while maintaining high standards of customer service for its platform, to expand its existing market share and maintain its competitive position. However, OMG must also continue to update its existing technology, to avoid legacy issues, and continue to create efficiencies and scalability in its platform to remove or avoid manual processes (which increase operating costs and the risk of error).

Any failure of or delay in efforts to scale the OMG business could lead to impaired performance, other declines in quality or customer satisfaction, increased costs, difficulty in introducing new features or other operational inefficiencies or failures. These issues could reduce the attractiveness of the OMG platform to customers resulting in decreased spending from existing and new customers and lower client retention rates, which could hurt OMG’s revenue growth and our reputation. Even if OMG can upgrade its systems and expand its staff, any such expansion will be expensive and complex, requiring management time and attention, as well as improvements to its operational and financial controls and reporting systems and procedures. Because of these risks and other inherent risks associated with upgrading, improving and expanding OMG’s information technology systems, any needed expansion and improvements to its infrastructure and systems may not be fully or effectively implemented on a timely basis, if at all. Any such expansion efforts may reduce revenue or may not bring the benefits OMG anticipates, and OMG’s business, financial condition and results of operations may be adversely affected.

95

OMG’s sales cycle with large enterprise customers can be long and unpredictable, and its sales efforts require considerable time and expense.

The timing of OMG’s sales cycles with its large enterprise customers and related revenue recognition if difficult to predict because of the length and unpredictability, of the sales cycle for these customers. Large enterprise customers may have a lengthy sales cycle for the evaluation and procurement of OMG’s platform. Any delays in OMG’s sales cycles may cause a delay between increasing operating expenses for such sales efforts and upon successful sales, the generation of corresponding revenue. OMG is often required to spend significant time and resources to better educate its potential large enterprise customers and familiarize them with OMG’s products and services. The length of OMG’s sales cycle for these customers, from initial evaluation to contract execution, is generally three to six months but can vary substantially and sometimes extend to over 12 months. Large enterprise customers often view utilizing OMG’s products and services as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test and qualify OMG’s products and services prior to entering into or expanding a platform service.

During the sales cycle, OMG expends significant resources on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of OMG’s sales cycle include:

●	the effectiveness of OMG’s sales team as it hires and trains its new salespeople to sell to large enterprise customers;

●	OMG’s ability to meet with customers in person during a sales cycle;

●	the discretionary nature of purchasing and budget cycles and decisions;

●	the obstacles placed by customers’ procurement process;

●	economic conditions and other factors impacting customer budgets;

●	customers’ familiarity with OMG’s products and services;

●	customers’ evaluation of competing solutions during the purchasing process; and

●	evolving customer demands.

Given these factors, it is difficult to predict whether and when a sale will be completed. Consequently, a shortfall in demand for OMG’s products and services and solutions or a deadline in new or renewed contracts in a given period may not significantly reduce OMG’s revenue for that period but could negatively affect its revenue in future periods, which could have a material adverse effect on its business, financial condition and results of operations.

OMG relies on third parties to provide certain services to OMG’s clients, without which OMG would not be able to provide its full suite of services.

OMG relies on FNZ Securities to provide its clearing, settlement, and registration of securities via the Clearing House Electronic Subregister System (“CHESS”) and Iress to provide its trading and market connectivity infrastructure. OMG’s agreement with FNZ Securities expires in December 2025 and is subject to two 2-year renewal options. OMG’s agreement with Iress is terminable by either party on one calendar month’s written notice. See “Business of OMG.” If these agreements were to be terminated by the counterparty, or not renewed at the end of their term, OMG would need to identify alternative arrangements with other suppliers to replace these suppliers and the services that they provide. If OMG was unable to replace these suppliers in a timely manner or on terms no less favorable to OMG than the present arrangements, OMG’s services would be disrupted or financial performance otherwise adversely impacted.

OMG operates its business using complex and modern technology and infrastructure, which requires significant investment, monitoring, maintenance and troubleshooting.

OMG relies on its information technology systems to perform key functions critical to its ability to service its clients. The use of information technology and the effectiveness of OMG’s proprietary technology platforms are critical to OMG’s ability to deliver services to its clients and to continue to grow its business.

By their nature, OMG’s information technology systems, as well as those provided by third party technology vendors, are vulnerable to damage, interruption or failure from a number of sources, including limitations in processing increasing transaction volumes, natural disasters, power losses, computer systems failures, internet and telecommunications or data network failures, operator negligence, improper operation by or supervision of employees, physical and electronic losses of data and similar events. It is possible that the measures taken by OMG or relevant third parties to protect its proprietary information and the private information of its clients may not be sufficient to prevent unauthorized access to, or disclosure of, sensitive financial, proprietary or personal information. Further, OMG’s reliance on third parties and their systems to provide key services decreases its control over the delivery of these services and the quality and reliability of the services provided. For example, OMG relies on FNZ Capital Markets to provide its core clearing and settlement platform, Iress to provide its trading and market connectivity infrastructure, ASX to operate the exchange traded options and equities market, and Cboe Australia to operate an alternative exchange for equities in Australia. Any damage or interruption to, or failure of, OMG’s information systems or those provided by third party technology vendors could significantly curtail, directly and indirectly, OMG’s ability to conduct its business and generate revenue and could result in significant costs being incurred, for example to rebuild systems, respond to regulatory inquiries or actions, pay damages, or take other remedial steps with respect to third parties.

Further, accidental or deliberate security breaches or other unauthorized access to, or disclosure of, OMG’s or a third-party technology vendor’s information technology systems or customer data may subject OMG to reputational damage, a loss of confidence in the products and services it provides, claims by customers (including service penalties), loss of customers, a disruption to services, legal action and regulatory scrutiny and prosecution.

As a provider of technology solutions, it is crucial that OMG remain abreast of, and invests adequately in, new technological developments in order to retain its competitive advantage as well as driving further innovation, security and efficiency. OMG’s technology systems may become obsolete or outdated due to the investment of its peers in superior technology offerings, general market developments or changes in the commercial and/or regulatory environment which OMG fails to anticipate or react swiftly to. Further, such developments may require OMG to undertake substantial expenditure on updating or improving the technology of its platform, and the development of these product and service offerings may involve an extended period of time before a return on investment is achieved.

OMG expects that the number of integrations with suppliers’ and customers’ technology infrastructure will continue to expand as developers adopt new software solutions, and OMG will have to ensure its technology infrastructure works with these new solutions. This development effort may require significant engineering and marketing resources, all of which could adversely affect that OMG business. Any failure of OMG’s platform to operate effectively with customer infrastructure could reduce the demand for OMG’s products and services, and OMG’s business, financial condition and results of operations may be adversely affected. If OMG is unable to enhance its products and services to keep pace with rapid technological and regulatory change, or if new technologies emerge that are able to deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely than its products and services, the OMG business, financial condition and results of operations may be adversely affected.

Despite its efforts, OMG may fail to invest sufficiently in new technologies, due to funding or resource limitations or otherwise, resulting in adverse financial impacts including but not limited to:

● an inability to match the pace of competitors’ product development; and

● increased operational costs resulting from the continued use of legacy technology rather than more efficient new technologies.

96

OMG relies on third-party cloud service providers to operate certain aspects of its service. Interruptions, delays in service or inability to increase capacity with OMG’s cloud service providers could impair the use or functionality of OMG’s platforms and other services, harm its business and subject it to liability.

OMG serves its business partners using third-party cloud service providers. Any outage or failure of such cloud services could negatively affect OMG’s product connectivity and performance. OMG outsources substantially all the technology infrastructure relating to its cloud-based products and services to third-party hosting providers and, as a result, its products and services may be impacted by unscheduled downtime at such providers that is beyond its control. OMG’s revenue could be significantly affected if it suffers unscheduled downtime with its customers.

Further, OMG may rely on connectivity for its data network through cellular service and virtual private networking providers. Any incident affecting a cloud service provider’s network or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of OMG’s platforms and services.

OMG relies on third party systems to perform business-critical tasks, including relating to trade execution and clearing, and OMG is responsible for the deployment of these systems across its business. There is a risk that OMG may inadequately plan or execute the implementation or operation of a critical system resulting in a service outage to clients. If a service outage was prolonged this would result in a reduction of revenue to OMG and damage the reputation of OMG as a reliable service provider which could result in clients reducing or ceasing the business they conduct with OMG.

Because of the large amount of data that OMG collects, stores, manages and otherwise processes, it is possible that hardware failures or errors in OMG systems could result in the loss of, or the unauthorized access to or disclosure of data, including propriety, personal, sensitive or confidential information, or cause the information that OMG collects to be incomplete, which may result in breach of contract claims, damage OMG’s reputation or subject OMG to regulatory fines or investigations. Furthermore, the availability or performance of OMG’s platform could be adversely affected by a number of factors outside of OMG’s control, including OMG’s customers’ inability to access the internet, the failure of OMG’s software systems caused by OMG’s third-party vendors, security breaches, cyberattacks or variability in user traffic for OMG services. For example, OMG customers access the OMG platform through their internet service providers and failure by such service providers to provide sufficient capacity to support our platform or otherwise experience service outages could interrupt OMG’s customers access to its platform and adversely affect their perception of OMG’s platform’s reliability. In addition to potential liability, if OMG experiences interruptions in the availability of OMG’s cloud-based platform, OMG’s reputation could be adversely affected, and OMG could lose customers or have difficulty acquiring new customers. OMG also outsources its data warehouse infrastructure, or “cloud-based services,” to Amazon Web Services and Microsoft Azure. Outsourcing of these types of services is typical in its industry, but does subject it to typical risks associated with third party storage of data.

OMG’s technology could have undetected defects, errors or bugs in software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

OMG’s proprietary technology is complex, developed over several years by many developers, and includes a number of licensed third-party commercial and open-source software libraries. OMG’s software may have contained defects and errors in the past and may in the future contain defects or errors, some of which may be undetected. OMG is continuing to develop the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if OMGs products and services, including any updates or patches, are not implemented (which requires customer consent) or are not used correctly or as intended, inadequate performance and disruptions in service may result.

97

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could have a Material Adverse Effect on OMG’s business and results of its operations:

●	expenditure of significant financial and product development resources;

●	disruption to the delivery of services, including inability of clients to execute transactions;

●	loss of existing or potential customers or partners;

●	interruptions or delays in sales;

●	delayed or lost revenue;

●	delay or failure to attain market acceptance;

●	delay in the development or release of new functionality or improvements;

●	negative publicity and reputational harm;

●	sales credits or refunds;

●	exposure of confidential or proprietary information;

●	diversion of development and customer service resources;

●	breach of warranty claims;

●	legal claims under applicable laws, rules and regulations; and

●	an increase in collection cycles for accounts receivable or the expense and risk of litigation.

The costs OMG would be forced to incur to correct any material defects or errors could be substantial and could adversely affect OMG’s business, financial condition and results of operations.

Although OMG has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect OMG from claims by customers, resellers, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on OMG’s business, operating results, and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation or settlement agreements, divert management’s time and other resources and cause reputational harm, resulting in an adverse effect on OMG’s business, operating results, and financial condition.

In addition, OMG relies on some open-source software and libraries issued under the GNU General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Use of such copyleft-licensed software or libraries could require OMG to disclose and license its proprietary source code and permit others to create derivative works of such source code, all at no cost.

Cyber attacks on OMG or its key suppliers, including computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruptions and delays in services and operations, which could harm OMG’s business.

As organizations become more reliant on technologies including cloud services, third party software and social media, the risk of potential loss resulting from a cyber-attack or data breach also increases. OMG delivers consumer and business solutions through the use of proprietary software as well as third-party strategic partner technology services making OMG subject to similar technology risks faced by other organizations relating to security, business resilience and technology advances. In addition, OMG collects a wide range of personal, financial and service usage data and other confidential information from customers in the ordinary course of its business, such as contact details and addresses, and stores that data electronically in its own and its service providers’ environments.

Computer malware, viruses, physical or electronic break-ins and similar disruptions have become more prevalent and may occur on OMG’s systems in the future, leading to interruptions and delays in OMG’s services and operations and loss, misuse or theft of data. OMG has implemented security measures such as multi-factor authentication and security incident and event management tools. However, any attempts by cyber attackers to disrupt OMG’s services or systems, if successful, could harm its business, prevent OMG’s clients and their customers from transacting on OMG’s platform, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Each of these events could expose OMG to the risk of claims and litigation from its clients and their customers for any losses they sustain and pecuniary penalties from regulators. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. As cyber-attacks evolve, the cost of measures designed to prevent such attacks continues to increase, and OMG may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm OMG’s reputation, brand and ability to attract customers.

98

There can be no guarantee that OMG’s and its service providers’ systems will completely protect against data breaches and other data security incidents. This may be due to OMG or its suppliers not adequately maintaining or securing their systems, or its or their systems’ being subject to cyberattacks, viruses, data theft, ransomware attacks, phishing attacks or hacking. As the techniques used to hack or otherwise obtain unauthorized access to data and information frequently change, even if OMG and its suppliers have systems in place to detect such access attempts, their systems may be unable to anticipate and prevent any new hacking techniques. If any data breaches or data security incidents occur, and OMG’s data security infrastructure is unable to reduce the impact of such attacks, this could result in a loss of information and system integrity, misappropriation of accessed data including for fraudulent purposes or significant disruptions to OMG’s marketplace, all of which may reduce demand for OMG’s services by customers. It may also cause OMG to breach privacy and other laws, which may expose OMG to regulatory prosecution or substantial financial penalties. OMG may also incur significant costs to remedy any loss of data. This may have a material adverse impact on OMG’s reputation and financial position.

Key security risks that OMG takes steps to actively manage, but may ultimately fail to adequately manage if those steps prove ineffective or deficient, include:

●	Unauthorized access to systems by attackers, malware or as a result of employee or other user error or malfeasance.

●	Misuse of information by unauthorized actors, including alteration, deletion or use without proper approval.

●	Data breaches involving personally identifiable information and other sensitive data, by attackers or other unauthorized actors, or via poor configuration of cloud services.

As disclosed elsewhere in this proxy statement/prospectus, OMG has previously experienced, and may in the future experience, service disruptions, outages and other performance problems with its software and computer systems. These issues can be caused by a variety of factors, including infrastructure changes, cyber-security threats, third-party service providers, human or software errors and capacity constraints. If OMG’s services are unavailable when customers attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

OMG has processes and procedures in place designed to enable it to recover from a disaster or catastrophe and continue business operations. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and customers. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect its business and financial results.

OMG relies substantially on its internal processes for the running of its business operations. Any failure or design error in its systems may adversely affect the efficiency of its operations, the achievement of business goals and revenue and income.

Efficient internal processes are critical to the operation of OMG’s business. There is a risk that inadequate or failed internal processes, people or systems (including failure of staff to follow defined processes, inadequate training or failure to implement appropriate controls) or external events including a failure of a vendor system may give rise to failures or disruptions in operational systems and controls (e.g. fraud, security failures, manual processing errors) which may result in losses to customers that OMG is liable to compensate, assessment of monetary penalty or other action by Regulators, or downtime in OMG’s trading platform resulting in loss of revenue.

99

Ensuring that internal processes are efficient and scalable is particularly important in the context of the significant historic and planned future growth of OMG’s business. This growth has resulted and will continue to result in increasing pressure on all parts of OMG’s business, including OMG’s ability to:

●	operate manual processes, which may be viable and appropriate to effect certain trades for wholesale investment services or direct to investor trading services clients, but cease to be viable as a service to our customers who cater to retail consumers;

●	offer bespoke solutions for particular customers;

●	hire and train new employees to meet increasing workloads; or

●	otherwise structure its operations to ensure OMG continues to service its intermediaries and clients at expected service levels.

As a result of the increased pressure on OMG’s business operations from its growth, along with the increased complexity of its business resulting from advancements in its technology or changes to its product suite (including as a result of introduction of new clients), there is a risk that process and execution errors which occur from time to time may increase. Such failures or errors may have a Material Adverse Effect on OMG’s financial results, reputation, and its ability to retain or attract customers.

An interruption of OMG’s regular operations resulting from pandemics, accidents, cyber-attack, calamity or other causes, or events affecting the global economy, could adversely affect OMG’s business.

OMG provides all services and products from a limited number of facilities, including third-party support providers, and it generally does not have redundant operation capabilities that would enable it to shift operations without affecting its service provision to customers. A catastrophic loss of the use of one or more of OMG’s operational facilities due to pandemic, including the COVID-19 pandemic, accident, fire, explosion, labor issues, unrest, extreme weather events or other natural disasters, condemnation, cyberattacks, cancellation or non-renewals of leases, terrorist attacks or other acts of violence or war, or otherwise, could have a Material Adverse Effect on OMG’s operational capabilities and business. In addition, unexpected failures, including as a result of power outages or similar disruptions outside of OMG’s control, of OMG’s cloud-based solutions, software or back-office support, equipment and hardware could result in delays or temporary or permanent inability to execute its services at the time of and following such failures. Any of these events could result in substantial revenue loss and repair costs. An interruption in OMG’s operational capabilities could also require it to make substantial capital expenditures to re-enable operations. There are a limited number of service providers who can provide fast solutions at high complexity scenarios, and OMG would suffer delays and high costs associated with such limitations in service providers. An interruption in OMG’s operational capability, particularly if it is of significant duration, could result in a permanent loss of customers who decide to seek alternate products and could materially adversely affect OMG’s business, financial condition and operating results. Any of these issues may have a Material Adverse Effect on OMG’s operational capabilities and business.

100

On March 10 and March 12, 2023, the Federal Deposit Insurance Corporation (“FDIC”) took control and was appointed receiver of Silicon Valley Bank (“SVB”) and Signature Bank, respectively, after each bank was unable to continue its operations. While OMG does not have any direct exposure to these banks, these events exposed vulnerabilities in the US banking sector, including legal uncertainties, significant volatility and contagion risk and second-order effects, even impacting OMG’s primary market, Australia. Adverse developments affecting the financial services industry generally, such as actual events or concerns involving liquidity, defaults, non-performance or other adverse developments by, or affecting, financial institutions, transactional counterparties or other companies in the financial services industry, or concerns or rumors about any events of these kinds or other similar risks, could adversely affect OMG’s current and projected business operations and financial condition and results of operations.

OMG uses a pre-trade vetted model to meet its settlement obligations to ASX Clear and therefore faces liquidity risk if there are insufficient funds for trade settlement obligations.

Openmarkets, as an ASX Clear and Settlement participant, assumes a principal obligation to settle with ASX Clear each trade which Openmarkets enters into on behalf of its clients by delivering securities (for a sell trade) or cash (for a buy trade) in the event the client fails to deliver such securities or cash for settlement.

Openmarkets operates a pre-trade vetted model whereby it ordinarily checks client’s cash and securities holdings prior to the client placing trades and implements client trading limits to restrict the value clients can trade in any one transaction or in total transactions on any day. These vetting and trading limit policies are designed to reduce the risk that a client who places a trade fails to settle the trade and thereby creates an obligation for OMG to settle the trade with ASX Clear out of its own funds.

However, some clients may have higher limits and for some transactions Openmarkets may be unable to implement pre-trade vetting.

Where a client cannot settle the trade, Openmarkets also takes security over the purchased securities and has the ability to sell out of the purchased securities and apply the proceeds in reduction of the liability to Openmarkets and to recover the costs in so acting.

In addition, Openmarkets typically has a corresponding contractual right under its intermediary services agreement with each intermediary to be indemnified for any loss from acting on instructions by that intermediary.

There is a risk that Openmarkets fails to implement adequate trade vetting or limit policies, or that for some transactions such policies are not able to be implemented at all, and Openmarkets is required to settle a trade or trades on behalf of defaulting clients and, if such defaults are large enough, that Openmarkets has insufficient funds to actually complete settlement. Any such failure may have a Material Adverse Effect on Openmarkets’ licensing position and business.

Because OMG provides real-time services in volatile markets, OMGs customers are exposed to the risk of loss on their investments and positions, and user satisfaction may be severely negatively impacted as a result, which may lead to an increased risk of user complaints, litigation, and reputational harm and could have an adverse impact on OMG’s results of operations.

Recognizing that OMG’s customers have a range of investing experience, OMG provides tools to facilitate its customers’ position management. In light of the current turbulence in the global economy, OMG faces increased risk of default by OMG’s customers and other counterparties.

Because of these risks, OMG is susceptible to customer claims, disgruntlement and dissatisfaction or even user loss if customers do not trade the way they desired or if customers experience losses in their portfolios. Customer disgruntlement could lead to an increased risk of customer complaints and litigation, including a risk that customers escalate complaints to regulators. There can be no assurance that provisions typically included in OMG’s agreements with OMG’s customers and customers that attempt to limit OMG’s exposure to claims would be enforceable or adequate or would otherwise protect OMG from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against OMG by any of its customers would likely be time-consuming and costly to defend and could seriously damage OMG’s reputation and brand and could have an adverse impact on OMG’s business.

101

OMG intends on expanding its operations internationally, which will expose it to additional tax, compliance, market and other risks as a result of operating in other jurisdictions, conducting certain transactions across borders, and otherwise.

OMG’s primary operations are in Australia, although some international clients access ASX markets through OMG. OMG is also exploring the possibility of international acquisitions. Managing this expansion requires additional resources and controls, and could subject OMG to further risks associated with international operations, including:

●	conformity with applicable business customs, including translation into foreign languages and associated expenses;

●	potential changes to its established business model;

●	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

●	different levels of demand among its customers, depending on regional economic factors that influence the demand of OMG’s broker related services;

●	compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including banking, employment, tax, information security, privacy, and data protection laws and regulations such as the Australian Privacy Act of 1988 and the Australian Privacy Principles, the EU General Data Protection Regulation (the “GDPR”) as retained and applied within the EU and the UK, changing requirements for legally transferring data out of the European Economic Area, Singapore’s Personal Data Protection Act, as amended, U.S. regional data and privacy protection laws such as the California Consumer Privacy Act (“CCPA”) and the California Privacy Rights Act (“CPRA”), as amended;

●	compliance with U.S. and other foreign anti-bribery laws including the Foreign Corrupt Practices Act, and the UK Bribery Act 2010;

●	conforming products to various international regulatory and consumer protection requirements as well as currency and banking standards;

●	difficulty in establishing, staffing and managing foreign operations;

●	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

●	restrictions on repatriation of earnings;

●	compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable foreign and domestic tax laws, including those of the U.S. and Australia, as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

●	regional economic and political conditions.

As a result of such risks, OMG’s current expansion efforts and any potential future international expansion efforts may not be successful, and the failure of those efforts may have a Material Adverse Effect.

The core of OMG’s corporate strategy is to operate prominent wholesale market infrastructure services and related products and services. However, OMG is continually seeking to refine as well as expand its product offering for its clients. With its focus on its growth strategies and acquisitions, OMG may have to expend significant resources, such as costs and time, to establish operations, and market itself and develop its presence in existing and new markets. There is no guarantee that OMG will attract or retain sufficient clients in any new product markets, or that OMG will generate profits in those markets. Even if OMG does achieve its growth strategies, there is a risk that growth may place a significant strain on OMG’s operations, systems, staff or financial resources. If OMG is unable to manage its growth effectively or upgrade its systems to support growth, this could result in disruptions to its marketplace and have a material adverse impact on its operations and reputation.

102

OMG’s current level of service fees and other revenue may decline in the future which could reduce its revenue and profitability.

OMG charges commissions, transaction fees, and ancillary and other fees to customers for use of its products and services. There is a risk that OMG may not be able to maintain its fee structure and revenue levels due to factors beyond its control. This may occur, for example, due to actions of competitors, regulatory, political or economic pressures to reduce fees. OMG may also fail to identify new revenue opportunities or be slow to react to new revenue or product opportunities, which its competitors exploit.

OMG makes different margins from its clients, and some margins are higher than others. A reduction in products held through the OMG platform with comparatively high margins will adversely impact OMG’s financial performance.

Further, a reduction in fees and margins may also affect OMG’s operations and ability to maintain its level of service, which may result in OMG failing to retain customers or attract new customers. Any reduction in OMG’s ability to generate fee revenue or to attain and maintain adequate profit margins for its services may be substantial and have a Material Adverse Effect on its financial performance.

If OMG is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business may be harmed.

OMG’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. An inability to do so effectively would adversely affect its business. Competition for employees can be intense, and the ability to attract, hire and retain talent depends on OMG’s ability to provide competitive compensation, culture and benefits. OMG may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its regional and global business strategies.

OMG currently employs a number of key management personnel, and OMG has included in its employment with key personnel provisions aimed at providing incentives and assisting in the recruitment and retention of such personnel. It has also, as far as legally possible, established contractual mechanisms through employment and consultancy contracts to limit the ability of key personnel to join a competitor or compete directly with OMG. Despite these measures, however, there is no guarantee that OMG will be able to attract and retain key management personnel, and a failure to do so could have a Materially Adverse Effect on the business, operating results and financial prospects.

In addition, OMG’s successful operations and development of new products also relies on its ability to attract and retain experienced and high performing employees with specialist skills, including employees mandated by Australian regulatory requirements as well as relationship managers, sales staff, information technology specialists, operational leaders as well as senior management. There is a risk that OMG’s ability to recruit and/or retain employees may not be effective due to factors within or outside of its control, which may have a Material Adverse Effect on OMG’s business, operating and financial performance.

There is also a risk that OMG will not be able to hire new employees which embody its cultural values, or that changes to key employees or growth affect OMG’s ability to maintain its cultural values. In the financial services industry, it is also increasingly important for companies such as OMG to have cultures which promote and contribute to compliance and good corporate conduct. There is a risk that OMG’s senior management team fails to set an appropriate cultural tone for OMG, or that one or more of OMG’s employees behave in an inappropriate manner that causes damage to OMG, and these cultural failures could have a Material Adverse Effect on OMG’s reputation, business or financial performance.

103

OMG’s business is susceptible to market and financial trends. Changes to macroeconomic conditions and market volumes can have a major impact on OMG’s operations and demand for its products and services.

The demand for particular services through OMG’s platform, and ultimately equity market volumes, is impacted by macro-economic conditions and is dependent on the overall level of consumer demand in the economy for those product offerings.

Changes to macro-economic conditions may impact the types and volumes of services demanded through the marketplace. There is no guarantee that there will be increased, or even sustained, demand for OMG’s product offerings or that any increases in demand for certain products or services will offset any reduced demand for others. Changes to macro-economic conditions, such as rising inflation and cost of living, changes in interest rates, rising unemployment, reduced consumer confidence and volatility in global markets, may also impact levels of investment in equity markets (regardless of whether such investment is through OMG and its clients or otherwise) and may adversely affect the trading volumes occurring through OMG.

If changes in macroeconomic conditions have an adverse impact on the use of OMG’s products, this may have a Material Adverse Effect on OMG’s financial performance and prospects.

OMG’s business is highly dependent on the conditions of the equities markets with respect to which OMG offers its services and the volume of trading activity in such markets. Changes in such markets and in the volume of trading activity in such markets, including user sensitivity to adverse market conditions, could have a significant impact on OMG’s business and could result in lower revenue.

During the past few years, there has been significant disruption and volatility in the global financial markets, in particular with respect to online financial services. OMG’s revenue and operating results may vary significantly from period to period due primarily to movements and trends in the world’s capital markets and to fluctuations in trading levels of OMG’s customers, which is often affected by factors beyond OMG’s control, such as market volatility.

If OMG fails to develop, maintain, and enhance its brand and reputation, its business, operating results, and financial condition may be adversely affected. If there is any negative publicity with respect to OMG, its industry peers or its industries in general, OMG’s business and results of operations may be materially and adversely affected.

OMG’s brand and reputation are important in attracting and retaining clients. There is a risk that OMG’s brand and reputation may be tarnished by incidents creating negative publicity around its brand, such as, for example, regulatory compliance breaches, such as those that resulted in the enforceable undertaking entered into by OMG with ASIC as described elsewhere in this proxy statement/prospectus, a data security breach or other one-off unforeseen event that negatively impacts OMG’s operations, or its image, industry, etc. The occurrence of any such incidents may lead to client loss and the failure to attract new clients, which, in turn, may have Material Adverse Effect on OMG’s financial performance and results.

104

Successfully maintaining and enhancing the OMG brand will depend largely on the effectiveness of OMG’s marketing efforts and its ability to provide reliable solutions that continue to meet the needs of its customers at competitive prices, maintain its customers’ trust, continue to develop new functionality and use cases and successfully differentiate its products and services and capabilities from competitive solutions. OMG’s brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses it may incur in building its brand. If OMG fails to successfully promote and maintain its brand, its business described in this proxy statement/prospectus, financial condition and results of operations may be adversely affected.

OMG’s growth strategy and projections rely in large part on the acquisition of additional businesses. OMG’s financial performance will also in large part depend upon OMG’s success in acquiring and successfully integrating additional businesses and will be subject to risks associated with those acquisitions.

OMG’s growth strategy includes the acquisition of certain targeted additional complementary and synergistic businesses. The Projections and Additional Projections contained elsewhere in this proxy statement/prospectus, assume the acquisition of one business in 2024 and that this business will deliver an expected level of financial performance as disclosed in the assumptions to the Projections and Additional Projections. See “Special Meeting of Company Stockholders – Certain Forecasted Financial Information.” Although OMG has identified an acquisition target, except as otherwise disclosed in this proxy statement/prospectus, OMG has not entered into a definitive agreement for the acquisition of that target business. If there is an additional delay in completing the Business Combination, OMG may not be able to complete the target acquisition within the timeframes contemplated or at all, which would adversely affect OMG’s future financial performance.

OMG’s financial performance will be adversely affected if:

●	OMG is unable to negotiate and finalize the acquisition of the target business within the assumed timeframe, or at all;
●	The price payable by OMG to complete the acquisition is more than expected;
●	The acquired business does not perform as expected;
●	OMG does not successfully integrate or leverage the acquired business; or
●	OMG’s due diligence on the acquired business fails to identify or adequately address risks or liabilities within the business.

The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into OMG’s own business structure will require attention from management and could result in a diversion of resources and/or attention from its existing business, which in turn could have a Material Adverse Effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

OMG may consider additional acquisitions in the future where it believes those acquisitions are supportive of its growth strategy. There are a number of difficulties associated with acquisitions, including but not limited to the integration of financial, operational and managerial resources. If the assets or businesses are not successfully integrated, this may have a Material Adverse Effect on OMG’s financial and operational performance.

In addition, while OMG will conduct due diligence on proposed acquisitions, there is no assurance that an acquisition will perform as forecast once fully integrated, or successfully achieve the desired objectives, including, where applicable, any synergies.

OMG’s business may be materially and adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

OMG’s ability to protect its technology and intellectual property is material to its prospects of long term business success. To accomplish this, OMG relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of OMG’s competitive advantage and a decrease in revenue which may have a Material Adverse Effect on its business, prospects, financial condition and operating results.

The measures OMG takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	any patent applications OMG submits may not result in the issuance of patents;

●	the scope of issued patents may not be broad enough to cover a competitor’s products;

●	any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

●	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

●	current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

●	know-how and other proprietary information OMG purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

●	proprietary designs and technology embodied in OMG’s products may be discoverable by third-parties through means that do not constitute violations of applicable laws.

105

Patent, trademark, and trade secret laws are territorial in scope and vary throughout the world. Some jurisdictions do not protect intellectual property rights to the same extent as do the laws of Australia or the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be costly, difficult or impossible. Therefore, OMG’s intellectual property rights may not be as strong or as easily enforced outside of Australia or the United States.

It may be possible for a third party to copy or otherwise obtain and use OMG’s proprietary rights without authorization. OMG employs people on product development projects and necessarily discloses to those persons trade secrets and know-how concerning its hardware and software. There is a risk that employees or contractors of OMG may improperly disclose trade secrets to competitors of OMG for commercial advantage in countries where the legal system does not support enforceability of intellectual property rights. While OMG takes reasonable legal and other steps to protect its trade secrets and know-how, there can be no assurance that any protective measure taken by OMG has been or will be adequate to protect OMG’s proprietary rights from industrial espionage risks.

OMG’s intellectual property includes, without limitation, its logos and branding (whether or not registered as trademarks), copyright over its software code, the contents of its website and internally developed features used in its suite of product offerings. There is a risk that OMG may inadvertently fail to adequately protect its intellectual property or be unable to adequately protect its intellectual property. There is a risk that if OMG fails to renew its registered domain names before expiry, it would lose control of all website traffic directed to its websites or that a third party may be able to purchase the website, which may have a material adverse impact on its financial performance and operations.

There is also a risk that employees, competitors or other parties may seek to replicate some or all of OMG’s platform’s features, or use intellectual property that is similar to OMG’s intellectual property, to compete with OMG.

While OMG does impose confidentiality and non-compete obligations on its employees, and requires employees to assign to OMG their rights in intellectual property developed for OMG’s business, there can be no guarantee that these will be sufficient to prevent an employee from competing with OMG or using its intellectual property rights.

Even if OMG seeks to enforce its intellectual property rights against third parties, these attempts may be unsuccessful and OMG may expend significant time and costs on such enforcement actions.

If OMG is unable to protect its intellectual property rights, this could affect its ability to commercialize those intellectual property rights and have a material adverse impact on its branding and reputation. There is also a risk that OMG may inadvertently infringe a third party’s intellectual property rights. OMG may expend significant time and costs on actions disputing any such allegations of infringement. If OMG is unsuccessful in disputing such allegations, it may be required to pay penalties for infringing the third party’s intellectual property rights or cease using the infringing intellectual property rights. This may have a material adverse impact on OMG’s branding, reputation, financial performance and growth prospects.

OMG’s ability to leverage its innovation and expertise depends upon its ability to protect its intellectual property and any improvements to it. The intellectual property may not be capable of being legally protected, it may be the subject of unauthorized disclosure or be unlawfully infringed, or OMG may incur substantial costs in asserting or defending its intellectual property rights.

106

In preparing OMG’s financial statements, OMG identified a material weakness in the internal control over financial reporting of OMG Predecessor and OMG in the fiscal years ended June 30, 2022 and June 30, 2023. If OMG’s remediation of this material weakness is not effective, or if it experiences additional material weaknesses or otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately report its financial condition or results of operations or prevent fraud.

OMG has identified a material weakness in the internal control over financial reporting of OMG Predecessor and OMG in their fiscal years ended June 30, 2022 and June 30, 2023. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that OMG identified relates to its regulatory compliance and financial reporting close process. Specifically, OMG identified design and operational deficiencies in its (i) implementation of its regulatory compliance policies, (ii) organizational and technical resources allocated to regulatory compliance, (iii) review and prevention of potentially manipulative trades on its platform, and (iv) compliance with client money obligations and monitoring its trust account related to such obligations.

OMG is working to remediate the material weakness and is taking steps to strengthen its internal control over financial reporting. Specifically, its efforts to date have included the following:

●	The appointment of a new chief executive officer, Mr. Daniel Jowett, and a new chief operating officer, Mr. Robert Forbes, appointed in March 2022 and December 2022, respectively, both long-standing and respected members of the Australian stockbroking community;

●	The appointment of Promontory Australia (“Promontory”) to conduct an independent review of the design of OMG’s trade surveillance arrangements. This was a proactive appointment prior to any considered action taken by ASIC that involved significant expenditure on OMG’s part, and followed an earlier proactive engagement of RSM Australia to review the appropriateness, effectiveness and adequacy of OMG’s broader compliance arrangements;

●	The implementation of a comprehensive uplift program to address areas for improvement identified by Promontory, in its report from March 2021;

●	The further bolstering of trade surveillance practices and procedures from OMG’s compliance function and trading and execution function; and

●	Enhancing the resources available to support OMG’s trade surveillance function, which included recruiting persons with significant industry experience and intimate knowledge of trade surveillance to undertake key roles within, and adjacent to, this area of the business since the end of the relevant period.

The “ASIC Settlement” as disclosed in the section entitled “Business of OMG — Legal and Regulatory Proceedings — ASIC Settlement”, and the circumstances which were the basis of the ASIC Settlement, was not the basis for the material weakness described above, however it assisted in highlighting such a weakness in OMG’s internal controls over financial reporting. While OMG anticipates that the remedial steps required by the enforceable undertaking will also be ameliorative of the identified weakness in internal controls over financial reporting, there can be no guarantee that OMG will be successful in its implementation of those remedial steps or, even if successful, that such remediation required by the enforceable undertaking will also completely resolve and remediate the weakness in internal controls over financial reporting.

If it is unable to successfully remediate the material weakness, or if in the future, it identifies further material weaknesses in its internal controls over financial reporting, it may not detect errors on a timely basis, and its financial statements may be materially misstated and there could be a risk of potential fraud. OMG may not be able to conclude on an ongoing basis that it has effective internal controls over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of the Purchaser’s stock to fall. In addition, as a public company, the Purchaser will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act, which will include financial information for OMG. Any failure to report the Purchaser’s financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of its shares from Nasdaq or other adverse consequences that would materially harm its and OMG’s business. In addition, the Purchaser and OMG could become subject to investigations by Nasdaq, the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm their respective reputations and financial conditions, or divert financial and management resources from OMG’s core business.

OMG has appointed an independent expert to review and recommend remedial steps regarding certain of its resource allocations and internal policies and procedures in accordance with an enforceable undertaking entered into with ASIC. The recommendations of the independent expert could cause OMG to incur additional expenses and experience delays in business activities as OMG implements any remedial steps included in such recommendations.

As discussed elsewhere in this proxy statement/prospectus, OMG entered into an enforceable undertaking with ASIC pursuant to which OMG has agreed to appoint an independent expert to review the adequacy of OMG’s organizational and technical resources allocated to trade surveillance, client onboarding, and client money and OMG’s policies, processes, controls, and general oversight and compliance framework regarding trade surveillance, client onboarding, and client money. As part of this appointment, the independent expert provided OMG with recommended remedial actions on January 24, 2024 to address the purported deficiencies underlying the enforceable undertaking. On February 23, 2024, OMG notified ASIC pursuant to paragraph 3.5 of the enforceable undertaking that (among other things) it elected to implement all such remedial actions. OMG has completed such remedial actions, without requiring changes to its headcount. However, OMG will incur additional costs in engaging the independent expert to evaluate the completion of the remedial actions, with such report being delivered within three to nine months of OMG’s completion of such remedial actions.

These expenses and delays could have a material affect on the business of OMG. If the independent expert is not satisfied with OMG’s completion of the remedial actions, OMG may face further regulatory action from ASIC, which may include further penalties, additional costs imposed on OMG or limitations on Openmarkets’ AFSL and ability to operate its business.

107

Actions of competitors of OMG may harm the financial performance of OMG.

The financial services industry in which OMG operates is subject to constant innovation and dynamic competition. While there are significant barriers to entry to the financial services industry, including regulatory, technology development and third party relationships needed to conduct a broad financial services business such as OMG’s, new participants may enter the market to compete with OMG. Competitors of OMG, whether they be new entrants or existing competitors, may develop innovative products or distribution strategies, superior technologies, products or user experiences, or adopt pricing structures or cost structures that provide a competitive advantage to those competitors relative to OMG. The actions of competitors of OMG may result in a loss of clients, lower growth or increased cost to OMG, resulting in an adverse impact on OMG’s financial performance.

OMG could face liability or its reputation might be harmed as a result of the activities of its clients, or their customers.

As a regulated financial services provider and market participant subject to market disciplinary rules, OMG may be subject to potential liability for the activities of its customers on or in connection with its platform and services, such as where illegal trading patterns go undetected, even if OMG is not found to be at fault. Although OMG’s agreements with its customers prohibit (1) illegal use of its services, (2) the use of its services for certain activities that do not comply with market integrity rules, securities exchange rules and applicable laws, customers may nonetheless seek to engage in prohibited activities in violation of the agreement and applicable law, which could subject OMG to liability and/or harm its reputation.

As an ASX market participant, OMG relies on the clearing and settlement technology and infrastructure owned and operated by ASX.

In 2022, the ASX abandoned a multi-year project to replace its legacy clearing and settlement technology platform known as CHESS. ASX has committed to maintaining its CHESS system until 2032 while it assesses alternatives to replace the existing CHESS system. If the ASX’s CHESS system is unable to efficiently clear and settle transactions or suffers disruptions and outages, the ability of OMG’s clients to trade securities through OMG’s platform will also be affected, impacting OMG’s revenue. It is presently unknown what system or technology ASX will adopt to ultimately replace CHESS and what additional costs may be imposed by ASX on market participants or what systems or technology market participants will need to develop or acquire to interface with ASX’s clearing and settlement platform. OMG, as an ASX market participant, may be exposed to additional costs to ASX or to develop additional technology and system interfaces and may also be exposed to the risk that new interfaces will not function effectively.

RISKS RELATED TO INVESTMENTS IN PUBLICLY TRADED COMPANIES

The Purchaser will be a publicly traded company, and the Purchaser Shares will be subject to price variations that are not dependent on the Purchaser’s strategies, performance, or general decision. Risks inherent to publicly traded companies can severely diminish your investments or restrict your activities as a general investor, depending on domestic or foreign regulations.

Once the Purchaser becomes a publicly listed company on Nasdaq, it will become subject to general market risks that are inherent in all securities listed on a securities exchange.

The price at which Purchaser Shares are quoted on Nasdaq may increase or decrease due to a number of factors, many of which are outside of the Purchaser’s control and are not attributable to the underlying operations and activities specific to the Purchaser. These factors may cause the Purchaser Shares to trade at prices below the price at which the Purchaser Shares were valued in connection with the Business Combination. There is no assurance that the price of the Purchaser Shares will increase following quotation on Nasdaq, even if the Purchaser’s earnings increase.

Some of the factors which may affect the price of the Purchaser Shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, exchange rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, inclusion in or removal from market indices, the nature of the markets in which the Purchaser operates, force majeure events (described below) and general operational and business risks.

A significant portion of the Purchaser Shares will be subject to escrow and lock-up arrangements, diminishing the overall number of the Purchaser Shares that will be part of the public float.

Pursuant to the Business Combination Agreement, a significant portion of the Purchaser Shares will be subject to escrow and lock-up arrangements following the Business Combination.

The escrowed and locked-up Purchaser Shares may contribute to limited liquidity in the market for the Purchaser Shares during the escrow and lock-up periods, which could affect the Purchaser Share price. Further, as Purchaser Shares are released from escrow and lock-up, there is a risk that an actual or expected significant selldown of those Purchaser Shares could drive down the market price of the Purchaser Shares.

A market for the Purchaser Shares may not exist, develop or be sustained, which would adversely affect the price and liquidity of the Purchaser Shares.

Prior to the Business Combination, there will be no public market for the Purchaser Shares. Once the Purchaser Shares are quoted on Nasdaq, there can be no guarantee that an active trading market for the Purchaser Shares will develop or that the price of the Purchaser Shares will increase. If an active trading market does not develop, you may not be able to sell your securities quickly or at the market price. An inactive market may also impair the Purchaser’s ability to raise capital by selling securities publicly into the market and may impair the Purchaser’s ability to acquire other companies or technologies, or to otherwise fund operations, by using the Purchaser’s securities as consideration. There may be relatively few potential buyers or sellers of the Purchaser Shares on Nasdaq at any time. This may increase the volatility of the market price of the Purchaser Shares. It may also affect the prevailing market price at which investors are able to sell their Purchaser Shares. This may result in investors receiving a market price for their Purchaser Shares that is less than the price that investors paid. The initial valuation of the Purchaser Shares was determined by negotiations in connection with the Business Combination Agreement and may not be indicative of the market prices of the Purchaser Shares that will prevail in the trading market.

108

The price at which the Purchaser Shares are quoted on Nasdaq may increase or decrease due to a number of factors, which may negatively affect the price of the Purchaser Shares.

The price at which the Purchaser Shares are quoted on Nasdaq may increase or decrease due to a number of factors. These factors may cause the Purchaser Shares to trade at prices above or below the price at which the Purchaser Shares were valued in connection with the Business Combination.

There is no assurance that the price of the Purchaser Shares will increase following the quotation of the Purchaser Shares on Nasdaq, even if OMG’s or the Purchaser’s operations and financial performance improves. Some of the factors which may affect the price of the Purchaser Shares include:

●	fluctuations in the domestic and international market for listed stocks;

●	general economic conditions, including interest rates, inflation rates, exchange rates, commodity and oil prices;

●	changes to government fiscal, monetary or regulatory policies, legislation or regulation;

●	inclusion in or removal from market indices;

●	changes to government fiscal, monetary or regulatory policy, legislation or regulation;

●	acquisition and dilution;

●	pandemic risk;

●	the nature of the markets in which the Purchaser operates; and

●	general operational and business risks.

Other factors which may negatively affect investor sentiment and influence the Purchaser, specifically or the stock market more generally include acts of terrorism, the failure of banks and financial institutions in the banking system and financial markets, an outbreak of international hostilities or tensions, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, government ‘shutdowns’, outbreaks of disease or other man-made or natural events. The Purchaser has a limited ability to insure against some of the risks mentioned above.

The Business Combination Agreement designates the federal courts of the State of New York sitting in New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Seller or the Company, which could limit the ability of stockholders to obtain a favorable judicial forum for disputes with the Company.

The Business Combination Agreement provides that “[e]ach of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. . . .”

109

However, there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice-of-forum provision may limit an investor’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Purchaser or OMG, which may discourage such lawsuits. Additionally, investors who do bring a claim in the federal courts of the State of New York or the United States District Courts of New York could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near New York. Alternatively, if a court were to find this provision of the Business Combination Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Purchaser or OMG may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Purchaser’s or OMG’s business, financial condition and results of operations and result in a diversion of the time and resources of their respective management and board of directors.

Notwithstanding the foregoing, these provisions of the Business Combination Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The Purchaser will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

The Purchaser will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require the Purchaser to carry out activities OMG has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. In addition, the Purchaser will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

110

RISKS RELATED TO ACCOUNTING AND TAX FACTORS

OMG’s valuation of its business and its ongoing operations are calculated and/or governed by a specific set of accounting standards that may differ from other valuation or calculation methods.

IFRS interpretations are set by the International Accounting Standards Board and are outside the control of either OMG or the OMG board. The International Accounting Standards Board may introduce additions or refinements to IFRS, which may affect future measurement and recognition of key income statements and statements of financial position items.

There is also a risk that interpretations of existing IFRS, including relating to the measurement and recognition of key income statements and statements of financial position items, including revenue and receivables, may differ. Changes to IFRS issued by the International Accounting Standards Board or changes to the commonly held views on the application of those standards could materially adversely affect the financial performance and position reported in OMG’s consolidated financial statements.

OMG’s reported financial results may be negatively impacted by changes in IFRS.

IFRS is subject to interpretation by the International Accounting Standards Board and various bodies formed to promulgate and interpret accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

OMG’s business goals, profit margins and overall performance is subject to its tax planning accuracy and efficiency and to changes in tax laws and regulations in domestic and foreign jurisdictions. Any such errors in tax planning or management or changes in circumstance could diminish profits or create substantial liabilities for OMG or the Purchaser.

Taxation law is frequently being changed, both prospectively and retrospectively. Changes in taxation law (including goods and services taxes and stamp duties), or changes in the way taxation laws are interpreted, may impact the tax liabilities or future profitability of OMG and the Purchaser or the tax treatment of an investor’s investment. In particular, both the level and basis of taxation may change.

Changes to the rate of taxes imposed on OMG or the Purchaser (including in overseas jurisdictions in which OMG operates now or in the future) or tax legislation generally may affect OMG, the Purchaser, and the Purchaser’s securityholders. In addition, an interpretation of Australian tax laws by the Australian Taxation Office that differs from OMG’s interpretation may lead to an increase in OMG’s tax liabilities, the Purchaser’s tax liabilities, and, accordingly, a reduction in the Purchaser’s securityholders’ returns.

Personal tax liabilities are the responsibility of each individual investor. Each prospective investor is encouraged to seek professional tax advice in connection with its investment in the Purchaser, both before and after the Business Combination. The Purchaser is not responsible either for tax or tax penalties incurred by investors.

OMG also undertakes research and development activities which result in tax benefits by way of the research and development tax incentive. There is a risk that the ATO may review any claims made and challenge whether the activities and costs are eligible for the research and development concessions.

111

Changes to applicable tax laws and regulations or exposure to additional tax liabilities could adversely affect the Purchaser’s business and future profitability.

After the Business Combination, the Purchaser will conduct operations, directly and through its subsidiaries, in Australia, where OMG has operations today, and the Purchaser and its subsidiaries will be subject to income taxes in Australia, and may become subject to income taxes in such other jurisdictions, in which OMG may establish operations in the future. The Purchaser’s effective income tax rate could be adversely affected by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, changes in the Purchaser’s operating results before taxes, and the outcome of income tax audits in Australia and other jurisdictions. The Purchaser will regularly assess all of these matters to determine the adequacy of its tax liabilities. If any of the Purchaser’s assessments are ultimately determined to be incorrect, the Purchaser’s business, results of operations, or financial condition could be materially adversely affected.

Due to the complexity of multinational tax obligations and filings, the Purchaser and its subsidiaries may, in the future, have a heightened risk related to audits or examinations by federal, state, provincial, and local taxing authorities in the jurisdictions in which it operates. Outcomes from these audits or examinations could have a Material Adverse Effect on the Purchaser’s business, results of operations, or financial condition.

The tax laws of Australia, as well as potentially any other jurisdiction in which the Purchaser may operate in the future, have or may have detailed transfer pricing rules that require that all transactions with related parties satisfy arm’s length pricing principles. Although the Purchaser believes that its transfer pricing policies have been reasonably determined in accordance with arm’s length principles, the taxation authorities in the jurisdictions where the Purchaser carries on business could challenge its transfer pricing policies. International transfer pricing is a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities were to successfully challenge the Purchaser’s transfer pricing policies, the Purchaser could be subject to additional income tax expenses, including interest and penalties. Any such increase in the Purchaser’s income tax expense and related interest and penalties could have a Material Adverse Effect on its business, results of operations, or financial condition.

The Purchaser may also be adversely affected by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect.

As a result of OMG’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, the Purchaser’s effective tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or the Purchaser may be subject to future changes in tax laws, in each case, the impacts of which could adversely affect the Purchaser’s after-tax profitability and financial results.

In the event that the Purchaser expands OMG’s operating business outside of Australia, the Purchaser’s effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by several factors including, but not limited to, operating losses in jurisdictions where no tax benefit can be recorded under IFRS, changes in deferred tax assets and liabilities, changes in tax laws or the regulatory environment, withholdings and other cross border taxes, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, and the pre-tax operating results of the Purchaser’s business, among others.

112

Additionally, after the Business Combination, the Purchaser may be subject to significant income, withholding, and other tax obligations in Australia and other jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. The Purchaser’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including:

(a)	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities;

(b)	changes in the valuation of deferred tax assets and liabilities, if any;

(c)	the expected timing and amount of the release of any tax valuation allowances;

(d)	the tax treatment of stock-based compensation;

(e)	changes in the relative amount of earnings subject to tax in the various jurisdictions;

(f)	the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions;

(g)	changes to existing intercompany structure (and any costs related thereto) and business operations;

(h)	the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions;

(i)	the ability to structure business operations in an efficient and competitive manner; and

(j)	the availability of foreign income tax offsets in Australia or other jurisdictions.

Outcomes from audits or examinations by taxing authorities could have an adverse effect on the Purchaser’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with the Purchaser’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If the Purchaser does not prevail in any such disagreements, its profitability may be affected.

The Purchaser’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

The ability of the Purchaser to utilize net operating loss and tax credit carryforwards following the Business Combination is conditioned upon the Purchaser attaining profitability and generating taxable income. OMG has incurred significant net losses since inception and it is anticipated that the Purchaser will continue to incur significant losses. Additionally, the Purchaser’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

113

There is no guarantee that OMG or the Purchaser will pay dividends or make other distributions in the future. If OMG or the Purchaser is able to pay dividends, there is no guarantee that OMG or the Purchaser will be able to offer fully franked dividends.

Neither OMG nor the Purchaser has ever declared or paid cash dividends on its respective share capital, and there is no guarantee that dividends will be paid on the Purchaser Shares in the future. Any distribution is a matter to be determined by the Purchaser Board in its discretion and the Purchaser Board’s decision will have regard to, amongst other things, the financial performance and position of the Purchaser, relative to its capital expenditure and other liabilities.

Moreover, to the extent that the Purchaser pays any dividends, its ability to offer “fully franked” dividends, which are dividends paid net of certain taxes, is contingent on making taxable profits. The Purchaser’s taxable profits may be volatile, making the payment of dividends unpredictable. The value and availability of franking credits to an investor will differ depending on the investor’s particular tax circumstances. Further, non-Australian resident shareholders, including U.S. resident shareholders, will not be able to receive fully franked or partially franked dividends, which could have adverse tax consequences on such shareholders.

Investors should also be aware that the ability to use franking credits, either as a tax offset or to claim a refund after the end of the income year, will depend on the individual tax position of each investor.

If the Purchaser pays unfranked or partially franked dividends, U.S. resident shareholders could be subject to an Australian withholding tax on such dividends and, accordingly, could suffer adverse tax consequences.

As an Australian corporation, the Purchaser will be subject to Australia’s franking system, in which dividends paid by the Purchaser can be “fully franked,” “partially franked,” or “unfranked.” If the Purchaser pays fully franked dividends, Australian resident shareholders will receive a franking credit to offset the corporate tax already paid by the Purchaser on the income being distributed to its shareholders as a dividend. While non-Australian resident shareholders, including U.S. resident shareholders, will not receive a franking credit, such shareholders will also generally not be subject to any Australian withholding tax to the extent of the franking. However, if the Purchaser pays partially franked or unfranked dividends, non-Australian resident shareholders, including U.S. resident shareholders, will be subject to an Australian dividend withholding tax to the extent of the unfranked component of any dividends received that are not declared to be conduit foreign income. Pursuant to a double tax treaty between Australia and the United States, U.S. resident shareholders who receive partially franked or unfranked dividends from the Purchaser will prima facie be subject to 15% withholding tax on the unfranked portion of such dividend. U.S. resident shareholders may be eligible for a foreign tax credit in the United States to offset such withholding tax, subject to such resident’s circumstances. In the event a U.S. resident shareholder is ineligible for such foreign tax credit, such shareholder will bear the full financial impact of the 15% withholding tax in addition to any applicable income tax on the dividend received.

The Purchaser may be treated as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors.

If the Purchaser is treated as a PFIC for any taxable year in which a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) holds Purchaser Shares (regardless of whether the Purchaser remains a PFIC for subsequent taxable years), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

The Purchaser expects to take the position that it is not a PFIC for the taxable year of the Business Combination, but such position may not be free from doubt. The Purchaser’s PFIC status for the taxable year of the Business Combination or any subsequent taxable year will not be determinable until after the end of each such taxable year, and the Purchaser cannot assure you that it will not be a PFIC in the taxable year of the Business Combination or in any future taxable year. If the Purchaser were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of the Purchaser securities that would mitigate the adverse consequences of the Purchaser’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. The Purchaser is not representing you, and there can be no assurance that the Purchaser will not be treated as a PFIC for the taxable year of the Business Combination or in any future taxable years. The PFIC rules are complex and unclear. U.S. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences. For more information about the tax considerations with respect to PFIC classification to U.S. Holders, see Section 9.2 of the Business Combination Agreement.

114

The Business Combination could result in the Purchaser being treated as a U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation organized under Australian law is not treated as a U.S. corporation and, therefore, is treated as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain rules that may cause a non-U.S. corporation that acquires the stock of a U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances. If the Purchaser were treated as a U.S. corporation for U.S. federal income tax purposes, among other consequences, it would generally be subject to U.S. federal income tax on its worldwide income, and its dividends, if any, would be subject to taxation by the United States as dividends from a U.S. corporation. Regardless of the application of Section 7874 of the Code, the Purchaser is expected to be treated as an Australian tax resident for Australian tax purposes. Consequently, if the Purchaser were to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, it could be liable for both U.S. and Australian taxes and dividends paid by Purchaser to its stockholders could be subject to both U.S. and Australian withholding taxes.

The Purchaser does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and the Purchaser intends to take this position on its tax returns. The Purchaser has not sought and will not seek any rulings from the IRS as to such tax treatment, and the Closing is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regard to, any particular tax treatment. Further, there can be no assurance that your tax advisor, the IRS, or a court will agree with the position that the Purchaser is not treated as a U.S. corporation pursuant to Section 7874 of the Code. The Purchaser is not representing to you that the Purchaser will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The rules for determining whether a non-U.S. corporation is treated as a U.S. corporation for U.S. federal income tax purposes are complex, unclear, and the subject of ongoing regulatory change. The Purchaser’s intended position is not free from doubt. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. For example, President Biden’s Made in America tax plan, if enacted, could increase the risk that the Purchaser would be treated as a U.S. corporation by expanding the scope of such rules to capture more transactions.

115

Risks Related to Legal Matters and Regulations

OMG is subject to stringent and changing laws, rules and regulations, industry standards and contractual obligations related to data privacy, cybersecurity, data protection and know your customer/anti money laundering. The restrictions and costs imposed by these requirements, and its actual or perceived failure to comply with them, could harm OMG’s business.

Operating OMG’s business and platform involves the collection, use, storage and other processing of confidential and personal information, including such information that OMG handles on behalf of its customers. These activities are regulated by a variety of Australian federal, state and foreign data privacy, cybersecurity and data protection laws, rules and regulations and industry standards, which have become increasingly stringent in recent years, are rapidly evolving and are likely to remain uncertain for the foreseeable future. Increasingly, data privacy, cybersecurity, data protection laws, rules and regulations are extraterritorial in their scope of application. As a provider of cloud-based trading services, OMG is exposed to being subject to a wide range of such laws, rules and regulations and the varying and potentially conflicting compliance obligations they impose on our business.

Data protection laws, and similar domestic or foreign regulations, may adversely affect OMG’s business.

National and local governments and agencies in the countries in which OMG operates and in which its customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, disclosure, and other processing of information regarding consumers and other individuals, as well as know your customer, anti-money-laundering and counter-terrorism-financing regulations which could impact OMG’s ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe and other jurisdictions where the Purchaser may have operations. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of OMG’s solutions, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which OMG closes sales transactions, any of which could harm its business. Moreover, if OMG or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for OMG and its customers. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of OMG’s products and services and could have Material Adverse Effect on its business. OMG may be exposed to ongoing legal risks related to the CCPA and the CPRA, as well as similar legislation passed in Virginia and Colorado.

116

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect OMG’s ability and willingness to handle, store, use, transmit and otherwise process certain types of information, such as demographic and other personal information. In addition, the other bases on which OMG and its customers rely for the transfer of personal data across national borders, such as the Standard Contractual Clauses promulgated and modernized by the EU Commission on June 4, 2021, commonly referred to as the Model Clauses, continue to be subjected to regulatory and judicial scrutiny. If OMG or its customers are unable to transfer data between and among countries and regions in which it operates, it could decrease demand for its products and services or require it to modify or restrict some of its products or services.

In addition to government activity, privacy advocacy groups, the technology industry, and other industries have established or may establish various new, additional, or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that OMG will meet voluntary certifications or adhere to other standards established by them or third parties. If OMG is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

The Purchaser or OMG may be involved from time to time in legal proceedings and commercial or contractual disputes, which could have a Material Adverse Effect on their respective businesses, results of operations and financial conditions.

From time to time, the Purchaser or OMG may be involved in legal proceedings and commercial disputes. Such proceedings or disputes are typically claims that arise in the ordinary course of business, including, without limitation, commercial or contractual disputes, and other disputes with customers and suppliers, intellectual property matters, environmental issues, tax matters and employment matters. There can be no assurance that such proceedings and claims, should they arise, will not have a Material Adverse Effect on the Purchaser’s or OMG’s business, results of operations, and financial condition.

The rights of the Purchaser’s securityholders are governed by Australian law and the Purchaser’s Constitution and differ from the rights of securityholders under U.S. corporate and securities laws. Holders of Purchaser Shares may have difficulty effecting service of process in the United States or enforcing judgments obtained in the United States.

The Purchaser is a public company incorporated under the laws of Australia. Therefore, the rights of the Purchaser’s securityholders are governed by Australian law and the Purchaser’s Constitution. These rights differ from the typical rights of stockholders of U.S. corporations. Circumstances that under U.S. law may entitle a stockholder of a U.S. company to claim damages may also give rise to a cause of action under Australian law entitling a stockholder in an Australian company to claim damages. However, this will not always be the case. The Purchaser’s securityholders may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the United States, liabilities under U.S. securities laws. In particular, if such a stockholder sought to bring proceedings in Australia based on U.S. securities laws, considerations include:

●	it may not be possible, or may be costly or time consuming, to effect service of process in the United States upon the Purchaser or its non-U.S. resident directors or executive officers;

●	it may be difficult to enforce a judgment obtained in a U.S. court against the Purchaser or its directors, including judgments under U.S. federal securities laws;

117

●	an Australian court may deny the recognition or enforcement of punitive damages or other awards or reduce the amount of damages granted by a U.S. court;

●	issues of private international law may apply which may lead to disputes about where court action or proceedings should be allowed to commence or continue, or which law of which jurisdiction applies and to which parts of the litigation;

●	an Australian court may not recognize a claim or may refuse to enforce it, in which case a claim may be required to be re-litigated before an Australian court in which procedure differs from U.S. civil procedure in a number of respects;

●	in applying Australian conflict of laws rules, that U.S. law (including U.S. securities laws) may not apply to the relationship between the Purchaser’s securityholders and the Purchaser or the Purchaser’s directors and officers; and/or

●	that the U.S. securities laws may be regarded as having a public or penal nature and should not be enforced by the Australian court.

The Purchaser’s securityholders may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of the Purchaser’s directors and executive officers or the Purchaser, including actions under the civil liability provisions of the U.S. securities laws.

The Purchaser Shares are subject to Australian insolvency laws, which are substantially different from U.S. insolvency laws and may offer less protections to the Purchaser’s securityholders compared to U.S. insolvency laws.

As a public company incorporated under the laws of Australia, the Purchaser is subject to Australian insolvency laws and may also be subject to the insolvency laws of other jurisdictions in which the Purchaser conducts business or has assets. These laws may apply where any insolvency proceedings or procedures are to be initiated against the Purchaser. Australian insolvency laws may offer the Purchaser’s securityholders less protection than they would have had under U.S. insolvency laws and it may be more difficult (or even impossible) for stockholders to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.

The success of the Purchaser following the Business Combination depends on the business operations of OMG, which exposes investors to a concentration of risk in the limited sectors in which OMG’s business is focused.

Although the Business Combination is intended to accelerate OMG’s growth, expansion and transition, the Business Combination does not result in immediate diversification of OMG’s business and, as such, the combined enterprise will be dependent upon the continued development and market acceptance of a limited number of products and services. As a result, investors will be subject to the economic, competitive and regulatory risks attendant to the relatively narrow industry in which OMG operates, any or all of which could have a substantial adverse impact on OMG.

118

As part of the Business Combination approval process, the Company voluntarily submitted a notice to FIRB under the Foreign Acquisitions and Takeovers Act 1975 (the “Takeover Act”), which was approved subject to compliance with certain conditions. Failure of the Company to comply with such conditions could result in significant penalties.

The Company is subject to several conditions imposed by section 74(2) of the Takeover Act, which were imposed as part of the ‘no objection’ notification provided by the Australian Treasury in respect of the acquisition by Purchaser of OMG and the Company’s voluntary notification to FIRB. These conditions were stated to be necessary to ensure Australian national security: (i) conditions restricting the Company’s use, access and disclosure of OMG client data except for certain specified purposes, (ii) conditions about the ‘on-shoring of client data’ - i.e. ensuring client data remains stored only in Australia and is accessible only from within Australia, except where it is incidentally accessed from outside Australia by a person providing a support or maintenance service to OMG (or its subsidiary) during the performance of a support or maintenance contract, and (iii) ‘officer reporting conditions’ mandating a Company officer reports to the Australian Treasury on (i) and (ii) above. If we fail to notify FIRB in accordance with the Takeover Act or we do not comply with conditions imposed, we may be in breach of the Takeover Act, and significant penalties may apply for breaches of the Takeover Act. Note also there is a risk that, following the Redomestication Merger and Liquidation, Purchaser will need to engage in further proactive regulatory discussions with the Australian Treasury on complying with FIRB conditions, because the ‘applicant’ will have redomesticated to becoming an Australian corporation, and certain conditions may therefore need to be modified or adapted.

RISKS RELATED TO OMG OPERATIONS

Although OMG seeks to maintain insurance coverage that it believes is adequate for its business, OMG may not maintain sufficient, appropriate, or adequate insurance to cover all risks and its insurance policies may not cover all claims.

OMG seeks to maintain appropriate insurances for its business given its industry and operations. Insurances need to be renewed on an annual basis and those renewals may result in insurance premiums increasing with an adverse effect on the expenses and therefore the profitability of OMG. Alternatively, those insurances may not be available on terms which are economic in light of the risks they protect against, resulting in OMG having to self-insure such risks. If such risks ultimately arise, occurrence of an uninsured loss or loss in excess of insured limits could have an adverse effect on the financial position and performance of OMG.

OMG currently carries insurance in connection with OMGs business, including directors’ and officers’ liability insurance, cyber liability insurance and professional liability insurance. OMG has limited business interruption insurance to compensate for losses that could occur. OMG’s insurance coverage for certain cyber incidents (including those compromising unregulated assets) is limited and does not cover the extent of loss nor the nature of such loss, in which case OMG may be liable for the full amount of losses suffered, which could be greater than all of its assets. The successful assertion of one or more large claims against OMG related to a cybersecurity-related incident that exceeds available insurance coverage or the occurrence of changes in OMG’s insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect OMG’s reputation, business, financial condition and results of operations.

OMG plans to grow rapidly and its insurance coverage may not be sufficient to protect OMG from any loss now or in the future and OMG may not be able to successfully claim its losses under its current insurance policies on a timely basis, or at all. OMG’s inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact and regulatory scrutiny.

If OMG incurs any loss that is not covered by its insurance policies, or the compensated amount is significantly less than OMG’s actual loss, OMG’s business, financial condition and results of operations could be materially and adversely affected.

If a cyber or other security issue occurs with OMG’s products, or similar products from another competitor who provides materially similar services, there could be adverse publicity around OMG’s products or the safety of online trading platforms and services generally, which could adversely affect OMG’s business and results of operations.

Financial services technology companies, including OMG, may be subject to claims that their products, services, systems or processes are not secure or prone to malfunction and, as a result, customers or clients may be subject to data loss, money loss, and other harmful results. For example, under certain circumstances, including mass malware or phishing attacks, data breaches may occur targeting user-end security, resulting in data breaches and personal funds exposure. Any of these events could result in negative publicity and reputational harm, which could have a Material Adverse Effect OMG’s business and results of its operations.

If products in OMG’s product roadmap, including OMG’s software licenses or support services, do not achieve projected sales in the future in their planned channel, revenue forecasts for that product will not be met and OMG’s results of operations could be adversely affected.

OMG cannot assure you that the software and hardware technology on OMG’s product roadmap will prove to be commercially viable or meet projected revenue forecasts. OMG’s business is based on new technology and if its software or hardware fails to achieve expected performance and cost metrics, OMG may be unable to develop demand for products and services and generate sufficient revenue to meet forecasts for one or more product channels. Further, OMG and/or its customers may experience operational problems with OMG’s products and services that could delay or defeat the ability of such products and services to generate revenue or operating profits. If OMG is unable to achieve its sales targets on time and within its planned budget, its business, results of operations and financial condition could experience a Material Adverse Effect.

119

OMG may suffer losses due to abrupt and erratic market movements, which may cause OMG to be unable to execute or adjust its risk management practices in a timely manner, which could result in potential loss.

OMG conducts its trading activities in different roles, and may hold market positions that are at risk of significant price fluctuations, rapid changes in the liquidity of markets, deterioration in the creditworthiness of OMGs counterparties and other risks that may cause the value of OMG’s positions to decline, which would lead to lower operating income. In addition, if there were any sudden movements in the markets where OMG operates, OMG may be unable to execute or adjust its risk management practices in a timely manner, which could result in a potential loss. OMG’s market risk analysis is based on, among other things, regular scenario-based stress tests and value at risk analysis and may not be able to fully anticipate extreme market conditions or “black swan events.”

OMG’s policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating OMG’s risk exposure in all market environments or against all types of risks. OMG bases its estimates on historical experience and on various other assumptions that OMG believes to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of net trading income and expenses that are not readily apparent from other sources. Periods of erratic or unexpected market movements can cause a “liquidity vacuum”, which occurs when bid/offer spreads for financial instruments become disparate enough that dealing with them becomes prohibitively expensive. There is a risk that OMG may not have sufficient liquidity to support trades made in a liquidity vacuum, which could adversely impact OMG’s financial condition and results of operation.

Further, recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or “short squeezes”, or strong and atypical retail investor interest in the markets may significantly affect OMG’s business.

OMG’s ability to provide its customers with execution services on a principal basis may be dependent upon OMG’s banking infrastructure and its liquidity and payment providers.

OMG relies on third-party financial institutions to provide it with liquidity, payment processing and banking services. If OMG is unable to maintain relationships with such parties and enter into new arrangements, its business and financial performance could be negatively affected and OMG may encounter a reduction in user confidence in the company. Through its relationships with liquidity providers, OMG’s access to a pool of liquidity ensures that it is able to execute its customers’ trades in any of the multitude of OMG product and service offerings. These trading partners, although under contract with OMG, have no obligation to provide OMG with liquidity and may terminate OMG’s arrangements at any time. In the event that OMG no longer has access to the competitive pricing spreads and/or levels of liquidity that OMG currently has, OMG may be unable to provide competitive trading services, which will materially adversely affect its business, financial condition and results of operations and cash flows.

OMG also relies on banking and other financial institutions for the ability to provide cash custody, execution services and other banking services. Any changes in OMG’s ability to access such services could harm OMG’s business. For example, if banking institutions determine not to provide banking services to businesses that provide leveraged trading services, unregulated assets related services or businesses that accept unregulated assets as payment, OMG’s banking infrastructure could be harmed and OMG could be limited from operating in certain jurisdictions or providing certain products.

Furthermore, many banking and other financial institutions impose their own compliance policies. If OMG does not satisfy such policies, it may be further limited in its access to certain banking and other financial institutions.

120

OMG is subject to counterparty risk whereby defaults by its customers or a financial counterparty, or insolvency proceedings, can have an adverse effect on OMG’s business, financial condition and results of operations.

As a result of offering leveraged trading products, OMG accepts the risk that customer credit losses can arise as a cost of its business model in the event that a customer’s total funds deposited with OMG are insufficient to cover any trading losses incurred by such customer. OMG’s leveraged trading operations require a significant commitment of capital and involve risks of losses due to the potential failure of OMG’s customers to perform their obligations under these transactions. Margin is usually expressed as a percentage of the notional value of the trade, and leveraged trading allows a user to take a position in a market with a notional value that is significantly greater than the funds they must deposit. This means that leveraged products magnify the gains or losses a user can make relative to the funds deposited. Although OMG has the ability to alter its margin requirements, this may not eliminate the risk that OMG’s access to liquidity becomes limited or market conditions, including currency price volatility and liquidity constraints, change faster than OMG’s ability to modify its margin requirements. OMG’s business faces market risk, as OMG is the counterparty to the leveraged positions into which customers enter. OMG looks to hedge its market exposures in an efficient manner by grouping OMG’s correlated exposures into asset classes. However, OMG is not able to hedge its precise exposures perfectly, which gives rise to basis risk.

If OMG’s customers default on their obligations above the amounts existing in their accounts, OMG remains financially liable for such obligations. Although these obligations are collateralized, because the value of OMG’s customers’ positions is subject to fluctuation as market prices change, OMG is subject to market risk in the liquidation of user collateral to satisfy such obligations. However, if a user’s equity falls below what is required to support that user’s margin, OMG will automatically foreclose that user’s account and liquidate positions within the same asset class on a real-time basis to bring the user’s account into margin compliance. OMG’s ability to close out its customers’ positions may be limited: (i) by local insolvency laws governing the rights of secured parties and/or unsecured creditors to take action against the property of customers that have commenced insolvency proceedings; and (ii) to asset classes of the same type held by the user. In addition, a small number of customers are extended credit to cover running losses on open trades and margin requirements.

OMG holds significant deposits of its own funds and its customers’ funds with third-party banks and other financial institutions, including liquidity providers. OMG is therefore subject to risk of default by financial institutions that hold its funds and its customers’ funds. In the event of the insolvency of one of these financial institutions, OMG might not be able to fully recover the assets it has deposited since, in certain cases, it will be among the institution’s unsecured creditors. If it lost access to these funds, OMG’s business could be materially adversely affected.

Additionally, in previous extreme market events, banks and other large financial institutions have become insolvent. As a result of rules recently adopted by the United States, Australia and foreign regulators concerning certain financial contracts (including over the counter derivatives) with certain of OMG’s liquidity counterparties that have been designated as global systemically important banking organizations, OMG may be restricted in its ability to terminate such contracts following the occurrence of certain insolvency-related default events. Some of the contracts with those liquidity providers may have been modified in accordance with these new regulations as requested by impacted counterparties. The occurrence of such an event could limit or prohibit OMG’s right to receive amounts owed to OMG under the agreements with those liquidity providers or endanger OMG’s ability to retrieve its margin or to provide leveraged trading services, in whole or in part, to OMG customers.

121

SPECIAL MEETING OF COMPANY STOCKHOLDERS

General

This proxy statement/prospectus is being provided to Company stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting of Stockholders to be held on [●], 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [●], 2024 to all stockholders of record of the Company as of [●], 2024, the record date for the Special Meeting. Stockholders of record who owned common stock of the Company at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were [●] shares of Company Shares outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held on [●], 2024 at [●]:00 [●].m.] Eastern Time, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. The Special Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at [●].

To be admitted to the virtual Special Meeting, go to the webcast URL address and enter your unique 12-digit control number. Registered stockholders received a notice and access instruction form or proxy card from Continental Stock Transfer. Both forms contain instructions on how to attend the virtual annual meeting, along with your control number. Beneficial investors, who own their investments through a bank or broker, will need to contact Continental Stock Transfer to receive a control number. If you do not have your control number, contact Continental Stock Transfer at (917) 262-2373, or via email at proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting [●], 2024 at [●]:00 [●].m.] Eastern Time. To pre-register, enter the webcast URL address into your browser and enter your control number, name and email address. Once you pre-register, you may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. Stockholders participating in the virtual meeting will be in a listen-only mode and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the virtual meeting, virtual attendees will be able to submit questions before and during the meeting through the virtual meeting portal by typing in the “Submit a question” box. For technical assistance during the meeting, you can contact Continental Stock Transfer for assistance at 917-262-2373, or via email at proxy@continentalstock.com.

122

If you do not have internet capabilities, you can listen only to the meeting by dialing 1-888-742-1305 (toll-free), outside the U.S., and Canada +1-516-937-3258 (standard rates apply). When prompted enter the pin number [●]. The telephone line will be listen-only, and you will not be able to vote or enter questions during the meeting via telephone.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Special Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Special Meeting, the chair or secretary of the Special Meeting will convene the meeting at 3:00 p.m. Eastern Time on the date specified above at the offices of Nelson Mullins, 101 Constitution Avenue, Suite 900, Washington, D.C. 20001 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement at [●].

Purpose of the Special Meeting

At the Stockholders Meeting, the Company is asking holders of its Company Shares:

●	To consider and vote upon a proposal to adopt the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Redomestication Merger, Liquidation and the Business Combination;

●	To consider and vote upon the Nasdaq Proposal;

●	To consider and vote upon the Charter Approval Proposal;

●	To consider and vote upon the Governance Proposals;

●	To consider and vote upon the Director Election Proposal;

●	To consider and vote upon the Incentive Plan Proposal; and

●	To consider and vote upon the Adjournment Proposal, if presented at the Stockholders Meeting.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of our Common Stock at the close of business on [●], 2024, which is the record date for the Special Meeting. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 4,708,560 shares of Common Stock outstanding, 1,717,663 of which are public shares, 2,539,767 of which are Founder Shares held by our Sponsor, and 451,130 of which are Private Placement Shares held by our Sponsor.

123

Proposals at the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

● Business Combination Proposal—To approve the (i) redomestication of the Company as an Australian public limited company to be the parent entity of OMG following the Business Combination, (ii) liquidation of the Company such that all assets of the Company are, or shall be, transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser, and (iii) adoption of the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1);

● Nasdaq Proposal—To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the of the issued and outstanding Purchaser Shares and the resulting change in control in connection with the Business Combination (Proposal No. 2);

● Charter Approval Proposal—To consider and act upon a proposal to adopt the Constitution in the form attached hereto as Annex B (Proposal No. 3);

● Governance Proposals—Separately presented proposals with respect to certain governance provisions in the Constitution, which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis (Proposal No. 4);

● Director Election Proposal—To consider and vote upon a proposal to elect two directors to the Purchaser Board to serve as the Purchaser’s directors for a term of three years expiring at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal. (Proposal No. 5);

● Incentive Plan Proposal—To consider and vote upon a proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

● Redemption Limitation Amendment Proposal— To consider and vote upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date, in the form attached hereto as Annex I, to eliminate the limitation that the Company, or any entity that succeeds the Company as a public company, may not redeem Company Shares (as defined therein) in an amount that would cause the net tangible assets of the Company, or any entity that succeeds the Company as a public company, to be less than $5,000,001 (Proposal No. 7); and

● Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal (Proposal No. 8).

124

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Recommendation to Company Stockholders

Our Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Redemption Limitation Amendment Proposal, and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

● the fact that the Company Restricted Stockholders have no right to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

● the fact that the Company Restricted Stockholders have no rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 13, 2025, unless the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation;

● the fact that the Company Restricted Stockholders paid an aggregate of $25,000 for 2,539,767 Founder Shares, which will have a significantly higher value at the time of the Business Combination and if unrestricted and freely tradable would be valued at approximately $[__] million, based upon the closing trading price of the Company Shares on [__], 2024 (but, given the restrictions on such shares, we believe such shares have less value);

● the fact that our Sponsor is entitled to receive reimbursement of an aggregate of $110,000 only if the Business Combination closes, which amount represents accrued and unpaid support fees (for office space, secretarial and administrative support provided to the Company;

● the fact that our Sponsor paid an aggregate of approximately $4,511,300 for their 451,130 Private Placement Units, each of which consists of one Private Placement Share and one Private Placement Right. Each Private Placement Right will convert into one-tenth of one Purchaser Share at the closing of the Business Combination;

● the continued right of our Sponsor to hold our Founders Shares and the Purchaser Shares to be issued to our Sponsor upon conversion of its Private Placement Rights following the Business Combination, subject to certain lock-up periods;

● if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

125

● the anticipated continuation of one of our existing directors, Mr. Tse, as a director of the post-combination company;

● the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

● the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 13, 2025, unless the period in which we must complete an initial business combination is extended pursuant to our Amended and Restated Certificate of Incorporation—please see the “Proposal No. 1 – The Business Combination Proposal – Interests of Certain Persons in the Business Combination” section of this proxy statement/prospectus for more information; and

● that pursuant to the IPO Registration Rights Agreement, the Company Restricted Stockholders are entitled to registration of the Founder Shares at the time of the consummation of the Business Combination.

Vote of the Company’s Sponsor, Directors and Officers

Prior to our IPO, we entered into a letter agreement with our Company Restricted Stockholders pursuant to which, they agreed to vote any shares of Common Stock owned by them in favor of an initial business combination. This agreement applies to our Company Restricted Stockholders, including our Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals to be presented to our stockholders at the Special Meeting and described in this proxy statement/prospectus.

Our Company Restricted Stockholders have waived their redemption rights, including with respect to Company Shares purchased in our IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by our Company Restricted Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination if effected by us by January 13, 2025. However, our Company Restricted Stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of shares of outstanding Common Stock of the Company representing a majority of the voting power of all outstanding shares of Common Stock of the Company entitled to vote at the Special Meeting are present virtually or represented by proxy at the Special Meeting. Broker non-votes and abstentions from voting will count as present for the purposes of establishing a quorum. The Company Restricted Stockholders as of February 29, 2024 own approximately 63.5% of the issued and outstanding shares of Common Stock, will count towards this quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, which is a non-binding advisory vote, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Incentive Plan Proposal or the Adjournment Proposal.

126

The approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

Directors are elected by a plurality of the votes cast by the holders of our outstanding shares of Common Stock represented virtually or by proxy and entitled to vote thereon at the Special Meeting. This means that the two director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Director Election Proposal.

Our Company Restricted Stockholders are parties to the Voting and Support Agreement pursuant to which they have agreed to vote their Founder Shares and any subsequently acquired public shares in favor of the matters set forth in this proxy statement/prospectus.

Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Corporate Governance Proposals, the Director Election Proposal, the Redemption Limitation Amendment Proposal, and the Incentive Plan Proposal at the Special Meeting. Each of the proposals at the Special Meeting, other than the Adjournment Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Redemption Limitation Amendment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the Redemption Limitation Amendment Proposal do not receive the requisite vote for approval at the Special Meeting, subject to waiver by the parties pursuant to the Business Combination Agreement, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by January 13, 2025, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our public stockholders.

Abstentions and Broker Non-Votes

Abstentions from voting and broker non-votes will count as present for the purposes of establishing a quorum. Abstentions from voting and broker non-votes will have the same effect as a vote “AGAINST” the Charter Approval Proposal, but will have no effect on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, which is a non-binding advisory vote, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

127

Voting Your Shares – Stockholders of Record

If you are a Company stockholder of record, you may vote by mail or virtually at the Special Meeting. Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposals, “FOR” each nominee in the Director Election Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on [●], 2024.

Voting at the Virtual Meeting. The Special Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at [●]. To be admitted to the virtual Special Meeting, go to the webcast URL and enter your unique 12-digit control number. Registered stockholders received a notice and access instruction form or proxy card from Continental Stock Transfer. Both forms contain instructions on how to attend the virtual annual meeting, along with your control number. Beneficial investors, who own their investments through a bank or broker, will need to contact Continental Stock Transfer to receive a control number. If you do not have your control number, contact Continental Stock Transfer at (917) 262-2373, or via email at proxy@continentalstock.com. For additional information, see the section entitled “Special Meeting of Company Stockholders”.

You can pre-register to attend the virtual meeting starting [●], 2024 at [9:00 a.m.] Eastern Time. To pre-register, enter the webcast URL address into your browser and enter your control number, name and email address. Once you pre-register, you may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. Stockholders participating in the virtual meeting will be in a listen-only mode and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the virtual meeting, virtual attendees will be able to submit questions before and during the meeting through the virtual meeting portal by typing in the “Submit a question” box. For technical assistance during the meeting, you can contact proxy@continentalstock.com for assistance.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Special Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Special Meeting, the chair or secretary of the Special Meeting will convene the meeting at 3:00 p.m. Eastern Time on the date specified above at the offices of Nelson Mullins, 101 Constitution Avenue, Suite 900, Washington, D.C. 20001 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement at [●].

128

Voting Your Shares – Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock. See “Attending the Special Meeting” below for more details.

Attending the Special Meeting

Only Company stockholders on the record date or their legal proxy holders may attend the Special Meeting. To be admitted to the Special Meeting, you will need a form of photo identification and valid proof of ownership of Common Stock or a valid legal proxy. If you have a legal proxy from a stockholder of record, you must bring a form of photo identification and the legal proxy to the Special Meeting. If you have a legal proxy from a “street name” stockholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” stockholder that is assignable, and the legal proxy from the “street name” stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

● you may send another proxy card with a later date;

● you may notify the Company’s Secretary in writing to Broad Capital Acquisition Corp., 6208 Sandpebble Ct., Dallas, TX 75254, before the Special Meeting that you have revoked your proxy; or

● you may attend the Special Meeting, revoke your proxy, and vote virtually, as indicated above.

129

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Redemption Limitation Amendment Proposal, and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may call Laurel Hill Advisory Group, LLC, our proxy solicitor, at 855-414-2266

Redemption Rights

Pursuant to our Amended and Restated Certificate of Incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on the amount of cash held in the Trust Account of $19,955,098 as of August 8, 2024, the estimated per share redemption price would have been approximately $11.62.

In order to exercise your redemption rights, you must:

● if you hold public units, separate the underlying public shares and public rights;

● prior to 5:00 p.m. Eastern Time on [____________, 2024] (two business days before the Special Meeting), submit a request in writing that we redeem your public shares for a pro rata portion of the funds held in the Trust Account to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

● tender your public shares by either physically delivering your share certificate to the Transfer Agent or electronically through DTC’s DWAC system to our Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

130

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding public units must separate the underlying public shares and public rights prior to exercising redemption rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to Continental Stock Transfer & Trust Company, our Transfer Agent, with written instructions to separate such public units into public shares and public rights. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Company Shares by our public stockholders will reduce the amount in our Trust Account, which held cash in the amount of $19,955,098 as of August 8, 2024. These conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Company Shares by our public stockholders, these conditions are not met (or waived), then OMG and the Seller may elect not to consummate the Business Combination. In addition, unless the Redemption Limitation Amendment Proposal is approved, in no event will we redeem Company Shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000. In the event the Redemption Limitation Amendment Proposal is approved, we may redeem up to 1,701,414 Company Shares in the maximum redemption scenario and still retain sufficient working capital to consummate the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of our Company Shares as they may receive higher proceeds from the sale of their Company Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Company Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Company Shares when you wish to sell your shares.

If you exercise your redemption rights, your Company Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

131

If the Business Combination is not approved and we do not consummate an initial business combination by January 13, 2025, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our Company Rights will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock in connection with the Business Combination. However, holders of shares of Common Stock may be entitled to redemption under certain circumstances. See the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company has retained Laurel Hill Advisory Group, LLC to assist with the solicitation of proxies for the Special Meeting. The Company has agreed to pay Laurel Hill Advisory Group, LLC a fee of up to approximately $16,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase Company Shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Company’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Company Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) limiting the number of public shares electing to redeem and (b) the Company’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001, assuming the Redemption Limitation Amendment Proposal is not approved.

132

Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our Sponsor, directors, officers, advisors or their affiliates were to purchase shares or rights from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

● our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from public stockholders outside the redemption process, along with the purpose of such purchases;

● if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares or rights from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

● our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

● our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

● we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

○ the amount of our securities purchased outside of the redemption offer by our Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

○ the purpose of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates;

○ the impact, if any, of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

○ the identities of our security holders who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates; and

○ the number of our securities for which we have received redemption requests pursuant to our redemption offer.

133

PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. See the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the votes cast by the holders of the outstanding Company Shares present virtually or represented by proxy and entitled to vote thereon at the Special Meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but it does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” and which are not filed publicly, are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used both for the purpose of allocating risk among the parties and for establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement and Consideration to the Seller

On January 18, 2023, the Company entered into the Business Combination Agreement with OMG, the Seller, and the Indemnified Party Representative, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, (i) the parties will effect the Redomestication Merger and the Liquidation and (ii) the Purchaser will acquire 100% of the issued and outstanding ordinary shares of OMG from the Seller. After giving effect to the Business Combination, OMG will continue as a subsidiary of the Purchaser, and the Seller will hold a portion of the Purchaser Shares.

On August 1, 2023, the Company entered into BCA Amendment No. 1 with OMG, the Seller, the Purchaser, and the Indemnified Party Representative, pursuant to which, among other matters, the Exchange Consideration was reduced from $110.0 million to $90.0 million, comprised of 7.0 million Purchaser Shares to be paid at the Closing, and 2.0 million Purchaser Shares to be paid in connection with the Earnout.

On January 9, 2024, the Company entered into BCA Amendment No. 2, which, among other matters, clarified that although the Parties would continue to seek additional financing, the Purchaser would not be required to have any minimum amount of net tangible assets at Closing, clarified that at Closing, the Purchaser shall have become listed on any tier of the Nasdaq exchange, and extended the Outside Date (as defined in the BCA) from January 1, 2024 to April 30, 2024.

Effective as of March 8, 2024, the Company entered into BCA Amendment No. 3 with OMG, the Seller, the Purchaser, and the Indemnified Party Representative, pursuant to which, among other matters, the Exchange Consideration was reduced from $90.0 million to $75.0 million, comprised of 4.8 million Purchaser Shares to be paid at the Closing, and 2.7 million Purchaser Shares to be paid in connection with the Earnout.

Effective April 25, 2024, the Company entered into BCA Amendment No. 4 with OMG, the Seller, the Purchaser, and the Indemnified Party Representative, pursuant to which, among other matters, the aggregate Exchange Consideration was restructured such that the aggregate Exchange Consideration will be comprised of $40.0 million in Purchaser Shares to be paid at Closing, subject to adjustment, and $35.0 million in Purchaser Shares to be paid in connection with the Earnout.

Effective August 8, 2024, the Company entered into BCA Amendment No. 5 with OMG, the Seller, the Purchaser, and the Indemnified Party Representative, pursuant to which, among other matters, the aggregate Exchange Consideration was restructured such that the aggregate Exchange Consideration will be comprised of $75.0 million in Purchaser Shares to be paid at Closing, subject to adjustment, and $32.0 million in Purchaser Shares to be paid in connection with the Earnout.

134

Summary of the Redomestication Merger

Pursuant to the terms of the Business Combination Agreement, the parties to the Business Combination Agreement will cause Merger Sub, a Delaware corporation and a wholly-owned subsidiary of the Purchaser, to be merged with and into the Company, with the Company surviving as the surviving entity and a wholly-owned subsidiary of the Purchaser, which is referred to as the Redomestication Merger. Accordingly, once the Redomestication Merger is effective, a “redomestication” from Delaware to Australia will have taken place. As a result of the Redomestication Merger, (i) each issued and outstanding Company Share, will convert into the right to receive one Purchaser Share; (ii) each Company Unit, comprised of one Company Share and one Company Right, shall convert into the right to receive one unit of the Purchaser, comprised of one Purchaser Share and one Purchaser Right; and (iii) each Company Right shall be converted into the right to receive one Purchaser Right. Further, at the effective time of the Redomestication Merger, if there are any Company Shares that are owned by the Company as treasury shares immediately prior to such time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

The Redomestication Merger will be effected pursuant to Section 251 of the DGCL. Subject to the approval of the Company’s stockholders, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware, which certificate shall specify, among other things, that the Redomestication Merger shall be effective upon filing of such certificate of merger and that the Company will continue as the surviving corporation.

As a result of the Redomestication Merger, the Company’s stockholders will no longer be stockholders of the Company and (other than the Company’s stockholders who exercise their redemption rights) will become securityholders of the Purchaser. Accordingly, such Company stockholders will become subject to the Purchaser’s Constitution. There are a number of material differences between the Purchaser’s Constitution that will be in effect upon the consummation of the Business Combination and the Company’s existing Amended and Restated Certificate of Incorporation. A few of the effects of the new Constitution are as follows:

● Changes the post-combination company’s name to OMGL Holdings Ltd;

● Eliminates the concept of “authorized shares” of either common stock or preferred stock, as such concept does not exist under the Australian Companies Act;

● Provides for the issuance of partially-paid Purchaser Shares, and calls and liens on Purchaser Shares in certain circumstances;

● Provides for alternate directors of the Purchaser;

● Reduces the quorum of the Board from a majority of the total number of directors to two directors;

● Reduces the quorum of the Purchaser securityholders from the holders of a majority of the Purchaser Shares to the holders of 33.3% of the Purchaser Shares present in person or by proxy and entitled to vote;

● Deletes the DGCL requirement that a sale of substantially all the assets of Purchaser be approved by the Purchaser securityholders;

● Provides that in addition to any other votes required by the Australian Companies Act or by holders of preference shares, the affirmative vote of the holders representing at least 75% of the outstanding Purchaser Shares entitled to vote thereon is required to amend the Constitution.

The Redomestication Merger will be effected pursuant to applicable Delaware law, though the issuance of the Purchaser Shares will be authorized under the Australian Companies Act. For more details about the changes in applicable law as a result of the adoption of the Constitution by the Purchaser, see the section entitled “Proposal No. 3–The Charter Approval Proposal” and “Comparison of Stockholder Rights.”

135

The purpose of the Redomestication Merger is to re-domicile the Company as a newly formed Australian public limited company, known as the Purchaser, and as the parent entity of OMG. Following the Business Combination, the Purchaser is expected to be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Redomestication Merger, the Company’s stockholders will no longer be stockholders of the Company and (other than the Company’s stockholders who exercise their redemption rights) will become securityholders of the Purchaser, an Australian public limited company that is a foreign private issuer pursuant to the rules under the Exchange Act.

As a foreign private issuer, the Purchaser will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal securityholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Purchaser will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. The Purchaser will also be permitted to follow corporate governance practices in accordance with Australian law in lieu of most of the corporate governance rules set forth by Nasdaq, subject to some exceptions. As a result, the Purchaser’s corporate governance practices may differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange

A copy of the Purchaser’s Constitution, as will be in effect immediately prior to the completion of the consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B. See also the section titled “Comparison of Stockholders’ Rights.”

Summary of the Liquidation

Following the Redomestication Merger, the Company and the Purchaser will cause the Company to liquidate in the Liquidation, such that all assets of the Company are, or shall be, transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser. Additionally, the Company will cause all of its contracts to be assigned to and assumed by the Purchaser.

Summary of the Acquisition Contribution and Exchange

General

Following the Redomestication Merger and Liquidation, the Seller will contribute all of the issued and outstanding OMG Shares to the Purchaser in exchange for approximately $75.0 million paid at Closing, to be paid in 7,500,000 Purchaser Shares, which shares shall have a deemed value of $10.00 per share for the purposes of all calculations and adjustments under the Business Combination Agreement. Such closing exchange consideration shall be calculated based on OMG’s estimated Closing net indebtedness, working capital, and indemnification losses as detailed in the Business Combination Agreement. Adjustments to the estimated closing exchange consideration shall be made following Closing based on the difference between the actual net indebtedness and working capital compared to the estimated amounts, and any increase in the closing exchange consideration shall be paid, as applicable, as Adjustment Escrow Shares (from the Escrow Shares) and as Adjustment Exchange Consideration from the Purchaser. Any and all adjustments to the estimated closing exchange consideration shall be paid in Purchaser Shares. If the adjustment to the closing exchange consideration relates to Escrow Shares, the applicable number of Escrow Shares shall be released to either the Purchaser or the Seller based on the nature of the adjustment to the estimated closing exchange consideration. Additionally, in the event OMG’s net working capital at the Closing exceeds OMG’s pre-Closing estimated net working capital, the Seller will receive additional Purchaser Shares in an amount equal to the Adjustment Exchange Consideration.

136

The total closing exchange consideration shall consist of the estimated closing exchange consideration, as described above, plus the Adjustment Escrow Shares and the Adjustment Exchange Consideration, if and as applicable. The total exchange consideration shall consider of the adjusted closing exchange consideration plus the Earnout (as described below) and an Indemnification Escrow Shares that may be released to Seller.

As a result of the Acquisition Contribution and Exchange, the Purchaser will own 100% of the issued and outstanding ordinary shares of OMG.

The Company has agreed to provide its stockholders with the opportunity to redeem their Company Shares in conjunction with a stockholder vote on the transactions contemplated by the Business Combination Agreement, including the Business Combination.

Earnout

In addition to the closing exchange consideration and the Adjustment Exchange Consideration, if any, an additional 3,200,000 Earnout Shares will be placed in escrow pursuant to the Escrow Agreement and may later be paid to the Seller based on certain performance benchmarks commencing on June 30, 2024 as detailed in the Business Combination Agreement. These Earnout Shares shall form part of the Escrow Shares.

The Earnout Shares will be released to the Seller if and only if certain performance benchmarks are met by OMG as of (i) 12 months from June 30, 2024, (ii) 12 months from June 30, 2025, and (iii) 12 months from June 30, 2026 (each a “calculation period”). For each calculation period, a number of Earnout Shares not exceeding 900,000 shares may be released to the Seller (except for the first Calculation Period, for which up to 1,400,000 shares may be released to the Seller as provided below), which number will be based on the amount by which OMG’s actual performance during the applicable Calculation Period exceeds the applicable performance benchmark.

The thresholds are A$22,003,659 for the year ending June 30, 2025, A$30,122,019 for the fiscal year ending June 30, 2026, and A$64,191,808 for the fiscal year ending June 30, 2027. Assuming actual revenues exceed threshold revenues for the applicable earnout period, the amount of the Earnout to be paid, in Purchaser Shares, would be calculated as follows: actual revenues less threshold revenues divided by “target revenues” less threshold revenues. “Target revenues” for each of the earnout periods are A$27,504,574 for the year ending June 30, 2025, A$37,652,524 for the year ending June 30, 2026 and A$80,239,761 for the year ending June 30, 2027. Further, up to an additional 500,000 Purchaser Shares may be earned in the first 12-month period if actual revenues exceed A$16,000,000, with the full 500,000 Purchaser Shares being earned if actual revenues are equal to or greater than A$17,500,000; if the additional 500,000 Purchaser Shares are not earned in the first 12-month period, they will be released to the Purchaser from the escrow account and cancelled. The Earnout also provides that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics.

For the avoidance of doubt, if OMG does not meet or exceed the applicable performance benchmark during the applicable calculation period, the Seller will not receive an earnout payment for that calculation period. All Earnout Shares not released to the Seller will be returned to the Purchaser. Further, in no event shall the Seller receive more than an aggregate of 3,200,000 Earnout Shares pursuant to the Earnout.

For each calculation period, within 30 days of the end of such period, the Purchaser will deliver to the Seller and the Sponsor a statement setting forth in reasonable detail the Purchaser’s determination of OMG’s performance for the applicable calculation period and its calculation of the resulting earnout payment. The statement shall be prepared and determined in accordance with IFRS and any disputes regarding such statement shall be resolved in accordance with the terms of the Business Combination Agreement.

Definition of Material Adverse Effect

Certain of the representations and warranties in the Business Combination Agreement are qualified by a materiality or “material adverse effect” standard. The Business Combination Agreement defines a “material adverse effect” with respect to any specified person, any event, state of facts, development, condition, occurrence, circumstance, change or effect that has had or is reasonably expected to have a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, customer relationships, regulatory environment, operations or properties of a party to the Business Combination Agreement and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” does not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:

(a) general economic or political conditions;

(b) conditions generally affecting the industries in which such party and/or its subsidiaries operate(s);

137

(c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates;

(d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;

(e) any action required or permitted by the Business Combination Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of either the Company or the Purchaser (in case of OMG) or OMG (in case of either the Company or the Purchaser);

(f) any changes in applicable laws or accounting rules (including U.S. GAAP or IFRS, as applicable) or the enforcement, implementation or interpretation thereof; or

(g) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus; unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the party and its subsidiaries as compared to comparable companies in the same industry or industries.

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place remotely (rather than in-person) at a time and date to be specified in writing by the parties to the Business Combination Agreement, which will not be later than the fifth business day after the satisfaction or waiver of the conditions described below under the subsection “Conditions to Closing of the Business Combination” that are required to be satisfied prior to the closing date, or at such other time, date and location as may be mutually agreed upon in writing by the parties to the Business Combination Agreement.

Conditions to Closing of the Business Combination

The respective obligations of the parties to the Business Combination Agreement to consummate and effect the Business Combination and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions:

● no provisions of any applicable law and no order shall prohibit or prevent the consummation of the closing of the Business Combination;

● there shall not be any action brought by a third party that is not an affiliate of the parties to the Business Combination Agreement to enjoin or otherwise restrict the consummation of the closing of the Business Combination; provided, however, if such action brought by a third party to enjoin or otherwise restrict the consummation of the closing of the Business Combination is reasonably capable of being resolved or settled within 30 days of such action having been brought, the parties to the Business Combination Agreement will use their commercially reasonable efforts to cooperate with each other to resolve or settle such action;

138

● all consents, approvals and actions of, filings with and notices to any governmental authority required to consummate the Business Combination shall have been made or obtained;

● The Stockholder Approval Matters that are submitted to the vote of the stockholders of the Company at the Special Meeting in accordance with this proxy statement/prospectus and the Company’s Amended and Restated Certificate of Incorporation shall have been approved by the requisite vote of the stockholders of the Company at the Special Meeting in accordance with the Company’s Amended and Restated Certificate of Incorporation, applicable law and this proxy statement/prospectus;

● the required vote of the Company’s stockholders to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Redemption Limitation Amendment Proposal shall have been duly obtained in accordance with the DGCL, the Company’s Amended and Restated Certificate of Incorporation and bylaws, and the rules and regulations of Nasdaq;

● all required filings, if any, under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority shall have expired or otherwise been terminated;

● all required filings under the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) and approvals by FIRB, if any, shall have been completed and any applicable approval shall have been received;

● the Purchaser shall have at least $5,000,001 in net tangible assets as of the closing of the Business Combination; and

● no party shall have delivered a notice to another party indicating that the Business Combination may not qualify for the intended tax treatment contemplated by the Business Combination Agreement, which was unable to be remedied by the use of the best efforts of the parties to the Business Combination Agreement to amend the Business Combination Agreement to achieve the intended tax treatment.

The obligations of the Purchaser to consummate and effect the Business Combination and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of certain conditions, any of which may be waived, in writing, exclusively by the Purchaser, including, among others:

● OMG and the Seller shall have duly performed all of their respective covenants and obligations under the Business Combination Agreement required to be performed by each of them at or prior to the closing of the Business Combination in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects;

● all of the representations and warranties of OMG and of the Seller contained in the Business Combination Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on OMG, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of the Business Combination Agreement, and (ii) be true and correct as of the closing of the Business Combination (or if the representations and warranties speak only as of a specific date prior to the closing of the Business Combination, such representations and warranties need only to be true and correct as of such earlier date), other than as have not in the aggregate had and would not in the aggregate reasonably be expected to have a Material Adverse Effect on OMG; provided, however, that the “Shareholder Fundamental Representations” and the “Company Fundamental Representations” (each as defined in the Business Combination Agreement) shall not be subject to any material adverse effect qualifier, and all Shareholder Fundamental Representations and Company Fundamental Representations shall be true and correct except for de minimis inaccuracies;

139

● there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, that has had, or could reasonably be expected to have, a material adverse effect on OMG, regardless of whether it involved a known risk;

● the Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of OMG and by the Seller certifying as to the satisfaction of certain conditions as set forth in the Business Combination Agreement;

● the Purchaser shall have received (i) a copy of the organizational documents of OMG as in effect as of the closing of the Business Combination, (ii) the copies of resolutions duly adopted by the board of directors of OMG and by the Seller authorizing the Business Combination Agreement and the Business Combination, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the closing of the Business Combination regarding OMG from the applicable government authority;

● the Purchaser shall have received copies of all applicable approvals from government authorities, if any, in form and substance reasonably satisfactory to the Purchaser, and no such approvals shall have been revoked;

● the Purchaser shall have received a copy of each of the Lock-up Agreement, Employment Agreements, Escrow Agreement, Non-Compete Agreement, and Business Combination Registration Rights Agreement, duly executed by the parties thereto and such agreements shall be in full force and effect;

● the Purchaser shall have received copies of all required third party consents set forth in the Business Combination Agreement in form and substance reasonably satisfactory to the Purchaser, and no such consents have been revoked;

● the Purchaser shall have received evidence satisfactory to it that all assets, including intellectual property, used by OMG and its subsidiaries in their business that are owned or licensed by affiliates other than OMG and its subsidiaries shall have been transferred to either OMG or its subsidiaries;

● the Purchaser shall have received evidence satisfactory to it that all transactions contemplated by the Business Combination Agreement between either OMG or its subsidiaries and any of their respective affiliates other than OMG and its subsidiaries are on arms-length terms or have been terminated; and

● the aggregate cash and cash equivalents of OMG on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of OMG at the closing of the Business Combination shall be not less than A$7,000,000.

140

The obligation of OMG and the Seller to consummate and effect the Business Combination and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of certain conditions, any of which may be waived, in writing, exclusively by OMG and the Seller, including, among others:

● the Purchaser and Company shall each have duly performed all of its respective covenants and obligations hereunder required to be performed by them at or prior to the closing of the Business Combination in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects;

● all of the representations and warranties of the Purchaser and Company contained in the Business Combination Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on the Purchaser and Company, taken together, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of the Business Combination Agreement and (ii) be true and correct as of the closing of the Business Combination (except for representation and warranties that speak as of a specific date prior to the closing of the Business Combination, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser and Company, taken together; provided, however, that the Purchaser Fundamental Representations (as defined in the Business Combination Agreement) shall not be subject to any material adverse effect qualifier, and the Purchaser Fundamental Representations shall be true and correct except for de minimis inaccuracies;

● there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on the Purchaser and Company, taken together, regardless of whether it involved a known risk;

● OMG and Seller shall have received a certificate signed by an authorized officer of the Purchaser certifying as to the satisfaction of certain conditions as set forth in the Business Combination Agreement;

● the Purchaser, Company, and Merger Sub shall have executed and delivered to OMG each of the Lock-up Agreement, Employment Agreements, Escrow Agreement, Non-Compete Agreement, and Business Combination Registration Rights Agreement, to the extent any of them are parties thereto;

● the Purchaser shall become listed on Nasdaq, subject to the consummation of the Business Combination, and the additional listing application for the Exchange Consideration shall have been approved by Nasdaq. As of the closing of the Business Combination, neither the Company nor the Purchaser shall have received any written notice from Nasdaq that the Purchaser has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the closing of the Business Combination for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Exchange Consideration shall have been approved by Nasdaq;

● the Purchaser shall have adopted the Incentive Plan on terms reasonably acceptable to the Purchaser and OMG, to be in effect at closing of the Business Combination, that permits securities to be awarded thereunder equal to an aggregate of not less than 5% of the fully diluted Purchaser Shares computed immediately after closing of the Business Combination, plus the amount of 250,000 Purchaser Shares to be awarded at Closing;

141

● if applicable, the Purchaser shall have entered into a special eligibility agreement for securities with the Depository Trust Company in respect of the Purchaser Shares, which is in full force and effect and is enforceable in accordance with its terms;

● Merger Sub and the Purchaser shall have been formed and shall have executed a joinder agreement to the Business Combination Agreement; and

● the Redomestication Merger Effective Time shall have occurred, and the Redomestication Merger shall have successfully completed, as contemplated by the terms of the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the Purchaser and the Company, on the one hand, and OMG and the Seller, on the other hand, relating to their respective businesses and, in the case of the Purchaser and the Company, their respective public filings. The representations and warranties described below and included in the Business Combination Agreement were made solely for the benefit of the parties to the Business Combination Agreement and as of specific dates, may be subject to a contractual standard of materiality different from what you or any stockholder might view as material, and may be subject to limitations agreed upon by the parties to the Business Combination Agreement. In addition, the representations and warranties of the parties have been qualified by information that the parties set forth in the Schedules provided in connection with the Business Combination Agreement; the information contained in the Schedules modifies, qualifies and creates exceptions to the representations and warranties in the Business Combination Agreement and is subject to the materiality and material adverse effect standards described in the Business Combination Agreement.

The Seller made representations and warranties about itself to the Purchaser and the Company regarding the following:

●	Corporate existence and power;

●	Authorization and the binding nature of the Business Combination Agreement;

●	Governmental approvals;

●	Non-contravention;

●	Ownership of OMG’s securities;

●	Litigation;

●	Accredited investor and bad actor status;

●	Finders and brokers;

●	Disclosure; and

●	the Seller’s investigation of the Purchaser and the Company and its reliance on such investigation.

142

OMG made representations and warranties about itself to the Purchaser and the Company regarding the following:

●	Corporate existence and power;

●	Authorization and the binding nature of the Business Combination Agreement;

●	Governmental approvals;

●	Non-contravention;

●	Capitalization;

●	Subsidiaries;

●	Organizational documents;

●	Corporate records;

●	Assumed names;

●	Consents;

●	Financial statements;

●	Books and records;

●	Absence of certain changes;

●	Properties and title to assets;

●	Litigation;

●	Contracts;

●	Licenses and permits;

●	Compliance with laws;

●	Intellectual property;

143

●	Customers and suppliers;

●	Accounts receivable and payable and loans;

●	Pre-payments;

●	Employees and employee benefits;

●	OMG’s superannuation fund for the benefit of its employees;

●	Employment matters;

●	Withholding;

●	Real property;

●	Tax matters;

●	Environmental laws;

●	Finders’ fees;

●	Powers of attorney and suretyships;

●	Directors and officers;

●	International trade matters and anti-bribery compliance;

●	Investment company status;

●	Affiliate transactions;

●	Compliance with privacy laws, privacy policies, and certain contracts;

●	Broker-dealer matters;

●	Board approval;

●	OMG’s investigation of the Purchaser and the Company and its reliance on such investigation; and

●	Certain other information.

144

The Purchaser and the Company, as applicable, have each made representations and warranties about itself to OMG and the Seller regarding the following:

●	Corporate existence and power;

●	Authorization and the binding nature of the Business Combination Agreement;

●	Governmental approvals;

●	Non-contravention;

●	Finders’ fees;

●	Issuance of shares;

●	Information supplied;

●	The Trust Account;

●	Listing;

●	Reporting company status;

●	Lack a market manipulation;

●	Board approval;

●	SEC filings and financial statements;

●	Litigation;

●	Compliance with laws;

●	Compliance with money laundering laws;

●	Compliance with the Office of Foreign Assets Control;

●	Investment company status;

●	Tax matters; and

●	The Purchaser’s and the Company’s investigation of OMG and its reliance on such investigation.

145

Exclusivity

From the date of the Business Combination Agreement until the earlier of the closing or the termination of the Business Combination Agreement, each of the parties to the Business Combination Agreement have agreed not to, and to direct its representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any contract related to any Alternative Transaction. For purposes of the foregoing, the term “Alternative Transaction” shall mean any of the following transactions involving the Purchaser, the Company, OMG, or the Seller (other than the transactions contemplated by the Business Combination Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of OMG, the Purchaser, or the Company in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Purchaser, the Company, OMG, or the Seller, or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) business days after receipt) advise the other parties to the Business Combination Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Purchaser, the Company, OMG, and the Seller shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Purchaser, the Company, OMG, or the Seller (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable law, the other party may waive any such provision to the extent necessary to permit such person to comply with applicable laws, provided, however, that prior to taking such action or announcing the intention to do so, such person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with the Business Combination Agreement.

Conduct of Business Pending the Business Combination

Until the earlier termination of the Business Combination Agreement or the closing of the Business Combination, the Purchaser and the Company, on the one hand, and OMG and the Seller, on the other hand, have each agreed to carry on its business in the ordinary course consistent with past practice, except as otherwise required by law or the Business Combination Agreement or consented to in writing by the Purchaser and the Company (in the case of OMG or the Seller) or OMG and the Seller (in the case of the Purchaser or the Company).

In particular, each party has agreed not to:

● materially amend, modify or supplement its organizational documents other than pursuant to the Business Combination Agreement;

● amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any contract or any other of its rights or assets that involve payments in excess of $100,000, except for in ordinary course of business consistent with past practice;

146

● modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $100,000 (individually or in the aggregate);

● make any capital expenditures in excess of $75,000 (individually or in the aggregate);

● sell, lease, license or otherwise dispose of any of its assets or assets covered by any contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $75,000 in the aggregate;

● pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder who is an employee, payments of salary accrued in said period at the current salary rate);

● authorize any salary increase of more than 15% for any employee making an annual salary equal to or greater than $100,000 in the aggregate on an annual basis or change its bonus or profit sharing policies;

● obtain or incur any loan or other indebtedness, in excess of $25,000, including drawings under existing lines of credit;

● suffer or incur any lien on its assets, except for permitted liens or liens incurred in the ordinary course of business consistent with past practice;

● suffer any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $25,000;

● merge or consolidate with or acquire any other person or be acquired by any other person;

● allow any insurance policy protecting any of its assets with an aggregate coverage amount in excess of $25,000 to lapse by its terms, not including any voluntary non-renewal by the insurer, in which case such party will use commercially reasonable efforts to replace such non-renewed policy;

● make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the ordinary course of business consistent with past practice;

● extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

● issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

● make, change or revoke any material tax election or change any annual tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of taxes; or enter into any tax allocation, tax sharing, tax indemnity or other closing agreement relating to any taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to taxes); or surrender or forfeit any right to claim a material tax refund; or

● undertake any legally binding obligation to do any of the foregoing.

147

Additional Covenants of the Parties

The Business Combination Agreement also contains customary mutual covenants relating to the preparation of this proxy statement/prospectus, the granting of access to information, the filing of tax returns and other tax matters, financial statements, the Company’s public filings, non-solicitation, notification of certain changes, efforts in furtherance of the consummation of the Business Combination and cooperation of the parties, the formation of the Purchaser and Merger Sub, compliance with laws, settlement of liabilities, confidentiality, notification in certain events, the procurement of applicable third party consents, retention of documents and information, compliance with existing agreements, indemnification of officers and directors, and the Trust Account.

The Business Combination Agreement contains a covenant related to the post-closing composition of the Purchaser Board. As discussed above, the Purchaser Board will consist of seven directors. Pursuant to the Business Combination Agreement, following the Business Combination, the Purchaser Board shall consist of four independent directors under Nasdaq rules requiring a majority of directors to be independent, with two of such directors to be designated by the Sponsor (one of which shall be independent) and the remainder of the directors, both independent and not independent, shall be designated by OMG prior to the closing of the Business Combination.

Survival of Representations and Warranties

Aside from certain representations and warranties made by OMG regarding litigation, actions, or other matters that are brought or initiated against OMG prior to the closing of the Business Combination or that may arise following the closing of the Business Combination, the representations and warranties made by the Company, the Purchaser, OMG, and the Seller will not survive the closing of the Business Combination.

Termination

The Business Combination Agreement may be terminated at any time prior to the closing of the Business Combination:

● by the mutual written consent of the Purchaser and OMG;

● by the Purchaser, if any of the representations or warranties of the Seller or the representations or warranties of OMG set forth in the Business Combination Agreement shall not be true and correct, or if OMG has failed to perform any covenant or agreement on the part of OMG set forth in the Business Combination Agreement, in each case such that the conditions to the closing of the Business Combination set forth in the Business Combination Agreement would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Purchaser) by the earlier of (a) the “Outside Date” (as defined below) or (b) 20 business days after written notice thereof is delivered to OMG;

148

● by OMG or the Seller, if any of the representations or warranties of the Purchaser set forth in the Business Combination Agreement shall not be true and correct, or if the Purchaser has failed to perform any covenant or agreement on its part set forth in the Business Combination Agreement, in each case such that the conditions to the Closing set forth in the Business Combination Agreement would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by OMG) by the earlier of (a) the Outside Date or (b) 20 business days after written notice thereof is delivered to the Purchaser;

● by any of OMG, the Seller, or the Purchaser: (a) on or after January 1, 2024, or such later date agreed by the Parties in writing (the “Outside Date”), if the Acquisition Contribution and Exchange shall not have been consummated prior to the Outside Date; (b) if any order having the effect of prohibiting or preventing the Closing shall be in effect and shall have become final and non-appealable; or (c) if any of the matters to be approved pursuant to this proxy statement/prospectus shall fail to receive the required votes to approve such matter (unless the special meeting called to approve such matters has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

● by the Purchaser, (a) in the event that OMG has not delivered to the Purchaser by February 19, 2023, or such later date as agreed by the Parties in writing, the Audited 2021/2022 Financial Statements (as defined in the Business Combination Agreement), or (b) in the event certain actions or other matters contemplated by the Business Combination Agreement would prevent the Purchaser from closing the Business Combination by the Outside Date or would prevent OMG from delivering certain closing deliverables; or

● by OMG, if it notifies the Purchaser in accordance with the Business Combination Agreement that it wishes to pursue an Alternative Proposal (as defined above).

In the event the Business Combination Agreement is terminated pursuant to the second or sixth bullet above, OMG must pay the Purchaser a breakup fee equal to $5,000,000 plus the amount of the Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereunder. In the event the Business Combination Agreement is terminated pursuant to the fifth bullet above, OMG must reimburse the Purchaser for its reasonable and documented out-of-pocket expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereunder.

Indemnification

Pursuant to the Business Combination Agreement, the Indemnification Escrow Shares will be placed in escrow pursuant to the Escrow Agreement for indemnification purposes. Such number of Indemnification Escrow Shares will be subject to adjustment prior to the Closing and is not certain at this time. The Indemnification Escrow Shares shall serve as security for all indemnification claims that the Purchaser may have pursuant to the Business Combination Agreement for certain losses incurred by OMG as a result of certain ongoing investigations and disputes concerning OMG. The number of Indemnification Escrow Shares will be determined based on the values assigned to the potential loss of each such investigation or dispute and a deemed value of $10.00 per Purchaser Share, with the total number of Indemnification Escrow Shares being equal to the total value assigned to the potential losses divided by $10.00. The Indemnified Party Representative may bring indemnification claims against the Seller based on all losses or costs incurred in connection with (i) the breach or inaccuracy of any representation or warranty made by the Seller and OMG regarding certain litigation, actions, proceedings, or judgments against OMG or its subsidiaries or (ii) fraud or willful misconduct on the part of the Seller or OMG.

149

Once any such investigation or dispute is settled or finally adjudicated in accordance with the Business Combination Agreement, the Purchaser and the Seller will provide joint instructions to the Escrow Agent to deliver the applicable number of Indemnification Escrow Shares to the Purchaser or Shareholder, as applicable. If at any time the total value assigned to the potential losses from the investigations and disputes is less than the total value of the Indemnification Escrow Shares remaining in escrow assuming a value of $10.00 per Indemnification Escrow Share, the Sponsor and the Seller will provide joint instructions to the Escrow Agent to deliver a number of Indemnification Escrow Shares equal to such difference. In the event that the Purchaser is entitled to any indemnification amount that exceeds the deemed value of the Indemnification Escrow Shares, then such amounts will be settled with any other Escrow Shares that may still be held by the escrow agent in accordance with the Escrow Agreement, until such Escrow Shares are exhausted.

Upon the second anniversary of the Closing, if there is no pending legal action, suit, claim, demand, investigation, hearing or proceeding with respect to any of the aforementioned investigations or disputes and there are more than 200,000 Indemnification Escrow Shares remaining in escrow, the Sponsor and the Seller will provide joint instructions to the Escrow Agent to distribute to the Seller a number of Indemnification Escrow Shares as is required to reduce the number of Indemnification Escrow Shares held in escrow to 200,000 shares, and (ii) upon the sixth anniversary of the Closing, if there is no pending legal action, suit, claim, demand, investigation, hearing or proceeding with respect to any of the aforementioned investigations or disputes, the Sponsor and the Seller will provide joint instructions to the Escrow Agent to distribute to the Seller the number of Indemnification Escrow Shares then remaining in escrow.

Amendments

The Business Combination Agreement may be amended by the parties to the Business Combination Agreement at any time by execution of an instrument in writing signed on behalf of each of the Purchaser and OMG.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Escrow Agreement, the Lock-Up Agreement, the Non-Competition Agreement, and the Business Combination Registration Rights Agreement are attached hereto as Annexes H, E, G, and F, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Escrow Agreement

Prior to the closing of the Business Combination, the Company (and the Purchaser as the successor entity thereto), the Seller, and a mutually agreed upon escrow agent shall enter into an escrow agreement (the “Escrow Agreement”), pursuant to which, among other things, the parties shall cause a certain number of Purchaser Shares, including the Escrow Shares to be held in escrow for use in connection with any adjustments to the Exchange Consideration, a number of Purchaser Shares to be held in escrow for use in connection with the indemnification obligations of OMG, and 3,200,000 Purchaser Shares to be held in escrow for use in connection with the Earnout.

The foregoing summary of the Escrow Agreement is not complete and is qualified in its entirety by reference to the complete text of the Escrow Agreement set forth in Annex H.

150

Lock-Up Agreement

At the closing of the Business Combination, the Company (and the Purchaser as the successor entity thereto), the Seller, and any person or entity who receives shares on behalf of the Seller shall enter into a Lock-Up Agreement, pursuant to which, among other things, and subject to certain exceptions, the Purchaser Shares held by the Seller or any such other person or entity will be locked-up and restricted from being traded for a period of up to twelve months from the date of the closing of the Business Combination, in accordance with the terms set forth therein.

The foregoing summary of the Lock-Up Agreement is not complete and is qualified in its entirety by reference to the complete text of the Lock-Up Agreement set forth in Annex E.

Non-Competition Agreement

At the closing of the Business Combination, the Seller shall execute a Non-Competition Agreement in favor of the Company (and the Purchaser as the successor entity thereto) and its affiliates, successors, and indirect and direct subsidiaries, OMG and its affiliates, successors, and indirect and direct subsidiaries, pursuant to which, among other things, the Seller will agree not to (i) compete with the business of the post-combination company for a period of five (5) years following the closing of the Business Combination, among other matters, or (ii) solicit the employees or customers of the Company, OMG, or their affiliates for a period of five (5) years following the closing of the Business Combination, among other matters.

The foregoing summary of the Non-Competition Agreement is not complete and is qualified in its entirety by reference to the complete text of the Non-Competition Agreement set forth in Annex G.

Registration Rights Agreement

At the closing of the Business Combination, the Company (and the Purchaser as the successor entity thereto) and the Seller shall enter into the Business Combination Registration Rights Agreement, pursuant to which, among other things, the Purchaser will be obligated to file a registration statement to register the resale of the Purchaser Shares held by the Seller. The Business Combination Registration Rights Agreement will also provide the Seller with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The foregoing summary of the Business Combination Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Business Combination Registration Rights Agreement set forth in Annex F.

Employment Agreements

The executive officers of OMG have entered into employment agreements with OMG. For a description of these agreements see “Management after the Business Combination—Employment Agreements.”

151

Background of the Business Combination

The terms of the Business Combination Agreement are the result of extensive negotiations between the Company and OMG and their respective representatives. The following is a brief description of the background of these negotiations.

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Company is industry agonistic in terms of a potential target for combination, but had an initial inclination to focus on the technology sector, including, but not limited to, commercial drones, electric aviation, clean energy, financial technology, etc. It has a team of veterans with investment and corporate management experience and background, with some particular domain expertise in aviation and venture capital.

On January 11, 2022, the Company consummated its IPO of 10,159,069 units (including an additional 159,069 units pursuant to the partial exercise of underwriters’ over-allotment option) at $10.00 per unit. Each unit consisted of one Company Share and one Company Right upon the consummation of an initial business combination. The aggregate gross proceeds of the IPO, including the over-allotment option proceeds, were $101,590,690, prior to deducting underwriting discounts, commissions, and other offering expenses.

Prior to the consummation of the IPO, neither the Company, nor anyone on its behalf, had engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with the Company.

After the completion of the IPO, the Company commenced an active search for prospective targets to acquire, initially in the commercial drone segment, reviewing a number of potential target businesses with the objective of consummating a business combination. The Company conducted an in-depth analysis of the commercial drone landscape and ecosystem. Based on the end-market served and application, commercial traction, management team, intellectual property, and financial standing of various entities in the space, the Company developed a priority list of targets to approach. Leveraging industry relationships, the management, Board members and advisors of the Company, including ARC Group Ltd. (“ARC Capital”), contacted, and were contacted by, a number of potential targets for a business combination.

In connection with this search, the Company management and advisors (i) developed a list of potential business combination candidates for the commercial drone and electric aviation segments; (ii) held conversations with potential target businesses and their management and shareholders; (iii) identified and evaluated a number of potential targets prior to focusing its efforts on OMG; and (iv) met, conducted preliminary discussions with representatives of, commenced initial preliminary due diligence on, and negotiated letters of intent with a number of potential target companies.

In evaluating potential targets to acquire, the Company, together with its advisors, generally surveyed the landscape of potential targets based on the development stage of each target, their technology or product attractiveness and growth potential, their business model and sustainability from strategic and commercial standpoints, their current financial situation, estimated valuation and relevance to the Company’s amount of funds in the Trust Account, their shareholders’ and management’s openness to a potential combination with the Company, and potential avenues where the Company’s management, board and advisors could bring resources and value to help their growth to become a market leader in their industry segments. As part of the preparation to consider targets, the Company’s management, board members and advisors also attended the Commercial UAV Expo, a trade show for the industry.

152

During this time, representatives of the Company and its affiliates, as well as its advisors, at the direction of and in consultation with members of the Company’s Board, developed a broad list of potential targets who might have interest in a business combination with the Company and that possessed some or all of the above-described characteristics. Of these potential targets, several were approached directly or indirectly by the Company, its affiliates and their respective advisors and were provided with preliminary information about the Company and a potential business combination with the Company. The Company entered into several nondisclosure agreements and engaged in meaningful and detailed discussions, due diligence, negotiations, and/or letters of intent with five potential targets. These potential targets operate in a variety of businesses, including automotive, intelligence, consumer retail, semiconductor, electric vehicle manufacturing, and financial services.

A summary of the Company’s significant interactions with these potential targets, other than OMG, with which the Company entered into confidentiality agreements and in some cases even letters of intent for a business combination, and engaged in meaningful and detailed discussions, due diligence, and negotiations is as follows.

Target 1

Target 1, which was identified from the Company’s commercial drone research on the industry landscape, seemed to meet the Company’s combination criteria based on its products’ capabilities, applications, end market that it served, its overall positioning and business strategy, and the profile of the management team. Target 1 had completed a PCAOB audit and appeared to be well positioned to be merged with a SPAC. However, two months into our conversations, which commenced in late January 2022, there were some senior leadership changes at Target 1. Following those changes, communication became much less efficient and Target 1’s management became less engaged in discussions. Subsequently, discussions with the Company were terminated.

Target 2

Target 2 is a company that provides contract manufacturing services to commercial drone manufacturers, in addition to manufacturing various products for other major aerospace companies. It was privately owned, and had solid business tractions. The Company’s team approached Target 2 in early February 2022 and held introductory discussions. The Company’s advisor, Arne Thompson, further visited its facilities in mid-February. The two sides engaged in several rounds of discussions regarding a potential merger until March 2022. Target 2 then consulted its accountants and auditors, and determined that the PCAOB audit costs and timeline would not fit its priorities, and decided to remain a private company for the time being.

Target 3

Through an introduction from the Company’s advisors, we started conversations with a U.S.-based technology company that produces high energy density lithium batteries using its proprietary technologies in mid-February 2022. The Company subsequently signed a non-disclosure agreement, or “NDA”, with Target 3 on February 21, 2022, and held multiple rounds of dialogue with Target 3’s management team and board members. They seemed to have a promising technology, but the cash closing condition was very high and risky for the Company given the market appetite for PIPE financing at that time. Nevertheless, the Company presented Target 3 with a letter of intent on March 4, 2022, with a substantial base valuation and additional earnout. The Company proposed a plan to raise equity through a PIPE for Target 3 to fund its proposed manufacturing operations, but Target 3’s management and board continued to increase its capital demands, and given the current capital market conditions, the Company’s management and board felt that there was significant risk in meeting Target 3’s capital requirements. Furthermore, the Target’s technology needed further customer validation and sales volume to justify its valuation. By mid-March 2022, the Company concluded that pursuing Target 3 further would not be in the best interest of its investors, and terminated conversations with Target 3.

153

Target 4

On March 21, 2022, the Company’s advisor, ARC Capital, introduced Target 4 to the Company to consider as a potential merger target. This is a European-based information technology company that offers subscription-based IT and Internet of Things (IoT) security and support services for B2C and B2B markets. The Company signed an NDA with Target 4 on March 23, 2022. After several rounds of video conferences with Target 4’s management, the Company presented a non-binding letter of intent for the merger on April 7, 2022. The Company then conducted due diligence, only to learn that Target 4 decided to pursue an exclusive discussion with another SPAC, therefore, the Company had to suspend its dialogue with Target 4 by mid-April 2022.

Target 5

Target 5 is a company with multiple products serving the drone ecosystem, from energy storage for propulsion and bespoke customization services to aircraft of clients. It had an international team with a strong aviation and transportation background. The Company approached the Target 5 in mid-March, 2022, and signed an NDA with the company on March 29, 2022. Although Target 5’s R&D pipeline was impressive, its valuation was rather high against the existing commercial traction. The Company decided not to pursue Target 5 further by mid-April 2022 after further conversations with its management and diligence.

Target 6

The Company’s advisor, ARC Capital, introduced it to Target 6 on April 4, 2022. Target 6 is a U.S. company that owns certain financial transactions software and is seeking to acquire an established securities clearing house and a small fully licensed bank with a plan to combine them to facilitate automation and enhance the overall value. An introductory meeting took place on April 6, 2022 and an NDA was signed on April 7, 2022. The Company’s CEO met with the part of the Target 6 management team that focused on the securities clearing house in Dallas twice in person during mid-April and mid-May 2022. Subject to due diligence, the Company presented a letter of intent to Target 6 on April 13, 2022, and after protracted negotiation, it was signed May 31, 2022.

After further negotiation and diligence, the negotiation of the business combination agreement became challenging as Target 6’s management was seeking terms not customary in the market, and the firm that the Company hired to give the fairness opinion could not get comfortable with the overall valuation of the combined entities. By mid-July 2022, the Company decided to terminate the letter of intent with Target 6.

Target 7

In early May, 2022, the Company’s CFO brought Target 7 to the Company’s team for review based on a third-party introduction. Target 7 is a medical device company that is venture capital funded, and produces innovative cardiovascular devices that are at commercialization stage with market-validated applications. On May 4, 2022, the management teams of the Company and Target 7 had an introductory call which went positively, and an NDA was signed on the same day. During a subsequent call on May 10, 2022, the parties decided to move forward to discuss the terms of the SPAC merger. On May 13, 2022, the Company presented a non-binding term sheet that spelled out the major terms of the deal, which would be contingent upon Target 7’s ability to secure the deal from the divesting corporate parent. After several weeks, it became apparent that there was no certainty that the parent wished to proceed so the Company and Target 7 put the transaction on hold until they could receive clarity that the parent supported the transaction. By the end of July 2022, Target 7 had informed the Company that another private equity firm had made a higher bid to acquire Target 7, and the Company had decided to pursue other targets.

154

Target 8

One of the Company’s advisors has a former colleague who is currently with an electric aircraft OEM. He introduced the Company to the shareholders of Target 8, and an introductory call with its senior management team took place on May 3, 2022. An NDA between the Company and Target 8 was signed on May 6, 2022. After several rounds of conversations with Target 8’s management on May 23 and June 4, 2022, the Company evaluated the materials in Target 8’s data room and had several internal discussions about the pros and cons of combining with Target 8. The biggest commercial challenge was Target 8’s minimum cash at closing goal of $200 million. Given the market conditions for SPAC transactions and PIPE capital raises, the Company felt that this was an unrealistic goal for it to achieve. By mid-June, the Company decided not to proceed further with Target 8.

Target 9

One of the Company’s advisors has a long-standing personal relationship with the founder of an electric aircraft design and manufacturing company. The company has been developing a series of electric airplanes for the general aviation or business aviation market. An introductory videoconference call took place on June 30, 2022. There was some interesting momentum that Target 9 has built, in terms of design and FAA certification traction. The business segment that its first aircraft was targeted to serve has been under-served with strong and long-term demand.

An NDA was executed on July 17, 2022, and some further discussions were held between the management teams of the Company and Target 9. From late July 2022, the Company had video conference calls with Target 9 on a weekly basis, and through its advisors and independent board members, the Company quickly developed some in-depth understanding of Target 9’s technology, strategy and challenges. After further due diligence and analysis, the Company presented an LOI on July 27, 2022. The Company further brought two investment advisors to Target 9 to help raise capital by mid-August 2022. After protracted rounds of negotiation, the LOI, which allowed the Company to pursue other targets at the same time, was signed on October 20, 2022. BRAC’s management and two advisors with a strong aviation background visited Target 9 on October 31, and November 1, 2022, met with its full management team, board members and auditors, and visited its facilities. During November 2022, it became clear that Target 9 was not going to be able to meet the Company’s timing requirements to complete its capital raise and PCAOB audit. As a result, in mid-November 2022, the Company decided to terminate the conversation with Target 9.

Target 10

The Company’s advisor, ARC Capital, introduced Target 10 to the Company. Target 10 is a Fintech company headquartered in Southeast Asia with international operations. An NDA was signed on September 15, 2022, to facilitate the open exchange of materials and conversations. On September 21, 2022, the Company’s CEO and CFO held a video conference with Target 10’s CEO, President, and COO, as well as the managing director of ARC Capital who made the initial introduction. After due diligence on its principal shareholder’s well-known background, business model, financial standing and operations, the Company presented an LOI on September 22, 2022 that outlined the terms of a proposed merger. However, Target 10’s management became distracted with internal preparation to be ready for a SPAC combination, and was not able to respond to the Company’s LOI. By mid-October, it had become apparent that Target 10 was not ready for a SPAC merger so the Company ended its discussions with Target 10.

155

Target 11

Target 11 is a high-altitude airship company that has developed prototypes and concepts of using its products for telecommunications applications and broadcasting. The Company was introduced to Target 11 by its advisors and signed an NDA on September 20, 2022. The Company conducted several rounds of conversations with Target 11 but concluded that, since Target 11’s development funding received to date has been quite small, that it had not accumulated sufficient product and commercial traction, and thus further funding would be needed to complete its prototype development and testing, and bring its valuation to within the Company’s target range. As a result, conversations were terminated by late September, 2022.

Openmarkets Group (OMG)

ARC Capital introduced the Company to OMG in early October 2022. OMG is a “Fintech” company based in Australia with all its operations in this country. The Company’s CEO, Mr. Tse, first communicated with Mr. Sergio Camarero, followed by Mr. Nigel Wong, managing director and vice president of ARC Capital, respectively, about OMG, to gauge the range of expectations from OMG, and the relative priorities and importance of key elements of the deal, such as valuation, closing conditions, timeline for closing, further capital infusion, strategic goals, etc. After an NDA was signed on September 30, 2022, an introductory call took place on October 3, 2022 with Mr. Tse and the CEO and General Counsel of OMG, Dan Jowett and Nick Hornstein, respectively, plus Ms. Naseema Sparks, chair of the OMG board, and Mr. Eric Gao, director of the OMG board and a principal of Seller, and Mr. Nigel Wong from ARC attending. The Company’s management found the OMG management team to be very professional, motivated and easy to communicate with. Three more rounds of video conference calls took place in October and November 2022, during which time the Company’s team learned more about OMG’s operations, team and plans; the Company’s CEO and CFO, and OMG’s CEO and General Counsel, were present for all three of these meetings, while Mr. Nigel Wong, the managing director of ARC Capital that made the initial introduction, was only present for the first of these three meetings. The Company learned that OMG is one of the major Fintech players in Australia, and has plans to expand internationally. It operates in a highly regulated sector and provides a transaction and clearing platform for the Australian Stock Exchange and facilitates trading on behalf of wealth management firms, financial advisors and customers. Besides geographic expansion, it also has active plans to grow through acquisitions, joint ventures and/or partnerships. Mr. Jowett explained OMG’s proposed acquisition plans to Mr. Tse and stated that acquisitions were expected to represent a substantial part of OMG’s growth. He stated that OMG had identified the following areas as ones in which OMG wished to acquire companies to serve as a foundation for further growth: investor education services, wealth tech products and wealth management, having revenue synergies with the rest of OMG’s business lines. He also mentioned a few of the targets OMG was considering although he stated that OMG had not had formal discussions with any of them and felt that there were suitable alternatives if any of the targets he mentioned became unavailable. Finally, he stated that he thought all of the preliminary group of acquisitions could be completed within 9-12 months following closing at a cost of between US$25 million and US$55 million, inclusive of deferred payments and earnouts. Mr. Jowett explained how OMG planned to grow the business from each acquisition through organic business and cross selling, the order in which the acquisitions would likely close and how they were expected to impact OMG’s overall business and financial position. The Company was provided access to OMG’s on-line data room on October 9, 2022 for further evaluation. Because none of the proposed acquisitions were subject to any agreements, the data room did not contain any information regarding the acquisition targets.

Within a week, Mr. Nigel Wong from ARC commenced the discussion regarding the purchase price. He presented information why OMG was worth $110 - $120 million, or even more, based on its position in the Australian market as being one of the few leading players in the segment, its financial forecasts, its organic growth opportunities and its ability to achieve even more based on its growth plans through potential mergers and acquisitions. Based on projections provided by OMG for the next three years, average enterprise value over sales (EV/S), multiples of comparable players in Australia, the US and the Netherlands, ARC arrived at a valuation of US$138 million for OMG. Mr. Tse discussed the materials provided, including the financial forecasts and the substance of the conference calls, with the Company’s Board at its weekly meetings on October 9, 2022 and October 16, 2022. The Company’s Board concluded that OMG presented an excellent acquisition opportunity but that the proposed price appeared high and asked Mr. Tse to respond with a price in the $110 - $120 million range, as requested, but with a portion of the purchase price payable only upon achievement of an earnout. Mr. Tse then presented this proposal to OMG’s management team on October 17, 2022. OMG orally agreed to proceed based on this price and structure on October 18, 2022.

The Company issued an LOI on October 20, 2022, which was negotiated and signed on November 9, 2022. The LOI contained customary terms and provisions, including, an enterprise value of $110 million –120 million including an earnout, establishment of an employee stock incentive scheme, OMG’s exclusively to the Company for de-SPAC discussions but the Company’s ability to hold discussions with other third parties, conditionality for termination, and a termination fee due to the Company in certain circumstances. Key topics of discussion during negotiation of the LOI between Mr. Tse and Mr. Hornstein, included aligning the interests of OMG’s management with those of the post-combination company through the adoption of an equity incentive plan, the earnout terms, and an employee retention plan; the identification of an audit firm for OMG that could provide the services needed in connection with the Business Combination; and the payment of ARC Capital, who acted as a financial advisor to OMG. During the course of discussions, the parties discussed likely redemptions in connection with the closing of the Business Combination and that there could be little in the Trust Account in excess of the amount to assure that the Company had the minimum of $5,000,001 in net tangible assets at closing. The parties had general discussions about other methods to fund cash needs post-closing, including a possible PIPE transaction, but no firm agreements or plans were agreed to regarding possible financings. During this time, both companies’ management teams developed a good working relationship and understanding of each other’s goals and constraints. Regarding the forecast of potential M&A opportunities, the Company questioned OMG’s level of confidence on finding the appropriate targets that would be complementary to OMG’s existing lines of business, the willingness of these targets’ owners to sell, expected valuations, the availability of alternatives if one or more of the targets was not available, and the process of closing on these potential transactions, including, but not limited to, licensing and regulatory approvals in Australia, the addition of a new management team and staff, and the potential to expand OMG’s geographic footprint.

OMG had audits issued in Australia for OMG Predecessor but had not yet commenced its PCAOB audit. Between late October and mid-November, 2022, OMG, with the Company’s assistance, conducted a search of PCAOB audit firms to find an appropriate one that could complete the audit in a timely manner. After several weeks of efforts, on November 22, 2022, the parties identified MSPC Certified Public Accountants and Advisors, a Professional Corporation, as a firm with the willingness, bandwidth and experience in conducting a PCAOB audit, and MSPC Certified Public Accounts and Advisors, a Professional Corporation committed to issue the PCAOB-compliant audit report by January 2023.

During November 2022, OMG also considered appropriate legal counsel, and specifically a firm that had both an Australian and US presence, ideally with SEC experience and preferably in SPAC combination matters. OMG identified Biztech Lawyers, an Australian firm with a presence in the US and UK. OMG introduced Biztech Lawyers to Nelson Mullins, the Company’s legal counsel, on November 23, 2022.

156

An all-hands video conference meeting took place on December 1, 2022, which included legal counsel for both parties.

Nelson Mullins began drafting the Business Combination Agreement based on the LOI in November 2022. At the same time, the Company began its task of identifying an investment banker to provide a fairness opinion for the benefit of the Company’s public stockholders and providing an independent valuation of OMG’s business. In June 2022, the Company, through Mr. Tse, held extensive discussions with, and obtained proposals from, several fairness opinion consultants that had delivered the type of fairness opinion reports that the Company would need for the de-SPAC transaction. It then identified KKG Appraisal and Advisory Ltd (“KKG”), a firm proposed by one of the Company’s independent directors, with experience providing fairness opinions, which has the qualifications to provide such services in the US, Australia and other jurisdictions, and has provided similar opinions for de-SPAC and IPO transactions, as the top choice. The Company engaged KKG on November 22, 2022, and provided it with a variety of information about OMG including the audited financial statements of OMG Predecessor prepared in Australia, a description of OMG’s business provided by OMG, financial projections provided by OMG and the general terms of the LOI. KKG held several rounds of dialog with the OMG team, including with Nick Hornstein, Dan Jowett and Rui Kee Cheah, Finance Manager of OMG, and was granted full access to OMG’s virtual data room that the Company and its legal counsel had access to. KKG further provided an information request letter to OMG, which asked for detailed information about OMG’s financial standing and projections, to which OMG responded. On December 16, 2022, KKG provided its initial draft fairness opinion report to the Company, which indicated a valuation in the range of US$100 – US$111 million. The Board discussed this report at its weekly board meeting on December 18, 2022, when the Company’s Board formally resolved that the fairness opinion report submitted by KKG was fair and reasonable, and authorized the Company’s management to proceed with negotiations with OMG. M&A was included in the projections of OMG that KKG evaluated, but each of the proposed transactions was not separately valued. Upon further fine tuning of the valuation model and analyzing of the financial information provided by OMG, KKG provided an updated draft fairness opinion to the Company on December 21, 2022, which reflected a valuation of US$130 million.

On November 16, 2022, OMG’s internal legal counsel provided Nelson Mullins with access to OMG’s on-line data room and continued to populate it with more documents. On November 23, 2022, Nelson Mullins circulated an initial draft of the Business Combination Agreement to Biztech Lawyers. Initial conversations about this draft occurred among the Company, OMG and their respective legal counsel during November and December 2022. During this same time period, Nelson Mullins and Biztech Lawyers circulated revised drafts of the Business Combination Agreement and worked through most of the issues in the representations and warranties, covenants and closing conditions. Biztech Lawyers also circulated OMG’s first draft of the disclosure schedules on December 2, 2022. Discussions occurred among Biztech Lawyers and Nelson Mullins during December 2022 regarding the format for the disclosure schedules and Nelson Mullins and Biztech Lawyers revised the disclosure schedules accordingly. On December 1, 2022, the Company engaged Eakin McCaffery Cox as its Australian counsel to analyze certain Australian matters related to the Business Combination and on December 10, 2022, the Company engaged Arthur Cox, in Ireland, to prepare a business combination structure that would meet the tax and operational needs of the Company, OMG and the Seller. Several calls occurred among Nelson Mullins, Biztech Lawyers and representative of Eakin and Arthur Cox regarding diligence and tax issues.

During the process of conducting diligence and preparing the disclosure schedules, in December 2022, OMG also advised the Company that it would be losing a large client. Discussions ensued between Mr. Tse and Mr. Jowett regarding the business generated by this client and it was discovered that this client represented relatively low gross margin work and probably negative contribution to OMG income after service and management costs are included due to the relative high level of attention and bandwidth needed to service this client compared to the low rates that OMG had been charging this client due to a very favorable deal that OMG Predecessor’s previous management team had entered into with this client. Mr. Jowett further advised that he believed OMG would be better served if its staff was available to serve new more profitable clients and that the loss of this client was not materially adverse to OMG. In addition, there would be a fixed retainer that this client would have to pay OMG for a year upon notice of termination in order for this client to terminate its agreement with OMG early.

In early December, the Company, together with Nelson Mullins (and with input from OMG), also considered the timing of the transaction with OMG, and on December 4, 2022, held a board meeting to discuss the need for the Company to file a proxy statement to obtain an extension to complete the transaction. The Company’s Board agreed that it would be in the best interest of the Company to recommend to its stockholders that the Board have the ability to extend the date by which the Company needed to complete a business combination by up to nine (9) one-month periods, until the latest of October 13, 2023. Thus, the Company called a meeting of its stockholders to vote to approve this extension. Unanimous approval from the Company’s Board was received at the meeting to authorize the Company to engage ARC Group Ltd. to assist it in obtaining this extension and recharter.

157

The Company’s diligence evaluation continued during December and based on its review of OMG’s client relationships, growth opportunities and market comparables, on December 22, 2022, the Company and OMG agreed to a base valuation of US$90 million plus an earnout of up to US$10m per year in the two years following the closing of the Business Combination contingent upon OMG’s achievement of certain revenue targets. The Company believed that the earnout would help align the interests of OMG’s management team and the Company’s stockholders. The Company’s CEO also discussed OMG’s revenue prospects with OMG’s CEO given the impending loss of a significant customer of OMG. OMG elaborated further and explained that OMG’s previous management offered below-cost pricing on certain trades to this particular customer, and that this customer caused OMG to expend a large amount of its customer service resources on this customer. In short, OMG reported that this customer arrangement was not profitable. Despite the decision to part ways, the departing customer agreed to honor its contractual financial commitments until the end of the original term, January 2024, and, in consideration for an early payment of those obligations, Openmarkets agreed to a 25% discount. The payment from this customer resulted in a net gain for OMG. In addition, the departure of this customer allowed OMG to reallocate its resources to develop and serve new customers. This discussion also covered new business development, OMG having a disciplined approach in signing up new customers, and synergies between new products and channels, as well as overseas expansion. In additional conversations between BRAC’s CEO and a director of OMG representing the Seller, its single largest shareholder, the Company became aware that artificial intelligence could be used as a tool to add value to OMG’s existing customers in the future. The Company believed the agreed purchase price reflected both a fair assessment of the value of OMG’s existing business and prospects and provided OMG an incentive, in the form of an earnout, to grow its client relationships and its business.

One unique characteristic of OMG’s ownership structure is that it is 100% owned by an Australian investment fund, BMYG Financial Group, or the Seller, which has a portfolio of over A$500 million. In connection with the closing of the Business Combination, the Seller will execute a lock-up agreement with the Purchaser (as the successor to the Company) whereby the Purchaser Shares received by the Seller in the Business Combination will be locked-up for a period of up to 12 months. The lock-up of the Seller’s Purchaser Shares helps to align the medium- to long-term interest of the Seller and those of the Purchaser and its stockholders, as the Seller’s return on investment on the Purchaser Shares will be dependent on the trading price of the Purchaser Shares and, accordingly, the overall success of the Purchaser for at least the duration of the lock-up period. In order to further incentivize the management and employees of OMG, who are not equity holders in OMG, the Company and OMG agreed to set aside 5% of the outstanding Purchaser Shares at closing pursuant to an employee incentive plan, awards under which may be made effective at the closing of the Business Combination subject to customary vesting requirements to protect the Purchaser and align the interests of OMG’s management and employees with the Purchaser’s other stakeholders.

During the Company’s diligence examination of OMG in December 2022, the Company and its counsel examined a number of disputes and regulatory actions associated with OMG’s past operations, including disputes related to the termination of OMG’s prior CEO, certain of OMG’s license agreements, and the transaction that resulted in the creation of OMG from OMG Predecessor and regulatory actions related to certain trade compliance issues and client funds matters under previous management. In order to protect the Company’s public shareholders, on January 3, 2023, the Company requested and OMG agreed to limited indemnification provisions in the Business Combination Agreement related to such matters for a total of approximately US$18 million, which indemnification would be represented by an escrow of approximately 1,607,000 Purchaser Shares that would otherwise be issued to the Seller in payment of the US$90 million of Exchange Consideration, subject to adjustment prior to the Closing as set forth in the Business Combination Agreement, with such Purchaser Shares to be released progressively as claims get resolved. This arrangement will also incentivize OMG’s management team time to resolve these issues efficiently.

During November and December, 2022, the Company’s management and OMG’s management also discussed the financial projections provided by OMG and the assumptions underlying such projections, including that OMG’s current product offerings would remain with some customer attrition that would be mitigated with new customers and business development efforts. Further, the projections assumed that OMG would expand its wealth advisory business and pursue the identified acquisition opportunities to expand its business.

During December 2022, Nelson Mullins and Biztech Lawyers continued to negotiate and agree upon the language of the Business Combination Agreement and identify business issues for discussion between the Company and OMG, and Biztech Lawyers continue to draft and revise both the OMG and Seller disclosure schedules with the assistance of Nelson Mullins. OMG and the Company continued to discuss the scope of the indemnification, the application of the termination fee, the delivery of the PCAOB audit and the application of the employee incentive plan. Tax discussion also continued between Nelson Mullins and Biztech Lawyers with the assistance of Arthur Cox. The parties also discussed the appointment of two individuals selected by the Company to the post-combination company’s board of directors, Mr. Tse and Mr. Christian Blackwell. There were no discussions regarding any other member of the Company’s management or Board continuing to serve the post-combination company following the closing, nor were there any discussions of any Company advisors continuing to serve the post-combination company following the closing. Nelson Mullins began circulating the ancillary agreements on December 21, 2022. Biztech Lawyers subsequently provided its changes to these documents and the ancillary agreements were largely finalized by approximately December 28, 2022.

On December 25, 2022, the Company’s Board held another board meeting to discuss the final fairness opinion report provided by KKG, which initial draft reports had been subsequently updated again on December 24, 2022. The December 24, 2022 report had been updated based on changes to the transaction with OMG. This version of the report incorporated the latest OMG business forecasts and projected changes in its client portfolio. Although Mr. Tse had been informed by Mr. Jowett by this time that OMG would be losing the large client referred to above, the KKG valuation did not reflect anything regarding this projected client loss based on Mr. Jowett’s statements to both Mr. Tse and KKG that the loss of revenue from this client would not negatively impact valuation as the valuation was largely based on cash flow, and cash flow from this client neutral to OMG. KKG’s final fairness opinion report issued on December 24, 2022, provided a target valuation of OMG of US$130 million, which was more than adequate to support the purchase price negotiated by the Company, which was US$90 million at closing, with another US $20 million that could be earned over 2 years after closing, based on the achievement of certain revenue targets. The report was shared with members of the Company’s Board.

158

On January 10, 2023, the Company held a virtual meeting of its stockholders to consider the extension of the deadline by which it needed to complete a business combination. The holders of a majority of the Company Shares represented at the meeting voted in favor of the extension. Also, holders of 4,227,461 Company Shares elected to redeem their Company Shares for $10.25 per share. As a result, following this special meeting, the Company’s outstanding Company Shares was reduced to 8,922,505 and the amount in the Trust Account was reduced to $60.83 million before the deposit of funds by the Company in the approximate amount of $370,725.50 in connection with the first one-month extension of the date by which the Company must complete an initial business combination.

On January 11, 2023, Nelson Mullins circulated a near final version of the Business Combination Agreement to Biztech Lawyers. In addition, Biztech Lawyers and Nelson Mullins finalized the open issues on the various disclosure schedules between January 2, 2023 and January 18, 2023. On January 15, 2023, Biztech Lawyers and its Australian tax specialist contacted Nelson Mullins questioning whether it might be more tax efficient for all parties to use an Australian holding company instead of an Irish holding company for the post-business combination parent entity. On January 17, 2023, Nelson Mullins, Biztech Lawyers and their clients agreed to this change and changed the Business Combination Agreement accordingly.

On January 15, 2023, the Company held a board meeting for the purpose of discussing and authorizing the execution of the Business Combination Agreement, in its near final form, with OMG. Mr. Tse presented the full draft Business Combination Agreement, with the latest draft disclosure schedules and exhibits to the board and walked them through the major terms of the agreement, the issues that had been discussed and agreed upon with OMG, and the resolution of those issues. The Board was also provided with the KKG fairness opinion. The Board was then given an opportunity to ask questions about the transaction and resolution of the issues and to discuss the transaction with each other. The board was finally asked to vote on the approval of the proposed Business Combination with OMG, and verbal confirmation was obtained at the board meeting. Following the meeting, a unanimous consent dated January 18, 2023, was also executed confirming various related matters.

On January 18, 2023, the Company, OMG and the Seller executed the Business Combination Agreement together with the disclosure schedules and ancillary agreements attached as exhibits. A Form 8-K was filed with the SEC the same day announcing the transaction and a press release followed on January 19, 2023, before trading of the Company’s Shares had commenced for the day.

On June 9, 2023, the Company held a virtual meeting of its stockholders to consider the reduction in the amount of the payment required for each monthly extension and the extension of the date by which the Company must complete a Business Combination by three one-month periods from October 13, 2023 to January 13, 2024. The holders of a majority of the Company Shares represented at the meeting voted in favor of the reduction and the extension. Also, holders of 1,409,026 Company Shares elected to redeem their Company Shares for $10.68 per share. As a result, following this special meeting, the Company’s outstanding Company Shares was reduced to 4,522,582 and the amount in the Trust Account was reduced to $48,302,579.98 before the deposit of funds by the Company in the approximate amount of $150,000 in connection with the first one-month extension of the date by which the Company must complete an initial business combination.

From March 2023 through June 2023, the Company and OMG continued to discuss OMG’s ongoing operations, financial results and forecasts. Mr. Jowett advised Mr. Tse that based on the longer than expected timeline for the Business Combination and resulting delay in the advancement of OMG’s proposed acquisitions, OMG needed to revise down its projections. Mr. Jowett further explained that although OMG’s revenue forecasts had declined, its forecasted costs had also declined resulting in an increase in projected free cash flow. Mr. Jowett and Mr. Tse then discussed OMG’s proposed acquisitions in more detail, and the assumptions regarding the acquisitions underlying the projections. They discussed the timing of the anticipated acquisitions, alternatives to OMG’s identified acquisitions , the probability that each of the identified acquisitions would close, the amount of revenue that would be contributed by each acquisition, and how costs would be impacted as the acquisitions were being integrated.

159

On June 7, 2023, Mr. Tse provided this additional information to KKG so that it could consider whether its valuation of OMG should be revised based on this new information. The Company subsequently signed a supplemental engagement agreement with KKG to conduct a revised valuation and to issue a fairness opinion based on a valuation date of June 30, 2023. The Company paid KKG an additional $5,000 pursuant to the supplemental engagement agreement. On July 15, 2023, KKG, based on OMG’s revised projections and the probability of success of each of its identified acquisitions, issued a draft fairness opinion indicating a value of OMG of $90 million. The Company then decided to reduce the overall purchase price plus earnout to reflect KKG’s latest valuation. Mr. Tse discussed the updated valuation, including the adjustments based on the probability of closing of various acquisitions, with the Company’s Board on July 16, 2023. On July 18, 2023, Mr. Tse discussed the need for a revised valuation with Eric Gao, a director of OMG and principal of the Seller, based on the revised pro forma numbers, market volatility and the need to protect the Company’s public shareholders against the uncertainties associated with OMG’s proposed M&A plans. After internal discussions, on July 18, 2023, OMG agreed to a US$70 million valuation at closing plus another US$20 million that could be earned over two years after closing, based on the achievement of certain revenue targets. During this time period, Mr. Tse also discussed the possible need for a PIPE with representatives of OMG, including Mr. Jowett, Mr. Hornstein, and Ms. Hetal Majithia, OMG’s Chief Financial Officer, and with Nigel Wong, Sergio Camarero, and Jesus Hoyos of ARC Capital. The parties agreed that they wished to pursue a PIPE of approximately $20 million to $30 million, but agreed that the PIPE market was still weak and that they would defer discussion until after they filed the registration statement with the SEC.

On July 17, 2023, Biztech Lawyers circulated a proposed BCA Amendment No. 1 to Nelson Mullins to clarify and update certain aspects of the Business Combination Agreement and to address the reduced purchase price agreed to between the Company and OMG. Between July 17, 2023 and July 30, 2023, Biztech Lawyers and Nelson Mullins negotiated the details of Amendment No. 1, including the applicable schedules. Mr. Tse, then provided a draft of the proposed BCA Amendment No. 1 to KKG for its review. On July 25, 2023, KKG provided its updated fairness opinion supporting a valuation of US$90 million to the Company’s Board. On July 30, 2023, Mr. Tse updated the Company’s Board regarding the transaction, and answered their questions. The Company Board considered the updated proposed fairness opinion of KKG and the information provided by Mr. Tse regarding the updated projections of OMG, the changes in the timing of OMG’s proposed acquisitions, the probabilities of success of each such acquisition and the terms of the draft BCA Amendment No. 1, and approved the terms of BCA Amendment No. 1. On August 1, 2023, the Company, OMG, and the Seller executed BCA Amendment No. 1, which, among other matters, reduced the aggregate Exchange Consideration from $110.0 million to $90.0 million, comprised of 7.0 million Purchaser Shares to be paid at Closing, subject to adjustment, and 2.0 million Purchaser Shares to be paid in connection with the Earnout.

During August and September, 2023, the Company, OMG and ARC also discussed the possibility of amending the Company’s charter to eliminate the requirement that it have a minimum of $5,000,001 in net tangible assets at closing but decided not to take any action at that time.

On August 15, 2023, the Company and the OMG team, including Mr. Tse, Ms. Jiang, Mr. Jowett, and Ms. Majithia (the CFO of OMG) held discussions with the Company’s underwriter, Chardan Capital Markets, represented by Ms. Yingjie Weng, on the prospect of conducting a PIPE in the U.S. markets. Separately, Mr. Tse, Ms. Jiang and Mr. Jowett held discussions with representatives of ARC Capital on the same topic. Both contacts raised the concern that due to current market conditions, it would be challenging to raise equity. Subsequently, in late August 2023, the Company and OMG decided to supplement domestic PIPE raising efforts with overseas efforts.

In December 2023 and January 2024, the Company and the OMG team, including Mr. Tse. Mr. Jowett and Mr. Hornstein, further discussed the prospects of conducting a PIPE with Mr. Wong of ARC Capital. Given the weaknesses in the PIPE market, the parties agreed that they would continue to explore obtaining a PIPE of up to $30 million, but that obtaining a PIPE would not be a condition to closing the Business Combination. They also agreed that they would submit a proposal to the Company’s stockholders in this proxy statement/prospectus to amend its Certificate of Incorporation to delete the requirement that the Company have a minimum of $5,000,001 in net tangible assets at closing. The parties agreed to amend the Business Combination Agreement to reflect these changes. Accordingly, just prior to Closing, the Company will evaluate its cash and that of OMG based on (i) any cash raised by either OMG or the Company (including as a result of a possible PIPE) and (ii) the level of redemptions of Company Shares by the Company’s shareholders, and determine whether the parties are able to meet (or have waived) applicable closing conditions. If the applicable closing conditions are met or waived, the Company will close the Business Combination; if the applicable closing conditions are not met or waived, the Company will not close the Business Combination and the parties will terminate the Business Combination Agreement.

On January 5, 2024, Nelson Mullins circulated a proposed BCA Amendment No. 2 to Biztech Lawyers to clarify and update certain aspects of the Business Combination Agreement, to confirm the agreement between the parties that obtaining a PIPE would not be a condition to closing and that there would not be any requirement for the Company to have any minimum amount of net tangible assets at Closing, and to extend the Outside Date. Between January 8, 2024 and January 10, 2024, Biztech Lawyers and Nelson Mullins negotiated the details of Amendment No. 2. On January 7, 2024, Mr. Tse updated the Company’s Board regarding the amendment, and answered their questions. The Company Board considered the information provided by Mr. Tse regarding the amendment and the terms of the draft BCA Amendment No. 2, and approved the terms of BCA Amendment No. 2. Effective January 9, 2024, the Company, OMG, the Seller, and the Purchaser executed BCA Amendment No. 2, which, among other matters, (i) clarified that although the parties would continue to seek additional financing, the Purchaser would not be required to have any minimum amount of net tangible assets at Closing; (ii) clarified that at Closing, the Purchaser shall have become listed on any tier of the Nasdaq exchange; and (iii) extended the Outside Date (as defined in the BCA) from January 1, 2024 to April 30, 2024.

160

On January 8, 2024, the Company held a virtual meeting of its stockholders to consider the reduction in the amount of the payment required for each monthly extension and the extension of the date by which the Company must complete a Business Combination by twelve one-month periods from January 13, 2024 to January 13, 2025. The holders of a majority of the Company Shares represented at the meeting voted in favor of the reduction and the extension. Also, holders of 2,804,919 Company Shares elected to redeem their Company Shares for $11.23 per share. As a result, following this special meeting, the Company’s outstanding Company Shares was reduced to 1,717,663 and the amount in the Trust Account was reduced to $19,291,702.91 before the deposit of funds by the Company in the approximate amount of $60,000 in connection with the first one-month extension of the date by which the Company must complete an initial business combination.

From February 12, 2024 through March 8, 2024, the Company and OMG continued to evaluate OMG’s proposed acquisitions, the uncertainty and developments associated with each such proposed acquisition, and the impact of such proposed acquisitions on the valuation of OMG, and the structure and timing of the Business Combination. Based on further discussion of the proposed acquisitions, the probability that each of the identified acquisitions would close, and the amount of revenue that was expected to be contributed by each acquisition, among other matters, the Company and OMG concluded that it would be prudent to restructure the Business Combination so that only the first such acquisition, which is currently expected to close within the next few months and potentially before the closing of the Business Combination, was included in the valuation of OMG for purposes of the Business Combination. Given the delays in concluding the Business Combination, OMG and the Company concluded that OMG should update the projections for its existing business as well as the projections for the proposed initial acquisition, and that the Company should obtain an updated valuation of OMG, which included evaluation of these updated projections. The parties agreed that based upon the resulting valuation, that they would then discuss an adjusted purchase price for OMG.

On February 23, 2024, Mr. Tse contacted KKG and requested that it conduct a revised valuation of OMG effective December 31, 2023, and, assuming that the parties reached agreement on an amended purchase price, that it also issue a fairness opinion based on such amended purchase price. The Company paid KKG an additional $10,000 pursuant to the supplemental engagement agreement. On February 25, 2024, Mr. Tse provided the revised projections to KKG so that it could prepare a valuation and on February 29, 2024, KKG contacted Mr. Tse to ask questions and obtain additional information. KKG also outlined a valuation approach to the Company, based on a “base scenario” and a “growth scenario.” Mr. Tse discussed the valuation approach with the Company’s Board on February 25, 2024. Between February 26, 2024 and February 29, 2024, the Company and OMG discussed the proposed valuation approach and how it should impact the aggregate Exchange Consideration as well as the structure of the transaction. After further consideration of materials provided by OMG, KKG provided its proposed valuation of between $51 million and $77 million based on a “base scenario” and a “growth scenario” on March 1, 2024. After some discussion, OMG and the Company agreed to a reduced Exchange Consideration of $48 million, a price that included the value of OMG’s initial proposed acquisition, together with a three-year earnout of up to $9 million per year based upon the achievement of certain revenue and profitability targets, all payable in Purchaser Shares with a fixed deemed value of $10.00 per share. The structure was intended to compensate the shareholders of OMG if it achieved the growth that KKG had identified in its “growth model.”

On March 4, 2024, Biztech Lawyers circulated a proposed BCA Amendment No. 3 to Nelson Mullins to address the reduced purchase price agreed to between the Company and OMG. Between March 4, 2024 and March 5, 2024, Biztech Lawyers and Nelson Mullins negotiated the details of Amendment No. 3, including the applicable schedules. On March 5, 2024, Mr. Tse, then provided a draft of the proposed BCA Amendment No. 3 to KKG for its review in consideration of the preparation of its fairness opinion. On March 1, 2024, KKG provided an updated draft fairness opinion supporting a valuation of up to $77 million to the Company’s Board. On March 3, 2024, Mr. Tse updated the Company’s Board regarding the transaction, including the discussions with OMG and the draft fairness opinion provided by KKG, and answered their questions. On March 12, 2024, following additional conversations between Mr. Tse and KKG, KKG provided an updated draft of its fairness opinion, which updated opinion clarified certain analyses to more accurately reflect the terms to be agreed to by the Company and OMG pursuant to BCA Amendment No. 3. The Company Board considered the updated proposed fairness opinion of KKG and the information provided by Mr. Tse regarding the updated projections of OMG, updates regarding the prospects of the OMG business, and the terms of the draft BCA Amendment No. 3, and the Company Board approved the terms of BCA Amendment No. 3. On March 22, 2024, the Company, OMG, the Indemnified Party Representative, the Seller and the Purchaser executed BCA Amendment No. 3, which, among other matters, reduced the aggregate Exchange Consideration from $90.0 million to $75.0 million, comprised of 4.8 million Purchaser Shares to be paid at Closing, subject to adjustment, and 2.7 million Purchaser Shares payable in connection with the Earnout. BCA Amendment No. 3 also revised the terms of the Earnout to provide for an Earnout period of three years instead of two years, based on adjusted annual revenue thresholds; provide that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics; and provide for three possible Earnout payments instead of two.

Between April 10, 2024 and April 11, 2024, the Company and OMG discussed ways to simplify the structure of the Business Combination and reduce the risks to stockholders if OMG was unable to close its contemplated proposed acquisition. The parties ultimately decided to remove the valuation of the remaining proposed acquisition from the Company’s valuation of OMG and from the aggregate Exchange Consideration, thus reducing the amount of the Exchange Consideration to be paid at Closing. Instead the parties agreed to add an additional amount to the Earnout that could be earned by the Seller if the post-closing company increased revenues above certain levels during the first year following the Closing regardless of the source of such additional revenues. On April 16, 2024, Biztech Lawyers circulated a proposed BCA Amendment No. 4 to Nelson Mullins, which amendment proposed reducing the Exchange Consideration to be paid at Closing from $48 million to $40 million and increasing the Earnout by $8 million if the post-closing company achieved certain revenues during the first year following Closing .. Between April 16, 2024 and April 17, 2024, Biztech Lawyers and Nelson Mullins negotiated the details of Amendment No. 4, with input from Mr. Tse and Mr. Jowett regarding the details of the Earnout.

On April 10, 2024 and April 11, 2024, Mr. Tse spoke to KKG about providing an updated valuation and revised fairness opinion based on the proposed terms of BCA Amendment No. 4. On April 17, 2024, Mr. Tse provided a draft of the proposed BCA Amendment No. 4 to KKG for its review in consideration of the preparation of its revised valuation and fairness opinion. On April 19, 2024, KKG provided an updated draft fairness opinion supporting the restructuring of the aggregate Exchange Consideration. On April 21, 2024, Mr. Tse updated the Company’s Board regarding the transaction, including the discussions with OMG and the draft fairness opinion provided by KKG, and answered their questions. The Company Board considered the updated proposed fairness opinion of KKG and the terms of the draft BCA Amendment No. 4, and the Company Board approved the terms of BCA Amendment No. 4. On April 29, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 4 to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,800,000 to 4,000,000; (ii) clarify certain definitions to the BCA; and (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout by up to 800,000 if the Purchaser achieved certain revenue milestones during the first year following the Closing. The BCA Amendment No. 4 was made effective as of April 25, 2024.

On June 21, 2024, OMG notified the Company of a potential transaction that OMG was considering, whereby OMG would acquire certain client accounts from an Australian-based financial services group. Between June 21, 2024 and July 14, 2024, the Company and OMG discussed ways to account for this potential transaction in the valuation of OMG. The parties ultimately decided to add the valuation of the potential asset purchase to the Company’s valuation of OMG. On July 15, 2024, Biztech Lawyers circulated a proposed BCA Amendment No. 5 to Nelson Mullins, which amendment proposed increasing the Exchange Consideration to be paid at Closing from $40 million to $75 million and decreasing the Earnout by $3 million if the post-closing company achieved certain revenues during the first year following Closing. Between July 17, 2024 and August 5, 2024, Biztech Lawyers and Nelson Mullins negotiated the details of BCA Amendment No. 5, with input from Mr. Tse and Mr. Jowett regarding the details of the Earnout.

On June 27, 2024, Mr. Tse spoke to KKG about providing an updated valuation and revised fairness opinion based on the proposed terms of BCA Amendment No. 5, and he also provided KKG with updated pro forma financials from OMG based on the impact of the proposed transaction. On June 28, 2024, KKG provided a draft valuation and fairness opinion based on the updated information from OMG. On July 7, July 14, July 21, and July 28, 2024, Mr. Tse updated the Company’s Board regarding the transaction, including the discussions with OMG and the draft fairness opinion provided by KKG, and answered their questions. On August 6, 2024, Mr. Tse provided a draft of the proposed BCA Amendment No. 5 to KKG for its review in consideration of the preparation of its revised valuation and fairness opinion. On August 6, 2024, KKG provided an updated draft fairness opinion supporting the restructuring of the aggregate Exchange Consideration. The Company Board considered the updated proposed fairness opinion of KKG and the terms of the draft BCA Amendment No. 5, and the Company Board approved the terms of BCA Amendment No. 5 on August 6, 2024. On August 6, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 5 to (i) increase the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,000,000 to 7,500,000; (ii) clarify certain definitions to the BCA; and (iii) decrease the number of Purchaser Shares to be issued to the Seller in connection with the Earnout such that the Seller could earn up to 500,000 Purchaser Shares if the Purchaser achieved certain revenue milestones during the first year following the Closing; all other terms of the Earnout remained unchanged. The BCA Amendment No. 5 was made effective as of August 8, 2024.

The Company’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, the Company Board, in evaluating the Business Combination, consulted with the Company’s management and legal and financial advisor, and, in reaching its decision to recommend approval of the Business Combination, considered a variety of factors. In light of the complexity of those factors, the Company Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Company Board may have given different weight to different factors. The Company’s reasons for the Company Board’s approval of the Business Combination, and all other information presented in this section, are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the Company Board reviewed the results of due diligence conducted by the Company’s management, together with its advisors, which included, among other things:

● extensive meetings (both in-person and telephonic) with OMG’s management team regarding operations and forecasts including significant stress testing of the model and its projections;

161

● research on OMG’s industry, including historical growth trends and market data, as well as end-market size and growth projections;

● review of OMG’s material contracts and financial, tax, legal, accounting, technology and intellectual property due diligence;

● consultation with the Company’s management, and legal and capital markets advisors;

● review of current and forecasted industry and market conditions;

● financial and valuation analysis of OMG and the Business Combination and financial projections prepared by OMG’s management team;

● OMG’s audited and unaudited financial statements; and

● reports related to tax and legal diligence prepared by external legal counsel and advisors.

In reaching its decision, the Company Board considered the following positive factors, although not weighted or in any order of significance:

● OMG is an established business with potential growth prospects within the financial services sector;

● the Company Board believes the Business Combination will strengthen OMG’s business by providing additional liquidity and other resources for continued growth and investment in the business;

● the Company Board believes that OMG has a fundamental business that has the potential to be scaled for growth;

● the Company Board believes OMG will be well positioned to grow and develop its business in response to certain demographic and economic factors;

● the Company’s management conducted extensive meetings and calls with OMG management regarding OMG’s operations, financial position and projections;

● the Company Board believes OMG has a strong management team with significant experience;

● senior management of OMG have indicated their intent to remain with the post-combination company in the capacity of officers and/or directors, which will provide helpful continuity in advancing the Company’s strategic and growth goals;

● the Company Board believes OMG has a strong financial profile with recurring revenues and strong industry fundamentals;

162

● the aggregate value of the consideration payable by the Company pursuant to the Business Combination Agreement, which compares favorably to the consideration paid in comparable public company business combinations in similar industries;

● the fact that the Company stockholders will retain an ownership stake following the Business Combination, which provides them the opportunity to participate in the potential growth of OMG following the Business Combination; and

● the financial and other terms and conditions of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between the Company and OMG.

The Company Board also considered certain potential deterrent factors to the Business Combination, including the following factors, although not weighed or in any order of significance:

● Key man issues related to Daniel Jowett, Chief Executive Officer of OMG, who has been one of the key drivers behind OMG’s success since its inception— specifically, the fact that Mr. Jowett does not hold an equity interest in OMG and, accordingly, may have economic incentives that do not align with OMG’s long-term success.

● OMG is a controlled company and currently 100% owned and controlled by the Seller.

In addition, the Company Board considered the following mitigating factors and circumstances, although not weighted or in any order of significance:

● The core business of Openmarkets has been operating since August 2012, first through OMG Predecessor, and since September 1, 2022, through OMG, as a wholly owned subsidiary of the Seller. OMG’s existing board of directors is composed of two appointees of Seller who have strong backgrounds and experience in the Fintech sector and one appointee who is a skilled independent director with substantial board experience and relevant knowledge. Additionally, the terms of the Business Combination incentivize near, medium and long-term alignment between control and non-control investors.

● The Company’s management team has extensive relevant relationships, knowledge and experience in the Fintech industry and stock market trading and operations. For more information about management’s experience in these industries, see the section entitled “Management after the Business Combination.”

The Company Board concluded that the risks associated with the Business Combination could be managed by the Company, were mitigated by the above factors or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to the Company and its stockholders. The Company Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Certain Forecasted Financial Information

As a privately-held company, OMG does not, as a matter of course, make public projections as to future revenues, earnings, or other results, but it does produce multiyear projections that are reviewed and approved by its board of directors on an at least annual basis. On July 25, 2024, OMG’s management prepared and provided certain internal, unaudited prospective financial information for its existing business for the fiscal years ending June 30, 2025, 2026 and 2027 to the OMG board (the “Base Projections”), and on or around the same date, OMG’s management provided the Projections to the Company. Additionally, in connection with its impending entry into a definitive agreement to acquire certain Assets, OMG management incorporated the unaudited prospective forecasted revenues and expenses associated with those Assets with the Base Projections to provide a forecast including both its existing business and the Assets (collectively, the “Projections”). See “Business of OMG – Clients.”

163

The Projections were prepared based on certain facts known and assumptions made by OMG management with respect to general business, economic, market, regulatory and financial conditions and other factors, all of which are difficult to predict with any reliable degree of certainty, and many of which are beyond OMG’s control. However, OMG’s management and board judged that the assumptions underlying the Projections were reasonable, given their understanding of the business environment at the time, the plan to complete the Business Combination, and the demonstrated ability of OMG’s management team. Please see the section entitled “Risk Factors” for certain risks and uncertainties associated with the Business Combination, including redemption elections made by public shareholders, OMG’s business and operations, an investment in publicly traded companies and accounting, tax, legal and regulatory matters.

The Projections were not prepared to be in compliance with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information with respect to forward looking financial information. The Projections were prepared for capital budgeting and other management purposes and assumed the addition of the necessary growth capital for OMG’s growth and strategic plans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG – Liquidity and Capital Resources.” The forecasts used in the Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The Projections were prepared in good faith by OMG’s management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of OMG (including the target acquisition) at the time the Projections were prepared. OMG has stated that it believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing these models, OMG’s management relied on a number of factors, including the executive team’s experience, and the historical performance and track record of OMG. The Projections, while presented with numerical specificity, reflect the assumptions discussed herein with respect to OMG’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond OMG’s control. Multiple unknown factors, as well as the known factors described herein could cause the forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected. Except where noted, the Projections only relate to OMG and do not take into account the costs of and other effects on the Purchaser, which will become the parent of OMG, from the Business Combination. The Projections do not include the expenses that have been or may be incurred by the Purchaser in preparation for or in connection with the Business Combination, or the effect on OMG of any business or strategic decision or action that will or may be taken by Purchaser as a result of the Business Combination having been closed. See “Risk Factors - We and OMG will incur significant transaction and transition costs in connection with the Business Combination.”

The prospective financial information included in this document, including the Projections, has not been audited, reviewed, examined, compiled or been the subject of agreed-upon procedures by an independent auditor. The reports of independent auditors included in this proxy statement/prospectus relate to the Company’s and OMG’s previously issued financial statements, respectively. They do not extend to the Projections and should not be read to do so.

164

Projections

The following table sets forth a summary of the Projections for the fiscal years ending June 30, 2024, 2025, 2026, and 2027:

	Fiscal Year ending June 30 (in $m)[1,2]
Description	2024	2025	2026	2027
Revenue	6.2	10.8	16.7	21.3
Fintechs	2.1	1.6	1.8	2.1
Advice professionals	2.9	6.7	11.6	15.6
High volume traders	1.2	1.6	1.7	1.7
Other	-	0.9	1.6	1.9
Total Expenses	(16.1)	(21.8)	(24.8)	(28.4)
Direct cost of sales	(2.4)	(3.3)	(3.3)	(3.2)
Employment -related costs[3]	(6.5)	(6.2)	(6.8)	(7.3)
OMG wealth adviser fees	(0.4)	(3.2)	(6.7)	(9.6)
Technology	(0.9)	(1.0)	(1.1)	(1.1)
Professional fees	(0.6)	(0.8)	(0.9)	(0.9)
Corporate costs[4]	(0.5)	(1.1)	(1.3)	(1.3)
Other operating	(0.7)	(1.0)	(1.5)	(1.7)
Depreciation and amortization	(0.9)	(1.0)	(1.0)	(1.1)
Interest expense	(1.6)	(2.2)	(2.2)	(2.2)
Business Combination costs[5]	(1.6)	(2.0)	-	-
Net (Loss)/Profit before Tax	(9.9)	(11.0)	(8.1)	(7.1)

Notes:

(1) The Projections were converted to United States Dollars from Australian Dollars using a conversion rate of 0.6620.

(2) The Projections are subject to numerous assumptions, both general and specific, that must be read together with the Projections and that are contained in this section of the proxy statement/prospectus.

(3) The Projections do not include any provision for expenses associated with the proposed issuance of equity awards under the Incentive Plan. See “Incentive Plan Proposal.”

(4) Corporate costs include corporate-level costs associated with operating as a public company following the Business Combination.

(5) Business Combination costs are costs incurred by OMG associated with the Business Combination process such as accounting and legal fees. Costs incurred by Purchaser are not included.

165

The following table reconciles the Net (Loss)/Profit before Tax to Adjusted EBITDA, being a key performance metric of OMG:

	Fiscal Year ending June 30 (in $m)
Description	2024	2025	2026	2027
Net (Loss)/Profit before Tax	(9.9)	(11.0)	(8.1)	(7.1)
Depreciation and amortization	0.9	1.0	1.0	1.1
Interest income/(expense)	1.6	2.2	2.2	2.2
EBITDA	(7.4)	(7.8)	(4.9)	(3.8)
Business Combination costs	1.6	2.0	-	-
Adjusted EBITDA	(5.8)	(5.8)	(4.9)	(3.8)

A number of key general assumptions underlie the Projections, including:

● OMG will be able to create and offer new products and services, similarly as it has in the past, to support its already existing products and services and to expand on its offering of products and services to its users;

● OMG will have sufficient human and financial capital and capacity to meet the anticipated demand for its products and services;

● OMG will not face any material disruptions, shutdowns or attacks to its systems, procedures or processes beyond its reasonable control;

● There are no material adverse changes to the competitive operating environment in which OMG operates; and

● There are no changes to regulatory or compliance requirements or other laws that are materially adverse to OMG.

● OMG will incur minimal transition cost to successfully integrate the Assets, as the acquired clients will transfer via an automated process facilitated by the Australian Securities Exchange.

166

Revenue Growth

OMG’s Projections considered growth for each client group set out in the section entitled, “Business of OMG – Clients.” In the aggregate, revenues are projected to increase by 72%, 56% and 28% in the years ending June 30, 2025, 2026 and 2027, respectively. The composition of the projected revenue increases is set out below. The yearly percentage increases/decreases are shown in reference to the raw figures appearing in the Projections, rather than the rounded figures appearing in the below tables.

Fintechs

	Fiscal Year ending June 30
	2024	2025	2026	2027
Revenue
Fintechs ($m)	2.1	1.6	1.8	2.1
Percentage increase/(decrease)	(34%)	(27%)	15%	17%

Revenue from Fintech clients is projected to decrease in the year ending June 30, 2025, from $2.1 million to $1.6 million, predominantly due to the offboarding of certain clients. See “Business of OMG – Clients”. In the years ending June 30, 2026, and 2027, the Projections include only moderate increases in revenue for the Fintech client group of approximately $0.2 million and $0.3 million, respectively, which is wholly projected growth of existing clients’ businesses at rates in line with their six-month trailing historical average trade confirmation growth rates.

Revenue for existing Fintech clients varies between $0.1 million and $0.8 million per annum, per client. The time taken to convert a prospective client in the sales pipeline varies and can be up to a year. There is no certainty that a prospective client will be converted, or generate revenue as expected. While OMG management noted that the conversion of one or more of its several Fintech client prospects is a reasonable expectation, and no current Fintech clients are currently expected to churn during the period covered in the Projections, the Projections do not include any projected net new client conversions. Certain of OMG’s prospective Fintech clients have indicated a desire to see the Business Combination completed prior to their concluding any agreement with Openmarkets. However, in March 2024, OMG signed an agreement with a new Fintech client which will generate at a minimum $50,000 of revenue per annum beginning in fiscal year 2025, which is expected to grow to $0.1 million in fiscal year 2026 through organic client growth.

167

Australian public equity market trading volumes for the year ended June 30, 2022, were 1.14 billion total trades across all securities types, compared to 1.0 billion for the year ended June 30 2024, a decrease of 12.2% from 2022. Total trading volumes in the Australian equity markets is directly correlated to trading volumes handled by, and brokerage revenue generated for, OMG. Lower trading volumes were experienced across OMG’s Fintech group of clients in the year ended June 30, 2023, in line with the decline in trade volume across the broader equity trading market. Total trade confirmations for OMG for the year ended June 30, 2022, was 2,478,783, compared with total trade confirmations for the year ended June 30, 2023 of 1,526,329. An increase in trading volumes generating increased revenues for the years ending June 30, 2025, and 2026, was considered a reasonable assumption by OMG management based on its judgment and sentiment in the market that overall trading volumes are expected to move towards levels experienced in 2022. OMG has observed that certain of its Fintech clients have been particularly susceptible to fluctuations in equity trading volumes in the market impacting their trading activities and profitability. Notwithstanding that certain Fintechs have had difficulty weathering lower market trading levels, certain of OMG’s existing Fintech clients experienced increased trading volumes in the twelve months ended June 30, 2023. In particular, one of OMG’s Fintech clients experienced an increase in trade confirmation value of 55% traded through OMG for the twelve months ended June 30, 2024, compared to the same period in 2023.

Advice Professionals

	Fiscal Year ending June 30
	2024		2025	2026	2027
Revenue
OMG Wealth Advisers ($m)	0.4		3.7	8.3	11.9
Percentage increase/(decrease)	1101	%*	755%	122%	44%
Advice Professionals (Other) ($m)	2.5		3.0	3.3	3.7
Percentage increase/(decrease)	(24	)%**	22%	11%	11%
Advice Professionals (Total) ($m)	2.9		6.7	11.6	15.6
Percentage increase/(decrease)	(11)%		135%	73%	34%

*Fiscal year 2024 will be the first full year with any OMG wealth advisers, with the first OMG wealth advisor having been onboarded in the last quarter of fiscal year 2023.

** The projected decrease in revenue from advice professionals (other) for the year ending June 30, 2024 from the previous fiscal year is primarily attributable to certain one-off additional services billed to a client in fiscal year 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG - Results of Operations for the Years Ended June 30, 2023, and 2022 – Subscription Fee Revenues.”

Revenue from advice professionals includes revenues from dealer groups, private wealth advisers, “OMG wealth advisers” and stockbrokers. See “Business of OMG: Clients.” “OMG wealth advisers” is the terminology used by OMG to describe advice professionals who are licensed to provide financial services under the Openmarkets AFSL. These are independent third parties (not employees or equivalent independent contractor service providers) who operate and trade under Openmarkets’ AFSL and have revenue sharing agreements with Openmarkets. An end customer whose portfolio is managed by an OMG wealth adviser pays fees directly to Openmarkets for the financial services provided to them by the OMG wealth adviser, and the OMG wealth adviser is then paid a percentage of the fees paid to Openmarkets by the customer.

Revenue from advice professionals (other) is projected to increase by 22% in the year ended June 30, 2025 and 11% in each of the years ending June 30, 2026, and 2027. Revenue from advice professionals (other) is broken down into five parts: (i) organic growth experienced by existing advice professionals (other); (ii) winning or acquiring new advice professional (other) clients (including by way of the acquisition of the Assets); (iii) cross-selling the international equities solution; (iv) technology licensing; and (v) further distribution of corporate finance transactions. The revenue growth in advice professionals (other) for the year ending June 30, 2025 of 22% in the Projections was determined based on the following assumptions: (i) higher equity market trading volumes and revenue of $0.1 million due to an increase in global equity capital markets sentiment, given the expectation that market conditions will improve from the current levels as detailed above under “Fintechs,” which is further supported by OMG’s top three advice professional (other) clients having generated an additional $0.2 million of revenue in the year ended June 30, 2024 compared to the same period during the prior fiscal year; (ii) winning new advice professional (other) clients that contribute revenue of $0.1 million, based on the pipeline of new client opportunities that were judged by OMG to be reasonably expected to be converted, and OMG’s successful signing of one new advice professional (other) client in April 2024; and (iii) an increase in technology licensing revenue of $0.1 million reflecting the renegotiation of contracts which are due for renewal.

168

Expected revenue from OMG wealth advisers is projected based on an understanding of each existing or prospective OMG wealth adviser’s current portfolio of clients and revenue production. Onboarding additional OMG wealth advisers has been a strategic initiative for OMG since April 2023 when OMG onboarded the first OMG wealth adviser. As a result of that strategic focus, a second OMG wealth adviser was onboarded in March 2024, and the third is expected to be onboarded on 20 August 2024, with three additional OMG wealth advisers identified as highly probable to be onboarded between September and December 2024.

Revenue from OMG wealth advisers is primarily portfolio revenue where a managed client is charged a monthly fee calculated typically as between 0.5% and 1% per annum of the client’s portfolio of managed assets, but may also include brokerage or transactional revenue. Aggregate adviser portfolios vary in size with assets under advice ranging from $30 million to over $100 million per adviser, and the number of end clients that each wealth adviser services is typically between 30 and 100 end clients. Individual end client portfolio sizes can range from $0.5 million to more than $10 million. Because of these varying factors, revenue production to OMG for any particular wealth adviser may range from as little as $0.1 million per annum to more than $1.5 million per annum.

In considering OMG wealth adviser revenue in developing the Projections, OMG management assessed a probability of signing based on discussions with the specific prospective OMG wealth advisers in its sales pipeline. The revenue projections in financial year 2025 include only those wealth advisers which OMG management deemed as “highly probable” to sign as of the date of the Projections, and the revenue projections in financial years 2026 include only those wealth advisers which OMG management deemed as at least “probable” to sign as of the date of the Projections, in each case based on OMG management’s experience with such prospects directly and from having spent significant time working in private wealth management and stockbroking firms prior to OMG. In OMG management’s experience, the sales cycle is typically between 6- and 12-months’ time from initial discussions to onboarding a particular wealth adviser. OMG’s recent success in onboarding two new wealth advisers and a third later in August, have given OMG management additional confidence to project future growth of this client segment, as the existing advisers are positive advocates of the transition process. We note that in applying this “highly probable” and “probable” filter, more than twenty prospective OMG wealth advisers in the OMG sales pipeline were completely excluded from the Projections, although it is the intent of OMG to continue to attract and sign those prospects.

The projected revenue figures used in development of the Projections were prepared based on specific individual assessments of the current and prospective OMG wealth advisers, rather than any “average” or “typical” figures for this type of client. Certain prospective OMG wealth adviser clients have indicated a desire to see the Business Combination completed prior to their concluding any agreement with Openmarkets, and none of these parties were considered “highly probable” to sign on at this time.

Revenue from OMG wealth advisers is projected to increase from $0.4 million for the year ending June 30, 2024, to $3.7 million for the year ending June 30, 2025, reflecting (i) the onboarding of the second OMG wealth adviser in April 2024 and the third in August 2024, who collectively account for projected annual gross revenue to OMG of $0.4 million, and (ii) the onboarding of eight specific additional OMG wealth advisers from September through June 2025 who account for an aggregate annualized gross revenue to OMG of $5.9 million. Revenue for this client group is projected to increase by $4.6 million to $8.3 million in the year ending June 30, 2026, predominantly reflecting annualized revenue for the nine additional wealth advisers projected to be onboarded in fiscal year 2025, and then by another $3.6 million to $11.9 million in the year ending June 30, 2027, reflecting a projected increase in the revenue generated by existing OMG wealth advisers at that time and nine additional wealth advisers projected to be onboarded in fiscal years 2026 and 2027.

169

High-Volume Traders

	Fiscal Year ending June 30
Description	2024	2025	2026	2027
Revenue
High Volume Traders ($m)	1.2	1.6	1.7	1.7
Percentage increase/(decrease)	(20%)	27%	7%	4%

Revenue generated by high-volume traders is projected to increase by 27% in the year ending June 30, 2025, and then to subsequently increase by 7% and 4% in the years ending June 30, 2026, and 2027, respectively. $0.3 million of the $0.4 million increase in revenues from high-volume traders in fiscal year 2025 is projected from the acquisition of the Assets. Revenue from high-volume traders is dependent upon gaining and maintaining those clients and also on the degree to which those clients are active in the market, as client trade volume generates brokerage revenue. To generate trading strategies and identify opportunities, the high-volume traders that are clients of OMG rely on market news and market conditions with a high number of buyers and sellers, which means that there is a high volume of trade and a higher level of price volatility. OMG management assumes the growth rate in the number of trade confirmations per month remains consistent at a 0.5% growth rate based on historic averages for this revenue stream. One of OMG’s top performing clients in this category generated $1.3 million of revenue in the year ended June 30, 2021, compared to $0.6 million in the year ended June 30, 2023, and it is expected that this client, and others in this category, will return to at least 80% of the volumes as seen in the year ended June 30, 2021.

Other Revenue

Other revenue includes revenues projected from retail account traders and from investment banking. The Assets include approximately 5,000 retail trading accounts which are projected to generate revenue of $0.7 million in financial year ending June 30, 2025, $0.8 million in fiscal year 2026 and $0.7 million in fiscal year 2027. OMG has developed these projections based on 95% of the results for financial year ended June 2024 actuals followed by an annual revenue churn rate of 5%. See “Business of OMG – Clients.”

Investment banking is to be a new OMG service offering and has been included in OMG’s budget for financial years starting with 2026. We note that OMG will not require any additional regulatory approvals to offer investment banking services, as its existing AFSL permits OMG to provide them. OMG appointed an executive search firm in August 2024 to recruit a team of investment bankers to join the business on a revenue share model with a focus on referral networks associated with BMYG. The revenue is based on prospective transactions and fees that are typical in the market of between 5%-8% for a capital raise. For the financial year ending June 30, 2026, and 2027 projected revenues of $0.6 million and $1.5 million respectively.

Expenses

With regards to the expenses of OMG, the Projections include the following:

● Direct costs are costs associated with the generation of revenue, excluding wealth adviser revenue. The costs remain largely consistent during the Projections period as revenue, excluding wealth adviser revenue, remains largely consistent during the Projections period. Costs in relation to the wealth adviser revenue stream are captured in OMG wealth adviser fees, discussed below.

170

● Operating costs (including employment-related costs, OMG wealth adviser fees, technology costs, professional fees, corporate costs and other operating costs) are projected to increase in the years ending June 30, 2025, 2026 and 2027 by 38%, 37% and 21% respectively. The large increase in fiscal year 2025 is predominantly due to the increase in growth in the fees payable to OMG wealth advisers and one-off transition costs of its acquisition of the Assets. See “Business of OMG – Clients.” Corporate costs associated with operating as a public company following the Business Combination are another main contributor to the increase in operating expenses overall, accounting for 49% of the increase in operating expenses in fiscal year 2025.

● Employment-related operating costs for the existing OMG business for the year ending June 30, 2025, are projected to decrease by 4.3%. This net movement reflects an estimate of the allocation of human resources costs to development projects relating to building and enhancing the technology behind the TradeFloor products, which will be capitalized in line with the relevant accounting standards, offset by known salary increases effective July 1, 2024. Employment-related operating costs are then projected to increase year on year by 5% for each of the years ending June 30, 2026, and 2027. Note that OMG wealth advisers are contracted with Openmarkets to provide financial services under its license to retail and wholesale customers and are not employees of OMG. Expenses associated with OMG wealth advisers are separately classified and reported as “OMG wealth adviser fees.”

● OMG wealth adviser fees are based on revenues generated by this client group, and which are expected to grow significantly during the projected time period as additional OMG wealth advisers have been recently onboarded and are expected to be onboarded before the end of 2024. Growth of OMG wealth adviser fees accounts for a majority of the year-on-year increases in operating expenses. The fees payable to OMG wealth advisers vary per adviser based on specifically negotiated contract terms, and the currently-contracted OMG wealth adviser fees range between 70-90% of gross revenues generated by the relevant OMG wealth adviser.

● Technology costs are technology related costs incurred by the business. This expense is not projected to have any significant change in its amount or nature over the projected period.

● Professional fees are professional costs incurred in relation to the normal course of OMG’s business operations, predominantly accounting and tax fees, legal fees and compliance related costs (including relevant prospective professional costs of operating as a public company after the Business Combination).

● Corporate costs include certain costs associated with operating as a public company following the Business Combination, including transfer agent fees and D&O insurance premiums, but excluding professional fees.

● Certain costs relating to the Business Combination that are included in expenses of OMG for the 2024 fiscal year were projected to increase by $0.2 million in the year ending June 30, 2025, and to have no corresponding costs in the years ending June 30, 2026, and June 30, 2027.

● The Projections do not include any provision for expenses associated with the issuance of equity awards under the Incentive Plan due to the non-cash nature of such expenses and the uncertainty of the timing and applicable valuation of the awards contemplated to be issued. See “Incentive Plan Proposal.”

171

Fairness Opinion

In connection with its consideration of the Business Combination Agreement, the Company Board engaged KKG to provide it with a fairness opinion for the benefit of the public stockholders. Such engagement was entered into pursuant to the terms of an initial engagement letter dated November 22, 2022.

KKG is an internationally recognized independent valuation consulting firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. The Company selected KKG to provide a fairness opinion on the basis of KKG’s reputation, its independence (neither KKG nor any of its affiliates had provided any services or advice with respect to the funding or management of the Company or the negotiation, structuring, or funding of the Business Combination), its experience in the preparation of delivery of fairness opinions in connection with merger and acquisition transactions of other companies and a non-contingent, fixed fee structure that was appropriate for a company of the Company’s size and for the size of the Business Combination. The fixed fee structure consisted of an aggregate payment of $37,000 for KKG’s services, 50% of which was due upon engagement, 30% of which was due upon submission of the first draft of the fairness opinion, and 20% of which was due upon submission of the final fairness opinion. As discussed below, the Company entered into a Supplemental Engagement with KKG in connection with the preparation of the July 25 Opinion (as defined below). The fee for the Supplemental Engagement was $5,000, which was paid upon entry into the Supplemental Engagement. On February 23, 2024, Mr. Tse contacted KKG again and requested that it conduct a revised valuation of OMG effective December 31, 2023, and, assuming that the parties reached agreement on an amended purchase price, that it also issue a fairness opinion based on such amended purchase price. The Company paid KKG an additional $10,000 pursuant to the additional supplemental engagement agreement (the “Additional Supplemental Engagement”) for the March 12 Opinion (as defined below). On April 10, 2024 and April 11, 2024, Mr. Tse spoke to KKG about providing a further updated valuation and revised fairness opinion based on the proposed terms of BCA Amendment No. 4., which removed the valuation of a proposed acquisition by OMG for purposes of calculating the aggregate Exchange Consideration to be paid in connection with the Business Combination. As discussed below, following such discussions, KKG issued the April 19 Opinion (as defined below). On June 27, 2024, Mr. Tse spoke to KKG about providing a further updated valuation and revised fairness opinion based on the proposed terms of BCA Amendment No. 5. As discussed below, following such discussion, KKG issued the August 6 Opinion (as defined below).

KKG is not entitled to any contingent fee upon closing of the Business Combination. KKG has not been engaged to provide any services in connection with the Business Combination aside from providing the fairness opinion discussed above, nor has KKG provided any services to OMG or any affiliates of the Company, the Purchaser, OMG, or the Seller. Neither the Company, the Purchaser, OMG, the Seller, nor any of their respective affiliates has or had during the past two years any material relationship with KKG, or its affiliates, and no relationship with KKG, or its affiliates, unrelated to the Business Combination is currently contemplated between the Company, the Purchaser, OMG, the Seller, or any of their respective affiliates.

On December 18, 2022 and December 25, 2022, the Company Board held meetings to consider the initial draft presentation and opinion provided by KKG dated December 16, 2022 (the “December 16 Draft Opinion”), the revision thereto dated December 21, 2022 (the “December 21 Draft Opinion”), and the final version thereof dated December 24, 2022 (the “December 24 Opinion”), which December 24 Opinion was relied upon by the Company Board in its determination that the Business Combination Agreement was fair and reasonable to the Company and its stockholders and its approval of the entry into the Business Combination Agreement. The December 16 Draft Opinion, the December 21 Draft Opinion, and the December 24 Opinion were each based, in part, on (i) annual reports for OMG and OMG Predecessor for the 2019, 2020, 2021, and 2022 fiscal years, (ii) management accounts for OMG as of October 30, 2022, (iii) business projections for OMG as of October 30, 2022, and (iv) certain other operational and market information related to OMG. The December 16 Draft Opinion, the December 21 Draft Opinion, and the December 24 Opinion differ in that (i) the December 16 Draft Opinion provided an opinion as to the equity value of OMG, while the December 21 Draft Opinion and the December 24 Opinion provided an opinion as to the enterprise value of OMG; (ii) while each of the December 16 Draft Opinion, the December 21 Draft Opinion, and the December 24 Opinion used the same financial metrics to reach the respective conclusions therein, the values of those financial metrics varied between the opinions due to changes in OMG’s business forecast and projected changes in its client portfolio; and (iii) the December 16 Draft Opinion states that OMG has a market value range of $100.0 million to $111.0 million, the December 21 Draft Opinion states that OMG has a market value of $130.0 million, and the December 24 Opinion states that OMG has a market value of $120.0 million.

As disclosed in the “Background of the Business Combination” section of this proxy statement/prospectus above, the Company and OMG continued to discuss OMG’s ongoing operations, financial results, and forecasts following the signing of the Business Combination Agreement. As part of those discussions, Dan Jowett, OMG’s chief executive officer, advised Johann Tse, the Company’s chief executive officer, that due to the expected timeline for the Business Combination, certain of OMG’s proposed acquisitions had been delayed and that, accordingly, OMG’s business forecast would need to be updated. Specifically, OMG’s forecasted revenues and expenses would be lower, and OMG’s expected free cash flow would be lower, resulting in OMG reaching profitability later than expected. As part of these discussions, Mr. Jowett and Mr. Tse also discussed OMG’s proposed acquisitions, including the timing of the proposed acquisitions, alternatives to the proposed acquisitions, the amount of revenue that would be contributed by each proposed acquisition, and how costs would be impacted as the proposed acquisitions were integrated into OMG’s business. Mr. Jowett and Mr. Tse also discussed the probability of each proposed acquisition closing, with one proposed acquisition having a 95% chance of closing, one proposed acquisition having a 75% chance of closing, and one proposed acquisition having a 70% chance of closing.

Following these discussions, Mr. Tse discussed this updated information, including the probabilities assigned to each proposed acquisition, with KKG and asked KKG to consider whether the new information necessitated an update to the valuation of OMG provided for in the December 24 Opinion. The Company and KKG then entered into a supplemental engagement agreement pursuant to which KKG agreed to review this updated information and provide an updated fairness opinion based on OMG’s updated business forecast and the additional items Mr. Jowett and Mr. Tse discussed, including the probabilities assigned to each proposed acquisition (the “Supplemental Engagement”).

In accordance with the Supplemental Engagement, following a review of the updated information disclosed above, KKG revised its valuation of OMG and provided the Company Board with an updated presentation and opinion dated July 25, 2023 (the “July 25 Opinion”), which opinion provided an updated valuation of OMG as of June 30, 2023. On July 30, 2023, the Company Board held a meeting to consider the July 25 Opinion, which July 25 Opinion was relied upon by the Company Board in its determination that an amendment to the Business Combination Agreement was necessary to reflect an updated valuation of OMG, that the Business Combination Agreement, as amended by BCA Amendment No. 1, was fair and reasonable to the Company and its public stockholders and that it should approve the entry into BCA Amendment No. 1. On December 27, 2023, KKG made certain clarifying revisions to the July 25 Opinion and reissued the July 25 Opinion. The clarifying revisions did not affect the analyses described in the July 25 Opinion or the conclusions therein.

172

Between February 12, 2024 and March 8, 2024, the Company and OMG continued to evaluate OMG’s proposed acquisitions, the uncertainty and developments associated with each such proposed acquisition, and the impact of such proposed acquisitions on the valuation of OMG, and the structure and timing of the Business Combination. Based on further discussion of the proposed acquisitions, the probability that each of the identified acquisitions would close, and the amount of revenue that was expected to be contributed by each acquisition, among other matters, the Company and OMG concluded that it would be prudent to restructure the Business Combination so that only the first such acquisition, which is currently expected to close within the next few months and potentially before the closing of the Business Combination, was included in the valuation of OMG for purposes of the Business Combination. Given the delays in concluding the Business Combination, OMG and the Company concluded that OMG should update the projections for its existing business as well as the projections for the proposed initial acquisition, and that the Company should obtain an updated valuation of OMG, which included evaluation of these updated projections. The parties agreed that based upon the resulting valuation, that they would then discuss an adjusted purchase price for OMG. Following these discussions, Mr. Tse contacted KKG and entered into the Additional Supplemental Engagement.

In accordance with the Additional Supplemental Engagement, following a review of updated projections for OMG and its first acquisition target, as well as other information, KKG revised its valuation of OMG and provided the Company Board with an updated presentation and opinion dated March 12, 2024 (the “March 12 Opinion”), which opinion provided an updated valuation for the Business Combination as of December 31, 2023, to be paid at Closing, and an increased valuation if OMG meets the Earnout targets and the full Earnout is paid. On March 12, 2024, the Company Board held a meeting to consider the March 12 Opinion, which March 12 Opinion was relied upon by the Company Board in its determination that an additional amendment to the Business Combination Agreement was necessary to reflect an updated valuation of OMG, that the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2 and BCA Amendment No. 3, was fair and reasonable to the Company and its public stockholders and that it should approve the entry into BCA Amendment No. 3.

Between April 10, 2024 and April 11, 2024, the Company and OMG discussed ways to simplify the structure of the Business Combination and reduce the risks to stockholders if OMG was unable to close its contemplated proposed acquisition. OMG and the Company concluded that OMG should update the projections for its existing business to remove the projections for the proposed initial acquisition, and that the Company should obtain an updated valuation of OMG, which included evaluation of these updated projections. The parties agreed that based upon the resulting valuation, that they would then discuss an adjusted purchase price structure for OMG. Following these discussions, Mr. Tse contacted KKG and asked KKG to provide an updated valuation of OMG based on the foregoing.

Following a review of updated projections for OMG, as well as other information, KKG revised its valuation of OMG and provided the Company Board with an updated presentation and opinion dated April 19, 2024 (the “April 19 Opinion”), which opinion provided an updated valuation for the Business Combination as of December 31, 2023, to be paid at Closing, and an updated valuation if OMG meets the Earnout targets and the full Earnout is paid. On April 21, 2024, the Company Board held a meeting to consider the April 19 Opinion, which April 19 Opinion was relied upon by the Company Board in its determination that an additional amendment to the Business Combination Agreement was necessary to reflect an updated valuation of OMG, that the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, and BCA Amendment No. 4, was fair and reasonable to the Company and its public stockholders and that it should approve the entry into BCA Amendment No. 4.

On June 21, 2024, OMG notified the Company of a potential transaction that OMG was considering, whereby OMG would acquire certain client accounts from an Australian-based financial services group. Between June 21, 2024 and July 14, 2024, the Company and OMG discussed ways to account for this potential transaction in the valuation of OMG. The parties ultimately decided to add the valuation of the potential asset purchase to the Company’s valuation of OMG. On June 27, 2024, Mr. Tse spoke to KKG about providing an updated valuation and revised fairness opinion based on the foregoing, and he also provided KKG with updated pro forma financials from OMG based on the impact of the proposed transaction.

Following a review of updated projections for OMG, as well as other information, KKG revised its valuation of OMG and provided the Company Board with an updated presentation and opinion dated August 6, 2024 (the “August 6 Opinion”), which opinion provided an updated valuation for the Business Combination as of March 31, 2024, to be paid at Closing, and an updated valuation if OMG meets the Earnout targets and the full Earnout is paid. On August 6, 2024, the Company Board held a meeting to consider the August 6 Opinion, which August 6 Opinion was relied upon by the Company Board in its determination that an additional amendment to the Business Combination Agreement was necessary to reflect an updated valuation of OMG, that the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5, was fair and reasonable to the Company and its public stockholders and that it should approve the entry into BCA Amendment No. 5.

The August 6 Opinion was based, in part, on (i) annual reports for OMG Predecessor and OMG for the 2019, 2020, 2021, 2022, and 2023 fiscal years, (ii) management accounts for OMG as of March 31, 2024, (iii) business projections for OMG as of August 2024, (iv) proposed revenue targets for OMG to be used in connection with the Earnout, and (v) certain other operational and market information related to OMG. The August 6 Opinion differed from prior KKG opinions in that (i) it was based on more recent August 2024 financial projections of OMG, and (ii) it provided an opinion as to the enterprise value of OMG between $79 million, without the Earnout, and $87 million, if the revenue targets for the full Earnout are met.

The August 6 Opinion states that, as of March 31, 2024 and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the purchase price to be paid by the Purchaser (as the successor entity to the Company) to the Seller in the Business Combination for 100% of the issued and outstanding OMG Shares as provided in the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5 is fair to the public shareholders of the Company from a financial point of view. The summary of the August 6 Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the August 6 Opinion, which is attached to this proxy statement/prospectus as Annex D, and sets forth the assumptions made, procedures followed, matters considered, qualifications, and limitations on the review undertaken by KKG in connection with arriving at and delivering the August 6 Opinion. The August 6 Opinion has not been updated and speaks only as of its date.

The August 6 Opinion was furnished solely to be utilized by the Company Board as only one input to consider in its process of analyzing the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5, and it did not constitute a recommendation to the Company Board (or any member thereof), any stockholder of the Company, the Purchaser, or any other person as to how such person should vote or invest in the Company or the Purchaser or otherwise act with respect to the Business Combination or in any other manner.

In arriving at its August 6 Opinion, KKG looked solely at the market value of the OMG Shares as a going concern, excluding the value of any acquisition targets, immediately prior to the consummation of the Business Combination and did not consider any impact on the value (positive or negative) of the OMG Shares as a result of the consummation of the Business Combination (as defined in the August 6 Opinion). KKG performed the reviews, analyses and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances and based on the nature of the Business Combination Agreement. KKG’s activities, included, without limitation:

1)	The review of certain files submitted by OMG, including technical reports relating to OMG’s resource properties, annual reports, material change reports, management information, and interim financial statements;

2)	The review of the projections provided by OMG for the years 2024, 2025, 2026, 2027, and 2028;

3)	The review of the revenue targets to be met in connection with the Earnout;

4)

The review of certain financial terms, to the extent they were publicly available, of certain transactions of a nature comparable to the Business Combination, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5, that KKG considered to be relevant;

5)	The review of certain public filings and other publicly available information of companies which are comparable in nature to OMG that KKG considered to be relevant;

6)	Discussions with members of OMG’s management during which the Business Combination, the financial condition of OMG, and certain other matters KKG believed necessary or appropriate for the purpose of rendering the August 6 Opinion, were discussed;

7)	The review of the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and proposed BCA Amendment No. 5 in respect of the Business Combination; and

8)	The review of such other information, analyses, investigations, and discussions as KKG considered necessary or appropriate in the circumstances.

173

In rendering its August 6 Opinion, KKG assumed the following:

1)	the financial and operational information provided to KKG by OMG was true and accurate;

2)	there are no hidden or unexpected conditions associated with the assets valued that might adversely affect the reported value;

3)	the information and other material (financial and otherwise) provided orally by, or in the presence of, an officer of OMG or in writing by OMG, or its agents to KKG relating to OMG or any of its respective subsidiaries or the Business Combination for the purpose of preparing the August 6 Opinion was, at the date such information was provided to KKG, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of OMG, its subsidiaries or the Business Combination and did not and does not omit to state a material fact in respect of OMG, its subsidiaries or the Business Combination necessary to make such information not misleading in light of the circumstances under which it was made or provided;

4)	since the dates on which information was provided to KKG by OMG, except as subsequently disclosed in writing to KKG or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of OMG or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effect on the August 6 Opinion;

5)	all conditions precedent to the completion of the Business Combination can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification;

6)	the projected business performance can be achieved with the effort of the management of OMG;

7)	there will be no material change in the existing political, legal, technological, fiscal, or economic conditions, which might adversely affect the business of OMG; and

8)	the facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge.

KKG did not assume any responsibility for independent verification of such information or assurances.

In arriving at its August 6 Opinion, KKG did not perform any independent appraisal or physical inspection of the assets of OMG. KKG’s analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants, or AICPA. KKG did not and does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material.

174

The August 6 Opinion was predicated on the assumption that the final executed form of the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5, would not differ in any material respect from the draft of the Business Combination Agreement and BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5, they examined, that the conditions to the Business Combination as set forth in the Business Combination Agreement, as amended, would be satisfied, and that the Business Combination would be consummated on a timely basis in the manner contemplated by the Business Combination Agreement, as amended. KKG further assumed that all other agreements listed in the August 6 Opinion would be executed with no material changes from the most recent drafts supplied to and reviewed by KKG.

In performing its analyses, KKG considered business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its August 6 Opinion. No company or business used in KKG’s analyses for comparative purposes is identical to OMG, and an evaluation of the results of those analyses is not entirely mathematical and is subject to assumptions and estimates. The estimates contained in the financial projections and the implied reference range values indicated by KKG’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company or OMG. Much of the information used in, and accordingly the results of, KKG’s analyses are inherently subject to substantial uncertainty. As a result, KKG did not and does not assume any responsibility if the future results are materially different from the financial projections.

The August 6 Opinion was only one of many factors considered by the Company Board in evaluating the proposed Business Combination. Neither the August 6 Opinion nor its analyses were determinative of the transaction consideration or of the views of the Company Board, or the Company’s management with respect to any determinations made regarding the Business Combination or the consideration to be paid in connection therewith. The type and amount of consideration payable as the transaction consideration were determined through negotiations between the Company and OMG, and the decisions to enter into the Business Combination Agreement and BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5, were solely that of the Company Board.

Financial Analyses

In preparing the August 6 Opinion, KKG performed a variety of analyses, including those described herein. The summary of KKG’s analyses is not a complete description of the analyses underlying the August 6 Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither the August 6 Opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. KKG arrived at the August 6 Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, KKG made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and KKG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying KKG’s analyses and the August 6 Opinion.

In connection with its analyses, KKG considered three generally accepted valuation approaches: the market approach, cost approach, and income approach.

175

Market Approach: The market approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach.

Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

Cost Approach: The cost approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market.

Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

Income Approach: The income approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile.

This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

In KKG’s opinion, the cost approach was inappropriate for the purposes of the August 6 Opinion. The cost approach does not directly incorporate information about the economic benefits contributed by the equity interest in OMG. KKG therefore relied on the income approach in determining its valuation of the OMG Shares and relied on the market approach to verify such determination.

For purposes of its analyses, KKG reviewed a number of financial metrics, including revenue, operating expenses, income taxes, capital expenditures (known as CAPEX), and working capital of OMG. In valuing the Earnout, as noted above in the discussion of the August 6 Opinion, KKG assumed that OMG met the revenue thresholds agreed to by the parties, which revenue thresholds were converted from Australian dollars to U.S. dollars for the purposes of KKG’s analysis, determined the present value of the Earnout payments and increased the valuation of OMG by such amount.

KKG then determined projected values for these financial metrics for use in its analyses for each year, which projected values were used to develop KKG’s projections, as provided below:

Revenue (in thousands):

	FY 2024(1)	FY 2025	FY 2026	FY 2027	FY 2028
Revenue	$911	$10,553	$16,433	$21,000	$26,596
Growth Rate	-44.8%	72.3%	55.7%	27.8%	26.6%

176

Revenue Target of Earnout

	FY 2024(1)	FY 2025	FY 2026	FY 2027	FY 2028
Revenue	911	$11,450	$19,022	$26,262	$35,046
Growth Rate	-44.8%	87.0%	66.1%	38.1%	33.4%

Operating Expenses & Direct Costs (in thousands):

	FY 2024(1)	FY 2025	FY 2026	FY 2027	FY 2028
Operating Expenses+Direct Costs	$3,733	$16,344	$21,255	$24,939	$29,676
% of Revenue	409.8%	154.9%	129.3%	118.8%	111.6%

For the purposes of the foregoing table, operating expenses include administration expenses, marketing expenses, employee costs, information technology expenses, and other expenses.

Income Taxes (in thousands):

	FY 2024(1)	FY 2025	FY 2026	FY 2027	FY 2028
Income Tax	$-	$-	$-	$-	$-
Tax Rate	0.0%	0.0%	0.0%	0.0%	0.0%

The foregoing table assumes that OMG will have no income tax in the years presented due to accumulated losses.

177

CAPEX (in thousands):

	FY 2024(1)	FY 2025	FY 2026	FY 2027	FY 2028
Capex	-	71	44	34	41

Working Capital (in thousands):

	FY 2024(1)	FY 2025	FY 2026	FY 2027	FY 2028
Net Working Capital	$-1,781	$-3,172	$-3,815	$-4,457	$-5,283
% of Revenue	-195.5%	-30.1%	-23.2%	-21.2%	-19.9%

(1) Represents projected values for the six-month period ending June 30, 2024 and does not include the six-month period ended December 31, 2023.

Following determination of the above financial metrics, KKG proceeded with its analyses using the income approach and the market approach.

As discussed above, in applying the income approach, KKG applied a discounted cash flow method to determine the appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risks, including interest rate risk, purchasing power risk, liquidity risk, market risk, business risk, and exchange rate risk. Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment.

To determine the required return on an investment of this type, KKG utilized the capital assets price model, or CAPM. CAPM is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital. In calculating the required return on equity, KKG used the following metrics as of March 31, 2024: (i) an unlevered beta of 0.80, (ii) a debt-to-equity ratio of 1.4%, (iii) a tax rate of 30.0%, (iv) a levered beta of 0.81, (v) a risk-free rate of 4.38%, (vi) an equity risk premium of 6.0%, and (vii) a size premium of 3.0%. Using the foregoing metrics, KKG determined that the cost of equity for the OMG Shares was 12.3%, and that the weighted average cost of capital was 12.0%.

178

Following calculation of the weighted average cost of capital, KKG then determined the terminal value of OMG assuming that OMG will grow at a fixed long-term growth rate beyond the terminal year as it reaches its optimal operating structure. By applying a terminal multiple on the projected cash flows at the terminal year, KKG derived the value of OMG beyond the projection period. The terminal multiple was derived using the Gordon Growth Model.

In applying the market approach, KKG reviewed certain financial data for guideline public companies, or GPCs, with publicly traded equity securities that KKG deemed relevant based on their operations that may in certain respects and based on KKG professional judgment and experience, be considered similar to those of OMG. No company used in the analyses as a comparison is directly comparable to OMG, and not every GPC identified was ultimately used in determining the enterprise value/sales multiple used in KKG’s analysis. The GPCs and the enterprise value/sales multiple, if applicable, used for each are below:

GPC	Enterprise Value/Sales Multiple

	LTM	FY2025
MarketAxess Holdings Inc.	10.48	8.43
Tradeweb Markets Inc.	6.1	5.8
Intercontinental Exchange, Inc.	12.72	10.62
ASX Limited	6.83	9.48
Humm Group Limited	6.3	5.2
Blue Owl Capital Inc.	7.24	5.11
HUB24 Limited	6.1	n/a
Bill.com Holdings, Inc.	5.49	4.54
Adyen N.V.	18.44	12.23

The criteria for selecting the Guideline Companies were mainly derivation of most, if not all, of their revenues from the same industry or closely related industry of OMG; and being publicly listed in the United States and searchable in CapitalIQ.

179

August 6 Opinion Conclusion

Based on the foregoing, KKG determined that the market value of the OMG Shares was between approximately $79 million, without the Earnout, and $87 million, if the revenue targets for the full Earnout are met, as of March 31, 2024. The Company considered KKG’s fairness opinions, as well as its own analysis of OMG and OMG’s projections, in determining to recommend approval of the Business Combination Agreement, as amended by BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and BCA Amendment No. 5.

Fees and Scope of Engagement

The Company has paid KKG an aggregate of $52,000 in connection with its services described above without any contingencies. The Company has reimbursed KKG for its reasonable expenses incurred in connection with the Company’s engagements with KKG and has agreed to indemnify KKG, any controlling person of KKG and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

The August 6 Opinion was delivered to the Company Board subject to the conditions, scope of engagement, limitations and understanding set forth in the August 6 Opinion and subject to the understanding that the obligations of KKG in connection with the Business Combination Agreement are solely corporate obligations. KKG was not asked to opine on, and the August 6 Opinion did not express any views with respect to, (i) any other terms of the Business Combination Agreement, (ii) the Company’s underlying business decision to effect the Business Combination Agreement, (iii) the basic business decision to proceed with or effect the Business Combination Agreement, (iv) the merits of the Business Combination Agreement relative to any alternative transaction or business strategy that may be available to the Company, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of the Company or OMG in the Business Combination Agreement, or relative to or in comparison with the consideration payable in connection with the Business Combination, (vi) the fairness of the Business Combination to any particular group or class of securities (other than the equity securities of the Company which were acquired upon the consummation of the Business IPO), creditors, or other constituencies of the Company, (vii) the solvency, creditworthiness or fair value of OMG or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Business Combination or other possible measures of fairness, (ix) the independent fair value of OMG (except as expressly set forth in the August 6 Opinion), (x) the fairness of any PIPE placement agreements, or (xi) the fairness of such valuation to the Company or the Company’s stockholders (independent from the Business Combination), taken as a whole.

Satisfaction of 80% Test

It is a requirement under the Amended and Restated Certificate of Incorporation and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of August 8, 2024, the effective date of BCA Amendment No. 5, the amount of cash held in the Trust Account was approximately $16,399,424 (including interest not previously released to the Company to pay its franchise and income taxes, but excluding $3,555,674 of deferred underwriting commissions and no taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $13,078,274. In reaching its conclusion that the Business Combination meets the 80% asset test, the Company Board reviewed the enterprise value of OMG of approximately $107 million implied by adding: (i) approximately $107 million of equity consideration in the post-combination company to be issued to the Seller, including the Earnout Shares; (ii) no repayment of OMG’s existing indebtedness; (iii) the payment of approximately $[__] million of certain transaction costs, including prepaid insurance premiums; and (vi) the impact of the Founder Shares and the Private Placement Shares retained by the Company Restricted Stockholders. In determining whether the enterprise value described above represents the fair market value of OMG, the Company Board considered all of the factors described above in this section and the fact that the purchase price for OMG was the result of an arm’s length negotiation. As a result, the Company Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

180

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Company Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain members of the Company Board and the Company’s officers may have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. The Company Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

● the fact that the Company Restricted Stockholders have no right to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

● the fact that the Company Restricted Stockholders have no rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete an initial business combination by January 13, 2025, unless the period in which the Company must complete an initial business combination is extended pursuant to the Amended and Restated Certificate of Incorporation;

● the fact that the Company Restricted Stockholders paid an aggregate of $25,000 for 2,539,767 Founder Shares, which will have a significantly higher value at the time of the Business Combination and if unrestricted and freely tradable would be valued at approximately $[__] million, based upon the closing trading price of the Company Shares on [__], 2024 (but, given the restrictions on such shares, the Company believes such shares have less value);

● the fact that the Sponsor paid an aggregate of approximately $4,511,300 for its 451,130 Private Placement Units, each of which consists of one Private Placement Share and one Private Placement Right. Such Private Placement Rights will expire worthless if a business combination is not consummated by January 13, 2025, unless the period in which the Company must complete an initial business combination is extended pursuant to the Amended and Restated Certificate of Incorporation;

● the continued right of the Sponsor to hold Company Shares and the Purchaser Shares to be issued to the Sponsor upon conversion of its Purchaser Rights in connection with the Business Combination, subject to certain lock-up periods;

● if the Trust Account is liquidated, including in the event the Company is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify the Company to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which the Company has entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to the Company, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

181

● the anticipated continuation of one of the Company’s existing directors, Mr. Tse, as a director of the post-combination company;

● the continued indemnification of the Company’s existing directors and officers prior to the Business Combination and the continuation of the Company’s directors’ and officers’ liability insurance after the Business Combination;

● the fact that the Sponsor, officers and directors will lose their entire investment in the Company and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 13, 2025, unless the period in which the Company must complete an initial business combination is extended pursuant to the Amended and Restated Certificate of Incorporation; and

● that pursuant to the IPO Registration Rights Agreement, the Company Restricted Stockholders are entitled to registration of the Company Shares held by them.

Below is a table setting forth the amounts that the Sponsor has at risk and that depends on the closing of the Business Combination for the Sponsor either to be repaid or to gain value from the securities it holds:

Current Value of Company Shares and Amounts Advanced by Sponsor

Founder Shares*	$
Private Placement Shares*	$
Loans for Monthly Extension Fees**	$
Loans for Working Capital	$
Reimbursement of Support Fees***	$

Total:	$

*Value is based on the closing price of the Company Shares on [        , 2024] and assumes conversion of all Company Rights held by the Sponsor.

**Represents accrued monthly extension fees through [      , 2024]. Such amount will continue to increase until Closing.

***Represents accrued unpaid support fees (for office space, secretarial and administrative support provided to the Company).

The Company’s officers and directors have not loaned any funds to the Company and do not have any amounts due to them as fees or for reimbursement of expenses. Thus, there are not any amounts due to them that are at risk of not being repaid if the Business Combination does not close. Each of the Company’s officers and directors is a member of the Sponsor and, pursuant to the Sponsor’s operating agreement, is entitled to receive a portion of the Founder Shares held by the Sponsor following the closing of the Business Combination. Assuming a value of $10 for each Founder Share, Mr. Tse is entitled to receive 70,000 Founder Shares ($700,000), Ms. Jiang is entitled to receive 42,000 Founder Shares ($42,000), and each of Messrs. Shao, Trimmer, Heng, and Adams is entitled to receive 20,000 Founder Shares ($20,000). The actual value of the Founder Shares will depend on the value of the Purchaser Shares at the closing of the Business Combination. While Mr. Tse and Ms. Jiang control the Sponsor and have shared power to vote and dispose of the securities held by the Sponsor and, by virtue of this relationship, may be deemed to share beneficial ownership of the securities held by the Sponsor, Mr. Tse and Ms. Jiang disclaim any such beneficial ownership except to the extent of their respective pecuniary interest.

In considering the approval of the Business Combination and the recommendation of the Business Combination for approval by the Company’s stockholders, the Company Board considered the above financial interests of the Sponsor and the Company’s officers and directors and determined that approval of the Business Combination was in the best interests of the Company and the Company’s stockholders. While the Company Board understood that the Sponsor had expended substantial funds to date in furtherance of the Company’s initial business combination and that the Sponsor would not recoup those funds if a business combination was not consummated, the Company Board determined that the Sponsor’s equity stake in the Company, and, subsequently, in any post-combination company, would encourage the Sponsor to act in furtherance of the continued success of the post-combination company. The Company Board determined that this incentive to act in furtherance of the continued success of the post-combination company outweighed the Sponsor’s interest in recouping the funds expended so far in pursuit of the Company’s initial business combination by advancing an initial business combination that would allow the Sponsor to recoup such funds but not lead to a successful post-combination company.

These interests may influence the Company’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. Neither the Sponsor nor any of its affiliates holds any ownership interest in OMG.

Total Purchaser Shares to Be Issued in Conjunction with the Business Combination

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders (excluding the Company Restricted Stockholders) will retain an ownership interest of approximately 20.6% in the Purchaser; (ii) the Company Restricted Stockholders will own approximately 22.9% of the post-combination company with respect to their Founder Shares and Private Placement Shares; and (iii) the Seller will own approximately 56.5% of the Purchaser. The ownership percentages with respect to the Purchaser following the Business Combination (a)(1) include the issuance of additional Purchaser Shares upon the conversion of Company Rights into Purchaser Shares that will occur at the Closing of the Business Combination, (2) assume that there will not be any Closing adjustments due to Closing Net Indebtedness or Estimated Net Working Capital, and (3) assume that all Adjustment Escrow Shares and Indemnification Escrow Shares are ultimately released to Seller, but (b)(1) exclude the issuance of Purchaser Shares upon completion of the Business Combination under the Incentive Plan, (2) exclude the redemption of Company Shares held by the Company’s public stockholders pursuant to our Amended and Restated Certificate of Incorporation just prior to Closing, and (3) assume that we do not issue any additional Purchaser Shares prior to Closing, such as for a PIPE or in payment of transaction expenses. If the actual facts are different than these assumptions (which they are likely to be, though the degree and direction of such a difference is not predictable), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For instance, the Enhanced indebtedness exceeds $20 million and is not expected to be repaid prior to the Closing. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor–and OMG - Financing Arrangements,”  “Risk Factors – Risks Related To The Business Combination - Redemption Sensitivity Analysis Table” and “Unaudited Pro Forma Condensed Combined Financial Information.”

182

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming 0% redemptions and approximately $19,955,098 of cash in the Trust Account:

No Redemption

Sources ($m)[1]		Uses ($m)[1]
Existing Cash in Trust Account[2]	$19,955,098	Cash to Balance Sheet	$	[__	]
New Equity to Seller[3]	75,000,000	New Equity to Seller[3]		75,000,000
Cash from OMG	0	Transaction Fees and Expenses		[__	]
		Deferred Underwriting Fees		3,555,675
Total Sources	$94,955,098	Total Uses	$	[__	]

(1) Totals might be affected by rounding.

(2) As of August 8, 2024.

(3) Shares issued are at a value of $10.00 per share.

The following table summarizes the sources and uses for funding the Business Combination assuming maximum redemptions and no cash in the Trust Account:

Maximum Redemption

Sources ($m)[1]		Uses ($m)[1]
Existing Cash in Trust Account[2]	$0	Cash to Balance Sheet	$	[(__	)]
New Equity to Seller[3]	75,000,000	New Equity to Seller[3]		75,000,000
Cash from OMG	0	Transaction Fees and Expenses		[__	]
		Deferred Underwriting Fees		3,555,675

Total Sources	$75,000,000	Total Uses	$	[__	]

(1) Totals might be affected by rounding.

(2) As of August 8, 2024.

(3) Shares issued are at a value of $10.00 per share.

Board of Directors of the Company Following the Business Combination

In addition to Ms. Fricke and Mr. Gao, who have each been nominated to serve as directors pursuant to Proposal No. 5, Messrs. Tse, Blackwell, Jowett and Mses. McLoughlin and Sparks will serve as directors following this Special Meeting. Pursuant to the terms of the Business Combination Agreement, immediately prior to the consummation of the Business Combination, Messrs. Shao, Trimmer, Adams, and Heng shall resign as directors of the Company. See the section entitled “Management after the Business Combination” for additional information.

Name; Headquarters

The name of the Purchaser after the Business Combination will be OMGL Holdings Ltd, and its headquarters will be located at Level 15, 388 George Street, Sydney NSW 2000.

183

Rights

Pursuant to our Amended and Restated Certificate of Incorporation, in connection with the Business Combination, holders of our public shares may elect to have their Company Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Amended and Restated Certificate of Incorporation. As of August 8, 2024, the redemption price per share would have amounted to approximately $11.62, based on the aggregate amount on deposit in the Trust Account of approximately $19,955,098 (including interest not previously released to the Company to pay its franchise and income taxes), divided by the total number of then outstanding Company Shares. Exercise of redemption rights will not affect a holder’s ownership of Company Rights. Thus, if a holder exercises its redemption rights, then such holder will be exchanging its Company Shares for cash, but the holder will retain its Company Rights, each ten of which will automatically convert into one Purchaser Share at the Closing, and thus such holder will reduce but in general not eliminate its ownership of Purchaser Shares in the post-combination company, and will continue to participate, at a substantially reduced level, in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting. As of [__], 2024, the closing price of one Company Right was $[__].

See the section entitled “Special Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights are not available to the Company’s stockholders in connection with the Business Combination. However, such stockholders may be entitled to redemption under certain circumstances. See the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes, and OMG will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	OMG’s current stockholders will hold a majority of the voting power of the combined entity;

●	Effective upon the Business Combination, the Purchaser Board will consist of seven (7) directors, including four (4) independent directors. Pursuant to the Business Combination Agreement, two (2) of the directors, one non-independent and one independent will be designated by the Company, and the remaining five (5) directors will be designated by OMG. Two (2) of the directors, Ms. Fricke and Mr. Gao, will be elected at the Special Meeting, and the remaining five (5) will be appointed immediately prior to the Special Meeting.;

●	OMG’s operations will substantially comprise the ongoing operations of the combined entity after the Business Combination;

●	OMG is the larger entity in terms of substantive operations and employee base; and

●	OMG’s senior management will comprise the senior management after the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase Company Shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Company’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Company Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) limiting the number of public shares electing to redeem and (b) the Company’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001, assuming the Redemption Limitation Amendment Proposal is not approved.

184

Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our Sponsor, directors, officers, advisors or their affiliates were to purchase shares or rights from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

● our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from public stockholders outside the redemption process, along with the purpose of such purchases;

● if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares or rights from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

● our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

● our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

● we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

○ the amount of our securities purchased outside of the redemption offer by our Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

○ the purpose of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates;

○ the impact, if any, of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

○ the identities of our security holders who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates; and

○ the number of our securities for which we have received redemption requests pursuant to our redemption offer.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of (i) the Business Combination, including the Redomestication Merger, the Liquidation, and the Acquisition Contribution and Exchange, to U.S. Holders of Company Shares (excluding any redeemed shares) and Company Rights (collectively, the “Company Securities”), (ii) the subsequent ownership and disposition of Purchaser Shares received in the Business Combination, and (iii) the exercise of redemption rights by the Company’s stockholders that are U.S. Holders. In addition, the following includes a general discussion of certain U.S. federal income tax consequences of the Business Combination to the Company and the Purchaser.

This discussion is based on provisions of the Code, the regulations promulgated thereunder (whether final, temporary, or proposed, the “Treasury Regulations”), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Purchaser Shares. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold Company Securities and, after the completion of the Business Combination, Purchaser Shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

185

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	expatriates or former long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Company Common Stock, or, after the Business Combination, the issued Purchaser Shares (excluding treasury shares);

●	holders holding Company Securities, or, after the Business Combination, Purchaser Shares, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction; or

●	the Sponsor or its affiliates.

As used in this proxy statement, the term “U.S. Holder” means a beneficial owner of Company Securities, and, after the Business Combination, Purchaser Shares received in the Business Combination, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Company Securities, and, after the completion of the Business Combination, Purchaser Shares received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Purchaser Shares received in the Business Combination.

186

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. COMPANY STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PURCHASER SHARES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its Company Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Company Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Company Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Company Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Company Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Company Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. Holders is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Company Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Company Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Company Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Company Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Company Shares treated as held by the U.S. Holder (including any Company Shares constructively owned by the U.S. Holder as a result of owning Company Rights) relative to all of the Company Shares outstanding both before and after the redemption. The redemption of Company Shares generally will be treated as a sale or exchange of the Company Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in the Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

187

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Company Shares actually owned by the U.S. Holder, but also Company Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Company Shares which could be acquired pursuant to the exercise of the Company Rights. In order to meet the substantially disproportionate test, (i) the percentage of the Company’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Company Shares must be less than 80% of the percentage of the Company’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the Company’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of the Company’s stock entitled to vote. There will be a complete termination of a U.S. Holder’s (i) all of the Company Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Company Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Company Shares. The redemption of the Company Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in the Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Company Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Company Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other Company Shares constructively owned by it.

Material U.S. Federal Income Tax Considerations of the Redomestication Merger to U.S. Holders

If the Redomestication Merger Qualifies as a Reorganization

The Redomestication Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Redomestication Merger qualifies as a reorganization, and that none of the Company, the Purchaser, or OMG has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS. Moreover, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a redomestication of a corporation holding only investment-type assets such as the Company, the qualification of the Redomestication Merger as a reorganization is not entirely clear. Accordingly, Nelson Mullins Riley & Scarborough LLP is unable to provide a “will” opinion regarding the qualification of the Redomestication Merger as a “reorganization” within the meaning of Section 368 of the Code, and is instead providing a “should” opinion.

188

Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. persons to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Redomestication Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of Company Securities for Purchaser Shares is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if the Purchaser transfers the assets it acquires from the Company pursuant to the Redomestication Merger to certain subsidiary corporations in connection with the Business Combination. If the indirect stock transfer rules apply, then the requirements under Section 367(a) of the Code generally would require U.S. Holders to recognize gain, but not loss, in the Redomestication Merger. The rules under Section 367(a) of the Code and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will not recognize gain, if any, as a result of the exchange of Company Securities for Purchaser Shares.

Because the Redomestication Merger should qualify as a reorganization under the provisions of Section 368 of the Code and provided that it is not treated as an indirect stock transfer, a U.S. Holder that exchanges its Company Securities pursuant to the Redomestication Merger should not recognize gain or loss on the exchange of Company Securities for Purchaser Shares. The aggregate adjusted tax basis of a U.S. Holder in the Purchaser Shares received as a result of the Redomestication Merger should equal the aggregate adjusted tax basis of the Company Shares and the Company Rights surrendered in the exchange. A U.S. Holder’s holding period for the Purchaser Shares received in the exchange should include the holding period for the Company Securities surrendered in the exchange. If Section 367(a) of the Code applies to the Redomestication Merger, as described above, a U.S. Holder may be required to recognize gain (but not loss) as a result of the Redomestication Merger.

If the Redomestication Merger Does Not Qualify as a Reorganization

If the Redomestication Merger fails to qualify as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder that exchanges its Company Securities for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Purchaser Shares received and (ii) the U.S. Holder’s adjusted tax basis in the Company Securities exchanged. A U.S. Holder’s aggregate tax basis in the Purchaser Shares received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the Purchaser Shares received pursuant to the Redomestication Merger will begin on the day after the date the U.S. Holder receives such Purchaser Shares.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Company Securities exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

189

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Company Securities for Purchaser Shares pursuant to the Redomestication Merger, the qualification of the Redomestication Merger as a reorganization, and the potential application of Section 367(a) to the Redomestication Merger.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with the Redomestication Merger, Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Redomestication Merger, Business Combination, extension or otherwise, (ii) the structure of the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination and in the Company’s ability to complete the Business Combination.

Certain U.S. Federal Income Tax Consequences of the Business Combination to the Company and the Purchaser

The following discussion is a summary of certain U.S. federal income tax consequences of the Business Combination to the Company and the Purchaser.

Tax Residence of the Purchaser for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, the Purchaser, which is an Australian-incorporate entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that the Purchaser should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, the Purchaser would be liable for U.S. federal income tax on its income like any other U.S. corporation, and certain distributions made by the Purchaser to non-U.S. holders of the Purchaser’s securities would be subject to U.S. withholding tax. Taxation as a U.S. corporation could have a material adverse effect on the Purchaser’s financial position and results from operations. The section 7874 rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application.

Under section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (2) the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (the “substantial business activities test”), and (3) the stockholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the stock of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation, as determined under complex share ownership rules described below, which are uncertain in their application in many circumstances and are intended to increase the percentage ownership for these purposes (the “Ownership Test”). For this purpose, “expanded affiliated group” generally means the foreign acquiring corporation and all subsidiary corporations in which such foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote and value) after the foreign acquiring corporation’s acquisition of the assets of the U.S. corporation.

190

Gain Recognized by the Company as a Result of the Redomestication Merger

Although corporations generally do not recognize gain or loss on the transfer of assets pursuant to a reorganization under Section 368 of the Code, Section 367 of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. corporations to recognize gain (but not loss) with respect to certain transfers to foreign corporations in certain cross-border reorganizations.

Even if the Redomestication Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, as a result of Section 367 of the Code, the Company will recognize gain (but not loss) on the transfer of its assets to the Purchaser, to the extent that the fair market value of such assets exceeds the Company’s adjusted basis in such assets.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Purchaser Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Purchaser Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Purchaser Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Purchaser or any of its subsidiaries is treated as a Passive Foreign Investment Company (“PFIC”) for any taxable year during which the U.S. Holder holds Purchaser Shares. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). For purposes of these rules, interest income earned by a corporation would be considered to be passive income and cash or cash equivalents held by a corporation would be considered to be a passive asset. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

Whether the Purchaser or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of Purchaser Shares and how, and how quickly, the Purchaser uses liquid assets and cash may influence whether the Purchaser or any of its subsidiaries is treated as PFIC. Accordingly, the Purchaser is unable to determine whether the Purchaser or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that the Purchaser or any of its subsidiaries will not be treated as a PFIC for any taxable year. In the event that the Purchaser meets the PFIC income or asset test for the current taxable year ending December 31, 2023, the start-up exception discussed above may be available, but there can be no guarantee in this regard.

191

Although a PFIC determination is made annually, if the Purchaser is treated as a PFIC, such determination will generally apply for subsequent years to a U.S. Holder who held (or was deemed to hold) Purchaser Shares during any taxable year (or portion thereof) that it was a PFIC, whether or not the Purchaser is a PFIC in those subsequent years (unless the holder makes a valid QEF Election (as defined below) or mark-to-market election for such holder’s First PFIC Holding Year (defined below)).

If the Purchaser is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and the U.S. Holder did not make a timely and effective QEF Election for the Purchaser’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Purchaser Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a “mark-to- market” election, each as described below, then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

●	any gain recognized by the U.S. Holder on the sale, redemption, or other disposition of its Purchaser Shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Purchaser Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Purchaser Shares (taking into account the relevant holding period of the Company Securities exchanged therefor);

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which the Purchaser is a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder’s holding period.

If the Purchaser is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its Purchaser Shares by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF Election with respect to Purchaser Shares, a U.S. Holder must receive certain information from the Purchaser. The Purchaser does not intend to make such information available; therefore, it is anticipated that U.S. Holders will not be able to make a QEF Election.

192

However, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its Purchaser Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that the Purchaser is treated as a PFIC the excess, if any, of the fair market value of its Purchaser Shares at the end of its taxable year over the adjusted basis in its shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Purchaser Shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Purchaser Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Purchaser Shares in a taxable year in which the Purchaser is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.

The mark-to-market election is available for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Purchaser Shares under their particular circumstances.

The Purchaser is expected to be a holding company which conducts certain of its business activities through a foreign subsidiary. If the Purchaser is a PFIC and, at any time, its foreign subsidiary is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the Default PFIC Regime described above if the Purchaser receives a distribution from, or disposes of all or part of the Purchaser’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF Election or mark-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules to Purchaser Shares under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments and proceeds from the sale, exchange or redemption of our shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

193

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual stockholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions), by filing IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold shares. Whether Form 8938 must be filed depends on a number of factors, such as whether you are an individual or a corporation, your marital status (if an individual), the amount of your foreign financial asset holdings, and other factors, and you are urged to consult with your own tax advisor about the need to file this form.

Material Australian Tax Considerations

This section provides a general summary of the Australian tax considerations generally applicable to Australian residents and non-Australian residents with respect to the ownership and disposition of Purchaser Shares.

This summary addresses only the Australian taxation implications of shareholders who hold their Purchaser Shares “on capital account,” which in general means that the Purchaser Shares are a capital asset and being held for investment purposes.

This summary does not apply to shareholders who:

●	hold their Purchaser Shares as revenue assets or trading stock (which will generally be the case if a shareholder is a bank, insurance company or carries on a business of share trading); or

●	are assessed on gains and losses on the Purchaser Shares under the taxation of financial arrangements, or “TOFA,” provisions in Division 230 of the Income Tax Assessment Act 1997 (Australia).

The Australian taxation implications of holding and disposing of Purchaser Shares will vary depending upon each shareholder’s individual circumstances. The Australian taxation rules that distinguish between holding shares for investment versus for revenue purposes are quite complex and depend upon each shareholder’s specific circumstances.

Accordingly, the information contained in this section should not be relied upon as taxation advice and each shareholder should seek and rely upon the independent professional advice it receives from its own tax adviser that is applicable to its situation. Furthermore, the discussion below is based upon the Australian income tax laws, applicable case law, regulations and published rulings, determinations and statement of administrative practice of the Australian Taxation Office as at the date of this proxy statement/prospectus. During the period of ownership of the Purchaser Shares, the taxation laws of Australia, or their interpretation, may change (possibly with retrospective effect).

Purchaser and its officers, employees, taxation or other advisers do not accept any liability or responsibility in respect of any statement concerning taxation consequences, or in respect of the taxation consequences.

This taxation summary is necessarily general in nature and is not exhaustive of all Australian tax consequences that could apply in all circumstances for the shareholders of Purchaser. It is strongly recommended that each shareholder seek its own independent professional tax advice applicable to its particular circumstances.

This summary does not constitute financial product advice as defined in the Australian Companies Act. This summary is confined to certain taxation matters, based on the relevant Australian tax laws in force, established interpretations of that law and understanding of the practice of the relevant tax authority at the date of this summary. This summary does not take into account the tax laws of countries other than Australia.

194

Australian Taxation Implications for Australian Resident Shareholders

Taxation in Respect of Dividends on Purchaser Shares

Dividends paid by Purchaser on Purchaser Shares should constitute assessable income of an Australian tax resident shareholder. Australia has a franking system wherein dividends can be franked and the shareholder receives a franking credit which effectively represents the corporate tax paid by the company. Dividends can be “fully franked”, “partially franked” or “unfranked” and the maximum franking credit is calculated at the corporate tax rate (currently 30%).

Australian Resident Individuals and Complying Superannuation Entities

Australian tax resident shareholders who are individuals or complying superannuation entities should include the dividend in their assessable income in the year the dividend is paid, together with any franking credit attached to that dividend. Subject to the comments in relation to “qualified persons” below, such shareholders should be entitled to a tax offset equal to the franking credit attached to the dividend. The tax offset can be applied to reduce the tax payable on the investor’s taxable income. Where the tax offset exceeds the tax payable on the investor’s taxable income, the investor should be entitled to a tax refund equal to the excess.

To the extent that the dividend is unfranked, an Australian individual shareholder will generally be taxed at their prevailing marginal rate on the dividend received (with no tax offset). Complying Australian superannuation entities will generally be taxed at the prevailing rate for complying superannuation entities on the dividend received (with no tax offset).

Corporate Shareholders

Corporate owners of Purchaser Shares are also required to include both the dividend and the associated franking credits (if any) in their assessable income.

Subject to the comments in relation to “Qualified Persons” below, corporate owners of Purchaser Shares should be entitled to a tax offset up to the amount of the franking credit attached to the dividend.

An Australian resident corporate owner of Purchaser Shares should be entitled to a credit in its own franking account to the extent of the franking credits attached to the distribution received. This will allow the owner to pass on the franking credits to its investor(s) on the subsequent payment of franked dividends.

Excess franking credits received by corporate owners of Purchaser Shares will not give rise to a refund entitlement for a company but can be converted into carry forward tax losses instead. This is subject to specific rules on how the carry forward tax loss is calculated and utilized in future years.

Trusts and Partnerships

Australian tax residents who own Purchaser Shares and who are trustees (other than trustees of complying superannuation entities, which are dealt with above) or partnerships are also required to include any dividends and any franking credits in calculating the net income of the trust or partnership. Where a fully franked or partially franked dividend is received, an Australian resident trust beneficiary that is not under a legal disability and that is presently entitled to a share of the income of the trust estate in the relevant year of income, or the relevant partner in the partnership (as the case may be), may be entitled to a tax offset by reference to the beneficiary’s or partner’s share of the net income of the trust or partnership.

To the extent that the dividend is unfranked, an Australian trustee (other than trustees of complying superannuation entities) or partnerships, will be required to include the unfranked dividend in the net income of the trust or partnership. An Australian resident trust beneficiary that is not under a legal disability and that is presently entitled to a share of the income of the trust estate (and not acting in a capacity as trustee) in the relevant year of income, or the relevant partner in the partnership, will generally be taxed at the relevant prevailing tax rate on their share of the net income of the trust or partnership (with no tax offset).

Additional or alternative considerations may be relevant in relation to shareholders that are trustees of specific categories of trust under Australian tax law (such as managed investment trusts, attribution managed investment trust, or public trading trusts). The precise tax consequences for a trustee shareholder is a complex tax issue which requires analysis based on each shareholder’s individual circumstances and the terms of the relevant trust deed. Trustees and partnerships should obtain their own tax advice to determine these matters.

195

Qualified Persons

The benefit of franking credits can be denied where an owner of Purchaser Shares is not a “qualified person” in which case the owner will not be able to include an amount for the franking credits in their assessable income and will not be entitled to a tax offset.

Broadly, to be a qualified person, an owner of Purchaser Shares must satisfy the holding period rule and, if necessary, the related payment rule. The holding period rule requires the shareholder to hold the shares “at risk” for at least 45 days continuously during the qualification period – starting from the day after acquisition of the shares and ending 45 days after the shares become ex-dividend – in order to qualify for franking benefits.

This holding period rule is subject to certain exceptions, including where the total franking offsets of an individual in a year of income do not exceed A$5,000.

Whether a shareholder is a qualified person is a complex tax issue which requires analysis based on each shareholder’s individual circumstances. Owners of Purchaser Shares should obtain their own tax advice to determine if these requirements have been satisfied.

Capital Gains Tax (“CGT”) Implications

Disposal of Shares

For Australian tax residents who hold their Purchaser Shares on capital account, the future disposal of Purchaser Shares will give rise to a CGT event at the time which the legal and beneficial ownership of the Purchaser Shares are disposed of. Purchaser shareholders will derive a capital gain on the disposal of their shares in Purchaser to the extent that the capital proceeds exceed the cost base of their Purchaser Shares.

A capital loss will be made where the capital proceeds are less than the reduced cost base of their Purchaser Shares. Where a capital loss is made, capital losses can only be offset against capital gains derived in the same or later incomes years. They cannot be offset against ordinary income nor carried back to offset net capital gains arising in earlier income years. Capital losses may be carried forward to future income years subject to the satisfaction of the Australian loss testing provisions.

Capital Proceeds

The capital proceeds should be equal to any consideration received by the owner in respect to the disposal of their Purchaser Shares.

Cost Base of Purchaser Shares

The cost base of a Purchaser Share will generally be equal to the cost of acquiring the Purchaser Share, plus any incidental costs of acquisition and disposal (i.e. brokerage costs and legal fees). However, to the extent that a roll-over was obtained in relation to the acquisition of the Purchaser Shares under the Australian scrip for scrip rules, the cost base should be equal to the inherited cost base of the pre-existing shares (i.e. the original interests).

CGT Discount

The CGT discount may apply to owners of Purchaser Shares that are Australian tax resident individuals, complying Australian superannuation funds or trusts, who have held, or are taken to have held, their Purchaser Shares for at least 12 months (not including the date of acquisition or date of disposal) at the time of the disposal of their Purchaser Shares.

The impact of the scrip for scrip rollover provisions on the holding period should be considered at an individual shareholder level. However, it is expected that the acquisition date of the Purchaser Shares for the purposes of the CGT discount should be the acquisition date of the owners pre-existing shares.

The CGT discount is:

●	50% if the shareholder is an individual or trustee (meaning only 50% of the capital gain will be included in the shareholder’s assessable income); and

●	33.33% if the shareholder is a trustee of a complying superannuation entity (meaning only 66.66% of the capital gain will be included in the shareholder’s assessable income; and

●	The CGT discount is not available to shareholders that are companies.

If a shareholder makes a discounted capital gain, any current year and/or carried forward capital losses will be applied to reduce the undiscounted capital gain before the relevant CGT discount is applied. The resulting amount is then included in the shareholder’s net capital gain for the income year and included in its assessable income.

The CGT discount rules relating to trusts are complex. Subject to certain requirements being satisfied, the capital gain may flow through to the beneficiaries in that trust, who will assess the eligibility for the CGT discount in their own right. Accordingly, we recommend trustees seek their own independent advice on how the CGT discount applies to the trust and its beneficiaries.

Australian Taxation Implications for Non-Resident Shareholders.

This section applies to owners of Purchaser Shares who are not residents of Australia for income tax purposes and hold their shares as investments on capital account.

196

Taxation in Respect of Dividends on Purchaser Shares

Non-Australian resident owners of Purchaser Shares who do not have a permanent establishment in Australia may not be subject to Australian income tax upon the disposal of Purchaser Shares but may be subject to Australian dividend withholding tax on their dividends paid with respect to Purchaser Shares. However, a resident of the United States may be eligible for a foreign tax credit in the United States to offset such withholding tax, subject to such resident’s circumstances Australia has comprehensive anti-avoidance provisions that may operate where a non-resident enters into a scheme to avoid Australian tax.

Franked Dividends

As outlined above, Australia has a franking system wherein dividends can be franked and Australian resident shareholders receive a franking credit which effectively represents the corporate tax paid by the underlying company (i.e. Purchaser). Dividends can be “fully franked”, “partially franked” or “unfranked”.

Dividends received by a non-Australian resident owner of Purchaser Shares which are franked should not be subject to Australian dividend withholding tax to the extent of the franking (i.e. if the dividend is fully franked, it should not be subject to Australian dividend withholding tax at all). However, refunds of franking credits are not available to non-Australian resident shareholders.

Dividends Attributable to Conduit Foreign Income

Non-Australian resident owners of Purchaser Shares should not be subject to Australian dividend withholding tax where Purchaser pays an unfranked dividend out of income which Purchaser has declared to be conduit foreign income (“CFI”). Generally, CFI would include amounts received by Purchaser that are attributable to dividends received from foreign subsidiaries which are treated as non-assessable non-exempt income for Australian tax purposes.

Unfranked Dividends

Non-Australian resident owners of Purchaser Shares should generally be subject to Australian dividend withholding tax to the extent of the unfranked component of any dividends received that are not declared to be CFI. Australian dividend withholding tax is imposed at a flat rate of 30% on the amount of the dividend that is unfranked unless the owner is a tax resident of a country that has a double tax treaty (“DTT”) with Australia and is able to utilize the benefits of the DTT. In the event the owner is otherwise able to rely on the DTT, the rate of Australian dividend withholding tax may be reduced, depending on the terms of the DTT. Unfranked dividends paid to residents of the United States who hold Purchaser Shares will prima facie be subject to 15% withholding tax; however, a resident of the United States may be eligible for a foreign tax credit in the United States to offset such withholding tax, subject to such resident’s circumstances. In certain circumstances the rate may be reduced further. Purchaser has an obligation to withhold the tax from the dividend amount and remit it on behalf of the shareholder to the Australian Taxation Office.

CGT Implications

Non-Australian resident owners of Purchaser Shares who do not have a permanent establishment in Australia should not be subject to Australian CGT.

General Australian Tax Matters

This section applies to both Australian resident and non-Australian resident owner of Purchaser Shares.

Goods and Services Tax (GST)

The acquisition or disposal of Purchaser Shares by a shareholder (who is registered or required to be registered for GST) will be classified as a “financial supply” for Australian GST purposes. Accordingly, Australian GST will not be payable in respect of amounts paid for the acquisition or disposal of Purchaser Shares.

197

No GST should be payable in respect of dividends paid to owners of Purchaser Shares.

Subject to certain requirements, there may be a restriction on the entitlement of Purchaser shareholders registered for GST to claim an input tax credit for any GST incurred on costs associated with the acquisition or disposal of Purchaser Shares (e.g. lawyer’s and accountants’ fees).

Stamp Duty

No stamp duty should be payable on the acquisition of Purchaser Shares.

Regulatory Matters

Hart-Scott-Rodino Act

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Company and OMG have determined that the Business Combination is not subject to these requirements.

At any time before or after consummation of the Business Combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. The Company cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, the Company cannot assure you as to its result.

Australian Foreign Investments Review Board

The Australian Foreign Acquisitions and Takeovers Act 1975 established procedures for the notification, review and approval of foreign investment in Australia. FIRB reviews foreign investment proposals on a case-by-case basis to ensure they are not contrary to the national interest. Certain transactions may not be consummated unless information has been furnished to FIRB and FIRB has indicated that it will not object to the transaction. Although the Company and OMG did and do not believe that the Business Combination meets the regulatory thresholds that would require a compulsory FIRB application, as a precautionary measure, the Company submitted a notice to FIRB. FIRB notified the Company on June 26, 2023 that it had no objection to the Business Combination, subject to the following conditions with which the relevant party expects to fully comply: (i) conditions restricting the Company’s use, access and disclosure of OMG client data except for certain specified purposes, (ii) conditions about the ‘on-shoring of client data’ - i.e. ensuring client data remains stored only in Australia and is accessible only from within Australia, except where it is incidentally accessed from outside Australia by a person providing a support or maintenance service to OMG (or its subsidiary) during the performance of a support or maintenance contract, and (iii) ‘officer reporting conditions’ mandating a Company officer reports to the Australian Treasury on (i) and (ii) above.

Neither the Company nor OMG is aware of any other material regulatory approvals or actions that are likely to affect completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought immediately by the Company and/or OMG. There can be no assurance, however, that any additional approvals or actions will be obtained.

198

Vote Required for Approval

Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal at the Special Meeting. Each of the proposals at the Special Meeting, other than the Adjournment Proposal, is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. This Proposal No. 1 is conditioned on the approval of the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal. If the each of the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal is not approved, this Proposal No. 1 will have no effect, even if approved by the stockholders.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast by holders of the outstanding shares of Company Common Stock, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” the Business Combination Proposal. Assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any shares of Company Common Stock owned by them in favor of the Business Combination. As of [__], 2024, the Company Restricted Stockholders own approximately 63.5% of the issued and outstanding shares of Company Common Stock and have not purchased any public shares, but may do so at any time.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 – THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, the consideration to be paid to the Seller in connection with the Business Combination will be 7,500,000 Purchaser Shares at Closing, less certain Escrow Shares, plus up to an additional 3,200,000 Purchaser Shares if the requirements for payment of the Earnout are met in full. The number of Purchaser Shares to be issued to Seller as Exchange Consideration is subject to adjustment, up or down, based on the final computations of OMG’s net working capital, net indebtedness, and investigations and disputes losses. Pursuant to the terms of the Lock-Up Agreement, the Seller will be bound by restrictions on the transfer of its shares issued pursuant to the Business Combination for up to twelve months after the completion of the Business Combination. For more information on the Lock-Up Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal — Related Agreements—Lock-up Agreement.”

199

As contemplated by the Incentive Plan Proposal, we intend to initially reserve approximately [_______________] Purchaser Shares for grants of awards under the Incentive Plan, and propose to grant awards for an aggregate of 250,000 Purchaser Shares effective at the Closing of the Business Combination. For more information on the Incentive Plan Proposal, see the section entitled “Proposal No. 6 – Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”

The terms of the Exchange Consideration and the Incentive Plan are complex and only briefly summarized above. For further information, see the full text of the Business Combination Agreement, which is attached as Annex hereto. A copy of the form of the 2024 Equity Incentive Plan is attached hereto as Annex C. The discussion herein is qualified in its entirety by reference to such documents.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance thereof (or securities convertible into or exercisable for Company Shares); or (B) the number of Company Shares to be issued is or will be equal to or in excess of 20% of the number of Company Shares outstanding before the issuance of the stock or securities. Collectively, the Company may issue 20% or more of our outstanding Company Shares or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of Company Shares in connection with the Business Combination. In addition, the Company intends to reserve for issuance Purchaser Shares for potential future issuances of Purchaser Shares under the Incentive Plan.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq Listing Rules do not specifically discuss what constitutes a “change of control” for purposes of Rule 5635(b), related guidance with respect to Nasdaq Listing Rule 5635(b) has indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

200

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, and assuming the Business Combination is consummated, Purchaser will issue up to 7,500,000 Purchaser Shares (plus any Purchaser Shares issued as Adjustment Exchange Consideration) as Exchange Consideration to the Seller pursuant to the terms of the Business Combination Agreement, and approximately 250,000 Purchaser Shares as grants under the Incentive Plan. As a result, Seller and certain former officers and directors of OMG would own approximately 56.5% of the issued and outstanding Purchaser Shares upon the expiration of the Earnout. This percentage includes the conversion of all Company Rights at the closing of the Business Combination and assumes that (i) no Company Shares are redeemed in connection with the Business Combination, (ii) no awards are issued under the Incentive Plan, (iii) no Escrow Shares are returned to Purchaser as a result of OMG’s investigations and disputes losses or adjustments to OMG’s closing net working capital, and (iv) the Company does not engage in any other kind of equity financing prior to the Closing. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Vote Required for Approval

The Nasdaq Proposal will be adopted and approved only if at least a majority of the votes cast by holders of our outstanding shares of Common Stock, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” the Nasdaq Proposal. Assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote with regard to the Nasdaq Proposal, will have no effect on the outcome of the Nasdaq Proposal.

This Proposal No. 2 is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal. If each of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, and the Incentive Plan Proposal is not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

As of the date of this proxy statement/prospectus, our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any Company Shares owned by them in favor of the Business Combination. As of [__], 2024, the Company Restricted Stockholders owned approximately 63.5% of our issued and outstanding Company Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 3 – THE CHARTER APPROVAL PROPOSAL

Overview

Our stockholders are also being asked to adopt the Purchaser’s new Australian Constitution in the form attached hereto as Annex B, which, in the judgment of our Board, will address the needs of the post-combination company.

201

The following is a summary of the key changes effected by the Constitution, but this summary is qualified in its entirety by reference to the full text of the proposed Constitution, a copy of which is included as Annex B:

●	Changes the post-combination company’s name to OMGL Holdings Ltd;

●	Eliminates the concept of “authorized shares” of either common stock or preferred stock, as such concept does not exist under the Australian Companies Act;

●	Provides for the issuance of partially-paid Purchaser Shares, and calls and liens on Purchaser Shares in certain circumstances;

●	Provides for alternate directors of the Purchaser;

●	Reduces the threshold required for shareholders to call for a general meeting to at least 5% of votes capable of being cast at that meeting;

●	Provides for a notice period for general meetings of at least 21 days;

●	Reduces the quorum of the Board from a majority of the total number of directors to two directors;

●	Reduces the quorum of the Purchaser securityholders from the holders of a majority of the Purchaser Shares to the holders of 33.3% of the Purchaser Shares present in person or by proxy and entitled to vote;

●	Deletes the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company;

●	Deletes the DGCL requirement that a sale of substantially all the assets of Purchaser be approved by the Purchaser securityholders;

●	Deletes the requirement that Delaware be the exclusive jurisdiction for most actions against the corporation that are derivative actions or actions against the Company’s officers or directors for breach of fiduciary duty or based on the internal affairs doctrine, among other things.

●	Provides that in addition to any other votes required by the Australian Companies Act or by holders of preference shares, the affirmative vote of the holders representing at least 75% of the outstanding Purchaser Shares entitled to vote thereon is required to amend the Constitution.

Reasons for the New Constitution

Purchaser is an Australian public limited company limited by shares. The proposed Constitution is consistent with Australian laws, in particular the Australian Companies Act, and contains provisions that are standard among public companies incorporated in Australia.

Additionally, the Board has considered the provisions of the new Constitution and considers them beneficial to the effective operation of the Purchaser and in the best interest of all Purchaser Shareholders.

Vote Required for Approval

The Charter Approval Proposal will be adopted and approved only if the holders of a majority of our outstanding Company Shares entitled to vote thereon at the Special Meeting vote “FOR” the Charter Approval Proposal. Accordingly, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

202

This Proposal No. 3 is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal. If each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal is not approved, this Proposal No. 3 will have no effect, even if approved by our stockholders.

As of the date of this proxy statement/prospectus, our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any Company Shares owned by them in favor of this proposal. As of [__], 2024, our Company Restricted Stockholders own approximately 63.5% of our issued and outstanding Company Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

Annex B– Proposed Purchaser Constitution

PROPOSAL NO. 4 – THE CORPORATE GOVERNANCE PROPOSALS

Overview

Our stockholders are also being asked to vote on separately presented proposals with respect to certain governance provisions in the Constitution, which are being presented separately in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. These proposals address certain provisions in the Constitution that are different in potentially material ways from those in the Company’s Amended and Restated Certificate of Incorporation. In the judgment of our Board, these provisions will address the needs of the post-combination company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company and parties to the Business Combination Agreement intend that the Constitution in the form set forth on Annex B will take effect upon consummation of the Business Combination.

Reasons for the Governance Differences

Our Board believes that the provisions of the proposed Purchaser Constitution are consistent with the current state of evolving corporate governance standards of an Australian publicly traded corporation and will be in the best interests of securityholders and the Purchaser.

PROPOSAL NO. 4A – AMENDMENT OF CONSTITUTION TO BE APPROVED BY 75% OF SHAREHOLDERS

Description of Difference

The provision in the Constitution would provide that the affirmative vote of at least 75% of the voting power of the shares of stock outstanding and entitled to vote thereon, voting together as a single of class, is required to alter, amend or repeal, or adopt any provision in the Constitution. The Company’s Amended and Restated Certificate of Incorporation only requires the vote of holders of a majority of the Company Shares outstanding to make such changes.

Reasons for the Difference

Our Board believes that the provisions in the Constitution is are consistent with those of other Australian publicly traded companies and will protect key provisions of the proposed Constitution.

203

PROPOSAL NO. 4B: ABSENCE OF “AUTHORIZED SHARES” LIMITATION

Description of Difference

The Constitution does not contain a limit on “authorized shares” of either common stock or preferred stock, as “authorized shares” is not a concept contained in the Australian Companies Act. Instead, the Board of the Purchaser will be able to allot and issue securities, which could include Purchaser Shares, any unit of a Purchaser Share, any rights to receive Purchaser Shares, any option to subscribe for any Purchaser Shares, and other derivative securities with rights that can be converted into or exercised for equity in the Purchaser, to any person on such terms and with such rights as the Board determines, subject to applicable law and the Board’s fiduciary duties. The Constitution will not limit the number or type of Purchaser securities that the Board could authorize the Purchaser to issue.

Reasons for the Difference

The concept of “authorized shares” does not exist under the Australian Companies Act and the right of the Board to determine, in its sole power but subject to its fiduciary duties, the terms for the issuance of a company’s securities and the number of such securities common practice in Australia.

Proposal No. 4C: Addition of Alternate Directors

Description of Difference

The Constitution will provide for an alternate director, who may be appointed by a director, with the approval of a majority of the other members of the Board, to act in such director’s place if such director will be absent from a meeting. A director who appointed an alternate may terminate or suspend the appointment of the alternate at any time by notice. For more information on the duties of an alternate director, see the section entitled “Comparison of Shareholder Rights”.

Reasons for the Difference

Alternate directors, which are common for Australian companies, allow for a director’s interests to be represented in their absence, ensuring that the Board can continue to make decisions and carry out its functions effectively. The Company recognizes that by permitting alternate directors, certain Purchaser Board decisions might occur without the benefit of the background and expertise of the particular director who was elected by the Purchaser’s shareholders and who was unable to attend the meeting at issue; however, the Board believes that the benefits of the presence of the specific director elected by shareholders is outweighed by the benefits to the Company of being able to act expeditiously with the input of the alternate director. In addition, the Board believes that this practice is consistent with the practices of other Australian public companies.

Proposal No. 4D ReducED Quorum Requirements

Description of Difference

The Constitution would establish the quorum of the Purchaser securityholders as the holders of 33.3% of the Purchaser Shares present in person or by proxy and entitled to vote. The Company’s organizational documents establish a quorum of its securityholders as the holders of a majority of the Company Shares present in person or by proxy and entitled to vote. The Constitution would also establish a quorum of the Board as two directors, whereas a quorum of the Company’s Board is a majority of the total number of directors.

204

Reasons for the Difference

The lower quorum requirement allows for greater flexibility in scheduling and conducting meetings, as it will require fewer directors and securityholders to be present, resulting in more timely decision-making and faster execution of strategic objectives. For general meetings of shareholders, this would encourage more active securityholder participation and engagement in decision-making. In addition, the Board believes that this practice is consistent with the practices of other Australian public companies.

Proposal No. 4E ABSENCE OF CERTAIN STOCKHOLDER VOTING RIGHTS

Description of Difference

Neither the Australian Companies Act nor the Constitution contain a requirement that a sale of substantially all of the assets of the Purchaser be approved by the shareholders. Such requirement is not expressly contained in the Company’s Amended and Restated Certificate of Incorporation because it is contained in the DGCL. However, since this provision is not in the Australian Companies Act and is also not in the Constitution, even though the Constitution does not differ from the Company’s Amended and Restated Certificate of Incorporation in this respect, the adoption of the new Constitution will represent a change to the rights of Company shareholders in this regard because the Purchaser’s shareholders will not have this right.

Reasons for the Difference

The right of shareholders of a company to vote on the sale of substantially all of the assets of the company does not exist under the Australian Companies Act. Instead, this is a decision that is made by the board of an Australian company, subject to their fiduciary duties, and this is common practice in Australia. In addition, the Board believes that this practice is consistent with the practices of other Australian public companies.

Vote Required for Approval

Proposals No. 4A through 4E will be adopted and approved only if at least a majority of the votes cast by holders of our outstanding shares of Common Stock, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” Proposals No. 4A through 4E. Assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals, will have no effect on the Governance Proposals. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.

As discussed above, a vote to approve each of the Proposals No. 4A through 4E is an advisory vote, and therefore, is not binding on the Company, Sponsor or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, the Company and Sponsor intend that the proposed Constitution, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of Proposal No. 3.

As of the date of this proxy statement/prospectus, our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of [__], 2024, Company Restricted Stockholders owned approximately 63.5% of our issued and outstanding Company Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSALS NO. 4A, 4B, 4C, 4D and 4E.

205

PROPOSAL NO. 5 – THE DIRECTOR ELECTION PROPOSAL

Overview

Our Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. All directors may be re-elected by stockholders, including those directors appointed prior to our first annual meeting of stockholders.

If the Charter Approval Proposal is approved, our Purchaser’s Constitution will keep the classification of our Board and our Board will consist of three classes of directors, with only one class of directors being elected in each year at the annual meeting of our stockholders and the directors in each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. As with our Board, all Purchaser directors may be re-elected by stockholders, including those directors appointed prior to our first annual meeting of stockholders. In addition, all Purchaser directors will serve until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.

Our Board has nominated Leah Fricke and Eric Gao to serve in a class of directors whose terms expire at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal. Assuming the Charter Approval Proposal is approved and our board of directors remains classified, Ms. Fricke and Mr. Gao, if elected, will serve on our Board for a term of three years expiring at the 2027 annual meeting of stockholders (or longer if they are re-elected by stockholders), or until their successors have been duly elected and qualified, or until their earlier death, resignation, retirement or removal.

Director Nominees

For information about Ms. Fricke and Mr. Gao, please see below:

Leah Fricke. Ms. Fricke, 53, is a nominee for independent director of the Purchaser. Ms. Fricke currently serves as a director for several companies, including as Chair of the board of CASL Funder Pty Ltd since 2022, independent director of ColCap Financial Group since 2019, independent director of Forager Funds since 2012, and as an Independent Member of the Sydney Local Health District Audit and Risk Committee since 2021 and the Legal Aid Commission Audit and Risk Committee since 2022.

Ms. Fricke is an Australian qualified lawyer and holds a Bachelor of Laws(hons)/Bachelor of Arts from the University of Melbourne, an MBA from the University of Sydney/AGSM-University of New South Wales and an Executive Certificate in Management and Leadership (Digital/Cyber/AI) from MIT. Ms. Fricke has also completed the Innovation Governance for Directors program at DeGroot Business School (Canada). She is a Fellow of the Australian Institute of Company Directors, the Governance Institute of Australia and the Institute of Chartered Secretaries and Administrators (UK). Given Ms. Fricke’s strong knowledge and experience in governance and risk management of Australian financial services organizations, we believe that Ms. Fricke is an excellent candidate to serve as a director of the Purchaser.

206

Songyu (Eric) Gao. Mr. Gao, 42, is a nominee for director of the Purchaser. Mr. Gao has served as a director of OMG since its formation in 2022, and as a director of the OMG Predecessor, since 2016. Mr. Gao is also a director of VBreathe Pty Ltd, a technology company creating all-in-one organic and smart air purification and sanitation devices, since 2020 and a director of Rich Data Corporation, an artificial intelligence company that offers AI decisioning solutions to banks and financial institutions since June 2021. Mr. Gao has 15 years’ experience in the financial services industry and is the CEO and co-founder of BMYG Financial Group Pty Ltd, a leading wealth and funds manager for Asian investors in Australian companies, a position he has held since 2010. Mr. Gao holds financial licenses for Australian investment management funds relating to securities, foreign exchange and derivatives, is a responsible officer for Tiger Broker’s Australian AFSL since 2021 and was the AFSL responsible manager for Asipac Capital Pty Ltd, an investment house specializing in private equity investment, a role which he held from 2012 to 2021. Mr. Gao has a wealth of experience in investing and wealth management in Australia and has been involved in several local initial public offerings and private equity projects. Mr. Gao also holds a Master of Applied Finance from Monash University, and a Bachelor of Economics and Finance from RMIT, both located in Melbourne, Australia. Mr. Gao also holds a certificate in Fintech from Said Business School, University of Oxford, England and a certificate in Blockchain Technologies from MIT Sloan in Cambridge, Massachusetts, USA. Mr. Gao has been nominated to serve as a director of the Purchaser at the request of the Seller, which is an affiliate of BMYG Financial Group, and is expected to be one of the Purchaser’s largest securityholders following the closing of the Business Combination. Given Mr. Gao’s strong knowledge and experience in the Australian financial markets, we believe that Mr. Gao is an excellent candidate to serve as a director of the Purchaser.

Vote Required for Approval

Directors are elected by a plurality of the votes cast by holders of the outstanding Common Shares represented virtually or by proxy and entitled to vote thereon at the Special Meeting. This means that the two director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Director Election Proposal.

This Proposal No. 5 is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, and the Incentive Plan Proposal. If each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, and the Incentive Plan Proposal is not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.

As of the date of this proxy statement/prospectus, our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any Common Shares owned by them in favor of the Business Combination. As of [__], 2024, our Company Restricted Stockholders owned approximately 63.5% of our issued and outstanding Common Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE TWO DIRECTOR NOMINEES TO THE PURCHASER BOARD IN THE DIRECTOR ELECTION PROPOSAL.

207

PROPOSAL NO. 6 – THE INCENTIVE PLAN PROPOSAL

Overview

The holders of Company Shares are being asked to approve and adopt the Purchaser’s 2024 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C.

The Company’s Board believes that the Purchaser must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within Purchaser. Purchaser expects that the Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Purchaser’s success and in providing incentive to those individuals to promote the success of Purchaser.

If the Incentive Plan is approved by the holders of the Company’s Shares, then it will be effective upon the consummation of the Business Combination. Neither the Company nor Purchaser has an existing incentive plan; however, pursuant to the Business Combination Agreement, the Company and Purchaser agreed that prior to the Closing of the Business Combination, the Company would cause the Purchaser to make awards under the Incentive Plan to select officers and directors of Purchaser, which awards would be effective upon the closing of the Business Combination. See “New Incentive Plan Benefits.”

Summary of the Purchaser’s Incentive Plan

In connection with the Business Combination, Purchaser intends to adopt the Incentive Plan in order to facilitate the grant of equity incentive awards to directors, employees (including executive officers) and consultants of Purchaser and to enable Purchaser to obtain and retain the services of these individuals, which is essential to Purchaser’s long-term success. It is expected that the Incentive Plan will be adopted by Purchaser prior to the effective date of the Business Combination.

Eligibility

Participants in the Incentive Plan will include any person who is an employee, officer, director or consultant of the Purchaser or of an entity controlled by Purchaser. The Purchaser is expected to have seven directors, approximately six executive officers, and approximately 48 employees who are not executive officers at the Closing.

Administration

The Plan will be administered by the Board, or a committee of the Board, which will have the absolute discretion to: (i) determine appropriate procedures for administration of the Incentive Plan consistent with the rules of the Incentive Plan; (ii) resolve conclusively all questions of fact or interpretation arising in connection with the Incentive Plan or the rules of the Incentive Plan; (iii) delegate to any one or more persons, for such period and on such conditions as they may determine, the exercise of any of their powers or discretion under the Incentive Plan or the rules of the Incentive Plan; (iv) formulate special terms and conditions (subject to the Nasdaq listing rules), in addition to those set out in the rules of the Incentive Plan to apply to participants employed and/or resident in and/or who are citizens of countries other than Australia; and (v) amend the rules of the Incentive Plan provided that such amendments do not materially prejudice the rights of existing participants except where the amendment is made primarily for the purpose of complying with a law which affects the Purchaser and its controlled entities, a participant, or awards under the Incentive Plan, for the purpose of complying with the Nasdaq listing rules, or to correct any manifest error or mistake.

208

Awards Subject to the Incentive Plan

The maximum number of Purchaser Shares available for issuance under the Incentive Plan is the number of Purchaser Shares equal to five percent of the fully diluted Purchaser Shares upon consummation of the Business Combination, plus 250,000 Purchaser Shares to be awarded effective at Closing, subject to certain vesting and performance goal requirements.

Performance Rights. The Incentive Plan provides that the Board may grant performance rights to any plan participant. A performance right is an option to be issued a Purchaser Share for zero exercise price upon the satisfaction of the participant’s vesting conditions and the Purchaser’s achievement of certain performance conditions, in both cases, as set forth in the award of the performance right. The award of a performance right may set forth a restriction period during which Purchaser Shares received upon exercise of the performance right may not sold or otherwise disposed of.

Service Rights. The Incentive Plan provides that the Board may grant service rights to any plan participant. A service right is an option to be issued a Purchaser Share for a zero exercise price upon the satisfaction of the service vesting conditions set forth in the award of the service right. The award of a service right may set forth a restriction period during which Purchaser Shares received upon exercise of the service right may not sold or otherwise disposed of.

Options. The Plan provides that the Board may grant Options to any plan participant. An Option is the right to be issued a Purchaser Share upon payment of the exercise price set forth in the award, will typically be granted with an exercise price equal to the fair market value of the Purchaser Shares on the date of grant, and is subject to the satisfaction of the vesting conditions set forth in the award of the option. The award of an option may set forth a restriction period during which Purchaser Shares received upon exercise of the option may not sold or otherwise disposed of.

Loan Shares. The Incentive Plan provides that the Board may issue loan shares to any plan participant and provide an acquisition loan, secured by the shares, to the plan participant for the purpose of purchasing the loan shares at a price determined by the Board in its discretion. The loan is interest free and matures, in general, upon the earlier of the date the participant ceases to be employed by the Purchaser, or if the Purchaser Shares have vested, upon the sale of the Purchaser Shares. The loan shares may not be sold or disposed of until any vesting conditions set forth in the award of the loan shares are satisfied.

Deferred Share Awards. The Incentive Plan provides that the Board may offer deferred share awards to any plan participant. Deferred share awards are Purchaser Shares, which are issued to participants (i) who elect to receive such shares in lieu of wages, salary, directors’ fees, or other remuneration, or (ii) by the Board, in its discretion, in addition to wages, salary and remuneration, or in lieu of discretionary cash bonuses or other incentive payments. Unless a different restriction period is specified in the deferred share award, Purchaser Shares issued as deferred share awards may not be sold or disposed of until the earlier of (i) when the recipient ceases to be an employee, director or consultant of the Purchaser or any of its controlled entities; (ii) when the Board, in its discretion, agrees to end the restriction period applicable to the award; or (iii) 10 years from the issuance of the award.

Exempt Share Awards. The Incentive Plan provides that the Board may offer or issue exempt share awards to any plan participant. Exempt share awards are Purchaser Shares issued for no consideration or at an issue price which is at a discount to the market price with the intention that up to A$1,000 (or such other amount which is exempted from tax under the Tax Assessment Act 1936 (Cth) from time to time) of the total value or discount received by each award recipient will be exempt from tax under the Tax Assessment Act 1936 (Cth). Unless a different restriction period is specified in the exempt share award, Purchaser Shares issued as deferred share awards may not be sold or disposed of until the earlier of (i) when the recipient ceases to be an employee, director or consultant of the Purchaser or one of its controlled entities; or (ii) 3 years from the issuance of the award.

209

Vesting and Exercise of Awards

The awards held by a participant will vest in and become exercisable by that participant upon the satisfaction of any vesting conditions specified in the award and in accordance with the rules of the Incentive Plan. Any award for which the vesting conditions have not been met will expire on its terms. Vesting conditions may be waived at the discretion of the Board.

If vesting conditions or other vesting events are not specified in an Incentive Plan award and the award does not expressly state that no vesting conditions apply, then the award shall vest in equal one-third tranches on the first, second, and third anniversaries of the grant date of the award and vesting shall be subject to the following conditions: the award shall vest only if, at the applicable vesting date, the participant either (i) remains employed with the Purchaser or one of its controlled entities, continues to provide consulting services to the Purchaser or one of its controlled entities or acts as a director of the Purchaser or one of its controlled entities (as applicable); or (ii) has ceased to satisfy the conditions of clause (i) as a result of total or permanent disability, death, termination without cause, or other factors, as determined by the Board, that would cause the Board, in its discretion, to treat the person as a “good leaver.”

Adjustments

If prior to the exercise of an option, performance right or service right award, or other award permitting the participant to acquire Purchaser Shares, Purchaser declares a stock dividend or stock split to the holders of its Purchaser Shares, and the award has not been exercised prior to the record date in respect of such stock split or stock dividend, the award will be adjusted so that, when exercised, the participant shall be entitled to receive one Purchaser Share plus the number of additional Purchaser Shares that would have been issued to the participant if the award had been exercised prior to the record date for such stock dividend or stock split. If, prior to the exercise of an option award, the Purchaser undergoes a reorganization (other than by way of a stock dividend or stock split), the terms of any option awards will be changed to the extent necessary to provide the participant with the same relative benefit as the participant would have received prior to the reorganization, to the extent reasonably possible, and to comply with the Nasdaq listing rules as they apply at the relevant time.

No Hedging, Collars or Pledges

A participant may not enter into transactions or arrangements, including by way of derivatives or similar financial products, which reduce or eliminate the economic risk of holding unvested awards. Participants may not transfer, pledge or otherwise grant a security interest in any unexercised award.

Dividends

Dividends shall accrue on loan shares, deferred shares and exempt shares, but not on performance rights, service rights or options. Except with respect to loan shares, all accrued dividends shall be paid to the participant when and as determined by the Purchaser Board, subject to the terms of the Incentive Plan. With respect to loan shares, the Purchaser may retain or pay to itself as a reduction in the amount of any acquisition loan any dividends on loan shares.

210

Modification of Incentive Plan Terms

Purchaser’s Board may modify or supplement the terms of the Incentive Plan with respect to awards granted to non-Australian participants in order to reflect applicable law, for administrative convenience or such other factors as the Purchaser’s Boards may determine.

Certain Australian Income Tax Consequences of the Plan

Relief under Australian law

Purchaser intends that no awards under the Incentive Plan will be made to eligible participants until the Purchaser Shares have been quoted on Nasdaq for at least three months other than awards made at Closing. This is to ensure that any award granted by Purchaser under the Incentive Plan satisfies Australian law.

Tax Considerations

The Purchaser is not responsible for any taxes which may become payable by a participant in connection with the issue or approved transfer of awards, the issue, transfer or allocation of Purchaser Shares, or any other dealing by a participant with an award or Purchaser Shares including the payment of any cash amount. Participants are solely responsible for all such taxes.

Participants acknowledge that the Purchaser may have reporting obligations in relation to participation in the Incentive Plan. Participants authorize the Purchaser to provide information regarding their participation in the Plan, and any related personal or financial information, to any tax authority or other government agency (in any jurisdiction) to the extent required by law, or by the official policy of the applicable tax authority or government agency.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE AUSTRALIAN TAX LAWS UPON PARTICIPANTS UNDER THE 2024 INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, TERRITORY, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards to be Granted to Employees, Consultants, and Directors

As of the date hereof, the Company has agreed to cause the Purchaser, at the closing of the Business Combination, to make awards of an aggregate of up to 250,000 Purchaser Shares to employees of Purchaser and its controlled entities under the Incentive Plan as set forth in the table below. The grants shall vest over two years. These awards will not be effective until the Closing of the Business Combination.

211

New Incentive Plan Benefits

New Plan Benefits

Name and position	Dollar value (USD$)		Number of Purchaser Shares

Daniel Jowett
CEO	$1,011,580	(1)	101,158	(2)

Robert Forbes
Chief Operating Officer	$-		-

Hetal Majithia
Chief Financial Officer	$-		-

Executive Group	$1,585,000	(1)	158,500	(2)

Non-Executive Director Group	$-		-

Non-Executive Officer Employee Group	$847,500	(1)	84,750	(3)

(1)	Based on a deemed value of $10.00 per Purchaser Share.

(2)	Represents service rights to receive Purchaser Shares at a zero exercise price. Service rights will vest in two equal annual installments commencing one year after issuance.

(3)	Represents service rights to receive Purchaser Shares at a zero exercise price. Service rights will vest in two equal annual installments commencing one year after issuance.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, Purchaser intends to file with the SEC a registration statement on Form S-8 covering the Purchaser Shares issuable under the Incentive Plan.

Vote Required for Approval

The Incentive Plan Proposal will be adopted and approved only if at least a majority of the votes cast by holders of our Company Shares, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” the Incentive Plan Proposal. Assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Incentive Plan Proposal.

This Proposal No. 6 is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, and the Director Election Proposal. If each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, and the Director Election Proposal is not approved, this Proposal No. 6 will have no effect, even if approved by our stockholders.

As of the date of this proxy statement/prospectus, our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any Company Shares owned by them in favor of the Business Combination. As of [__], 2024, our Company Restricted Stockholders owned approximately 63.5% of our issued and outstanding Company Shares and have not purchased any public shares, but may do so at any time.

212

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6.

PROPOSAL NO. 7 – THE REDEMPTION LIMITATION AMENDMENT PROPOSAL

Overview

The Company is proposing to amend the Amended and Restated Certificate of Incorporation of the Company to eliminate the limitation that the Company may not redeem Company Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001.

The purpose of the Redemption Limitation requirements was to ensure that the Company will not be subject to the “penny stock” rules of the SEC as long as it met the Redemption Limitation requirement, and therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The Company is proposing to amend the Amended and Restated Certificate of Incorporation to remove the Redemption Limitation requirements underlined above. The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and the Company believes that it can rely on another exclusion, which relates to it being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, the Company intends to rely on the exclusion from the penny stock rules set forth in Rule 3a51-1(a)(2) as a result of its securities being listed on Nasdaq.

As disclosed in the Company’s IPO prospectus, because the net proceeds of the Company’s IPO were being used to complete an initial business combination with a target business that had not been selected at the time of the IPO, the Company may be deemed a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically special purpose acquisition companies like the Company have relied upon the NTA Rule to avoid being deemed a penny stock issuer. The inclusion of the language in the Amended and Restated Certificate of Incorporation of the Company, was to ensure that through the consummation of an initial business combination, the Company would not be considered a penny stock issuer and therefore a blank check company if no other exemption from the rule was available.

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria in the rule. The Company’s securities are listed on Nasdaq and have been since the consummation of its IPO. The Company believes that Nasdaq has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on this rule to avoid being treated as a penny stock. Therefore, the inclusion of the Redemption Limitation is unnecessary.

Reasons for the Redemption Limitation Amendment Proposal

Stockholders are being asked to adopt the Redemption Limitation Amendment Proposal which, in the judgment of the Board, may facilitate the consummation of an initial business combination. The Amended and Restated Certificate of Incorporation of the Company limit the Company’s ability to consummate an initial business combination, or to redeem Company Shares in connection with an initial business combination, if it would cause the Company to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that the public shares were not deemed to be “penny stocks” pursuant to Rule 3a51-1 under the Exchange Act in the event that such public shares failed to be listed on an approved national securities exchange. If the Redemption Limitation Amendment Proposal is not approved or not implemented and there are significant requests for redemption such that the Company’s net tangible assets would be less than $5,000,001 upon the consummation of an initial business combination, the Amended and Restated Certificate of Incorporation of the Company would prevent the Company from being able to consummate an initial business combination even if all other conditions to closing are met. If the Redemption Limitation Amendment Proposal is approved and implemented, the Amended and Restated Certificate of Incorporation of the Company would be amended to delete the Redemption Limitation language from the Amended and Restated Certificate of Incorporation of the Company as set forth in Annex I to this proxy statement.

Vote Required for Approval

The Redemption Limitation Amendment Proposal will be adopted and approved only if the holders of at least 65% of our outstanding Company Shares entitled to vote thereon at the Special Meeting vote “FOR” the Redemption Limitation Amendment Proposal. Accordingly, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote will have the same effect as a vote “AGAINST” the Redemption Limitation Amendment Proposal.

This Proposal No. 7 is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal. If each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Incentive Plan Proposal is not approved, this Proposal No. 7 will have no effect, even if approved by our stockholders.

As of the date of this proxy statement/prospectus, our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any Company Shares owned by them in favor of the Business Combination. As of [__], 2024, our Company Restricted Stockholders own approximately 63.5% of our issued and outstanding Company Shares and have not purchased any public shares, but may do so at any time.

213

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 7.

PROPOSAL NO. 8 – THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal, or the Incentive Plan Proposal. In no event will our Board adjourn the Special Meeting or consummate the Business Combination beyond January 13, 2025.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Redemption Limitation Amendment Proposal, or any other proposal.

Vote Required for Approval

The Adjournment Proposal will be adopted and approved only if a majority of the votes cast by holders of our outstanding Company Shares, represented virtually or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” the Adjournment Proposal. Assuming a valid quorum is established, a Company stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention from voting or broker non-vote, will have no effect on the outcome of the Adjournment Proposal.

As of the date of this proxy statement/prospectus, our Company Restricted Stockholders are parties to a letter agreement pursuant to which they have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of [__], 2024, our Company Restricted Stockholders owned approximately 63.5% of our issued and outstanding Common Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL

214

INFORMATION ABOUT PURCHASER PARTIES

Overview

The Company is an early stage blank check company incorporated in April 2021 as a Delaware corporation whose business purpose is to effect an initial business combination. Since its initial public offering, it has focused its search for an initial business combination with businesses that may provide significant opportunities for attractive investor returns. The Company is not presently engaged in and will not engage in, any substantive commercial business until it completes the Business Combination with OMG or another target business.

If the Company is unable to complete a business combination on or prior to January 13, 2025, unless the period in which it must complete an initial business combination is extended pursuant to its Amended and Restated Certificate of Incorporation, as amended, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and its Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The Company can seek stockholder approval to extend the date of its termination beyond January 13, 2025, in order to avail itself of more time to complete a business combination. However, there is no assurance such stockholder approval will be received.

Founder Shares

On May 7, 2021, the Sponsor purchased 2,875,000 Company Shares (the “Founder Shares”) for an aggregate purchase price of $25,000 pursuant to that certain securities subscription agreement, dated May 7, 2021, by and between the Company and the Sponsor. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the Underwriters’ over-allotment was not exercised in full or in part in connection with the Initial Public Offering and are subject to restrictions on transfer as detailed in the Letter Agreement.

On February 9, 2022, the Underwriters partially exercised their over-allotment option, resulting in the forfeiture of 335,233 Founder Shares. Accordingly, the Sponsor now holds 2,539,767 Founder Shares.

Initial Public Offering

On January 13, 2022, the Company closed its initial public offering of 10,000,000 units. Each Company Unit consists of one share of common stock of the Company, par value $0.000001 per share, known as a Company Share, and one right of the Company, with each right entitling the holder thereof to receive one-tenth (1/10) of a Company Share upon consummation of its initial business combination, known as a Company Right. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $100,000,000.

Simultaneously with the closing of the initial public offering, the Company completed the private sale of an aggregate of 446,358 Company Units to the Sponsor at a purchase price of $10.00 per placement unit, generating gross proceeds of $4,463,580. On February 9, 2022, the underwriters of the initial public offering partially exercised such underwriters’ over-allotment option and, on February 10, 2022, purchased an additional 159,069 units from the Company (the “Over-Allotment Units”), generating gross proceeds of $1,590,690, and forfeited the remainder of the option. The Company completed the private sale of 4,772 private units at a purchase price of $10.00 per private placement unit, to the Sponsor generating gross proceeds to the Company of $47,720.

215

In connection with the closing and sale of the Over-Allotment Units and the additional private placement units (together, the “Over-Allotment Closing”), a total of $1,606,597 in proceeds from the Over-Allotment Closing (which amount includes $31,814 of the underwriters’ deferred discount) was placed in a U.S.-based trust account established for the benefit of the Company’s public stockholders, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Initial Business Combination

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. If our board is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm with respect to the satisfaction of such criteria.

Formation of Purchaser and Merger Sub

As described elsewhere in this proxy statement/prospectus, Merger Sub is a to-be-formed Delaware corporation, which will be named OMGH Merger Sub Corp. Merger Sub will be a wholly-owned subsidiary of Purchaser. The Purchaser, Broad Capital Acquisition Ltd., is an Australian public limited company that is currently wholly owned by the Sponsor, who paid nominal consideration for its shares. On February 9, 2024, the Purchaser converted to an Australian public limited company and changed its name to Broad Capital Acquisition Ltd. Upon the closing of the Business Combination, Purchaser will change its name again to OMGL Holdings Ltd. The “OMG” name is a valuable asset of OMG; accordingly, the Purchaser wishes to change its name upon completion of the Business Combination to incorporate “OMG” into its corporate name and take advantage of the goodwill associated with such name. Because the OMG name is an asset of OMG, the Purchaser cannot change its name until the closing of the Business Combination, which closing will occur after the effectiveness of the registration statement of which this proxy statement/prospectus is a part. In terms of the mechanics of the name change, following the Special Meeting and prior to the Closing, the board of Purchaser and Purchaser’s sole shareholder—the Sponsor—will adopt resolutions approving the name change and the adoption of the Purchaser’s new Constitution, and on the closing date will file notice of the approval of these resolutions together with a copy of the Constitution with ASIC, the Australian regulator that is responsible for such matters. The name change and new Constitution will become effective immediately upon filing on the Closing Date.

The Merger Sub will be and the Purchaser has been formed for the purposes of consummating the Business Combination, and collectively with the Company, they are referred to as the Purchaser Parties.

Permitted Purchases of Our Securities

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase public shares or public rights in privately-negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares or rights our Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or public rights in such transactions prior to completion of our initial business combination. It is intended that, if Rule 10b-18 would apply to purchases by our Sponsor, directors, officers, advisors or any of their affiliates, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases.

The purpose of any such purchases of shares could be to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public rights could be to reduce the number of public rights outstanding or to vote such rights on any matters submitted to the right holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our common stock or rights may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or any of their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately-negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests tendered by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our initial business combination. Our Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our Sponsor, directors, officers, advisors or their affiliates were to purchase shares or rights from public stockholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

● our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares, rights or rights from public stockholders outside the redemption process, along with the purpose of such purchases;

● if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares or rights from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

● our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

● our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

● we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

○	the amount of our securities purchased outside of the redemption offer by our Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

○	the purpose of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates;

○	the impact, if any, of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

○	the identities of our security holders who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates; and

○	the number of our securities for which we have received redemption requests pursuant to our redemption offer.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of Company Shares upon the completion of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is approximately $11.62 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which, they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of the Company’s business combination.

216

Limitation on Redemption upon Completion of the Initial Business Combination if the Company Seeks Stockholder Approval

Notwithstanding the foregoing, if the Company seeks stockholder approval of its initial business combination and it does not conduct redemptions in connection with its business combination pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, including the Company’s affiliates, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the initial public offering, which the Company refers to as the “Excess Shares.” The Company believes this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force the Company or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in the initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by the Company or its management at a premium to the then-current market price or on other undesirable terms. By limiting stockholders’ ability to redeem no more than 15% of the shares sold in the initial public offering, the Company believes it will limit the ability of a small group of stockholders to unreasonably attempt to block its ability to complete its business combination, particularly in connection with a business combination with a target that requires as a closing condition that the Company has a minimum net worth or a certain amount of cash. However, the Amended and Restated Certificate of Incorporation does not restrict the stockholders’ ability to vote all of their shares (including Excess Shares) for or against the business combination.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Company’s Amended and Restated Certificate of Incorporation provides that the Company must complete a business combination on or prior to January 13, 2025, unless the period in which it must complete an initial business combination is extended pursuant to such Amended and Restated Certificate of Incorporation. If the Company is unable to complete its business combination within such period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and its Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The Company can seek stockholder approval to extend the date of its termination beyond January 13, 2025 in order to avail itself of more time to complete a business combination. However, there is no assurance such stockholder approval will be received.

There will be no redemption rights or liquidating distributions with respect to the Company’s rights, which will expire worthless if it fails to complete its business combination within the business combination period. The Sponsor, directors, and each member of the Company’s management have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Founder Shares if the Company does not complete an initial business combination within the business combination period including with respect to any shares obtained through the placement units. However, if the Sponsor, directors, or members of the Company’s management team acquired public shares in the initial public offering or following the initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if the Company does not complete an initial business combination within the business combination.

217

The Sponsor, officers and directors have agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete an initial business combination within the business combination period, unless the Company provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the Company to pay its taxes, if any divided by the number of the then outstanding public shares. However, unless the Redemption Limitation Amendment Proposal is approved and the Amended and Restated Certificate of Incorporation is amended accordingly, the Company may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that the Company cannot satisfy the net tangible asset requirement, the Company would not proceed with the amendment or the related redemption of its public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director, or director nominee, or any other person.

The Company expects that all costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $700,000 of proceeds held outside the trust account plus up to $100,000 of funds from the interest on the trust account available to the Company to pay dissolution expenses, although the Company cannot assure you that there will be sufficient funds for such purpose.

If the Company were to expend all of the net proceeds of its initial public offering and the sale of the placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon the Company’s dissolution would be approximately $11.62. The proceeds deposited in the trust account could, however, become subject to the claims of the Company’s creditors which would have higher priority than the claims of its public stockholders. The Company cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $11.62. Under Section 281(b) of the DGCL, the Company’s plan of dissolution must provide for all claims against the Company to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before the Company makes any distribution of its remaining assets to its stockholders. While the Company intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although the Company will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against the Company’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, the Company’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to the Company than any alternative. Examples of possible instances where the Company may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the Company’s initial public offering will not execute agreements with the Company waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than its independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.10 per unit, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

218

In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.10 per unit, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes, if any, and the Sponsor asserts that they are unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the Company’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While the Company currently expects that its independent directors would take legal action on the Company’s behalf against the Sponsor to enforce its indemnification obligations to the Company, it is possible that the Company’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, the Company cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per unit.

The Company will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. The Company will have access to up to approximately $700,000 from the proceeds of the initial public offering and the sale of the placement units with which to pay any such potential claims (including costs and expenses incurred in connection with the Company’s liquidation, currently estimated to be no more than approximately $25,000). In the event that the Company liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the trust account received by any such stockholder.

219

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to the Company’s public stockholders upon the redemption of its public shares in the event the Company does not complete its initial business combination within the business combination period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the trust account distributed to the Company’s public stockholders upon the redemption of its public shares in the event the Company does not complete its initial business combination within the business combination period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If the Company does not complete our initial business combination within the business combination period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account that may be released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay taxes and if needed, dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is the Company’s intention to redeem its public shares as soon as reasonably possible following our 18th month and, therefore, the Company does not intend to comply with those procedures. As such, the Company’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of such date.

Because the Company will not be complying with Section 280, Section 281(b) of the DGCL requires the Company to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent ten years. However, because the Company is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in the Company’s underwriting agreement entered into in connection with the initial public offering, the Company will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against the Company are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

220

If the Company files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against the Company that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, the Company cannot assure you we will be able to return $11.62 per unit to its public stockholders. Additionally, if the Company files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some, or all amounts received by the Company’s stockholders. Furthermore, the Company’s board of directors may be viewed as having breached its fiduciary duty to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.

The Company’s public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of its public shares if it does not complete an initial business combination within the period to consummate the initial business combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if the Company does not complete an initial business combination within the period to consummate the initial business combination or (B) with respect to any other provisions relating to the rights of holders of the Company’s common stock, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public stockholders who redeem their common stock in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if the Company has not completed an initial business combination within the period to consummate the initial business combination, with respect to such shares of its common stock so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event the Company seeks stockholder approval in connection with its initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to the Company for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Company’s Amended and Restated Certificate of Incorporation, like all provisions of the Company’s Amended and Restated Certificate of Incorporation, may be amended with a stockholder vote.

221

Employees

The Company currently has two officers. These individuals are not obligated to devote any specific number of hours to the Company’s matters but they intend to devote as much of their time as they deem necessary to the Company’s affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Company’s initial business combination and the stage of the business combination process the Company is in. The Company does not intend to have any full-time employees prior to the completion of its initial business combination.

Facilities

The Company currently maintains its executive offices at the offices of the Sponsor which are located at 6208 Sandpebble Ct., Dallas, TX 75254. The cost for the Company’s use of this space is included in the up to $10,000 per month fee it pays to an affiliate of the Sponsor for office space, administrative and support services. The Company considers the current office space adequate for its current operations.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against the Company or any members of its management team in their capacity as such, and the Company and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “we,” “us,” “our,” and other similar terms refer to the Company.

Overview

We are a blank check company formed under the laws of the State of Delaware on April 16, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the IPO and the sale of the private placement, our capital stock, debt or a combination of cash, stock and debt.

All our activity through March 31, 2024, relates to our formation and preparation of our IPO, which closed on January 11, 2022, and our search for an initial business combination and our pursuit of approval of the Business Combination pursuant to the Business Combination Agreement. We have incurred and expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

222

In our IPO, we completed the sale of 10,000,000 units that consisted of one Company Share and one Company Right, with each Company Right entitling the holder thereof to receive one-tenth (1/10) of a Company Share upon consummation of a business combination. Simultaneously with the closing of our IPO, we closed a private placement of an aggregate of 446,358 units at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,463,580. On February 9, 2022, the underwriters partially exercised the over-allotment option and purchased an additional 159,069 Units generating $1,558,876.20, and the Company completed the private sale of an additional 4,772 Private Placement Units generating $47,720.70 for a total of $4,511,300 from the Private Placement Units. In connection with the closing and sale of the over-allotment units and the additional Private Placement Units, $1,606,596.90 in proceeds from the over-allotment closing (including $31,813.80 of the underwriters’ deferred discount) was placed in the Trust Account with the Trustee. Subsequent to the consummation of our IPO, in connection with the underwriters partial exercise of the over-allotment option, the Sponsor forfeited 335,233 Founder Shares, leaving the Sponsor with 2,539,767 Founder Shares.

As of August 8, 2024, our trust account balance was $19,955,098 (including interest earned since the IPO) for the benefit of the company’s public shareholders. The Trust Account was invested in interest-bearing U.S. government securities until January 4, 2024, and is now held in an interest-bearing demand deposit account. The income earned on the bank account is also for the benefit of our public shareholders.

On January 10, 2023, we held a virtual meeting of our stockholders to consider the extension of the deadline by which we needed to complete a business combination. The holders of a majority of the Company Shares represented at the meeting voted in favor of the extension. Also, holders of 4,227,461 Company Shares elected to redeem their Company Shares for $10.25 per share. As a result, following this special meeting, the Company’s outstanding Company Shares was reduced to 8,922,505 and the amount in the Trust Account was reduced to $60.83 million before the deposit of funds by the Company in the approximate amount of $370,725.50 in connection with the first one-month extension of the date by which the Company must complete an initial business combination. On June 9, 2023, we held a special meeting of our stockholders to consider the further extension of the deadline by which we needed to complete a business combination. The holders of a majority of the Company Shares represented at the meeting voted in favor of the extension. Also, holders of 1,409,026 Company Shares elected to redeem their Company Shares for $10.68 per share. As a result, following this special meeting, the Company’s outstanding Company Shares was reduced to 7,513,479 and the amount in the Trust Account was further reduced by $15.05 million.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a business combination.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for our IPO and identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective business combination candidates.

For the three months ended March 31, 2024, we had a net loss of $533,432 consisting of formation and operating costs of $669,065 and franchise tax of $40,000 and income tax of $52,091 and interest expenses of $60,327 offset by interest earned on marketable securities held in Trust of $288,051.

By comparison, for the three months ended March 31, 2023, we had a net loss of $652,296 consisting of formation and operating costs of $1,181,717, franchise taxes of $48,785, income taxes of $142,579 and interest expenses of $6,946, adjusted by interest income earned on marketable securities held in trust account in the amount of $727,731.

223

Recent Developments

On January 10, 2023, the Company held a special meeting of its stockholders (the “First Extension Special Meeting”) to approve a proposal to amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments would allow the Company to extend the date by which it must complete an initial business combination from January 13, 2023 to October 13, 2023 by way of nine one-month extensions. Each such one-month extension will require the Sponsor (or its affiliates or permitted designees) to deposit into the Trust Account an additional $0.0625 per share sold in our IPO in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Company’s initial business combination. In connection with the First Extension Special Meeting, the Company provided its public stockholders with the right to redeem their Company Shares. Holders of 4,227,461 Company Shares exercised their right to redeem those shares for cash at an approximate price of $10.25 per share, for an aggregate of approximately $43.35 million. As a result, following the First Extension Special Meeting, the Trust Account was reduced to $60.83 million before the deposit of funds by the Company in the approximate amount of $370,725.50 in connection with the first one-month extension of the date by which the Company must complete an initial business combination. An aggregate of $1,482,902 was subsequently deposited into the Trust Account, comprised of $370,725.50 for each of the second, third, fourth, and fifth extensions.

On January 18, 2023, the Company entered into the Business Combination Agreement with OMG, the Seller and the Sponsor. Pursuant to the Business Combination Agreement, at the Closing, which is subject to a number of conditions, the parties will cause the Company to move its domicile from the State of Delaware to Australia by merging Merger Sub, which shall be wholly owned by a to-be-formed Australian Purchaser that is controlled by the Company, with and into the Company, with the Company continuing as the surviving entity and as a wholly owned subsidiary of the Purchaser in the Redomestication Merger. As a result of the Redomestication Merger, (i) each issued and outstanding Company Share will convert into the right to receive one Purchaser Share; (ii) each of the Company Units, comprised of one Company Share and one Company Right, shall convert into the right to receive one Purchaser Unit, comprised of one Purchaser Share and one Purchaser Right; and (iii) each Company Right shall be converted into one Purchaser Right. Following the Redomestication Merger, the successor to the Company, known as the Purchaser, will complete the Liquidation and the Acquisition Contribution and Exchange, at which time the Purchaser will become the sole stockholder of OMG. See the section entitled “Proposal No. 1—The Business Combination Proposal.

On June 9, 2023, the Company held a special meeting of its stockholders (the “Second Extension Special Meeting”) to approve a proposal to further amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments would allow the Company to extend the date by which it must complete an initial business combination from October 13, 2023 to January 13, 2024 by way of three one-month extensions and would amend the amount the Sponsor (or its affiliates or permitted designees) would be required to deposit into the Trust Account in connection with each such extension from $0.0625 per share sold in our IPO to a flat fee of $150,000 per extension beginning with the extension payment due on June 13, 2023. An aggregate of $300,000 was subsequently deposited into the Trust Account, comprised of $150,000 for each of the sixth and seventh extensions. In connection with the Second Extension Special Meeting, the Company provided its public stockholders with the right to redeem their Company Shares. Holders of 1,409,026 Company Shares exercised their right to redeem those shares for cash at an approximate price of $10.68 per share, for an aggregate of approximately $15.05 million.

On January 8, 2024, the Company held a special meeting of its stockholders (the “Third Extension Special Meeting”) to approve a proposal to further amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments would allow the Company to extend the date by which it must complete an initial business combination from January 13, 2024 to January 13, 2025 by way of twelve one-month extensions and would amend the amount the Sponsor (or its affiliates or permitted designees) would be required to deposit into the Trust Account in connection with each such extension from a flat fee of $150,000 per extension to a flat fee of $60,000 per extension beginning with the extension payment due on January 13, 2024. In connection with the Third Extension Special Meeting, the Company provided its public stockholders with the right to redeem their Company Shares. Holders of 2,804,919 Company Shares exercised their right to redeem those shares for cash at an approximate price of $11.23 per share, for an aggregate of approximately $31.5 million. Following the Third Extension Special Meeting, there were 4,708,560 Company Shares issued and outstanding, consisting of (i) 1,717,663 public shares, (ii) 2,539,767 Founder Shares; and (iii) 451,130 shares included as part of the Private Placement Units.

Liquidity and Capital Resources

As of March 31, 2024, the Company had $164,776 of cash in its operating bank account.

224

The Company’s liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of the Founder Shares. On January 13, 2022, we consummated our IPO of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $10,000,000 and incurring transaction costs of $6,917,226, of which $3,500,000 was for deferred underwriting commissions. On February 9, 2022, the underwriters partially exercised the over-allotment option and on February 10, 2022, purchased an additional 159,069 Units from the Company, generating gross proceeds of $1,590,690, and forfeited the remainder of the option.

Simultaneously with the consummation of the closing of the IPO, the Company consummated the private placement of an aggregate of 446,358 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $4,463,580 (the “Private Placement”). With the exercise of the overallotment, the Company consummated the Private Placement of an additional 4,772 Private Placement Units to the Sponsor, generating gross proceeds of $47,720.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions), to complete our initial business combination. We may withdraw interest to pay taxes. We estimate our annual franchise tax obligations, based on the number of shares of our common stock currently authorized and outstanding, to be $200,000, which is the maximum amount of annual franchise taxes payable by us as a Delaware corporation per annum, which we may pay from funds from this IPO held outside of the Trust Account or from interest earned on the funds held in our Trust Account and released to us for this purpose. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest earned on the amount in the Trust Account will be sufficient to pay our income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2024, we had cash and marketable securities held in the Trust Account of $19,495,620. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the Trust Account, excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2024, we had cash of $164,776 outside of the Trust Account. To the extent we do not complete the Business Combination with the Target, we intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our chief executive officer or certain of our officers and directors may, but are not obligated to, loan us funds on an interest-bearing basis as may be required. If we complete our initial business combination, we will repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. As of March 31, 2024, there was $833,074 outstanding under such working capital loans. By comparison, as of December 31, 2023, there was $754,748 under such working capital loans.

Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units. Other than as described above, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our CEO as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Pursuant to the First Extension Special Meeting, the Second Extension Special Meeting, and the Third Extension Special Meeting, to provide for the payment of extension payments to the Trust Account, monthly extension loan advances (the “Extension Loan”) have occurred on the Company’s behalf to fund the required payment by the Sponsor or its affiliate or designee into the Trust Account in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. As of March 31, 2024, there was $3,083,628 outstanding under the Extension Loan and as of December 31, 2023, there was $2,903,628 outstanding under the Extension Loan.

We expect our primary liquidity requirements during the 18-month period subsequent to our IPO to include approximately $390,000 for legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting successful business combinations; $60,000 for legal and accounting fees related to regulatory reporting requirements; $180,000 for office space, utilities and secretarial and administrative support; and approximately $20,000 for working capital that will be used for miscellaneous expenses and reserves.

These amounts are estimates and may differ materially from our actual expenses. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed initial business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of the IPO and the sale of the placement units and may as a result be required to seek additional financing to complete such proposed initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination.

If we are unable to raise such additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Going Concern

We expect to incur significant costs in pursuit of our financing and acquisition plans. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have until January 13, 2025 to consummate a business combination. It is uncertain that we will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of March 31, 2024, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities and administrative support provided to the Company. We began incurring these fees on January 13, 2022, and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation. For the three months ended March 31, 2024, the Company incurred $30,000 in fees related to these services by the Sponsor. By comparison, for the three months ended March 31, 2023, $30,000 of expense was recorded and included in formation and operating costs in the statement of operations.

225

In addition, the underwriter is entitled to deferred commissions of $3,555,674 from the sale of the Company Units in the IPO. The deferred commissions will become payable to the underwriter from amounts held in the Trust Account solely in the event that we complete the Business Combination, subject to the terms of the underwriting agreement.

Finally, we have engaged certain professionals, including legal counsel, on terms that permit us to defer a portion of our costs until Closing. Total deferred professional fees as of March 31, 2024, total $[●].

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

As of March 31, 2024, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds received into the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

226

DIRECTORS AND OFFICERS OF THE COMPANY

The directors and executive officers of the Company are as follows:

Johann Tse, age 57, our Chief Executive Officer, has more than 30 years of experience in the fields of corporate operation and management, venture capital, and multinational mergers and acquisitions and has served as an independent board member of several Chinese companies listed in the United States in sectors including tourism, media and restaurant supplies manufacturing and sales. As a pioneer, investor and cross-cultural entrepreneur, he brings deep insights and rich experience for the formulation and implementation of corporate development strategies for businesses in Asia, Europe and North America on a global scale. Mr. Tse founded Aquarian Capital, LLC in August 2005, which specializes in advising international mergers and acquisitions and investments. Aquarian Capital has founded and manages companies in several sectors, covering North America, Greater China, Israel, Asia, Europe and Latin America. Aquarian Capital’s current initiatives include the development and financing of renewable energy projects, including overall planning of engineering, procurement and construction, and beyond. Projects include photovoltaic, wind energy and pumped-storage hydroelectricity in North America, Latin America, Asia, Africa and Europe. Aquarian Capital also develops and operates large-scale organic farms in Mexico that serves the US market. Aquarian Capital was an early-stage investor in Boston Heart Diagnostics, which was later sold to Eurofins Scientific.

Prior to founding Aquarian Capital, Mr. Tse was the director of international acquisitions and mergers of Yum! Brands from 2004 to 2005 where he acquired and sold a number of businesses in Asia, Western Europe, Russia and the Americas, including the successful acquisition of Russia’s largest fast-food chain. Prior to this, he was responsible for strategic planning, corporate mergers and acquisitions, and founded and managed the corporate venture capital department for Rohm and Haas (now part of Dow Chemical), a major U.S. specialty chemicals company, from 2000 to 2004, focusing on venture capital investment in material science companies in semiconductors, optoelectronics, nanotechnology, etc. during which he conducted in-depth investigation of more than 140 companies. Mr. Tse was an active advocate for corporate VC investments and collaboration to accelerate innovation and step-out growth. Mr. Tse previously served as the chief representative of the British/Hong Kong conglomerate Swire Group in Shanghai and Beijing from July 1990 to December 1998 where he was responsible for government relations, corporate development, and the formulation and implementation of its China strategy. During this time, Mr. Tse set up 13 joint ventures and wholly-owned enterprises across different industries in China for Swire. He also led a joint venture food company between Swire Group and Coca-Cola in Guangzhou, China, successfully established and operated a limousine business for Swire Group in Hong Kong, expanded Coca-Cola beverage sales channels, and developed markets for telecommunications and software products.

Mr. Tse was the founder and vice chairman of the Shanghai Hong Kong Chamber of Commerce, a board member of the British Chamber of Commerce in Shanghai, and an executive director of the Hong Kong Chamber of Commerce in China. He has been a mentor to MBA students at Southern Methodist University in Dallas, co-founder of the Dallas Business Club and 2009 president, and currently as board member of the Dallas Committee on Foreign Relations. He co-founded and served as director of the Texas-Israel Chamber of Commerce. He has been board member of the Circle Ten Council, Boy Scouts of America. He is a frequent speaker at various international conferences on venture capital, M&A, and renewable energy. Mr. Tse graduated with a Bachelor’s of Science in electronics engineering from the Chinese University of Hong Kong and an MBA from INSEAD, Fontainebleau, France. His early academic research included waveguides, integrated optics and digital video transmission, and published several papers in Institute of Electronic and Electrical Engineers journals and at international conferences.

227

Rongrong (Rita) Jiang, CFA, age 45, our Chief Financial Officer, brings more than a decade’s worth of experience in entrepreneurship, senior executive management, corporate finance, management consulting and venture capital investment. Ms. Jiang is a founding partner of Ginger Capital LLC since April 2011 that provides comprehensive investment and strategic advisory services to companies on market expansion, cross-border merger and acquisition, private and public financial reporting, IPO preparation and strategic partnership planning, etc. Ginger Capital’s core team consists of well-known industry veterans, seasoned mergers and acquisitions specialists, investors and finance experts. Ms. Jiang is also a founding partner of Whitestone Investment Management LLC since April 2015 that focuses on early-stage venture investment in technology companies around the world. Within Whitestone, Ms. Jiang is responsible for discovering new investments, growing the company’s network of shareholders and facilitating cross-border collaborations between companies and investors in the US and Asia. She mentors innovative, high-potential startups looking to scale up through strategic relationships with stakeholders in Whitestone’s network. Whitestone Investment Management, under her leadership, has invested in several tech companies involved in 3D, revenue management and collection of offline purchase data to gain insights on shopper behavior.

Prior to founding Ginger Capital LLC and Whitestone Investment Management, Ms. Jiang was a director of Woodlake Group from March 2011 to June 2013. Woodlake is a private investment firm specializing in technology transfer, cross-border M&A and raising private equity. Prior to that, she served as Executive Vice President of Finance of V Media Corp. (formerly China New Media Corp.) from February 2010 to December 2014, where she was in charge of the company’s overall public market activities including quarterly and annual financial filing, audit preparation, investor relations and corporate secretarial practices. She was Vice President of Hayden Communications International from May 2008 to July 2009. Ms. Jiang has been a board member for a number of companies, such as Bionik (China) Medical Technology Co., Ltd, a joint venture in medical devices, and Jade International Financing and Leasing Co., Ltd., an alternative financing and equipment leasing firm focused on serving the business needs of middle market enterprises, and providing custom financing programs for equipment suppliers ranging from medical devices to energy related equipment and telecommunications gears, etc. Ms. Jiang is a CFA charter holder. She received a Bachelor of Science degree from University of Science and Technology, China, and a Master of Science degree in Chemistry from Northwestern University, Chicago.

Wayne Trimmer, age 63, an Independent Director, Chair of our Compensation Committee, and Member of the Audit Committee, is Founder and President of IBS-Aquarian LLC, an international business development advisory firm since 2004. He brings extensive business development, sales and operations experience with focus on aerospace and defense industries. He has participated in public offerings, mergers and acquisitions, market entry, joint ventures and strategic partnerships. Mr. Trimmer’s functional focus includes business process outsourcing (BPO), aircraft maintenance, repair and overhaul (MRO) and system sustainment, business aviation, and telecommunication. His geographic coverage includes the Americas, Europe, Asia, Russia, and Middle East and North Africa (MENA) region. Mr. Trimmer provides client-centric project management for domestic and international clients. He has deep understanding of industry dynamics, extensive professional network with key executives and government officials, and strong cultural sensitivity. Mr. Trimmer’s previous aerospace industry roles include Senior Project Director at Lockheed Martin from 1993 to 1997, where he was responsible for providing global aerospace and defense logistics, training and supply chain services. He was previously Director of Contract and Commercial Management with Airbus Group (including EADS and Aérospatiale) from 1989 to 1993, where his responsibility included both domestic US and international business development and FAA certifications and compliance agreements for commercial, military, and paramilitary aircraft for law enforcement applications including spare parts supply chain and subcontractor certification as FAA repair stations. Prior to Airbus Group, he served as Director of Contracts at DynCorp International. Mr. Trimmer served in the United States Marine Corps as aircrew flying the Douglas A-4M/OA-4M series “Skyhawk” light attack aircraft and led twenty-five Marines in a communication, navigation, fire control and electronics system division. He has been an active member of Dallas Committee on Foreign Relations, a member of World Affairs Council, a member of Business Executive for National Security (BENS). He also served as the President of the North Texas National Defense Industrial Association (NDIA), and the Chairman of the AirPower Council. Mr. Trimmer holds a Master’s of Science in Management from Boston University and a Bachelor’s degree in Aviation from Southern Illinois University.

228

Nicholas Shao, age 51, an Independent Director, Chair of our Nominating Committee and Member of the Audit Committee, is the Founder of Ningfeng Capital, Ltd. which he founded in November 2015 and an angel investor with a portfolio of more than 10 companies. Ningfeng Capital invests in private companies of various stages in China and brings decades of deal sourcing and investment experience. Prior to founding Ningfeng Capital, from 2002-2014, Mr. Shao served as Deputy Head of Investment for China and Managing Director at Carlyle Asian Growth Partners in Shanghai with more than $2 billion assets under management, where he was a key member of The Carlyle Group’s China growth capital/venture capital fund. He performed deal sourcing, execution and post-investment management and monitoring of a large number of portfolio companies in China, Hong Kong and Taiwan. Before Carlyle, from 2000-2002, Mr. Shao was an Equity Research Analyst at Credit Suisse First Boston, based in Hong Kong and Taipei, where he was member of #1 ranked technology equity research team in Asia. In this role, he provided detailed coverage of Taiwanese semiconductor memory/TFT-LCD sectors with ten companies under coverage. Mr. Shao began his professional career at Digital Equipment Corporation where he was a senior software engineer and project manager and managed the consulting office at Microsoft. Mr. Shao coordinated more than thirty digital employees onsite, negotiated with Microsoft managers on cost sharing and technical issues and managed the team that translated Microsoft Internet software to run on Digital’s proprietary hardware. The resulting product contributed significantly to increased workstation sales. Mr. Shao received an MBA at Columbia Business School and has a Bachelor of Science in Computer Science from University of Washington.

Teck-Yong Heng, age 50, Independent Director, Chair of our Audit Committee and Member of our Compensation Committee, brings more than 20 years of private equity and M&A experience most recently as an independent Board Member and Audit Committee Chairman, for Nasdaq-listed Genesis Unicorn Capital Corp. (Nasdaq: GENQU) since February 14, 2022, an independent Board Member, Audit Committee Chairman, and Compensation Committee Chairman for Nasdaq-listed LiXiang Education Holding Co. Ltd. (Nasdaq: LXEH) since October 1, 2020, an independent Board Member and Audit Committee Chairman, for Nasdaq-listed WiMi Hologram Cloud Inc. (Nasdaq: WIMI) since May 27, 2021 and the managing partner of C2 Partners (“C-Squared Partners”), a China focused consumer sector private equity fund since May 2018. Before founding C-Squared Partners, he was managing director in QianHai Fund of Funds (“Qianhai FoF”), a Shenzhen headquartered fund which was founded in 2016 with assets under management of approximately $4.5 billion, where Mr. Heng led and recommended public and private equity direct investments in addition to LP commitments into private equity/venture capital funds. Prior to Qianhai FoF, Mr. Heng worked at Pavilion Capital (an affiliated entity of Temasek Holdings) from 2012 to 2016, Temasek Holdings from 2004 to 2012, Cambridge Associates from 2003 to 2004, Singapore Power International from 2001 to 2003, and Arthur Andersen from 1998 to 2001. During his career, he was involved in direct investments in venture capital, private equity and public equity investing, in addition to investment in private equity funds with the various institutions he worked in. Industries which he had specialized investment experience ranged from consumer and consumer internet, media and advertising, healthcare and life sciences, aviation and transportation, utilities, clean technology etc. Prior to his direct investments experience, Mr. Heng was an auditor with an international public accounting firm and also in investment research and consulting. During his career, Mr. Heng has been based in Singapore, Hong Kong, Beijing, Shenzhen and Shanghai.

229

One of the largest transactions in his career included the concurrent sale of three natural gas power generation companies in Singapore with a total transaction value of $8 billion. This set of M&A transactions spanned 5 years of planning and execution and completed successfully in the midst of the 2007/2008 global financial crisis. The three transactions are (1) $3.1 billion divestment of Tuas Power to China Huaneng Group (March 2008); (2) $2.5 billion divestment of Senoko Power to LionPower (Consortium comprising Marubeni, GDF Suez, Kansai, Kyushu, JBIC); (September 2008); (3) $2.4 billion divestment of PowerSeraya to Sabre Energy Industries / Malaysia YTL Power (March 2009). The set of transactions were awarded a series of M&A and private equity awards from the industry media in 2009. As a Singaporean, Teck-Yong served in the Singapore military from 1992-1995 as an instructor in the School of Military Medicine and later as a Platoon Sergeant in a Combat Support Hospital in the reservist unit. Mr. Heng graduated from Nanyang Technological University with a bachelor’s degree in Accountancy (with Honors) and is a graduate of Harvard Business School’s General Management Program. He is a Chartered Financial Analyst (CFA), Chartered Accountant (CA), Chartered International M&A Expert (IM&A) and a member of Singapore Institute of Directors.

Keith Adams, age 45, an Independent Director, Member of our Compensation Committee, and Member of our Nominating Committee, brings executive leadership and direction in the management and operation of all information systems and technology investment projects and is responsible for all aspects of strategic IT planning. Since January 2016, Mr. Adams has served as the Director of Operations and approves and leads China Century Capital’s private equity funds, IPOs and strategic partnership towards information technology and electronics products. The financial investments that Mr. Adams approves follow innovation initiatives and corporate organization in collaboration with business and technology leaders across the company. The partnership explores emerging technologies and assesses their impact on the company’s business, prototypes, and evaluates new concepts. Mr. Adams also recommends product improvements and safety features prior to seeking investors for products. Mr. Adams is also responsible for industry standards and technical writing. Before joining China Century Capital, Mr. Adams served as a senior network engineer for design and distribution with Pennsylvania Power and Light (PPL) in the automation department from January 2015 to January 2016. While employed with PPL, he worked with the R&D team plus he engineered and designed network systems for cellular modems that utilized AT&T Mobility 3G and LTE networks to control the transmission and distribution of electricity from nuclear power plants, coal power plants and energy substations. While with PPL, Mr. Adams was awarded engineer of the year for 2015. Before his employment with PPL, Mr. Adams channeled his career with AT&T Mobility from 1999 to 2016 serving as a contract senior network engineer and eventually becoming an engineering project manager. During his career with AT&T Mobility, he conducted resource planning and analysis, engineered, personally lead turn-key projects, commissioned, programmed, and performed quality control audits towards the evolution of cellular telecommunications for TDMA, GSM, 3G, 4G and LTE networks.

At the height of his career with AT&T Mobility, Mr. Adams managed more than 80 engineers in several markets throughout the United States, which included the turf areas of Philadelphia, New York City, New England, Washington D.C., Baltimore, the Carolinas, Atlanta, Houston and Los Angeles. During his employment with AT&T Mobility, Mr. Adams was awarded employee of the year for all of the United States for 2011. He was also the recipient of several employee of the month awards during his employment with AT&T Mobility. Mr. Adams began his professional career with the United States Navy in 1996 where he proudly served as a cryptologist and maintained a top-secret security clearance while encrypting and deciphering unknown communication codes using state-of-the art equipment. While serving on board the ship, USS Mt. Hood AE-29, Mr. Adams was a recipient of the sailor of the month award. Mr. Adams received his MBA degree in Innovation and Change Management at York St. John University, his Business Diploma in Business Administration with a focus in Management in Operations at International Business Management Institute, a Technical Degree in Network Systems and Telecommunications at Point to Point Technical Institute, and another Technical Degree in Cryptology and Military Intelligence at Naval Technical Training Center.

230

Number and Terms of Directors

We have six directors. Our Board is divided into three classes, with only one class of directors being elected in each year and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

The term of office of the first class of directors, consisting of Teck-Yong Heng and Keith Adams, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Wayne Trimmer and Nicholas Shao will expire at our second annual meeting of the stockholders. The term of office of the third class of directors, consisting of Johann Tse and Rita Jiang, will expire at our third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we complete our initial business combination.

Pursuant to the Amended and Restated Certificate of Incorporation, prior to the closing of the initial Business Combination, the vote of our Sponsor and its affiliates and our officers and directors holding Company Shares shall have the exclusive right to elect, remove and replace any director, and the holders of Company Shares shall have no right to vote on the election, removal or replacement of any director.

Stockholder Communications

Stockholders and interested parties may communicate with the Company’s Board, any committee chairperson or the non-management directors as a group by writing to the Company’s Board or committee chairperson at Broad Capital Acquisition Corp., 6208 Sandpebble Ct., Dallas, TX 75254 (if sent before the Business Combination). Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

Director Independence

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of Keith Adams, Wayne Trimmer, Nicholas Shao and Teck-Yong Heng is an “independent director,” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Corporate Opportunities

Article X of the Amended and Restated Certificate of Incorporation provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Amended and Restated Certificate of Incorporation or in the future, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

Although the provisions of Article X of the Amended and Restated Certificate of Incorporation exempt the Company and its officers and directors from appliable corporate opportunity doctrines, the Company and its officers and directors have nonetheless acted within the parameters of such applicable doctrines since the Company’s inception, including during all activities related to the Company’s initial business combination and the Business Combination. Further, the Company’s officers and directors do not hold positions nor devote their time to any other special purpose acquisition companies that would have competing interests with those of the Company. During the search for the Company’s initial business combination target, neither the Company’s management nor the Company’s Board were aware of any opportunities that were presented to the Company’s officers or directors that were not presented to the Company.

Committees of the Board

Our Board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

231

Audit Committee

We have established an audit committee of the Board. Messrs. Teck-Yong Heng, Wayne Trimmer and Nicholas Shao serve as members of our audit committee. Our Board has determined that each Teck-Yong Heng, Wayne Trimmer and Nicholas Shao meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Teck-Yong Heng serves as the chairman of the audit committee. Each member of the audit committee is financially literate, and our Board has determined that Teck-Yong Heng qualifies as an “audit committee financial expert” as defined in applicable SEC rules. We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	appointing, compensating and overseeing our independent registered public accounting firm;

●	reviewing and approving the annual audit plan for the Company;

●	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

●	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

●	monitoring our environmental sustainability and governance practices;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	approving audit and non-audit services provided by our independent registered public accounting firm;

●	discussing earnings press releases and financial information provided to analysts and rating agencies;

●	discussing with management our policies and practices with respect to risk assessment and risk management;

232

●	reviewing any material transaction between our Chief Financial Officer that has been approved in accordance with our Code of Ethics for our officers, and providing prior written approval of any material transaction between us and our President; and

●	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee

We have established a compensation committee of our Board. The members of our compensation committee are Keith Adams and Wayne Trimmer. Wayne Trimmer serves as chairman of the compensation committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent directors. Our Board has determined that each of Keith Adams and Wayne Trimmer is independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving corporate goals and objectives relevant to our President’s compensation, evaluating our President’s performance in light of those goals and objectives, and setting our President’s compensation level based on this evaluation;

●	setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of the Company Shares under Section 16(a) of the Exchange Act, as designated by our Board;

●	making recommendations to the Board with respect to incentive compensation programs and equity-based plans that are subject to Board approval;

●	approving any employment or severance agreements with our Section 16 officers;

●	granting any awards under equity compensation plans and annual bonus plans to our President and the Section 16 officers;

●	approving the compensation of our directors; and

●	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Notwithstanding the foregoing, as indicated above, other than the payment to our Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

233

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board.

Corporate Governance and Nominating Committee

We have established a corporate governance and nominating committee of our Board. The members of our corporate governance and nominating committee are Nicholas Shao and Keith Adams. Nicholas Shao serves as chairman of the corporate governance and nominating committee. Under the Nasdaq listing standards, we are required to have a corporate governance and nominating committee composed entirely of independent directors. Our Board has determined that each of Messrs. Nicholas Shao and Keith Adams is independent.

The primary function of the corporate governance and nominating committee include:

●	identifying individuals qualified to become members of the Board and making recommendations to the Board regarding nominees for election;

●	reviewing the independence of each director and making a recommendation to the Board with respect to each director’s independence;

●	developing and recommending to the Board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

●	making recommendations to the Board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

●	overseeing the evaluation of the performance of the Board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

●	considering the adequacy of our governance structures and policies, including as they relate to our environmental sustainability and governance practices;

●	considering director nominees recommended by stockholders; and

●	reviewing our overall corporate governance and reporting to the Board on its findings and any recommendations.

234

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which we have specified in our charter adopted by us, generally provide that potential candidate nominations:

●	should possess personal qualities and characteristics, accomplishments and reputation in the business community;

●	should have current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

●	should have the ability and willingness to commit adequate time to the Board and committee matters;

●	should demonstrate ability and willingness to commit adequate time to the Board and committee matters;

●	should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to our needs; and

●	should demonstrate diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the Board, the corporate governance and nominating committee will evaluate the background of each candidate, including candidates that may be submitted by our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit committee charter with the SEC. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

235

BUSINESS OF OMG

Overview of OMG

OMG is an Australian financial services and technology provider headquartered in Sydney, with additional offices in Melbourne and Brisbane, Australia. OMG provides trade execution, clearing and settlement services, options risk management and equity order management applications, and related products and services to its various client groups – financial technology providers (“Fintechs”); dealer groups, private wealth advisers, and stockbrokers (“advice professionals”); and high-volume traders. All of OMG’s Fintech and advice professional clients are authorized under an Australian Financial Services License to provide the advisory or other financial services they offer to their clients.

OMG provides its products and services under two core brands. OMG’s core business offering, the brokering of securities is provided under the ‘Openmarkets’ brand, which is operated through Openmarkets. OMG’s software-as-a-service technology offering, which includes an order management front-end system as well as an options risk management application, is provided under the ‘TradeFloor’ brand, which is operated through TradeFloor. TradeFloor is marketed separately but is also as an additional offering to its Openmarkets clients. In combining the proprietary technology of TradeFloor with the core trading and market infrastructure services of Openmarkets, OMG is able to offer a unique set of integrated solutions for the benefit of investors and wealth management intermediaries.

At the core of its business, OMG has the following capabilities:

●	execution, clearing and settlement services for publicly traded securities. This service was first introduced by Openmarkets Predecessor in 2013 and generated A$4.0 million in revenue for the six months ended December 31, 2023;

●	a proprietary order management system for Australian equity securities and derivatives (“Order Manager”). This product was first introduced by OMG Predecessor in 2020. This product is offered free by Openmarkets to assist intermediary clients with the execution of order of Australian equity securities and derivatives through Openmarkets. As it is a free product offering at this time, Order Manager generated $nil revenue for the six months December 31, 2023;

●	a proprietary pricing and risk exposure analysis and management system for derivatives (“Risk Manager”). This product was first introduced by TradeFloor (prior to its acquisition by OMG Predecessor) in 2020 and generated A$0.2 million in revenue for the six months ended December 31, 2023;

●	related services such as the provision of access to market data, client account creation, and secure asset custody and nominee services. This service was first introduced by OMG Predecessor in 2021 and generated A$0.5 million in revenue for the six months ended December 31, 2023; and

●	connectivity between OMG and third-party partner offerings and client systems via an open API architecture allowing automated exchange of data and processing of transactions. This service was first introduced by OMG Predecessor in 2021 and generated A$0.01 million in revenue for the six months ended December 31, 2023.

236

Corporate History

Overview

OMG was incorporated by the Seller on June 14, 2022 in New South Wales, Australia as a proprietary company, limited by shares (a type of Australian legal entity not permitted to have 50 or more shareholders) for the purpose of acquiring the business and assets then held by OMG Predecessor. At formation, OMG was known as OMG Crypto Pty Ltd. Its name was later changed to OMG (Acquisition Co) Pty Ltd on August 26, 2022 and to Openmarkets Group Pty Ltd on December 24, 2022. It has its registered office at Level 15, 388 George Street, Sydney NSW 2000. OMG currently operates as a holding company for Openmarkets (Holdings) Pty Ltd and TradeFloor and their respective subsidiaries including Openmarkets and TradeFloor.

The Seller is a related party of BMYG Financial Group Pty Ltd (“BMYG”), an investment and wealth management group based in Melbourne, Australia. BMYG and its affiliates were also an institutional shareholder of OMG Predecessor and was and remains a lender to the OMG Predecessor group of companies. OMG Predecessor had more than A$20 million of outstanding convertible notes maturing on or around August 31, 2022, which OMG Predecessor was not otherwise able to repay, and BMYG and Seller negotiated a buyout transaction culminating in an agreement executed on August 25, 2022. See “OMG Related Party Transactions.”

OMG Predecessor Transaction – August 2022

On August 25, 2022, OMG Crypto Pty Ltd (now known as OMG) executed a share sale agreement with OMG Predecessor for the purchase of all of the stock in the material subsidiaries of OMG Predecessor (being substantially all the assets of OMG Predecessor), a transaction that closed on August 30, 2022, following all conditions of the sale being satisfied (the “August 2022 Transaction”). The chart below depicts the OMG Predecessor group immediately prior to the closing of the August 2022 Transaction.

All of OMG Predecessor’s interests in each of its subsidiaries were acquired by OMG in the August 2022 Transaction, other than its interests in the dormant Bee Wealth Pty Ltd and Opentrader Pty Ltd, which operated a retail trading portal called “Opentrader.” Note that the acquired assets, which now represent the assets held by OMG, constituted the “disposal group” and the “discontinued operations” as shown in the June 30, 2022 financial statements for OMG Predecessor; the assets that were not acquired (Bee Wealth Pty Ltd. and Opentrader Pty Ltd) constituted the “continuing operations” of OMG Predecessor in its June 30, 2022 financial statements.

The consideration for the August 2022 Transaction paid by OMG to OMG Predecessor was comprised of: (i) cash payments at and shortly after the closing totaling A$16.0 million, consisting of A$7.0 million paid at closing, A$2.0 million paid on October 31, 2022, $4.0 million paid on November 10, 2022 and A$3.0 million paid on November 29, 2022; and (ii) forgiveness of principal and interest that was due and payable to the Seller under certain convertible notes amounting to A$8.6 million; OMG further committed to pay for OMG Predecessor’s post-closing run-off costs (which were anticipated to include costs associated with termination or assignment and assumption of an office lease and costs associated with the deregistration of OMG Predecessor itself) of up to A$4.8 million. Following completion of various cash payment installments by OMG to OMG Predecessor under the August 2022 transaction, OMG Predecessor: (i) paid the balance of A$11,932,000 owing to approximately 90 convertible note holders not related parties of the Seller or OMG to redeem the convertible notes held by such persons that had been issued by OMG Predecessor, of which A$6,205,000 was paid on or around September 1, 2022 with a further A$5,728,000 paid on or around November 30, 2022; and (ii) paid A$2,475,000 of transaction costs associated with the sale. As a result of the payments and other transactions described above, all the convertible notes that had been issued by OMG Predecessor prior to the August 2022 Transaction were either completely redeemed or forgiven and canceled. In October 2022, OMG Predecessor sold Opentrader Pty Ltd’s assets to Marketech Online Trading Pty Ltd., an entity unrelated to either of OMG or OMG Predecessor, pursuant to an asset sale agreement dated October 11, 2022, by and among Opentrader Pty Ltd, Marketech Online Trading Pty Ltd. and OMG Predecessor. Opentrader Pty Ltd was dormant at the time of such asset sale, as the new management of OMG Predecessor had already made the strategic decision to discontinue its operations earlier in 2022. As Marketech Online Trading Pty Ltd. is an existing client of Openmarkets, the trading volume/revenue and customer assets associated with the retail book of business that was sold still remain a source of revenue for Openmarkets.

The August 2022 Transaction recapitalized what is now the OMG group of entities, represented by the corporate structure set forth below. As of the August 2022 Transaction, TradeFloor Holdings was owned 90% by Openmarkets (Holdings) Pty Ltd, 5% by Tchourilov FT Pty Ltd (ACN 603 323 208) (an entity controlled by Ivan Tchourilov, hereinafter “Tchourilov FT”) and 5% by Janiczak FT Pty Ltd (ACN 603 323 191) (an entity controlled by Brock Janiczak, hereinafter “Janiczak FT”). On October 3, 2023, Tchourilov FT and Janiczak FT transferred all of their shares in TradeFloor Holdings to Openmarkets (Holdings) Pty Ltd pursuant to the September 23 Deed such that from and after that date, TradeFloor Holdings has been a wholly owned subsidiary of Openmarkets (Holdings) Pty Ltd as shown in the second chart below. See “Legal and Regulatory Proceedings — Settlement with Volatility Financial Services.” All subsidiary entities shown below (other than the Openmarkets Regulatory Arbitrage Fund) are now wholly owned by their parent.

237

Subsidiaries’ Histories

Openmarkets (formerly known as Cameron Stockbrokers Limited) was incorporated in December 1999 and later became part of the OMG Predecessor group of companies through its acquisition from unrelated parties in approximately 2013. Openmarkets is a type of entity known as an Australian public company, limited by shares (a legal entity permitted to have 50 or more shareholders, though it currently has only one shareholder, as it is a wholly owned subsidiary of OMG) and has its registered office at Level 15,388 George Street, Sydney NSW 2000. Openmarkets has been licensed as a market participant (broker-dealer) of the ASX and an ASX Clear and an ASX Settlement Participant since 2013 and a market participant of Cboe Australia since 2015.

TradeFloor Holdings was incorporated in December 2014 in New South Wales, Australia as an Australian proprietary company, limited by shares; the company was originally founded by Ivan Tchourilov, its Managing Director, and Brock Janiczak, its Principal Architect, who held their interests through Tchourilov FT and Janiczak FT, respectively. Through its subsidiary TradeFloor, it has developed and operates an option trading and options risk management tool and also an equity order management system, licensed by advice professionals and stockbrokers in Australia. In November 2020, OMG Predecessor acquired 90% of the shares in TradeFloor Holdings from Tchourilov FT and Janiczak FT for a purchase consideration of A$17,435,000, paid in shares of OMG Predecessor, plus contingent consideration of A$4,558,000 to be paid in shares of preferred stock convertible into shares of OMG Predecessor (the “TradeFloor Acquisition”), enabling OMG Predecessor to drive revenue growth, launch new products and deliver a more integrated offering to its intermediary clients. Mr. Tchourilov was appointed as Chief Executive Officer and Managing Director, and Mr. Janiczak was appointed as Head of Engineering, for OMG Predecessor. The TradeFloor transaction brought into the OMG portfolio both Risk Manager, the options trading platform and risk management and oversight technology, and Order Manager, the equity order management system. In March 2022, the parties to the TradeFloor Acquisition amended certain terms (the “March 2022 TradeFloor Amendment”), which amendment included the forgiveness of the contingent consideration, and Mr. Tchourilov resigned from his positions at OMG Predecessor. In addition, Mr. Janiczak resigned as an employee of OMG Predecessor in June 2022. For the avoidance of doubt, none of Ivan Tchourilov, Tchourilov FT, Brock Janiczak or Janiczak FT are currently employees or affiliates of OMG. On October 3, 2023, Tchourilov FT and Janiczak FT transferred all of their shares in TradeFloor Holdings to Openmarkets (Holdings) Pty Ltd pursuant to the September 23 Deed. See sections entitled “What is Offered by TradeFloor?” and “Legal and Regulatory Proceedings — Settlement with Volatility Financial Services.”

The Openmarkets Regulatory Arbitrage Fund (“OMRA Fund”) was established in September 2020 in Victoria, Australia. The trustee and administrator of the OMRA Fund is OMRA Fund Pty Ltd (“OMRA Trustee”), an Australian proprietary company, limited by shares. The OMRA Trustee is an affiliate of OMG and a corporate authorized representative of Openmarkets (a corporate authorized representative means an entity authorized to advise and/or deal in financial products on behalf of an entity who holds an Australian Financial Services License). In exchange for an interest rate payable to wholesale investors that varies depending on the duration and class of the investment, the OMRA Fund provides funds to Openmarkets for the purposes of:

●	Maintaining cash collateral at the ASX in support of cash market and related margin requirements;
●	Interim settlement funding for client-backed ASX cash market equities transactions; and
●	Interim settlement of client-backed ASX exchange traded option (“ETO”) margins (note that Openmarkets does not provide or allow margining on ETOs).

238

The OMRA Trustee is the issuer of the units in the OMRA Fund to wholesale investors (i.e. either professional investors or sophisticated investors as defined in the Australian Companies Act) and holds any and all property of the OMRA Fund in its name as OMRA Trustee for their benefit.

OMG Predecessor acquired 40% of the issued capital of Openmarkets Trading Pty Ltd (then known as Cannon Trading Pty Ltd) through various share transfers up until August 2020 at par value of $1.00 per share. On November 19, 2021, OMG Predecessor entered into a share sale agreement with Pomione Pty Ltd (ACN 614 390 000) (an entity controlled by Philip Tauberman) and Aurelien Garreau to acquire the remaining 60% of the total issued capital in Openmarkets Trading Pty Ltd for a purchase price of A$2.5 million plus A$2 million worth of shares in OMG Predecessor, plus an additional ‘earn out’ payment of up to A$2 million worth of shares in OMG Predecessor payable on June 30, 2023. However, on August 30, 2022, OMG agreed pursuant to a deed of release relating to Cannon Trading Pty Ltd by and among OMG Predecessor, OMG, Pomione Pty Ltd, Philip Tauberman, AGMH Tech Pty Ltd., and Aurelien Garreau, to replace the ‘earn out’ share payment with the payment of A$2 million total in cash payable over a 2-year period ending September 3, 2024, subject to the continuing employment of Philip Tauberman and Aurelien Garreau, who remain employees of OMG (neither are related parties of OMG). The Cannon Trading acquisition brought into the OMG portfolio of assets the enterprise grade application programming interface (“API”) technologies described below.

What is Offered by Openmarkets?

Execution, Clearing and Settlement Services

As a market and clearing and settlement participant of the ASX and a market participant of Cboe Australia, Openmarkets’ core service is trade execution, clearing and settlement of trades in equity securities and derivative instruments traded on these Australian markets through a broad API suite and technology platform that connects advice professionals’, Fintechs’ and traders’ front end order management systems with those markets.

In addition to its core services, Openmarkets offers related service options allowing its clients to rebalance portfolios at speed and to participate in primary and secondary market transactions using its network of investment banks and stockbrokers. It also assists advice professional businesses with settlement services for corporate finance transactions they arrange or in which they otherwise participate.

The available Enterprise APIs include news and market data from a range of sources, as well as account opening solutions that leverage the client’s existing onboarding process. Content from APIs can be made available in TradeFloor products or within the native environment of the subscribing client. See “- What is Offered by TradeFloor?” for further information about Order Manager and Risk Manager.

International Equities

Openmarkets facilitates access to over 20 international equities markets through its commercial partnership with an established third-party international broker. This service was introduced to Openmarkets clients in February 2023. Openmarkets currently has an agreement with this international broker that commenced in October 2022 and runs through the end of 2025, with renewal options, whereby Openmarkets receives a portion of any brokerage and foreign exchange fees collected by the third-party broker on Openmarkets-facilitated trades. When trading international equities, an end investor opens an account with the third-party broker (in addition to its Openmarkets account) and then is able to evaluate and execute trades in Australian dollars with all exchange rates, commissions and fees disclosed and wrapped into the security price. For the six months ended December 31, 2023, revenue was A$0.05 million, which at this point in its growth, OMG deems to be immaterial.

Nominee Services

Openmarkets assists certain of its Fintech clients in delivering a lower-cost trading and settlement service to their clients under a single account custody model, via a nominee service marketed as “Retail Custody.” This service was introduced in February 2023. Under this model, Openmarkets holds securities on behalf of and as a nominee for underlying beneficiaries through a bare trustee (its affiliate Openmarkets Nominees Pty Limited). This Retail Custody solution also provides a full reporting suite to the client and includes corporate actions management (stock splits, dividends, rights issues, etc.). By providing a vehicle to hold equities on behalf of many underlying investors under a single Holder Identification Number (“HIN”), daily trades can be cleared and settled on a net basis between Openmarkets and other stockbrokers, as opposed to an individual basis, reducing the number of market transactions and associated costs. Openmarkets still earns brokerage fees for execution, clearing and settlement services generated by the trades that the single account makes, and additionally, Openmarkets charges a separate fee based on assets under custody for the provision of the Retail Custody service.

For further information on how Openmarkets generates revenues, please see the section entitled, “Business of OMG – Revenues and Expenses – Client Revenues” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG – Revenues.”

Clients

Openmarkets’ clients fall into three groups:

●	Fintechs: financial technology providers who offer online brokerage services through a website and/or mobile application. These clients typically have their own consumer-facing technology platform and connect to OMG via its enterprise APIs for market access and client management tools. OMG’s enterprise APIs offer a ‘plug and play’ service to clients allowing them to connect their front-end user interfaces (e.g. trading apps) easily and efficiently to OMG. This allows innovative Fintechs to focus on designing differentiated front-end client trading platforms, which then seamlessly integrate with OMG’s back-end settlement and clearing processes.

●	Advice Professionals: traditional financial advice businesses and private wealth advisers who typically have a limited or no independent technology offering and instead focus on advice services. These clients may use any or all of OMG’s full suite of products and services, on behalf of their customer accounts. This grouping includes “OMG wealth advisers” who are independent third parties (not employees of OMG) who operate and trade under Openmarkets’ AFSL and have revenue sharing agreements with OMG. See “Certain Forecasted Financial Information — Advice Professionals.”

●	High-Volume Traders: onshore and offshore traders that seek quick and low touch access to the ASX to conduct very high volumes of trades on their own account.

A breakdown of the number of clients serviced by Openmarkets in each group is as follows:

	June 30, 2022	June 30, 2023	June 30, 2024
Fintechs	8	9	7
Advice professionals	83	78	77
High-volume traders	69	66	64
No. of ‘active’ accounts[1,2]	141,000	47,000	44,000
No. inactive accounts[3]	148,000	50,000	64,000
Total number of accounts	289,000	97,000	108,000

1 Account numbers have been rounded to the nearest thousand.

2 OMG defines an account as ‘active’ if that account is able to place a trade as at the referenced date and has placed a trade within a 12-month period from the referenced date. For the year ended June 30, 2023, active accounts (excluding SelfWealth) decreased by 22,000.

3 Inactive accounts include accounts that have the capability of placing an order through Openmarkets but have not done so within a 12-month period from the referenced date; and accounts that Openmarkets has determined to be inactive (such as Openmarkets placing a holding lock over an account because that account is a ‘deceased estate’, which requires additional authorization to trade). For the year ended June 30, 2023, inactive accounts (excluding SelfWealth) increased by 28,000.

239

On January 4, 2021, SelfWealth Ltd (ASX: SWF), a material customer and Fintech client of Openmarkets, entered into an intermediary services agreement with Openmarkets Australia Ltd for a three-year term, running through January 2024. The key terms of the now-terminated Intermediary Services Agreement dated January 4, 2021, by and between Openmarkets and SelfWealth Limited are as follows:

●	Services:

○	DMA: Openmarkets provided direct market access, or DMA, to allow SelfWealth and its clients to electronically trade ASX-listed securities.

○	Trading: Openmarkets provided execution, clearing and settlement of orders placed by SelfWealth and its clients through the DMA service.

○	Reporting: Openmarkets provided transaction records, account statements and other relevant compliance monitoring reports to SelfWealth.

○	Non-clearing: Openmarkets provided services for execution-only transactions (i.e. no clearing requirement through the ASX CHESS system).

○	APIs: Openmarkets offered APIs to SelfWealth for specifications relating to (without limitation) market data, reporting, news, client management and order management.

●	Account Opening: Openmarkets opened accounts as instructed by SelfWealth. In consideration, SelfWealth acted as agent for AML/CTF obligations, as well as agent for the provision of client documents, such as Openmarkets’ financial services guide and client agreement.

●	Fees: The brokerage rates varied based on transaction volume tiers. Trading services had tiered fees ranging from A$2.74 to A$4.40 (including GST) per transaction. Openmarkets also charged additional fees that were passed through from the securities exchange or due to manual handling of accounts (e.g. off-market transfers, trade re-bookings, etc).

●	Service Levels: Openmarkets offered support as contemplated in a schedule to the agreement during core operational hours for SelfWealth, as well as support for critical API functions (such as the order management API, to ensure SelfWealth customers could trade).

On May 8, 2023, SelfWealth changed execution, clearing, and settlement providers to FNZ Custodians. SelfWealth agreed to honor the financial commitments of its contract with Openmarkets until the end of the term, January 2024, including the minimum monthly fees, and, in consideration for an early payment of those obligations, Openmarkets agreed to a 25% discount. SelfWealth paid A$0.9 million on May 8, 2023. The agreement with SelfWealth has now ended and there are no continuing payments from SelfWealth. SelfWealth generated 26% of all OMG revenue in the year ended June 30, 2023 and 36% of all OMG revenue in the year ended June 30, 2023. A total of approximately 198,000 accounts were migrated away from OMG in connection with the discontinuation of the SelfWealth relationship, including more than 72,000 accounts that had traded within the previous 12 months from migration and nearly 126,000 accounts that had not traded within the prior 12 months from migration. Although the reduction in accounts did have a significant impact on OMG’s revenues, the cost savings associated with no longer servicing SelfWealth and its clients were such that the discontinuation of that relationship had a positive impact on OMG’s Adjusted EBITDA. See Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG—Key Performance Metrics—Adjusted EBITDA.”

Other than SelfWealth, OMG has had one material customer contributing more than 10% of OMG’s total revenues, Oasis World Trading, Inc., who accounted for 11% and 7% of revenues in the years ended June 30, 2022, and June 30, 2023, respectively. In the six months ended December 31, 2023, one other smaller Fintech client elected to migrate away from OMG at the end of its contract term after being offered terms with increased pricing, which it did not accept; that client had been unprofitable to OMG at its contracted pricing level. Following the decline in equity trading volumes in the year ended June 30, 2023, one of OMG’s clients ceased trading in the year ended June 30, 2023, and another ceased trading in February 2024. As of July 31, 2024, OMG confirmed it had not been given notice of any other clients electing to migrate away from OMG or cease trading.

OMG has increased capacity to service new Fintech clients in the year ending June 30, 2024 as compared to the year ending June 30, 2023. OMG has finalized transaction documentation with one new Fintech client that commenced trading from April 2024. OMG has estimated revenue from this new Fintech client to be $0.1 million per annum.

On June 11, 2024, OMG submitted a proposal to acquire a set of assets including approximately 5,000 client trading accounts with holdings totaling approximately A$1 billion in sponsored assets (“Assets”) from a third party (“Accounts Seller”), and that offer was accepted on the same day, subject to the negotiation and execution of a definitive agreement. Accounts Seller is an independent Australian-owned financial services group and is a Market Participant of the ASX and Cboe Australia (formerly Chi-X Australia) exchanges who offers non-advisory stockbroking services direct to retail customers, as well as equity trade execution, clearing and settlement services to a range of clients in the same Openmarkets customer channels of advice professionals and traders. The indicative purchase price for the Assets is an amount up to A$3.5 million, with a noncontingent portion paid at closing and a contingent portion paid over the nine months following closing.

The closing of the acquisition of the Assets is expected to occur prior to the effectiveness of this proxy statement/prospectus, and will be accomplished by way of a procedural transfer of client positions facilitated by the exchanges. From and after the closing of the acquisition, the acquired clients’ execution, clearing and settlement services will be provided through Openmarkets systems, and no additional staff or resources are required at Openmarkets in order to do so.

What is Offered by TradeFloor?

TradeFloor is a proprietary technology suite that is comprised of two distinct technology offerings: Order Manager and Risk Manager.

Order Manager is an equity order management system that can be utilized by advice professionals. Order Manager enables advice professionals to place orders, monitor client portfolios and use interactive charts and stock screening tools for investment recommendations and trading. This solution may be paired with Openmarkets core services of clearing, execution and settlement. However, only clients who execute and clear trades through Openmarkets can use the Order Manager. There is a monthly flat fee for accessing this product, or it may be provided free when it is bundled with other products and services.

Risk Manager is an application used for options trading and related risk management associated with options trading. The Risk Manager application allows advice professionals and investors to place orders, analyze and manage options positions, and monitor risks with reporting and visual representations. This application is used by compliance and risk teams, designated trading representatives, stockbrokers and retail users to manage liabilities and comply with ASX requirements. While TradeFloor does not execute trades on behalf of users, it does provide direct access to the Australian Securities Exchange through other stockbrokers which are able to execute and clear transactions in exchange traded options. This allows traders to execute directly through stockbrokers identified by the trader. TradeFloor customers are not required to use Openmarkets for clearing, execution and settlement services and may designate another market participant to perform such services on behalf of the customer. Available as a white-label solution, Risk Manager is used as an options risk management system by other market participants.

As of June 30, 2024, Risk Manager serviced 18 advice professionals (which includes four stockbrokers), and Order Manager serviced over 120 advice professionals.

240

Workforce

As of June 30, 2024, OMG staff included 37 full time employees, eight part time employees, and six contractors. This workforce is spread across departments in operations, product, technology, trading, relationships, sales, people and culture, compliance and finance. All staff and contractors are based in Australia with the exception of three offshore developers based in the Philippines.

OMG fosters a culture of internal mobility, providing employees with cross-functional and challenging career experiences. This has enabled OMG to maximize the broad and valuable skill sets of its people and has resulted in high levels of employee engagement and support for its mission and values. OMG will look to continue to invest in its people with a focus on sales and technology development, with its growth targets in FY24 and beyond in mind.

In anticipation of the August 2022 Transaction, OMG Predecessor and later in the year, OMG, refreshed its management team in 2022 with the appointment of a new Chief Executive Officer, Chief Financial Officer and Chief Operating Officer to help position OMG for this Business Combination and future growth. See “Management after the Business Combination.”

Technology

OMG has developed and acquired proprietary and scalable technology that underpins its service offering. OMG also brings a cloud-first strategy to its infrastructure and has moved the majority of its data warehouse infrastructure to third-party platforms such as Amazon Web Services and Microsoft Azure. It has integrated and applied new technologies across trading and wealth management infrastructure, increasing accessibility, removing friction and reducing costs for OMG, as well as its clients. There is a strategic focus for OMG to continue to develop its technology in a sustainable manner so as to remain at the forefront of the industry.

OMG’s enterprise APIs offered through Openmarkets sit at the core of its technology, and OMG product and engineering teams will continue to innovate and build out the range of products and services clients can access. The advanced enterprise APIs have maintained high availability and OMG’s continued focus on automation and standardization should support ongoing growth.

OMG product and services development follows established product development steps, including research and development, design, validation and testing. In the first quarter of the calendar year 2023, OMG launched two new products, being international equities and Retail Custody, and later in 2023 or early in 2024, OMG anticipates launching an additional account opening API. OMG’s data science team is also exploring the development of machine learning models with the help of AI to provide insights into its client behavior and drive revenue and engagement and customized data sets to provide a tailored solution to OMG’s intermediaries and their end customers.

Enterprise APIs

Openmarkets offers reliable, low-latency APIs that provide real-time market access for clients. Its API technology allows its Fintech and advice professional clients to deliver their unique value solutions through their own platforms, creating a superior user experience for their customers. APIs extend to efficient account opening, delivery of market data, provision of news, and order execution through Order Manager.

Openmarkets’ account opening APIs create efficient onboarding of a client (whether an individual or entity) and enable the automatic creation of a trading account. No separate fee is charged with respect to accounts opened through this API. The news API offers more than 25 news sources. It is offered for a flat monthly service fee on a stand-alone basis or for free when bundled with other Openmarkets products and services.

Openmarkets provides exchange and non-exchange data enabling its clients to customize their data solutions with key content sets including corporate actions, filings, ESG (environmental, social and governance), fundamentals, pricing and news. Market data APIs are offered on a standalone basis or bundled with other Openmarkets products and services. Openmarkets offers a content-rich API with hundreds of market data endpoints, such as quote updates, security time series, trade updates, security depth, security information and security dividends etc, that clients can access via the Openmarkets developer portal. Monthly fees are charged for this service and are based on the content consumed.

In addition, the enterprise APIs are significant for Fintechs and advice professionals using the OMG business, who design their products around being able to access data and execute trades via API. If a Fintech client ever desired to move away from OMG, they may be faced with a significant reengineering task to retain API connectivity in order to connect to their preferred back-office supplier, giving OMG a competitive advantage.

Intellectual Property

OMG’s success and ability to compete are significantly dependent on its core technology and intellectual property. OMG relies on trademarks, patents, copyrights, trade secrets, know-how and expertise, registered domain names, license agreements, intellectual property assignment agreements, confidentiality procedures and non-disclosure agreements to establish and protect its intellectual property and proprietary rights. OMG seeks to protect its intellectual property and proprietary rights, including its proprietary technology, software, know-how and brand, by relying on a combination of national, state, and common law rights in Australia and other countries, as well as on contractual measures. However, these laws, agreements, and procedures provide only limited protection. It is OMG’s practice to enter into confidentiality, non-disclosure, and invention assignment agreements with its employees, consultants, contractors and other third parties, and into confidentiality and non-disclosure agreements with other third parties, in order to limit access to, and disclosure and use of, its confidential information, trade secrets, know-how, and proprietary technology.

Some of OMG’s intellectual property includes the trade dress of the OMG entities’ logos, brand materials, and social media handles (in platforms such as LinkedIn and X (formerly, Twitter)). It also includes several software applications that are part of the products and services offered to clients, such as (without limitation):

●	Order Manager;

●	Risk Manager;

●	Technology for market participants and advisers to manage risk of orders placed with executing brokers;

●	Client Manager (formerly, CCube, which is a decommissioned web application designed to help financial advisers manage their clients’ records of advice and statements of advice, which are required documents in the Australian financial advisory industry).

Although this software is not registered or patented, it is protected by the Australian Copyright Act 1968 (Cth) which makes all code and software updates and innovations made by the OMG employees proprietary to OMG. Similarly, when contractors contribute to the development of software, they are required to assign all intellectual property rights to OMG, even if the software remains unregistered and unpatented.

241

Though OMG relies in part upon these legal and contractual protections, OMG believes that factors such as the skills and ingenuity of its employees and the functionality and frequent enhancements to its solutions are larger contributors to its success in the marketplace. Any of OMG’s intellectual property rights might be successfully challenged, opposed, diluted, misappropriated, or circumvented by others or invalidated, narrowed in scope or held unenforceable through administrative process or litigation in Australia or in non-Australian jurisdictions. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise OMG’s ability to enforce its trade secrets and intellectual property rights. OMG’s efforts to enforce its intellectual property rights might also be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of its intellectual property rights.

OMG has an ongoing copyright and service mark program pursuant to which it registers its brand names and solution names, taglines, designs, and logos in Australia and certain other jurisdictions to the extent it determines appropriate and cost-effective. OMG is the registered owner of a variety of Australian and international trademarks and domain names that include the primary brand “Openmarkets” and “TradeFloor” including variations thereof, as well as brands for other products and services. OMG also has common law rights in certain unregistered trademarks and copyrights that were established over years of use. Additionally, OMG has an ongoing intellectual property registration program pursuant to which it registers and acquires certain design and utility patents in Australia and certain other jurisdictions to the extent it determines appropriate and cost-effective. OMG is the authorized user of a variety of social media handles, pages, and profiles that reflect its primary brand. In addition, it has a suite of defensively registered domains. OMG believes that the protection of its trademark rights is an important factor in product recognition, protecting its brand, and maintaining goodwill. Litigation or proceedings before governmental authorities and administrative bodies in Australia and abroad may be necessary in the future to enforce its trademark rights and to determine the validity and scope of the trademark rights of others.

Revenues and Expenses

Client Revenues

OMG’s business generates revenues primarily from brokerage fees, direct cost recoveries, subscription fees and broker distribution fees for corporate finance transactions. Brokerage revenue is the largest contributor to revenue and comprised approximately 80% of gross revenue for the six months ended December 31, 2023. Brokerage revenue is derived from all of Openmarkets’ client segments and has seen an increase in the proportion from dealer groups and private wealth advisers and a decrease from Fintechs and traders over the last 18 months. This is a trend that OMG expects to continue with a decrease in trading volumes across Fintechs generally in Australia and overseas, following the period of significantly higher retail trading experienced over much of the COVID-19 pandemic.

Trading volumes vary month by month and are driven by macroeconomic events such as movements in interest rates both in Australia and overseas, as well as investor sentiment on equity markets more broadly and factors such as reporting season for listed companies where volumes are higher, as well as declines in trading activity around holidays over Christmas and the New Year. The months of December, January and April tend to be the weakest in terms of trading volumes due to holiday density in these months. August has been a historically strong month.

242

Clients contract for brokerage services under agreements which typically have minimum terms of typically three years, and many have minimum amounts payable each month. Minimum amounts payable depend on several factors, including the overall pricing structure, the anticipated current and future volume of business and the operational complexity of the client’s business with Openmarkets.

Direct cost recoveries relate to expenses OMG pays to third parties, which are subsequently passed on to clients once the performance obligation to deliver these services to customers has been satisfied. OMG has an enforceable right to receive payment from its clients for these expenses. Direct cost recoveries represented 9% of gross revenue for the twelve months ended June 30, 2024.

Subscription fees primarily relate to licensing of the TradeFloor product used by stockbrokers and other advice businesses and are largely charged on monthly usage, with some clients subject to monthly minimum subscription fees. Subscription rates vary based on term length, service offering, and usage but are recognized monthly as earned. This revenue source is typically consistent year over year.

Corporate finance fee revenue, also known as broker distribution fee revenue, is derived from primary and secondary market transactions that are originated by other stockbrokers and investment banks and passed to OMG to assist with distribution of securities. On these transactions, OMG is paid a selling fee by the originating stockbroker or investment bank and OMG will typically keep a portion of this fee and pass a portion through to its intermediary client. Over the twelve months ended June 30, 2024, there was a decrease in the number of corporate finance transactions to 79, versus 91 during the prior corresponding period, and the size of the transactions decreased from an aggregate of A$96.1 million to an aggregate of A$59.3 million such that the total fees earned by Openmarkets with respect to such transactions declined from A$0.3 million to A$0.1 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG.”

Opentrader

Opentrader was a low-cost online share trading platform for retail traders that featured a selection of trading tools, including historical data, charts and company news, plus a demo account and continuous education and customer support.

In October 2022, OMG Predecessor sold Opentrader Pty Ltd’s assets to Marketech Online Trading Pty Ltd. (“Marketech”), an entity unrelated to either of OMG or OMG Predecessor, for an aggregate of A$60,000. This occurred because OMG did not acquire Opentrader Pty Ltd as part of its acquisition of substantially all of the assets of OMG Predecessor in August 2022. Thus, Opentrader Pty Ltd has never been a subsidiary of OMG.

The key terms of the asset sale agreement dated October 11, 2022, by and among Opentrader, Marketech, and OMG Predecessor are as follows:

●	Fees: Marketech owed an upfront payment of A$50,000 and an additional payment based on the additional subscribers that signed up to Marketech for 12 months after closing. The additional payment amount paid by Marketech to OMG Predecessor was A$10,000.

●	Conditions Precedent: A condition for the entry into the asset sale agreement was that Marketech agree to use the services of Openmarkets for three-years after closing, at the then current fees, which would be until October 2025, to be reviewed 12 months after closing.

●	Accounts Receivable Forgiveness: OMG Predecessor agreed to forgive A$13,300 that had been charged for brokerage fees but was unpaid.

●	Key Employee: Marketech agreed to reimburse the wages, superannuation and payroll tax for an employee of OMG that was being utilized for the benefit of Marketech for a three-month period post-closing.

●	Opentrader and OMG Predecessor Non-Competition Restraint: Opentrader and OMG Predecessor agreed not to provide an equity share trading platform used by retail clients in Australian securities exchange markets, which business was sold to Marketech, as well as to refrain from soliciting any customers or suppliers of Marketech.

The rationale for the sale of the Opentrader business was that such business had significant costs; Openmarkets had also received feedback from its intermediary clients that Opentrader was competing with their business since Opentrader was a low-cost trading platform for retail clients to use instead of Openmarkets’ intermediary clients. The direct revenues of Opentrader amounted to 9% of OMG Predecessor’s revenue for the year ended June 30, 2022. OMG did not acquire Opentrader Pty Ltd as part of its acquisition of substantially all of the assets of OMG Predecessor in August 2022. Thus, Opentrader Pty Ltd has never been a subsidiary of OMG.

Key Suppliers

Openmarkets is required to maintain an interface with the Clearing House Electronic Subregister System (“CHESS”), the electronic settlement system used by the ASX to facilitate the clearing, settlement, and registration of securities trades. OMG has an agreement in place with FNZ Securities (Australia) Pty Ltd (“FNZ Securities”) pursuant to which FNZ Securities’ technology connects Openmarkets with CHESS, allowing for the seamless transfer of ownership and funds during the clearing and settlement process. On December 17, 2020, OpenMarkets Australia Limited and OMG entered into a five-year master supply agreement with FNZ Securities ending in December 2025. There are two two-year options to extend the master agreement that must be exercised no less than six months before the end of the initial term in December 2025. OMG may terminate the master supply agreement with GBST Holdings Ltd. with 90 days’ written notice and in such circumstances a penalty fee would apply. In addition, upon the occurrence of certain early termination events, either OMG or FNZ Securities may terminate the master supply agreement immediately upon written notice to the other party. Pursuant to the master supply agreement with FNZ Securities, OMG is required to pay FNZ Securities a fee equal to (i) a volume-based license fee, based on the total number of trades (i.e. trade confirmations issued) subject to an annual minimum license fee of A$1.08 million, plus (ii) a derivatives client accounting license fee that is currently A$35,000 and varies depending on the anniversary from the commencement date of the contract. The parties to the master supply agreement agreed to a substitution of OpenMarkets Australia Limited for TradeFloor IPCO Pty Ltd on September 30, 2021 and of GBST Holdings Ltd for FNZ Securities (Australia) Pty Ltd on April 4, 2022. OMG incurred A$1.1 million (excluding GST) in fees to FNZ Securities for the twelve months ended June 30, 2024.

Openmarkets provides certain clients access to order execution capabilities and real-time market data across a wide range of financial products through an agreement with Iress Limited (“Iress”). Iress’ direct market access services offer a direct link to ASX and Cboe Australia, eliminating the need for manual order routing and reducing latency. Iress provides compliance tools that Openmarkets may use to assist the monitoring of orders placed as is required under the ASIC Market Integrity Rules (Securities Markets) 2017. In addition to order execution services, Openmarkets utilizes additional data-related services provided by Iress, including datafeeds of market news, security information and company research. The agreement between Openmarkets Australia Limited and Iress dated May 22, 2015 is terminable by either party on one calendar months’ notice and provides that Openmarkets Australia Limited may purchase services at Iress’ standard rates. Openmarkets incurred A$1.3 million (excluding GST) in usage-based fees to Iress for fiscal year 2024.

ASX charges fees to companies, brokers, and other entities that engage in trading and other activities on its exchange. These fees are intended to cover the costs associated with operating and maintaining the exchange’s infrastructure and services. The ASX charges fees for various services related to buying and selling securities on its exchange. As a market participant, Openmarkets is obliged to comply with various ASX operating rules, including the payment of certain fees. Fees payable by Openmarkets to ASX for clearing cash market transactions are included within the ASX fee schedule, which is disclosed on ASX’s website, and those fees may vary from time to time. The ASX clearing fees are typically assessed on a per-trade basis. Openmarkets incurred A$1.8 million (excluding GST) in ASX fees for the twelve months ended June 30, 2024.

Although OMG has no reason to believe that any of these third-party partners plans to limit or terminate their business relationship, OMG has appropriate business continuity procedures in place to maintain these critical business services.

Growth Strategy

In addition to its history of growth by acquisition, OMG has continued to introduce products and services to attract new customers. Examples include international equities and retail custody, introduced in the first quarter of the calendar year 2023. OMG expects to continue to enhance and develop its API technology to help ensure it continues to provide compelling products and services to its clients. As well as sales and marketing, OMG has a relationship management team that communicates frequently with clients on development initiatives, as well as day to day operational activity.

For the projections and underlying assumptions related to OMG’s growth strategy, please see the section entitled “Special Meeting of Company Stockholders – Certain Forecasted Financial Information”.

Geographical Market

Australia is a very attractive financial services jurisdiction and OMG operates in several fast-growing wealth management segments. Australia is the fourth largest wealth market in the world and has the highest mean wealth per adult globally at USD $273,900 (per Credit Suisse Global Wealth Report published September 20th, 2022). The universe of advisable Australians aged 18+ comprises about 18 million individuals, with combined household wealth of A$9.3 trillion (per Netwealth, The Advisable Australian2, and the pension (superannuation) and non-pension market is now worth more than A$6 trillion (with more than A$1.5 trillion managed by financial advisers) (per Adviser Ratings report titled Australian Financial Advice Landscape, published April 2021). Pension funding alone was A$3.3 trillion at September 2022 (per Australian Prudential Regulation Authority, source 2022)3. The non-advised market outside of pension funds is significant at A$3.7 trillion and a fast-growing segment where OMG’s Fintech intermediaries act as the gateway for end users.

OMG is also already exploring Asia-Pacific opportunities and currently has overseas clients accessing the ASX market through OMG. With Australia as an Asia gateway, pursuing the Asia-Pacific market is expected to lead to additional inbound and outbound business and more general international access to ASX and possibly other markets.

2 https://www.netwealth.com.au/web/insights/the-advisable-australian/

3 https://www.apra.gov.au/news-and-publications/apra-releases-superannuation-statistics-for-september-2022

243

Mergers and Acquisitions (M&A)

Building further on its trading and market infrastructure, OMG has undertaken strategic acquisitions to integrate new technologies into its enterprise APIs and other product offerings, including by acquiring TradeFloor and Cannon Trading.

The ‘growth at all costs’ mantra of many Fintechs slowed in early 2022 as interest rates started to rise and the cost of capital became more expensive. Several domestic and overseas Fintech companies exhausted their marketing budgets and have not had success in customer acquisition and growth as they had expected. Many Fintechs need to raise capital; however, access to debt and equity capital markets remains challenging. Several Fintech companies are considering M&A.

OMG is well-positioned to capitalize on M&A opportunities, as it has mature market infrastructure and technology that can be integrated with other trading platforms, financial advisory businesses, client trading and/or financial advice platforms and administration businesses. Access to the Nasdaq capital markets through this Business Combination is also expected to increase the presence and profile of Openmarkets, making it a more attractive business combination partner.

With M&A as a core pillar of its future growth strategy, OMG has already identified several businesses with revenue synergies, as well as more general expense synergies. See “Certain Forecasted Financial Information.”

At the date of this proxy statement/prospectus, discussions are still ongoing with a number of potential targets. On September 8, 2023, OMG entered into a letter of intent with the shareholders of one such target on non-binding commercial terms. In connection therewith, and notwithstanding the non-binding commercial terms, OMG received exclusivity in relation to this counterparty in exchange for paying a A$0.8 million deposit that is only refundable in a scenario where the selling shareholders of the target enter into a competing transaction.

OMG has longer term aspirations for international M&A but recognizes that this can be more challenging and intends to approach it with prudent planning. Acquisition targets include those in OMG’s vertical but are more likely to seek those that span the broader wealth management sector where OMG sees strategic value and opportunities for synergistic growth.

Competition and Market Position

There are several domestic providers of similar services to OMG. Unlike some competitors, OMG provides products over and above its core clearing and settlement services to address the needs of its clients, for example API connectivity for Fintechs or TradeFloor for stockbrokers.

A summary of Australian competitors with respect to key products and services is outlined below:

●	Execution, Clearing and Settlement Service: Traditional market participants that offer third party trade execution, clearing and settlement competing with Openmarkets’ brokerage services. There are many competitors in this space (e.g. AUSIE X).

●	Corporate Finance: Where OMG is instructed on an equity markets transaction from an investment bank or broker. Competitors are other distribution platforms (e.g. Fresh Equities).

●	Order Manager: An application that facilitates equity orders and allows portfolio management and reporting. Typically, other market participants offering third party execution, clearing and settlement also operate order management systems (e.g. CMC Markets).

●	Risk Manager: Offerings relating to options risk management for market participants. OMG management believes there are fewer competitors compared to OMG’s execution, clearing and settlement services (e.g. FNZ Securities).

●	API technologies: API competitors are those with the capability to integrate to ASX and other data interfaces. Currently, there are few direct competitors offering such capabilities (e.g., FinClear).

There are significant barriers to entry for a new entrant to establish an integrated stock market infrastructure offering of scale, including:

●	The Cost of Building Execution, Clearing and Settlement Infrastructure — market infrastructure requires sophisticated operational and technology systems that are expensive to develop, test and implement. In addition, an ASX Clear and Settlement Participant requires a minimum level of core capital of A$5 million to ensure they can meet its obligations to settle and clear trades placed through ASX;

●	The Technical Complexity of Building Execution, Clearing and Settlement Infrastructure — front-end trading systems are designed to be relatively simple to use for investors, but functionality-rich systems are extremely complex to build and require significant levels of integration with other market participants;

●	The Time Required to Build Execution, Clearing and Settlement Infrastructure — execution and clearing businesses can take a number of years to achieve profitability;

●	The Time Required to Recruit and Train Staff — information technology, operations and other staff necessary to operate and maintain an execution and clearing infrastructure business require sufficient skills and expertise. Ongoing training is required to build up and maintain the necessary expertise to do so efficiently and produce a necessary level of customer service;

244

●	The Brand Strength of Existing Providers — established institutional providers have well-known brand recognition with investors and other market participants through the breadth of their product offering. Their clients tend to prefer not to change to a different provider if it is not necessary; and

●	Regulatory and Legal Complexity — execution, clearing and settlement infrastructure operators must comply with a wide range of complex legal and regulatory requirements imposed by multiple regulators. The regulators require demonstrated management expertise and regulatory capital before regulatory licenses are provided.

Regulatory and Compliance

Regulatory Bodies

OMG operates market infrastructure as a tier 1 ASX Clear participant, directly connecting to the market’s sole clearing house facility to process trades on behalf of its clients and their customers. Due to the nature of its operations, OMG is required to maintain high standards of market integrity and comply with a broad regulatory environment as implemented by the following regulators:

●	ASIC: ASIC is responsible for regulation and enforcement of Australia’s securities markets and financial services laws. OMG holds the Australian Financial Services License number 246705 issued by ASIC and is subject to the ASIC Market Integrity Rules (Securities Markets) 2017. Pursuant to its AFSL, OMG is a member of an external dispute resolution scheme and complaints body, the Australian Financial Complaints Authority (“AFCA”).

●	ASX: ASX is responsible for the operation of its market and for monitoring and enforcing compliance with its operating rules. OMG is a market participant and ASX Clear and Settlement participant, which permits OMG to access the ASX markets to facilitate trading for its clients and to clear and settle these trades.

●	Other Regulatory Bodies: OMG is regulated by several other regulatory bodies, such as the Office of the Australian Information Commissioner (“OAIC”), the national regulator for privacy and freedom of information) and AFCA (see above). OMG is also regulated by Australian Transaction Reports and Analysis Centre (“AUSTRAC”) who administer the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth).

Risk Management Framework

OMG recognizes that a robust risk framework and governance structure is key to helping grow OMG sustainably and achieve its objectives. The OMG board and management understand that the effective management of risk is an iterative and continuous process and that visible risk governance, risk management and effective internal control is fundamental to support OMG in maintaining compliance with its obligations, being balanced and prudent in its risk-taking activities and being confident in its disclosed information. The risk management framework of OMG encompasses the range of business processes, activities, systems and guidelines that form the basis of how OMG identifies, assesses, mitigates and monitors risks.

OMG’s risk framework is designed to help it understand and articulate its risk appetite and measure its risk profile to ensure that the risks it is exposed to remain within the approved risk appetite levels. It is also designed to identify new or emerging risks that OMG may encounter as the business grows, as well as changes to the operating environment and impacts these may have on its operations.

OMG reviews its risk framework to ensure that it remains appropriate for the nature and complexity of its business and that the elements of this continue to be effective in helping it manage its risks and obligations. Openmarkets has made a significant commitment to improving its supervision arrangements and capabilities and will continue to do so under its obligations within the 2023 enforceable undertaking it has entered with ASIC. See the section entitled “Legal and Regulatory Proceedings – ASIC Settlement.” Actions taken in the last two years include:

245

●	The appointment of a new CEO (Mr. Daniel Jowett, March 2022) and a new COO (Mr. Robert Forbes, commencing December 19, 2022), both long-standing and respected members of the Australian stockbroking community;

●	The appointment of Promontory Australia (“Promontory”) to conduct an independent review of the design of its trade surveillance arrangements. This was a proactive appointment prior to any considered action taken by ASIC that involved significant expenditure on Openmarkets’ part, and followed an earlier proactive engagement of the professional services firm RSM Australia to review the appropriateness, effectiveness and adequacy of Openmarkets’ broader compliance arrangements;

●	The implementation of a comprehensive uplift program to address areas for improvement identified by Promontory, in its report from March 2021;

●	The further bolstering of trade surveillance practices and procedures from Openmarkets’ Compliance function and Trading and Execution function,

●	Enhancing the resources available to support Openmarkets’ trade surveillance functions, which included recruiting persons with significant industry experience and intimate knowledge of trade surveillance to undertake key roles within this area of the business.

Legal and Regulatory Proceedings

OMG is and, from time to time, may become, subject to various legal proceedings and regulatory investigation matters that arise in the ordinary course of its business. OMG is also subject to regulatory oversight by numerous local, national, and foreign regulators. Other than the matters disclosed in the paragraphs below, OMG is not presently a party to any other legal or regulatory proceedings that in the opinion of its management, if determined adversely to OMG, would individually or taken together have a material adverse effect on its business, operating results, financial condition, or cash flows.

ASIC Settlement

On June 29, 2023 Openmarkets paid a penalty of A$4.5 million that was imposed by the Markets Disciplinary Panel (“MDP”) of ASIC and agreed to enter into an enforceable undertaking in respect of trade surveillance, client on-boarding and client money in order to comply with an infringement notice issued by the MDP on May 15, 2023.

Pursuant to the enforceable undertaking, OMG appointed an independent expert on September 12, 2023, that is responsible for reviewing the adequacy of OMG’s organizational and technical resources allocated to trade surveillance, client onboarding, and client money and OMG’s policies, processes, controls, and general oversight and compliance framework regarding trade surveillance, client onboarding, and client money. The independent expert delivered a report summarizing such review and its findings on January 24, 2024 setting out remedial actions to be taken by OMG to address the above. On February 23, 2024, OMG notified ASIC pursuant to paragraph 3.5 of the enforceable undertaking that (among other things) it elected to implement all such remedial actions. OMG has completed such remedial actions, without requiring changes to its headcount. However, OMG will incur additional costs in engaging the independent expert to evaluate the completion of the remedial actions, with such report being delivered within three to nine months of OMG’s completion of such remedial actions.

During its investigation into the matters raised by ASIC, OMG identified historical material weakness in its internal control over financial reporting. OMG identified deficiencies in its (i) implementation of its regulatory compliance policies and financial reporting close process, (ii) organizational and technical resources allocated to regulatory compliance, (iii) review and prevention of potentially manipulative trades on its platform, and (iv) compliance with client money obligations and monitoring its trust account related to such obligations. This investigation followed a 2017 ASIC MDP infringement notice related to other prior compliance failures.

The material weakness described above involves deficiencies that could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to the OMG financial statements that would not be prevented or detected, and, accordingly, OMG determined that these deficiencies constitute a material weakness in OMG’s internal controls related to its regulatory compliance. The material weakness presents risks for OMG, and the Purchaser following the Business Combination, See “Risk Factors = Risk Factors Related to OMG’s Business - OMG identified a material weakness in its internal control over financial reporting. If OMG’s remediation of this material weakness is not effective, or if it experiences additional material weaknesses or otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately report its financial condition or results of operations.” The appointment of the independent expert also poses risks to the timing of the planned expansion of OMG’s business. See “Risk Factors – Risks Related to OMG’s Business - OMG has appointed an independent expert to review and recommend remedial steps regarding certain of its resource allocations and internal policies and procedures in accordance with an enforceable undertaking entered into with ASIC. The recommendations of the independent expert could cause OMG to incur additional expenses and experience delays in business activities as OMG implements any remedial steps included in such recommendations.”

Importantly, an agreement to comply with an infringement notice is not an admission of guilt or liability; and Openmarkets is not considered to have contravened Australian corporation laws by virtue of such agreement. The infringement notice and enforceable undertaking do not limit Openmarkets’ license to operate or otherwise materially restrict its ongoing business activities.

246

Instead, the agreement to comply with the infringement notice was a concession agreed to by the Openmarkets board to allow it to focus on its go-forward business strategy, taking into account:

●	the historic nature of the relevant compliance deficiencies, all of which occurred under previous management;
●	the work already undertaken to resolve the historic issues in OMG’s compliance and trading framework; and
●	the continued improvement of processes embedded in OMG’s compliance framework on an ongoing basis;

By way of background, the MDP hearing followed an ASIC investigation into Openmarkets (when it was a subsidiary of OMG Predecessor) regarding:

●	trading conducted between January 1, 2020, and July 9, 2021, and whether Openmarkets had appropriate resources and policies in place to uphold integrity and ensure there was no appearance of market manipulation; and

●	certain trust account issues that occurred during a back-office system migration that took place in August 2021.

The MDP infringement notice centers on operational aspects of Openmarkets’ compliance framework during the relevant period identified above and dating back to 2018. The MDP took into consideration Openmarkets’ 2017 infringement notice and the steps taken to improve compliance with ASIC Market Integrity Rules (Securities Markets) 2017 following an independent review undertaken and completed in 2018.

The court enforceable undertaking required Openmarkets to appoint an independent expert to assess, report on and identify any necessary remedial actions relevant to the adequacy of Openmarkets’ organizational and technical resources and the design and operational effectiveness of its arrangements, relating to trade surveillance, client on-boarding and client money. The independent expert was appointed on September 14, 2023 and provided its first report and first summary report on January 24, 2024. The first summary report is disclosed on ASIC’s enforceable undertaking register. On February 16, 2024, ASIC also disclosed Openmarkets’ interim compliance report, confirming that the obligations imposed on Openmarkets under the enforceable undertaking were being adhered to. The independent expert’s first report sets out the independent expert’s findings including remedial actions necessary to address any deficiencies it considers in Openmarkets processes, policies and systems.

Openmarkets had the opportunity to elect which remedial actions it proposed to accept. If it did not accept any remedial actions, it was to notify ASIC of the reasons why it would not accept those remedial actions. On February 23, 2024, Openmarkets elected to accept all the remedial actions and provided notice to ASIC in accordance with paragraph 3.5 of the enforceable undertaking. OMG has completed remedial actions without requiring changes to its headcount. The independent expert has been re-engaged to deliver a second report within three to nine months of Openmarkets’ completion of such remedial actions, evaluating the implementation of the remedial actions. This review and the finalization of the second report must occur within 24 months from the date of the enforceable undertaking (being, 30 June 2025), or such other period as agreed in writing by ASIC and Openmarkets.

The OMG board believes the appointment of an independent expert can only serve to bolster Openmarkets’ continuous compliance focus, given the scope as outlined in the enforceable undertaking and the review of its trade surveillance, client onboarding and client money dealings as well as the effectiveness of any policies, frameworks and monitoring and supervision.

Any changes in Openmarkets’ organizational and technical resources and the design and operational effectiveness of its arrangements, relating to trade surveillance, client onboarding and client money are expected to have an immaterial effect on OMG’s financial reporting. See Regulatory and Compliance: Risk Management Framework.

For further information about how the appointment of an independent expert may cause OMG to incur additional expenses and delays in business activities in OMG, see the section entitled “Risk Factors – OMG has appointed an independent expert to review and recommend remedial steps regarding certain of its resource allocations and internal policies and procedures in accordance with an enforceable undertaking entered into with ASIC. The recommendations of the independent expert could cause OMG to incur additional expenses and experience delays in business activities as OMG implements any remedial steps included in such recommendations”.

ASX Inquiries

From time to time, Openmarkets, receives various requests for information from ASX. Openmarkets has discussed various matters with ASX with regards to particular incidents that have transpired that relate to (without limitation) Openmarkets’ failure to comply with ASX Clear messages to move client monies for settlement purposes; Openmarkets moving client monies out of its trust account that was not in compliance with ASX Clear Operating Rules; and Openmarkets monthly disclosure obligations in relation to capital liquidity lodgments with ASX.

On October 4, 2023, Openmarkets engaged in a dialog with ASX enforcement whereby Openmarkets presented work undertaken to date to address failure to comply with ASX Clear messages to move client monies for settlement purposes; moving client monies out of its trust account that was not in compliance with ASX Clear operating rules, and monthly disclosure obligations in relation to capital liquidity filing requirements with ASX.

The work undertaken by Openmarkets includes:

●	entering into an enforceable undertaking appointing an independent expert to review the areas the aforementioned mattes related to as outlined in the subsection above entitled “ASIC Settlement”; and

●	enhancing internal controls to identify and rectify compliance deficiencies.

If ASX elects to take enforcement action against Openmarkets, it has the ability to (among other things) impose a monetary penalty, require Openmarkets to enhance its compliance program and impose a condition on Openmarkets’ right to participate in the ASX clearing and settlement facility.

At the October 4, 2023 meeting, ASX enforcement stated that it had not initiated a review of the materials referred to it by ASX participant compliance and was not in a position to comment on actions taken or that it might take with respect to these incidents; however, the corrective measures have been received by ASX.

Openmarkets fully cooperates with ASX’s requests for information. While there is uncertainty as to whether ASX will take any further action with respect to these incidents, or what form any such actions might take, Openmarkets does not expect that ASX will take any action that will have a material adverse impact on OMG’s business, results of operations or future plans. Openmarkets’ basis for such an opinion is (i) ASX enforcement understands that Openmarkets is remediating its compliance program through an enforceable undertaking agreed with ASIC and is likely to put particular importance on the uplift of Openmarkets’ compliance program over and above any financial penalty it may impose and (ii) none of the seven disciplinary notices issued by ASX to other market participants for the 2023 calendar year included financial penalties of a size that would have had a material adverse impact on OMG’s business, results of operation or future plans, with the largest fine imposed being in the amount of A$100,000. No provisions for liability associated with these matters have been recorded.

Settlement with Volatility Financial Services

On October 1, 2019, TradeFloor and Volatility Financial Services Pty Ltd (formerly, Reach Trading Pty Ltd) (“Volatility”) entered into a license agreement whereby TradeFloor licensed the TradeFloor software to Volatility (the “Volatility License Agreement”). A dispute subsequently arose regarding unpaid license fees from Volatility in the sum of A$1.2 million. The dispute was settled in February 2023 and the parties entered into various deeds at that time and a variation to the license agreement (the “February 2023 Amendment”). Shortly prior to the execution of the February 2023 Amendment, Mr. Tchourilov acquired shares in Volatility.

In May 2023, a further dispute arose in respect of the February 2023 Amendment whereby TradeFloor alleged that Volatility owed A$0.2 million under the February 2023 Amendment, which Volatility disputed. TradeFloor alleged that Volatility had violated the February 2023 Amendment because its principals, Messrs. Tchourilov and Janiczak, had formed a new entity to conduct the business formerly conducted by Volatility using software that competed with TradeFloor. TradeFloor commenced proceedings alleging breach of contract and intellectual property infringement, among other things.

On September 27, 2023, the parties entered into a deed of settlement (the “September 23 Deed”), whereby TradeFloor agreed to dismiss the action, Volatility and its affiliates agreed to pay TradeFloor A$0.1 million over a 24-month period from entering into the September 23 Deed, Tchourilov and Janiczak agreed to transfer the shares in TradeFloor Holdings that were held by Tchourilov FT and Janiczak FT to Openmarkets (Holdings) Pty Ltd, and all parties agreed to release one another from any past, current or future claims related to the matters described above. Thereafter, on October 3, 2023, Tchourilov FT and Janiczak FT transferred all their shares in TradeFloor Holdings to Openmarkets (Holding) Pty Ltd, which resulted in TradeFloor becoming a wholly owned subsidiary of OMG.

247

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OMG PREDECESSOR AND OMG

The following discussion and analysis should be read in conjunction with the “Summary Historical Financial Information of OMG Predecessor and OMG” and “Business of OMG” sections of this proxy statement/prospectus and OMG Predecessor’s and OMG’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect OMG’s current expectations, plans, estimates, and assumptions concerning events and financial trends that involve risks and uncertainties and may affect OMG’s future operating results or financial position. Due to various factors, such as those outlined under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, OMG’s actual results, and the timing of events, may differ materially from those contained in these forward-looking statements. Financial information is presented in Australian dollars, being the functional currency and presentation currency of OMG, unless otherwise stated. OMG Predecessor’s and OMG’s financial statements are presented in accordance with IFRS, being the relevant reporting framework under Australian Accounting Standards.

Overview

OMG is an Australian financial services and technology provider headquartered in Sydney, Australia, with additional offices in Melbourne and Brisbane. OMG provides trade execution, clearing and settlement services, options risk management and equity order management applications, and related products and services to Fintechs, dealer groups, private wealth advisers, stockbrokers and high-volume traders.

OMG has built a highly scalable trading and markets business around its proprietary technology integrated with other market infrastructure. OMG offers an end-to-end solution for trading and investing, from account opening to trade execution, and is a provider of markets infrastructure for Fintechs, advisers, and their customers, as well as professional traders.

OMG’s subsidiary Openmarkets has been an ASX Clear and ASX Settlement Participant since 2013 and a trading participant of Cboe Australia since 2015. OMG also owns TradeFloor – an innovative proprietary tool for managing risks associated with options trading and is licensed to broker dealers and advice businesses as a Software as a Service, or SaaS, product. TradeFloor allows traders to analyze and manage their options positions using its derivatives risk management tools to make informed decisions about their options trades and minimize their exposure to risk.

More about OMG’s business, including a description of the OMG corporate structure, is set out in the “Business of OMG” section of this proxy statement/prospectus.

OMG is subject to several risks, including but not limited to, the need for continued investment and development of products and services, the requirement for additional capital (or financing) to fund operating losses, competition from businesses offering similar products and services, dependence on key individuals, and risks associated with changes in information technology. A comprehensive examination of the risk factors affecting the performance of OMG can be found in the “Risk Factors” section of this proxy statement/prospectus.

Key Performance Metrics

Adjusted EBITDA

In addition to total revenues, net income/(loss) and gross profit, which are measures presented in accordance with IFRS, OMG management believes that Adjusted EBITDA provides relevant and useful information as a supplemental measure of OMG’s operating performance.

Adjusted EBITDA comprises “profit/loss after tax” adjusted for interest, tax, depreciation, amortization and ‘one off’ expenses. ‘One off’ expenses include items which will not be relevant to OMG’s ongoing expenses in the future. These include transaction expenses in connection with the Business Combination, restructuring costs and regulatory penalties relating to prior management.

248

OMG and OMG Predecessor, on a combined basis, reported an Adjusted EBITDA of negative A$12.0 million for the year ended June 30, 2023, and OMG Predecessor reported an Adjusted EBITDA of negative A$13.6 million for the year ended June 30, 2022, a decrease in losses of A$1.6 million year on year. With respect to the most closely comparable IFRS number, OMG and OMG Predecessor, on a combined basis, reported loss after tax for the year ended June 30, 2023, of A$3.6 million, and OMG Predecessor reported loss after tax for the year ended June 30, 2022, of A$31.1 million.

OMG reported an Adjusted EBITDA of negative A$7.8 million for the unaudited nine months ended March 31, 2024, and OMG and OMG Predecessor, on a combined basis, reported an Adjusted EBITDA of negative A$10.4 million for the unaudited nine months ended March 31, 2023, an improvement of A$2.6 million in losses compared to the prior period. With respect to the most closely comparable IFRS number, OMG reported loss after tax for the nine months ended March 31, 2024, of A$11.1 million and OMG and OMG Predecessor, on a combined basis, reported profit after tax for the nine months ended March 31, 2023, of A$28.3 million, of which A$33.4 million relates to the gain on disposal that arose from OMG Predecessor disposing of its subsidiaries.

Adjusted EBITDA is neither required by, nor presented in accordance with, IFRS. Adjusted EBITDA should not be considered as a substitute for IFRS metrics such as total revenues, net income (loss), gross profit or any other performance measures derived in accordance with IFRS and may not be comparable to similar measures used by other companies, because not all companies and analysts calculate adjusted EBITDA in the same manner.

OMG management believes that adjusted EBITDA is useful to an investor in evaluating OMG’s performance because this measure:

● is widely used by investors to measure a company’s operating performance (in the experience of OMG management);

● excludes ‘one-off’ expenses that are no longer relevant to ongoing operations; and

● is used by OMG’s management for various purposes, including as measures of performance and as a basis for strategic planning and forecasting.

Items excluded from this non-IFRS measure are significant components in understanding and assessing financial performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as an alternative to, or a substitute for, analysis of OMG’s results reported in accordance with IFRS, including the loss for the period. Some of the limitations are:

● adjusted EBITDA does not reflect share-based payments (although there are none in the year ended 30 June 2023 or the nine months ended March 31, 2024), income tax expense or the amounts necessary to pay OMG’s taxes;

● although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any expenses for such replacements;

● although certain adjustments, such as restructuring costs and transaction related expenses, are believed by OMG management to be ‘one-off’ expenses that will not be repeated in future periods, should circumstances change, it is possible that such expenses, or similar expenses, could be incurred during OMG’s future years; and

● other companies may calculate Adjusted EBITDA differently than OMG does, limiting its usefulness as a comparative measure.

249

Due to these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to OMG to invest in the growth of its business. Below is a reconciliation of adjusted EBITDA to the most directly comparable IFRS financial measure, ‘Profit or loss after tax for the period’ for the years ended June 30, 2023, and 2022, and nine months ended March 31, 2024, and March 31, 2023:

	Continued Operations		Discontinued Operations		Total		Change
	Year ended June 30		Year ended June 30		Year ended June 30		A$’000
	2023 (A$’000)	2022 (A$’000)	2023 (A$’000)	2022 (A$’000)	2023 (A$’000)	2022 (A$’000)	(A$’000)%

Revenue from Contracts with Customers	10,127	1,190	1,857	14,306	11,984	15,496	(3,512)	-23%
(Loss)/Profit after tax for the year	(42,137)	(14,002)	38,539	(17,131)	(3,598)	(31,133)	27,535	-88%
Interest	1,982	579	291	1,644	2,273	2,223	50	2%
Tax	(84)	(1,892)	-		(84)	(1,892)	1,808	96%
Amortization and depreciation	611	989	90	904	701	1,893	(1,192)	-63%

Impairment loss	27,444	19,000	32	-	27,476	19,000	8,476	45%
Restructure costs	52	230	-	30	52	260	(208)	-80%
Regulatory related costs	2,989	-	-	1,926	2,989	1,926	1,063	55%
Transaction related expenses	1,953	-	98	3,018	2,051	3,018	(967)	-32%
Other income*	(2,917)	(8,902)	(7,541)	-	(10,458)	(8,902)	(1,556)	-17%
Gain on disposal	-	-	(33,354)	-	(33,354)	-	(33,354)	100%

Adjusted EBITDA – Non IFRS	(10,107)	(3,998)	(1,845)	(9,609)	(11,952)	(13,607)	1,655	12%

*Other income includes gain on derivative and non-derivative instruments, gain on disposal of assets, interest income and gain from revaluation of contingent consideration obligations.

	Continued Operations		Discontinued Operations		Total		Change
	Nine months ended March 31		Nine months ended March 31		Nine months ended March 31		A$’000
	2024 (A$’000)	2023 (A$’000)	2024 (A$’000)	2023 ** (A$’000)	2024 (A$’000)	2023 (A$’000)	(A$’000)%

Revenue from Contracts with Customers	7,022	6,970	-	1,857	7,022	8,827	(1,805)	-20%
(Loss)/Profit after tax for the year	(11,117)	(10,250)	-	38,539	(11,117)	28,289	(39,406)	>-100%
Interest	2,040	2,087	-	291	2,040	2,378	(338)	-14%
Tax	(76)	(59)	-	-	(76)	(59)	(17)	29%
Amortization and depreciation	1,008	433	-	90	1,008	523	485	93%
Impairment loss	-	-	-	32	-	32	(32)	-100%
Restructure costs	66	52	-	-	66	52	14	27%
Regulatory related costs	329	248	-	-	329	248	81	33%
Transaction related expenses	897	1,464	-	98	897	1,562	(665)	-43%
Other income *	(948)	(2,485)	-	(7,541)	(948)	(10,026)	9,078	-91%
Gain on disposal	-	-	-	(33,354)	-	(33,354)	33,354	-100%
			-
Adjusted EBITDA – Non IFRS	(7,801)	(8,510)	-	(1,845)	(7,801)	(10,355)	2,554	-25%

*Other income includes gain on derivative and non-derivative instruments, gain on disposal of assets, interest income and gain from revaluation of contingent consideration obligations.

** Relates to the period starting July 1, 2022 and ending August 30, 2022.

Sponsored Assets

Sponsored assets comprise the market value of equities Openmarkets sponsors on the CHESS system. CHESS is the technology used by the ASX to record shareholdings and manage the settlement of share transactions. Each underlying investor is assigned a unique Holder Identification Number (“HIN”), which acts as a unique identifier in CHESS for that investor’s holdings. Openmarkets sponsors those HINs in CHESS on behalf of that investor. The value of sponsored assets is adjusted by new client holdings, net of any existing client holdings, as well as fluctuations in the market valuation of securities.

OMG reported sponsored assets with a value of A$5.1 billion for the year ended June 30, 2023, and OMG Predecessor reported sponsored assets with a value of A$11.1 billion for the year ended June 30, 2022. The decrease is primarily due to the exit of SelfWealth as an intermediary client in the year ended June 30, 2023. See “Business of OMG – Clients.”

OMG reported sponsored assets with a value A$5.2 billion as at March 31, 2024, and OMG reported sponsored assets with a value of A$13.1 billion as at March 31, 2023. The decrease is primarily due to the departure of SelfWealth as an intermediary client in the intervening time period.

Net New Money

Net new money represents net client asset inflows (including sponsored assets as described above, and cash) obtained from cross-selling of products and services to existing clients or net client asset inflows from new clients within a specific time frame, net of outflows of client assets. This indicator is not influenced by market movements because it only captures the value of these assets at the time that they either become sponsored Assets or cease to be sponsored assets.

Net new money was negative A$7.0 billion for the year ended June 30, 2023, as compared to positive A$3.0 billion for the year ended June 30, 2022. Negative A$8.5 billion of net new money was attributable to the departure of SelfWealth as an intermediary client in year ended June 30, 2023. See “Business of OMG – Clients.”

Net new money was negative A$0.4 billion for the nine months ended March 31, 2024, as compared to positive A$1.6 billion for the nine months ended March 31, 2023. The majority of the decline is attributed to a decrease in new account openings following the departure of SelfWealth as an intermediary client.

250

Total Clients

OMG counts clients based on the number of Openmarkets’ opened accounts, irrespective of whether the account is serviced directly or through an intermediary (wholesale) client. OMG considers total clients to be a key performance metric as it is a gauge of anticipated trading activity.

Openmarkets’ total clients were over 97,000 as of June 30, 2023. Openmarkets’ total clients were over 288,000 as of June 30, 2022. The decline is primarily attributable to the departure of SelfWealth as an intermediary client in the year, which accounted for approximately 65% of total clients as of June 30, 2022.

Openmarkets’ total clients were over 41,000 as of March 31, 2024. Openmarkets’ total clients were over 317,000 as of March 31, 2023. The decline is primarily attributable to the departure of SelfWealth as an intermediary client, which accounted for approximately 61% of total clients as of March 31, 2023. Openmarkets exited two intermediary Fintech clients in the nine months ended March 31, 2024, which had generated losses for Openmarkets. This can be seen by the reduction in losses for the nine months ended March 31, 2024, compared to earlier periods, which resulted in a further reduction in total clients of 27,000. The remaining reduction is attributable to those clients who have not placed a trade since March 31, 2023, and therefore are no longer deemed as active in the last 12 months to March 31, 2024.

Results of Operations - Introductory Note

The results of operations for the years ended June 30, 2023, and 2022 are shown below as a total for both OMG and OMG Predecessor for the 2023 fiscal year and for OMG Predecessor for the 2022 fiscal year, followed by the results of operations for the nine months ended March 31, 2024, for OMG and March 31, 2023, both OMG and OMG Predecessor. The analysis of the results of operations is made on the combined performance of OMG and OMG Predecessor because OMG acquired the core business of OMG Predecessor as a result of the August 2022 Transaction, which occurred during their respective 2023 fiscal years running from July 1, 2022 to June 30, 2023 and during their respective fiscal three quarter years running from July 1, 2022 to March 31, 2023, and because OMG Predecessor sold its remaining business assets six weeks after OMG acquired OMG Predecessor’s core business. As a result, only a small portion of the revenue (16.7%) included in the combined results for the 2023 fiscal year was generated by OMG Predecessor, and even a smaller portion (15.5%) was generated by the OMG Predecessor business that OMG did not acquire. For the nine months ended March 31, 2023, 21% of revenue included in the combined results was generated by OMG Predecessor, and none was generated by the OMG Predecessor business that OMG did not acquire. The portion of the OMG Predecessor business and assets that OMG did not acquire in the August 2022 Transaction, and the results of which are presented as the “continuing operations” of OMG Predecessor, consisted only of Bee Wealth Pty Ltd, which was dormant in both fiscal years presented, and Opentrader Pty Ltd

In the August 2022 Transaction, OMG acquired certain assets of OMG Predecessor, the results of which are shown as “discontinued operations” in the financial statements of OMG Predecessor. Under IFRS, OMG Predecessor’s financial statements for the year ended June 30, 2022 and the nine months ended March 31, 2023, were required to be presented in a format that reflected the results of “continuing operations” and “discontinued operations” and that format does not include disclosure of the detailed line items that make up “discontinued operations” that would otherwise be required for an operating business. In OMG’s financial statements, the financial results from the business and assets that OMG acquired from OMG Predecessor in the August 2022 Transaction are referred to as the “continuing operations” of OMG and the “discontinued operations” of OMG Predecessor.

THUS, A READER INTERESTED IN CONSIDERING THE FINANCIAL RESULTS FROM THE BUSINESS AND ASSETS THAT WERE ACQUIRED BY OMG IN THE AUGUST 2022 TRANSACTION (AND THAT MAKE UP THE BUSINESS OF OMG TODAY) SHOULD REVIEW THE RESULTS OF OMG’S CONTINUING OPERATIONS” FOR THE PERIOD, TOGETHER WITH THE RESULTS OF OMG PREDECESSOR’S DISCONTINUED OPERATIONS FOR THE SAME PERIOD, AND COMPARE THESE COMBINED RESULTS AGAINST THE RESULTS OF THE “DISCONTINUED OPERATIONS” OF OMG PREDECESSOR FOR THE PERIOD.

If a reader combines the “continuing operations” of OMG for the 2023 fiscal year and the “discontinued operations” of OMG Predecessor for the same fiscal year, and compares these results to the “discontinued operations” for the 2022 fiscal year of OMG Predecessor, the reader will be reviewing the results from the business and assets that were acquired by OMG from OMG Predecessor in the August 2022 Transaction. Similarly, If a reader takes the “continuing operations” of OMG for the nine months ended March 31, 2024, and compares these results to the combined results of the “continuing operations” of OMG for the nine months ended March 31, 2023, and the “discontinued operations” of OMG Predecessor for the same period, the reader will be reviewing the results from the business and assets that were acquired by OMG from OMG Predecessor in the August 2022 Transaction. In addition, readers can clearly see the “continuing operations” of OMG Predecessor, which were not acquired by OMG, and understand the portion of OMG Predecessor’s operations that was not acquired by OMG.

Results of Operations for the Years Ended June 30, 2023, and 2022

In order to make the presentation of the OMG Predecessor fiscal year 2022 financial statements and the OMG and OMG Predecessor combined fiscal year 2023 financial statements easier to analyze and understand, we have included two tables below. These tables reflect the financial results of OMG and OMG Predecessor using the more detailed line items typically included in the financial statements of an operating company. Although these more detailed line items do not appear on the primary statements in the financial statements of either company that are included in this proxy statement/prospectus, the line-items presented are components of the line items included in such financial statements, and the line-item breakdowns are reported in the notes thereto. OMG management believes that this presentation provides more relevant financial information to investors regarding OMG’s business operations for the years ended June 30, 2022, and 2023 because OMG Predecessor operated the core business that became the business of OMG during those periods, even though not all of OMG Predecessor’s business was acquired by OMG.

The first table below combines all the financial results of OMG and OMG Predecessor (including results related to assets that OMG did not acquire) for the year ended June 30, 2023, and compares them to the results of OMG Predecessor (including results related to assets that OMG did not acquire) for the year ended June 30, 2022. The results of operations for the year ended June 30, 2023, include the period from July 1, 2022, to August 30, 2022, which represent results of OMG Predecessor, and the period from August 31, 2022, to June 30, 2023, which represent the results of OMG. See “Business of OMG – Corporate History – OMG Predecessor Transaction – August 2022”, for details of OMG’s acquisition of the discontinued operations of OMG Predecessor.

251

Combined results of OMG and OMG Predecessor
	Year Ended June 30,		Change
	2023 (A$’000)	2022 (A$’000)	A$’000%

Revenue from contracts with customers
Brokerage revenue	8,819	13,691	(4,872)	(36)%
Direct cost recoveries	618	539	79	15%
Subscription fee revenue	1,932	586	1,346	>100%
Corporate finance revenue	266	262	4	2%
Other revenue incl. service fee revenue	349	418	(69)	(17)%
Total revenue from contracts with customers	11,984	15,496	(3,512)	(23)%

Other income	10,459	8,902	1,557	17%

Total income	22,443	24,398	(1,955)	8%

Expenses
Trading expenses	(5,451)	(6,877)	1,426	(21)%
Selling and marketing expenses	(91)	(648)	557	(86)%
Administrative expenses	(51,664)	(47,675)	(3,989)	8%
Amortization and depreciation	(701)	(1,893)	1,192	(63)%
Employee benefits expense	(11,784)	(15,771)	3,987	(25)%
Impairment loss	(27,476)	(19,000)	(8,476)	45%
Other administrative expenses	(11,703)	(11,011)	(692)	6%
Finance costs	(2,273)	(2,223)	(50)	2%

Total expenses	(59,479)	(57,423)	(2,056)	4%

(Loss) before tax for the year	(37,036)	(33,025)	(4,011)	12%

Gain on Disposal	33,354	-	33,354	100%

Deferred tax relating to origination and reversal of temporary differences	84	1,892	(1,808)	(96)%

(Loss) after tax for the year	(3,598)	(31,133)	27,535	(88)%

The second table presented below presents the combined results of OMG and OMG Predecessor shown above into six columns, all totaling to the same numbers reflected in the first table above: (1) the continuing operations of the combined OMG and OMG Predecessor business (the “Combined OMG Business”) for the year ended June 30, 2023, (2) the continuing operations of the Combined OMG Business for the year ended June 30, 2022, (3) the discontinued operations for the year ended June 30, 2023, (4) the discontinued operations of the Combined OMG Business for the year ended June 30, 2022, (5) the total of discontinued and continuing operations of the Combined OMG Business for the year end June 30, 2023, and (6) the total of discontinued and continuing operations of the Combined OMG Business for the year end June 30, 2022.

252

	Continued Operations		Discontinued Operations		Total
	Year Ended June 30		Year Ended June 30		Year Ended June 30
	2023 (A$’000)	2022 (A$’000)	2023 (A$’000)	2022 (A$’000)	2023 (A$’000)	2022 (A$’000)

Revenue from contracts with customers
Brokerage revenue	7,237	1,190	1,582	12,501	8,819	13,691
Direct cost recoveries	542	-	76	539	618	539
Subscription fee revenue	1,842	-	90	586	1,932	586
Corporate finance revenue	223	-	43	262	266	262
Other revenue incl. service fee revenue	283	-	66	418	349	418
Total revenue from contracts with customers	10,127	1,190	1,857	14,306	11,984	15,496

Other income	2,917	8,902	7,542	-	10,459	8,902

Total Income	13,044	10,092	9,399	14,306	22,443	24,398

Expenses
Trading expenses	(4,412)	-	(1,039)	(6,877)	(5,451)	(6,877)
Selling and marketing expenses	(85)	(291)	(6)	(357)	(91)	(648)
Administrative expenses	(48,786)	(25,116)	(2,878)	(22,559)	(51,664)	(47,675)
Amortization and depreciation	(611)	(989)	(90)	(904)	(701)	(1,893)
Employee benefits expense	(9,515)	(1,329)	(2,269)	(14,442)	(11,784)	(15,771)
Impairment loss	(27,444)	(19,000)	(32)	-	(27,476)	(19,000)
Other administrative expenses	(11,216)	(3,798)	(487)	(7,213)	(11,703)	(11,011)
Finance Costs	(1,982)	(579)	(291)	(1,644)	(2,273)	(2,223)

Total Expenses	(55,265)	(25,986)	(4,214)	(31,437)	(59,479)	(57,423)

Profit/(Loss) before tax for the year	(42,221)	(15,894)	5,185	(17,131)	(37,036)	(33,025)

Gain on Disposal	-	-	33,354	-	33,354	-

Deferred Tax relating to origination and reversal of temporary differences	84	1,892	-	-	84	1,892

Profit/(Loss) after tax for the year	(42,137)	(14,002)	38,539	(17,131)	(3,598)	(31,133)

Revenues

OMG generates revenues primarily from brokerage, direct cost recoveries, subscription fees and broker distribution (corporate finance) fees. See “Business of OMG – Revenues and Expenses – Client Revenues” for further discussion of OMG’s sources of revenue.

Total revenues attributable to the combined OMG and OMG Predecessor business (the “Combined OMG Business”) decreased by A$3.5 million, or 22.7%, to A$12.0 million for the year ended June 30, 2023, as compared to A$15.5 million for the year ended June 30, 2022. This decrease is primarily attributable to lower brokerage revenues earned during the 2023 fiscal year, which resulted from the Australian equity markets having experienced lower trading volumes during the period. Total trading volumes in the Australian equity markets, which directly influence trading volumes handled by the Combined OMG Business, were down 16% from 4.673 trillion in the year ended June 30, 2022, to 3.927 trillion in the year ended June 30, 2023.

OMG’s clients may be grouped into three primary types: advice professionals, high-volume traders, and Fintechs. See “Business of OMG – Clients.”

253

Outlined below is a breakdown of the total revenues per by client type for OMG and OMG Predecessor for the year ended June 30, 2023, as compared to the year ended June 30, 2022:

	Year Ended June 30, 2023		Year Ended June 30, 2022
	Amount (A$’000)	Percentage	Amount (A$’000)	Percentage
Advice Professionals	4,816	40%	3,796	25%
High-Volume Traders	2,324	19%	4,030	26%
Fintechs	4,844	41%	7,670	49%
TOTAL	11,984	100%	15,496	100%

Brokerage Revenue

The most material revenue stream for the Combined OMG Business is brokerage revenue. Brokerage revenues attributable to the Combined OMG Business decreased by A$4.9 million, or 36%, to A$8.8 million for the year ended June 30, 2023, as compared to A$13.7 million for the year ended June 30, 2022.

The decrease was driven primarily by substantially lower equity trading volumes handled by the Combined OMG Business for the 2023 fiscal year following the global trend of declines in trading volumes on equity markets. The total equity volumes executed through the Combined OMG Business decreased by 35% from the year ended June 30, 2022, to the year ended June 30, 2023, from A$49.0 billion to A$32.0 billion. The average brokerage per trade confirmation for the year ended June 30, 2022, was A$5.60 and the average brokerage per trade confirmation for the year ended June 30, 2023, was A$6.10. OMG management considers the decrease in brokerage revenue and equity trading volumes across financial markets to be primarily attributable to increased interest rates and decreased investor sentiment in that period.

Although brokerage revenue is driven by trading volumes, OMG does not consider trading volume itself to be a key performance indicator, as volumes are a by-product of the overall performance of the equity markets.

Direct Cost Recoveries

Direct cost recoveries comprise the recovery of certain trading and market data expenses from clients. Direct cost recoveries attributable to the Combined OMG Business increased by A$0.1 million, or 15%, to A$0.6 million for the year ended June 30, 2023, as compared to A$0.5 million for the year ended June 30, 2022, as a result of improved cost re-billing processes with respect to one specific vendor, leading to a more effective recovery rate. OMG has agreements in place with its clients to allow for direct cost recoveries invoicing.

Subscription Fee Revenue

Subscription fees attributable to the Combined OMG Business increased by A$1.3 million, or 230%, to A$1.9 million for the year ended June 30, 2023, as compared to A$0.6 million for the year ended June 30, 2022. This increase was as a result of increased billing to OMG’s second largest client for one-off additional services together with fee increases from January 2023.

Broker Distribution Fees

Broker distribution fees attributable to the Combined OMG Business remained consistent at A$0.3 million for the year ended June 30, 2023, as compared to the year ended June 30, 2022. This reflects what was a new business strategy in the 2022 fiscal year, being the distribution of primary and secondary equity market transactions originated by other investment banks and stock brokerage firms and where OMG is able to bid to the book of the other investment bank or stock brokerage firm on behalf of its clients. The revenue generated from individual transactions ranges from A$30 to A$37,000.

254

Other Revenue

Other revenue attributable to the Combined OMG Business, including service revenue, decreased by A$0.1 million, or 16%, to A$0.3 million for the year ended June 30, 2023, as compared to A$0.4 million for the year ended June 30, 2022. This decrease was as a result of a decrease in fees from the opening of new client accounts. Total new trading accounts added in the year ended June 30, 2023, decreased by 62% to approximately 36,000 as compared to approximately 95,000 trading accounts added in the year ended June 30, 2022.

Total new trading accounts declined year-on-year due to a combination of the exit of SelfWealth as an intermediary client which reduced the number of new accounts opening by 77% year-on-year and the impact of the weaker market conditions experienced in the year ended June 30, 2023.

Other revenue also includes revenue generated from a bespoke, one-off project for a single client that generated A$0.3 million in each of the years ended June 30, 2022, and June 30, 2023.

Other Income

Other income attributable to the Combined OMG Business, increased by A$1.6 million, or 17%, to A$10.5 million for the year ended June 30, 2023, as compared to A$8.9 million for the year ended June 30, 2022. Other income of A$10.5 million in the year ended June 30, 2023 was comprised predominantly of a gain on disposal and forgiveness of the principal and accrued interest on the convertible notes of OMG Predecessor issued to Seller that were acquired by OMG in the August 2022 Transaction in the aggregate amount of A$9.8 million, revaluation of contingent liabilities of A$0.3 million in relation to the August 2022 Transaction, and interest earned on deposits of A$0.3 million.

Other income of A$8.9 million in the year ended June 30, 2022, was comprised of a gain on non-derivative instruments of A$4.6 million arising from the forgiveness of contingent consideration due to the sellers in the TradeFloor Acquisition, and A$2.7 million related to a fair value adjustment on the initial cost of shares of Openmarkets Trading Pty Ltd (formerly known as Cannon Trading Pty Ltd) due to the extinguishment of the applicable “earn out.”. There was no gain or loss on non-derivative instruments in the year ended June 30, 2023.

Expenses

Total expenses attributable to the Combined OMG Business increased by A$2.1 million, or 4%, to A$59.5 million for the year ended June 30, 2023, as compared to A$57.4 million for the year ended June 30, 2022. Detailed below is an analysis of each of the different expense types.

Trading Expenses

Trading expenses consist largely of transaction-related fees paid by OMG to third parties. Trading expenses attributable to the Combined OMG Business decreased by A$1.4 million, or 21%, to A$5.5 million for the year ended June 30, 2023, as compared to A$6.9 million for the year ended June 30, 2022. This decrease was primarily attributable to a decline in trading volumes handled by the Combined OMG Business for the year ended June 30, 2022, to the year ended June 30, 2023, as each trade executed by the Combined OMG Business is subject to an execution and clearing fee from ASX. The total trading expense equated to 62% of brokerage revenue in the year ended June 30, 2023, as compared to 50% in the prior corresponding fiscal year. The higher cost-to-revenue ratio was attributable to certain fixed flat fees payable to third party vendors regardless of the trading volume.

Selling and Marketing Expenses

Selling and marketing expenses attributable to the Combined OMG Business decreased by 86%, to A$0.1 million for the year ended June 30, 2023, as compared to A$0.6 million for the year ended June 30, 2022. This decrease was attributable to OMG Predecessor’s decision to wind down and cease the offering of Opentrader in the second half of the year ended June 30, 2022.

Administrative Expenses

Administrative expenses attributable to the Combined OMG Business increased by A$4.0 million, or 8%, to A$51.7 million for the year ended June 30, 2023, as compared to A$47.7 million for the year ended June 30, 2022. Detailed below is an analysis of each of the different expense types comprising administrative expenses; namely employee benefits expense, amortization and depreciation expense, impairment and other administrative expenses.

Employee Benefits Expense

Employee benefits expense attributable to the Combined OMG Business decreased by A$4.0 million, or 25%, to A$11.8 million for the year ended June 30, 2023, as compared to A$15.8 million for the year ended June 30, 2022. This decrease was as a result of headcount reductions during the period in reaction to reduced equity market activity, which translated to lower trading volumes being handled by the OMG Combined Business, as well as the discontinuation of the Opentrader business; total employee headcount was reduced from a peak of 103 in March 2022 to 63 as of June 30, 2023.

Amortization and Depreciation Expense

Amortization and depreciation expense decreased by A$1.2 million, or 63%, to A$0.7 million for the year ended June 30, 2023, as compared to A$1.9 million for the year ended June 30, 2022. This decrease was primarily attributable to a right of use asset which was no longer classified as a right of use asset in the year ended June 30, 2023, thus generated no associated amortization expense.

255

Impairment Loss Expense

Impairment loss expenses attributable to the Combined OMG Business increased by A$8.5 million, or 45% for the year ended June 30, 2023, as compared with the year ended June 30, 2022, as a result of impairment charges during each of the 2022 and 2023 fiscal years.

For the year ended June 30, 2023, the Combined OMG Business recognized an impairment loss expense of A$27.4 million with respect to goodwill that had been recorded in connection with the August 2022 Transaction because it was determined that as of June 30, 2023, the carrying value of the assets acquired by OMG exceeded their recoverable value by that amount.

For the year ended June 30, 2022, the Combined OMG Business recognized a total impairment loss expense of A$19.0 million, comprised of (i) an impairment loss expense of A$13.2 million with respect to goodwill that had been recorded in connection with the acquisition of Tradefloor Holdings Pty Ltd on November 12, 2020, because it was determined that as of June 30, 2022, the carrying value of the assets acquired by OMG Predecessor exceeded their recoverable value by that amount, and (ii) an impairment loss expense of A$5.7 million relating to software development costs.

Other Administrative Expenses

Other administrative expenses attributable to the Combined OMG Business increased by A$0.7 million, or 6%, to A$11.7 million for the year ended June 30, 2023, as compared to A$11.0 million for the year ended June 30, 2022. Other administrative expenses include expenses recognized in connection with the ASIC regulatory action described elsewhere in this proxy statement/prospectus of A$2.6 million and A$1.9 million in the years ended June 30, 2023, and 2022 respectively. Outside of charged related to the ASIC penalty, other administrative expenses were unchanged from the year ended June 30, 2022, to the year ended June 30, 2023. See “Business of OMG — Legal and Regulatory Proceedings — ASIC Settlement.”

Net Finance Costs

The Combined OMG Business net finance costs primarily consist of net finance income/expenses, interest on debt and borrowing, and interest on lease liabilities. Net finance costs attributable to the Combined OMG Business increased by A$0.1 million, or 4%, to A$2.3 million for the year ended June 30, 2023, as compared to A$2.2 million for the year ended June 30, 2022, due to increased interest expense.

Gain on Disposal

The gain on disposal associated with the Combined OMG Business is fully attributable to the gain arising from the August 2022 Transaction of OMG Predecessor totaling A$33.4 million.

Deferred Tax

Deferred tax expense associated with the Combined OMG Business decreased by A$1.8 million, or 96%, to A$0.1 million for the year ended June 30, 2023, as compared to A$1.9 million for the year ended June 30, 2022.

The deferred tax expense recognized in the year ended June 30, 2023, related to a temporary tax difference due to the amortization of the intangible assets acquired in the August 2022 Transaction. The deferred tax adjustment was based on the applicable tax rate of 25%.

The deferred tax expense recognized in the year ended June 30, 2022, related to a temporary tax difference due to the impairment of the intangible assets in relation to the assets of Tradefloor Holdings. The deferred tax adjustment was based on the applicable tax rate of 25%.

256

Loss Attributable to Non-Controlling Interest

OMG owned 90% of TradeFloor Holdings (and its wholly owned entities being TradeFloor IPCO and TradeFloor) until October 3, 2023, when it acquired the remaining 10% of these entities. See “Business of OMG — Legal and Regulatory Proceedings — Settlement with Volatility Financial Services.” During the year ended June 30, 2023, TradeFloor Holdings and its wholly owned subsidiaries incurred a loss of A$10.2 million. The total loss in respect to the non-controlling interest in TradeFloor Holdings during that same period amounted to A$1.2 million. During the year ended June 30, 2022, TradeFloor Holdings and its wholly owned subsidiaries incurred a loss of A$11.9 million.

Results of Operations for the nine months ended March 31, 2024, and 2023

If a reader combines the “continuing operations” of OMG for the June 30, 2023 fiscal year and the “discontinued operations” of OMG Predecessor for the same fiscal year, and compares these results to the “discontinued operations” for the June 30, 2022 fiscal year of OMG Predecessor, the reader will be reviewing the results from the business and assets that were acquired by OMG from OMG Predecessor in the August 2022 Transaction. Similarly, If a reader takes the “continuing operations” of OMG for the nine months ended March 31, 2024, and compares these results to the combined results of the “continuing operations” of OMG for the nine-month period ended March 31, 2023, and the “discontinued operations” of OMG Predecessor for the same period, the reader will be reviewing the results from the business and assets that were acquired by OMG from OMG Predecessor in the August 2022 Transaction. In addition, readers can clearly see the “continuing operations” of OMG Predecessor, which were not acquired by OMG, and understand the portion of OMG Predecessor’s operations that was not acquired by OMG. We note that the results from the “continuing operations” of OMG for the nine-month period ended March 31, 2023 actually contain results from the period starting August 31, 2022 and ending March 31, 2023, and the results from the “discontinued operations” of OMG Predecessor for the nine-month period ended March 31, 2023 actually contain results from the period starting July 1, 2022 and ending August 30, 2022.

In order to make the presentation of the OMG and OMG Predecessor combined nine months ended March 31, 2023, and the OMG financial statements for the nine months ended March 31, 2024, easier to analyse and understand, we have included two tables below. The first table below combines all the financial results of OMG for the nine months ended March 31, 2024, and compares them to the results of OMG and OMG Predecessor (including results related to assets that OMG did not acquire) for the nine months ended March 31, 2023. The results of operations for the nine months ended March 31, 2023, include the period from July 1, 2022, to August 30, 2022, which represent results of OMG Predecessor, and the period from August 31, 2022, to March 31, 2023, which represent the results of OMG. See “Business of OMG – Corporate History – OMG Predecessor Transaction – August 2022”, for details of OMG’s acquisition of the discontinued operations of OMG Predecessor.

Combined results of OMG and OMG Predecessor

	Nine months ended March 31		Change
	2024 (A$’000)	2023 (A$’000)	A$’000%

Revenue from contracts with customers
Brokerage revenue	5,409	6,978	(1,569)	-22%
Direct cost recoveries	467	445	22	5%
Subscription fee revenue	418	973	(555)	-57%
Corporate finance revenue	87	202	(115)	-57%
Other revenue incl. service fee revenue	641	229	412	>100%
Total revenue from contracts with customers	7,022	8,827	(1,805)	-20%

Other income	948	10,026	(9,078)	-91%

Total income	7,970	18,853	(10,883)	-58%

Expenses
Trading expenses	(2,903)	(4,391)	1,488	-34%
Selling and marketing expenses	(94)	(57)	(37)	65%
Administrative expenses	(14,126)	(17,151)	3,025	-18%
Amortization and depreciation	(1,008)	(523)	(485)	93%
Employee benefits expense	(8,546)	(8,022)	(524)	7%
Impairment loss	-	(32)	32	-100%
Other administrative expenses	(4,572)	(8,574)	4,002	-47%
Finance costs	(2,040)	(2,378)	338	-14%

Total expenses	(19,163)	(23,977)	4,814	-20%

(Loss)/Profit before tax for the year	(11,193)	(5,124)	(6,069)	>-100%

Gain on Disposal	-	33,354	(33,354)	-100%

Deferred tax relating to origination and reversal of temporary differences	76	59	17	29%

(Loss)/Profit after tax for the year	(11,117)	28,289	(39,406)	>-100%

257

The second table presented below presents the combined results of OMG and OMG Predecessor shown above into five columns, all totaling to the same numbers reflected in the first table above: (1) the continuing operations of the OMG business for the nine months ended March 31, 2024, (2) the continuing operations of the combined OMG and OMG Predecessor business (the “Combined OMG Business”) for the nine months ended March 31, 2023, (3) the discontinued operations of the Combined OMG Business for the nine months ended March 31, 2023, (4) the total of the continuing operations of the Combined OMG Business for the nine months ended March 31, 2024, and (5) the total of the discontinued and the continuing operations of the Combined OMG Business for the nine months ended March 31, 2023.

	Continued Operations		Discontinued Operations	Total
	Nine months ended March 31		Nine months ended March 31 *	Nine months ended March 31
	2024 (A$’000)	2023 (A$’000)	2023 (A$’000)	2024 (A$’000)	2023 (A$’000)

Revenue from contracts with customers
Brokerage revenue	5,409	5,396	1,582	5,409	6,978
Direct cost recoveries	467	369	76	467	445
Subscription fee revenue	418	883	90	418	973
Corporate finance revenue	87	159	43	87	202
Other revenue incl. service fee revenue	641	163	66	641	229
Total revenue from contracts with customers	7,022	6,970	1,857	7,022	8,827

Other income	948	2,485	7,541	948	10,026

Total Income	7,970	9,455	9,398	7,970	18,853

Expenses
Trading expenses	(2,903)	(3,352)	(1,039)	(2,903)	(4,391)
Selling and marketing expenses	(94)	(51)	(6)	(94)	(57)
Administrative expenses	(14,126)	(14,274)	(2,877)	(14,126)	(17,151)
Amortization and depreciation	(1,008)	(433)	(90)	(1,008)	(523)
Employee benefits expense	(8,546)	(5,754)	(2,268)	(8,546)	(8,022)
Impairment loss	-	-	(32)	-	(32)
Other administrative expenses	(4,572)	(8,087)	(487)	(4,572)	(8,574)
Finance Costs	(2,040)	(2,087)	(291)	(2,040)	(2,378)

Total Expenses	(19,163)	(19,764)	(4,213)	(19,163)	(23,977)

(Loss)/Profit before tax for the year	(11,193)	(10,309)	5,185	(11,193)	(5,124)

Gain on Disposal	-	-	33,354	-	33,354

Deferred Tax relating to origination and reversal of temporary differences	76	59	-	76	59

(Loss)/Profit after tax for the year	(11,117)	(10,250)	38,539	(11,117)	28,289

*Relates to the period starting July 1, 2022 and ending August 30, 2022.

Revenues

Total revenues attributable to the Combined OMG Business decreased by A$1.8 million, or 20%, to A$7.0 million for the nine months ended March 31, 2024, as compared to A$8.8 million for the nine months ended March 31, 2023. This decrease is primarily attributable to lower brokerage revenues earned during the nine months ended March 31, 2024, which resulted from the Australian equity markets having experienced lower trading volumes during the period and the departure of SelfWealth as an intermediary client, in comparison to the prior period; the decrease in revenue between periods associated with SelfWealth accounted for A$1.6 million, or 88%, of the variance.

258

Outlined below is a breakdown of the total revenues by client type for the Combined OMG Business for the nine months ended March 31, 2024, as compared to the nine months ended March 31, 2023:

	Nine months ended March 31, 2024		Nine months ended March 31, 2023
	Amount (A$’000)	Percentage	Amount (A$’000)	Percentage
Advice Professionals	3,065	43%	3,166	36%
High-Volume Traders	1,312	19%	1,841	21%
Fintechs	2,645	38%	3,820	43%
TOTAL	7,022	100%	8,827	100%

Brokerage Revenue

Brokerage revenues attributable to the Combined OMG Business decreased by A$1.6 million, or 22%, to A$5.4 million for the nine months ended March 31, 2024, as compared to A$7.0 million for the nine months ended March 31, 2023. The decrease was driven primarily by lower equity trading volumes for the nine months ended March 31, 2024, as compared with the prior period, and the departure of SelfWealth as an intermediary client. SelfWealth’s contracted minimums for the nine months ended March 31, 2024 were A$0.9 million, which was a decrease of A$1.6 million as compared to their revenue generated for the nine months ended March 31, 2023, totaling A$2.5 million. Following the global trend of decline in trading volumes on equity markets, the total trading volumes in the Australian equity markets, which directly influence trading volumes handled by the Combined OMG Business, were down 6% from 3.025 trillion in the nine months ended March 31, 2023, to 2.841 trillion in the nine months ended March 31, 2024. The average brokerage per trade confirmation for the nine months ended March 31, 2023, was $5.46 and the average brokerage per trade confirmation for the nine months ended March 31, 2024, was $9.37. This increase was primarily attributable to the departure of SelfWealth as an intermediary client, whose brokerage rates were lower than those of other clients.

Direct Cost Recoveries

Direct cost recoveries attributable to the Combined OMG Business increased by A$22,000, or 5%, to A$0.5 million for the nine months ended March 31, 2024, as compared to A$0.4 million for the nine months ended March 31, 2023, which is primarily the result of increases in certain third party vendor costs which are subsequently billed to clients.

Subscription Fee Revenue

Subscription fees attributable to the Combined OMG Business were A$0.4 million for the nine months ended March 31, 2024, as compared to A$1.0 million for the nine months ended March 31, 2023. This decrease was primarily attributable to a one-off billing to one particular client for additional services in the nine months ended March 31, 2023.

Broker Distribution Fees

Broker distribution fees revenue attributable to the Combined OMG Business decreased by A$0.1 million, or 57%, to A$0.1 million for the nine months ended March 31, 2024, as compared to A$0.2 million for the nine months ended March 31, 2023 reflecting the lower levels of primary and secondary capital raisings on the ASX generally during the period.

Other Revenue

Other revenue attributable to the Combined OMG Business, including service revenue, increased by A$0.4 million, or 180%, to A$0.6 million for the nine months ended March 31, 2024, as compared to A$0.2 million for the nine months ended March 31, 2023. This increase was primarily attributable to the introduction of an OMG wealth adviser revenue stream which commenced in late June 2023. See “Certain Forecasted Financial Information.”

259

Other Income

Other income attributable to the Combined OMG Business was A$0.9 million for the nine months ended March 31, 2024, as compared to A$10.0 million for the nine months ended March 31, 2023, a decrease of A$9.1 million, or 91%.

Other income recognized in the nine months ended March 31, 2024, comprised of interest earned on deposits of A$0.3 million and the gain resulting from the revaluation of the remaining contingent liability in relation to the August 2022 Transaction of A$0.6 million. The other income recognized in the nine months ended March 31, 2023, comprised predominantly of a gain on disposal and forgiveness of the principal and accrued interest on the convertible notes of OMG Predecessor issued to Seller that were acquired by OMG in the August 2022 Transaction in the aggregate amount of A$9.8 million and interest earned on deposits of A$0.2 million.

Expenses

Total expenses attributable to the Combined OMG Business decreased by A$4.8 million, or 20%, to A$19.2 million for the nine months ended March 31, 2024, as compared to A$24.0 million for the nine months ended March 31, 2023. Detailed below is an analysis of each of the different expense types.

Trading Expenses

Trading expenses attributable to the Combined OMG Business were A$2.9 million for the nine months ended March 31, 2024, as compared to A$4.4 million for the nine months ended March 31, 2023. This decrease of A$1.5 million, or 34%, was primarily attributable to lower trading volumes being handled by the Combined OMG Business in the latter period as compared with the prior period. The total trading expense equated to 54% of brokerage revenue in the nine months ended March 31, 2024, as compared to 63% in the prior corresponding period. The lower cost-to-revenue ratio was attributable to contract minimums earned from clients who departed which incurred no trading expenses.

Selling and Marketing Expenses

Selling and marketing expenses attributable to the Combined OMG Business were A$94,000 for the nine months ended March 31, 2024, as compared to A$57,000 for the nine months ended March 31, 2023.

Administrative Expenses

Administrative expenses attributable to the Combined OMG Business were A$14.1 million for the nine months ended March 31, 2024, as compared to A$17.2 million for the nine months ended March 31, 2023, a decrease of A$3.1 million, or 18%. Detailed below is an analysis of each of the different administrative expense types, namely employee benefits expense, amortization and depreciation expense, impairment and other administrative expenses.

Employee Benefits Expense

Employee benefits expense attributable to the Combined OMG Business were A$8.5 million for the nine months ended March 31, 2024, as compared to A$8.0 million for the nine months ended March 31, 2023, a decrease of A$0.5 million, or 7%. This decrease was primarily attributable to headcount in the latter period being lower, at 45 than in the prior period, at 58. However, this was partially offset by contractual payments relating to the Cannon Trading transaction. See “Business of OMG- Corporate History - Subsidiaries’ Histories.” And a succession bonus relating the August 2022 Transaction.

Amortization and Depreciation Expense

Amortization and depreciation expense was A$1.0 million for the nine months ended March 31, 2024, as compared to A$0.5 million for the nine months ended March 31, 2023. Amortization for the nine months ended March 31, 2024, was primarily attributable to intangible assets acquired during the August 2022 Transaction as well as right-of-use assets and property, plant and equipment. Amortization for the nine months ended March 31, 2023 was primarily attributable to intangible assets, right-of-use assets and property, plant and equipment.

260

Impairment Loss Expense

For the nine months ended March 31, 2024, the Combined OMG Business recognized no impairment loss expense. For the nine months ended March 31, 2023, the Combined OMG Business recognized a total impairment loss expense of A$32,000, relating to software development costs that had previously been capitalized.

Other Administrative Expenses

Other administrative expenses attributable to the Combined OMG Business were A$4.6 million for the nine months ended March 31, 2024, as compared to A$8.6 million for the nine months ended March 31, 2023, a decrease of A$4.0 million, or 47%. The decrease primarily relates to the ASIC penalty and a decrease in technology-related costs and legal and professional costs.

Net Finance Costs

Net finance costs attributable to the Combined OMG Business were A$2.0 million for the nine months ended March 31, 2024, or 14% lower than net finance costs of A$2.4 million for the nine months ended March 31, 2023. The difference between the periods is attributable to a non-recurring finance charge payable to Enhanced Investments recognised in the nine months ended March 31, 2023. This was offset partially by an increase in finance costs related to the increased Enhanced Investment Facility.

Gain on Disposal

The gain on disposal associated with the Combined OMG Business is fully attributable to the gain arising from the August 2022 Transaction of OMG Predecessor totaling A$33.4 million. No such gain was recognized in the nine months ended March 31, 2024.

Deferred Tax

The deferred tax expense associated with the Combined OMG Business was A$76,000 for the nine months ended March 31, 2024, as compared to A$59,000 for the nine months ended March 31, 2023. Deferred tax expense in each period relates to temporary tax differences associated with the amortization of the intangible assets acquired in the August 2022 Transaction. The deferred tax expense recognized was based on the applicable tax rate of 25%.

261

Loss Attributable to Non-Controlling Interest

During the nine months ended March 31, 2024, TradeFloor Holdings and its wholly owned subsidiaries incurred a loss of A$15.0 million. The total loss in respect to the non-controlling interest in TradeFloor Holdings during that same period amounted to A$0.3 million. During the nine months ended March 31, 2023, TradeFloor Holdings and its wholly owned subsidiaries incurred a loss of A$6.3 million, and the total loss in respect to the non-controlling interest in TradeFloor Holdings during that same period amounted to A$0.6 million.

Openmarkets purchased the remaining 10% of Tradefloor Holdings and its wholly owned subsidiaries on October 3, 2023, and NCI was no longer recorded after this date. See “Business of OMG — Legal and Regulatory Proceedings — Settlement with Volatility Financial Services.”

Liquidity and Capital Resources

OMG is a growth-stage company, and to date, the funds received from previous common stock and convertible notes issuances of both OMG and OMG Predecessor, as well as OMG’s ability to obtain debt financing from affiliated and unaffiliated lenders, have provided the liquidity necessary for OMG to fund its operations and meet regulatory capital requirements.

The following table summarizes OMG’s total current assets, liabilities and working capital as of March 31, 2024, and June 30, 2023, and those of OMG Predecessor as of June 30, 2022:

	March 31, 2024	June 30, 2023	June 30, 2022
Current Assets (A$000)	25,108	40,260	65,948
Current Liabilities (A$000)	19,987	38,087	95,957
Working Capital (deficit) (A$000)	5,121	2,173	(30,009)

OMG anticipates that it will require a total of between $9.0 million and $11.0 million (in addition to cash from its operations) to meet its liquidity needs for the first year following the closing of the Business Combination and an additional $2.0 million to $10.0 million to fund potential acquisitions over the same period.

The amount of funds required by OMG post-Business Combination will depend in part on the net proceeds OMG will receive at the closing of the Business Combination, which will depend on the number of Company Shares redeemed by public stockholders, , the amount of the Company’s acquisition costs paid in cash versus in Purchaser Shares (if any), and the amount of any PIPE obtained by the Purchaser, if any. Because these amounts are unknown at this time, OMG cannot predict the amount of net proceeds it will receive at the closing of the Business Combination, if any.. OMG anticipates meeting its liquidity needs and its capital needs to fund acquisitions from several sources. First, OMG anticipates meeting its working capital needs from cash from operations and, second, and to a lesser extent, from cash, if any, it receives from the net proceeds OMG may receive at the closing of the Business Combination. Third, OMG will look to borrowings on OMG’s credit facility with Enhanced. As of June 30, 2024, OMG owed Enhanced approximately A$32.4 million on its credit line, which had a credit limit, as of June 30, 2024, of A$32 million. The credit limit has subsequently been raised to A$43 million, and the termination date of the credit line is now October 31, 2025. Historically, Enhanced, which is an affiliate of OMG, has been willing to increase the amount of this credit facility as required by OMG, but it is not required to do so, and there is no assurance that it will do so in the future. See “Financing Arrangements.” Fourth, if OMG is unable to secured adequate working capital from these sources, it will attempt to meet the balance of its working capital needs from equity financings. With respect to securing capital for potential acquisitions, OMG plans to secure such capital from a combination of sources, including but not limited to, the issuance of Purchaser equity to sellers of the acquired companies, raising equity capital for Purchaser from third parties, and seller purchase money financing. OMG has not entered into any definitive agreements for equity financings to meet either its working capital needs or to finance prospective acquisitions and there can be no assurance that it will be able to do so.

Although OMG’s revenues are expected to grow as it expands its operations, it has experienced net losses since its formation. If OMG requires additional cash, OMG expects to obtain the necessary funds as described above; however, OMG’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of operations. To address these risks, OMG must, among other things, seek growth opportunities through additional debt and/or equity investments and acquisitions in its industry, and successfully execute its business strategy. OMG cannot assure that it will be successful in addressing such risks, and the failure to do so could have a material adverse effect on its business prospects, financial condition and results of operations.

262

See “Risk Factors” for further discussion, including “Risk Factors – OMG has incurred significant debt to finance its operations and business—approximately A$29.2 million of loans (including associated interest) outstanding as of March 31, 2024, and there is a chance that such debt may not be financeable, the terms of the loan agreements be breached, or that OMG defaults some or all of its obligations.”

Regulatory Capital

Regulatory capital is required to satisfy various rules and regulations that pertain to Openmarkets’ status as a clearing participant of ASX. See “Risk Factors – OMG is obligated by certain regulations to maintain regulatory capital, which may affect OMG’s ability to conduct its business and to distribute profits and may reduce profitability and restrict expansion. Further, OMG may also be subject to disciplinary sanctions by regulators.” In summary, these include requirements to have:

●	a minimum of A$5.0 million in net assets at all times;

●	a ratio of liquid capital to total risk requirement (being a defined term and calculation of the ASX) of at least 1.2 at all times; and

●	available cash to meet the daily cash market margins (“CMM”) imposed by the ASX.

The table below shows compliance by Openmarkets with these regulatory capital metrics (all dollar amounts are in A$) as of the indicated dates, reflecting data submitted to the ASX as part of the monthly regulatory reporting requirements:

	March 31, 2024	June 30, 2023	June 30, 2022
Net assets	$5.6 million	$5.2 million	$5.0 million
Ratio of liquid capital to total risk Requirement[1]	16.0410	8.2596	5.1162
CMM requirement[2]	$1.4 million	$2.4 million	$7.6 million

Notes:

1 Ratio of liquid capital to total risk requirement is a key measure ASX Clear uses to monitor risk of market participants.

2 CMM is a principal-to-principal margin, lodged with ASX Clear by a clearing participant to ensure that, if it defaults, ASX Clear can close out the defaulting clearing participant’s net novated settlement obligations with minimal impact to the broader market.

263

Cash Flows During the Years Ended June 30, 2023, and 2022

The following table presents the cash flows from operating, investing and financing activities of the Combined OMG Business during the years ended June 30, 2023, and 2022. This table presents the financial information of OMG and OMG Predecessor for the years ended June 30, 2023, and 2022, respectively as continuing operations to provide the user with comparable financial information. The subsequent table presents the split of the cash flows during the years ended June 30, 2023, and 2022, between continued and discontinued operations as shown in the audited financial statements of OMG and OMG Predecessor contained elsewhere in this proxy statement/prospectus.

	Year Ended June 30,
	2023 (A$’000)	2023 (A$’000)	2023 (A$’000)	2022 (A$’000)	Change (A$’000)	Change (%)
Operating activities	OMG Aug 31, 2022, to Jun 30, 2023	OMG Predecessor Jul 1, 2022, to Aug 30, 2022	Total	OMG Predecessor Jul 1, 2021, to Jun 30, 2022
Receipts from customers	11,021	2,406	13,427	11,875	1,522	13%
Payments to suppliers and employees	(31,881)	(5,085)	(36,966)	(18,150)	(18,816)	>100%
Interest received	295	9	304	9	295	>100%
Borrowing costs paid	(1,786)	(126)	(1,912)	(1,320)	(592)	45%
Income tax paid	-	-	-	-	-	-
Net cash used in operating activities	(22,351)	(2,796)	(25,147)	(7,586)	(17,561)	>100%

Investing activities:
Acquisition of subsidiaries, net of cash acquired	18,537	(20,835)	(2,298)	(1,875)	(423)	23%
Payments for property, plant and equipment	(57)	-	(57)	(28)	(29)	>100%
Payments for intangibles	-	-	-	(77)	77	-100%
Proceeds from disposal of intangible assets	-	-	-	-	-	-
Net cash from/ (used in) investing activities	18,480	(20,835)	(2,355)	(1,980)	(375)	19%

Financing activities
Proceeds from issue of shares	30,814	-	30,814	-	30,814	100%
Proceeds from loans	-	3,650	3,650	22,411	(18,761)	-84%
Repayment of borrowings	(1,467)	(331)	(1,798)	(1,294)	(504)	39%
Repayment of lease liabilities	3,107	(219)	2,888	(1,485)	4,373	>-100%
Net cash from financing activities	32,454	3,100	35,554	19,632	15,922	81%

Net increase in cash and cash equivalents	28,583	(20,531)	8,052	10,066	(2,014)	-20%
Cash and cash equivalents at the beginning of the financial period[1]	-	27,233	27,233	17,167	10,066	59%
Cash and cash equivalents at the end of the financial period[1]	28,583	6,702	28,583	27,233	1,350	5%

Notes:

1 The ‘Cash and cash equivalents at the beginning of the financial period’ total of the combined results of OMG and OMG Predecessor for the year ended June 30, 2023, shown in the cashflow statement above uses the ‘Cash and cash equivalents at the beginning of the financial period’ balance of the results of the OMG Predecessor period July 1, 2022 to August 30, 2022.

The ‘Cash and cash equivalents at the end of the financial period’ total of the combined results of OMG and OMG Predecessor for the year ended June 30, 2023, shown in the cashflow statement above uses the closing balance of the ‘Cash and cash equivalents at the end of the financial period’ of the OMG period August 31, 2022 to June 30, 2023.

264

Net Cash Flows from Operating Activities

Net cash flows from operating activities was an outflow of A$22.4 million for the year ended June 30, 2023, and was primarily due to the difference between receipts and payments for customers and suppliers. Other net cash outflows include A$4.5 million in relation to the ASIC penalty, A$1.8 million for borrowing costs paid to Partners for Growth, Enhanced Investments and the OMRA Fund unit holders and A$0.3 million in interest payments for leases.

Net cash flows from operating activities was an outflow of A$7.6 million for the year ended June 30, 2022, and was primarily due to the difference between receipts and payments for customers and suppliers. Other net cash outflows include A$0.8 million for borrowing costs paid to Partners for Growth, Enhanced Investments and OMRA Fund unit holders and A$0.5 million in interest payments for leases.

Net Cash Flows from Investing Activities

Net cash flows from investing activities was A$18.5 million for the period between August 31, 2022, to June 30, 2023. A$16.0 million cash was used in connection with the August 2022 Transaction acquiring entities from OMG Predecessor, paid to the owners of OMG Predecessor in three tranches with all tranches fully paid before November 30, 2022. Cash held by the subsidiaries acquired from OMG Predecessor was A$32.9 million.

Net cash flows from investing activities was A$2.0 million for the year ended June 30, 2022, and was primarily due to the Openmarkets Trading Pty Ltd (formerly known as Cannon Trading Pty Ltd) business combination reflecting the purchase of intangible assets and cash payments for the transaction, net of cash acquired.

Net Cash Flows from Financing activities

Net cash flows from financing activities was A$32.5 million for the year ended June 30, 2023. The net cash flows were primarily due to the Seller’s subscribing for an additional 30.8 million shares in OMG at A$1 per share during the period ended June 30, 2023, for working capital and regulatory capital purposes. TradeFloor Holdings also received A$7.0 million loan proceeds from Enhanced Investments. The cash inflows were offset by the total A$3.0 million repayments for lease liabilities and term loan.

Net cash flow from financing activities was A$20.0 million for the year ended June 30, 2022, and was primarily due to loan proceeds OMG Predecessor received from Enhanced Investments for working capital funding.

Cash Flows During the Nine months ended March 31, 2024, and 2023

The following table presents the cash flows from operating, investing and financing activities of OMG’s business during the nine months ended March 31, 2024, and 2023. This table presents the financial information of OMG and OMG Predecessor for the nine months ended March 31, 2024, and 2023, respectively as continuing operations to provide the user with comparable financial information. The subsequent table presents the split of the cash flows during the nine months ended March 31, 2024, and 2023, between continued and discontinued operations as shown in the audited financial statements of OMG and OMG Predecessor contained elsewhere in this proxy statement/prospectus.

	Nine months ended March 31,
	2024 (A$’000)	2023 (A$’000)	2023 (A$’000)	2023 (A$’000)	Change (A$’000)	Change (%)
Operating activities	OMG Jul 1, 2023, to Mar 31, 2024	OMG Aug 31, 2022, to Mar 31, 2023	OMG Predecessor Jul 1, 2022, to Aug 30, 2022	Total Jul 1, 2022, to Mar 31, 2023
Receipts from customers	6,070	7,535	2,406	9,941	(3,871)	-39%
Payments to suppliers and employees	(20,869)	(21,299)	(5,085)	(26,384)	5,515	-21%
Interest received	348	83	9	92	256	>100%
Borrowing costs paid	(441)	(432)	(126)	(558)	117	21%
Income tax paid	-	-	-	-	-	-
Net cash used in operating activities	(14,892)	(14,113)	(2,796)	(16,909)	2,017	-12%

Investing activities:
Acquisition of subsidiaries, net of cash acquired	-	18,375	(20,835)	(2,460)	2,460	-100%
Payments for intangibles	(42)	-	-	-	(42)	-100%
Net cash from/ (used in) investing activities	(42)	18,375	(20,835)	(2,460)	2,418	-98%

Financing activities
Proceeds from issue of shares	6,105	25,325	-	25,325	(19,220)	-76%
Proceeds from loans	6,975	860	3,650	4,510	2,465	55%
(Repayment of)/Proceeds from borrowings	(5,154)	(429)	(331)	(760)	(4,394)	>100%
Repayment of lease liabilities	(697)	-	(219)	(219)	(478)	>100%
Net cash from financing activities	7,229	25,756	3,100	28,856	(21,627)	-75%
Net decrease in cash and cash equivalents	(7,705)	30,018	(20,531)	9,487	(17,192)	>-100%
Cash and cash equivalents at the beginning of the financial period[1]	28,583	-	27,233	27,233	1,350	5%
Cash and cash equivalents at the end of the financial period[2]	20,878	30,018	6,702	30,018	(9,140)	-30%

Notes:

1 The ‘Cash and cash equivalents at the beginning of the financial period’ total of the combined results of OMG and OMG Predecessor for the nine months ended March 31, 2023, shown in the cashflow statement above uses the ‘Cash and cash equivalents at the beginning of the financial period’ balance of the results of the OMG Predecessor period July 1, 2022, to August 30, 2022.

2 The ‘Cash and cash equivalents at the end of the financial period’ total of the combined results of OMG and OMG Predecessor for the nine months ended March 31, 2023, shown in the cashflow statement above uses the closing balance of the ‘Cash and cash equivalents at the end of the financial period’ of the OMG period August 31, 2022, to March 31, 2023.

265

Net Cash Flows from Operating Activities

Net cash provided by operating activities was an outflow of A$14.9 million for the six months ended March 31, 2024, and was primarily due to the difference between receipts and payments for customers and suppliers. Other net cash outflows include A$0.4 million for borrowing costs paid to Partners for Growth, Enhanced Investments and the interest paid to OMRA Fund unit holders offset by A$0.3 million in interest received.

Net cash provided by operating activities was an outflow of A$16.9 million for the nine months ended March 31, 2023, and was primarily due to the difference between receipts and payments for customers and suppliers. Other net cash outflows include A$0.6 million for borrowing costs paid to Partners for Growth, Enhanced Investments and the interest paid to OMRA Fund unit holders.

Net Cash Flows from Investing Activities

Net cash flows from investing activities was A$42,000 for the nine months ended March 31, 2024, and was related to the capitalization of development costs.

Net cash flows from investing activities was A$2.5 million for the nine months ended March 31, 2023, and was primarily due to the Openmarkets Group Pty Ltd (see August 2022 Transaction) business combination reflecting the purchase of intangible assets and cash payments for the transaction, net of cash acquired.

Net Cash Flows from Financing activities

Net cash flows from financing activities was A$7.2 million for the six months ended March 31, 2024. The net cash flows were primarily due to the Seller subscribing for 6.1 million shares in OMG at par value of A$1 during the nine months ended March 31, 2024, and an additional A$7.0 million in loans to provide funds for working capital and regulatory capital purposes. The cash inflows were offset by a total of A$5.2 million of payments mainly to OMRA Fund unitholders, lease liabilities and the Partners for Growth term loan.

Net cash flows from financing activities was A$28.9 million for the nine months ended March 31, 2023, and was primarily due to the Seller subscribing for 25.3 million shares in OMG at par value of A$1 during the nine months ended March 31, 2023 for working capital and regulatory capital purposes and OMG Predecessor’s receipt of loan proceeds from Enhanced Investments for working capital funding.

Financing Arrangements

Partners for Growth V, L.P.

On April 17, 2019, OMG Predecessor entered into a loan facility with PfG, a non-affiliated third party, which is secured by all the assets of OMG (with second priority security interest in the assets of Openmarkets, subordinated to the OMRA Facility). Under the terms of this facility, OMG received A$2.0 million in exchange for the issuance of 2 million A$1 “loan notes” bearing interest at 11.75% per annum, with A$55,555 such “loan notes” required to be redeemed monthly until maturity, over a period of 36 months. OMG has a monthly obligation to ensure it meets a current assets to current liabilities ratio of at least 1:1, otherwise the default rate of 15.75% will be applied for that month. As of June 30, 2024, the outstanding principal amount under the “loan note” facility was A$0.3 million.

The PfG facility also contained an available A$2.0 million term loan for working capital purposes that has previously been advanced in 2019 and a revolving credit facility for CMM purposes of A$5 million that has not been drawn upon. The 2019 term loan accrued interest at an annual rate of 11.75%, was amortized over 36 months in equal payments and was repaid on a monthly basis during the period from May, 2019 and February, 2022. The revolving credit facility, if drawn, would accrue interest at a rate of 6.25% on advanced funds plus a 2.0% line availability fee.

266

Enhanced Investments Pty Ltd

On May 15, 2020, TradeFloor Holdings entered into a working capital facility agreement with Enhanced Investments, as modified by Deeds of Variation dated January 14, 2021, February 1, 2022, March 22, 2022, July 7, 2022, November 3, 2022, November 10, 2022, October 12, 2023, January 4, 2024, April 16, 2024, June 4, 2024 and July 4, 2024, and a Deed of Novation dated October 12, 2023 (as amended, the “Enhanced Facility Agreement”). On October 12, 2023, Enhanced Investments, TradeFloor Holdings and OMG amended the Enhanced Facility Agreement by removing TradeFloor Holdings as a party and replacing it with OMG and increasing the maximum amount that could be borrowed under the Enhanced Facility. The terms of the Enhanced Facility otherwise remained the same at that time.

Pursuant to the Enhanced Facility Agreement, OMG can borrow up to A$43.0 million for working capital purposes, subject to increases from time to time as agreed to by the parties, at an interest rate of 10% per annum (the “Enhanced Facility”). Interest is capitalized during the term of the Enhanced Facility Agreement and payable at maturity. The Enhanced Facility matures on October 31, 2025. The Enhanced Facility is secured by all the assets of TradeFloor Holdings (and its subsidiaries) but the security interest is subordinated to granted to PfG and the OMRA Fund.

Each of Seller and Enhanced is a wholly owned subsidiary of BMYG Asset Management Pty Ltd, (“BMYG AM,” itself a wholly owned subsidiary of BMYG), and Mr. Gao, a director nominee of the Purchaser, is a director of each of BMYG, BMYG AM, Seller, OMG and Enhanced. Mr. Gao is also the chief executive officer of BMYG and the Seller, and a shareholder of the Seller.

As of June 30, 2024, the amount due under the Enhanced Facility was A$32.4 million, including interest accrued of A$4.4 million. As of March 31, 2024, the amount due under the Enhanced Facility was A$28.7 million, including interest accrued of A$3.8 million.

On July 4, 2024, Enhanced and OMG entered into a deed of variation to working capital facility agreement to increase the amount of Enhanced’s credit line to A$43 million including capitalized interest, effective as of July 8, 2024. On June 4, 2024, the termination date was extended to October 31, 2025, with effect from March, 31 2024.

Convertible Noteholders

During the twelve months ended June 30, 2022, OMG Predecessor issued A$14.5 million of convertible notes for A$14.5 million in cash. The convertible notes bore interest at 8% per annum, matured on August 31, 2022, and were convertible into ordinary shares of OMG Predecessor at a conversion price equal to the lower of (a) 80% of the listing price in a later initial public offering and (b) the per share price implied by an enterprise equity value of A$130 million. Of the convertible notes issued, A$8.25 million were purchased by the Seller or one of its affiliates.

Except for the convertible notes issued to the Seller (or one of its affiliates), all of the convertible notes were assumed by OMG as part of the August 2022 Transaction and were then paid in full by OMG in November 2022. The A$8.25 million face value of convertible notes held by Seller or one of its affiliates were forgiven (including any interest accrued thereon) as part of the August 2022 Transaction. No convertibles notes were issued by OMG in the twelve months ended June 30, 2023, and no convertible notes were outstanding as of June 30, 2023.

No convertibles notes were issued by OMG in the nine months ended March 31, 2024, and no convertible notes were outstanding as of March 31, 2023.

Openmarkets Regulatory Arbitrage Fund

On September 8, 2020, Openmarkets Australia Ltd entered into a regulatory arbitrage fund facility agreement with the OMRA Trustee, as trustee for the OMRA Fund, as modified by deed of variation on February 2, 2022, and May 2, 2022 (the “OMRA Facility Agreement”). The OMRA Trustee is a subsidiary of OMG. Under the OMRA Facility Agreement, the OMRA Fund loans amounts to Openmarkets of up to A$10.5 million, from time to time (the “OMRA Facility”), to use for the following purposes:

●	Maintaining cash collateral at the ASX in support of CMM requirements;
●	Interim settlement funding for cash market transactions on ASX; and
●	Interim settlement funding for ASX exchange traded option (“ETO”) margins (if and when offered by Openmarkets; Openmarkets does not provide or allow margining on ETOs at this time).

267

Interest accrues on the full amount of the OMRA Facility (regardless of whether such funds have been loaned to Openmarkets) at rates ranging between 4.25% and 6.75% per annum and is payable monthly in arrears. All outstanding principal and accrued interest under the OMRA Facility Agreement are due on maturity, which is the date on which all the unitholders redeem their units or if the OMRA Facility is terminated or cancelled, or 30 days after the OMRA Trustee delivers a notice requiring repayment (which may be delivered with respect to the whole or any part of the funds advanced and related interest and expenses.

The OMRA Facility is secured by a first priority security interest in all the assets of Openmarkets.

The OMRA Trustee raises capital to maintain the OMRA Facility by selling “units” to third-party wholesale and institutional investors from time to time. The OMRA Fund may offer multiple classes of units for sale and currently offers class A and B units. Class A units have a minimum investment term of 3 months and as of March 31, 2024, bore interest at an annual rate of between 4.25% and 5.40%. Class B units have a minimum investment term of 3 months and bore interest at an annual rate between 4.50% and 6.75%.

The proceeds from the sale of class A units may only be used by the OMRA Fund to make loans to OMG for CMM purposes. The proceeds from the sale of class B units may be used by the OMRA Fund to make loans to OMG for CMM requirements and for interim settlement funding requirements; where funds from the OMRA Facility are used for interim settlement funding for cash market transactions on the ASX, the funds advanced under the OMRA Facility may be at risk of client settlement failure. Openmarkets’ maximum borrowing limit under the OMRA Facility may be less than the amount stated based on the timing of the maturity of A units and B units, whether the holders of such units elect to redeem them or roll them over into new units, and whether the OMRA Trustee is able to sell additional units in the OMRA Fund to replace any units that have been redeemed.

To the extent that the OMRA Facility is used for CMM purposes, it is drawn down and repaid on a daily basis.

During the twelve months ended June 30, 2023, Openmarkets paid A$0.7 million in interest to the OMRA Fund, compared with A$0.4 million in interest incurred and paid during the twelve months ended June 30, 2022. As of June 30, 2023, the OMRA Facility was A$10.9 million. As of June 30, 2022, the total size of the OMRA Facility was A$11.6 million. During the nine months ended March 31, 2024, Openmarkets paid A$0.3 million in interest to the OMRA Fund, compared with A$0.50 million in interest incurred and paid during the nine months ended March 31, 2023. As of March 31, 2024, the total size of the OMRA Facility was A$6.2 million.

Equity

As of March 31, 2024, there were 36,919,100 ordinary shares of capital stock of OMG existing, issued and outstanding, all of which were held by the Seller. From August 22, 2022, through to March 31, 2024, Seller made A$36.9 million of capital investments in OMG through direct subscriptions for additional ordinary shares, including A$6.1 million during the nine months ended March 31, 2024.

Off-Balance Sheet Arrangements

At March 31, 2024, OMG did not have any material off-balance sheet arrangements.

Substantial Doubt Related to Continuing as a Going Concern

OMG has assessed that there is a substantial doubt related to its ability to continue as a going concern, as it incurred a loss after tax of A$43.8 million for the financial year ended June 30, 2023, and A$11.1 million for the nine months ended March 31, 2024, and had net cash outflows from operating activities of A$22.4 million for the financial year ended June 30, 2023, and A$14.9 million for the nine months ended March 31, 2024. As a result of these conditions, OMG may be unable to realize its assets and discharge its liabilities in the normal course of business.

The ongoing operation of OMG remains dependent upon raising additional funds. OMG’s Board has judged that there is a reasonable expectation that OMG has adequate resources to continue in operational existence for the foreseeable future and that OMG will be able to meet its obligations as and when they become due. Further the OMG Board are of the opinion that the use of the going concern basis remains appropriate, based on the expectation that:

●	OMG will continue to receive monthly capital injections from BMYG to service debts as they fall due;
●	OMG’s performance, adjusted for interest, tax, depreciation, amortization and ‘one-off’ expenses continues to improve as a result of continued focus on costs, with adjusted EBITDA loss improving by $2.6 million in the nine months to March 31, 2024, compared to the same period in 2023 despite a reduction of $1.8 million in revenue for the same period (as detailed on page 251).
●	OMG has historically been successful in raising funds;
●	OMG expects to be able to complete the Business Combination; and
●	OMG expects to be able to raise capital through private investment in public equity.

268

Should OMG be unable to raise additional funds on a timely basis, OMG may be required to realize assets and discharge liabilities other than in the normal course of business and at amounts different to those stated in the financial statements. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should OMG be unable to continue as a going concern and meet its debts as and when they become due.

Material Weakness in Internal Controls over Financial Reporting

OMG has identified a material weakness in its internal control over financial reporting. A material weakness represents a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that OMG identified relates to its regulatory compliance and financial reporting close process. Specifically, OMG identified deficiencies in its (i) implementation of its regulatory compliance policies, (ii) organizational and technical resources allocated to regulatory compliance, (iii) review and prevention of potentially manipulative trades on its platform, and (iv) compliance with client money obligations and monitoring its trust account related to such obligations. Such deficiencies were initially identified during an ASIC investigation, where ASIC surveillance identified repeated suspicious trading by an Openmarkets’ client. Following an investigation, the MDP imposed a penalty of A$4.5 million, which Openmarkets paid in full on June 29, 2023, and Openmarkets agreed to enter into an enforceable undertaking whereby an independent expert would assess, report on and identify any necessary remedial actions. This investigation followed a 2017 ASIC MDP infringement notice related to other prior compliance failures.

Pursuant to the enforceable undertaking, OMG appointed an independent expert on September 12, 2023, that is responsible for reviewing the adequacy of OMG’s organizational and technical resources allocated to trade surveillance, client onboarding, and client money and OMG’s policies, processes, controls, and general oversight and compliance framework regarding trade surveillance, client onboarding, and client money. The independent expert will deliver a report summarizing such review and its findings within 90 business days of being appointed, this report will also include any recommended remedial actions to be taken by OMG to address the above. A first report by the independent expert was provided to Openmarkets on January 24, 2024. On February 23, 2024, OMG notified ASIC pursuant to paragraph 3.5 of the enforceable undertaking that (amongst other things) it elected to implement all such remedial actions. On May 22, 2024 Openmarkets notified ASIC of its completion of the remedial actions. As at the date of this document, Openmarkets has appointed the independent expert to undertake a review of the completed remedial actions and provide a second report addressing its review methodology and findings.

 The material weakness described above involves deficiencies that could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to the OMG financial statements that would not be prevented or detected, and, accordingly, OMG determined that these deficiencies constitute a material weakness in OMG’s internal controls related to its regulatory compliance. The material weakness presents risks for OMG, and the Purchaser following the Business Combination, See “Risk Factors – Risk Factors Related to OMG’s Business - OMG identified a material weakness in its internal control over financial reporting. If OMG’s remediation of this material weakness is not effective, or if it experiences additional material weaknesses or otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately report its financial condition or results of operations.” The appointment of the independent expert also poses risks to the timing of the planned expansion of OMG’s business. See “Risk Factors – Risks Related to OMG’s Business - OMG has appointed an independent expert to review and recommend remedial steps regarding certain of its resource allocations and internal policies and procedures in accordance with an enforceable undertaking entered into with ASIC. The recommendations of the independent expert could cause OMG to incur additional expenses and experience delays in business activities as OMG implements any remedial steps included in such recommendations.”

269

OMG has implemented measures and has taken the below steps to address the underlying causes of this material weakness and related deficiencies. Its efforts to date have included the following:

●	The appointment of a new chief executive officer, Mr. Dan Jowett, and a new chief operating officer, Mr. Robert Forbes, appointed in March 2022 and December 2022, respectively, both long-standing and respected members of the Australian stockbroking community;

●	The appointment of Promontory Australia (“Promontory”) to conduct an independent review of the design of OMG’s trade surveillance arrangements from 2021. This was a proactive appointment prior to the action taken by ASIC and followed an earlier proactive engagement of another consultant, RSM Australia, to review the appropriateness, effectiveness and adequacy of OMG’s broader compliance arrangements;

●	The implementation of a comprehensive uplift program to address areas for improvement identified by Promontory, in its report from March 2022;

●	The further bolstering of trade surveillance practices and procedures from OMG’s compliance function and trading and execution function in 2022 and 2023;

●	The enhancement of the resources available to support OMG’s trade surveillance function, which included recruiting persons with significant industry experience and intimate knowledge of trade surveillance to undertake key roles within, and adjacent to, this area of the business since the end of the period that was in question under the 2023 MDP hearing; and

●	The delivery of policies and procedures requested by the independent expert in accordance with the scope of the enforceable undertaking as agreed with ASIC, the independent expert and OMG on September 14, 2023.

OMG plans to continue to review and improve its internal controls over financial reporting to address the underlying causes of the material weakness and related deficiencies. Such material weakness and deficiencies will not be fully remediated until OMG’s remediation plan has been fully implemented under the enforceable undertaking, and it has concluded that its internal controls are operating effectively for a sufficient period of time. The conclusion of the work by the independent expert and any findings arising from this review will be an important part of that assessment. A first report and first summary report was provided by the independent expert to Openmarkets on January 24, 2024. At a high-level, the reports found that Openmarkets is adequately resourced organizationally and technologically with additional capacity in the areas of Client Onboarding, Client Money and Trade Surveillance to accommodate projected growth. Recommendations have been made by the independent expert to (i) design and implement enhanced governance and decision making for direct and intermediary clients, (ii) better document withdrawals of client monies from trust accounts and (iii) uplifting Trade Surveillance practices (such as, properly documenting the retention of trading records). The independent expert also recommended uplift of Openmarkets’ operational and technological resilience arrangements, but these matters fell outside of the matters contemplated within the enforceable undertaking that was entered into by ASIC and Openmarkets and made effective on June 30, 2023.

Notwithstanding OMG’s remedial efforts and planned efforts, neither OMG nor the Purchaser can be certain that the steps OMG has taken and is taking will be sufficient to remediate the deficiencies that led to the material weakness in OMG’s internal control over financial reporting or prevent future material weaknesses or control deficiencies from occurring. In addition, OMG and the Purchaser also cannot be certain that OMG has identified all material weaknesses and control deficiencies in its internal control over financial reporting or that in the future it will not have additional material weaknesses or control deficiencies in its internal control over financial reporting in the future. Notably, the 2017 MDP investigation and the incidents that led up to the 2021 ASIC investigation and fine occurred under the leadership of OMG’s prior senior management, all of whom have been replaced. Current senior management of OMG have stated their commitment to regulatory compliance matters and to establishing and enforcing compliance policies.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of OMG’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with IFRS. The preparation of consolidated financial statements in conformity with IFRS requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. OMG evaluates its significant estimates on an ongoing basis.

OMG bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting OMG’s reported results of operations and financial condition.

270

OMG believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, OMG believes these are the most critical to aid in fully understanding and evaluating its consolidated financial condition and results of operations. For further information, see Note 3 to OMG’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue from Contracts with Customers

Revenue from contracts with customers is recognized when control of the services is transferred to the customer at an amount that reflects the consideration to which OMG expects to be entitled in exchange for those services.

Brokerage revenue:

OMG provides execution and clearing services to customers in exchange for brokerage. Brokerage revenue is recognized at the point in time when a trade is executed.

Direct cost recoveries:

OMG provides customers connection services to stock exchanges through solutions rendered by third party providers. Expenses for the third-party solutions are generally recovered from the customers. The cost recovery is recognized as revenue over time because the customer simultaneously receives and consumes the benefits of the services. OMG recognizes the revenue based on the time elapsed during the service period for which the fee is applicable.

Service fee revenue:

OMG charges service fees to certain customers and for the provision of account opening services. Service fee revenue is recognized over time because the customer simultaneously receives and consumes the benefits provided to them. OMG recognizes the revenue based on the time elapsed during the service period for which the fee is applicable.

Subscription fee revenue:

OMG provides trading software as a service to customers in exchange for subscription fees. The subscription fee is recognized as revenue over time because the customer simultaneously receives and consumes the benefits provided to them. OMG recognizes the revenue based on the time elapsed during the service period for which the fee is applicable.

Revenue from corporate transactions:

OMG provides distributive services for raising funds in equity capital markets transactions. The revenue from this service is recognized at the point in time when services are rendered to the customers.

Wealth advisors:

OMG recognizes revenue from advice professionals who are licensed to provide financial services under the Openmarkets Australia Limited AFSL. The performance obligation is to fulfill all services stipulated in the customers’ statements of advice which are provided by the advice professionals.

Other revenue:

OMG provides other services such as off-market transfers for securities, one-off trade sales, real time gross settlement payments and others. Revenue arising from these services is recognized at the point in time when the service is performed.

Interest revenue:

Interest revenue is recognized net of interest receivable from the customers and interest payable to or receivable from financial institutions. Interest revenue is accounted for on a contractual rate basis and measured at fair value through profit or loss. OMG Predecessor facilitated securities lending arrangements for one client and earned interest revenue from these arrangements prior to June 30, 2022. No such services were provided by OMG in the nine months ended March 31, 2024.

Business Combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at the acquisition date fair value, and the amount of any non-controlling interests in the acquiree. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. Acquisition-related expenses are recognized and recorded as incurred.

OMG determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When OMG acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as of the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognized in the statement of profit or loss in accordance with IFRS 9.

Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognized in profit or loss.

271

Assets Held for Sale

OMG Predecessor classified non-current assets and disposal groups as held for sale if their carrying amounts would be recovered principally through a sale transaction rather than through continuing use. Non-current assts and disposal groups classified as held for sale were measured at the lower of their carrying amount and fair value less costs to sell. Costs to sell are the incremental expenses directly attributable to the disposal of an asset (disposal group), excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. Management must be committed to the plan to sell the asset and the sale expected to be completed within one year from the date of the classification.

Property, plant and equipment and intangible assets are not depreciated or amortized once classified as held for sale.

Assets and liabilities classified as held for sale are presented separately as current items in the statement of financial position.

A disposal group qualifies as a discontinued operation if it is a component of an entity that either has been disposed of, or is classified as held for sale, and:

●	Represents a separate major line of business or geographical area of operations;
●	Is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or
●	Is a subsidiary acquired exclusively with view of resale.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the statement of profit or loss.

On August 30, 2022, OMG Predecessor sold nine of its subsidiaries to OMG, including: Openmarkets (Holdings) Pty Limited, Openmarkets, HUIC Nominees Pty Limited, Openmarkets Nominees Pty Limited , TradeFloor Holdings, TradeFloor, TradeFloor IPCO, OMRA Fund and Openmarkets Trading Pty Ltd (formerly known as Cannon Trading Pty Ltd). See “Business of OMG – Corporate History – OMG Predecessor Transaction.”

These entities are classified as a disposal group ‘held for sale’. The OMG board determined that the subsidiaries met the criteria to be classified as ‘held for sale’ for the following reasons:

●	The disposal group was available for immediate sale and was sold to a buyer in its current condition; and

●	The actions to complete the sale were initiated and completed within one year from the date of initial classification.

272

Provisions and Other Loss Contingencies

Provisions are recognized when OMG has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Regulators and other bodies routinely conduct investigations, reviews and inquiries involving the financial services sector. These regulatory actions may result in litigation, fines, penalties, suspensions or variation of conditions of relevant regulatory licenses or other enforcement or action being taken by regulators or other parties.

On August 15, 2022, Openmarkets, one of the controlled entities of OMG, received a Statement of Reasons from ASIC. Openmarkets provided its Statement of Reply for a hearing to the MDP, which hearing took place on February 20, 2023. On June 29, 2023, Openmarkets paid a penalty of A$4.5 million that was imposed by the MDP of ASIC and agreed to enter into an enforceable undertaking in respect of trade surveillance, client on-boarding and client money in order to comply with an infringement notice issued by the MDP on May 15, 2023. For more information on the ASIC matter, please see the section entitled “Business of OMG — Legal and Regulatory Proceedings — ASIC Settlement.”

Goodwill and Other Indefinite Life Intangible Assets

OMG tests the value of its indefinite life intangible assets annually, or more frequently if events or changes in circumstances indicate impairment, to determine whether any such assets have suffered any impairment, in accordance with the required accounting policy as detailed in the financial statements. The recoverable amounts of cash-generating units are determined based on value-in-use calculations which require the use of assumptions, including estimated discount rates based on the current cost of capital and growth rates of the estimated future cash flows.

Employee Benefits Provision

The liability for employee benefits expected to be settled more than 12 months from the reporting date is recognized and measured at the present value of the estimated future cash flows to be made in respect of all employees at the reporting date. In determining the present value of the liability, estimates of attrition rates and pay increases through promotion and inflation have been taken into account.

Taxes

Deferred tax assets and liabilities are recognized to the extent that it is probable that Openmarkets will generate a taxable profit in the future. Significant management judgement is required to determine the amount of deferred tax that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

Purchase Price Allocation

Business combinations may be accounted for on a provisional basis. OMG may retrospectively adjust the provisional amounts recognized and also recognizes additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when OMG receives all the information possible to determine fair value.

273

Blackline Presentation

OMG’s consolidated financial statements for the year ended June 30, 2023 and the nine months ended March 31, 2024 (including comparative financials), are presented using the “blackline presentation approach”, whereby the financial statements and their associated disclosure notes for pre-and post-acquisition periods in the year ended June 30, 2023 and the nine months ended March 31, 2023, are separated by a vertical black line to differentiate the financial information between the pre-and post-acquisition periods. See “Business of OMG – Corporate History – OMG Predecessor Transaction – August 2022” for a description of the August 2022 Transaction. Given that the August 2022 Transaction was not a common control transaction in accordance with IFRS 10 and IFRS 3, OMG’s management deemed it appropriate to include the results of OMG Predecessor in OMG’s audited consolidated financial statements for the year ended June 30, 2023 and the nine months ended March 31, 2023, using the blackline presentation.

IFRS does not provide specific guidance for the preparation and presentation of historical information related to such transactions. IAS 1, Paragraph 19 allows for the entity to depart from a requirement of IFRS in circumstances to present non-misleading financial information which would conflict with the objective of financial statements set out in the framework. As a result of the August 2022 Transaction, OMG carries forward and continues to operate the acquired business of OMG Predecessor as of the closing of the August 2022 Transaction. There were no transactions in OMG prior to the August 2022 Transaction. As such, OMG Predecessor’s financial information is included in OMG’s financial information so as to represent fairly the transactions and to provide transparency and understandability to the users of the financial information. OMG has complied with applicable IFRS in all other respects to achieve a fair presentation as discussed above.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to OMG Predecessor’s and OMG’s respective annual consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact on OMG Predecessor’s or OMG’s, as applicable, consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

OMG is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact OMG’s financial position due to adverse changes in financial market prices and rates. OMG’s market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

OMG’s current debt funding arrangements each bear a fixed interest rate. If current funding arrangements need to be replaced or restructured, the effective interest rates may increase, resulting in greater interest payable.

Higher interest rates may also generate higher interest income for Openmarkets on monies held at ASX for the purpose of cash market margining and on bank balances held by OMG.

274

EXECUTIVE COMPENSATION

Purchaser Parties

The following disclosure concerns the compensation of the Company’s officers and directors for the fiscal year ended December 31, 2023 (i.e., pre-Business Combination).

None of our officers or directors has received any cash compensation for services rendered to us. We have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination, we will cease accruing for these monthly fees. No compensation of any kind, including finder’s and consulting fees, has been or will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

OMG

OMG is an emerging growth company and accordingly has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when disclosing executive compensation of OMG’s executives. Accordingly, OMG is including executive compensation information for its principal executive officer and the two next most highly compensated executive officers of OMG who were serving as executive officers as of the year ended June 30, 2023. These individuals are referred to as OMG’s “Named Executive Officers” or OMG’s “NEOs.”

Summary Compensation Table

The table below presents information regarding the compensation of OMG’s Named Executive Officers for services rendered during the fiscal year ended June 30, 2023. OMG was not formed until June 14, 2022 and did not have any executive officers during the fiscal year ended June 30, 2022. However, OMG’s Chief Executive Officer was indirectly employed by OMG Predecessor (through its subsidiary TradeFloor IPCO) during the fiscal year ended June 30, 2022 and accordingly, OMG is voluntarily including information in the table below regarding compensation paid by OMG Predecessor to him during the fiscal year ended June 30, 2022:

Name and Principal Position(1)	Year	Salary(2)	Bonus(2)(3)	All Other Compensation(2)(4)	Total(2)
Daniel Jowett, Chief Executive Officer (Principal Executive Officer)	2023	$419,308	$441,000	$43,774	$788,081
	2022	$168,254	$—	$5,892	$174,146
Robert Forbes, Chief Operating Officer(5)	2023	$177,692	$24,102	$18,658	$196,350
Hetal Majithia, Chief Financial Officer(6)	2023	$132,207	$35,000	$13,730	$145,936

(1)	The Named Executive Officers are employed by OMG, through TradeFloor IPCO, a wholly owned subsidiary of OMG

(2)	Amounts are shown in Australian dollars (A$).

(3)	Bonuses were paid on November 14, 2023 for services rendered during the 2023 fiscal year except for a bonus in the amount of $325,000 that was paid to Mr. Jowett during the 2023 fiscal year for services rendered during the same fiscal year.

(4)	Amounts represent superannuation contributions made on behalf of the Named Executive Officer. Superannuation contributions are contributions to certain retirement funds made by an employer on behalf of its employee, which contributions are mandated and governed by the Superannuation Guarantee Administration Act 1992 (Cth). Pursuant to the Superannuation Guarantee Administration Act 1992 (Cth), for the fiscal year ended June 30, 2023, the superannuation guarantee percentage was 11.0% of each employee’s base salary compared to 10.5% for the fiscal year ended June 30, 2022.

(5)	Mr. Forbes commenced employment with OMG on December 5, 2022.

(6)	Ms. Majithia worked on a contract basis for OMG from November 21, 2022 until January 31, 2023. She subsequently commenced employment with OMG on February 1, 2023. Ms. Majithia’s salary in the above table includes payments made to Ms. Majithia as a contractor and payments of salary as an employee.

275

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage the business of OMG and execute its business strategies. The base salaries for OMG’s executive officers were established based on the scope of their respective responsibilities, taking into account relevant experience, internal pay equity, tenure, and other factors deemed relevant.

Outstanding Equity Awards at Fiscal Year-End

OMG did not have an equity incentive plan during the fiscal year ended June 30, 2023.

Employment Agreements

The Named Executive Officers have entered into employment agreements with a wholly owned subsidiary of OMG for the benefit of OMG, the details of which are outlined below:

Agreement with Daniel Jowett

On December 15, 2022, Mr. Jowett entered into an employment agreement to serve as the Chief Commercial Officer of OMG Predecessor commencing on January 31, 2022, which agreement continued for the benefit of OMG following the August 2022 Transaction. Mr. Jowett’s employment agreement was replaced with a new agreement on March 4, 2022, when his role and title changed from Chief Commercial Officer to Chief Executive Officer. Pursuant to such employment agreement, Mr. Jowett’s base salary was initially A$400,000 per year. The employment agreement also provides that Mr. Jowett may be entitled to a bonus derived from any bonus plan put in place from time to time, in the discretion of OMG. Mr. Jowett’s employment agreement contains customary confidentiality provisions, as well as standard non-solicitation and non-competition provisions, which provisions are effective during Mr. Jowett’s employment and act in a cascading manner, meaning the restraint period could be a maximum of nine (9) months or, depending on a court’s judgment of what a reasonable restraint period would be in the circumstances, a minimum restraint period of three (3) months. The employment agreement does not have a fixed term, and either party can terminate Mr. Jowett’s employment upon three (3) months’ written notice, or OMG can terminate it without notice in the event Mr. Jowett commits any serious misconduct or gross negligence in the discharge of their duties. On October 25, 2023, the employment agreement was amended to increase the written notice period for termination by either party from three (3) months to twelve (12) months.

Agreement with Robert Forbes

On November 7, 2022, Mr. Forbes entered into an employment agreement to serve as the Chief Operating Officer of OMG commencing on December 5, 2022. Pursuant to the employment agreement, Mr. Forbes’ base salary is A$330,000 per year and he may be entitled to participate in any bonus plans that OMG may put in place from time to time, in the discretion of OMG. Mr. Forbes’ employment agreement contains customary confidentiality provisions, as well as standard non-solicitation and non-competition provisions, which provisions are effective during Mr. Forbes’ employment and act in a cascading manner, meaning the restraint period could be a maximum of 24 months or, depending on a court’s judgment of what a reasonable restraint period would be in the circumstances, a minimum restraint period of nine (9) months. The employment agreement does not have a fixed term, and either party can terminate Mr. Forbes’ employment upon two (2) months’ written notice, or OMG can terminate it without notice in the event Mr. Forbes commits any serious misconduct or gross negligence in the discharge of their duties.

Agreement with Hetal Majithia

On November 21, 2022, Ms. Majithia entered into a contractor agreement with OMG to serve as the Chief Financial Officer of OMG, which terminated on January 31, 2023. On January 30, 2023, Ms. Majithia entered into an employment agreement with OMG to continue in her role as the Chief Financial Officer of OMG commencing on February 1, 2023. Pursuant to the employment agreement, Ms. Majithia’s base salary is A$316,742 per year and she may be entitled to participate in any bonus plans that OMG may put in place from time to time, in the discretion of OMG . The employment agreement contains customary confidentiality provisions, as well as standard non-solicitation and non-competition provisions, which provisions are effective during Ms. Majithia’s employment and act in a cascading manner, meaning the restraint period could be a maximum of 24 months or, depending on a court’s judgment of what a reasonable restraint period would be in the circumstances, a minimum restraint period of three (3) months. The employment agreement does not have a fixed term, and either party can terminate Ms. Majithia’s employment upon three (3) months’ written notice, or OMG can terminate it without notice in the event Ms. Majithia commits any serious misconduct or gross negligence in the discharge of their duties.

276

Retirement Benefits

For each of the Named Executive Officers, OMG contributes to the Australian superannuation scheme that provides eligible Australian employees with an opportunity to save for retirement on a tax-advantaged basis. OMG pays superannuation in accordance with legislative requirements, and its minimum contribution is set by legislation. As of July 1, 2023, the minimum contribution increased from 10.5% to 11.0% of the employee’s annual base salary.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Mr. Tse and Ms. Jiang, who are members of the Company Board, together with Mr. Stafford and Mr. Sidaway, as directors of the Purchaser, anticipate appointing each of the officers and director nominees listed below to their respective positions just prior to the Special Meeting and contingent upon the closing of the Business Combination. Ms. Jiang, Mr. Stafford and Mr. Sidaway are expected to resign at the closing of the Business Combination. Ms. Fricke and Mr. Gao will then be considered for re-election at the Special Meeting.

Executive Officers

The following persons are expected to serve as executive officers of the Purchaser following the Business Combination:

Name	Position
Daniel Jowett	Chief Executive Officer
Hetal Majithia	Chief Financial Officer
Robert Forbes	Chief Operating Officer
Aurelien Garreau	Chief Technology Officer
Nick Hornstein	General Counsel
Scott Anderson	Chief Relationship Officer

Daniel Jowett, age 51, has served as OMG’s Chief Executive Officer since its formation in 2022. Prior to such time, Mr. Jowett served as the Chief Executive Officer of the OMG Predecessor), since January 2022. Mr. Jowett serves on the board of several subsidiaries of OMG, including Openmarkets. Prior to joining OMG’s Predecessor, Mr. Jowett was the Chief Operating Officer and Chief Financial Officer of Shaw and Partners Limited, an Australian investment and wealth management firm, between 2011 and 2021. Mr. Jowett commenced his career providing financial assurance and advisory services while at PwC Australia and KPMG UK, and has more than 25 years of professional experience across the stockbrokerage, wealth management, funds management and investment banking industries.

Hetal Majithia, age 38, has served as OMG’s Chief Financial Officer since February 2023. Prior to joining OMG, Ms. Majithia worked as the Chief Financial Officer of Mawson Infrastructure Group Inc. ((Nasdaq: MIGI), a digital infrastructure provider with diversified operations across cryptocurrency mining and digital asset management, between 2021 and 2022. Between July 2017 and 2021, Ms. Majithia served as a Senior Manager at PwC Australia. Ms. Majithia is a chartered accountant with over 14 years of experience in professional services and commercial industry.

Robert Forbes, age 57, has served as OMG’s Chief Operating Officer since December 2022. Prior to joining OMG, Mr. Forbes served as Head of Business Development at Agility Applications Pty Ltd, a subsidiary of HUB24 Ltd, and is a specialist provider of application, data exchange and technology products to the financial services industry, from 2018 to 2022. Between 2014 and 2018, Mr. Forbes served as the Chief Executive Officer of Pershing Securities Australia Ltd, an Execution and Clearing services in the Australian market, an ASX Trading and Clearing Participant, and a fully owned subsidiary of Pershing LLC. Mr. Forbes has 30 years of experience in the financial services industry, particularly with the provision of clearing and settlement services across a broad range of products and services.

Aurelien Garreau, age 44, has served as OMG’s Chief Technology Officer since its formation in 2022. Prior to such time, Mr. Garreau worked with OMG’s Predecessor, between 2021 and 2022, and joined OMG’s Predecessor in connection with its acquisition of Openmarkets Trading Pty Ltd (formerly known as Cannon Trading Pty Ltd). Between November 2017 and 2021, Mr. Garreau was the co-founder of Openmarkets Trading Pty Ltd (formerly known as Cannon Trading Pty Ltd), a Fintech company that provided API connectivity to market infrastructure and data, and served as its Chief Technology Officer. Mr. Garreau has over 20 years of experience in the technology industry, with 10 of those years spent managing local and offshore technology teams. Mr. Garreau was an architect of the OMG Domain, and Bauer’s Media APIs, and has been the founder of multiple tech start-ups including Openmarkets Trading Pty Ltd (formerly known as Cannon Trading Pty Ltd) and SwiftID Pty Ltd.

277

Nick Hornstein, age 33, has served as OMG’s General Counsel since October 2022. Prior to such time, Mr. Hornstein served as Senior Legal Counsel of OMG from August 30, 2022, being the effective closing date of the transaction with OMG Predecessor. Mr. Hornstein served as Senior Legal Counsel of OMG Predecessor between November 2020 and August 30, 2022. Between 2017 and 2020, Mr. Hornstein was a senior associate at Holding Redlich, an Australian law firm, where he specialized in equity capital markets transactions, initial public offerings and mergers and acquisitions. Mr. Hornstein commenced his career in New Zealand at a top-tier law firm, Chapman Tripp, from 2014 to 2016. Mr. Hornstein has significant experience spanning across corporate law, private and public offerings, mergers and acquisitions, private equity and venture capital.

Scott Anderson, age 51, has served as OMG’s Chief Relationship Officer since its formation in 2022. Prior to such time, Mr. Anderson served as the Chief Relationship Officer of OMG’s Predecessor, since May 2022. Prior to joining OMG’s predecessor, Mr. Anderson was Head of Relationship Management at BNY Mellon | Pershing, a financial services firm, between 2017 and 2021. Mr. Anderson has 25 years of experience in financial services in both London and Sydney in executive relationship management and sales roles. Mr. Anderson has managed relationships with some of Australia’s largest stockbrokerage firms and institutional businesses and is a derivatives specialist.

Employment Agreements

Certain of OMG’s executive officers who are not Named Executive Officers have also entered into employment agreements with a wholly-owned subsidiary of OMG for the benefit of OMG, the details of which are outlined below:

Agreement with Nick Hornstein

On September 30, 2020, Mr. Hornstein entered into an employment agreement to serve as the Senior Legal Counsel of OMG Predecessor commencing November 16, 2020, which agreement continued for the benefit of OMG following the August 2022 Transaction. On October 4, 2022, Mr. Hornstein was appointed as General Counsel of OMG with the terms of his employment continuing to be governed by his existing employment agreement. Pursuant to the employment agreement, Mr. Hornstein’s base salary was initially A$155,000 per year. The employment agreement provides that Mr. Hornstein may be entitled to a bonus derived from any bonus plan put in place from time to time, in the discretion of OMG. The employment agreement also contains customary confidentiality provisions, as well as standard non-solicitation and non-competition provisions, which provisions are effective during Mr. Hornstein’s employment and act in a cascading manner, meaning the restraint period could be a maximum of nine (9) months or, depending on a court’s judgment of what a reasonable restraint period would be in the circumstances, a minimum restraint period of three (3) months. The employment agreement does not have a fixed term, and either party can terminate it upon one (1) month’s written notice, or OMG can terminate it without notice in the event Mr. Hornstein commits any serious misconduct or gross negligence in the discharge of their duties. On November 10, 2022, Mr. Hornstein’s employment agreement was amended to increase his annual base salary to A$247,500 effective as of November 1, 2022 and to increase the written notice period for termination by either party from one (1) month to two (2) months.

Agreement with Aurelien Garreau

On August 30, 2022, Mr. Garreau entered into an employment agreement to serve as the Chief Technology Officer of OMG. Pursuant to the employment agreement, Mr. Garreau’s base salary is A$220,000 per year and he is employed on a full-time basis for four days per week. The employment agreement contains customary confidentiality provisions, as well as standard non-solicitation and non-competition provisions, which provisions are effective during Mr. Garreau’s employment and act in a cascading manner, meaning the restraint period could be a maximum of six (6) months or, depending on a court’s judgment of what a reasonable restraint period would be in the circumstances, a minimum restraint period of three (3) months. The employment agreement does not have a fixed term, and, except as set forth below, either party can terminate Mr. Garreau’s employment upon three (3) months’ written notice, or OMG can terminate it without notice in the event Mr. Garreau commits any serious misconduct or gross negligence in the discharge of their duties. Additionally, pursuant to the employment agreement, Mr. Garreau may not terminate his employment before the end of his second year of employment.

278

Agreement with Scott Anderson

On August 16, 2021, Mr. Anderson entered into an employment agreement to serve as the Head of Relationships of OMG Predecessor, which agreement continued for the benefit of OMG following the August 2022 Transaction. Pursuant to the employment agreement, Mr. Anderson’s base salary is A$225,000 per year. The employment agreement provides that Mr. Anderson is entitled to an annual performance-based short term incentive bonus capped at 85% of base salary, to be paid quarterly in arrears and in line with agreed milestones and OMG’s bonus policy as determined by, and in the discretion of, OMG. The employment agreement also contains customary confidentiality provisions, as well as standard non-solicitation and non-competition provisions, which provisions are effective during Mr. Anderson’s employment and act in a cascading manner, meaning the restraint period could be a maximum of nine (9) months or, depending on a court’s judgment of what a reasonable restraint period would be in the circumstances, a minimum restraint period of three (3) months. The employment agreement does not have a fixed term, and either party can terminate Mr. Anderson’s employment upon one (1) months’ written notice, or OMG can terminate it without notice in the event Mr. Anderson commits any serious misconduct or gross negligence in the discharge of their duties.

Following the Business Combination, each of OMG’s executive officers will continue to be employed by OMG, as a wholly owned subsidiary of the Purchaser, pursuant to the terms of their existing employment agreements and with the same duties and responsibilities.

Retirement Benefits

For each employee of OMG (including the Named Executive Officers), OMG contributes to the Australian superannuation scheme that provides eligible Australian employees with an opportunity to save for retirement on a tax-advantaged basis. OMG pays superannuation in accordance with the Superannuation Guarantee Administration Act 1992 (Cth), and its minimum contribution rate is set by legislation. As of July 1, 2023, such minimum contribution increased from 10.5% to 11.0% of the employee’s annual base salary. The minimum contribution rate is scheduled to increase by 0.5% every year until it reaches 12.0% from July 1, 2025.

Directors and Director Nominees

The name, age and certain other information regarding each director of Purchaser who is expected to serve after the Business Combination and each director nominee, is as follows:

		Committee Memberships
Name	Age	Audit	Nominating	Risk	Compensation	Term Expires on Annual Meeting held in the Year	Director Class
Christian T. Blackwell	56	x	x		x	2025	II
Leah Fricke	54		x	x	x	2027	I
Songyu (Eric) Gao	43			x		2027	I
Daniel Jowett	51					2025	II
Glenda McLoughlin	62	x		x		2025	II
Naseema Sparks	71	x	x		x	2026	III
Johann Tse	57			x		2026	III

Christian T. Blackwell. Mr. Blackwell is a nominee for independent director of the Purchaser. Since 2004, Mr. Blackwell has been a part of Opus Faveo Innovation Development, a venture development and research-based innovation policy firm, where he currently serves as Managing Partner. Mr. Blackwell has over 15 years of experience working with a variety of startups. Prior to Opus Faveo, Mr. Blackwell was a founder and investor in several start-up companies, an investment banker with Deutsche Bank in New York and London, and treasurer for the international operations of Verizon Communications (GTE Corporation). His industry experience includes energy, telecommunications, technology, financial services, natural resources, education and infrastructure. Mr. Blackwell has led transactions of well over US$1 billion in size, mostly cross-border in nature, and he has a large amount of experience in emerging markets. Mr. Blackwell has a BA in political science and international affairs from Rice University and an MBA in international finance from the Thunderbird School of Global Management. He currently is a member of the Executive Committee of the Board of the Dallas Committee on Foreign Relations, the American Council on Germany (New York), the Atlantik-Brücke (Berlin), the George W. Bush Institute Working Group on North American Competitiveness, the World Affairs Council of Dallas/Ft. Worth, the John Tower Center for Political Studies, and the SMU Cox School Associate Board. Mr. Blackwell has been nominated to serve as a director of the Purchaser at the request of the Company. Given Mr. Blackwell’s strong knowledge and experience in energy, telecommunications, technology, financial services, natural resources, education and infrastructure, we believe that Mr. Blackwell is an excellent candidate to serve as a director of the Purchaser.

279

Leah Fricke. Ms. Fricke is a nominee for independent director of the Purchaser. Ms. Fricke currently serves as a director for several companies, including as Chair of the board of CASL Funder Pty Ltd since 2022, independent director of ColCap Financial Group since 2019, independent director of Forager Funds since 2012, and as an Independent Member of the Sydney Local Health District Audit and Risk Committee since 2021 and the Legal Aid Commission Audit and Risk Committee since 2022.

Ms. Fricke is an Australian qualified lawyer and holds a Bachelor of Laws(hons)/Bachelor of Arts from the University of Melbourne, an MBA from the University of Sydney/AGSM-University of New South Wales and an Executive Certificate in Management and Leadership (Digital/Cyber/AI) from MIT. Ms. Fricke has also completed the Innovation Governance for Directors program at DeGroot Business School (Canada). She is a Fellow of the Australian Institute of Company Directors, the Governance Institute of Australia and the Institute of Chartered Secretaries and Administrators (UK). Given Ms. Fricke’s strong knowledge and experience in governance and risk management of Australian financial services organizations, we believe that Ms. Fricke is an excellent candidate to serve as a director of the Purchaser.

Songyu (Eric) Gao. Mr. Gao is a nominee for non-executive director of the Purchaser. Mr. Gao has served as a director of OMG since its formation in 2022, and as a director of the OMG Predecessor, since 2016. Mr. Gao is also a director of VBreathe Pty Ltd, a technology company creating all-in-one organic and smart air purification and sanitation devices, since 2020 and a director of Rich Data Corporation, an artificial intelligence company that offers AI decisioning solutions to banks and financial institutions since June 2021. Mr. Gao has 15 years’ experience in the financial services industry and is the CEO and co-founder of BMYG Financial Group Pty Ltd, a leading wealth and funds manager for Asian investors in Australian companies, a position he has held since 2010. Mr. Gao holds financial licenses for Australian investment management funds relating to securities, foreign exchange and derivatives, is a responsible officer for Tiger Broker’s Australian AFSL since 2021 and was the AFSL responsible manager for Asipac Capital Pty Ltd, an investment house specializing in private equity investment, a role which he held from 2012 to 2021. Mr. Gao has a wealth of experience in investing and wealth management in Australia and has been involved in several local initial public offerings and private equity projects. Mr. Gao also holds a Master of Applied Finance from Monash University, and a Bachelor of Economics and Finance from RMIT, both located in Melbourne, Australia. Mr. Gao also holds a certificate in Fintech from Said Business School, University of Oxford, England and a certificate in Blockchain Technologies from MIT Sloan in Cambridge, Massachusetts, USA. Mr. Gao has been nominated to serve as a director of the Purchaser at the request of the Seller, which is an affiliate of BMYG Financial Group, and is expected to be one of the Purchaser’s largest securityholders following the closing of the Business Combination. Given Mr. Gao’s strong knowledge and experience in the Australian financial markets, we believe that Mr. Gao is an excellent candidate to serve as a director of the Purchaser.

280

Daniel Jowett. Mr. Jowett is the CEO of OMG and is a nominee for director of Purchaser. He has served as OMG’s Chief Executive Officer since its formation in 2022. Prior to such time, Mr. Jowett served as the Chief Executive Officer of the OMG Predecessor since January 2022. Mr. Jowett serves on the board of several subsidiaries of OMG, including Openmarkets. Prior to joining OMG’s Predecessor, Mr. Jowett was the Chief Operating Officer and Chief Financial Officer of Shaw and Partners, an Australian investment and wealth management firm, between 2011 and 2021. Mr. Jowett commenced his career providing financial assurance and advisory services while at PwC Australia and KPMG UK, and has more than 25 years of professional experience across the stockbrokerage, wealth management, funds management and investment banking industries. Mr. Jowett holds a Bachelor of Arts from the University of London and is a Fellow of the Institute of Chartered Accountants in England and Wales, a Member of the Chartered Institute of Securities and Investments (UK) and a Responsible Executive (ASIC and ASX Clear). Based on Mr. Jowett’s experience leading OMG, we believe Mr. Jowett is an excellent candidate to serve as a director of the Purchaser.

Glenda McLoughlin. Ms. McLoughlin is a nominee for independent director of the Purchaser. She has extensive executive and commercial experience in financial and energy markets in Australia and internationally. She has served as the CEO and founder of Maxa Pty Ltd, an Australian strategic financial advisory company, since 2012. Between 2002 and 2012, she served as a co-founder, director and chief financial officer of Metgasco Ltd, a gas exploration and production company. In her executive career, she also held senior investment banking roles at Morgan Stanley, Credit Suisse First Boston and Barclays Capital where she led the Energy and Infrastructure Group in Australia. She has worked in Australia, Asia, the UK and the US where she has advised on acquisitions, divestments, debt and equity capital raisings and strategic capital management decisions. She has experience across a range of industries including: financial services, energy, batteries, medical diagnostics, telecommunications, information technology, media, transport and infrastructure sectors. Ms. McLoughlin brings deep financial expertise, an understanding of global markets and entrepreneurial strategic thinking as a founder and early stage investor and advisor.

She has over 20 years’ experience on public company boards and is currently a Non-Executive Director of Anteotech (ASX:ADO) where she chairs the Audit and Risk Committee and is also Chair of the Board of SCECGS Redlands School. Ms. McLoughlin’s past directorships include: Senex Energy (ASX:SXY) where she chaired the Audit and Risk Committee, Metgasco (ASX:MEL), Elk Petroleum (ASX:ELK) Sound Scouts (private company) and the National Art School where she chaired the Audit and Risk Committee.

Ms. McLoughlin holds a Bachelor of Economics (University of Tasmania) and a Masters of Business Administration (University of New South Wales) and is a Fellow of the Australian Institute of Company Directors. Given Ms. McLoughlin’s knowledge of Australian and international capital markets and depth of skills in financial management and governance, we believe that she is an excellent candidate to serve as an independent director of the Purchaser.

Naseema Sparks AM. Ms. Sparks is a director of OMG and is a nominee for independent director of the Purchaser, for which she has been serving as Board Chair. Ms. Sparks has served as a director and non-executive chair of the OMG board since its formation in 2022. She was a director and non-executive Chair of OMG’s Predecessor since February 2021. Ms. Sparks also currently serves as a director for several companies, including as Independent Chair of the board of Homart Pharmaceuticals Pty Ltd, a market leader in Australian made health supplements, skincare and dairy products, since 2019, an independent director and Chair of the People, Remuneration & Culture Committee of Australian Vintage Ltd, a world-leading global wine company, since 2015, and an independent director of Knight Frank Australia Ltd., a commercial and residential real estate company, since 2017. Ms. Sparks was also an independent director of the Australian subsidiary of AIG Ltd, a United States publicly traded company, from 2010 to 2020. Ms. Sparks specializes in governance and oversight of fast growth companies in the technology sector, and has successfully listed companies on the Australian Securities Exchange. Ms. Sparks has served as a public company director in Australia for 15 years.

During the past five years, Ms. Sparks has served on the boards of several public and private companies, including as an independent director of AIG Australia Ltd, an independent director and Chair of the Remuneration Committee of ARQ Group Ltd (ASX: ARQ), a consumer facing technology and consulting company, Chair of IncentiaPay Ltd, (ASX: INP), an entertainment, lifestyle and rewards platform operator, an independent director and Chair of the Remuneration Committee of Murray River Organics Group (ASX: MRG), an organic agribusiness, a director of Genero Media Pty Ltd, a production and creative content ecosystem, and a director of PMP Ltd (ASX: PMP), which focuses on printing and digital technology.

281

Since 2007, Ms. Sparks has served as a director on the boards of a diverse range of companies including ASX listed and private companies, government statutory authorities, not-for-profit arts, health and education boards. Prior to 2007, Ms. Sparks had a career as the Australian Managing Director and Global Partner of M&C Saatchi Ltd (LON: SAA), a global communications company, a position she held from 2000 to 2007.

Ms. Sparks has over 20 years of experience in the financial services industry, with expertise in consumer-facing technology companies. Ms. Sparks has strong experience at both the operational and board level at marketing, branding, and customer targeting and is conversant with consumer metrics, data analysis and monitoring the effectiveness of lead-generation and customer acquisition sales, effectiveness, repeat purchase, profitability and churn. Ms. Sparks’ qualifications include an MBA from Melbourne Business School. She is a Fellow of the Australian Institute of Company Directors. She is also a current member and a past president of Chief Executive Women. Given Ms. Sparks’ strong knowledge and experience in a diverse range of private and ASX listed companies, her knowledge of governance and oversight of fast growth companies in the technology sector, and her experience in compensation strategy for growth businesses, we believe Ms. Sparks is an excellent candidate to serve as a director and as the Board Chair of the Purchaser.

Johann Tse. Mr. Tse is a nominee for director of the Purchaser and currently serves as a director, Chief Executive Officer and member of the Nominating Committee of the Company. Mr. Tse has more than 30 years of experience in the fields of corporate operation and management, venture capital, and multinational mergers and acquisitions and has served as an independent board member of several Chinese companies listed in the United States in sectors including tourism, media and restaurant supplies manufacturing and sales. As a pioneer, investor and cross-cultural entrepreneur, he brings deep insights and rich experience for the formulation and implementation of corporate development strategies for businesses in Asia, Europe and North America on a global scale. Mr. Tse founded Aquarian Capital, LLC in August 2005, which specializes in advising international mergers and acquisitions and investments. Aquarian Capital has founded and manages companies in several sectors, covering North America, Greater China, Israel, Asia, Europe and Latin America. Aquarian Capital’s current initiatives include the development and financing of renewable energy projects, including overall planning of engineering, procurement and construction, and beyond. Projects include photovoltaic, wind energy and pumped-storage hydroelectricity in North America, Latin America, Asia, Africa and Europe. Aquarian Capital also develops and operates large-scale organic farms in Mexico that serves the US market. Aquarian Capital was an early-stage investor in Boston Heart Diagnostics, which was later sold to Eurofins Scientific.

Prior to founding Aquarian Capital, Mr. Tse was the director of international acquisitions and mergers of Yum! Brands from 2004 to 2005 where he acquired and sold a number of businesses in Asia, Western Europe, Russia and the Americas, including the successful acquisition of Russia’s largest fast-food chain. Prior to this, he was responsible for strategic planning, corporate mergers and acquisitions, and founded and managed the corporate venture capital department for Rohm and Haas (now part of Dow Chemical), a major U.S. specialty chemicals company, from 2000 to 2004, focusing on venture capital investment in material science companies in semiconductors, optoelectronics, nanotechnology, etc. during which he conducted in-depth investigation of more than 140 companies. Mr. Tse was an active advocate for corporate VC investments and collaboration to accelerate innovation and step-out growth. Mr. Tse previously served as the chief representative of the British/Hong Kong conglomerate Swire Group in Shanghai and Beijing from July 1990 to December 1998 where he was responsible for government relations, corporate development, and the formulation and implementation of its China strategy. During this time, Mr. Tse set up 13 joint ventures and wholly-owned enterprises across different industries in China for Swire. He also led a joint venture food company between Swire Group and Coca-Cola in Guangzhou, China, successfully established and operated a limousine business for Swire Group in Hong Kong, expanded Coca-Cola beverage sales channels, and developed markets for telecommunications and software products.

282

Mr. Tse was the founder and vice chairman of the Shanghai Hong Kong Chamber of Commerce, a board member of the British Chamber of Commerce in Shanghai, and an executive director of the Hong Kong Chamber of Commerce in China. He has been a mentor to MBA students at Southern Methodist University in Dallas, co-founder of the Dallas Business Club and 2009 president, and currently as board member of the Dallas Committee on Foreign Relations. He co-founded and served as director of the Texas-Israel Chamber of Commerce. He has been board member of the Circle Ten Council, Boy Scouts of America. He is a frequent speaker at various international conferences on venture capital, M&A, and renewable energy. Mr. Tse graduated with a Bachelor’s of Science in electronics engineering from the Chinese University of Hong Kong and an MBA from INSEAD, Fontainebleau, France. His early academic research included waveguides, integrated optics and digital video transmission, and published several papers in Institute of Electronic and Electrical Engineers journals and at international conferences. Given Mr. Tse’s experience in the fields of corporate operation and management, venture capital, and multinational mergers and acquisitions, we believe Mr. Tse is an excellent candidate to serve as a director of the Purchaser.

Number and Terms of Directors

Upon consummation of the Business Combination, we anticipate that Purchaser will have a Board of seven (7) directors, which shall be divided into three classes, with only one class of directors being elected in each year and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

The term of office of the first class of directors, consisting of Ms. Fricke and Mr. Gao, will expire at the Special Meeting. The term of office of the second class of directors, consisting of Ms. McLoughlin and Messrs. Blackwell and Jowett will expire at the Purchaser’s second annual meeting of the stockholders in 2025. The term of office of the third class of directors, consisting of Ms. Sparks and Mr. Tse will expire at the Purchaser’s third annual meeting of stockholders in 2026.

Board Committees

Upon consummation of the Business Combination, Purchaser will establish an audit and finance committee and a compensation, people and culture committee. The initial members of each such committee are set forth above.

Audit and Finance Committee

Effective upon consummation of the Business Combination, Purchaser will establish an audit and finance committee of the Purchaser Board, which is expected to be comprised of Mses. Sparks and McLoughlin and Mr. Blackwell. The Purchaser Board is expected to determine that each of Mses. Sparks and McLoughlin and Mr. Blackwell is independent under the applicable rules of the SEC and Nasdaq. Ms. McLoughlin is expected to serve as the chair of the audit and finance committee. Each member of the audit and finance committee is expected to meet the financial literacy requirements of Nasdaq and the Purchaser Board is expected to determine that Ms. McLoughlin qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

283

The Purchaser Board is expected to adopt, effective upon completion of the Business Combination, an audit and finance committee charter, which details the principal functions of the audit committee, including:

●	appointing, compensating, retaining, evaluating, terminating and overseeing Purchaser’s independent registered public accounting firm;

●	discussing with Purchaser’s independent registered public accounting firm their independence from Purchaser’s management;

●	reviewing with Purchaser’s independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by Purchaser’s independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with Purchaser’s management and Purchaser’s independent registered public accounting firm the interim and annual financial statements that Purchaser files with the SEC;

●	reviewing and monitoring Purchaser’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing Purchaser’s policies on risk assessment and risk management;

●	reviewing related party transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, the Purchaser will establish a nominating and corporate governance committee of the Purchaser Board, which is expected to be comprised of Mses. Sparks and Fricke and Mr. Blackwell, all of whom are independent under the applicable rules of the SEC and Nasdaq. Ms. Sparks is expected to serve as the chair of the committee. The Purchaser Board is expected to adopt, effective upon completion of the Business Combination, a nominating and corporate governance charter, which details the principal functions of the nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on the Purchaser Board and be responsible for, among other things:

●	identifying individuals qualified to become members of the Purchaser Board, consistent with criteria approved by the Purchaser Board;

●	evaluating the overall effectiveness of the Purchaser Board and its committees; and

●	reviewing developments in corporate governance compliance and developing and recommending to the Purchaser Board a set of corporate governance guidelines.

The independent directors will consider persons identified by its members, management, stockholders, investment bankers, and others. The guidelines for selecting nominees, which will be specified in the nominating and corporate governance committee charter, will generally provide that persons to be nominated should:

●	have demonstrated notable or significant achievements in business, education or public service;

284

●	possess the requisite intelligence, education and experience to make a significant contribution to the Purchaser Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The independent directors will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Purchaser Board. The independent directors may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The independent directors will not distinguish among nominees recommended by stockholders and other persons.

Risk and Compliance Committee

Effective upon consummation of the Business Combination, Purchaser will establish a risk and compliance committee of the Purchaser Board, which is expected to be comprised of Mses. Fricke and McLoughlin and Messrs. Gao and Tse. Ms. Fricke is expected to serve as the chair of the risk and compliance committee.

The Purchaser Board is expected to adopt, effective upon completion of the Business Combination, a risk and compliance committee charter, which details the principal functions of the risk and compliance committee, including:

●	establishing the Purchaser’s risk management and compliance strategy and framework;

●	overseeing risks impacting the Purchaser and its subsidiaries;

●	identifying and advising on risk exposure on various aspects of the Purchaser’s business;

●	reviewing the adequacy and effectiveness of the Purchaser’s risk management policies;

●	monitoring and assessing the overall risk profile of the Purchaser and determining the Purchaser’s risk appetite;

●	monitoring the effectiveness of the Purchaser’s compliance management framework;

●	establishing appropriate disclosure controls designed to assure the timely and accurate preparation and filing of the Purchaser’s reports with the SEC;

●	reviewing the Purchaser’s risk and compliance culture;

●	making recommendations to the Purchaser Board regarding emerging and material risks impacting the Purchaser, including mitigating such risks;

●	reviewing and overseeing the Purchaser’s compliance with applicable laws and regulations, including the Openmarkets’ statutory obligations under its Australian Financial Services License; and

●	reviewing management reports and taking other actions, as it deems appropriate, to assess and ensure the Purchaser’s compliance with the operating and market integrity rules of the ASX and other applicable exchanges.

Compensation, People and Culture Committee

Effective upon consummation of the Business Combination, Purchaser will establish a compensation, people and culture committee comprised of Mses. Sparks and Fricke and Mr. Blackwell, each of whom is independent under the applicable rules of the SEC and the Nasdaq. Ms. Sparks is expected to serve as chair of the compensation, people and culture committee.

The Purchaser Board is expected to adopt, effective upon completion of the Business Combination, a compensation, people and culture committee charter, which will detail the principal functions of the compensation, people and culture committee, including:

●	reviewing and approving corporate goals and objectives with respect to the compensation of Purchaser’s Chief Executive Officer, evaluating Purchaser’s Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

●	reviewing and setting or making recommendations to the Purchaser Board regarding the compensation of Purchaser’s other executive officers;

●	reviewing and making recommendations to the Purchaser Board regarding director compensation;

●	reviewing and approving or making recommendations to the Purchaser Board regarding Purchaser’s incentive compensation and equity-based plans and arrangements; and

●	appointing and overseeing any compensation consultants.

The charter will also provide that the committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser.

285

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the remuneration committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of Purchaser’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on Purchaser’s compensation committee, or (ii) as a member of the committee of another entity, one of whose officers served on the Purchaser Board.

Independence of Directors

Purchaser will adhere to the rules of Nasdaq in determining whether a director is independent. The Purchaser Board has consulted, and will consult, with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of the Nasdaq generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Naseema Sparks, Christian Blackwell, Glenda McLoughlin, and Leah Fricke will be considered independent directors. Purchaser’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Director Compensation

The Purchaser expects to pay the chairperson of its board of directors a retainer of $103,000 per year and to pay each of its independent directors a retainer of $62,900 per year. Each independent director that also serves as a chairperson of a committee of the board of directors will receive an additional retainer of $6,900 per year.

Corporate Governance

Code of Ethics and Business Conduct

Following the Business Combination, the Purchaser intends to adopt a Code of Ethics and Business Conduct that aligns with the requirements and best practice standards of the SEC, Nasdaq, and the Australian Companies Act. The Purchaser will post any amendments to or any waivers from a provision of its Code of Ethics and Business Conduct on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics and Business Conduct in a manner consistent with the applicable rules and regulations of the SEC, Nasdaq, and any local Australian corporate governance rules and guidelines.

Certain of the sub-policies intended to be adopted by the Purchaser following the Business Combination are described below.

286

Securities Trading Policy

A securities trading policy will be adopted by the Purchaser to provide guidance to directors, identified employees including senior management, and other employees of the Purchaser, where they are contemplating dealing in the Purchaser’s securities or the securities of entities with whom the Purchaser may have dealings. The trading policy is designed to ensure that any trading in the Purchaser’s securities is in accordance with the law and Nasdaq rules and minimizes the possibility of misperceptions arising in relation to directors’ and employees’ dealings in the Purchaser’s securities or securities of other entities.

The trading policy is directed at dealing in the Purchaser’s securities by the directors and employees, dealings through entities or trusts controlled by a relevant person, or in which they have an interest, and considers dealings in Purchaser securities by related persons or close associates of employees. It also extends to addressing dealings in the securities of other entities that may be transacting with, or be counterparties of, the Purchaser.

Continuous Disclosure Policy

The Purchaser plans to adopt a continuous disclosure policy, which sets out procedures to be adopted by the Purchaser to ensure that the Purchaser complies with its continuous disclosure obligations to keep the market fully informed of information which may have a material effect on the price or value of the Purchaser’s securities and to correct any material mistake or false information in the market.

The Purchaser Board is responsible for determining whether information is such that it would have a material effect on the price or value of the Purchaser’s securities. The disclosure policy will provide a framework for the Purchaser Board and officers of the Purchaser to internally identify and report information which may need to be disclosed and sets out practical implementation processes in order to ensure any identified information is adequately communicated to Nasdaq and shareholders. The disclosure policy will also set out the exceptions to the disclosure requirements.

Anti-Bribery and Corruption Policy

OMG is an organization committed to ethical practice. The Purchaser Board and executive team will be committed to conducting business with honesty and integrity and therefore commit and adhere to a zero-tolerance approach to bribery and corruption. This general company-wide policy does not override specific policies, procedures, laws or regulations in the local jurisdictions, but instead will serve to complement them.

Malus and Clawback Policy

The Purchaser expects to adopt a malus and clawback policy to align the remuneration outcomes of executives with the long term interests of the Purchaser and to provide the Purchaser Board with the ability to claw back incentives paid or awarded and/or apply malus in relation to a material misstatement in the Purchaser’s financial statements.

Under the policy, incentive awards of executives may be withheld, lapse, forfeited or become repayable if the financial metrics by which the awards were computed are determined to have been materially misstated or in the opinion of the Purchaser Board an award is not justified or may impact the financial soundness of the Purchaser. Additionally, clawback criteria will apply as set out in the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C.

Conflict of Interest Policy

Any Purchaser director who has a material personal interest in a contract or proposed contract of Purchaser, holds any office or owns any property such that the director might have duties or interests which conflict with, or which may conflict, either directly or indirectly, with the directors’ duties or interests as a director, must give the directors notice of the interest at a meeting of directors.

287

A Purchaser director who has a material personal interest in a matter that is being considered at a Purchaser Board meeting must not, except where permitted under the Australian Companies Act, vote on the matter or be present while the matter is being considered at the meeting.

Stockholder Communication with the Board of Directors

Purchaser stockholders and interested parties may communicate with the Purchaser Board, any committee chairperson or the independent directors as a group by writing to the Purchaser Board or committee chairperson at Level 28, 1 Market Street, Sydney NSW 2000. Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

Foreign Private Issuer Status

After the consummation of the Business Combination, it is anticipated that Purchaser will be a “foreign private issuer” under the securities laws of the United States and the rules of the Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domestic registrants. Purchaser intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq’s listing standards. Subject to certain exceptions, the Nasdaq listing rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of Nasdaq.

Additionally, because Purchaser is expected to qualify as a “foreign private issuer” under the Exchange Act, it is expected to be exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Purchaser will be required to file an annual report on Form 20-F within four months of the end of each fiscal year and Purchaser will furnish press releases relating to its financial results and material events to the SEC on Form 6-K.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Related Party Transactions

Founder Shares

On May 7, 2021, the Company issued an aggregate of 2,875,000 Company Shares to the Sponsor in exchange for an aggregate capital contribution of $25,000. Subsequent to the consummation of the Company’s initial public offering, in connection with the underwriters’ partial exercise of the over-allotment option, the Sponsor forfeited 335,233 Founder Shares, leaving the Sponsor with 2,539,767 Founder Shares.

288

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to any of the Founder Shares, the earlier of (i) six months after the date of the consummation of the Company’s initial business combination, or (ii) the date on which the closing price of the Company Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, or earlier, if, subsequent to the Company’s initial business combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Pursuant to the Sponsor’s operating agreement, following the consummation of the Company’s initial business combination, the Sponsor shall distribute the Private Placement Units and the Founder Shares to its members according to the allocations contained in the operating agreement no later than 10 days following the expiration of all applicable lock-up periods, if any; provided, however, that the manager may delay distribution of the Private Placement Units and Founder Shares if such delay is determined to be advisable by the manager, in its discretion, in consultation with its counsel or financials advisors.

Registration Rights

We have entered into the IPO Registration Rights Agreement with respect to the Founder Shares, Private Placement Units, the Company Shares and Private Placement Rights underlying the Private Placement Units, and the Company Shares issuable upon conversion of the Private Placement Rights. Pursuant to the IPO Registration Rights Agreement, the Company Restricted Stockholders and their permitted transferees can demand that we register the Founder Shares. Holders of our Private Placement Units and their permitted transferees can demand that we register the Private Placement Units, the Company Shares and Private Placement Rights underlying the Private Placement Units, and the Company Shares issuable upon exercise of the Private Placement Rights. The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Office Space and Related Support Services

The Company agreed, commencing on the date the Company Units are first listed on the Nasdaq, to pay the Sponsor, or an affiliate thereof, a total of $10,000 per month for office space, utilities, and secretarial and administrative support for up to 18 months. Upon completion of the Company’s initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company has accrued $230,000 in fees related to this service through December 31, 2023.

289

Related Party Loans

In order to finance transaction costs in connection with a business combination and provide working capital for the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Such working capital loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. In the event that the Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay any working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans.

Pursuant to the First Extension Special Meeting, the Second Extension Special Meeting, and the Third Extension Special Meeting, each to extend the Termination Date and to provide for the payment of extension payments to the Trust Account, monthly extension loan advances have occurred on the Company’s behalf to fund the required payment by the Sponsor or its affiliate or designee into the Trust Account in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

As of December 31, 2023, there was $754,748 outstanding under working capital loans and $2,903,628 outstanding under extension loans.

On April 16, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Company’s initial public offering. The note, as amended, was non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Company’s initial public offering. The Company borrowed $133,357 under the promissory note with the Sponsor. Following the closing of the Company’s initial public offering on January 13, 2022, the Company repaid a total of $133,357 under the promissory note on January 19, 2022.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Founders’ Letter Agreement

On January 10, 2022, the Company, the Sponsor, and each of the Company Restricted Stockholders entered into a letter agreement, pursuant to which, each Company Restricted Stockholder party thereto agreed to waive certain of their redemption rights, transfer rights and liquidation rights with respect to their Founder Shares subject to the conditions set forth therein. Additionally, the Company Restricted Stockholders parties thereto agreed to waive their redemption rights with respect to any Company Shares they may own. The Company Restricted Stockholders agreed (i) to vote their Founder Shares in favor of the adoption of any proposed business combination and the accompanying transaction and (ii) if the Company engages in a tender offer in connection with a proposed business combination, to not seek to sell any Company Shares to the Company in connection with such tender offer. Additionally, each Company Restricted Stockholder party thereto has agreed to certain standstill obligations, in each case on terms and subject to the conditions set forth therein.

The letter agreement will terminate upon the earlier to occur of (x) the expiration of the Lock-Up periods or (y) the liquidation of the Company.

Extension Payments

On January 10, 2023, the Company held the First Extension Special Meeting to approve a proposal to amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments allowed the Company to extend the date by which it must complete an initial business combination from January 13, 2023 to October 13, 2023 by way of nine one-month extensions. Each such one-month extension required the Sponsor (or its affiliates or permitted designees) to deposit into the Trust Account an additional $0.0625 per share sold in the Company’s IPO in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the Company’s initial business combination. Following the First Extension Special Meeting, the Company caused approximately $1,853,628 to be deposited in the Trust Account in connection with the first five one-month extensions, which amounts were provided by the Sponsor.

On June 9, 2023, the Company held the Second Extension Special Meeting to approve a proposal to further amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments allowed the Company to extend the date by which it must complete an initial business combination from October 13, 2023 to January 13, 2024 by way of three one-month extensions and amended the amount the Sponsor (or its affiliates or permitted designees) would be required to deposit into the Trust Account in connection with each such extension from $0.0625 per share sold in the Company’s IPO to a flat fee of $150,000 per extension beginning with the extension payment due on June 13, 2023. The Company has since caused an aggregate of approximately $750,000 to be deposited into the Trust Account in connection with the sixth, seventh, eighth, ninth, tenth, eleventh, and twelfth extensions, which amounts were provided by the Sponsor.

On January 8, 2024, the Company held the Third Extension Special Meeting to approve a proposal to further amend the Trust Agreement and the Amended and Restated Certificate of Incorporation, which amendments would allow the Company to extend the date by which it must complete an initial business combination from January 13, 2024 to January 13, 2025 by way of twelve one-month extensions and would amend the amount the Sponsor (or its affiliates or permitted designees) would be required to deposit into the Trust Account in connection with each such extension from a flat fee of $150,000 per extension to a flat fee of $60,000 per extension beginning with the extension payment due on January 13, 2024. The Company has since caused an aggregate of approximately $60,000 to be deposited into the Trust Account in connection with the first extension following the Third Extension Special Meeting, which amount was provided by the Sponsor.

Accordingly, in connection with all extensions to date, the Company has borrowed an aggregate of approximately $3,083,628 from the Sponsor, which amounts are evidenced by a non-interest bearing, unsecured promissory note payable upon consummation of the Company’s initial business combination.

290

OMG Related Party Transactions

Seller Stock Purchases

Since August 23, 2022, OMG has engaged in a series of transactions with the Seller pursuant to which OMG has sold shares of its common stock to the Seller to provide additional working capital to OMG. Mr. Gao is a director of each of BMYG, Seller, and OMG, and is also the chief executive officer of BMYG and the Seller. In addition, Mr. Gao is a shareholder of the Seller. The following is a summary of such transactions:

Date	Number of shares	Total consideration (A$)
August 23, 2022	100	100
August 25, 2022	7,000,000.00	7,000,000.00
October 11, 2022	2,000,000.00	2,000,000.00
October 20, 2022	2,000,000.00	2,000,000.00
November 10, 2022	4,000,000.00	4,000,000.00
November 23, 2022	2,000,000.00	2,000,000.00
November 28, 2022	2,000,000.00	2,000,000.00
December 12, 2022	800,000.00	800,000.00
December 20, 2022	745,000.00	745,000.00
January 13, 2023	1,000,000.00	1,000,000.00
January 24, 2023	510,000.00	510,000.00
February 8, 2023	500,000.00	500,000.00
February 20, 2023	789,000.00	789,000.00
March 8, 2023	1,000,000.00	1,000,000.00
March 21, 2023	756,000.00	756,000.00
March 21, 2023	225,000.00	225,000.00
April 6, 2023	800,000.00	800,000.00
April 24, 2023	803,000.00	803,000.00
May 11, 2023	697,000.00	697,000.00
May 24, 2023	499,000.00	499,000.00
June 2, 2023	1,000,000.00	1,000,000.00
June 19, 2023	290,000.00	290,000.00
June 26, 2023	1,400,000	1,400,000
July 10, 2023	800,000	800,000
July 31, 2023	400,000	400,000
August 9, 2023	630,000	630,000
August 23, 2023	650,000	650,000
September 7, 2023	900,000	900,000
September 21, 2023	850,000	850,000
October 16, 2023	975,000	975,000
November 28, 2023	900,000	900,000
TOTAL	36,919,100	$36,919,100

Enhanced Investments Pty Ltd

On May 15, 2020, TradeFloor Holdings entered into a working capital facility agreement with Enhanced (as subsequently amended, the “Enhanced Facility Agreement”). Each of Seller and Enhanced is a wholly-owned subsidiary of BMYG Asset Management Pty Ltd, (“BMYG AM,” itself a wholly-owned subsidiary of BMYG), and Mr. Gao, a director nominee of the Purchaser, is a director of each of BMYG, BMYG AM, Seller, OMG and Enhanced. Mr. Gao is also the chief executive officer of BMYG and the Seller, and a shareholder of the Seller. Under the Enhanced Facility Agreement, TradeFloor Holdings could borrow funds for working capital purposes, subject to increases from time to time as agreed to by the parties (the “Enhanced Facility”). The original terms of the Enhanced Facility included an A$400,000 limit, interest accruing at 12% per annum, an establishment fee of A$10,000 and a maturity date nine months after the date of advance.

291

Following the initial entry into the Enhanced Facility Agreement, TradeFloor Holdings and Enhanced amended the Enhanced Facility Agreement on January 14, 2021, February 9, 2022, March 22, 2022, June 14, 2022, July 13, 2022, August 12, 2022, November 10, 2022, November 11, 2022, April 21, 2023, and October 12, 2023, principally to extend the maturity date, increase the facility size, and reduce the interest rate to 10% per annum. The interest accrued on the Enhanced Facility has been capitalized throughout the term of the facility and is due at maturity. As of December 31, 2023, the total principal and accrued interest amount owed to Enhanced under the Enhanced Facility was A$24.8 million, which is the largest aggregate amount outstanding since July 1, 2022. The Enhanced Facility is secured by the business and assets of TradeFloor Holdings and its subsidiaries. Enhanced’s security interest is subordinated to those held by PfG and the OMRA Trustee.

On October 12, 2023, Enhanced, Tradefloor Holdings and OMG further amended the Enhanced Facility Agreement by removing Tradefloor Holdings as a party, replacing it with OMG and increasing the maximum amount that could be borrowed under it to A$25.0 million. Effective January 4, 2024, Enhanced and OMG entered into a deed of variation to working capital facility agreement to increase the amount of Enhanced’s credit line to A$30 million including capitalized interest, and to extend the termination date to March 31, 2025. Effective April 16, 2024, Enhanced and OMG entered into a deed of variation to working capital facility agreement to increase the amount of Enhanced’s credit line to A$32 million including capitalized interest. On June 4, 2024, Enhanced and OMG entered into a deed of variation to working capital facility agreement to extend the termination date to October 31, 2025. On July 4, 2024, Enhanced and OMG entered into a deed of variation to working capital facility agreement to increase the amount of Enhanced’s credit line to A$43 million including capitalized interest, with effect from July 8, 2024.

Since July 1, 2022, OMG has not paid any amounts to Enhanced under the Enhanced Facility Agreement.

Convertible Notes

On July 13, 2021, BMYG AM and OMG Predecessor entered into an Unsecured Convertible Note Deed whereby BMYG AM agreed to purchase and OMG Predecessor agreed to sell up to A$1.5 million of convertible notes, bearing interest at 8% per annum, with a maturity date of July 13, 2022, and convertible into ordinary shares of OMG Predecessor at the lower of (a) a 20% discount to an eventual initial public offering price, and (b) a per share price that would value the enterprise at A$130 million (the “BMYG Notes”). Seller is a wholly owned subsidiary of BMYG AM, and Mr. Gao, a director nominee of the Purchaser, is a director of each of BMYG, Seller, OMG and BMYG AM. Mr. Gao is also the chief executive officer of BMYG and the Seller, and a shareholder of the Seller. No amounts were paid to BMYG AM with respect to the BMYG Notes between July 1, 2022 and the date that the notes were forgiven, as described below. See “-August 2022 Transaction.”

On March 2, 2022, Enhanced and OMG Predecessor entered into an Unsecured Convertible Note Deed whereby Enhanced agreed to purchase and OMG Predecessor agreed to sell A$6.75 million of convertible notes, bearing interest at 8% per annum, with a maturity date of August 31, 2022, and convertible into ordinary shares of OMG Predecessor at the lower of (a) a 20% discount to an eventual initial public offering price, and (b) a per share price that would value the enterprise at A$130 million (the “Enhanced Notes”). Each of Seller and Enhanced is a wholly owned subsidiary of BMYG AM, and Mr. Gao, a director nominee of the Purchaser, is a director of each of BMYG, BMYG AM, Seller, OMG and Enhanced. Mr. Gao is also the chief executive officer of BMYG and the Seller, and a shareholder of the Seller. No amounts were paid to Enhanced with respect to the Enhanced Notes between July 1, 2022 and the date that the notes were forgiven, as described below. See “-August 2022 Transaction.”

August 2022 Transaction

On August 30, 2022, OMG acquired from OMG Predecessor all the stock in the material subsidiaries of OMG Predecessor, pursuant to a Share Sale Agreement dated August 25, 2022. See “Business of OMG – OMG Predecessor Transaction – August 2022” for further discussion of the August 2022 Transaction. The Enhanced Notes and the BMYG Notes (collectively, the “Seller Convertible Notes”) were all transferred to the Seller on August 29, 2022, in anticipation of the closing of the August 2022 Transaction. Mr. Gao, a director nominee of the Purchaser, is a director of each of BMYG, BMYG AM, Enhanced, Seller, and OMG and was, at the time of the August 2022 Transaction, a director of OMG Predecessor. Mr. Gao is also the chief executive officer of BMYG and the Seller, and a shareholder of the Seller. Mr. Jowett, the CEO of OMG, was the chief executive officer of OMG Predecessor.

The consideration for the August 2022 Transaction paid by OMG to OMG Predecessor was comprised of (i) cash payments at and shortly after the closing totaling A$16.0 million, consisting of A$7.0 million paid at closing, A$2.0 million paid on October 31, 2022, $4.0 million paid on November 10, 2022 and A$3.0 million paid on November 29, 2022; and (ii) forgiveness of the principal and interest under the Seller Convertible Notes amounting to A$9.8 million; OMG further committed to pay for OMG Predecessor’s post-closing run-off costs (which are anticipated to include costs associated with termination or assignment and assumption of an office lease and costs associated with the deregistration of OMG Predecessor itself) of up to A$4.8 million. Following completion of the various cash payment installments by OMG to OMG Predecessor described above, OMG Predecessor: (i) paid A$11,932,000 in total to approximately 90 persons who were not related parties of the Seller or OMG to redeem the convertible notes held by such persons that had been issued by OMG Predecessor, of which A$6,205,000 was paid on or around September 1, 2022 with a further A$5,728,000 paid on or around November 30, 2022; and (ii) paid A$2,475,000 of transaction costs associated with the sale. As a result of the payments and other transactions described above, all the convertible notes that had been issued by OMG Predecessor prior to the August 2022 Transaction were either completely redeemed or forgiven and canceled. With respect to the commitment to pay for OMG Predecessor’s post-closing run-off costs, as of June 30, 2023, OMG had paid A$0 in satisfaction of these obligations, and an additional A$600,000 was reflected as a contingent liability on OMG’s balance sheet dated June 30, 2023.

BMYG AM Facility Agreement

Openmarkets was a party to a facility agreement with BMYG AM and Enhanced dated 7 July 2022 (the “CMM Facility Agreement”). Each of Seller and Enhanced is a wholly owned subsidiary of BMYG AM, and Mr. Gao, a director nominee of the Purchaser, is a director of each of BMYG, BMYG AM, Seller, OMG and Enhanced. Mr. Gao is also the chief executive officer of BMYG and the Seller, and a shareholder of the Seller.

Under the CMM Facility Agreement, Openmarkets could borrow up to A$2 million for the purposes of supporting Openmarkets’ ASX cash market and margining (CMM) requirements; interim settlement funding for ASX cash equities transactions; and intra-day net settlement cover for client trust monies as per the ASX requirements (he “CMM Facility”). Under the terms of the CMM Facility Agreement, Openmarkets incurred a drawdown fee of 4.5% on any amount actually borrowed under the facility, as well as a line fee of 1.5% payable monthly on the entire facility limit of A$2 million. The CMM Facility was required to be repaid on the same calendar day whenever drawn upon, and was unsecured. The entire amount of fees paid by Openmarkets to Enhanced under the CMM Facility Agreement was A$0.07 million. The parties agreed to terminate the CMM Facility Agreement as of the closing of the August 2022 Transaction, which occurred on August 30, 2022.

292

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our Company Shares as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our Company Shares immediately following consummation of the Business Combination (post-Business Combination), assuming that no additional public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of the outstanding shares of our Company Shares;

●	each of our current officers and directors;

●	each person who will become a named officer or director of the post-combination company; and

●	all officers and directors of the Company, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. In addition, none of the “Five Percent Holders” listed below is affiliated with any of the Company, the Purchaser, OMG or the Seller except for Broad Capital LLC and BMYG OMG Pty Ltd.

	Before the Business Combination(1)		After the Business Combination
			Assuming No Additional Redemption(2)		Assuming Redemption of 1,701,414 Shares of Common Stock(2)
Name and Address of Beneficial Owners	Number of Shares(2)(3)%		Number of Shares	%	Number of Shares	%
Directors and Executive Officers Pre-Business Combination
Johann Tse(4)	3,036,010	63.9%	3,036,010	22.9%	3,036,010	26.2%
Rita Jiang(4)	3,036,010	63.9%	3,036,010	22.9%	3,036,010	26.2%
Keith Adams	-	-	-	-	-	-
Teck-Yong Heng	-	-	-	-	-	-
Nicholas Shao	-	-	-	-	-	-
Wayne Trimmer	-	-	-	-	-	-
All pre-Business Combination directors and executive officers as a group (6 individuals)	3,036,010	63.9%	3,036,010	22.9%	3,036,010	26.2%

Directors and Executive Officers Post-Business Combination
Johann Tse(4)	3,036,010	63.9%	3,036,010	22.9%	3,036,010	26.2%
Daniel Jowett	-	-	-	-	-	-
Robert Forbes	-	-	-	-	-	-
Hetal Majithia	-	-	-	-	-	-
Christian T. Blackwell	-	-	-	-	-	-
Naseema Sparks	-	-	-	-	-	-
Songyu (Eric) Gao(5)	-	-	7,500,000	56.5%	7,500,000	64.8%
Leah Fricke	-	-	-	-	-	-
Glenda McLoughlin	-	-	-	-	-	-
All post-Business Combination directors and executive officers as a group (12 individuals)	3,036,010	63.9%	10,536,010	79.4%	7,836,010	91.1%

Five Percent Holders:
Broad Capital LLC(4)	3,036,010	63.9%	3,036,010	22.9%	3,036,010	26.2%
BMYG OMG Pty Ltd(5)	-	-	7,500,000	56.5%	7,500,000	64.8%
MMCAP International Inc. SPC and MM Asset Management Inc.(6)	550,000	11.6%	550,000	4.1%	550,000	4.8%
Lighthouse Investment Partners, LLC; MAP 136 Segregated Portfolio; MAP 214 Segregated Portfolio; LHP Ireland Fund Management Ltd; MAP 501; LMAP 909; LMAP 910; and Shaolin Capital Partners SP(7)	643,984	13.5%	643,984	4.9%	643,984	5.6%
Hudson Bay Capital Management LP(8)	526,523	11.1%	526,523	4.0%	526,523	4.6%
Yakira Capital Management, Inc.(9)	638,660	13.4%	638,660	6.5%	638,660	5.5%

*Represents less than one percent of outstanding common stock.

(1)	Pre-Business Combination beneficial ownership calculations do not account for the issuance of additional Purchaser Shares upon the conversion of Company Rights into Purchaser Shares that will occur at the Closing of the Business Combination. As of the record date, there are 4,708,560 Company Shares issued and outstanding, consisting of (i) 1,717,663 public shares, (ii) 2,539,767 Founder Shares; and (iii) 451,130 shares included as part of the Private Placement Units.

293

(2)	Post-Business Combination beneficial ownership calculations (a) (1) include the issuance of additional Purchaser Shares upon the conversion of Company Rights into Purchaser Shares that will occur at the Closing of the Business Combination, (2) assume that there will not be any Closing adjustments due to Closing Net Indebtedness or Estimated Net Working Capital, and (3) assume that all Adjustment Escrow Shares and Indemnification Escrow Shares are ultimately released to Seller, but (b) exclude (1) the issuance of Purchaser Shares upon completion of the Business Combination under the Incentive Plan, (2) the redemption of Company Shares held by the Company’s public stockholders pursuant to our Amended and Restated Certificate of Incorporation just prior to Closing, and (3) assume that we do not issue any additional Purchaser Shares prior to Closing, such as for a PIPE or in payment of transaction expenses. For instance, the Enhanced indebtedness exceeds $20 million and is not expected to be repaid prior to the Closing. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OMG Predecessor and OMG - Financing Arrangements,” “Risk Factors – Risks Related To The Business Combination - Redemption Sensitivity Analysis Table” and “Unaudited Pro Forma Condensed Combined Financial Information.”

(3)	Interests shown consist of Purchaser Shares as of immediately after consummation of the Business Combination. Company Rights will automatically convert into Purchaser Shares at the time of our initial Business Combination on a one-for-one-tenth shares basis, as described in the section of this proxy statement/prospectus entitled “Description of Securities.”

(4)	Represents (i) 2,539,767 Founder Shares; (ii) 451,130 Company Shares underlying Private Placement Units; and (iii) 45,113 Company Shares issuable upon conversion of Company Rights underlying the Private Placement Units. Broad Capital LLC, our Sponsor, is the record holder of the securities reported herein. Johann Tse, our Chief Executive Officer, and Rita Jiang, our Chief Financial Officer, are directors of the Company and the managers of Broad Capital LLC and have shared power to vote and dispose of these shares. By virtue of this relationship, Mr. Tse and Ms. Jiang may be deemed to share beneficial ownership of the securities held of record by our Sponsor. Mr. Tse and Ms. Jiang disclaim any such beneficial ownership except to the extent of their respective pecuniary interest. The business address of Broad Capital LLC, Mr. Tse, and Ms. Jiang is 6208 Sandpebble Ct., Dallas, TX 75254.

(5)	Represents Purchaser Shares to be issued to Seller at the closing of the Business Combination. Seller will hold these Purchaser Shares, as trustee, of behalf of the BMYG OMG Unit Trust. Seller is a wholly owned subsidiary of BMYG AM, which in turn is a wholly owned subsidiary of BMYG. Mr. Gao and Mr. Wei are directors of BMYG, and in such capacity, will have the shared power to vote and dispose of these Purchaser Shares. By virtue of this relationship, Mr. Gao and Mr. Wei may be deemed to share beneficial ownership of the securities held of record by Seller. Mr. Gao and Mr. Wei disclaim any such beneficial ownership except to the extent of their respective pecuniary interest. Mr. Gao, a director nominee of the Purchaser, holds a 5% pecuniary interest in Seller.

(6)	Represents (i) 500,000 Company Shares; and (ii) 50,000 Company Shares issuable upon conversion of Company Rights underlying Company Units issued in the Company’s IPO assuming this holder did not redeem any Company Shares as a result of the Stockholders Meetings held on January 10, 2023, June 9, 2023 and January 8, 2024. The foregoing information is based solely on a Schedule 13G/A effective as of December 31, 2022 filed jointly by MMCAP International Inc. SPC and MM Asset Management Inc. (collectively, the “Reporting Persons”), which reflects that the Reporting Persons have shared voting power and shared dispositive power with respect to these Company Shares. MMCAP International Inc. SPC’s business address is c/o Mourant Governance Services (Cayman) Ltd, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands. MM Asset Management Inc.’s business address is 161 Bay Street, TD Canada Trust Tower Suite 2240, Toronto, ON M5J 2S1 Canada.

(7)	Represents (i) 585,440 Company Shares; and (ii) 58,544 Company Shares issuable upon conversion of Company Rights underlying Company Units issued in the Company’s IPO assuming this holder did not redeem any Company Shares as a result of the Stockholders Meetings held on January 10, 2023, June 9, 2023 and January 8, 2024. The foregoing information is based solely on a schedule 13G filed February 9, 2024, which states that the schedule 13G relates to Company Shares directly beneficially owned by MAP 136 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 136”), MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 214”), and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC (“Shaolin”). Lighthouse Investment Partners, LLC (“Lighthouse”) serves as the investment manager of MAP 136, MAP 214, and Shaolin. LHP Ireland Fund Management Ltd (“LHP Ireland”) serves as the manager to MAP 501, a sub-trust of LMA Ireland (“MAP 501”), LMAP 909, a sub-fund of LMAP Ireland ICAV (“LMAP 909”), and LMAP 910, a sub-fund of LMAP Ireland ICAV (“LMAP 910”). Because Lighthouse and LHP Ireland may be deemed to control MAP 136, MAP 214, MAP 501, LMAP 909, LMAP 910, and Shaolin, as applicable, Lighthouse and LHP Ireland may be deemed to beneficially own, and to have the power to vote or direct the vote of, and the power to direct the disposition of the Company Shares reported in the Schedule 13G. As of January 31, 2024, Lighthouse MAP 136, MAP 214, and Shaolin may be deemed the beneficial owner of 585,440 Company Shares. As of January 31, 2024, LHP Ireland, MAP 501, LMAP 909 and LMAP 910 may be deemed the beneficial owner of 0 Company Shares. The business address of Lighthouse is 3801 PGA Boulevard, Suite 500, Palm Beach Gardens, FL 33410 and the business address of LHP is 32 Molesworth Street, Dublin, D02 Y512, Ireland.

294

(8)	Represents (i) 478,657 Company Shares; and (ii) 47,866 Company Shares issuable upon conversion of Company Rights underlying Company Units issued in the Company’s IPO assuming this holder did not redeem any Company Shares as a result of the Stockholders Meetings held on January 10, 2023, June 9, 2023 and January 8, 2024. The foregoing information is based solely on a Schedule 13G filed February 2, 2024, which states the Schedule 13G is filed by Hudson Bay Capital Management LP (the “Investment Manager”) and Mr. Sander Gerber (“Mr. Gerber”). The Investment Manager serves as the investment manager to HB Strategies LLC, in whose name the securities reported in the Schedule 13G are held. As such, the Investment Manager may be deemed to be the beneficial owner of all securities held by HB Strategies LLC. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities. The Schedule 13G reflects shared voting power and shared dispositive power of these Company Shares. The business address of the Investment Manager is 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830.

(9)	Represents (i) 580,600 Company Shares; and (ii) 58,060 Company Shares issuable upon conversion of Company Rights underlying Company Units issued in the Company’s IPO assuming this holder did not redeem any Company Shares as a result of the Stockholders Meetings held on January 10, 2023, June 9, 2023 and January 8, 2024. The foregoing information is based solely on a Schedule 13G effective filed January 17, 2024, which states that the Schedule 13G was filed by Yakira Capital Management, Inc. on behalf of each of Yakira Partners, L.P., a Delaware limited partnership (“Yakira Partners”), Yakira Enhanced Offshore Fund Ltd., a Cayman Islands entity (“Yakira Enhanced”), and MPA 136 Segregated Portfolio (“MPA 136”), a Cayman Islands entity. The Schedule 13G reflects that Yakira Partners has sole voting power and sole dispositive power with respect to 56,428 Company Shares, Yakira Enhanced has sole voting power and sole dispositive power with respect to 2,882 Company Shares, and MPA 136 has sole voting power and sole dispositive power with respect to 521,290 Company Shares. The business address of Yakira Partners, Yakira Enhanced and MPA 136 is 1555 Post Road East, Suite 202, Westport, CT 06880.

DESCRIPTION OF SECURITIES

The following sets forth a summary of the material terms of the Purchaser’s post-Business Combination securities, including certain provisions of the Australian Companies Act and the material provisions of the Constitution (to be adopted in accordance with Proposal 3), and the Company’s securities prior to the Business Combination and certain provisions of the DGCL and the Company’s Amended and Restated Certificate of Incorporation. This summary is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Constitution is attached as Annex B to this proxy statement/prospectus. We urge you to read the Purchaser’s proposed Constitution in its entirety for a complete description of the rights and preferences of the Purchaser’s post-Business Combination securities.

295

Capital Stock Following the Business Combination

Common Stock

The Australian Companies Act does not provide for “authorized shares.” Immediately following the Closing of the Business Combination, Purchaser’s issued capital is expected to consist solely of Purchaser Shares. This number includes the conversion of all Company Rights at the closing of the Business Combination and assumes that (i) no additional Company Shares are redeemed in connection with the Business Combination, (ii) no awards are issued under the Incentive Plan (other than the initial contemplated awards for an aggregate of 250,000 Purchaser Shares, (iii) no Escrow Shares are returned to Purchaser as a result of OMG’s investigations and disputes losses or adjustments to OMG’s closing net working capital, and (iv) the Company does not engage in any other kind of equity financing prior to the Closing.

The Purchaser Board shall determine the issue prices for and terms of the Purchaser Shares and any other Purchaser securities, and may further determine any other provision relating to the issue of such shares or securities.

The Purchaser Shares are not redeemable and do not have any preemptive rights.

Voting Rights

At a general meeting of securityholders of Purchaser, every Purchaser securityholder present in person or by proxy, attorney or representative has one vote on a show of hands and, on a poll, one vote for each Purchaser Share held. On a poll, every Purchaser securityholder (or his or her proxy, attorney or representative) is entitled to one vote for each fully paid Purchaser Share held and in respect of each partly paid Purchaser Share, is entitled to a fraction of a vote equivalent to the proportion which the amount paid up (not credited) on that partly paid Purchaser Share bears to the total amounts paid and payable (excluding amounts credited) on that Purchaser Share. If the vote of the securityholders results in a tie, the Purchaser’s chairperson will have a casting vote.

Dividends

Subject to the Australian Companies Act, the Constitution and any special terms and conditions of issue, the Purchaser Board may, from time to time, resolve to pay a dividend to Purchaser securityholders, ratably, or declare any interim, special or final dividends as, in their judgement, the financial position of Purchaser justifies.

The Purchaser directors may fix the amount, time and method of payment of the dividends. The payment, resolution to pay, or declaration of a dividend does not require any confirmation by the Purchaser securityholders.

The Constitution contains a provision allowing Purchaser directors, on the terms and conditions they think fit, to establish, amend, suspend or terminate a dividend reinvestment plan (under which the whole or any part of any dividend due to securityholders may be applied in subscribing for additional Purchaser Shares).

296

Rights upon Liquidation, Dissolution or Winding up

If Purchaser is wound up, the distribution of surplus assets must be divided among Purchaser’s securityholders based on the number of Purchaser Shares held by each securityholder (regardless of the amounts paid for the shares), subject to the Constitution and the rights or restrictions associated with any other class of shares outstanding. Any outstanding amounts owed on Purchaser Shares at the time of distribution must be deducted from the amount otherwise due to the applicable securityholder.

Preference Shares

Purchaser may issue preference shares, including preference shares which are, or at the option of Purchaser or a holder may be, redeemable or convertible into Purchaser Shares. The rights attaching to preference shares are those set out by resolution of the Purchaser Board including any of the rights set forth in the Constitution.

Election of Purchaser Directors

Under the Constitution, the number of Purchaser Directors shall be a minimum of three Purchaser Directors and a maximum of 12 Purchaser Directors or such lower number as Purchaser resolves to authorize at a general meeting. Purchaser Directors are elected or re-elected by resolution by Purchaser stockholders at general meetings of Purchaser.

The Purchaser Directors may also appoint a Purchaser Director to fill a casual vacancy on the Purchaser Board or in addition to the existing Purchaser Directors, who will then hold office until the next annual general meeting of Purchaser and is then eligible for election at that meeting.

No Purchaser Director may hold office without re-election for more than three years or past the third annual general meeting following the meeting at which the Purchaser Director was last elected or re-elected (whichever is later).

Capital Stock Prior to the Business Combination

General

The Company has the following three classes of securities registered under Section 12 of the Exchange Act: (i) the Company Units, consisting of one share of Company Common Stock and one Company Right; (ii) the Company Common Stock; and (iii) the Company Rights, entitling the holder thereof to receive one-tenth (1/10) of a share of Company Common Stock upon consummation of the Company’s initial business combination.

Pursuant to the Company’s first amended and restated certificate of incorporation, the Company’s authorized capital stock consists of 100,000,000 shares of common stock, $0.000001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.000001 par value per share. The following description summarizes the material terms of the Company’s capital stock and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the Company’s Amended and Restated Certificate of Incorporation, its bylaws and the Rights Agreement.

297

Units

Each Company Unit consists of one Company Share and one Company Right. Pursuant to the Rights Agreement, the holder of a Company Right is entitled to receive one-tenth (1/10) of a Company Share upon consummation of the Company’s initial business combination.

Common Stock

Voting Power

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the common stock will vote together as one class on all matters submitted to a vote of the Company’s stockholders, except as required by law. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Dividends

The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the Company’s board of directors out of funds legally available therefor. The Company has not paid any cash dividends on its shares of Company Common Stock to date.

The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Company’s board of directors at such time. In addition, the Company’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if the Company incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Preemptive or Other Rights

The Company’s stockholders have no preemptive or other similar rights.

Redemption Rights

The Company will provide its stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Company’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to any shares of Company Common Stock held by them in connection with the completion of the Company’s initial business combination.

298

If the Company seeks stockholder approval of its initial business combination and it does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares of Company Common Stock with respect to more than an aggregate of 15% of the shares of Company Common Stock sold in the Company’s initial public offering (referred to herein as the “Excess Shares”). However, the Company would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Company’s initial business combination. The Company’s stockholders’ inability to redeem the Excess Shares will reduce their influence over the Company’s ability to complete its initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if the Company completes an initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell their stock in open market transactions, potentially at a loss.

Rights upon Liquidation, Dissolution, or Winding Up

In the event of a liquidation, dissolution or winding up of the Company following an initial business combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Company Common Stock. There are no sinking fund provisions applicable to the Company Common Stock, except that the Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of the Company’s initial business combination.

Preferred Stock

The Company’s Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company Common Stock and could have anti-takeover effects. The ability of the Company’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Rights

Each holder of a Company Right is entitled to receive one-tenth (1/10) of one share of Company Common Stock upon consummation of the Company’s initial business combination, even if the holder of such right redeemed all Company Common Stock held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of Company Rights in order to receive its additional shares upon consummation of an initial business combination, as the consideration related thereto was included in the unit purchase price paid by investors in the Company’s initial public offering. If the Company enters into a definitive agreement for a business combination in which it will not be the surviving entity, as is the case with the Business Combination Agreement, the definitive agreement will provide for the holders of Company Rights to receive the same per share consideration the holders of Company Common Stock will receive in the transaction, and each holder of a Company Right will be required to affirmatively convert its Company Rights in order to receive the 1/10 share underlying each Company Right (without paying any additional consideration) upon consummation of the business combination. More specifically, the right holder will be required to indicate its election to convert the Company Rights into underlying shares as well as to return the original rights certificates to the Company.

299

If the Company is unable to complete an initial business combination within the required time period and it liquidates the funds held in the trust account, holders of Company Rights will not receive any such funds with respect to their Company Rights, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such Company Rights, and the Company Rights will expire worthless.

As soon as practicable upon the consummation of the Company’s initial business combination, the Company will direct registered holders of the Company Rights to return their Company Rights to the rights agent pursuant to the Rights Agreement. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full common stock to which it is entitled. The Company will notify registered holders of the Company Rights to deliver their Company Rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their Company Rights for Company Common Stock should take no more than a matter of days. The foregoing exchange of Company Rights is solely ministerial in nature and is not intended to provide the Company with any means of avoiding its obligation to issue the shares of Company Common Stock underlying the Company Rights upon consummation of its initial business combination. Other than confirming that the Company Rights delivered by a registered holder are valid, the Company will have no ability to avoid delivery of the shares of Company Common Stock underlying the Company Rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the Company Rights upon consummation of an initial business combination.

The shares of Company Common Stock issuable upon conversion of the Company Rights will be freely tradable (except to the extent held by affiliates of the Company). The Company will not issue fractional shares upon conversion of the Company Rights. Fractional shares will be rounded down to the nearest whole share. As a result, holders must hold Company Rights in multiples of ten in order to receive shares of Company Common Stock for all of such holders Company Rights upon closing of a business combination.

300

Restrictions on Transfers of Securities Held by the Sponsor and the Company’s Officers and Directors

The securities of the Company held by the Sponsor and the Company’s officers and directors are subject to transfer restrictions pursuant to lock-up provisions in the Letter Agreement. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the Founder Shares, until the earlier of  (A) six months after the completion of the Company’s initial business combination and (B) subsequent to the Company’s initial business combination, (x) if the closing price of the Company Common Stock equals or exceeds $12.00 per unit (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial business combination or (y) the date on which the Company completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and (ii) in the case of the Private Placement Shares, Private Placement Units, and Private Placement Rights and the Company Common Stock underlying such Private Placement Rights, until 30 days after the completion of the Company’s initial business combination, except in each case (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of its initial business combination; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of its stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property subsequent to the completion of the Company’s initial business combination; provided, however, that in the case of clauses (a) through (e) and (h) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Listing of Securities

The Company Units, Company Shares, and Company Rights are currently listed on Nasdaq, under the symbols “BRACU,” “BRAC,” and “BRACR,” respectively. The closing of the Business Combination is contingent upon, among other things, the Purchaser Shares being listed on Nasdaq, subject to the consummation of the Business Combination, and, accordingly, we intend to apply to continue the listing of the post-combination Purchaser Shares on Nasdaq under the symbol “OMG” prior to the closing of the Business Combination. All Purchaser Rights will convert into Purchaser Shares at the closing of the Business Combination and thus the Purchaser will not have Purchaser Units or Purchaser Rights following the closing of the Business Combination.

Transfer Agent and Registrar and Rights Agent

The transfer agent and registrar for the Company Shares is, and for the Purchaser Shares is expected to be, Continental Stock Transfer & Trust Company. The rights agent for the Company Rights is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 10% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

301

A “business combination” includes a merger or sale of more than 10% of the Company’s assets. However, the above provisions of Section 203 do not apply if:

●	the Company’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Company Common Stock; or

●	on or subsequent to the date of the transaction, the Company’s initial business combination is approved by its board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The Company’s amended and restated certificate of incorporation provides that its board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Company’s board of directors only by successfully engaging in a proxy contest at two or more annual meetings. The Company’s amended and restated certificate of incorporation provides that, prior to the initial business combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of public shares of Company Common Stock will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Forum for Certain Lawsuits

The Company’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in its name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although the Company believes this provision benefits the Company by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

302

The Company’s amended and restated certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision will not apply to actions brought under the Securities Act, or the rules and regulations thereunder.

Special Meetings of Stockholders

The Company’s bylaws provide that any special meetings of its stockholders may be called only by resolution of the board of directors, or by the Company’s Chairman or President.

Action by Written Consent

Any action required or permitted to be taken by the Company’s stockholders must be effected by a duly called annual or special meetings of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Founder Shares.

Classified Board of Directors

The Company’s board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The Company’s amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office.

Changes in Anti-Takeover Provisions under the Australian Companies Act and the Proposed Constitution

Following the Closing of the Business Combination, the Purchaser will be subject to the takeover provisions in Chapter 6 of the Australian Companies Act instead of Section 203 of the DGCL. The Australian Companies Act requires stockholder approval when a corporation acquires shares in a listed company, and in an unlisted company with more than 50 members, if the acquirer’s (or another party’s) voting shares would increase to above 20%, or would increase from a starting point that is above 20% and below 90%, unless certain exceptions apply.

In addition, the exclusive forum provision in the Company’s Amended and Restated Certificate of Incorporation will be removed and will not be part of the Constitution.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

303

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor and any other holder of Founder Shares, Private Placement Units, Private Placement Shares, and Private Placement Rights, as applicable will be able to sell their private placement securities pursuant to Rule 144 without registration one year after the Company has completed its initial business combination, assuming the Company otherwise complies with the conditions set forth above.

The Company anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Comparison of Corporate Governance and Stockholder Rights

The following is a summary comparison of the material differences between the rights of the Company stockholders under the DGCL and the Company’s Amended and Restated Certificate of Corporation and the rights Company stockholders will have as Purchaser stockholders under Australian Companies Act and the Purchaser’s Constitution following the completion of the Business Combination. The discussion in this section does not include a description of certain other rights or obligations under U.S. and Australian securities laws or the Nasdaq rules, many of which are similar to, or have an effect on, matters described herein.

The statements in this section are qualified in their entirety by reference to, and are subject to the detailed provisions of the DGCL, the Amended and Restated Certificate of Incorporation, the Australian Companies Act, and the Constitution. Effective upon the closing of the Business Combination, the Purchaser’s Constitution will be substantially in the form set forth in Annex B to this proxy statement/prospectus.

304

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Authorized Capital Stock

The authorized capital stock of Company consists of (a) 100,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock, each having a par value of $0.000001.

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock that are not otherwise committed for issuance.

An increase of the authorized capital is subject to stockholder approval.

Under the DGCL, a corporation may state in its certificate of incorporation that the board of the corporation has the right to designate one or more series of preferred stock and issue any authorized preferred stock in one or more series and establish the rights, preferences, and qualifications of each such series of preferred stock.

The Amended and Restated Certificate of Incorporation of the Company expressly states that the Board has the power to issue such “blank check preferred stock.”

Under the Australian Companies Act, Purchaser will not have a limit on the authorized share capital that may be issued in the discretion of the Board

Purchaser may issue preference shares, including preference shares which are, or at the option of Purchaser or a holder are, liable to be redeemed or converted into Purchaser Shares. The rights attaching to preference shares are those set out in the Constitution.

Reduction of Capital
Under Delaware law, the Company, by an affirmative vote of a majority of the Board, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus capital the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Under the Australian Companies Act, a company may reduce its share capital if the reduction:

●    is fair and reasonable to the company’s stockholders as a whole;

●    does not materially prejudice the company’s ability to pay its creditors; and

●    is approved by stockholders in accordance with the Australian Companies Act.

A reduction of capital is either an equal reduction or a selective reduction.

305

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Pre-Emptive Rights
Company stockholders do not have pre-emptive rights to acquire newly issued shares.	Purchaser stockholders will not have pre-emptive rights to acquire newly issued shares.
Dividends, Distributions, Repurchases and Redemptions

Dividends and Distributions by Company

The Company Board may set apart out of its funds available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Under the DGCL, the Company Board may declare and pay dividends to the holders of the Company’s capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year. The amount of surplus is determined by reference to the current market value of assets less liabilities rather than book value. Dividends may be paid in cash, in shares of Company’s capital stock or in other property.

Share Repurchases and Redemptions by Company

Under the DGCL, the Company may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the Company is impaired at the time or would become impaired as a result of the redemption or repurchase. If the Company were to designate and issue shares of a series of Company Preferred Stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Dividends and Distributions by Purchaser

Subject to the Australian Companies Act, the Constitution and any special terms and conditions of issue, the Purchaser directors may, from time to time, resolve to pay a dividend or declare any interim, special or final dividend as, in their judgement, the financial position of Purchaser justifies.

The Purchaser directors may fix the amount, time and method of payment of the dividends. The payment, resolution to pay, or declaration of a dividend does not require any confirmation by a general meeting of stockholders.

Dividend Reinvestment

The Constitution contains a provision allowing Purchaser directors, on the terms and conditions they think fit, to establish, amend, suspend or terminate a dividend reinvestment plan (under which the whole or any part of any dividend or interest due to stockholders may be applied in subscribing for Purchaser Shares).

306

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Liens on Shares, Calls on Shares and Partially Paid Shares
The Company may not have a lien on its outstanding shares under the DGCL and may not have outstanding any partially paid shares on which it could make a call for payment.

Under the Constitution, Purchaser will have a first and paramount lien on:

●    each partly paid security in respect of any call (including any instalment) due and payable but unpaid;

●    each security in respect of any payment which Purchaser is required by law to pay (and has paid) in respect of the security; and

●    each security acquired under an employee incentive plan for any money payable to Purchaser by the holder for the acquisition of the security, including any loan under an employee incentive plan.

The lien extends to all distributions relating to the securities, including dividends. Purchaser’s lien over securities will be released if it registers a transfer of the securities without giving the transferee notice of its claim.

The Purchaser directors may, from time to time, make a call for unpaid monies on their shares. The Purchaser directors must give Purchaser stockholders notice of a call at least 20 business days before the amount called is due, specifying the time and place of payment. If a call is made, Purchaser stockholders are liable to pay the amount of each call by the time and at the place specified.

A call will be made effective on the date of the Purchaser directors’ resolution approving the call or on any later date fixed by the Purchaser board. A call may be revoked or postponed at the discretion of the Purchaser directors.

307

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Forfeiture of Shares
Not applicable.

Subject to the Australian Companies Act, Purchaser may cause a Purchaser stockholder to forfeit its Purchaser Shares to cover any call which remains unpaid following any notice to that effect sent to a Purchaser stockholder. Forfeited Purchaser Shares become the property of Purchaser and the Purchaser directors may sell, reissue or otherwise dispose of the Purchaser Shares on behalf of the Purchaser in such manner as determined by the Purchaser directors.

A stockholder whose shares have been forfeited remains liable to pay Purchaser all amounts payable by the former stockholder to Purchaser at the date of forfeiture (including interest and costs). The liability of a stockholder continues until the stockholder pays all those amounts in full or Purchaser receives and applies the net proceeds from the disposal of the forfeited Purchaser Shares, which is equal to or greater than all those amounts.

Election of Directors

Under the DGCL, the board of directors must consist of at least one director. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation.

The Company bylaws provide that the number of directors constituting the Company Board is to be not less than one, the number thereof to be determined from time to time by resolution of the Company Board.

Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a stockholder-adopted bylaw prescribes a different required vote.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Company Board is divided into three classes as nearly equal in number as possible and designated Class I, Class II, and Class III. Each class of directors serves for a term of three years and the directors in one class are subject to re-election each year at the Company’s annual meeting.

Under the Constitution, the number of Purchaser Directors shall be a minimum of 3 directors and a maximum of 12 directors or such lower number as Purchaser resolves to authorize at a general meeting of stockholders. Purchaser Directors are elected or re-elected by resolution by Purchaser stockholders at general meetings of Purchaser.

Under the Constitution, at each annual general meeting, one-third of the directors are subject to retirement by rotation (or, if the number of directors is not a multiple of three then the number nearest to but not exceeding one-third of the directors must retire from office as directors), provided that no director may retain office for more than three years or past the third annual general meeting following the director’s appointment, whichever is the longer. An election of directors must take place each year. A retiring director is eligible for re-appointment.

308

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Alternate Directors
The DGCL does not permit alternate directors.

Subject to the Australian Companies Act, a director can appoint an alternate with the approval of a majority of other directors, and can impose conditions on the appointment. An alternate director can be a non-stockholder and can act as an alternate for more than one director.

An alternate director ceases to be an alternate if the person who appointed them ceases to be a director.

Removal of Directors; Vacancies

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause.

The Company’s directors may be removed from office at any time, but only for cause and only by a majority vote of all then outstanding shares of the Company entitled to vote generally in the election of directors as a class.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director. unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

The Company’s bylaws provide that any vacancy or newly created directorship resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even if that number is less than a quorum, or by a sole remaining director.

A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

A director may be removed by resolution at a general meeting of stockholders. Under the Australian Companies Act, at least two months’ notice must be given to Purchaser of the intention to move a resolution to remove a director at a general meeting.

The Purchaser directors will also be able to appoint a Purchaser director to fill a casual vacancy (i.e., a vacancy, which arises due to a person ceasing to be a director prior to the general meeting) on the Purchaser Board or in addition to the existing Purchaser directors, who will then hold office until the next annual general meeting of Purchaser and is then eligible for election at that meeting.

No director may retain office for more than three years or past the third annual general meeting of stockholder following the director’s appointment.

Quorum of the Board

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or bylaws require a greater number. The bylaws may lower the number required for a quorum to one-third the number of directors, but no less.

The Company’s Bylaws provide that a majority of the directors shall constitute a quorum to transact business.

A quorum at a Purchaser Board meeting will be at least two of the Purchaser Directors present in person. The quorum must be present at all times during the Purchaser Board meeting.

309

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Duties of Directors
Under the DGC, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

The Purchaser Directors will be responsible for managing the business of Purchaser and may exercise all the powers of Purchaser which are not required by law or by the Constitution to be exercised by Purchaser’s stockholders at a general meeting.

The Purchaser directors will be subject to duties established by law to promote good governance of company affairs. Directors’ duties in Australia are derived from common law, statute (primarily the Australian Companies Act) and the Constitution.

Conflicts of Interest of Directors

Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Any Purchaser Director who has a material personal interest in a contract or proposed contract of Purchaser, holds any office or owns any property such that the director might have duties or interests which conflict with, or which may conflict, either directly or indirectly, with the directors’ duties or interests as a director, must give the Purchaser directors notice of the interest at a meeting of Purchaser directors.

A Purchaser director who has a material personal interest in a matter that is being considered at a Purchaser Board meeting must not, except where permitted under the Australian Companies Act, vote on the matter or be present while the matter is being considered at the meeting.

310

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Limitation of Liability and Indemnification of Officers and Directors

The DGCL permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

The Company’s bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by applicable law.

The Company may be authorized to pay expenses incurred by directors or officers in defending an action, suit or proceeding because that person is a director or officer, including pending or threatened actions, suits or proceedings.

In addition, any director or officer may apply to the Delaware Court of Chancery for indemnification to the extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be the determination by the court that indemnification is proper in the circumstances because the person has met the applicable standards of conduct set forth in the bylaws.

Expenses may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon the receipt of a written request thereof (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in the bylaws or the DGCL.

The DGCL permits indemnification for derivative suits only for expenses (including legal fees) and only if the person is not found liable, unless a court determines the person is fairly and reasonably entitled to the indemnification.

Limitation on Director Liability

Under Delaware law, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemptions; or any transaction in which the director derives an improper personal benefit.

The Company Charter includes such a provision.

Pursuant to the Constitution, Purchaser must indemnify current and past directors and other executive officers of Purchaser on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office in Purchaser or a related body corporate.

Purchaser may also, to the extent permitted by law, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in Purchaser or a related body corporate.

Under the Australian Companies Act, a company or a related body corporate must not indemnify a person against any liabilities incurred as an officer or auditor of the company if it is a liability:

●    owed to the company or a related body corporate of the company;

●    for a pecuniary penalty order made under section 1317G or a compensation order made under section 961M, 1317H, 1317HA, 1317HB, 1317HC or 1317HE of the Australian Companies Act; or

●    that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith.

In addition, a company or related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred in:

●    defending or resisting proceedings in which the person is found to have liability for which they cannot be indemnified as set out above;

●    in defending or resisting criminal proceedings in which the person is found guilty;

●    in defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found to have been established (except costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

●    in connection with proceedings for relief to the person under the Australian Companies Act in which the court denies the relief.

311

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Annual Meetings

Under the DGCL, an annual stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws.

Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the Company’s bylaws, an annual meeting of stockholders shall be held at a place designated by the Board.

Under the Australian Companies Act, Purchaser is required to hold an annual general meeting of stockholders at least once every calendar year and within five months after the end of its fiscal year.
Special/ Extraordinary General Meetings

Under the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

The Company’s bylaws provide that a special meeting of stockholders may be called by the Company Board, Chairperson, Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 20% of the votes at that meeting.

All meetings other than the annual general meeting of stockholders are referred to in the Constitution as general meetings. The Purchaser Board may call general meetings of its stockholders whenever it sees fit, at such time and place, as it may determine. In addition, the Purchaser Board is obliged to call a general meeting if requested to do so by Purchaser stockholders with at least 5% of votes that may be cast at the general meeting.

312

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Notice Provisions; Record Date

Notice Provisions

Except as otherwise provided in the DGCL, the Company Amended and Restated Certificate of Incorporation or the Company Bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Notice need not be given of an adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.

If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Record Date

Under the Company’s bylaws, the Company Board may fix a record date which cannot precede the date of the resolution fixing it.

In the case of decisions by a vote in a meeting, the record date must be between no more than 60 and no less than 10 days before the date of such meeting.

In the case of decisions by written consent, the record date must be no more than 10 days after the resolution fixing the record date.

In the case of other actions, the record date must be no more than 60 days prior to such other action.

Every Purchaser stockholder will be entitled to receive notice of and, except in certain circumstances, attend and vote at general meetings of Purchaser and to receive all notices, accounts and other documents required to be sent to Purchaser stockholders under the Constitution, the Australian Companies Act and the Nasdaq listing rules.

Under the Australian Companies Act, at least 21 days’ notice of meeting must be given to Purchaser stockholders. While Purchaser is listed on the Nasdaq, notice must be given within any time limits prescribed by the Nasdaq Listing Rules.

313

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Advance Notice of Director Nominations and Other Proposals

If any person(s) other than the Company Board calls a special meeting, the written request must specify the time and the general nature of the business proposed to be transacted, and be delivered to the Chairperson of the Board, the Chief Executive Officer, the President (in the absence of the Chief Executive Officer), or the Secretary.

The officers receiving the request shall cause the notice to be property given to the stockholders entitled to vote in such special meeting no more than 60 nor less than 10 days before the requested meeting. No other business may be transacted other than the business specified in the notice.

Unless the Australian Companies Act provides otherwise, no business may be transacted at a general meeting of stockholders unless the general nature of the business is stated in the notice calling the meeting.

Under the Australian Companies Act, if (a) a stockholder who holds at least 5% of the votes that may be cast on a resolution or (b) at least 100 stockholders who are entitled to vote at a general meeting, give a company notice of a resolution that they propose to move at a general meeting, the resolution must be presented to stockholders at the meeting. In addition, such stockholder may request the company to give all stockholders a statement provided by the stockholder about the proposed resolution or any other matter that may be properly considered at a general meeting.

Stockholders holding at least 5% of the votes that may be cast at a general meeting may request in writing that the directors of a company call and hold a general meeting. The directors must call the meeting within 21 days of receipt of such a request and the meeting must be held no later than two months after the request is given to the company. If the directors fail to do so, stockholder who hold more than 50% of the votes of all of the stockholder who made the request may call and arrange to hold a general meeting of the company and the company must pay the reasonable expenses the stockholder incurs because the directors failed to call and arrange to hold the meeting and recover such amounts from the directors subject to the Australian Companies Act.

Quorum at Meetings

Under the DGCL, quorum for a stock corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote. Unless the DGCL, certificate of incorporation or bylaws provide for a greater vote, generally the required vote under the DGCL is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

Under the Company’s bylaws, a quorum consists of the presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote at the meetings of the stockholders.

A quorum at a general meeting of stockholders will be 33.3% or more of Purchaser stockholders present in person or by proxy and entitled to vote.

314

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Voting Rights

Each stockholder is entitled to one vote for each share of capital stock which has voting power upon the matter in question. Shares of a series of Company preferred stock designated by the Company Board would have such voting rights as are specified in the resolution designating such series.

At a general meeting of stockholders of Purchaser, every Purchaser stockholder present in person or by proxy, attorney or representative has one vote on a show of hands and, on a poll, one vote for each Purchaser Share held.

On a poll, every Purchaser stockholder (or his or her proxy, attorney or representative) is entitled to vote for each fully paid Purchaser Share held and in respect of each partly paid Purchaser Ordinary Share, is entitled to a fraction of a vote equivalent to the proportion which the amount paid up (not credited) on that partly paid Purchaser Share bears to the total amounts paid and payable (excluding amounts credited) on that Purchaser Share.

The chairperson has a casting vote in addition to any vote cast by the chair as a Purchaser stockholder.

Action by Written Consent

Under the DGCL, a majority of the stockholders of a corporation may act by written consent to elect directors without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.

Under the Company’s Amended and Restated Certificate of Incorporation, and except as otherwise provided for in a preferred stock designation, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders.

No action required or permitted to be taken by the Purchaser stockholders at a general meeting may be taken by written consent.

315

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Derivatives or Other Suits

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation.

Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

The Australian Companies Act includes provisions which allow for a stockholder of a company (or a person who has ceased to be a stockholder of a company if the suit relates to the circumstances in which they ceased to be a stockholder) to bring an action against the company or another stockholder (among others) on the grounds that the conduct of the company’s affairs or an actual or proposed act or omission on behalf of a company (including a resolution or proposed resolution of stockholder) is either (a) contrary to the interests of stockholder as a whole, or (b) oppressive to, unfairly prejudicial to, or unfairly discriminatory against, a stockholder whether in that capacity or in any other capacity.

Upon such an application, the court has broad powers to make orders, including (among other things) that the company be wound up, the company’s constitution be modified or repealed, requiring a person to do a specified act or restraining a person from engaging in specified conduct or from doing a specified act, or the purchase of any shares by any member or the company.

In addition, under the Australian Competition and Consumer Act 2010 (Cth), a person must not, in trade or commence, engage in conduct that is misleading or deceptive. The Australian Securities and Investments Commission Act 2001 (Cth) includes an analogous prohibition for conduct in relation to financial services and the Australian Companies Act includes provisions of a similar effect in relation to statements in disclosure or takeover documents.

Such statutory rights are conferred in addition to the rights available to stockholders at common law.

316

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Inspection of Books and Records
Under the DGCL, a stockholder of a Delaware corporation has the right to inspect the corporation’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Purchaser Directors will have a right of access to Purchaser’s books and records at all reasonable times. Purchaser stockholders may inspect the books and records of Purchaser as permitted by law, the Constitution, as authorized by the directors, or by resolution of the stockholders.
Mergers, Business Combinations and Sales of Assets
Under Delaware law, with limited exceptions, a merger, consolidation or sale of all or substantially all of the assets of the Company must be approved by the Company Board and a majority of the issued and outstanding shares entitled to vote thereon.	The Australian Companies Act does not provide for mergers. Stock sales are generally governed by the “Anti-Takeover Measures” contained in the Australian Companies Act, as described below. A sale of substantially all of the assets of the Company must be approved by the Company Board but the Australian Companies Act does not required it to be approved by stockholders.
Appraisal Rights

Under the DGCL, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters.

The DGCL grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional shares of the stock described in the first two points above; or some combination of the above.

In addition, appraisal rights are not available for stockholders of a surviving corporation in a merger if the merger did not require the vote of the stockholders of the surviving corporation.

Under the Australian Companies Act, stockholders do not have appraisal rights.

317

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Anti-Takeover Measures

Anti-Takeover Measures

The DGCL, subject to certain exceptions, prevents a stockholder (along with its affiliates and associates) from engaging in a tender or exchange offer for a period of three years after buying more than 15% of the company’s stock unless certain criteria are met. In addition, if a stockholder purchases greater than 15%, but less than 85%, of the company’s stock, he or she is considered an interested stockholder. This type of stockholder cannot engage in certain business combinations with the corporation for three years after having been deemed an interested stockholder unless three criteria are met.

Under the Australian Companies Act, a person must not acquire a relevant interest in voting shares in a company which has more than 50 stockholders if, because of the transaction, that person’s or someone else’s voting power in the company increases:

●    from 20% or below to more than 20%; or

●    from a starting power that is above 20% and below 90%, (the “relevant interest prohibition”).

There are a number of exceptions to the relevant interest prohibition, including (but not limited to) the following:

●    the acquisition is previously approved by a resolution passed at a general meeting of the company where the resolution is passed in accordance with the requirements under the Australian Companies Act;

●    the acquisition takes place under a takeover bid conducted in accordance with Chapter 6 of the Australian Companies Act;

●    a person having at least 19% voting power increases its voting power by no more than 3% in any six month period;

●    the acquisition results from an issue of securities under a rights issue under which offers are made to every person who holds securities in the class securities of which are being offered on the same terms and all of those persons have a reasonable opportunity to accept the offer; and

●    an acquisition that results from a compromise or arrangement approved by a relevant Australian court under Part 5.1 of the Australian Companies Act.

318

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Variation of Rights Attaching to a Class or Series of Shares

Under the Company Amended and Restated Certificate of Incorporation, the Company Board may designate a new series of preferred stock and fix the rights of each such series as stated in the resolution adopted by the Company Board providing for the issuance of such series and included in the designation filed pursuant to the DGCL.

Subject to the Australian Companies Act and the terms of issue of a class of shares, wherever the capital of Purchaser is divided into different classes of shares, the rights attached to any class of shares may be varied with:

●    the written consent of the holders of at least three quarters of the issued shares in the particular class; or

●    the sanction of a special resolution passed at a separate meeting of the holders of shares in that class.

Amendment to Organizational Documents

Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the Company’s Board, provided that the certificate of incorporation may provide for a greater percentage vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

The Company’s Amended and Restated Certificate of Incorporation provides that it shall be amended in the manner now or hereinafter prescribed by the DGCL.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that the bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

The Company’s Amended and Restated Certificate of Incorporation and bylaws provide that in addition to the powers given to the initial Board by law, the Board has the power to amend the bylaws. Additionally, the bylaws may be amended by a majority vote of the stockholders.

The Constitution may be only amended in accordance with the Australian Companies Act, which requires a special resolution passed by at least 75% of Purchaser stockholders present (in person or by proxy, attorney or representative) and entitled to vote on the resolution at a general meeting of Purchaser.

Under the Australian Companies Act, Purchaser must give at least 21 days’ written notice of its intention to propose a resolution as a special resolution. While Purchaser is listed on the Nasdaq, notice must be given within any time limits prescribed by the listing rules.

319

Rights of Company Stockholders	Rights of Purchaser Stockholders (post-Business Combination)
Dissolution

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation’s stockholders.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Company would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of Company preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

Under the Australian Companies Act, a public company may be wound up voluntarily by its shareholders, but the decision to do so requires the passing of a special resolution. A special resolution is a resolution passed by at least 75% of the votes cast by stockholders who are entitled to vote and who do vote on the resolution.

If Purchaser is wound up, then subject to the Constitution and to the rights or restrictions attached to a class of shares, any surplus assets must be divided among Purchaser’s stockholders in proportion to the shares held by them (irrespective of the amounts paid or credited as paid on the shares), less any amounts which remain unpaid on these shares at the time of distribution.

Status as a Blank Check Company
The Company Amended and Restated Certificate of Incorporation sets forth various provisions related to the Company’s status as a blank check company prior to the consummation of an initial Business Combination.	The Constitution does not include such provisions since Purchaser will not be a blank check company.

320

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

● If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Broad Capital Acquisition Corp., 6208 Sandpebble Ct., Dallas, TX 75254 or by telephone at (469) 951-3088, to inform us of his or her request; or

● If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2025 annual meeting of stockholders will be held no later than [●], 2025. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at our 2025 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the Charter Proposal is approved, the Business Combination is consummated, and the 2025 annual meeting of stockholders is scheduled to be held on or about [●], 2025, Rule 14a-8 proposals must be received by the Company at its offices at OMGL Holdings Ltd, Level 15, 388 George Street, Sydney NSW 2000 no later than [●], 2025, and such other proposals must be received by the Company at its offices no later than [●], 2025 and no earlier than [●], 2025.

Assuming that the Business Combination is not consummated and the Company receives the necessary stockholder approval to amend the certificate of incorporation to extend the date by which the Company has to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses such that we have sufficient time to conduct a 2025 annual meeting of stockholders, our current bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at the principal executive offices of the Company not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not more than 30 days before or 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (a) the close of business on the 90th day before the meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Accordingly, for our 2025 annual meeting, assuming the meeting is held on [●], 2025, notice of a nomination or proposal must be delivered to us no later than [●], 2025 and no earlier than [●], 2025. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of our Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

321

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statement/prospectuses and other information with the SEC as required by the Exchange Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You can read the Company’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

Broad Capital Acquisition Corp.

6208 Sandpebble Ct.

Dallas, TX 75254

(469) 951-3088

Attention: Johann Tse, Chief Executive Officer

Email: johann.tse@brac-spac.com

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

Email: BRAC@laurelhill.com

If you are a stockholder of the Company and would like to request documents, please do so by [________________], in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to OMG has been supplied by OMG. Information provided by either the Company or OMG does not constitute any representation, estimate or projection of any other party.

322

This document is a proxy statement/prospectus of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or OMG that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP will pass upon the validity of the securities of the Company to be issued in connection with the Business Combination and upon certain U.S. federal income tax consequences to the Company’s stockholders as a result of the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

Representatives of our independent registered public accounting firm, MaloneBailey, LLP, will be invited to attend the Special Meeting of the Company’s stockholders. If the representatives attend the meeting, the representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The financial statements of Broad Capital Acquisition Corp. as of December 31, 2023 and 2022 and for the years then ended appearing in this proxy statement/prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon, which report contains an explanatory paragraph relating to substantial doubt about the ability of Broad Capital Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of OMG Predecessor as of and for the years ended June 30, 2022 and 2021 appearing in this proxy statement/prospectus have been audited by MSPC Certified Public Accountants and Advisors, a Professional Corporation, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Openmarkets Group Pty Ltd (Successor) as of June 30, 2023 and for the period from August 31, 2022 to June 30, 2023 and the consolidated financial statements of OMG Predecessor for the period from July 1, 2022 to August 30, 2022 included in this proxy statement/prospectus have been so included in the reliance on the report of BDO Audit Pty Ltd, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding OMG’s ability to continue as a going concern.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of our Company Shares in connection with the Business Combination. However, holders of Company Shares may be entitled to redemption under certain circumstances. See the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the Company’s proxy statement/prospectus. Upon written or oral request, the Company will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive a separate copy of such document. Stockholders receiving multiple copies of such document may likewise request that the Company deliver a single copy of such document in the future. Stockholders may notify the Company of their requests by calling (469) 951-3088 or writing the Company at 6208 Sandpebble Ct., Dallas, TX 75254.

323

INDEX TO FINANCIAL STATEMENTS

Explanatory Note: The financial statements set forth in I and II below are for the Company instead of the Purchaser, which is the registrant hereunder. The Purchaser is a newly formed entity that does not have any assets, liabilities, contingent liabilities or business activities and will not have any assets, liabilities, contingent liabilities or business activities until it succeeds the Company in the Redomestication Merger as part of the Closing of the Business Combination and completes the Acquisition Contribution and Exchange. Because the Purchaser will succeed the Company and acquire all of its assets and business operations, and assume all of its liabilities, in the Redomestication Merger, we believe the financial statements of the Company are material to investors.

I.	The Company’s Financial Statements as of and for the Years Ended December 31, 2023 and December 31, 2022

II.	The Company’s Financial Statements as of and for the Three Months Ended March 31, 2024 and March 31, 2023

III.	OMG’s Combined Financial Statements as of and for the Years Ended June 30, 2023 and June 30, 2022

IV.	OMG’s Combined Financial Statements as of and for the Years Ended June 30, 2022 and June 30, 2021

V.	OMG’s Unaudited Interim Condensed Consolidated Financial Statements for the Nine Months Ended March 31, 2024 and 2023

Unaudited Interim Condensed Consolidated Statements of Profit or Loss and other Comprehensive Income for the nine months ended March 31, 2024 and 2023	F-148
Unaudited Interim Condensed Consolidated Statements of Financial Position as at March 31, 2024 and June 30, 2023	F-150
Unaudited Interim Condensed Consolidated Statements of Changes in Equity for the nine months ended March 31, 2024 and 2023	F-151
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the nine months ended March 31, 2024 and 2023	F-152
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-153

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Broad Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Broad Capital Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021.

Houston, Texas

March 13, 2024

F-2

BROAD CAPITAL ACQUISITION CORP

BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$15,282	$391,924
Prepaid expenses	29,091	-
Total Current Assets	44,373	391,924

Cash and Marketable Securities held in trust account	50,772,949	104,162,029

Total Assets	$50,817,322	$104,553,953

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,253,332	$648,885
Accounts payable	733,800	200,028
Franchise tax payable	42,759	195,138
Income tax payable	634,874	285,662
Extension loans	2,903,628	-
Working capital loan	754,748	-
Excise tax liability	584,031	-
Total Current Liabilities	6,907,172	1,329,713

Deferred underwriter commission	3,555,674	3,555,674
Total Liabilities	10,462,846	4,885,387

Commitments and Contingencies

Common Stock subject to possible redemption; 4,522,582 shares (at $11.08 per share) as of December 31, 2023 and 10,159,069 shares (at $10.23 per share) as of December 31, 2022	50,095,136	103,962,029

Stockholders’ Deficit
Preference Shares, $0.000001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2023 and December 31, 2022	-	-
Common Stock, $0.000001 par value, 100,000,000 shares authorized; 2,990,897 issued and outstanding (excluding 4,522,582 shares and 10,159,069 shares subject to possible redemption on December 31, 2023 and December 31, 2022 respectively	3	3
Additional paid-in capital	-	-
Accumulated deficit	(9,740,663)	(4,293,466)
Total Stockholders’ Deficit	(9,740,660)	(4,293,463)
Total Liabilities and Stockholders’ Deficit	$50,817,322	$104,553,953

The accompanying notes are an integral part of these financial statements.

F-3

BROAD CAPITAL ACQUISITION CORP

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022

Formation and operating costs	$(2,409,672)	$(1,508,247)
Franchise tax	(200,000)	(195,138)
Loss from Operations	(2,609,672)	(1,703,385)

Other Income (Expenses)
Interest expense	(120,229)	-
Interest earned on marketable securities held in trust account	2,752,194	1,555,432
Net Income (Loss) Before Tax	22,293	(147,953)
Income tax	(536,212)	(285,662)
Net Income (Loss)	$(513,919)	$(433,615)

Weighted average shares outstanding of Common Stock	8,551,292	13,000,236
Basic and diluted net loss per share of Common Stock	$(0.06)	$(0.03)

The accompanying notes are an integral part of these financial statements.

F-4

BROAD CAPITAL ACQUISITION CORP

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2023

AND

FOR THE YEAR ENDED DECEMBER 31, 2022

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2023	2,990,897	$3	$-	$(4,293,466)	$(4,293,463)
Additional amount deposited into trust	-	-	-	(2,903,628)	(2,903,628)
Remeasurement of common stock subject to redemption	-	-	-	(1,445,619)	(1,445,619)
Excise tax	-	-	-	(584,031)	(584,031)
Net loss	-	-	-	(513,919)	(513,919)
Balance – December 31, 2023	2,990,897	$3	$-	$(9,740,663)	$(9,740,660)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance – January 1, 2022	2,875,000	$3	$24,997	$(20,095)	$4,905
Sale of Units in Initial Public Offering	10,159,069	10	101,590,680	-	101,590,680
Class A Common Stock subject to possible redemption	(10,159,069)	(10)	(102,606,587)	-	(102,606,597)
Sale of Private Placement Units	451,130	-	4,511,300	-	4,511,300
Offering and Underwriting costs		-	(2,449,040)	-	(2,449,040)
Forfeiture of Insider Shares	(335,233)	-	-	-	-
Deferred underwriting commission	-	-	(3,555,674)	-	(3,555,674)
Accretion of Redeemable Shares	-	-	2,484,324	(2,484,324)	-
Remeasurement of common stock subject to redemption	-	-	-	(1,355,432)	(1,355,432)
Net loss	-	-	-	(433,615)	(433,615)
Balance – December 31, 2022	2,990,897	$3	-	(4,293,466)	(4,293,463)

The accompanying notes are an integral part of these financial statements.

F-5

BROAD CAPITAL ACQUISITION CORP

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Cash flows from operating activities:
Net loss	$(513,919)	$(433,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,752,194)	(1,555,432)
Changes in operating assets and liabilities:
Prepaid expenses	(29,090)	-
Account payables	533,771	200,028
Accrued expenses	604,447	497,558
Franchise tax payable	(152,379)	195,138
Income tax payable	536,212	285,662
Net cash used in operating activities	(1,773,152)	(810,661)

Cash flows from investing activities:
Cash withdrawn from Trust Account in connection with redemption	58,403,139	-
Interest withdraws from Trust Account for taxes	641,762	-
Investment of cash in Trust Account	(2,903,628)	(102,606,597)
Net cash provided by (used in) investing activities	56,141,273	(102,606,597)

Cash flows from financing activities:
Redemption of Common Stock	(58,403,139)	-
Proceeds from Working capital loan	754,748	-
Proceeds from Extension loan	2,903,628	-
Proceeds from sale of Units, net of IPO costs	-	99,429,074
Proceeds from sale of Placement Units	-	4,511,301
Repayment of Promissory note – related party	-	(133,357)
Net cash provided by (used in) financing activities	(54,744,763)	103,807,018

Net change in cash	(376,642)	389,760
Cash at the beginning of the period	391,924	2,164
Cash at the end of the period	$15,282	$391,924

Supplemental disclosure of non-cash investing and financing activities:
Extension Funds attributable to common stock subject to redemption	$2,903,628	$-
Remeasurement of Common Stock subject to redemption	$1,445,619	$1,355,432
Excise tax liability	$584,031	$-
Deferred underwriting fee payable	$-	$3,555,674
Initial Classification of Common Stock subject to redemption	$-	$102,606,597
Deferred offering costs paid for by Promissory note – related party	$-	$176

The accompanying notes are an integral part of these financial statements.

F-6

BROAD CAPITAL ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Broad Capital Acquisition Corp (the “Company”) is a blank check company incorporated in the State of Delaware on April 16, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination.

The Financing

As of December 31, 2023, the Company had not commenced any operations. All activity from April 16, 2021 (inception) through December 31, 2023, relates to the Company’s formation, the Initial Public Offering (as defined below), and its pursuit of an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Broad Capital LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 10, 2022. On January 13, 2022, the Company closed its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 (the “Initial Public Offering”), and incurring transaction costs of $6,917,226, of which $3,500,000 was for deferred underwriting commissions (see Note 6). The Company granted the underwriter a 45-day option to purchase up to 1,500,000 Units at the Initial Public Offering price to cover over-allotments, if any. On February 9, 2022, the Underwriters partially exercised the over-allotment option and on February 10, 2022, purchased an additional 159,069 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $1,590,690, and forfeited the remainder of the option.

Simultaneously with the consummation of the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 446,358 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $4,463,580 (the “Private Placement”) (see Note 4). With the exercise of the Over-Allotment Units, the Company consummated the Private Placement of 4,772 Placement Units to the Sponsor generating gross proceeds of $47,720.

On February 9, 2022, the underwriters partially exercised the over-allotment option and purchased an additional 159,069 Units, generating gross proceeds of $1,590,690 and forfeited the remainder of the option, which is 335,233 shares of common stock. In connection with the closing and sale of the Over-Allotment Units and the additional Placement Units (together, the “Over-Allotment Closing”), a total of $1,606,597 in proceeds from the Over-Allotment Closing (which amount includes $31,814 of the Underwriters’ deferred discount) was placed in a U.S.-based trust account established for the benefit of the Company’s public stockholders, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Following the closing of the Initial Public Offering on January 13, 2022, an amount of $101,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Placement Units was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

F-7

Trust Account

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds of the Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Redemption Option

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

Stockholder Approval

If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Insider shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

F-8

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.

The holders of the Insider Shares have agreed (a) to waive their redemption rights with respect to the Insider Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Openmarkets Merger Agreement

On January 18, 2023, the Company entered into an Agreement and Plan of Merger and Business Combination Agreement (the “Openmarkets Merger Agreement” or “BCA”) with Openmarkets Group Pty Ltd., an Australian proprietary limited company (“Openmarkets” or the “Target”), BMYG OMG Pty Ltd., an Australian proprietary limited company and Broad Capital LLC, solely as the Company’s sponsor (collectively, the “Parties”). Pursuant to the Openmarkets Merger Agreement, prior to the closing (the “Closing”) of the contemplated transactions (collectively, the “Business Combination”), the Parties will cause the Company to move its domicile from the State of Delaware to Australia by merging a to-be-formed Delaware corporation (“Merger Sub”), which shall be wholly-owned by a to-be-formed Australian corporation (the “Purchaser”) with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “Redomestication Merger”).

As a result of the Redomestication Merger, (i) each issued and outstanding share of the Company’s common stock, par value $0.000001 per share (the “Company Common Stock”), will convert into the right to receive one ordinary share of the Purchaser (the “Purchaser Shares”); (ii) each of the Company’s units (the “Company Units”), comprised of one share of Company Common Stock and one right to receive one-tenth of one share of Company Common Stock upon the Closing (each a “Company Right”), shall convert into the right to receive one unit of the Purchaser, comprised of one Purchaser Share and one right to receive one-tenth of one Purchaser Share upon the Closing (each a “Purchaser Right”); and (iii) each Company Right shall be converted into the right to receive one Purchaser Right.

Following the Redomestication Merger, the Company will liquidate and all assets of the Company shall be transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser (the “Liquidation”). The Company is required to cause all of its contracts to be assigned to and assumed by the Purchaser. Additionally, pursuant to the original Agreement and Plan of Merger and Business Combination Agreement, following the Redomestication Merger and the Liquidation, the Stockholder will contribute all of the issued and outstanding ordinary shares of the Target to the Purchaser in exchange for 7,000,000 Purchaser Shares (the “Exchange Consideration”). However, on August 4, 2023, the Company, the Target, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 1 (the “Amendment”) to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 9,000,000 to 7,000,000 due to an updated valuation of the Target; (ii) amend certain schedules to the BCA to reflect the updated valuation of the Target; (iii) make clarifying changes to certain representations and conditions to the Closing; and (iv) extend the Outside Date (as defined in the BCA) from June 30, 2023 to January 1, 2024. The Amendment was made effective as of August 1, 2023. Effective January 9, 2024, the Company, OMG, the Seller, the Indemnified Representative, and the Purchaser entered into that certain BCA Amendment No. 2 (the “BCA Amendment No. 2”) to (i) clarify that although the parties would continue to seek additional financing, the Purchaser would not be required to have any minimum amount of net tangible assets at Closing; (ii) clarify that at Closing, the Purchaser shall have become listed on any tier of the Nasdaq exchange; and (iii) extend the Outside Date (as defined in the BCA) from January 1, 2024 to April 30, 2024.

The Purchaser Shares shall have a deemed value of $10.00 per share for the purposes of all calculations and adjustments under the BCA, with such Exchange Consideration subject to adjustment based on the Target’s net indebtedness, working capital, and indemnification obligations following the Closing as detailed in the BCA (the “Acquisition Contribution and Exchange”).

Any adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to an escrow agreement (the “Escrow Shares”), which Escrow Shares shall be released to either the Purchaser or the Stockholder based on the nature of the adjustment to the Exchange Consideration. Additionally, in the event the Target’s net working capital at the Closing (the “Net Working Capital”) exceeds the Target’s pre-Closing estimated net working capital (the “Estimated Net Working Capital”), the Stockholder will receive additional Purchaser Shares in an amount equal to the difference between the Net Working Capital and the Estimated Net Working Capital (the “Adjustment Exchange Consideration”). Further, in addition to the Escrow Shares and the Adjustment Exchange Consideration, an additional 3,200,000 Purchaser Shares may be paid to the Stockholder based on certain performance benchmarks following the Closing as detailed in the BCA (the “Earnout”).

F-9

Charter Amendment and Termination Date

On January 13, 2022, the “Company consummated its initial public offering (the “Offering”). In connection therewith, the Company entered into an Investment Management Trust Agreement, dated January 10, 2022 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as trustee (“Continental”). The form of the Trust Agreement was initially filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-258943) for the Offering.

Pursuant to the Offering and the Trust Agreement, the Company had 12 months from the closing of the Offering to consummate its initial business combination, which expired on January 13, 2023 (the “Termination Date”). Prior to that, on January 10, 2023, the Company held a virtual special meeting of its stockholders, pursuant to due notice (the “January 2023 Stockholders Meeting”). At the January 2023 Stockholders Meeting, the Company’s stockholders entitled to vote cast their votes and approved a proposal to amend the Trust Agreement to extend the Termination Date for an additional nine one (1) month extensions until October 13, 2023 (the “First Trust Amendment”) by depositing into the Trust Account an additional $0.0625 per share for each one-month until October 13, 2023 unless the Closing of the Company’s initial business combination shall have occurred.

Also at the January 2023 Stockholders Meeting, the Company’s stockholders approved the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Charter Amendment”) to extend the Termination Date as amended in the amended Trust Agreement to extend the date by which the Company (i) may consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses, which we refer to as a “business combination,” (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s common stock included as part of the units sold in the Company’s initial public offering (provided the Company funds the monthly extension payments to the Trust Account) unless extended, the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On June 9, 2023, the Company held an additional Special Meeting of Stockholders (the “June 2023 Stockholders Meeting”). At the June 2023 Stockholders Meeting, the Company’s stockholders approved an amendment to the Company’s Charter (a) to extend the Termination Date again by which the Company has to consummate a business combination from October 13, 2023 by up to three (3) one-month extensions to January 13, 2024 (the “Extended Termination Date”) and (b) to decrease the monthly extension fee from $0.0625 per share for each Public Share outstanding after giving effect to redemptions (in the aggregate, the “Monthly Extension Loan”) to, in the aggregate, the “Adjusted Monthly Extension Loan,” as defined above, commencing on June 13, 2023. As amended, the required payment for each monthly extension period shall constitute the deposit by Broad Capital LLC (or its affiliates or permitted designees) into the Trust Account of $150,000 for each such one-month extension beginning on June 13, 2023 until January 13, 2024, unless the closing of the Company’s initial business combination shall have occurred (the “Adjusted Monthly Extension Loan”) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

The Company also amended the Company’s Trust Agreement dated as of January 10, 2022, as amended on January 10, 2023, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company reduce the amount of the Monthly Extension Loan to $150,000 for each one-month extension beginning on June 13, 2023 until January 13, 2024, and to extend the Termination Date for an additional three (3) one-month extensions until January 13, 2024, and to update certain defined terms in the Trust Agreement (the “Second Amendment to the Trust Agreement” and such proposal the “Second Trust Amendment Proposal”).

At the June 2023 Stockholders Meeting, the Company’s stockholders holding 1,409,026 Public Shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.68 per share of the funds in the Trust Account. As a result, approximately $15,048,835 was removed from the Trust Account to pay such holders. Following the redemption, the Company’s remaining common stock subject to redemption outstanding were 4,522,582.

Thereafter, the Company was required to deposit into the Trust Account $150,000 for each extension period exercised commencing June 13, 2023 and ending on January 13, 2024, unless the closing of the Company’s initial business combination shall have occurred.

On January 8, 2024, the Company held a Special Meeting of Stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Charter, as amended on January 11, 2023 and June 12, 2023 (the “Extension Amendment Proposal”), (a) to extend the date by which the Company have to consummate a business combination from January 13, 2024 (the “Termination Date”) by up to twelve (12) one-month extensions to January 13, 2025 (the “Extended Date”) and (b) to decrease the monthly extension fee from $150,000 (the “Monthly Extension Loan”) to the Adjusted Monthly Extension Loan commencing on January 13, 2024.

The Company also amended the Company’s investment management trust agreement (the “Trust Agreement”), dated as of January 10, 2022, as amended on January 10, 2023 and June 12, 2023, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to reduce the amount of the Monthly Extension Loan to $60,000 for each one-month extension beginning on January 13, 2024 until January 13, 2025, to extend the Termination Date for an additional twelve (12) one-month extensions until January 13, 2025, to require Continental Stock Transfer & Trust Company to invest funds in an interest-bearing demand deposit account, and to update certain defined terms in the Trust Agreement.

On January 8, 2024, stockholders holding 2,804,919 shares of common stock exercised their right to redeem their shares for cash at an approximate price of $11.23 per share of the funds in the Trust Account. As a result, approximately $31.5 million will be removed from the Trust Account to pay such holders. Following the redemption, the Company’s remaining common stock subject to redemption outstanding were 1,717,663. The Company is required to deposit $60,000 into the Trust Account for each monthly extension exercised commencing on January 13, 2024 and ending on January 13, 2025.

F-10

The holders of the Insider Shares have agreed to waive their liquidation rights with respect to the Insider shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Insider shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, if an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2023 and 2022, the Company had $15,282 and $391,924 of cash in its operating bank account respectively.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Insider shares (as defined in Note 5). Following the Initial Public Offering of the Company on January 13, 2022, a total of $133,533 under the promissory note was repaid on January 19, 2022. After the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2023, there was $754,748 outstanding under Working Capital Loan and $2,903,628 outstanding under Extension Loan.

F-11

Going Concern Consideration

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statement has been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

F-12

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and December 31, 2022.

Marketable Securities Held in Trust Account

As of December 31, 2023 and 2022, substantially all of the assets held in the Trust Account were held in government securities (United States Treasury Bills). As of December 31, 2023 and December 31, 2022, the balance in the Trust Account was $50,772,949 and $104,162,029, respectively.

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Offering. Should the Proposed Offering have proved to be unsuccessful, these deferred costs, as well as additional expenses incurred, would have been charged to operations.

Franchise Tax

Delaware, where the Company is incorporated, imposes a franchise tax that applies to most business entities that are formed or qualified to do business, or which are otherwise doing business, in Delaware. Delaware franchise tax is based on authorized shares or on assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares. During years ended December 31, 2023 and 2022 the company incurred $200,000 and $195,138 in Delaware franchise tax respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The effective tax rate for the year ended December 31, 2023 and 2022 is (2405.29)% and 193.08% respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2023 and 2022, due to transaction costs and the valuation allowance on the deferred tax assets.

The income tax accrued for December 31 2023 and 2022 are $634,874 and $285,662

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holders, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

F-13

At this time, it has been determined that the IR Act tax provisions would have an impact to the Company’s fiscal 2023 tax provision as there were redemptions by the public stockholders in 2023; as a result, the Company recorded $584,031 excise tax liability as of December 31, 2023. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Class A Common Stock Subject to Redemption

All of the Class A common stocks sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stocks (including Class A common stocks that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the income and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus public shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value ($10.15 per share) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

As of December 31, 2023 and December 31, 2022, 4,522,582 and 10,159,069 Class A Common Stocks outstanding are subject to possible redemption respectively.

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock subject to forfeiture. For the year ended December 31, 2023 and December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of December 31, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2023 and December 31, 2022:

	Level	December 31, 2023	December 31, 2022
Assets:
Cash and marketable securities held in trust account	1	$50,772,949	$104,162,029

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-14

NOTE 3. INITIAL PUBLIC OFFERING

On January 13, 2022, the Company closed its Initial Public Offering of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000.

Each Unit consists of one share of common stock and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination.

As of January 13, 2022, the Company closed its Initial Public Offering and incurred transaction costs of approximately $6,917,226, of which $3,500,000 was for deferred underwriting commissions.

On February 9, 2022, the Underwriters partially exercised the over-allotment option and on February 10, 2022, purchased an additional 159,069 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $1,590,690, and forfeited the remainder of the option.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 446,358 Placement Units at a price of $10.00 per Placement Unit ($4,463,580 in the aggregate).

The proceeds from the sale of the Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units will expire worthless.

Simultaneously with the closing of the Over-Allotment, the Company completed the private sale of an additional 4,772 placement units at a purchase price of $10.00 per placement unit, to the Company’s sponsor, Broad Capital LLC, generating additional gross proceeds to the Company of $47,720.

In connection with the closing and sale of the Over-Allotment Units and the additional placement units (together, the “Over-Allotment Closing”), a total of $1,606,597 in proceeds from the Over-Allotment Closing was placed in a U.S.-based trust account established for the benefit of the Company’s public stockholders, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

NOTE 5. RELATED PARTY TRANSACTIONS

Insider shares

On May 7, 2021, the Sponsor purchased 2,875,000 insider shares for an aggregate purchase price of $25,000. The number of insider shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of Common Stock after the Initial Public Offering.

On May 25, 2021, the Sponsor transferred 80,000 insider shares of Common Stock among our four independent directors, leaving 2,795,000 insider shares held by our Sponsor.

Due to the over-allotment option being partially exercised by the underwriter on February 10, 2022 (see note 6), the Sponsor forfeited 335,233 insider shares. As of December 31, 2023, there were 2,539,767 insider shares issued and outstanding and no further insider shares are subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the Common Stock (except to certain permitted transferees as disclosed herein) until, with respect to any of the Common Stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, or earlier, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

F-15

Promissory Note – Related Party

On April 16, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Initial Public Offering. The note is non-interest bearing and payable on the earlier of (i) March 31, 2022, or (ii) the consummation of the Initial Public Offering pursuant to an Amendment to Promissory Note effective September 30, 2021. The Company had borrowed $133,357 under the promissory note with the Sponsor. Following the closing of the Initial Public Offering on January 13, 2022, the Company repaid a total of $133,357 under the promissory note on January 19, 2022. The Company has not drawn additional funds on the promissory note as of December 31, 2023.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, with interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Placement Units. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023, there was $754,748 outstanding under working capital loans and as of December 31, 2022, there was $0 borrowed under working capital loan.

Extension Loan

On January 11, 2023, the Company approved the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Charter Amendment”) and approved the proposal to amend the Company’s Trust Agreement with Continental. The Charter Amendment allows the Company to extend the Termination Date by up to nine (9) one-month extensions to October 13, 2023 provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an additional $0.0625 per share or approximately $370,726 for each month until October 13, 2023. On June 9, 2023, the Company held a Special Meeting of Stockholders and approved an amendment to the Company’s Charter, as further amended on January 11, 2023 to extend the date by which they have to consummate a business combination from October 13, 2023 by up to three (3) one-month extensions to January 13, 2024 and to decrease the monthly extension fee from $370,726 to $150,000 per month. As of December 31, 2023 and December 31, 2022, there was $2,903,628 and $0 outstanding under extension loans respectively.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Administrative Services Arrangement

Commencing on the date the Units were first listed on the Nasdaq, the Company agreed to pay the Sponsor $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2023 and the year ended December 31, 2022, the Company incurred $120,000 and $110,000, respectively, in fees related to this service. As of December 31, 2023 and 2022, all expenses associated with this service is included in Accrued Expenses and none has been paid. Total amount due as of December 31, 2023 and 2022 are $230,000 and $110,000 respectively.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares and Placement Units that may be issued upon conversion of Working Capital Loans (and any shares of Common Stock issuable upon the exercise of the Placement Units or units issued upon conversion of the Working Capital Loans and upon conversion of the Insider shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-16

Underwriting Agreement

On February 9, 2022, the Underwriters partially exercised the over-allotment option and on February 10, 2022, purchased an additional 159,069 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $1,590,690, and forfeited the remainder of the option, less the underwriting discounts and commissions.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $2,000,000 in the aggregate (or $2,300,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit, or $3,500,000 in the aggregate (or $4,025,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On February 10, 2022, the underwriters purchased an additional 159,069 Option Units pursuant to the exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $1,590,690.

NOTE 7. STOCKHOLDERS’ DEFICIT

Common Stock — Our Certificate of Incorporation authorizes the Company to issue 100,000,000 shares of common stock with a par value of $0.000001 per share. Holders of the Company’s common stock are entitled to one vote for each share. On December 31, 2023 and December 31, 2022, there were 2,990,897 (excluding 4,522,582 and 10,159,069 shares respectively subject to possible redemption) shares of common stock issued and outstanding.

Preferred Shares — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.000001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. On December 31, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination.

NOTE 8. SUBSEQUENT EVENTS

On January 8, 2024, the Company held a Special Meeting of Stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Charter, was amended on January 11, 2023 and June 12, 2023 (the “Extension Amendment Proposal”), (a) to extend the date by which the Company have to consummate a business combination from January 13, 2024 (the “Termination Date”) by up to twelve (12) one-month extensions to January 13, 2025 (the “Extended Date”) and (b) to decrease the monthly extension fee from $150,000 (the “Monthly Extension Loan”) to the Adjusted Monthly Extension Loan commencing on January 13, 2024. As amended, the required payment for each monthly extension period shall constitute the deposit by Broad Capital LLC (or its affiliates or permitted designees) into the Trust Account of $60,000 for each such one-month extension beginning on January 13, 2024 until January 13, 2025, unless the closing of the Company’s initial business combination shall have occurred (the “Adjusted Monthly Extension Loan”) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

The Company also amended the Company’s investment management trust agreement (the “Trust Agreement”), dated as of January 10, 2022, as amended on January 10, 2023 and June 12, 2023, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to reduce the amount of the Monthly Extension Loan to $60,000 for each one-month extension beginning on January 13, 2024 until January 13, 2025, to extend the Termination Date for an additional twelve (12) one-month extensions until January 13, 2025, to require Continental Stock Transfer & Trust Company to invest funds in an interest-bearing demand deposit account, and to update certain defined terms in the Trust Agreement.

On January 8, 2024, stockholders holding 2,804,919 shares of common stock exercised their right to redeem their shares for cash at an approximate price of $11.23 per share of the funds in the Trust Account. As a result, approximately $31.5 million will be removed from the Trust Account to pay such holders. Following the redemption, the Company’s remaining shares of common stock outstanding were 1,717,663.

On January 11, 2024, the Company caused to be deposited $60,000 into the Company’s Trust Account for the holders of its Public Shares, allowing the Company to extend the period of time it has to consummate its initial business combination from January 13, 2024 to February 13, 2024, which was the first of the twelve-monthly extensions permitted under the Company’s governing documents. On February 12, 2024, the Company caused to be deposited $60,000 into the Company’s Trust Account for the holders of its Public Shares, allowing the Company to extend the period of time it has to consummate its initial business combination from February 13, 2024 to March 13, 2024, which was the second of the twelve-monthly extensions permitted under the Company’s governing documents.

The Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser are presently negotiating BCA Amendment No. 3 (the “BCA Amendment No. 3”) in order to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 7,000,000 to 4,800,000 due to an updated valuation of the Target; (ii) amend certain schedules to the BCA to reflect the updated valuation of the Target; (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout from 2,000,000 to 2,700,000 due to an updated valuation of the Target; (iv) update the Earnout Period to cover a period of three years commencing on June 30, 2024; and (v) provide that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics. The BCA Amendment No. 3 would become effective upon its execution by all parties.

F-17

BROAD CAPITAL ACQUISITION CORP

BALANCE SHEETS

(UNAUDITED)

	March 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash	$164,776	$15,282
Prepaid expenses	73,477	29,091
Total Current Assets	238,253	44,373

Cash and Marketable Securities held in trust account	19,495,620	50,772,949

Total Assets	$19,733,873	$50,817,322

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,558,279	$1,253,332
Accounts payable	758,586	733,800
Franchise tax payable	40,000	42,759
Income tax payable	686,965	634,874
Extension loans	3,083,628	2,903,628
Working capital loan	833,074	754,748
Excise tax liability	895,904	584,031
Total Current Liabilities	7,856,436	6,907,172

Deferred underwriter commission	3,555,674	3,555,674
Total Liabilities	11,412,110	10,462,846

Commitments and Contingencies

Common Stock subject to possible redemption; 1,717,663 shares (at $10.93 per share) as of March 31, 2024 and 4,522,582 shares (at $11.08 per share) as of December 31, 2023	18,768,656	50,095,136

Stockholders’ Deficit
Preference Shares, $0.000001 par value; 1,000,000 shares authorized; none issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common Stock, $0.000001 par value, 100,000,000 shares authorized; 2,990,897 issued and outstanding (excluding 1,717,663 shares and 4,522,582 shares subject to possible redemption as of March 31, 2024 and December 31, 2023 respectively)	3	3
Additional paid-in capital	-	-
Accumulated deficit	(10,446,896)	(9,740,663)
Total Stockholders’ Deficit	(10,446,893)	(9,740,660)
Total Liabilities and Stockholders’ Deficit	$19,733,873	$50,817,322

The accompanying notes are an integral part of these unaudited financial statements.

F-18

BROAD CAPITAL ACQUISITION CORP

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023

Formation and operating costs	$(669,065)	$(1,181,717)
Franchise tax	(40,000)	(48,785)
Loss from Operations	(709,065)	(1,230,502)

Other Income (Expenses)
Interest expense	(60,327)	(6,946)
Interest earned on marketable securities held in trust account	288,051	727,731
Net Income (Loss) Before Tax	(481,341)	(509,717)
Income tax	(52,091)	(142,579)
Net Income (Loss)	$(533,432)	$(652,296)

Weighted average shares outstanding of Common Stock	4,955,146	13,485,199
Basic and diluted net loss per share of Common Stock	$(0.11)	$(0.05)

The accompanying notes are an integral part of these unaudited financial statements.

F-19

BROAD CAPITAL ACQUISITION CORP

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2024

AND

FOR THE THREE MONTHS ENDED MARCH 31, 2023

(UNAUDITED)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2023	2,990,897	$3	$-	$(9,740,663)	$(9,740,660)
Extension funds attributable to common stock subject to redemption	-	-	-	(180,000)	(180,000)
Remeasurement of common stock subject to redemption	-	-	-	319,072	319,072
Excise tax	-	-	-	(311,873)	(311,873)
Net loss	-	-	-	(533,432)	(533,432)
Balance – March 31, 2024	2,990,897	$3	$-	$(10,446,896)	$(10,446,893)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2022	2,990,897	$3	$-	$(4,293,466)	$(4,293,463)
Extension funds attributable to common stock subject to redemption	-	-	-	(1,112,177)	(1,112,177)
Remeasurement of common stock subject to redemption -	-	-	-	(28,210)	(28,210)
Net loss	-	-	-	(652,296)	(652,296)
Balance – March 31, 2023	2,990,897	$3	$-	$(6,086,149)	$(6,086,146)

The accompanying notes are an integral part of these unaudited financial statements.

F-20

BROAD CAPITAL ACQUISITION CORP

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023
Cash flows from operating activities:
Net loss	$(533,432)	$(652,296)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(288,051)	(727,731)
Changes in operating assets and liabilities:
Prepaid expenses	(44,386)	-
Account payables	24,787	727,189
Accrued expenses	304,947	(83,757)
Franchise tax payable	(2,759)	(146,353)
Income tax payable	52,091	142,579
Net cash used in operating activities	(486,803)	(740,369)

Cash flows from investing activities:
Cash withdrawn from Trust Account in connection with redemption	31,187,408	43,354,304
Interest withdraws from Trust Account for taxes	557,971	422,495
Investment of cash in Trust Account	(180,000)	(1,112,177)
Net cash provided by (used in) investing activities	31,565,379	42,664,622

Cash flows from financing activities:
Redemption of Common Stock	(31,187,408)	(43,354,304)
Proceeds from Working capital loan	78,326	20,250
Proceeds from Extension loan	180,000	1,112,177
Net cash provided by (used in) financing activities	(30,929,082)	(42,221,877)

Net change in cash	149,494	(297,624)
Cash at the beginning of the period	15,282	391,924
Cash at the end of the period	$164,776	$94,300

Supplemental disclosure of non-cash investing and financing activities:
Extension Funds attributable to common stock subject to redemption	$180,000	$1,112,177
Remeasurement of Common Stock subject to redemption	$319,072	$28,210
Excise tax liability	$311,873	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-21

BROAD CAPITAL ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Broad Capital Acquisition Corp (the “Company”) is a blank check company incorporated in the State of Delaware on April 16, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination.

The Financing

As of March 31, 2024, the Company had not commenced any operations. All activity from April 16, 2021 (inception) through March 31, 2024, relates to the Company’s formation, the Initial Public Offering (as defined below), and its pursuit of an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Broad Capital LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 10, 2022. On January 13, 2022, the Company closed its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 (the “Initial Public Offering”), and incurring transaction costs of $6,917,226, of which $3,500,000 was for deferred underwriting commissions (see Note 6). The Company granted the underwriter a 45-day option to purchase up to 1,500,000 Units at the Initial Public Offering price to cover over-allotments, if any. On February 9, 2022, the Underwriters partially exercised the over-allotment option and on February 10, 2022, purchased an additional 159,069 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $1,590,690, and forfeited the remainder of the option.

Simultaneously with the consummation of the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 446,358 units (the “Placement Units”) to the Sponsor at a price of $10.00 per Placement Unit, generating total gross proceeds of $4,463,580 (the “Private Placement”) (see Note 4). With the exercise of the Over-Allotment Units, the Company consummated the Private Placement of 4,772 Placement Units to the Sponsor generating gross proceeds of $47,720.

On February 9, 2022, the underwriters partially exercised the over-allotment option and purchased an additional 159,069 Units, generating gross proceeds of $1,590,690 and forfeited the remainder of the option, which is 335,233 shares of common stock. In connection with the closing and sale of the Over-Allotment Units and the additional Placement Units (together, the “Over-Allotment Closing”), a total of $1,606,597 in proceeds from the Over-Allotment Closing (which amount includes $31,814 of the Underwriters’ deferred discount) was placed in a U.S.-based trust account established for the benefit of the Company’s public stockholders, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Following the closing of the Initial Public Offering on January 13, 2022, an amount of $101,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Placement Units was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

F-22

Trust Account

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.10 per Unit sold in the Initial Public Offering, including proceeds of the Placement Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Redemption Option

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

F-23

Stockholder Approval

If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Insider shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.

The holders of the Insider Shares have agreed (a) to waive their redemption rights with respect to the Insider Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Openmarkets Merger Agreement

On January 18, 2023, the Company entered into an Agreement and Plan of Merger and Business Combination Agreement (the “Openmarkets Merger Agreement” or “BCA”) with Openmarkets Group Pty Ltd., an Australian proprietary limited company (“Openmarkets” or the “Target”), BMYG OMG Pty Ltd., an Australian proprietary limited company and Broad Capital LLC, solely as the Company’s sponsor (collectively, the “Parties”). Pursuant to the Openmarkets Merger Agreement, prior to the closing (the “Closing”) of the contemplated transactions (collectively, the “Business Combination”), the Parties will cause the Company to move its domicile from the State of Delaware to Australia by merging a to-be-formed Delaware corporation (“Merger Sub”), which shall be wholly-owned by a to-be-formed Australian corporation (the “Purchaser”) with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “Redomestication Merger”).

As a result of the Redomestication Merger, (i) each issued and outstanding share of the Company’s common stock, par value $0.000001 per share (the “Company Common Stock”), will convert into the right to receive one share of common stock the Purchaser (the “Purchaser Shares”); (ii) each of the Company’s units (the “Company Units”), comprised of one share of Company Common Stock and one right to receive one-tenth of one share of Company Common Stock upon the Closing (each a “Company Right”), shall convert into the right to receive one unit of the Purchaser, comprised of one Purchaser Share and one right to receive one-tenth of one Purchaser Share upon the Closing (each a “Purchaser Right”); and (iii) each Company Right shall be converted into the right to receive one Purchaser Right.

F-24

Following the Redomestication Merger, the Company will liquidate and all assets of the Company shall be transferred to the Purchaser and all liabilities of the Company are, or shall be, assumed by the Purchaser (the “Liquidation”). The Company is required to cause all of its contracts to be assigned to and assumed by the Purchaser. Additionally, pursuant to the original Agreement and Plan of Merger and Business Combination Agreement, following the Redomestication Merger and the Liquidation, the Stockholder will contribute all of the issued and outstanding shares of common stock of the Target to the Purchaser in exchange for 7,000,000 Purchaser Shares (the “Exchange Consideration”). However, on August 4, 2023, the Company, the Target, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 1 (the “Amendment”) to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 9,000,000 to 7,000,000 due to an updated valuation of the Target; (ii) amend certain schedules to the BCA to reflect the updated valuation of the Target; (iii) make clarifying changes to certain representations and conditions to the Closing; and (iv) extend the Outside Date (as defined in the BCA) from June 30, 2023 to January 1, 2024. The Amendment was made effective as of August 1, 2023. Effective January 9, 2024, the Company, OMG, the Seller, the Indemnified Representative, and the Purchaser entered into that certain BCA Amendment No. 2 (the “BCA Amendment No. 2”) to (i) clarify that although the parties would continue to seek additional financing, the Purchaser would not be required to have any minimum amount of net tangible assets at Closing; (ii) clarify that at Closing, the Purchaser shall have become listed on any tier of the Nasdaq exchange; and (iii) extend the Outside Date (as defined in the BCA) from January 1, 2024 to April 30, 2024. On March 22, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 3 (the “BCA Amendment No. 3”) to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 7,000,000 to 4,800,000 due to an updated valuation of OMG; (ii) amend certain schedules to the BCA to reflect the updated valuation of OMG; (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout from 2,000,000 to 2,700,000 due to an updated valuation of OMG; (iv) update the Earnout Period to cover a period of three years commencing on June 30, 2024; and (v) provide that, in general, material new business opportunities must be reasonably expected to meet certain gross profit and EBITDA metrics. The BCA Amendment No. 3 was made effective as of March 8, 2024. On April 29, 2024, the Company, OMG, the Seller, the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 4 to (i) decrease the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,800,000 to 4,000,000; (ii) clarify certain definitions to the BCA; and (iii) increase the number of Purchaser Shares to be issued to the Seller in connection with the Earnout by up to 800,000 if the Purchaser achieved certain revenue milestones during the first year following the Closing. The BCA Amendment No. 4 was made effective as of April 25, 2024.

The Purchaser Shares shall have a deemed value of $10.00 per share for the purposes of all calculations and adjustments under the BCA, with such Exchange Consideration subject to adjustment based on the Target’s net indebtedness, working capital, and indemnification obligations following the Closing as detailed in the BCA (the “Acquisition Contribution and Exchange”).

Any adjustments to the Exchange Consideration shall be made from Purchaser Shares placed in escrow pursuant to an escrow agreement (the “Escrow Shares”), which Escrow Shares shall be released to either the Purchaser or the Stockholder based on the nature of the adjustment to the Exchange Consideration. Additionally, in the event the Target’s net working capital at the Closing (the “Net Working Capital”) exceeds the Target’s pre-Closing estimated net working capital (the “Estimated Net Working Capital”), the Stockholder will receive additional Purchaser Shares in an amount equal to the difference between the Net Working Capital and the Estimated Net Working Capital (the “Adjustment Exchange Consideration”). Further, in addition to the Escrow Shares and the Adjustment Exchange Consideration, an additional 2,700,000 Purchaser Shares may be paid to the Stockholder based on certain performance benchmarks following the Closing as detailed in the BCA (the “Earnout”).

Charter Amendment and Termination Date

On January 13, 2022, the “Company consummated its initial public offering (the “Offering”). In connection therewith, the Company entered into an Investment Management Trust Agreement, dated January 10, 2022 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as trustee (“Continental”). The form of the Trust Agreement was initially filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-258943) for the Offering.

Pursuant to the Offering and the Trust Agreement, the Company had 12 months from the closing of the Offering to consummate its initial business combination, which expired on January 13, 2023 (the “Termination Date”). Prior to that, on January 10, 2023, the Company held a virtual special meeting of its stockholders, pursuant to due notice (the “January 2023 Stockholders Meeting”). At the January 2023 Stockholders Meeting, the Company’s stockholders entitled to vote cast their votes and approved a proposal to amend the Trust Agreement to extend the Termination Date for an additional nine one (1) month extensions until October 13, 2023 (the “First Trust Amendment”) by depositing into the Trust Account an additional $0.0625 per share for each one-month until October 13, 2023 unless the Closing of the Company’s initial business combination shall have occurred.

At January 2023 Stockholders Meeting, the Company’s stockholders holding 4,227,461 Public Shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.25 per share of the funds in the Trust Account. As a result, approximately $43.35 million cash was removed from the Trust Account to pay such holders. Following the redemption, the Company’s remaining common stock subject to redemption outstanding were 5,931,608.

F-25

Also at the January 2023 Stockholders Meeting, the Company’s stockholders approved the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Charter Amendment”) to extend the Termination Date as amended in the amended Trust Agreement to extend the date by which the Company (i) may consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses, which we refer to as a “business combination,” (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s common stock included as part of the units sold in the Company’s initial public offering (provided the Company funds the monthly extension payments to the Trust Account) unless extended, the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On June 9, 2023, the Company held an additional Special Meeting of Stockholders (the “June 2023 Stockholders Meeting”). At the June 2023 Stockholders Meeting, the Company’s stockholders approved an amendment to the Company’s Charter (a) to extend the Termination Date again by which the Company has to consummate a business combination from October 13, 2023 by up to three (3) one-month extensions to January 13, 2024 (the “Extended Termination Date”) and (b) to decrease the monthly extension fee from $0.0625 per share for each Public Share outstanding after giving effect to redemptions (in the aggregate, the “Monthly Extension Loan”) to, in the aggregate, the “Adjusted Monthly Extension Loan,” as defined above, commencing on June 13, 2023. As amended, the required payment for each monthly extension period shall constitute the deposit by Broad Capital LLC (or its affiliates or permitted designees) into the Trust Account of $150,000 for each such one-month extension beginning on June 13, 2023 until January 13, 2024, unless the closing of the Company’s initial business combination shall have occurred (the “Adjusted Monthly Extension Loan”) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

The Company also amended the Company’s Trust Agreement dated as of January 10, 2022, as amended on January 10, 2023, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company reduce the amount of the Monthly Extension Loan to $150,000 for each one-month extension beginning on June 13, 2023 until January 13, 2024, and to extend the Termination Date for an additional three (3) one-month extensions until January 13, 2024, and to update certain defined terms in the Trust Agreement (the “Second Amendment to the Trust Agreement” and such proposal the “Second Trust Amendment Proposal”).

At the June 2023 Stockholders Meeting, the Company’s stockholders holding 1,409,026 Public Shares of common stock exercised their right to redeem their shares for cash at an approximate price of $10.68 per share of the funds in the Trust Account. As a result, approximately $15,048,835 was removed from the Trust Account to pay such holders. Following the redemption, the Company’s remaining common stock subject to redemption outstanding were 4,522,582.

Thereafter, the Company was required to deposit into the Trust Account $150,000 for each extension period exercised commencing June 13, 2023 and ending on January 13, 2024, unless the closing of the Company’s initial business combination shall have occurred.

On January 8, 2024, the Company held a Special Meeting of Stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Charter, as amended on January 11, 2023 and June 12, 2023 (the “Extension Amendment Proposal”), (a) to extend the date by which the Company have to consummate a business combination from January 13, 2024 (the “Termination Date”) by up to twelve (12) one-month extensions to January 13, 2025 (the “Extended Date”) and (b) to decrease the monthly extension fee from $150,000 (the “Monthly Extension Loan”) to the Adjusted Monthly Extension Loan commencing on January 13, 2024.

The Company also amended the Company’s investment management trust agreement (the “Trust Agreement”), dated as of January 10, 2022, as amended on January 10, 2023 and June 12, 2023, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to reduce the amount of the Monthly Extension Loan to $60,000 for each one-month extension beginning on January 13, 2024 until January 13, 2025, to extend the Termination Date for an additional twelve (12) one-month extensions until January 13, 2025, to require Continental Stock Transfer & Trust Company to invest funds in an interest-bearing demand deposit account, and to update certain defined terms in the Trust Agreement.

F-26

On January 8, 2024, stockholders holding 2,804,919 shares of common stock exercised their right to redeem their shares for cash at an approximate price of $11.23 per share of the funds in the Trust Account. As a result, approximately $31.2 million will be removed from the Trust Account to pay such holders. Following the redemption, the Company’s remaining common stock subject to redemption outstanding were 1,717,663. The Company is required to deposit $60,000 into the Trust Account for each monthly extension exercised commencing on January 13, 2024 and ending on January 13, 2025.

The holders of the Insider Shares have agreed to waive their liquidation rights with respect to the Insider shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Insider shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, if an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of March 31, 2024 and December 31, 2023, the Company had $164,776 and $15,282 of cash in its operating bank account respectively.

F-27

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Insider shares (as defined in Note 5). Following the Initial Public Offering of the Company on January 13, 2022, a total of $133,533 under the promissory note was repaid on January 19, 2022. After the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of March 31, 2024, there was $833,074 outstanding under Working Capital Loan and $3,083,628 outstanding under Extension Loan.

Going Concern Consideration

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statement has been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, as set forth by the Financial Accounting Standards Board (“FASB”), and pursuant to the rules and regulations of the SEC. The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on March 14, 2024. In the opinion of management, the unaudited financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected through December 31, 2024 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

F-28

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2024 and December 31, 2023.

Marketable Securities Held in Trust Account

As of March 31, 2024 and December 31, 2023, substantially all of the assets held in the Trust Account were held in government securities (United States Treasury Bills). As of March 31, 2024 and December 31, 2023, the balance in the Trust Account was $19,495,620 and $50,772,949, respectively.

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Offering. Should the Proposed Offering have proved to be unsuccessful, these deferred costs, as well as additional expenses incurred, would have been charged to operations.

Franchise Tax

Delaware, where the Company is incorporated, imposes a franchise tax that applies to most business entities that are formed or qualified to do business, or which are otherwise doing business, in Delaware. Delaware franchise tax is based on authorized shares or on assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares. During the three months ended March 31, 2024 and 2023 the company incurred $40,000 and $48,785 in Delaware franchise tax respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-29

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The effective tax rate for the three months ended March 31, 2024 and 2023 is 10.82% and 27.97% respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2024 and 2023, due to transaction costs and the valuation allowance on the deferred tax assets.

The income tax provision for the three months ended March 31, 2024 and 2023 are $52,091 and $142,579, respectively. The income tax payable as of March 31, 2024 is $686,965 and the income tax payable as of December 31, 2023 is $634,874.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holders, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

At this time, it has been determined that the IR Act tax provisions would have an impact to the Company’s fiscal 2023 and 2024 tax provision as there were redemptions by the public stockholders in 2023 and 2024; as a result, the Company recorded $895,904 and $584,031 excise tax liability as of March 31, 2024 and December 31, 2023, respectively. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Class A Common Stock Subject to Redemption

All of the Class A common stocks sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stocks (including Class A common stocks that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the income and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus public shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value ($10.15 per share) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

F-30

As of March 31, 2024 and December 31, 2023, 1,717,663 and 4,522,582 Class A Common Stocks outstanding are subject to possible redemption, respectively.

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock subject to forfeiture. For the three months ended March 31, 2024 and March 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of March 31, 2024 and December 31, 2023, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023:

	Level	March 31, 2024	December 31, 2023
Assets:
Cash and marketable securities held in trust account	1	$19,495,620	$50,772,949

F-31

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. INITIAL PUBLIC OFFERING

On January 13, 2022, the Company closed its Initial Public Offering of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000.

Each Unit consists of one share of common stock and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination.

As of January 13, 2022, the Company closed its Initial Public Offering and incurred transaction costs of approximately $6,917,226, of which $3,500,000 was for deferred underwriting commissions.

On February 9, 2022, the Underwriters partially exercised the over-allotment option and on February 10, 2022, purchased an additional 159,069 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $1,590,690, and forfeited the remainder of the option.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 446,358 Placement Units at a price of $10.00 per Placement Unit ($4,463,580 in the aggregate).

The proceeds from the sale of the Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Placement Units are identical to the Units sold in the Initial Public Offering. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units will expire worthless.

Simultaneously with the closing of the Over-Allotment, the Company completed the private sale of an additional 4,772 placement units at a purchase price of $10.00 per placement unit, to the Company’s sponsor, Broad Capital LLC, generating additional gross proceeds to the Company of $47,720.

In connection with the closing and sale of the Over-Allotment Units and the additional placement units (together, the “Over-Allotment Closing”), a total of $1,606,597 in proceeds from the Over-Allotment Closing was placed in a U.S.-based trust account established for the benefit of the Company’s public stockholders, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

NOTE 5. RELATED PARTY TRANSACTIONS

Insider shares

On May 7, 2021, the Sponsor purchased 2,875,000 insider shares for an aggregate purchase price of $25,000. The number of insider shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of Common Stock after the Initial Public Offering.

F-32

On May 25, 2021, the Sponsor transferred 80,000 insider shares of Common Stock among our four independent directors, leaving 2,795,000 insider shares held by our Sponsor.

Due to the over-allotment option being partially exercised by the underwriter on February 10, 2022 (see note 6), the Sponsor forfeited 335,233 insider shares. As of March 31, 2024 and December 31, 223, there were 2,539,767 insider shares issued and outstanding and no further insider shares are subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the Common Stock (except to certain permitted transferees as disclosed herein) until, with respect to any of the Common Stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, or earlier, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

Promissory Note – Related Party

On April 16, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Initial Public Offering. The note is non-interest bearing and payable on the earlier of (i) March 31, 2022, or (ii) the consummation of the Initial Public Offering pursuant to an Amendment to Promissory Note effective September 30, 2021. The Company had borrowed $133,357 under the promissory note with the Sponsor. Following the closing of the Initial Public Offering on January 13, 2022, the Company repaid a total of $133,357 under the promissory note on January 19, 2022. The Company has not drawn additional funds on the promissory note as of March 31, 2024.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, with interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Placement Units. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2024, there was $833,074 outstanding under working capital loans and as of December 31, 2023, there was $754,748 borrowed under working capital loan.

Extension Loan

On January 11, 2023, the Company approved the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Charter Amendment”) and approved the proposal to amend the Company’s Trust Agreement with Continental. The Charter Amendment allows the Company to extend the Termination Date by up to nine (9) one-month extensions to October 13, 2023 provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an additional $0.0625 per share or approximately $370,726 for each month until October 13, 2023. On June 9, 2023, the Company held a Special Meeting of Stockholders and approved an amendment to the Company’s Charter, as further amended on January 11, 2023 to extend the date by which they have to consummate a business combination from October 13, 2023 by up to three (3) one-month extensions to January 13, 2024 and to decrease the monthly extension fee from $370,726 to $150,000 per month. On January 8, 2024, the Company amended the Company’s investment management trust agreement (the “Trust Agreement”), dated as of January 10, 2022, as amended on January 11, 2023 and June 12, 2023, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to reduce the amount of the Monthly Extension Loan to $60,000 for each one-month extension beginning on January 13, 2024 until January 13, 2025, to extend the Termination Date for an additional twelve (12) one-month extensions until January 13, 2025, to require Continental Stock Transfer & Trust Company to invest funds in an interest-bearing demand deposit account, and to update certain defined terms in the Trust Agreement. As of March 31, 2024 and December 31, 2023, there was $3,083,628 and $2,903,628 outstanding under extension loans, respectively.

F-33

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Administrative Services Arrangement

Commencing on the date the Units were first listed on the Nasdaq, the Company agreed to pay the Sponsor $10,000 per month for office space, utilities and secretarial and administrative support for up to 18 months. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2024 and the three months ended March 31, 2023, the Company incurred $30,000 and $30,000, respectively, in fees related to this service. As of March 31, 2024 and December 31, 2023, all expenses associated with this service is included in Accrued Expenses and none has been paid. Total amount due as of March 31, 2024 and December 31, 2023 are $260,000 and $230,000 respectively.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares and Placement Units that may be issued upon conversion of Working Capital Loans (and any shares of Common Stock issuable upon the exercise of the Placement Units or units issued upon conversion of the Working Capital Loans and upon conversion of the Insider shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On February 9, 2022, the Underwriters partially exercised the over-allotment option and on February 10, 2022, purchased an additional 159,069 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $1,590,690, and forfeited the remainder of the option, less the underwriting discounts and commissions.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $2,000,000 in the aggregate (or $2,300,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit, or $3,500,000 in the aggregate (or $4,025,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On February 10, 2022, the underwriters purchased an additional 159,069 Option Units pursuant to the exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $1,590,690.

F-34

NOTE 7. STOCKHOLDERS’ DEFICIT

Common Stock — Our Certificate of Incorporation authorizes the Company to issue 100,000,000 shares of common stock with a par value of $0.000001 per share. Holders of the Company’s common stock are entitled to one vote for each share. On March 31, 2024 and December 31, 2023, there were 2,990,897 (excluding 1,717,663 and 4,522,582 shares respectively subject to possible redemption) shares of common stock issued and outstanding.

Preferred Shares — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.000001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. On March 31, 2024 and December 31, 2023, there were no preferred shares issued or outstanding.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination.

NOTE 8. SUBSEQUENT EVENTS

On April 11, 2024, the Company deposited $60,000 into the Company’s trust account for its public stockholders, representing $0.035 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination from April 13, 2024 to May 13, 2024.

On May 11, 2024, the Company deposited $60,000 into the Company’s trust account for its public stockholders, representing $0.035 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination from May 13, 2024 to June 13, 2024.

On June 18, 2024, the Company deposited $60,000 into the Company’s trust account for its public stockholders, representing $0.035 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination from June 13, 2024 to July 13, 2024.

On July 18, 2024, the Company deposited $60,000 into the Company’s trust account for its public stockholders, representing $0.035 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination from July 13, 2024 to August 13, 2024.

On August 6, 2024, the Company, the Target, BMYG OMG Pty Ltd., the Indemnified Party Representative, and the Purchaser entered into that certain BCA Amendment No. 5 to (i) increase the number of Purchaser Shares to be issued to the Seller as consideration at the Closing from 4,000,000 to 7,500,000; (ii) clarify certain definitions to the Business Combination Agreement; (iii) decrease the number of Purchaser Shares to be issued to the Seller in connection with the Earnout such that the Seller could earn up to 500,000 Purchaser Shares if the Purchaser achieved certain revenue milestones during the first year following the Closing; all other terms of the Earnout remained unchanged. The BCA Amendment No. 5 was made effective as of August 8, 2024.
F-35

Openmarkets Group Pty Limited

Consolidated financial statements for the years ended June 30, 2023 and 2022

F-36

Openmarkets Group Pty Limited

June 30, 2023 and 2022

F-37

Openmarkets Group Pty Limited
Report of Independent Registered Public Accounting Firm - BDO Audit Pty Ltd (2256)

To the Shareholders and Board of Directors

Openmarkets Group Pty Ltd

Sydney, NSW, 2000 Australia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Openmarkets Group Pty Ltd and subsidiaries (the “Successor”) (the “Company”) as of June 30, 2023, the related consolidated statements of profit or loss and other comprehensive loss, cash flows and changes in equity for the period from August 31, 2022 to June 30, 2023 and for the period from July 1, 2022 to August 30, 2022 of ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) (the “Predecessor”), and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Successor as of June 30, 2023, and the results of its operations and its cash flows for the period from August 31, 2022 to June 30, 2023 and of the Predecessor for the period from July 1, 2022 to August 30, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial doubt about the Company’s ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company made a loss in the financial year, is reliant on future capital injections from the Company’s ultimate parent entity as well as raising further external capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO Audit Pty Ltd

We have served as the Company’s auditor since 2023.

Sydney, Australia

November 10, 2023

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.

F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Openmarkets Group Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of position of Openmarkets Group Limited and its Subsidiaries (the “Company”) as of June 30, 2022, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity, and cash flows for the year ended June 30, 2022, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and the results of its operations and its cash flows for the year ended June 30, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

F-39

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the board of directors and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Assessment of goodwill impairment as a single cash-generating unit (“CGU”)

The Company performs goodwill impairment testing on an annual basis irrespective of whether there is any indication of impairment and whenever there is an indication that the CGU may be impaired. The recoverable amount was determined based on value-in-use.

We identified the assessment of goodwill impairment as a critical audit matter. A high degree of challenging, subjective and complex auditor judgment was involved in evaluating the Company’s estimate of the recoverable amount. Specifically, estimated sales, discount rate and terminal growth rate were challenging to test as minor changes in those assumptions would have a significant effect on the Company’s assessment of the recoverable amount of the goodwill.

The following are the primary procedures we performed to address this critical audit matter. We obtained an understanding of the Company’s controls related to the Company’s goodwill impairment analysis. This included controls related to the development of the estimated sales, discount rate and terminal growth rate assumptions. We evaluated the estimated sales by comparing the growth assumptions to the latest financial budgets approved by the board of directors, the CGU’s historical performance and industry reports. We compared the estimated sales prepared in prior year with the current year’s actual results to assess the Company’s ability to accurately forecast. We compared the terminal growth rate with available public data from external economic research institutions. We performed a sensitivity analysis over the estimated sales, discount rate and terminal growth rate to assess the impact of changes in these assumptions on the Company’s impairment assessment. We involved valuation professionals with specialized skill and knowledge, who assisted us in evaluating the discount rate by comparing it against a discount rate that was independently developed using available market data for comparable entities.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

We have served as the Company’s auditor since 2022.

New York, New York

February 13, 2023

F-40

Openmarkets Group Pty Limited
Consolidated statements of profit or loss and other comprehensive income
For the period ended June 30, 2023 and 2022

		Successor	Predecessor
	Note	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
		A$’000	A$’000	A$’000
Continuing operations

Revenue from contracts with customers	4	9,987	140	1,190

Other income	5	627	2,290	8,902

Trading expenses		(4,412)	-	-
Selling and marketing expenses		(77)	(8)	(291)
Administrative expenses	6	(48,168)	(618)	(25,116)
Finance costs	7	(1,793)	(189)	(579)

(Loss)/profit before income tax from continuing operations		(43,836)	1,615	(15,894)

Income tax benefit	8	84	-	1,892

(Loss)/profit after income tax from continuing operations		(43,752)	1,615	(14,002)

Discontinued operations

(Loss)/profit after income tax from discontinued operations	9	-	5,185	(17,131)
Gain on disposal after income tax	9	-	33,354	-

(Loss)/profit after income tax for the period		(43,752)	40,154	(31,133)

Other comprehensive income for the period, net of tax		-	-	-

Total comprehensive (loss)/income for the period		(43,752)	40,154	(31,133)

(Loss)/profit for the period is attributable to:
Non-controlling interest		(953)	(272)	(1,215)
Owners of the Company		(42,799)	40,426	(29,918)

		(43,752)	40,154	(31,133)

The above consolidated statements of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

F-41

Openmarkets Group Pty Limited
Consolidated statements of profit or loss and other comprehensive income
For the period ended June 30, 2023 and 2022

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$	A$	A$
Loss per share

Basic, (loss)/profit for the year attributable to ordinary equity holders of the parent	(2.7)	1.9	(8.6)
Diluted, (loss)/profit for the year attributable to ordinary equity holders of the parent	(2.7)	1.9	(8.6)

Loss per share from continuing operations
Basic, (loss)/profit from continuing operations attributable to ordinary equity holders of the parent	(2.7)	0.5	(3.9)
Diluted, (loss)/profit from continuing operations attributable to ordinary equity holders of the parent	(2.7)	0.5	(3.9)

The above consolidated statements of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

F-42

Openmarkets Group Pty Limited
Consolidated statements of financial position
As at June 30, 2023 and 2022

		Successor	Predecessor
	Note	June 30, 2023	June 30, 2022
		A$’000	A$’000

Assets

Current assets
Cash and cash equivalents	10	28,583	86
Trade and other receivables	11	10,870	-
Other financial assets		549	422
Prepayments		34	10
Other assets		224	-
Assets held for sale	9	-	64,122
Property, plant and equipment	12	-	12
Right-of-use assets	14	-	1,296
Total current assets		40,260	65,948

Non-current assets
Property, plant and equipment	12	70	-
Right-of-use assets	14	2,940	-
Intangible assets	13	3,791	-
Total non-current assets		6,801	-

Total assets		47,061	65,948

Liabilities

Current liabilities
Trade and other payables	16	23,029	3,291
Contract liabilities		915	-
Borrowings	17	11,451	22,957
Other financial liabilities	18	980	717
Lease liabilities	15	891	1,469
Employee benefits	19	767	-
Provisions	20	30	-
Liabilities directly associated with the assets held for sale	9	-	67,523
Other liabilities		24	-
Total current liabilities		38,087	95,957

Non-current liabilities
Borrowings	17	20,637	-
Lease liabilities	15	2,110	-
Employee benefits	19	39	-
Deferred tax liabilities	8	928	-
Total non-current liabilities		23,714	-

Total liabilities		61,801	95,957

Net liabilities		(14,740)	(30,009)

Equity
Issued capital	21	30,814	41,646
Reserves		-	4,542
Accumulated deficit		(42,799)	(75,083)
Non-controlling interest		(2,755)	(1,114)

Total deficiency in equity		(14,740)	(30,009)

The above consolidated statements of financial position should be read in conjunction with the accompanying notes

F-43

Openmarkets Group Pty Limited
Consolidated statements of changes in equity
For the period ended June 30, 2023 and 2022

	Ordinary shares	Reserves	Accumulated deficit	Total	Non- controlling interest	Total deficiency in equity
Successor	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance as at August 31, 2022	-	-	-	-	-	-

Loss for the period August 31, 2022 to June 30, 2023	-	-	(42,799)	(42,799)	(953)	(43,752)
Acquisition of subsidiaries/ business combination (note 24)	-	-	-	-	(1,802)	(1,802)
Issue of share capital	30,814	-	-	30,814	-	30,814

Balance at June 30, 2023	30,814	-	(42,799)	(11,985)	(2,755)	(14,740)

	Ordinary shares	Reserves	Accumulated deficit	Total	Non- controlling interest	Total deficiency in equity
Predecessor	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance as at July 1, 2022	41,646	4,542	(75,083)	(28,895)	(1,114)	(30,009)

Profit for the period July 1, 2022 to August 30, 2022	-	-	1,615	1,615	-	1,615
Discontinued operations for the period July 1, 2022 to August 30, 2022	-	-	5,185	5,185	(272)	4,913
Gain on disposal			33,354	33,354	-	33,354
	41,646	4,542	(34,929)	11,259	(1,386)	9,873

Share-based payments	-	36	-	36	-	36

Balance as at August 30, 2022	41,646	4,578	(34,929)	11,295	(1,386)	9,909

	Ordinary shares	Reserves	Accumulated deficit	Total	Non- controlling interest	Total deficiency in equity
Predecessor	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance as at June 30, 2021	40,714	4,189	(45,165)	(262)	101	(161)

Loss for the year	-	-	(14,002)	(14,002)	-	(14,002)
Discontinued operations for the period June 30, 2021 to June 30, 2022	-	-	(15,916)	(15,916)	(1,215)	(17,131)
	40,714	4,189	(75,083)	(30,180)	(1,114)	(31,294)

Share-based payments	-	353	-	353	-	353
Issue of share capital	932	-	-	932	-	932
	932	353	-	1,285	-	1,285

Balance at June 30, 2022	41,646	4,542	(75,083)	(28,895)	(1,114)	(30,009)

The above consolidated statements of changes in equity should be read in conjunction with the accompanying notes

F-44

Openmarkets Group Pty Limited
Consolidated statements of cash flows
For the period ended June 30, 2023 and 2022

		Successor	Predecessor
	Note	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
		A$’000	A$’000	A$’000

Operating activities:
Receipts from customers		11,021	2,406	11,875
Payments to suppliers and employees		(31,881)	(5,085)	(18,150)
Interest received		295	9	9
Borrowing costs paid		(1,786)	(126)	(1,320)

Net cash (used in)/from operating activities	28	(22,351)	(2,796)	(7,586)

Investing activities:
Purchase of property, plant and equipment	12	(57)	-	(28)
Purchase of intangible assets	13	-	-	(77)
Acquisition / Disposal of subsidiary, net of cash acquired	24	18,537	(20,835)	(1,875)

Net cash from/(used in) investing activities		18,480	(20,835)	(1,980)

Financing activities:
Proceeds from issue of shares	21	30,814	-	-
Proceeds from loans		-	3,650	22,411
Repayment of borrowings		(1,467)	(331)	(1,294)
Movements in lease liabilities		3,107	(219)	(1,485)

Net cash from financing activities		32,454	3,100	19,632

Net increase/(decrease) in cash and cash equivalents		28,583	(20,531)	10,066
Cash and cash equivalents at the beginning of the financial period		-	27,233	17,167

Cash and cash equivalents at the end of the financial period	10	28,583	6,702	27,233

Cash and cash equivalents presented in statement of financial position	10	28,583	6,702	86
Cash and cash equivalents held at disposal group	9	-	-	27,147

Cash and cash equivalents at the end of the period		28,583	6,702	27,233

The above consolidated statements of cash flows should be read in conjunction with the accompanying notes

F-45

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 1. General information

The consolidated financial statements of Openmarkets Group Pty Limited and its subsidiaries (collectively, the ‘Group’) for the year ended June 30, 2023, were authorised for issue in accordance with a resolution of the directors on November 10, 2023.

Successor

Openmarkets Group Pty Limited is a limited company incorporated on June 14, 2022. The Company is domiciled in Australia and the registered office is at Level 15, 388 George Street, Sydney NSW, 2000.

When referring to Openmarkets Group Pty Limited, they are referred to herein as the ‘Company’ or ‘OMG Successor’.

On August 25, 2022, the Company executed a sale and purchase agreement with ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited), to buy the shares of nine of the eleven subsidiaries owned by ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited), which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Trading Pty Ltd (‘Openmarkets Trading’) and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund). These entities have been classified as the discontinued operations in the ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited). The purchase was completed on August 30, 2022 (‘August Transaction’), following all conditions of the purchase being satisfied. As a result, BMYG Financial Group Pty Ltd became the ultimate parent company of the Company. See disclosure note 24 for more information concerning the acquisition.

Following the August transaction, OMG Successor is made up of Openmarkets (Holdings) Pty Ltd and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Australia Ltd and its controlled entities, OMRA Fund Pty Ltd (the trustee company of the Openmarkets Regulatory Arbitrage Fund), Openmarkets Trading and Clarus Pty Ltd. These entities are collectively referred to herein as the ‘disposed entities’ or ‘disposal group’. The total assets from disposed entities represented 96% of total assets of the OMG Predecessor; and 93% of revenue from contracts with customers of the ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited). See disclosure note 9 for more information concerning the discontinued operations.

Predecessor

ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) is a limited company incorporated on August 9, 2012, and domiciled in Australia. In December 2022, the name was changed from Openmarkets Group Limited to ACN 159 661 453 Limited.

Prior to the August transaction, ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) was made up of the following entities: Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund), Bee Wealth Pty Ltd and Opentrader Pty Ltd. The continuing operations of Openmarkets Group Limited, which were not acquired by the OMG Successor, represented 8% of the revenues from contracts with customers of ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) for its year ended June 30, 2022.

When referring to ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited), they are referred to herein as the ‘OMG Predecessor’ or ‘Openmarkets Group Limited’.

Basis of preparation

The financial statements for the year ended June 30, 2023, which includes the consolidated results of operations of OMG Predecessor Group for period July 1, 2022, to August 30, 2022, inclusive and OMG Successor for period August 31, 2022 to June 30, 2023, inclusive have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’) and have been consistently applied for all periods presented, unless otherwise stated. IFRS interpretations as issued by the IFRS Interpretations Committee (‘IFRIC’), together defined as IASB-IFRS.

The principal accounting policies adopted in the preparation of the financial statements of the Successor and the Predecessor are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The Company has prepared the consolidated financial statements for the reporting periods ended June 30, 2023 on a going concern basis, which contemplates continuity of normal business activities and the realization of assets and settlement of liabilities in the ordinary course of business.

Predecessor

The consolidated financial statements OMG Predecessor for the year ended June 30, 2022 was prepared on an orderly realisation of assets basis as the directors of OMG Predecessor had decided to cease operations following the August transaction as set out in note 24.

The impact of adopting the orderly realisation of assets basis of preparation on measurement, classification of assets and liabilities, and disclosures in the financial statement of OMG Predecessor is as follows:

Under the orderly realization of assets basis of preparation, assets and liabilities are measured at their net realizable value. The orderly realisation of assets value of assets is their net realisable value. Net realisable value is based on the proceeds receivable on disposal less restructure and realisation costs. The realizable value of liabilities is their value in accordance with accounting standards and policies as detailed in the accounting policies noted below (regardless of whether full settlement is expected). Any gains or losses resulting from measuring assets and liabilities to the realizable value are recognised in profit or loss.

Under the orderly realisation of assets basis of accounting, all assets and liabilities are classified as current. In adopting this basis, the directors have continued to apply the disclosure requirements of IFRS, to the extent they are relevant to the liquidation basis and have modified them where this is considered appropriate.

New or amended Accounting Standards and Interpretations adopted

The Group has adopted all of the new or amended Accounting Standards and Interpretations issued by the International Accounting Standards Board (‘IASB’) that are mandatory for the current reporting period.

Any new or amended Accounting Standards or Interpretations that are not yet mandatory have not been early adopted.

F-46

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

The adoption of these Accounting Standards and Interpretations did not have any significant impact on the financial performance or position of the Group.

Blackline Presentation

The Group’s consolidated financial statements for the year ended June 30, 2023 (including comparative financials) following the August Transaction as detailed in note 1 and note 24, are presented using the blackline presentation approach, whereby the financial statements and their associated disclosure notes for pre-and post-acquisition periods in the year ended June 30, 2023, are separated by a vertical black line to differentiate the financial information between the pre-and post acquisition periods.

Given the August Transaction was not a common control transaction in accordance with IFRS 10 Consolidated Financial Statements and IFRS 3 Business Combinations, management have deemed it appropriate to include the results of OMG Predecessor in OMG Successor’s consolidated financial statements using the blackline presentation.

The OMG Successor and OMG Predecessor financial statements are defined as follows:

- The consolidated financial statements of OMG Successor, consisting of Consolidated Statements of Financial Position of OMG Successor and its subsidiaries as of June 30, 2023, and the related Consolidated Statements of Profit or Loss and Other Comprehensive Income, Consolidated Statements of Changes in Equity, and Consolidated Statements of Cash Flows for the period August 31, 2022, to June 30, 2023 (the ‘OMG Successor financial statements’).

- The comparative consolidated financial statements of OMG Predecessor, consisting of Consolidated Statements of Financial Position of OMG Predecessor and its subsidiaries as of June 30, 2022, and the related Consolidated Statements of Profit or Loss and Other Comprehensive Income, Consolidated Statements of Changes in Equity, and Consolidated Statements of Cash Flows for the period from July 1, 2022, through August 30, 2022, and the year ended June 30, 2022 (the ‘OMG Predecessor financial statements’).

It should be noted that the comparability of the OMG Successor periods to the OMG Predecessor periods is affected by the application of acquisition accounting pursuant to IFRS 3 Business Combinations, see disclosure in note 24. The continued operations of OMG Successor are largely the discontinued operations recorded in the OMG Predecessor. OMG Successor financial statements are classified as discontinued operations in the OMG Predecessor financial statements and are excluded from the results of continuing operations, and non-current assets are classified as held for sale in accordance with IFRS 5

Non-Current Assets Held for Sale and Discontinued Operations. See disclosure note 9 for more information concerning the discontinued operation in the OMG Predecessor financial statements.

As a result of the August Transaction, OMG Successor carries forward and continues to operate the acquired business of OMG Predecessor as of that date. There were no transactions in OMG Successor prior to the August Transaction. As such, OMG Predecessor financial information is included in OMG Successor’s financials so to represent fairly and faithfully the transactions and to provide transparency and understandability to the users of the financial information.

The consolidated financial statements of the Group is presented in Australian dollars, which is the Group’s functional currency and all values are rounded to the nearest thousand dollars ($’000).

Operating segments

The Group is required to determine and present its operating segments based on the way in which financial information is organised and reported to the chief operating decision-makers (‘CODM’). The CODM have been identified as the Chief Executive Officer (‘CEO’) and Chief Financial Officer (‘CFO’) of the Group on the basis that they make the key operating decisions of the Group and are responsible for allocating resources and assessing performance.

The Group operates primarily within one geographical segment and one business segment, being an Australian independent trading and wealth management Fintech, providing technologies and market infrastructure to investment professionals and connecting consumers with investment and advice, that reports to the Board on the performance of the Group as a whole.

The consolidated entity has only one operating segment based on the information provided to the CODM.

F-47

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

Accounting estimates and judgements

The preparation of the consolidated financial statements in accordance with IFRS requires management to exercise judgement and to make estimates and assumptions that affect the application of policies, reported amounts of revenues, expenses, assets, liabilities, and disclosures. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods. New accounting standards or amendments which were mandatory for periods presented did not have a material impact on the Group’s consolidated financial statements.

Going concern

The Group has prepared the consolidated financial statements for the reporting periods on a going concern basis, which contemplates continuity of normal business activities and the realization of assets and settlement of liabilities in the ordinary course of business.

The Group has assessed that there is a substantial doubt related to going concern that may cast significant doubt over the ability of the Company to continue as a going concern as a loss after tax of A$43,752,000 as at the financial year ended June 30, 2023 and had net cash outflows from operating activities of A$22,351,000 for the period ended June 30, 2023. As a result of these conditions, the Group may be unable to realise its assets and discharge its liabilities in the normal course of business.

The ongoing operation of the Group remains dependent upon raising additional funds. The Directors have formed a judgement that there is a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. The Group will be able to meet the obligations as and when they become due, and are of the opinion that the use of the going concern basis remains appropriate, based on the following expectation that:

●	the Group will continue to receive monthly capital injection from its ultimate parent entity, BMYG Financial Group Pty Ltd to service all debts as they fall due;
●	the Group has historically been successful in raising funds through acquisitions and their contribution to growth;
●	the Group is expected to be listed through a Special Purpose Acquisition Company (‘SPAC’), Broad Capital Acquisition Ltd; and
●	the Group will be able to raise capital through Private Investment in Public Equity.

Should the Group be unable to raise additional funds on a timely basis, the Group may be required to realise assets and discharge liabilities other than in the normal course of business and at amounts different to those stated in the financial statements. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should the Group be unable to continue as a going concern and meet debts as and when they become due.

Principles of consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of Openmarkets Group Pty Limited (‘Company’ or ‘parent entity’) as at June 30, 2023 and the results of all subsidiaries for the period then ended. Openmarkets Group Pty Limited and its subsidiaries together are referred to in these financial statements as the Group (OMG Successor). ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) and its subsidiaries together are referred to in these financial statements as OMG Predecessor.

Subsidiaries are all those entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between entities in the Group are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

F-48

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

The acquisition of subsidiaries is accounted for using the acquisition method of accounting. A change in ownership interest, without the loss of control, is accounted for as an equity transaction, where the difference between the consideration transferred and the book value of the share of the non-controlling interest acquired is recognised directly in equity attributable to the parent.

Non-controlling interest in the results and equity of subsidiaries are shown separately in the statement of profit or loss and other comprehensive income, statement of financial position and statement of changes in equity of the Group. Losses incurred by the Group are attributed to the non-controlling interest in full, even if that results in a deficit balance.

Revenue recognition

The Group recognises revenue as follows (this applies to OMG Successor and OMG Predecessor):

Revenue from contracts with customers

Revenue from contracts with customers is recognised when control of the services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services.

i. Brokerage revenue

The Group provides execution and clearing services to customers in exchange for brokerage. The performance obligation is to execute and settle trade orders raised by customers. The transaction price is the agreed fee of the execution service stipulated in the sales contract or trade order. Brokerage revenue is recognised at the point in time when a trade is executed. Brokerage fees are usually settled within 2 days.

ii. Direct cost recoveries

The Group provides customers connection services to stock exchanges through solutions rendered by third party providers. The costs for the third-party solutions are generally recovered from the customers. The performance obligation is to deliver these connection services to the customers. The cost recovery is recognised as revenue over time because the customer simultaneously receives and consumes the benefits of the services. The Group has an enforceable right to payment for services delivered.

The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days. Expenses incurred that relate to direct cost recoveries are included in ‘Trading Expenses’ in the Income Statement.

iii. Subscription fee revenue

The Group provides trading software as a service to customers in exchange for subscription fees. The subscription fee is recognised as revenue over time because the customer simultaneously receives and consumes the benefits of the services. The Group has an enforceable right to payment for services delivered.

The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days.

iv. Revenue from corporate transactions

The Group provides services for raising funds in equity capital markets transactions. The Company has determined that the series of activities involved are not distinct and concluded that there is only one performance obligation which is completion of a service. The revenue from this service is recognised at the point in time when service is rendered to the customers. Invoices are usually settled within 30 days.

v. Other revenue

The Group provides other services such as off-market transfers for securities, one-off trade sales, real time gross settlement payments (‘RTGS’) and others. The performance obligation for OMG is completion of a service, such as completing a transfer, completing a trade sale and executing a real time payment. Revenue arising from these services is recognised at the point in time when the service is performed. Invoices are usually settled within 30 days.

The Group charges service fees to certain customers for the provision of account opening and maintenance services. Service fee revenue is recognised over time because the customer simultaneously receives and consumes the benefits provided to them. The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days.

F-49

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

vi. Interest

Interest revenue is recognised as interest accrues using the effective interest (‘EIR’) method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the EIR rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

vii. Contract asset

When the Group performs services for a third party in advance of payment, a contract asset arises.

Contract liabilities

A contract liabilities represent the Group’s obligation to transfer goods or services to a customer and recognised when a customer pays consideration, or when the Group recognises a receivable to reflect its unconditional right to consideration (whichever is earlier) before the Group has transferred the goods or services to the customer.

Finance costs

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the asset. All other borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Non-current assets held for sale and discontinued operations

The Group classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assts and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Costs to sell are the incremental costs directly attributable to the disposal of an asset (disposal group), excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. Management must be committed to the plan to sell the asset and the sale expected to be completed within one year from the date of the classification.

Property, plant and equipment and intangible assets are not depreciated or amortised once classified as held for sale.

Assets and liabilities classified as held for sale are presented separately as current items in the statement of financial position.

A disposal group qualifies as discontinued operation if it is a component of an entity that either has been disposed of, or is classified as held for sale, and:

●	Represents a separate major line of business or geographical area of operations
●	Is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations, or
●	Is a subsidiary acquired exclusively with view of resale

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the statement of profit or loss.

Income tax

The income tax expense or benefit for the period is the tax payable on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognised for prior periods, where applicable.

F-50

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

Deferred tax assets and liabilities are recognised for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

●	When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or
●	When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

The carrying amount of recognised and unrecognised deferred tax assets are reviewed at each reporting date. Deferred tax assets recognised are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognised deferred tax assets are recognised to the extent that it is probable that there are future taxable profits available to recover the asset.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

The Group has two tax consolidated groups for income tax purposes, of which OMG Predecessor and TradeFloor Holdings Pty Limited are the respective head entities. All members of each tax consolidation group are jointly and severally liable for the obligation to pay income tax. The responsibility for payment of income tax rests with the head entity and all tax losses and franking credits are assumed by the head entity.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realised or intended to be sold or consumed in the Group’s normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realised within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is classified as current when: it is either expected to be settled in the Group’s normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always classified as non-current.

Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Trade and other receivables

Trade receivables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest (‘EIR’) method, less any allowance for expected credit losses. Trade receivables are generally due for settlement within 30 days.

The Group has applied the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance. To measure the expected credit losses, trade receivables have been grouped based on days overdue.

Other receivables are recognised at amortised cost, less any allowance for expected credit losses.

F-51

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

Investments and other financial assets

Investments and other financial assets are initially measured at fair value. Transaction costs are included as part of the initial measurement, except for financial assets at fair value through profit or loss. Such assets are subsequently measured at either amortised cost or fair value depending on their classification. Classification is determined based on both the business model within which such assets are held and the contractual cash flow characteristics of the financial asset unless an accounting mismatch is being avoided.

Financial assets are derecognised when the rights to receive cash flows have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership. When there is no reasonable expectation of recovering part or all of a financial asset, it’s carrying value is written off.

Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost are subsequently measured using the EIR method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

Impairment of financial assets

The Group recognises a loss allowance for expected credit losses on financial assets which are either measured at amortised cost or fair value through other comprehensive income. The measurement of the loss allowance depends upon the Group’s assessment at the end of each reporting period as to whether the financial instrument’s credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain.

Recognition and de-recognition

All regular way purchases and sales of financial assets are recognised on the trade date, i.e., the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets under contracts that require delivery of the assets within the period established generally by regulation or convention in the market place. Financial assets are derecognised when the right to receive cash flows from the financial assets have expired or been transferred.

Property, plant and equipment

Plant and equipment is stated at historical cost less accumulated depreciation and impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation is calculated on a straight-line basis to write off the net cost of each item of property, plant and equipment (excluding land) over their expected useful lives as follows:

Furniture and fixtures	2 years
Office equipment	2 years
Leasehold improvements	4 years

The residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment is derecognised upon disposal or when there is no future economic benefit to the Group. Gains and losses between the carrying amount and the disposal proceeds are taken to profit or loss.

Right-of-use assets

A right-of-use asset is recognised at the commencement date of a lease. The right-of-use asset is measured at cost, which comprises the initial amount of the lease liability, adjusted for, as applicable, any lease payments made at or before the commencement date net of any lease incentives received, any initial direct costs incurred, and, except where included in the cost of inventories, an estimate of costs expected to be incurred for dismantling and removing the underlying asset, and restoring the site or asset.

Right-of-use assets are depreciated on a straight-line basis over the unexpired period of the lease or the estimated useful life of the asset, whichever is the shorter. Where the Group expects to obtain ownership of the leased asset at the end of the lease term, the depreciation is over its estimated useful life. Right-of use assets are subject to impairment or adjusted for any remeasurement of lease liabilities.

The Group applies a single recognition and measurement approach for all leases.

F-52

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

The Group has elected not to recognise a right-of-use asset and corresponding lease liability for short-term leases with terms of 12 months or less and leases of low-value assets. Lease payments on these assets are expensed to profit or loss as incurred.

Intangible assets

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of the acquisition. Intangible assets acquired separately are initially recognised at cost. Indefinite life intangible assets are not amortised and are subsequently measured at cost less any impairment. Finite life intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognised in profit or loss arising from the derecognition of intangible assets are measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangible assets are reviewed annually. Changes in the expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

Customer relationships

Customer relationships acquired in a business combination (refer note 24) are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

Software

The software includes application programming interface (‘API’) technologies acquired in a business combination (refer note 24) and are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

Licences

An Australian Financial Services Licence (‘AFSL’) and an Australian Securities Exchange (‘ASX’) Market Participant and Clearing Participant licence were acquired in a business combination (refer note 24). These licences are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

Development costs

Research costs are expensed in the period in which they are incurred. Development costs are capitalised when it is probable that the project will be a success considering its commercial and technical feasibility; the Group is able to use or sell the asset; the Group has sufficient resources and intent to complete the development; and its costs can be measured reliably. Capitalised development costs are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

The useful lives of intangible assets for OMG Predecessor were assessed as either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life. The software costs capitalised are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 7-10 years as at June 30, 2022.

Impairment of non-financial assets

The Group assesses at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. An impairment loss, except for goodwill, is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized.

Trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the financial period and which are unpaid. Due to their short-term nature they are measured at amortised cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

Borrowings

Loans and borrowings are initially recognised at the fair value of the consideration received, net of transaction costs. They are subsequently measured at amortised cost using the EIR method.

F-53

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

The component of the convertible notes that exhibits characteristics of a liability is recognised as a liability in the statement of financial position, net of transaction costs.

On the issue of the convertible notes the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond and this amount is carried as a non-current liability on the amortised cost basis until extinguished on conversion or redemption. The increase in the liability due to the passage of time is recognised as a finance cost. The remainder of the proceeds are allocated to the conversion option that is recognised and included in shareholders equity as a convertible note reserve, net of transaction costs. The carrying amount of the conversion option is not remeasured in the subsequent years. The optionality on conversion represented an embedded derivative. The variation deeds between the OMG Predecessor and its convertible note holders revoked the option to convert to ordinary shares. Accordingly, the fair value of the embedded derivative was remeasured to nil at June 30, 2022. The corresponding interest on convertible notes is expensed to profit or loss.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Embedded derivative

A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. Embedded derivatives are measured at fair value with changes in fair value recognised in profit or loss. Reassessment only occurs if there is either a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required or a reclassification of a financial asset out of the fair value through profit or loss category.

Financial liabilities

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9 Financial Instruments. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in the statement of profit or loss.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 Financial Instruments are satisfied. The Company has not designated any financial liability as at fair value through profit or loss.

Financial liabilities at amortised cost

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.

F-54

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

Contingent liabilities

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised on the statement of financial position but are disclosed unless the outflow of economic resources is remote.

Lease liabilities

A lease liability is recognised at the commencement date of a lease. The lease liability is initially recognised at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.

Lease liabilities are measured at amortised cost using the EIR method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.

Provisions

Provisions are recognised when the Group has a present (legal or constructive) obligation as a result of a past event, it is probable the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. If the time value of money is material, provisions are discounted using a current pre-tax rate specific to the liability. The increase in the provision resulting from the passage of time is recognised as a finance cost.

Employee benefits

Short-term employee benefits

Liabilities for wages and salaries, including non-monetary benefits, annual leave and long service leave expected to be settled wholly within 12 months of the reporting date are measured at the amounts expected to be paid when the liabilities are settled.

Other long-term employee benefits

The liability for annual leave and long service leave not expected to be settled within 12 months of the reporting date are measured at the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on high quality corporate bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Share-based payments

Employees (including senior executives) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions). Employees working in the business development group are granted share appreciation rights, which are settled in cash (cash-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model, further details of which are given in note 25.

That cost is recognised in employee benefits expense (note 6), together with a corresponding increase in equity (reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period).

The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

F-55

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

Assets and liabilities measured at fair value are classified into three levels, using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement.

For recurring and non-recurring fair value measurements, external valuers may be used when internal expertise is either not available or when the valuation is deemed to be significant. External valuers are selected based on market knowledge and reputation. Where there is a significant change in fair value of an asset or liability from one period to another, an analysis is undertaken, which includes a verification of the major inputs applied in the latest valuation and a comparison, where applicable, with external sources of data.

Issued capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Business combinations and goodwill

Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred and the amount for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed.

The acquisition method of accounting is used to account for business combinations regardless of whether equity instruments or other assets are acquired.

F-56

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

The consideration transferred is the sum of the acquisition-date fair values of the assets transferred, equity instruments issued or liabilities incurred by the acquirer to former owners of the acquiree and the amount of any non-controlling interest in the acquiree. For each business combination, the non-controlling interest in the acquiree is measured at either fair value or at the proportionate share of the acquiree’s identifiable net assets. All acquisition costs are expensed as incurred to profit or loss.

On the acquisition of a business, the Group assesses the financial assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, the Group’s operating or accounting policies and other pertinent conditions in existence at the acquisition-date.

Where the business combination is achieved in stages, the Group remeasures its previously held equity interest in the acquiree at the acquisition-date fair value and the difference between the fair value and the previous carrying amount is recognised in profit or loss.

Contingent consideration to be transferred by the acquirer is recognised at the acquisition-date fair value. Subsequent changes in the fair value of the contingent consideration classified as an asset or liability is recognised in profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

The difference between the acquisition-date fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree and the fair value of the consideration transferred and the fair value of any pre-existing investment in the acquiree is recognised as goodwill. If the consideration transferred and the pre-existing fair value is less than the fair value of the identifiable net assets acquired, being a bargain purchase to the acquirer, the difference is recognised as a gain directly in profit or loss by the acquirer on the acquisition-date, but only after a reassessment of the identification and measurement of the net assets acquired, the non-controlling interest in the acquiree, if any, the consideration transferred and the acquirer’s previously held equity interest in the acquirer.

Business combinations are initially accounted for on a provisional basis. The acquirer retrospectively adjusts the provisional amounts recognised and also recognises additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition-date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when the acquirer receives all the information possible to determine fair value.

Earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of the Company, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial period, adjusted for bonus elements in ordinary shares issued during the financial period.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

Goods and Services Tax (‘GST’) and other similar taxes

Revenues, expenses and assets are recognised net of the amount of associated GST, unless the GST incurred is not recoverable from the tax authority. In this case it is recognised as part of the cost of the acquisition of the asset or as part of the expense.

Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the tax authority is included in other receivables or other payables in the statement of financial position.

Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities which are recoverable from, or payable to the tax authority, are presented as operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the tax authority.

F-57

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 2. Significant accounting policies (continued)

Accounting Standards and Interpretations that have recently been issued or amended but are not yet mandatory, have not been early adopted by the Group for the annual reporting period ended June 30, 2023. The Group’s assessment of the impact of these new or amended Accounting Standards and Interpretations, most relevant to the Group, are set out below.

New accounting standards and interpretations not yet adopted

The new standards, amendments to standards and interpretations that are issued, but effective for annual periods beginning after July 1, 2023 are disclosed below. The Group has not adopted these standards early. The Group is in the process of evaluating the impact that this guidance will have on its consolidated financial statements

●	Amendments to IAS 1: Classification of Liabilities as Current or Non-current, effective for annual period beginning on or after January 1, 2023.
●	Definition of Accounting Estimates - Amendments to IAS 8, effective for annual period beginning on or after January 1, 2023.
●	Disclosure of Accounting Policies - Amendments to IAS 1 and IFRS Practice Statement 2, effective for annual period beginning on or after January 1, 2023.
●	Deferred Tax related to Assets and Liabilities arising from a Single Transaction - Amendments to IAS 12, effective for annual period beginning on or after January 1, 2023.

Note 3. Critical accounting judgements, estimates and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management continually evaluates its judgements and estimates in relation to assets, liabilities, contingent liabilities, revenue and expenses. Management bases its judgements, estimates and assumptions on historical experience and on other various factors, including expectations of future events, management believes to be reasonable under the circumstances. The resulting accounting judgements and estimates will seldom equal the related actual results. The judgements, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities (refer to the respective notes) within the next financial year are discussed below.

Judgements

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Assets held for sale

On August 25, 2022, the Board of Predecessor resolved to dispose of nine subsidiaries, including: Openmarkets (Holdings) Pty Limited, Openmarkets Australia Limited, HUIC Nominees Pty Limited, Openmarkets Nominees Pty Limited, Tradefloor Holdings Pty Limited, Tradefloor Pty Limited, Tradefloor IPCO Pty Limited, OMRA Fund Pty Limited and Cannon Trading Pty Limited.

These entities are classified as a disposal group ‘held for sale’. The Board of Predecessor considered the subsidiaries meet the criteria to be classified as ‘held for sale’ for the following reasons:

●	The disposal group was available for immediate sale and was sold to a buyer in its current condition.
●	The actions to complete the sale were initiated and completed within one year from the date of initial classification.

Goodwill and other indefinite life intangible assets

The Group tests annually, or more frequently if events or changes in circumstances indicate impairment, whether goodwill and other indefinite life intangible assets have suffered any impairment, in accordance with the accounting policy stated in note 2. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of assumptions, including estimated discount rates based on the current cost of capital and growth rates of the estimated future cash flows. Refer to note 13 for further information.

June 2023

The Group’s business as a whole is identified as one cash generating unit (‘CGU’). The recoverable amount of the CGU is determined based on value in use calculation. The pre-tax discount rate applied to the cash flow projections is 15%. The growth rate used to extrapolate the cash flows of the CGU for the three-year period is 5%. As a result of the impairment analysis, the recoverable amount of the CGU was below its net assets and management identified A$27.4 million impairment loss.

F-58

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 3. Critical accounting judgements, estimates and assumptions (continued)

June 2022

OMG Predecessor’s business as a whole is identified as one CGU. The recoverable amount of the CGU is determined based on value in use calculation. The pre-tax discount rate applied to the cash flow projections is 30%. The growth rate used to extrapolate the cash flows of the CGU beyond the five-year period is 2%. As a result of the impairment analysis, the recoverable amount of the CGU was below its net assets and management identified A$19 million impairment loss.

Impairment of non-financial assets other than goodwill and other indefinite life intangible assets

The Group assesses impairment of non-financial assets other than goodwill and other indefinite life intangible assets at each reporting date by evaluating conditions specific to the Group and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate a number of key estimates and assumptions.

Employee benefits provision

As discussed in note 19, the liability for employee benefits expected to be settled more than 12 months from the reporting date are recognised and measured at the present value of the estimated future cash flows to be made in respect of all employees at the reporting date. In determining the present value of the liability, estimates of attrition rates and pay increases through promotion and inflation have been taken into account. See disclosure note 19.

Taxes

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies. The Group have taxable temporary difference that could support the recognition of the Group losses as deferred tax assets.

On this basis, the Group has recognised nil deferred tax assets on the tax losses carried forward to the extent of the deferred tax liabilities. See disclosure note 8.

Purchase price allocation

Business combinations can be accounted for on a provisional basis. The Group can retrospectively adjust the provisional amounts recognised and also recognise additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when the Company receives all the information possible to determine fair value.

The accounting for all acquisitions which occurred during financial years ended June 30, 2023, and June 30, 2022, have been finalised within the 12 month provisional period. See disclosure in note 24.

Provisions

Regulators and other bodies conduct investigations, reviews and inquiries involving the financial services sector. These regulatory actions may result in litigation, fines, penalties, suspension or variation of conditions of relevant regulatory licences or other enforcement or action being taken by regulators or other parties. Further details on regulatory provisions are disclosed in note 31.

Blackline presentation

The OMG Successor and OMG Predecessor financial statements for the year ended June 30, 2023, have been prepared with a “black line presentation,” whereby a vertical black line separates OMG Successor and OMG Predecessor. In addition, relevant footnotes have been presented for OMG Successor and OMG Predecessor with the “black line presentation” to distinctly highlight the periods pre- and post- acquisition and their lack of comparability.

The preparation of the consolidated financial statements in accordance with IFRS, requires management to exercise judgement and to make estimates and assumptions that affect the application of policies, reported amounts of revenues, expenses, assets, liabilities, and disclosures. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

F-59

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 3. Critical accounting judgements, estimates and assumptions (continued)

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods. New accounting standards or amendments which were mandatory for periods presented did not have a material impact on the Company’s consolidated financial statements.

Discontinued operations

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the consolidated statement of profit or loss and other comprehensive income. Additional disclosures are provided in note 9.

Note 4. Revenue from contracts with customers

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000	A$’000

From continuing operations

Brokerage revenue	7,097	140	1,190
Direct cost recoveries	542	-	-
Service fee income	40	-	-
Corporate revenue	223	-	-
Subscription fee revenue	1,842	-	-
Other revenue/(loss)	243	-	-

Revenue from contracts with customers from continuing operations	9,987	140	1,190

Revenue from one customer amounted to A$2.5 million for the period ended June 30, 2023.

Predecessor discontinued revenue is shown in note 9.

Disaggregation of revenue

The disaggregation of revenue from contracts with customers is as follows:

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000	A$’000

Geographical regions
Australia	9,987	140	1,190

Timing of revenue recognition
Services transferred at a point in time	7,563	-	-
Services transferred over time	2,424	140	1,190

	9,987	140	1,190

Revenue from contracts with customers

Revenue from contracts with customers is recognised when control of the services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services.

F-60

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 5. Other income

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000	A$’000
Fair value changes in financial instruments:

Gain on disposal and loan forgiveness	-	2,290	-
Gain on derivative instruments	-	-	1,464
Gain on non-derivative instruments	-	-	7,438
Net gain on disposal of property, plant and equipment	2	-	-
Interest income	295	-	-
Revaluation of contingent consideration	312	-	-
Other	18	-	-

Other income	627	2,290	8,902

Note 6. Administrative expenses

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000	A$’000

Employee benefits expense	9,359	120	888
Share based payments expense	-	36	441
Amortisation for intangible assets	339	-	983
Amortisation for right-of-use assets and property, plant and equipment	107	165	6
Impairment loss for intangible assets (1)	27,444	-	19,000
Provision for doubtful debts	52	-	-
Regulatory penalty and associated costs (2)	2,989	-	-
Other administrative expenses (3)	7,878	297	3,798

	48,168	618	25,116

Predecessor discontinued administrative expenses are shown in note 9.

(1) During the financial years ending June 2023, and 2022, management performed an impairment assessment against intangible assets. Further information on this is set out in note 13.

(2) On August 15, 2022, Openmarkets Australia Limited (‘OMAL’), one of the controlled entities of the Company, received a Statement of Reasons from the Australian Securities and Investments Commission, ASIC (‘ASIC matter’) following an ASIC investigation when it identified purported breaches of the ASIC Market Integrity Rules (‘Securities Markets’) 2017 relating to trading behaviour by Openmarkets’ clients, appropriateness of organisational and technical resources, and client monies issues relating to a back-office system migration.

By complying with the infringement notice the Company has accepted, and paid, a financial penalty of A$4,500,000. The penalty and the associated costs were paid in full in June 2023.

The cost of A$1,900,000 for a regulatory penalty and A$93,000 legal costs were provisioned for as of June 30, 2022. These costs can be seen in discontinued operations in note 9.

(3) In the year ended June 30, 2023, there are A$1,900,000 of legal, accounting and other professional fees in connection with the business combination with Broad Capital Acquisition Corp. In January 2023, Nasdaq listed Broad Capital Acquisition Corp entered into a definitive Agreement and Plan of Merger and Business Combination Agreement with the Company. The transaction is subject to regulatory approvals and other customary closing conditions. As of the closing, the combined entity, OMGL Holdings Ltd, an Australian public limited company, is expected to be listed on the Nasdaq Capital Market.

F-61

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 7. Finance costs

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000	A$’000

Interest expense on debts and borrowings	1,786	174	442
Interest on lease liabilities	-	15	137
Net foreign exchange loss	7	-	-

	1,793	189	579

Note 8. Tax

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000	A$’000

Income tax
Current tax	-	-	-
Deferred tax - origination and reversal of temporary differences	(84)	-	(1,892)

Aggregate income tax	(84)	-	(1,892)

Deferred tax included in income tax comprises:
Decrease in deferred tax liabilities	(84)	-	(1,892)

Numerical reconciliation of income tax and tax at the statutory rate
(Loss)/profit before income tax from continuing operations	(43,836)	1,615	(15,894)
(Loss)/profit before income tax from discontinued operations	-	5,185	(17,131)

	(43,836)	6,800	(33,025)

Tax at the statutory tax rate of 25% (2022: 25%)	(10,959)	1,700	(8,257)

Tax effect amounts which are not deductible/(taxable) in calculating taxable income:
Non-deductible and non-taxable items	7,450	(2,128)	3,262
Temporary differences not recognised	129	(676)	154
Losses not recognised	3,296	1,104	2,949

Income tax (benefit)	(84)	-	(1,892)

F-62

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 8. Tax (continued)

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Deferred tax liability
Deferred tax liability comprises temporary differences attributable to:

Amounts recognised in profit or loss:
Intangible assets	928	-

Deferred tax liability	928	-

Movements:
Opening balance	-	1,892
Credited to profit or loss	(84)	(1,892)
Recognised on business combination	1,012	-

Closing balance	928	-

Note 9. Discontinued operations

For OMG Predecessor financial results, continuing operations include the results of the OMG Predecessor and subsidiary companies not in the disposal group set out below. These subsidiaries comprise Opentrader Pty Ltd and Bee Wealth Pty Ltd. Bee Wealth Ltd was dormant for the year ending June 30, 2022, and the period between July 1, 2022, to August 30, 2022 inclusive.

On August 25, 2022, the Company executed a sale and purchase agreement with OMG Predecessor to sell the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Limited and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund) (collectively, the disposal entities or disposal group). The sale was subject to certain conditions precedent with these being satisfied and completion occurred on August 30, 2022.

F-63

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 9. Discontinued operations (continued)

The results of the disposal group for the year are presented below:

	Predecessor
	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000

Brokerage revenue	1,582	12,501
Direct cost recoveries	76	539
Service fees	10	132
Corporate finance	43	262
Subscription fees	90	586
Other revenue	56	286
Revenue from contracts with customers	1,857	14,306

Trading expenses	(1,039)	(6,877)
Administrative expenses	(2,877)	(22,624)
Other expenses	(6)	(292)
Operating loss	(2,065)	(15,487)
Finance income/(costs)	(291)	(1,644)
Gain on disposal and loan forgiveness	7,541	-
Profit/(loss) before income tax expense	5,185	(17,131)

Gain on disposal before income tax expense	33,354	-
Income tax expense	-	-
Profit/(loss) after income tax expense from discontinued operations	38,539	(17,131)

Revenue from one customer amounted to A$0.6 million for year ended June 30, 2023 (2022: A$5.7 million).

Cash flow information

	Predecessor
	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000

Net cash (used in)/from operating activities	(2,868)	(3,298)
Net cash used in investing activities	-	(6,124)
Net cash from financing activities	3,172	-

Net increase/(decrease) in cash and cash equivalents from discontinued operations	304	(9,422)

The major classes of assets and liabilities of the disposal group classified as held for sale as at June 30, 2022, are shown below. On August 15, 2022, OMAL, one of the disposal entities, received a Statement of Reasons from Australia Securities and Investments Commission (“ASIC matter”). A contingent liability of A$1.9 million was provided and included in Trade and Other Payables as of year ended June 30, 2022. Refer further details disclosed in note 24.

F-64

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 9. Discontinued operations (continued)

The major classes of assets and liabilities of the disposal group classified as held for sale as at June 30, 2022, are as follows:

Predecessor
June 30, 2022
A$’000

Cash and cash equivalents	27,148
Trade and other receivables	26,920
Intangible assets	6,494
Right of use assets	3,341
Property, plant and equipment	12
Other assets	207
Total assets	64,122

Trade and other payables	(37,114)
Borrowings	(25,227)
Lease liabilities	(704)
Other financial liabilities	(380)
Employee benefits	(1,286)
Other payables	(2,812)
Total liabilities	(67,523)

Net liabilities	(3,401)

Details of the disposal

Predecessor
August 30, 2022
A$’000

Total sale consideration	16,912
Carrying amount of net liabilities disposed	16,442

Gain on disposal before income tax	33,354

Gain on disposal after income tax	33,354

Note 10. Cash and cash equivalents

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current assets
Cash deposited at ASX	7,227	-
Cash at banks	10,785	85
Cash held in trust	10,571	-
Cash on hand	-	1

	28,583	86

F-65

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 10. Cash and cash equivalents (continued)

Cash at bank earns interest at floating rates based on the daily bank deposit rates. The Group’s exposure to interest rate risk for financial assets and liabilities is disclosed in note 26. Cash held in trusts relates to the Group’s client monies received from trading activities. The Company has an obligation to return cash held in trusts back to clients.

Note 11. Trade and other receivables

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current assets
Trade receivables	610	-
Less: Allowance for expected credit losses	(376)	-
	234	-

Receivables on novated settlements	10,292	-
Other receivables	344	-
	10,636	-

	10,870	-

The carrying value of trade receivables is considered a reasonable approximation of fair value due to the short-term nature of the balances. The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable in the consolidated financial statements.

Allowance for expected credit losses

The ageing of the receivables and allowance for expected credit losses provided for above are as follows:

	Expected credit loss rate		Carrying amount		Allowance for expected credit losses
	Successor June 30, 2023	Predecessor June 30, 2022	Successor June 30, 2023	Predecessor June 30, 2022	Successor June 30, 2023	Predecessor June 30, 2022
	%	%	A$’000	A$’000	A$’000	A$’000

Not overdue	-	-	-	-	-	-
0 to 3 months overdue	36%	-	11	-	4	-
3 to 6 months overdue	11%	-	238	-	26	-
Over 6 months overdue	96%	-	361	-	346	-

			610	-	376	-

Movements in the allowance for expected credit losses are as follows:

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Opening balance	-	-
Additional provisions recognised	376	-

Closing balance	376	-

F-66

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 12. Property, plant and equipment

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current assets
Furniture and fixtures - at cost	-	125
Less: Accumulated depreciation	-	(114)
	-	11

Office equipment - at cost	-	52
Less: Accumulated depreciation	-	(51)
	-	1

Motor Vehicle - at cost	-	-
Less: Accumulated depreciation	-	-
	-	-

	-	12

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Non-current assets
Leasehold improvements - at cost	57	-
Less: Accumulated depreciation	(1)	-
	56	-

Office equipment - at cost	222	-
Less: Accumulated depreciation	(208)	-
	14	-

	70	-

Reconciliations

Reconciliations of the written down values at the beginning and end of the current and previous financial period are set out below:

	Leasehold improvements	Office equipment	Total
Successor	A$’000	A$’000	A$’000

Balance at August 31, 2022	-	-	-
Additions	57	-	57
Acquisition of subsidiary	-	45	45
Depreciation expense	(1)	(31)	(32)

Balance at June 30, 2023	56	14	70

F-67

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 12. Property, plant and equipment (continued)

	Fixtures and fittings	Office equipment	Motor vehicles	Total
Predecessor	A$’000	A$’000	A$’000	A$’000

Balance at July 1, 2021	11	99	52	162
Additions	6	22	-	28
Disposals	-	-	(52)	(52)
Assets held for sale	-	(12)	-	(12)
Depreciation expense	(6)	(108)	-	(114)

Balance at June 30, 2022	11	1	-	12

These assets are subject to security from financing of the specific asset and senior security of an external loan.

Note 13. Intangible assets

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current assets
Goodwill - costs	-	13,208
Less: Impairment	-	(13,208)
	-	-

Customer relationship - at cost	-	-
Less: Accumulated amortisation	-	-
	-	-

Development costs - at cost	-	77
Less: Impairment	-	(77)
	-	-

Software - costs	-	-
Less: Accumulated amortisation	-	-

	-	-

F-68

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 13. Intangible assets (continued)

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Non-current assets
Goodwill - at cost	27,444	-
Less: Impairment	(27,444)	-
	-	-

Customer relationships - at cost	1,300	-
Less: Accumulated amortisation	(108)	-
	1,192	-

Development costs - at cost	80	-
Less: Accumulated amortisation	(2)	-
	78	-

Software - at cost	250	-
Less: Accumulated amortisation	(21)	-
	229	-

Licences - at cost	1,000	-
Less: Accumulated amortisation	(83)	-
	917	-

Brand name - at cost	1,500	-
Less: Accumulated amortisation	(125)	-
	1,375	-

	3,791	-

Reconciliations

Reconciliations of the written down values at the beginning and end of the current and previous financial period are set out below:

	Goodwill	Customer relationships	Development costs	Software	Licences	Brand name	Total
Successor	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance at August 31, 2022	-	-	-	-	-	-	-
Acquisition of subsidiaries	27,444	1,300	80	250	1,000	1,500	31,574
Impairment	(27,444)	-	-	-	-	-	(27,444)
Amortisation expense	-	(108)	(2)	(21)	(83)	(125)	(339)

Balance at June 30, 2023	-	1,192	78	229	917	1,375	3,791

F-69

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 13. Intangible assets (continued)

	Goodwill	Customer relationship	Development costs	Software	Total
Predecessor	A$’000	A$’000	A$’000	A$’000	A$’000

Balance at July 1, 2021	12,108	-	-	9,681	21,789
Additions	-	-	77	-	77
Acquisition of subsidiary	1,100	1,425	-	2,880	5,405
Assets held for sale	-	(1,337)	-	(5,155)	(6,492)
Impairment	(13,208)	-	(77)	(5,715)	(19,000)
Amortisation expense	-	(88)	-	(1,691)	(1,779)

Balance at June 30, 2022	-	-	-	-	-

Predecessor

Goodwill was recorded in the financial year ending June 30, 2021, arising from a business combination involving the acquisition of TradeFloor Holdings Pty Limited on November 12, 2020, and was determined based on an independent valuation at that time. IAS 38 Intangible Assets requires an annual impairment test. Goodwill at June 30, 2022, was fully impaired given material adverse changes to the revenue forecasts and other assumptions previously used.

On August 3, 2022, the Directors of Salpro Pty Limited (‘Salpro’) exercised an option to buy back the Investfit Business and Business Assets in exchange for returning/cancelling the equity issued to Salpro under the sale and purchase agreement between Salpro and the Company dated 5 February 2021. Intangible assets relating to the Salpro acquisition, comprising software, were fully impaired in the year ended June 30, 2022, with an impairment charge of A$118,000.

The following describes the key assumptions used to determine the recoverable amounts:

●	Cash flow forecasts were prepared as part of the annual business plan prepared in June 2022. These forecasts were based on past performance and expectations for the future using a five-year cash flow period and considered the softer market conditions as well as general market uncertainties.
●	The terminal value was calculated using a perpetuity growth formula based on cash flow forecasts using a discount rate of 30% and forecast growth rate of 2.5%.

Successor

Goodwill was recorded in the financial year ending June 30, 2023, arising from a business combination involving the acquisition of the shares of certain subsidiaries of the Group as discussed in note 1, and was determined based on an independent valuation. The goodwill of A$27,444,000 was attributable to one relevant CGU. IAS 38 Intangible Assets requires an annual impairment test. The recoverable amount in the year ending 2023, was determined using the approved financial budget. Goodwill at June 30, 2023 has been fully impaired given material adverse changes to the forecasts previously used in the valuation at the transaction date.

Customer relationships, development costs, licenses and brand name were also recorded in the financial year ending June 30, 2023, arising from a business combination as discussed in note 1. The recoverable amount was assessed and no impairment of the assets were recorded as at June 30, 2023.

The following describes the key assumptions used to determine the recoverable amounts:

●	Cash flow forecasts were prepared as part of the annual business plan prepared in June 2023. These forecasts were based on past performance and expectations for the future using a three-year cash flow period and considered the softer market conditions as well as general market uncertainties.
●	The terminal value was calculated using a perpetuity growth formula based on cash flow forecasts using a discount rate of 15% and forecast growth rate of 5 - 10%.

F-70

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 14. Right-of-use assets

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current assets
Buildings - right-of-use	-	2,691
Less: Accumulated depreciation	-	(1,395)

	-	1,296

Non-current assets

Buildings - right-of-use	3,013	-
Less: Accumulated depreciation	(73)	-
	2,940	-

	2,940	-

	Buildings	Total
Successor	A$’000	A$’000

Balance at August 31, 2022	-	-
Acquisition of subsidiary	1,131	1,131
Addition	1,882	1,882
Amortisation expense	(73)	(73)

Balance at June 30, 2023	2,940	2,940

	Buildings	Total
Predecessor	A$’000	A$’000

Balance at July 1, 2021	2,691	2,691
Amortisation expense	(1,395)	(1,395)

Balance at June 30, 2022	1,296	1,296

OMG Predecessor had lease contracts for buildings in Sydney and Melbourne. The lease terms on inception were between two and four years with the Sydney lease expiring in May 2023 and the Melbourne lease expiring in September 2025. Right of use assets are amortised over the shorter of the useful life or lease term.

On April 28, 2023, the Group entered into a office lease agreement for its new office located at 388, George Street, Sydney. The total lease commitment is A$2,700,000. The Sydney lease was signed for four years until June 30, 2027, and the Melbourne lease was novated from OMG Predecessor to OMG Successor on June 30, 2023.

F-71

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 15. Lease liabilities

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current liabilities
Lease liability	891	1,469

Non-current liabilities
Lease liability	2,110	-

Refer to note 26 for further information on financial instruments.

Note 16. Trade and other payables

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current liabilities
Trade payables	1,174	90
Payables on novated settlements	10,292	-
Market obligations	10,079	-
Accruals	1,484	2,208
Other payables	-	993

	23,029	3,291

Refer to note 26 for further information on financial instruments.

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

Note 17. Borrowings

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current liabilities
Convertible notes	-	21,015
Units issued by trust	10,770	-
Term loans	681	1,612
Other loans	-	330

	11,451	22,957

Non-current liabilities
Units issued by trust	110	-
Term loans	362	-
Loan from related parties	20,165	-

	20,637	-

F-72

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 17. Borrowings (continued)

Refer to note 26 for further information on financial instruments.

Convertible notes

June 2023

All convertible notes in OMG Predecessor were settled in November 2022 by OMG Predecessor.

June 2022

At June 30, 2022, there were 20,252,300 convertible notes on issue. Each note was convertible at the option of the note holder into Ordinary shares of the Company on the basis of one Ordinary share for every note held at maturity date or on a liquidity event. The coupon on the convertible notes was 8%, compounded daily. On August 29, 2022, the Company entered a variation deed with each of the holders of the outstanding convertible notes, agreeing either to forgo the debt or to redeem only the principal amount of these notes before December 31, 2022. The obligation to pay interest on the notes was also fully discharged.

The optionality on conversion represented an embedded derivative. The variation deeds between the Company and its convertible note holders revoked the option to convert to ordinary shares. Accordingly, the fair value of the embedded derivative was remeasured to nil at June 30, 2022, this is disclosed in note 18.

Term loan

This is a secured loan with Partners for Growth V, LP (‘PFG’) and is repayable in December 2025. The coupon rate of this loan is 15.75% (2022: 11.75%). PFG has senior security over assets of the borrower and guarantees from the Group’s subsidiaries. On August 30, 2022, the loan was novated from OMG Predecessor to Openmarkets (Holdings) Pty Limited.

Loan from related party

TradeFloor Holdings Pty Ltd, a controlled entity of the Company, has a loan with Enhanced Investments Pty Ltd, whereby the directors of the Company have significant influence over this entity (refer to note 23). This loan is on commercial terms reflecting risk at time of draw down. The interest rate at June 30, 2023, was 10% (2022: 8%) and interest accrued during the period ended June 30, 2023 was A$2,222,814 (2022: A$825,000). The loan amount was measured at amortised cost of A$20,164,564 at June 30, 2023 (2022: A$13,540,000). The loan for June 30, 2022 is presented in liabilities directly associated with assets ‘held for sale’.

Units issued by trust

These are units issued by Openmarkets Regulatory Abritrage Fund (‘Trust’) for the purposes of cash collateral at ASX Clear for regulatory purposes, classified as liabilities in accordance with IAS 32. Interest on the loan is dependent on loan tenure, which ranges from 3 months to 24 months. Interest rate ranges from 4.25% to 6.75% and is paid monthly.

Note 18. Other financial liabilities

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current liabilities
Refundable deposits	380	-
Put options	-	680
Warrants	-	1
Contingent considerations	600	36

	980	717

Refundable deposits

The refundable deposits were held by Openmarkets Australia Ltd in the year ended June 30, 2023, on behalf of a customer as a support of the trading obligations undertaken. The deposits can be released on termination.

F-73

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 18. Other financial liabilities (continued)

Warrants

PFG Warrant

In the year ended June 30, 2020, OMG Predecessor issued two warrants in favour of its lender, PFG, that allow the holder to purchase 21,389 shares for A$0.01 each (or a cash equivalent at fair value) at any point during a seven-year period ending in April and December 2026. The holder was also entitled to a further 11,667 shares for A$0.01 each for every A$500,000 debt drawn on a A$1,500,000 facility available.

The warrants also included put options with a compulsory payment at the end of the warrant life or earlier if a trigger occurs. The payment of the put option terminates the warrant. At June 30, 2022, the fair value of the put option has been determined at A$75,000 based on agreed terms with PFG. This amount was settled in full in August 2022.

A triggering event occurred in the year ended June 30, 2021 resulting in the payment of A$400,000 to the warrant holder and termination of that warrant (3,888 shares on conversion of warrants).

In January 2021, OMG Predecessor issued a third warrant to PFG allowing the holder to acquire a variable number of shares for A$0.01 per ordinary share for a period of seven years from issue date if a triggering event occurs, namely an initial public offering or an equity raising of at least A$3,000,000. The number of shares issued will increase if the triggering event occurs on or after November 1, 2021, and is based on number of shares outstanding prior to the triggering event. The OMG Predecessor has assessed this warrant will be classified as a warrant liability in accordance with IAS 32 Financial Instruments: Presentation.

On January 6, 2022, OMG Predecessor issued a fourth warrant to PFG allowing the holder to purchase 62,433 shares for AU$0.01 each at point until expiry of January 6, 2029. The warrants did not have a put option.

At June 30, 2023, these warrants were assessed as having a fair value of A$nil (2022: A$800).

Put options

As part of the business combination with Openmarkets Trading (disclosed in note 24), the purchase agreement with the vendors of Openmarkets Trading contained three put options and call options over 20% of the Openmarkets Trading shares. These options were measured at fair value. Management estimated the future expected cash outflow upon exercise of the put options by the counterparty, discounted to present value using an appropriate discount rate. The put option expired on August 30, 2022 and therefore has a fair value of nil in current year.

Contingent consideration

Investfit acquisition

The acquisition of Investfit in the year ended June 30, 2021, included contingent consideration of A$36,000 to be paid in Ordinary shares by the OMG Predecessor at a future date on achievement of milestones.

Openmarkets Group Acquisition

As part of the business combination with OMG Predecessor (disclosed in note 24), the purchase agreement included the contingent consideration up to A$4,800,000 to be paid by the OMG Successor to cover for run-off costs. The run-off costs are currently estimated to be A$600,000.

TradeFloor Acquisition

An equity settled contingent component of A$4,558,000 ‘B’ and ‘C’ class shares were issued to the vendors of TradeFloor Holdings Pty Limited by the OMG Predecessor and these are convertible to the equivalent Ordinary shares under certain circumstances as set out in the Sale and Purchase Agreement.

This obligation was discharged as a result of the entry into a deed of variation and waiver of rights in March 2022, whereby the vendors of TradeFloor agreed to waive all rights under particular share classes on issue.

F-74

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 19. Employee benefits

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current liabilities
Employee benefits	767	-

Non-current liabilities
Employee benefits	39	-

Amounts not expected to be settled within the next 12 months

The current provision for employee benefits includes all unconditional entitlements where employees have completed the required period of service and also those where employees are entitled to pro-rata payments in certain circumstances. The entire amount is presented as current, since the Group does not have an unconditional right to defer settlement. However, based on past experience, the Group does not expect all employees to take the full amount of accrued leave or require payment within the next 12 months.

The following amounts reflect leave that is not expected to be taken within the next 12 months:

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Employee benefits obligation expected to be settled after 12 months	39	-

Note 20. Provisions

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Current liabilities
Lease make good	30	-

Lease make good

The provision represents the present value of the estimated costs to make good the premises leased by the Group at the end of the respective lease terms.

Movements in provisions

Movements in each class of provision during the current financial period, other than employee benefits, are set out below:

Lease make good
Successor - June 30, 2023	A$’000

Carrying amount at the start of the period	-
Additional provisions recognised	30

Carrying amount at the end of the period	30

F-75

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 21. Issued capital

	Successor	Predecessor	Successor	Predecessor
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	Shares	Shares	A$’000	A$’000

Ordinary shares – fully paid	30,814,000	3,605,659	30,814	41,865
Share issue costs	-	-	-	(219)

	30,814,000	3,605,659	30,814	41,646

Details	Shares	A$’000

Successor

Balance as at August 31, 2022	-	-
Issue of equity instruments during the period	30,814,000	30,814

Balance as at June 30, 2023	30,814,000	30,814

Predecessor

Balance as at July 1, 2021	3,453,831	40,714
Issue of equity instruments as consideration for a business combination	102,230	932
Exercise of share options	49,598	-

Balance as at June 30, 2022	3,605,659	41,646

Ordinary shares

Ordinary shares entitle the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Company does not have a limited amount of authorised capital.

On a show of hands every member present at a meeting in person or by proxy shall have one vote and upon a poll each share shall have one vote.

During the period ended June 30, 2023, 30,814,000 shares were issued at A$1.00 per share from BMYG Financial Group Pty Ltd, the ultimate parent entity that raised A$30,814,000.

Capital risk management

The Group’s objectives when managing capital is to safeguard its ability to continue as a going concern, so that it can provide returns for shareholders and benefits for other stakeholders and to maintain an optimum capital structure to reduce the cost of capital.

Capital is regarded as total equity, as recognised in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The Group is subject to certain financing arrangements covenants and meeting these is given priority in all capital risk management decisions. There have been no events of default on the financing arrangements during the financial period.

F-76

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 22. Key management personnel disclosures

Compensation

The aggregate compensation made to directors and other members of key management personnel of the Group is set out below:

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	$’000	$’000	$’000

Short-term employee benefits	1,220	25	1,646
Long service leave	25	3	18
Post-employment benefits	116	-	122

	1,361	28	1,786

Note 23. Related party transactions

Parent entity

For the period from July 1, 2022 to August 30, 2022, ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) is the parent entity and post the acquisition, BMYG Financial Group Pty Ltd is the ultimate parent entity. For the period from August 31, 2022, to June 30, 2023, Openmarkets Group Pty Limited is the parent entity.

Subsidiaries

Interests in subsidiaries are set out in note 29.

Key management personnel

Disclosures relating to key management personnel are set out in note 22.

Transactions with related parties

Alaria Pty Limited (‘Alaria’) provided consulting services to the Group amounting to A$72,000 (2022: A$86,000) during the reporting period ended June 30, 2023. Alaria is controlled by Frank Malcolm who was a Director of one of the subsidiaries within the Group.

In the year ended June 30, 2022, family members of Ivan Tchourilov worked in the Group in defined roles on commercial terms. All such roles finished in June 2022. Total amounts paid in the financial year ended June 30, 2022, were A$184,000.

In the year ended June 30, 2023, Hetal Majithia worked as Chief Financial Officer from November 2022 to January 31, 2023 on commercial terms as a contractor prior to signing an employment contract commencing February 1, 2023.

Receivable from and payable to related parties

There were no trade receivables from or trade payables to related parties at the current and previous reporting date.

Loans to/from related parties

TradeFloor Pty Ltd (‘TradeFloor’), a wholly owned subsidiary of the Company has loans owing to its former directors with terms reflecting risk at the time of draw down. The loan was fully settled in year ended June 30, 2023 (2022: A$330,000).

TradeFloor also has a loan with Enhanced Investments, a related party of BMYG Financial Group who is also the sole shareholder of the Company. Two Directors of the Company are also Directors of BMYG Financial Group. This loan is on commercial terms reflecting risk at time of draw down. Refer to note 17.

Loan payables to and receivables from ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) as at June 30, 2023, are A$344,656 and A$276 respectively.

Outstanding balances arising from sales or purchases of goods and services

There were no balances outstanding at the end of the reporting period in relation to transactions with related parties except as noted above.

F-77

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 23. Related party transactions (continued)

Terms and conditions

All transactions were made on normal commercial terms and conditions and at market rates.

Note 24. Business combinations

2023 ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) and its controlled entities

On August 25, 2022, OMG Predecessor executed a sale and purchase agreement with OMG Successor to sell the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund) (collectively, the ‘disposal entities’). The sale was completed on August 30, 2022, following all conditions of the sale being satisfied. The consideration for the sale comprised: (i) cash consideration of A$16,000,000 and (ii) commitments for future payments of up to A$4,800,000 for ‘run-off’ costs associated with OMG Predecessor (fair value of this contingent liability was assessed to be A$912,000 as at August 30, 2022).

The Group has complied with applicable IFRSs in all other respects except to achieve fair presentation as discussed above.

Details of the acquisition are as follows:

Fair value of August 30, 2022
A$’000
Assets acquired and liabilities assumed

Assets
Cash and cash equivalents	34,537
Trade and other receivable	18,954
Other assets	305
Fixed Assets	48
Intangible assets	4,069

Liabilities
Trade and other payables	(36,223)
Borrowings - Current	(31,325)
Employee benefits - current	(1,255)
Other financial liabilities	(380)
Employee benefits - non current	(51)
Deferred tax liabilities	(1,013)
Total fair value of net assets acquired	(12,334)

Purchase consideration transferred	(16,912)
Fair value of non-controlling interest (deficit)	1,802
(15,110)

Goodwill	27,444

The non-controlling interest relates to 10% of shares in TradeFloor Holdings Pty Limited, the parent entity of TradeFloor IPCO Pty Limited and TradeFloor Pty Limited. This non-controlling interest was subsequently acquired on October 3, 2023. Refer to note 29 and 32 for details.

F-78

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 24. Business combinations (continued)

Fair value of August 30, 2022
A$’000

Cash used to acquire business, net of cash acquired:
Acquisition-date fair value of the total consideration transferred	(16,000)
Add: Cash and cash equivalents acquired	34,537
Acquisition of subsidiary, net of cash acquired	18,537

IFRS 3 Business Combinations requires that the initial measurement of assets acquired and liabilities assumed must be recorded at fair value rather than allocated cost as in a asset acquisition transaction.

The goodwill of the acquired companies is attributable to the expected improvements in performance and functionality, as well as sales growth from future service offerings. None of the goodwill recognised is expected to be deductible for income tax purposes.

The measurement period adjustments reflect new information obtained about facts and circumstances that existed at the closing date of the Acquisition, primarily related to intangible assets and related deferred income taxes.

The fair values of intangible assets were estimated using an income approach, either the excess earnings method (customer relationships) or the relief from royalty method (technology and trademarks). Under the excess earnings method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows attributable solely to the intangible asset over its remaining useful life. Under the relief from royalty method, fair value is measured by estimating future revenue associated with the intangible asset over its useful life and applying a royalty rate to the revenue estimate.

2022 Openmarkets Trading

Openmarkets Group Limited, who changed its name to ACN 159 661 453 Limited in December 2022, acquired 40% of ordinary shares of Openmarkets Trading on October 19, 2017. On November 19, 2021, Openmarkets Group Limited, who changed its name to ACN 159 661 453 Limited in December 2022, acquired the remaining 60% of the ordinary shares of Openmarkets Trading for total consideration transferred of A$5,420,000, of which, 20% of the Openmarkets Trading shares would be acquired through exercise of three put options and call options, see disclosure in note 18. The goodwill of A$1,100,000 represents the expected synergies from merging this business with the Group. The acquired business contributed revenues of A$53,000 and profit of A$19,000 for the year ended June 30, 2022. If the acquisition occurred on July 1, 2021, the full year contributions would have been revenues of A$127,000 and profit after tax of A$46,000. The values identified in relation to the acquisition of Openmarkets Trading are final as at June 30, 2022.

F-79

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 24. Business combinations (continued)

Details of the acquisition are as follows:

Fair value
A$’000

Cash and cash equivalents	28
Intangible assets	4,305
Accruals and other payables	(13)

Net assets acquired	4,320
Goodwill	1,100

Acquisition-date fair value of the total consideration transferred	5,420

Representing:
Cash consideration	1,000
Shares issued	3,100
Contingent consideration (i)	1,320

Cash paid or payable to vendor	5,420

Acquisition costs expensed to profit or loss	-

Cash used to acquire business, net of cash acquired:
Acquisition-date fair value of the total consideration transferred	5,420
Less: cash and cash equivalents	(1,377)
Less: payments made in prior periods	(2,168)

Net cash used	1,875

(i) The contingent consideration relates to the options provided to Sellers of Openmarkets Trading whereby Openmarkets Trading is obliged to pay further consideration upon the exercise of the options by the Sellers. The contingent consideration is separated into three tranches, being A$250,000 for the first tranche and A$625,000 each for second and third tranches. The contingent consideration was measured at fair value of A$1,320,000, i.e. discounted to the Purchase Agreement contained put options and call options for over 25% of the Openmarkets Trading shares. These options were measured at fair value. Management estimated the future expected cash outflow upon exercise of the put options by the counterparty, discounted to present value using an appropriate discount rate. During the financial year, two options have been exercised and the Company paid A$875,000 to the vendors. The remaining option was measured at fair value and included in the note 18.

The Company agreed to issue additional shares to the vendors conditional upon of achieving objectives agreed by both parties. The transaction is determined as consideration outside of the business combination and accounted in accordance with IFRS 2 Share Based Payments.

As the Openmarkets Trading transaction completed during the financial year ended June 30, 2022, in that financial year management determined that no impairment of the intangible assets identified through the business combination is reasonable as there have been no material indications of impairment.

Note 25. Share-based payments

Employee share pool option plan

Following the acquisition of Tradefloor in the year ending June 30, 2021, the Group commenced an employee share pool option plan. Under this plan, the Group, at its discretion, may grant share options of the Company to employees, once the employee completed a determined number of years of service. Employees must remain in service for a period agreed from the date of grant to be eligible. The fair value of this employee share pool was determined as A$1,993,000 at grant date through an independent expert valuation.

F-80

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 25. Share-based payments (continued)

Equity awards to employees

Awards were granted to employees through their employment contract with the Group and subsequently as part of individual or group incentives. Each option has its own vesting conditions, which include completing a number of years of service and achieving non-market related performance objectives. Some of these equity awards are granted for a fixed monetary value and will be equity-settled upon vesting of these awards. In most instances, the award can be settled in cash or equity at the election of the Group. Where shares are issued, the number of shares at issue date is determined with reference to the quoted price (if listed on any securities exchange) using a volume weighted average price, and if unquoted, then determined with reference to first the latest capital raise valuation within the last six months or a revenue multiple.

Following the decision not to pursue an Initial Public Offering for the Group during the financial year ended June 30, 2022, and the disposal of subsidiaries in August 2022 (note 29), most of the equity awards have been cancelled. As of June 30, 2023, all of the equity awards have been cancelled.

Other than the above, there were no other share based payments issued during June 30, 2022. There were no share based payments issued during June 30, 2023.

Set out below are summaries of options granted under the plan:

Predecessor
Grant date	Vesting date	Balance at the start of the year	Granted	Exercised	Expired/ forfeited/other	Balance at the end of the year

May 14, 2013	n/a	9,375	-	-	-	9,375
July 1, 2018	n/a	3,759	-	-	-	3,759
Mar 1, 2021	Nov 30, 2021	7,372	-	-	-	7,372
Mar 3, 2021	Mar 8, 2021	4,915	-	-	(4,915)	-
Jan 5, 2021	Jan 5, 2021	4,915	-	-	(4,915)	-
		30,336	-	-	(9,830)	20,506

Movement during the year

The following table illustrates the number of and movements in share options (excluding awards granted in fixed monetary value) during the year:

Number
Predecessor

Outstanding at June 30, 2021	30,336
Granted during the year	-
Cancelled during the year	(9,830)

Outstanding at June 30, 2022	20,506

All these options have no exercise price.

Following the decision to not pursue an Initial Public Offering for the Group during the financial year ended June 30, 2022, and the disposal of subsidiaries in August 2022 (note 29), all of the equity awards have been cancelled.

The expense recognised for share-based payment during the financial year ended June 30, 2023, was A$nil (2022: A$353,000). This expense is included in the Employee benefits expense disclosed in note 6.

Note 26. Financial instruments

Financial risk management objectives

The Group’s activities expose it to a variety of financial risks: market risk (including foreign currency risk, price risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the Group.

F-81

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 26. Financial instruments (continued)

Risk management is carried out by senior finance executives (‘finance’) under policies approved by the Board of Directors (‘the Board’). These policies include identification and analysis of the risk exposure of the Group and appropriate procedures, controls and risk limits. Finance identifies, evaluates no hedging financial risks within the Group’s operating units. Finance reports to the Board on a monthly basis.

Market risk

Foreign currency risk

The Group is not exposed to any significant foreign currency risk.

Price risk

The Group is not exposed to any significant price risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates is mitigated by maintaining borrowings at fixed interest rates where possible.

Credit risk

Credit risk is the risk of financial loss to the Group if a counterparty to a financial instrument fails to meet its contractual obligations. This arises principally from the Group’s financial assets, comprising cash and cash equivalent and trade and other receivables.

The maximum exposure to credit risk is represented by the carrying amount of each financial instrument at the reporting date.

Cash and cash equivalents are held with creditworthy financial institutions and with ASX, thereby mitigating any material credit risk.

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group adopts prudent liquidity risk management by maintaining sufficient cash and liquid financial assets. Intercompany borrowings are obtained when necessary to meet its working capital requirements.

	Weighted average interest rate	1 year or less	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Remaining contractual maturities
Successor - June 30, 2023%		A$’000	A$’000	A$’000	A$’000	A$’000

Non-derivatives
Non-interest bearing
Trade payables	-	1,174	-	-	-	1,174
Other payables	-	21,855	-	-	-	21,855

Interest-bearing - variable
Term loans	-	681	362	-	-	1,043
Units issued by trust	5.23%	10,770	110	-	-	10,880
Lease liability	3.82%	1,682	1,600	2,531	-	5,813
Total non-derivatives		36,162	2,072	2,531	-	40,765

F-82

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 26. Financial instruments (continued)

	Weighted Average Interest rate	1 year or less	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Remaining contractual maturities
Predecessor - June 30, 2022%		A$’000	A$’000	A$’000	A$’000	A$’000

Non-derivatives
Non-interest bearing
Trade payables	-	90	-	-	-	90
Other payables	-	3,201	-	-	-	3,201

Interest-bearing - variable
Convertible notes payable	8.00%	21,015	-	-	-	21,015
Lease liability	6.00%	1,186	291	59	-	1,536
Total non-derivatives		25,492	291	59	-	25,842

The cash flows in the maturity analysis above are not expected to occur significantly earlier than contractually disclosed above.

Fair value of financial instruments

Capital management

The OMG Successor defines ‘capital’ as share capital and retained earnings. The Group is subject to various financial regulatory requirements for one of its subsidiaries, Openmarkets Australia Limited in its a capacity as an ASX Clear Direct Participant.

The OMG Successor is committed to an optimal capital structure which satisfies its financial regulatory requirements and maintains financial flexibility. In order to achieve an optimal structure, the Group has discretion to declare any dividend payment, return capital to shareholders or issue new shares. There have been no changes in the Group’s approach to capital management during the financial year ended June 30, 2023.

The financial assets and financial liabilities held by the Group at the end of the financial year are shown below:

The fair values of financial assets and liabilities, together with their carrying amounts in the statement of financial position, for the Group is as follows:

	Successor	Predecessor
	June 30, 2023 Carrying amount	June 30, 2022 Carrying amount
	A$’000	A$’000

Assets
Cash and cash equivalents	28,583	86
Trade and other receivables	10,870	-
Other financial assets	549	422
	40,002	508

Liabilities
Trade and other payables	23,029	3,291
Borrowings	31,777	22,957
Other financial liabilities	980	717
	55,786	26,965

F-83

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 27. Fair value measurement

Fair value hierarchy

The following tables detail the Group’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

Level 3: Unobservable inputs for the asset or liability

	Level 1	Level 2	Level 3	Total
Successor - June 30, 2023	A$’000	A$’000	A$’000	A$’000

Liabilities
Refundable deposits	-	380	-	380
Warrants	-	-	-	-
Contingent considerations	-	-	600	600
Total liabilities	-	380	600	980

	Level 1	Level 2	Level 3	Total
Predecessor - June 30, 2022	A$’000	A$’000	A$’000	A$’000

Liabilities
Put options	-	680	-	680
Warrants	-	-	1	1
Contingent considerations	-	36	-	36
Total liabilities	-	716	1	717

There were no transfers between levels during the financial period.

Assets and liabilities held for sale are measured at fair value on a non-recurring basis.

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

Valuation techniques for fair value measurements categorised within level 2 and level 3

The fair value of financial liabilities is estimated by discounting the remaining contractual maturities at the current market interest rate that is available for similar financial liabilities.

	Derivatives	Total
	A$’000	A$’000
Successor

Balance as at August 31, 2022	-	-
Balance at June 30, 2023	-	-

Predecessor

Balance at July 1, 2021	7,251	7,251
Gain recognised in profit or loss	(6,850)	(6,850)
Disposals	(400)	(400)
Balance at June 30, 2022	1	1

F-84

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 28. Reconciliation of (loss)/profit after income tax to net cash (used in)/from operating activities

	Successor	Predecessor
	August 31, 2022 to June 30, 2023	July 1, 2022 to August 30, 2022	July 1, 2021 to June 30, 2022
	A$’000	A$’000	A$’000

(Loss)/profit after income tax for the period	(43,752)	6,800	(31,133)

Adjustments for:
Depreciation and amortisation	446	286	1,945
Impairment of non-financial assets	27,444	-	19,000
Gain on non-derivative instruments	-	(9,831)	-
Unwind of discount in other financial liabilities	-	-	1,144
Loss/(gain) on fair value adjustments on financial instruments	-	-	(5,337)
Share-based payments expense, net settlement	-	36	353
Net loss on disposal of property, plant and equipment	(2)	-	-
Foreign exchange differences	7	-	-
Doubtful debt expenses	52	-	-
Interest on lease liability	-	15	394
Finance costs	-	122	(1,891)
Revaluation of contingent consideration	(312)
Other	(18)	198	-

Change in operating assets and liabilities:
Decrease/(increase) in trade and other receivables	119	7,966	(17,289)
(Increase)/decrease in prepayments	348	-	409
Decrease/ (increase) in other assets	-	334	379
Increase/(decrease) in trade and other payables	(7,006)	(8,742)	24,441
Increase in contract liabilities	915	-	-
Decrease in deferred tax liabilities	(84)	-	-
Increase/(decrease) in employee benefits	(508)	20	-

Net cash (used in)/from operating activities	(22,351)	(2,796)	(7,585)

Note 29. Interest in subsidiaries

The consolidated financial statements incorporate the assets, liabilities and results of the following subsidiaries in accordance with the accounting policy described in note 2:

		Ownership interest
	Principal place of business /	Successor June 30, 2023	Predecessor June 30, 2022
Name	Country of incorporation	%(1)%

HUIC Nominees Pty Limited	Australia	100.00%	100.00%
Openmarkets Nominees Pty Limited	Australia	100.00%	100.00%
Openmarkets (Holdings) Pty Limited	Australia	100.00%	100.00%
Openmarkets Australia Limited	Australia	100.00%	100.00%
OMRA Fund Pty Limited	Australia	100.00%	100.00%
Bee Wealth Pty Limited	Australia	-	100.00%
Opentrader Pty Limited	Australia	-	100.00%
TradeFloor Holdings Pty Limited	Australia	90.00%	90.00%
TradeFloor IPCO Pty Limited	Australia	90.00%	90.00%
TradeFloor Pty Limited	Australia	90.00%	90.00%
Openmarkets Trading Pty Ltd (2)	Australia	100.00%	93.00%

F-85

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 29. Interest in subsidiaries (continued)

(1) The percentage of ownership interest held is equivalent to the percentage voting rights for all subsidiaries.

(2) The business combination includes three call options and put options (note 18) for acquiring the remaining 20% of Openmarkets Trading shares. The first two options were exercised in financial year ended June 30, 2022. The remaining 7% of Openmarkets Trading shares were acquired upon exercise of the option on August 19, 2022. Openmarkets Trading Pty Ltd was previously known as Cannon Trading Pty Limited.

On August 25, 2022, the OMG Successor executed a sale and purchase agreement with Predecessor to acquire the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Limited and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund) (collectively, the acquired entities). These acquired entities are the continuing operations in OMG Successor.

Note 30. Parent entity information

The individual financial statements for the parent entity, Openmarkets Group Pty Limited for Successor, and ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) for Predecessor, show the following aggregate amounts:

	Successor	Predecessor
	June 30, 2023	June 30, 2022
Statement of financial position	A$’000	A$’000

Assets
Current assets	6,163	41,432
Non-current assets	25,307	-
Total assets	31,470	41,432

Liabilities
Current liabilities	(2,259)	(27,653)
Non-current liabilities	(2,140)	-
Total liabilities	(4,399)	(27,653)

Net assets	27,071	13,779

	Successor	Predecessor
	June 30, 2023	June 30, 2022
	A$’000	A$’000

Shareholders’ equity
Issued Capital	30,814	41,646
Option reserve	-	4,428
Retained Earnings	(3,743)	(32,295)

Total Equity	27,071	13,779

Statement of other comprehensive Income

Loss for the period	(3,743)	(3,424)

Guarantees entered into by the parent entity in relation to the debts of its subsidiaries

The Successor parent entity and some of its subsidiaries are party to a deed of joint guarantee under which the guarantor entities guarantee a third party loan of one of its subsidiaries, Openmarkets Holdings Pty Ltd. The third party loan is disclosed in note 23. No deficiencies of assets exist in any of these subsidiaries.

F-86

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 30. Parent entity information (continued)

Contingent liabilities

On August 25, 2022, the Company executed a sale and purchase agreement with OMG Successor to acquire the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund) (collectively, the ‘acquired entities’). The acquisition was completed on August 30, 2022, following all conditions of the sale being satisfied. The consideration for the acquisition included a contingent consideration which measured at its fair value of A$600,000 at June 30, 2023. This is not considered a contingent liability as at June 30, 2023.

Refer to note 31 for regulatory contingencies, and note 18 for contingent consideration for contingencies as at June 30, 2022.

Capital commitments - Property, plant and equipment

The parent entity had no capital commitments for property, plant and equipment as at June 30, 2023, and June 30, 2022.

Significant accounting policies

The accounting policies of the parent entity are consistent with those of the consolidated entity, as disclosed in note 1, except for the following:

●	Investments in subsidiaries are accounted for at cost, less any impairment, in the parent entity.

Note 31. Contingencies

Regulators and other bodies conduct investigations, reviews and inquiries involving the financial services sector.

These regulatory actions may result in litigation, fines, penalties, suspension or variation of conditions of relevant regulatory licences or other enforcement or action being taken by regulators or other parties.

On August 15, 2022, Openmarkets Australia Limited (‘OMAL’), one of the controlled entities of the Company, received a Statement of Reasons from the Australian Securities and Investments Commission, ASIC (‘ASIC matter’) following an ASIC investigation when it identified purported breaches of the ASIC Market Integrity Rules (‘Securities Markets’) 2017 relating to trading behaviour by Openmarkets’ clients, appropriateness of organisational and technical resources, and client monies issues relating to a back-office system migration. OMAL provided its Statement of Reply, culminating in a hearing at the Market Disciplinary Panel (‘MDP’) which occurred on February 20, 2023.

The MDP imposed a penalty of A$4,500,000 by way of issuance of an Infringement Notice. The MDP also considered it appropriate that OMAL enter into an Enforceable Undertaking. On June 28, 2023, the directors of OMAL agreed to pay the financial penalty set out in the Infringement Notice of A$4,500,000 for historical matters raised by ASIC in relation to trade surveillance and client monies. The payment was made to ASIC on June 29, 2023, with no outstanding balance as at June 30, 2023. As part of compliance with the Infringement Notice, OMAL also agreed to comply with the enforceable undertaking to be performed by an independent expert to review matters relating to trade surveillance, client onboarding and client money. An independent expert, Ashurst Risk Advisory Pty Ltd was appointed on September 8, 2023.

An agreement to comply with an infringement notice is not an admission of guilt or liability; and Openmarkets is not taken to have contravened Australian corporations laws by virtue of such compliance. The infringement notice and enforceable undertaking do not limit Openmarkets’ license to operate or otherwise materially restrict its ongoing business activities.

The financial penalty was paid in full on June 29, 2023.

As at June 30, 2023, no provision was included in these consolidated financial statements as the penalty was paid (A$1,900,000 was provided as at June 30, 2022).

Commitment as part of a sale and purchase agreement

On August 25, 2022, the Company executed a sale and purchase agreement with OMG Predecessor to buy the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund). The purchase was completed on August 30, 2022, following all conditions of the purchase being satisfied.

F-87

Openmarkets Group Pty Limited
Notes to the consolidated financial statements
June 30, 2023 and 2022

Note 31. Contingencies (continued)

Under the terms of the sale and purchase agreement, the buyer committed to paying a maximum of A$4,800,000 to the seller to cover the costs required to wind-up OMG Predecessor. OMG Predecessor is expected to commence a Members Voluntary Liquidation this calendar year. At the time of the sale and purchase agreement, the costs estimated to be required to wind-up OMG Predecessor was A$912,000, as at year ending June 30, 2023, these are estimated to be A$600,000 with A$312,000 recorded in the revaluation of contingent consideration in the Statement of Profit or Loss and Other Comprehensive Income. The Directors are required to ensure OMG Predecessor will be able to pay all its debts within a period of 12 months after the commencement of the wind-up.

Note 32. Subsequent events

Issuance of ordinary shares

Post financial year ended June 30, 2023, BMYG OMG Pty Ltd subscribed for an additional 4,230,000 (A$4,230,000) of ordinary shares in the Company. All ordinary shares issued are fully paid.

Broad Capital Acquisition Corp Amendment No.1

On August 1, 2023, the Group and inter alia Broad Capital Acquisition Corp. entered into a variation (BCA Amendment No. 1) to the definitive agreement and plan of merger and Business Combination Agreement dated January 18, 2023 (‘BCA’) pursuant to which (amongst other matters) the ‘Exchange Consideration’ (i.e. enterprise value of OMG) was reduced from US$110,000,000 to US$90,000,000, comprising of US$70,000,000 in shares in the purchaser entity (i.e. the listed entity) (Purchaser Shares), to be paid at Closing, and US$20,000,000 in Purchaser Shares to be paid in connection with the Earnout (as defined in the BCA).

Acquisition target company

On September 8, 2023, the Group entered into a heads of agreement with the shareholders of an acquisition target company. The heads of agreement contemplates non-binding commercial terms, however there is a binding exclusivity arrangement with the acquisition target company until February 14, 2024. In consideration for this exclusivity, there is a ‘break fee’ of A$300,000 in aggregate that is only refundable in a scenario where the acquisition target company sellers or the acquisition target company enters into a competing transaction. The break fee was paid on September 11, 2023.

Interests in subsidiaries

On October 3, 2023, Openmarkets (Holdings) Pty Ltd, a wholly-owned subsidiary of the Company, acquired the remaining 10% of shares in TradeFloor Holdings Pty Limited, the parent entity of TradeFloor IPCO Pty Limited and TradeFloor Pty Limited for nil consideration.

No other matters or circumstances have arisen since the end of the year ended June 30, 2023, which significantly affect or could significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial years.

F-88

Openmarkets Group Limited

Consolidated financial report

For the year ended June 30, 2022

F-89

Openmarkets Group Limited

Content

F-90

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Openmarkets Group Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of position of Openmarkets Group Limited and its Subsidiaries (the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity, and cash flows for the years ended June 30, 2022 and 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021 and the results of its operations and its cash flows for the years ended June 30, 2022 and 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the board of directors and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Assessment of goodwill impairment as a single cash-generating unit (“CGU”)

The Company performs goodwill impairment testing on an annual basis irrespective of whether there is any indication of impairment and whenever there is an indication that the CGU may be impaired. The recoverable amount was determined based on value-in-use.

We identified the assessment of goodwill impairment as a critical audit matter. A high degree of challenging, subjective and complex auditor judgment was involved in evaluating the Company’s estimate of the recoverable amount. Specifically, estimated sales, discount rate and terminal growth rate were challenging to test as minor changes in those assumptions would have a significant effect on the Company’s assessment of the recoverable amount of the goodwill.

The following are the primary procedures we performed to address this critical audit matter. We obtained an understanding of the Company’s controls related to the Company’s goodwill impairment analysis. This included controls related to the development of the estimated sales, discount rate and terminal growth rate assumptions. We evaluated the estimated sales by comparing the growth assumptions to the latest financial budgets approved by the board of directors, the CGU’s historical performance and industry reports. We compared the estimated sales prepared in prior year with the current year’s actual results to assess the Company’s ability to accurately forecast. We compared the terminal growth rate with available public data from external economic research institutions. We performed a sensitivity analysis over the estimated sales, discount rate and terminal growth rate to assess the impact of changes in these assumptions on the Company’s impairment assessment. We involved valuation professionals with specialized skill and knowledge, who assisted us in evaluating the discount rate by comparing it against a discount rate that was independently developed using available market data for comparable entities.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

We have served as the Company’s auditor since 2022.

New York, New York

February 13, 2023

F-91

Openmarkets Group Limited

Consolidated statement of profit or loss and other comprehensive loss for the years ended June 30, 2022 and 2021

	Note	2022	2021
Continuing operations		A$’000	A$’000
Revenue from contracts with customers	4	1,190	1,578
Other income	5	8,902	159
Selling and marketing expenses		(291)	(175)
Administrative expenses	6	(25,116)	(9,644)
Finance costs	7	(579)	(3,450)
Loss before tax for the year from continuing operations		(15,894)	(11,532)
Income tax benefit	8	1,892	-
Loss after tax for the year from continuing operations		(14,002)	(11,532)

Discontinued operations
Loss after tax for the year from discontinued operations	9	(17,131)	(3,474)
Loss after tax for the year		(31,133)	(15,006)
Attributable to:
Equity attributable to owners of the company		(29,918)	(14,518)
Non-controlling interests		(1,215)	(488)
		(31,133)	(15,006)

Loss per share
Basic, loss for the year attributable to ordinary equity holders of the parent		A$ 8.6	A$ 4.3
Diluted, loss for the year attributable to ordinary equity holders of the parent		A$ 8.6	A$ 4.3

Loss per share from continuing operations
Basic, loss from continuing operations attributable to ordinary equity holders of the parent		A$ 3.9	A$ 3.3
Diluted, loss from continuing operations attributable to ordinary equity holders of the parent		A$ 3.9	A$ 3.3

The accompanying notes are an integral part of these consolidated financial statements.

F-92

Openmarkets Group Limited

Consolidated statement of financial position

as at June 30, 2022 and 2021

	Note	2022	2021
		A$’000	A$’000
Assets
Current assets
Cash and cash equivalents	10	86	17,167
Trade and other receivables	11	-	9,631
Other financial assets		422	596
Prepayments		10	482
Other assets		-	348
Assets held for sale	9	64,122	-
Property, plant and equipment	12	12	162
Intangible assets	13	-	21,789
Right of use assets	14	1,296	2,279
Total assets		65,948	52,454

Liabilities
Current liabilities
Trade and other payables	15	3,291	14,218
Borrowings	16	22,957	25,417
Other financial liabilities	17	717	7,631
Lease liabilities	14	1,469	2,407
Employee benefits	18	-	1,050
Liabilities directly associated with the assets held for sale	9	67,523	-
Deferred tax liabilities	8	-	1,892
Total liabilities		95,957	52,615

Net liabilities		(30,009)	(161)

Equity
Issued capital	19	41,646	40,714
Reserves		4,542	4,189
Non-controlling interest		(1,114)	101
Accumulated deficit		(75,083)	(45,165)
Total equity		(30,009)	(161)

The accompanying notes are an integral part of these consolidated financial statements.

F-93

Openmarkets Group Limited

Consolidated statement of changes in equity

For the year ended June 30, 2022

2022	Note	Ordinary shares	Reserves	Accumulated Deficit	Total	Non-controlling interests	Total equity
		A$’000	A$’000	A$’000	A$’000	A$’000	A$’000
As at July 1, 2021	19	40,714	4,189	(45,165)	(262)	101	(161)
Loss for the year		-	-	(14,002)	(14,002)	-	(14,002)
Discontinued operations	9	-	-	(15,916)	(15,916)	(1,215)	(17,131)
Issue of share capital		932	-	-	932	-	932
Share-based payments	20	-	353	-	353	-	353
Balance as at June 30, 2022		41,646	4,542	(75,198)	(28,895)	(1,114)	(30,009)

2021	Note	Ordinary shares	Reserves	Accumulated Deficit	Total	Non-controlling interests	Total equity
		A$’000	A$’000	A$’000	A$’000	A$’000	A$’000
As at July 1, 2020	19	16,738	168	(30,647)	(13,741)	-	(13,741)
Acquisition of non-controlling interests		-	-	-	-	589	589
Loss for the year		-	-	(11,532)	(11,532)	-	(11,532)
Discontinued operations	9	-	-	(2,986)	(2,986)	(488)	(3,474)
Issue of share capital		23,976	-	-	23,976	-	23,976
Share-based payments	20	-	4,021	-	4,021	-	4,021
Balance as at June 30, 2021		40,714	4,189	(45,165)	(262)	101	(161)

The accompanying notes are an integral part of these consolidated financial statements.

F-94

Openmarkets Group Limited

Consolidated statement of cash flows

For the year ended June 30, 2022

	Note	2022	2021
		A$’000	A$’000
Cash flows from operating activities
Receipts from customers		11,875	15,682
Payments to suppliers and employees		(18,150)	(16,268)
Interest received		9	22
Borrowing costs paid		(1,320)	(1,597)
Net cash flows used in operating activities	25	(7,586)	(2,161)

Cash flows from investing activities
Purchase of property, plant and equipment		(28)	(196)
Purchase of intangible assets		(77)	(1,316)
Acquisition of a subsidiary, net of cash acquired		(1,875)	-
Release o term deposit and security deposit		-	1,116
Net cash flows used in investing activities		(1,980)	(396)

Cash flows from financing activities
Proceeds from loans		22,411	20,065
Repayment of borrowings		(1,294)	(7,875)
Payment of principal portion of lease liabilities		(1,485)	(308)
Net cash flows from financing activities		19,632	11,882

Net increase in cash and cash equivalents held		10,066	9,325
Cash and cash equivalents at 1 July		17,167	7,842
Cash and cash equivalents at June 30		27,233	17,167

Cash and cash equivalents presented in statement of financial position		86	17,167
Cash and cash equivalents held at disposal group		27,147	-
Cash and cash equivalents at June 30		27,233	17,167

The accompanying notes are an integral part of these consolidated financial statements.

F-95

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

1. Corporate information

The consolidated financial statements of Openmarkets Group Limited and its subsidiaries (collectively, the “Group”) for the year ended June 30, 2022, were authorised for issue in accordance with a resolution of the directors on February 13, 2023. Openmarkets Group Limited (the “Company”) is a limited company incorporated and domiciled in Australia. The Company’s registered office is at Level 40, 225 George Street, The Rocks NSW, 2000.

2. Summary of significant accounting policies

a) Basis of preparation

The directors of the Group have decided to cease operations following the transaction as set out in Note 30. As operations of the Group are expected to be ceased within the 2023 financial year, the directors have determined that the going concern basis of preparation, as applied in previous years, is no longer appropriate.

Accordingly, these consolidated financial statements are not prepared on a going concern basis. The directors have applied the requirements of paragraph 25 of IFRS 1 Presentation of Financial Statements which states that “When the financial report is not prepared on a going concern basis, that fact shall be disclosed, together with the basis on which the consolidated financial report is prepared and the reason why the entity is not regarded as a going concern”. The financial statements have therefore been prepared on an orderly realisation of assets basis.

The Group’s consolidated financial statements are presented in Australian Dollars (“A$”), which is also the Group’s functional currency.

Impact of adopting the orderly realisation of assets basis of preparation on measurement, classification of assets and liabilities, and disclosures in the financial report

Under the orderly realisation of assets basis of preparation, assets and liabilities are measured at their net realisable value. The orderly realisation of assets value of assets is their net realisable value. Net realisable value is based on the proceeds receivable on disposal less restructure and realisation costs. The realisable value of liabilities is their value in accordance with accounting standards and policies as detailed in the accounting policies noted below (regardless of whether full settlement is expected). Any gains or losses resulting from measuring assets and liabilities to the realisable value are recognised in profit or loss.

Under the orderly realisation of assets basis of accounting, all assets and liabilities are classified as current. In adopting this basis, the directors have continued to apply the disclosure requirements of International Financial Reporting Standards (IFRS), to the extent they are relevant to the liquidation basis and have modified them where this is considered appropriate.

The accounting policies adopted are consistent with those of the previous financial year ended June 30, 2021, except for changes related to the adoption of the orderly realisation of assets basis of preparation.

F-96

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

The consolidated financial statements are presented in Australian Dollars and all values are rounded to the nearest thousand (A$’000), except when otherwise indicated.

b) Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred.

The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organised workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognised in profit or loss.

Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognised in the statement of profit or loss in accordance with IFRS 9.

Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognised in profit or loss.

Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date.

F-97

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

b) Business combinations and goodwill (continued)

If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill has been allocated to a cash-generating unit (CGU) and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

c) Fair value measurement

The Company measures financial instruments such as derivatives, and non-financial assets at fair value at each statement of financial position date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

●	In the principal market for the asset or liability, or
●	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

F-98

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

c) Fair value measurement (continued)

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

●	Level 1: Quoted (unadjusted) market prices in active markets for identical assets or liabilities
●	Level 2: Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable
●	Level 3: Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

d) Revenue

Revenue from contracts with customers

Revenue from contracts with customers is recognised when control of the services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services.

i.	Brokerage revenue

The Group provides execution and clearing services to customers in exchange for brokerage. The performance obligation is to execute and settle trade orders raised by customers. The transaction price is the agreed fee of the execution service stipulated in the sales contract or trade order. Brokerage revenue is recognised at the point in time when a trade is executed. Brokerage fees are usually settled within 2 days.

ii.	Direct cost recoveries

The Group provides customers connection services to stock exchanges through solutions rendered by third party providers. The costs for the third-party solutions are generally recovered from the customers. The performance obligation is to deliver these connection services to the customers. The cost recovery is recognised as revenue over time because the customer simultaneously receives and consumes the benefits of the services. The Group has an enforceable right to payment for services delivered.

The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days.

iii.	Service fee revenue

The Group charges service fees to certain customers for the provision of account opening and maintenance services. Service fee revenue is recognised over time because the customer simultaneously receives and consumes the benefits provided to them. The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days.

F-99

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

d) Revenue from contracts with customers (continued)

iv.	Subscription fee revenue

The Group provides trading software as a service to customers in exchange for subscription fees. The subscription fee is recognised as revenue over time because the customer simultaneously receives and consumes the benefits of the services. The Group has an enforceable right to payment for services delivered.

The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days.

v.	Revenue from corporate transactions

The Group provides facilitation services for raising funds in equity capital markets transactions. The Group has determined that the series of activities involved in a facilitation service are not distinct and concluded that there is only one performance obligation which is completion of a facilitation service. The revenue from this service is recognised at the point in time when service is rendered to the customers. Invoices are usually settled within 30 days.

vi.	Other revenue

The Group provides other services such as off-market transfers for securities, one-off trade sales, real time gross settlement payments (RTGS) and others. The performance obligation for OMG is completion of a service, such as completing a transfer, completing a trade sale and executing a real time payment. Revenue arising from these services is recognised at the point in time when the service is performed. Invoices are usually settled within 30 days.

Interest revenue

The Group facilitates securities lending arrangements and earns interest revenue from these arrangements. The revenue is recognised at net of interest receivable from the customers and interest payable to financial institutions. The interest revenue is accounted for on a contractual rate basis and measured at fair value through profit or loss.

Trade receivables

A receivable is recognised if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in section g) Financial instruments – initial recognition and subsequent measurement.

Contract liabilities

Contract liabilities represent the Group’s obligation to transfer goods or services to a customer and are recognised when a customer pays consideration, or when the Group recognises a receivable to reflect its unconditional right to consideration (whichever is earlier) before the Group has transferred the goods or services to the customer.

F-100

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

Contract assets

Contract assets are recognised when the Group has transferred goods or services to the customer but where the Group is yet to establish an unconditional right to consideration. Contract assets are treated as financial assets for impairment purposes.

e) Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised as part of the cost of that asset. All other borrowing costs are recognised as an expense in the period in which they are incurred.

f) Taxation

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income tax relating to items recognised directly in equity is recognised in equity and not in the statement of profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they probably will not reverse in the foreseeable future.

Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Deferred tax assets are recognised for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognise a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group.

F-101

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

f) Taxation (continued)

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised; such reductions are reversed when the probability of future taxable profits improves.

The Group has two tax consolidated groups for income tax purposes, of which Openmarkets Group Limited and TradeFloor Holdings Pty Limited are the respective head entities. All members of each tax consolidation group are jointly and severally liable for the obligation to pay income tax. The responsibility for payment of income tax rests with the head entity and all tax losses and franking credits are assumed by the head entity.

Goods and services tax (GST)

Revenue, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of an items of the expense.

Receivables and payables are stated inclusive of GST. The net amount of GST recoverable from, or payable to, the ATO is included as a current asset or liability in the Statement of Financial position.

Cash flows in the statement of cash flows are included on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

Effective on May 10, 2013, the Company elected to apply the tax consolidation legislation. The Company is the head entity of the tax-consolidated group and has assumed all current tax amounts relating to the members within the tax-consolidated group. Deferred tax amounts in relation to temporary differences are allocated as if each entity continued to be a taxable entity in its own right.

g) Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i.	Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition, and subsequently measured at amortised cost, or fair value through other comprehensive income (OCI), and fair value through profit or loss.

F-102

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

g) Financial instruments (continued)

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price as disclosed in section I) Revenue from contracts with customers.

Initial recognition and measurement (continued)

In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are ‘solely payments of principal and interest’ (“SPPI”) on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

Subsequent measurement

Financial assets at amortised cost

Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

The Group’s financial assets at amortised cost includes trade receivables, a loan to an associate and loan to a director included under other non-current financial assets.

Financial assets at fair value through OCI

For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognised in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognised in OCI. Upon derecognition, the cumulative fair value change recognised in OCI is recycled to profit or loss.

F-103

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

g) Financial instruments (continued)

For equity instruments, upon initial recognition, the Group can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI when they meet the definition of equity under IFRS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis.

Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognised as other income in the statement of profit or loss when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognised in the statement of profit or loss.

This category includes derivative instruments and listed equity investments which the Group had not irrevocably elected to classify at fair value through OCI. Dividends on listed equity investments are recognised as other income in the statement of profit or loss when the right of payment has been established.

A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. Embedded derivatives are measured at fair value with changes in fair value recognised in profit or loss. Reassessment only occurs if there is either a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required or a reclassification of a financial asset out of the fair value through profit or loss category.

Impairment of financial assets

The Group recognises a loss allowance for expected credit losses (ECL) on financial assets which are either measured at amortised cost or fair value through other comprehensive income. The measurement of the loss allowance depends upon the Group’s assessment at the end of each reporting period as to whether the financial instrument’s credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain.

For trade receivables and contract assets, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

F-104

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

g) Financial instruments (continued)

Financial liabilities

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9 Financial Instruments. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in the statement of profit or loss.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 Financial Instruments are satisfied. The Company has not designated any financial liability as at fair value through profit or loss.

Financial liabilities at amortised cost

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.

F-105

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

g) Financial instruments (continued)

Impairment of non-financial assets

The Group assesses at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. An impairment loss, except for goodwill, is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised.

h) Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, term deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

F-106

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

i)	Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses. Internally generated intangibles, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the statement of profit or loss in the expense category that is consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

An intangible asset is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss.

Research and development costs

Research costs are expensed as incurred. Development expenditures on an individual project are recognised as an intangible asset in accordance with IFRS 38 Intangible Assets.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit. Amortisation is recorded in cost of sales. During the period of development, the asset is tested for impairment annually.

The development costs are internally generated by the Company. It is amortised on a straight-line basis over the period of expected future use of the technology.

F-107

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

j) Property, plant and equipment

Recognition and measurement

Property, plant and equipment is carried at cost less accumulated depreciation and impairment. Cost equals the amount of cash or cash equivalents paid or the fair value of the other consideration given at acquisition date and includes expenditure that is directly attributable to the acquisition of the items and an estimate of future restoration costs specific to the asset.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognised when replaced. All other repairs and maintenance are expensed to profit or loss during the reporting period in which they are incurred.

An item of property, plant and equipment is derecognised when it is sold or otherwise disposed of, or when its use is expected to bring no future economic benefits. Any gain or loss from derecognising the asset is included in the statement of profit or loss in the period the item is derecognised.

Depreciation

Depreciation is calculated using the straight-line method to allocate the cost or revalued amounts of the assets, net of their residual values, over their estimated useful lives as follows:

Furniture and fixtures	2
Office equipment	2
Motor vehicles	8

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

k) Leases

The Group assess at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and lease of low-value assets. Contracts may contain both lease and non-lease components. The Group allocates the consideration in the contract to the lease and non-lease components based on their relative standalone prices unless it has elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

Lease are recognised as a right of use asset and a corresponding liability at the date at which the leased asset is available for use by the Group.

F-108

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

k) Leases (continued)

Lease liabilities include the net present value of the following lease payments:

-	fixed payments (including in substance fixed payments), less any lease incentives receivable;
-	variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date;
-	amounts expected to be payable by the Group under residual value guarantees the exercise price of a purchase option if the Group is reasonably certain to exercise that option; and
-	payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases in the Group, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

The Group is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right of use assets are measured at cost comprising the following:

-	The amount of the initial measurement of lease liability;
-	Any lease payments made at or before the commencement date less any lease incentives received;
-	Any initial direct costs; and
-	Restoration costs.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short term leases and of low value assets are recognised on a straight-line basis as an expense in profit or loss.

F-109

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

l) Non-current assets held for sale and discontinued operations

The Group classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assts and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Costs to sell are the incremental costs directly attributable to the disposal of an asset (disposal group), excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. Management must be committed to the plan to sell the asset and the sale expected to be completed within one year from the date of the classification.

Property, plant and equipment and intangible assets are not depreciated or amortised once classified as held for sale.

Assets and liabilities classified as held for sale are presented separately as current items in the statement of financial position.

A disposal group qualifies as discontinued operation if it is a component of an entity that either has been disposed of, or is classified as held for sale, and:

●	Represents a separate major line of business or geographical area of operations
●	Is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations Or
●	Is a subsidiary acquired exclusively with view of resale

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the statement of profit or loss.

Additional disclosures are provided in Note 9. All other notes to the financial statements include amounts from continuing operations, unless indicated otherwise.

m) Contingent liabilities

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised on the statement of financial position but are disclosed unless the outflow of economic resources is remote.

F-110

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

m) Contingent liabilities (continued)

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised on the statement of financial position but are disclosed unless the outflow of economic resources is remote.

Provisions are recognised for present obligations arising as consequences of past events where it is more likely than not that a transfer of an economic benefit or benefits will be necessary to settle the obligation and which can be reliably estimated. The financial statement line items that reflect contingent liabilities and contingent consideration are referenced in Note 28.

n) Share-based payments

Employees (including senior executives) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions). Employees working in the business development group are granted share appreciation rights, which are settled in cash (cash-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model, further details of which are given in Note 24.

That cost is recognised in employee benefits expense (Note 6), together with a corresponding increase in equity (reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period).

The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

F-111

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

n) Share-based payments (continued)

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

Cash-settled transactions

A liability is recognised for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognised in employee benefits expense (disclosed in Note 6). The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The approach used to account for vesting conditions when measuring equity-settled transactions also applies to cash-settled transactions.

o) Convertible notes

Convertible notes are separated into the host liability and embedded derivative components based on the terms of the agreement. On issuance of the convertible notes, the liability component of hybrid financial instruments is initially recognised at the fair value of a similar liability that does not have an equity conversion option. The embedded derivative component is initially recognised at fair value. The host debt is carried at amortised cost using the effective interest method until it is extinguished on conversion or redemption.

F-112

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

p) Principles of consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of the Company as at June 30, 2022 and 2021 and the results of all subsidiaries for the year then ended. The Company and its subsidiaries together are referred to in these financial statements as the ‘consolidated entity’.

Subsidiaries are all those entities over which the consolidated entity has control. The consolidated entity controls an entity when the consolidated entity is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the consolidated entity. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between entities in the consolidated entity are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the consolidated entity.

The acquisition of subsidiaries is accounted for using the acquisition method of accounting. A change in ownership interest, without the loss of control, is accounted for as an equity transaction, where the difference between the consideration transferred and the book value of the share of the non-controlling interest acquired is recognised directly in equity attributable to the parent.

Non-controlling interest in the results and equity of subsidiaries are shown separately in the statement of profit or loss and other comprehensive income, statement of financial position and statement of changes in equity of the consolidated entity. Losses incurred by the consolidated entity are attributed to the non-controlling interest in full, even if that results in a deficit balance.

Where the consolidated entity loses control over a subsidiary, it derecognises the assets including goodwill, liabilities and non-controlling interest in the subsidiary together with any cumulative translation differences recognised in equity. The consolidated entity recognises the fair value of the consideration received and the fair value of any investment retained together with any gain or loss in profit or loss.

q) Operating segments

Operating segments are presented using the ‘management approach’, where the information presented is on the same basis as the internal reports provided to the Chief Operating Decision Makers (‘CODM’). The CODM is responsible for the allocation of resources to operating segments and assessing their performance.

F-113

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

r) Derivative financial instruments

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

s) Finance costs

Finance costs attributable to qualifying assets are capitalised as part of the asset. All other finance costs are expensed in the period in which they are incurred.

t) Employee benefits

Short-term employee benefits

Liabilities for wages and salaries, including non-monetary benefits, annual leave and long service leave expected to be settled wholly within 12 months of the reporting date are measured at the amounts expected to be paid when the liabilities are settled.

Other long-term employee benefits

The liability for annual leave and long service leave not expected to be settled within 12 months of the reporting date are measured at the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on corporate bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

u) Borrowings

Loans and borrowings are initially recognised at the fair value of the consideration received, net of transaction costs. They are subsequently measured at amortised cost using the effective interest method.

F-114

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

v) Discontinued operation

A discontinued operation is a component of the Group that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately on the face of the statement of profit or loss and other comprehensive income.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realised or intended to be sold or consumed in the Group’s normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realised within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is classified as current when: it is either expected to be settled in the Group’s normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always classified as non-current.

Changes in accounting policies and disclosures

The accounting policies adopted are consistent with those of the previous financial year except that (i) the financial statements have not been prepared on the going concern basis (as set out in Note 2a) and (ii) in the year ended June 30, 2022, the Group has adopted all the new and revised standards which are effective for annual financial periods beginning on or after July 1, 2021. The adoption of these new and revised standards did not have any material effect on the financial performance or position of the Group.

F-115

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

2. Summary of significant accounting policies (continued)

New accounting standards and interpretations not yet adopted

The new standards, amendments to standards and interpretations that are issued, but effective for annual periods beginning at July 1, 2022 are disclosed below. The Group has not adopted these standards early. The Group is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

-	IFRS 17 Insurance Contracts, effective for annual period beginning on or after 1 January 2023
-	Amendments to IAS 1: Classification of Liabilities as Current or Non-current, effective for annual period beginning on or after 1 January 2023
-	Definition of Accounting Estimates - Amendments to IAS 8, effective for annual period beginning on or after 1 January 2023
-	Disclosure of Accounting Policies - Amendments to IAS 1 and IFRS Practice Statement 2, effective for annual period beginning on or after 1 January 2023
-	Deferred Tax related to Assets and Liabilities arising from a Single Transaction - Amendments to IAS 12, effective for annual period beginning on or after 1 January 2023

3.	Critical accounting estimates and judgments

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. These significant accounting estimates and assumptions are discussed below.

Judgements

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Assets held for sale

On August 25, 2022, the Board resolved to dispose of nine subsidiaries, including: Openmarkets (Holdings) Pty Limited, Openmarkets Australia Limited, HUIC Nominees Pty Limited, Openmarkets Nominees Pty Limited, Tradefloor Holdings Pty Limited, Tradefloor Pty Limited, Tradefloor IPCO Pty Limited, OMRA Fund Pty Limited and Cannon Trading Pty Limited.

These entities are classified as a disposal group ‘held for sale’. The Board considered the subsidiaries meet the criteria to be classified as ‘held for sale’ for the following reasons:

●	The disposal group was available for immediate sale and was sold to a buyer in its current condition.
●	The actions to complete the sale were initiated and completed within one year from the date of initial classification.

For further details on discontinued operations, refer to Note 9.

F-116

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

3. Critical accounting estimates and judgments (continued)

Significant accounting estimates

Provisions

Regulators and other bodies conduct investigations, reviews and inquiries involving the financial services sector. These regulatory actions may result in litigation, fines, penalties, suspension or variation of conditions of relevant regulatory licences or other enforcement or action being taken by regulators or other parties. Further details on regulatory provisions are disclosed in Note 30.

Goodwill and other indefinite life intangible assets

The Group tests annually, or more frequently if events or changes in circumstances indicate impairment, whether goodwill and other indefinite life intangible assets have suffered any impairment, in accordance with the accounting policy stated in Note 1. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of assumptions, including estimated discount rates based on the current cost of capital and growth rates of the estimated future cash flows. Refer to Note 13 for further information.

OMG Predecessor’s business as a whole is identified as one cash generating unit (CGU). The recoverable amount of the CGU is determined based on value in use calculation The pre-tax discount rate applied to the cash flow projections is 30%. The growth rate used to extrapolate the cash flows of the CGU beyond the five-year period is 2%. As a result of the impairment analysis, the recoverable amount of the CGU was below its net assets and management identified A$19 million impairment loss.

The calculation of value in use for the CGU is most sensitive to the following assumptions:

-	Gross margins: Gross margins are based on average values achieved in the 2 years preceding the beginning of the budget period. These are increased over the budget period for anticipated efficiency improvements. Decreased trading volume can lead to decline in the gross margin. A decrease in the gross margin by 1% would result in a further impairment of the CGU.

-	Discount rate: Discount rates represent the current market assessment of the risks specific to the CGU, taking into consideration the time value of money. The discount rate calculation is based on the specific circumstances of OMG predecessor and its operating segment and is derived from its weighted average cost of capital (WACC). A rise in the pre-tax discount rate by 0.5% in the CGU would result in a further impairment.

-	Growth rate estimate: Rate is based on historical Australia Consumer Price Index. A reduction by 0.1% in the long-term growth rate in the CGU would result in a further impairment

F-117

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

3. Critical accounting estimates and judgments (continued)

Significant accounting estimates (continued)

Employee benefits provision

As discussed in note 1, the liability for employee benefits expected to be settled more than 12 months from the reporting date are recognised and measured at the present value of the estimated future cash flows to be made in respect of all employees at the reporting date. In determining the present value of the liability, estimates of attrition rates and pay increases through promotion and inflation have been taken into account. See disclosure note 18.

Taxes

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies. The Group have taxable temporary difference that could support the recognition of the Group losses as deferred tax assets.

On this basis, the Group has recognised deferred tax assets on the tax losses carried forward to the extent of the deferred tax liabilities. See disclosure note 8.

Purchase price allocation

Business combinations could be accounted for on a provisional basis. The Company could retrospectively adjusts the provisional amounts recognised and also recognises additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when the Company receives all the information possible to determine fair value.

The accounting for all acquisitions occurred during financial year ended June 30, 2022 and 2021 have been finalised within the 12 month provisional period. See disclosure in Note 22.

F-118

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

4. Revenue from contracts with customers

	2022	2021
	A$’000	A$’000

Brokerage revenue	1,190	1,578

Disaggregation of revenue

The disaggregation of revenue from contracts with customers is as follows:

Australia	1,190	1,578
Timing of revenue recognition
Services transferred over time	1,190	1,578

5. Other income

	2022	2021
	A$’000	A$’000
Fair value changes in financial instruments:
Gain on derivative instruments	1,464	-
Gain on non-derivative instruments	7,438	159
Total other income	8,902	159

Further details are disclosed in Note 16.

6. Administrative expenses

	2022	2021
	A$’000	A$’000
Employee benefits expense	888	872
Share based payments expense	441	2,417
Amortisation	983	454
Depreciation	6	-
Impairment loss	19,000	-
Loss on derivatives at fair value	-	2,963
Other administrative expenses	3,798	2,938
Total administrative expenses	25,116	9,644

During the financial year ended June 30, 2022, management performed an assessment of impairment against intangible assets. Further information on this is set out in Note 13 . The impairment charge has been determined as attributable to continuing operations as the assessment for impairment took place before the transaction described in Note 30(ii) which gave rise to the classification of discontinued operations.

F-119

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

7. Finance costs

	2022	2021
	A$’000	A$’000
Interest on debts and borrowings	442	3,410
Interest on lease liabilities	137	40
Total finance costs	579	3,450

8. Income taxes

The Group has two tax consolidated groups for income tax purposes, of which Openmarkets Group Limited and TradeFloor Holdings Pty Limited are the respective head entities. All members of the tax consolidation group are jointly and severally liable for the obligation to pay income tax. The responsibility for payment of income tax rests with the head entity and all tax losses and franking credits are assumed by the head entity.

Deferred tax balances

The Group has recognised deferred tax assets from its carry-forward unused tax losses to the extent that it is probable taxable profits will be available against which the unused tax losses can be utilised. The deferred tax assets offset fully against the deferred tax liability, result in a net zero deferred tax position for the Group.

a) Income tax

	2022	2021
	A$’000	A$’000
Current tax:
Current income tax charge	-	-
Deferred tax:
Relating to origination and reversal of temporary differences	(1,892)	(496)
Income tax benefit	(1,892)	(496)

F-120

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

8. Income taxes (continued)

b) Numerical reconciliation of income tax expense to prima facie tax payable

	2022	2021
	A$’000	A$’000
Accounting loss before tax from continuing operations	(15,894)	(11,533)
Accounting loss before tax from discontinued operations	(17,131)	(3,474)
Accounting loss before tax for the year	(33,025)	(15,007)
At Australia’s statutory income tax rate of 25% (2021: 26%)	(8,257)	(3,901)
Tax effect of amounts not taxable in calculating income tax benefits:
Non-deductible and non-taxable items	3,262	(83)
Temporary differences not recognised	154	241
Losses not recognised	2,949	3,247
Income tax benefit	(1,892)	(496)
Income tax benefit reported in the statement of profit or loss and comprehensive loss	(1,892)	-
Income tax benefit attributed to discontinued operations	-	(496)
Income tax benefit	(1,892)	(496)

c) Deferred tax liability

	2022	2021
	A$’000	A$’000

Deferred tax liability comprises temporary differences attributable to:

Amounts recognised in profit or loss:
Intangible assets	-	1,892
	-	1,892

Movements:
Opening balance	1,892	-
Charged/(credited) to profit or loss	(1,892)	-
Additions through business combinations	-	1,892

Closing balance	-	1,892

F-121

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

9. Continuing and discontinued operations

Continuing operations include the results of the Company and subsidiary companies not in the disposal group set out below. These subsidiaries comprise Opentrader Pty Ltd and Bee Wealth Pty Ltd. Bee Wealth Ltd was dormant for the years ending June 30, 2022 and 2021.

On August 25, 2022, the Company executed a sale and purchase agreement with OMG (Acquisition Co) Pty Limited to sell the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, Tradefloor Holdings Pty Limited and its controlled entities, Cannon Trading Pty Limited and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund) (collectively, the disposal entities or disposal group). The sale was subject to certain conditions precedent with these being satisfied and completion occurred on August 30, 2022.

The results of the disposal group for the year are presented below:

	2022	2021
	A$’000	A$’000
Brokerage revenue	12,501	13,387
Direct cost recoveries	539	441
Service fees	132	43
Corporate finance	262	15
Subscription fees	586	435
Other revenue	286	47
Revenue from contracts with customers	14,306	14,368

Trading expenses	(6,877)	(6,967)
Administrative expenses	(22,624)	(10,246)
Other expenses	(292)	(2,350)
Operating loss	(15,487)	(5,195)
Finance (costs) / income	(1,644)	1,225
Loss before tax from discontinued operations	(17,131)	(3,970)
Income tax expense	-	496
Loss after tax from discontinued operations	(17,131)	(3,474)

Revenue from one customer amounted to A$5.7 million (2021: A$6.7 million) for year ended June 30, 2022.

The major classes of assets and liabilities of the disposal group classified as held for sale as at June 30, 2022, are shown below. On August 15, 2022, Openmarkets Australia Limited (“OMAL”), one of the disposal entities, received a Statement of Reasons from Australia Securities and Investments Commission (“ASIC matter”). A contingent liability of A$1.9 million was provided and included in Trade and Other Payables as of year ended June 30, 2022. Refer further details disclosed in Note 30.

2022
Assets	A$’000
Cash and cash equivalents	27,148
Trade and other receivables	26,920
Intangible assets	6,494
Right of use assets	3,341
Property, plant and equipment	12
Other assets	207
64,122

F-122

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

9. Continuing and discontinued operations (continued)

2022
A$’000
Liabilities
Trade and other payables	(37,114)
Borrowings	(25,227)
Lease liabilities	(704)
Other financial liabilities	(380)
Employee benefits	(1,286)
Other payables	(2,812)
(67,523)
Net liabilities	(3,401)

	2022	2021
	A$’000	A$’000
Cash flow information
Net cash used in operating activities	(3,298)	(2,345)
Net cash used in investing activities	(6,124)	(396)
Net increase in cash and cash equivalents from discontinued operations	(9,422)	(2,741)

	2022	2021
	A$’000	A$’000
Details of the disposal
Total sale consideration (note 30)	16,000	-
Carrying amount of net liabilities disposed	3,401	-
Gain on disposal before income tax	19,401	-
Gain on disposal after income tax	19,401	-

10. Cash and cash equivalents

	2022	2021
	A$’000	A$’000
Cash deposited at ASX	-	10,500
Cash at banks	85	2,420
Cash held in trust	-	4,221
Cash on hand	1	1
Short-term deposits	-	25
Total cash and cash equivalents	86	17,167

Cash at bank earns interest at floating rates based on the daily bank deposit rates. The Group’s exposure to interest rate risk for financial assets and liabilities are disclosed in Note 23.

F-123

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

11. Trade and other receivables

	2022	2021
	A$’000	A$’000
Trade receivables	-	740
Receivables on novated settlements	-	8,674
Other receivables	-	235
	-	9,649
Provision for expected credit losses	-	(18)
Total current trade and other receivables	-	9,631

The carrying value of trade receivables is considered a reasonable approximation of fair value due to the short-term nature of the balances. The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable in the consolidated financial statements.

12. Property, plant, and equipment

	Furniture and fixtures	Office equipment	Motor vehicles	Total
	A$’000	A$’000	A$’000	A$’000

Cost
At July 1, 2020	107	51	-	158
Additions	12	184	-	196
Acquisition of a subsidiary (Note 22)	-	7	58	65
At June 30, 2021	119	242	58	419
Additions	6	22	-	28
Disposal	-	-	(58)	(58)
Assets held for sale	~~-~~	(212)	-	(212)
At June 30, 2022	125	52	-	177

Depreciation and impairment
At July 1, 2020	107	51	-	158
Depreciation charge	1	92	6	99
At June 30, 2021	108	143	6	257
Depreciation charge	6	108	-	114
Disposal	-	-	(6)	(6)
Assets held for sale	-	(200)	-	(200)
At June 30, 2022	114	51	-	165

Net book value
At June 30, 2021	11	99	52	162
At June 30, 2022	11	1	-	12

These assets are subject to security from financing of the specific asset and senior security of an external loan.

F-124

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

13. Intangible assets

	Customer relationship	Software	Development costs	Goodwill	Total
	A$’000	A$’000	A$’000	A$’000	A$’000

Cost
At July 1, 2020	-	-	-	-	-
Additions	-	137	-	-	137
Acquisition of a subsidiary (Note 22)	-	10,495	-	12,108	22,603
At June 30, 2021	-	10,632	-	12,108	22,740
Additions	-	-	77	-	77
Acquisition of a subsidiary	1,425	2,880	-	1,100	5,405
Assets held for sale	(1,425)	(13,512)	-	-	(14,937)
At June 30, 2022	-	-	77	13,208	13,285

Amortisation and impairment
At July 1, 2020	-	-	-	-	-
Amortisation charge	-	951	-	-	951
Impairment	-	-	-	-	-
At June 30, 2021	-	951	-	-	951
Amortisation charge	88	1,691	-	-	1,779
Impairment	-	5,715	77	13,208	19,000
Asset held for sale	(88)	(8,357)	-	-	(8,445)
At June 30, 2022	-	-	77	13,208	13,285

Net book value
At June 30, 2021	-	9,681	-	12,108	21,789
At June 30, 2022	-	-	-	-	-

Goodwill was recorded in the financial year ending June 30, 2021, arising from a business combination involving the acquisition of TradeFloor Holdings Pty Limited on November 12, 2020, and was determined based on an independent valuation at that time. IFRS 38 Intangible Assets requires an annual impairment test. The recoverable amount in the year ending June 30, 2021, was determined using the approved financial budget and the final independent valuation involving five-year cash forecasts and revenue assumptions. Goodwill at June 30, 2022, has been fully impaired given material adverse changes to the revenue forecasts and other assumptions previously used.

On August 3, 2022, the Directors of Salpro Pty Limited (“Salpro”) exercised an option to buy back the Investfit Business and Business Assets in exchange for returning/cancelling the equity issued to Salpro under the sale and purchase agreement between Salpro and the Company dated February 5, 2021. Intangible assets relating to the Salpro acquisition, comprising software, were fully impaired in the year ended June 30, 2022, with an impairment charge of $118,000.

F-125

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

13. Intangible assets (continued)

The following describes the key assumptions used to determine the recoverable amounts:

●	Cash flow forecasts were prepared as part of the annual business plan prepared in June 2022. These forecasts were based on past performance and expectations for the future using a five-year cash flow period and considered the softer market conditions as well as general market uncertainties.
●	The terminal value was calculated using a perpetuity growth formula based on cash flow forecasts using a discount rate of 30% and forecast growth rate of 2.5%.

14. Right of use assets

	Cloud based software	Buildings	Total
	A$’000	A$’000	A$’000
Cost
At July 1, 2020	-	991	991
Additions	-	1,700	1,700
At June 30, 2021	-	2,691	2,691
Additions	4,050	-	4,050
Asset held for sale	(4,050)	-	(4,050)
At June 30, 2022	-	2,691	2,691

Depreciation and impairment
At July 1, 2020	-	148	148
Amortisation charge	-	264	264
At June 30, 2021	-	412	412
Amortisation charge	709	983	1,692
Asset held for sale	(709)	-	(709)
At June 30, 2022	-	1,395	1,395

Net book value
At June 30, 2021	-	2,279	2,279
At June 30, 2022	-	1,296	1,296

Lease liabilities

	2022	2021
	A$’000	A$’000
At July 1	2,407	881
Additions	4,050	1,701
Accretion of interest	547	39
Payments	(2,019)	(214)
Asset held for sale	(3,516)	-
At June 30	1,469	2,407

The Group has lease contracts for buildings in Sydney and Melbourne. The lease terms on inception were between two and four years with the Sydney lease expiring in May 2023 and the Melbourne lease expiring in September 2025. Right of use assets are depreciated over the shorter of the useful life or lease term.

F-126

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

15. Trade and other payables

	2022	2021
	A$’000	A$’000
Trade payables	90	3,712
Payables on novated settlements	-	8,674
Market obligations	-	1,073
Accruals	2,208	746
Other payables	993	13
Total trade and other payables	3,291	14,218

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

16. Borrowings

	2022	2021
	A$’000	A$’000
Convertible notes	21,015	10,269
Units issued by trust	-	8,930
Term loan	1,612	500
Loan from related parties	-	5,100
Hire purchase	-	53
Other loans	330	565
Total borrowings	22,957	25,417

(a) Convertible notes

At June 30, 2022, there were 20,252,300 (2021: 10,000,000) convertible notes on issue. Each note was convertible at the option of the note holder into Ordinary shares of the Company on the basis of one Ordinary share for every note held at maturity date or on a liquidity event. The coupon on the convertible notes was 8%, compounded daily. On August 29, 2022, the Company entered a variation deed with each of the holders of the outstanding convertible notes, agreeing either to forgo the debt or to redeem only the principal amount of these notes before December 31, 2022. The obligation to pay interest on the notes was also fully discharged.

The optionality on conversion represented an embedded derivative. The variation deeds between the Company and its convertible note holders revoked the option to convert to ordinary shares. Accordingly, the fair value of the embedded derivative was remeasured to nil at June 30, 2022 (2021: $1,017,000), this is disclosed in Note 17.

F-127

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

(b) Term loan

This is a secured loan with Partners for Growth V, LP (“PFG”) and is repayable in 2025. The coupon rate of this loan is 11.75%. PFG has senior security over assets of the borrower and guarantees from the Company’s subsidiaries. On August 30, 2022, the loan was novated from the Company to Openmarkets (Holdings) Pty Limited.

17. Other financial liabilities

	2022	2021
	A$’000	A$’000
Refundable deposits	-	380
Put options	680	75
Embedded derivative	-	1,017
Warrants	1	1,565
Financial liabilities	-	4,558
Contingent considerations	36	36
	717	7,631

(a) Refundable deposits

The refundable deposit was held by Openmarkets Australia Ltd in the year ending June 30, 2021, on behalf of a customer as a support of the trading obligations undertaken. The deposit could be released on termination.

(b) Warrants

Partners for Growth Warrant

In the year ended June 30, 2020, the Group issued two warrants in favour of its lender, PFG, that allow the holder to purchase 21,389 shares for A$0.01 each (or a cash equivalent at fair value) at any point during a seven-year period ending in April and December 2026. The holder was also entitled to a further 11,667 shares for A$0.01 each for every A$500,000 debt drawn on a A$1,500,000 facility available.

The warrants also included put options with a compulsory payment at the end of the warrant life or earlier if a trigger occurs. The payment of the put option terminates the warrant. At June 30, 2022, the fair value of the put option has been determined at A$75,000 based on agreed terms with PFG. This amount was settled in full in August 2022.

A triggering event occurred in the year ended June 30, 2021, resulting in the payment of A$400,000 to the warrant holder and termination of that warrant (3,888 shares on conversion of warrants).

In January 2021, the Group issued a third warrant to PFG allowing the holder to acquire a variable number of shares for A$0.01 per ordinary share for a period of seven years from issue date if a triggering event occurs, namely an initial public offering or an equity raising of at least A$3 million. The number of shares issued will increase if the triggering event occurs on or after November 1, 2021, and is based on number of shares outstanding prior to the triggering event. The Group has assessed this warrant will be classified as a warrant liability in accordance with IFRS 32 Financial Instruments: Presentation.

On January 6, 2022, the Group issued a fourth warrant to PFG allowing the holder to purchase 62,433 shares for AU$0.01 each at point until expiry of January 6, 2029. The warrants did not have a put option.

At June 30, 2022, these warrants were assessed as having a fair value of A$800 (2021: A$379,000).

F-128

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

17.Other financial liabilities (continued)

Midchess Warrant

In the year ending June 30, 2021, the Group also issued a warrant to Midchess Pty Limited (“Midchess”) for A$400,000 of shares if an IPO or Exit Event occurred. If shareholder approval is not obtained to issue shares for this warrant, the Group will pay A$400,000 to Midchess.

At June 30, 2022, the triggering event was determined as unlikely to occur and the fair value of warrant was assessed as having a fair value of $nil (2021: A$400,000).

(c) Put options

As part of the business combination with Cannon Trading Pty Limited (“Cannon”) (disclosed in Note 22), the purchase agreement with the vendors of Cannon contained three put options and call options over 20% of the Cannon shares. These options were measured at fair value. Management estimated the future expected cash outflow upon exercise of the put options by the counterparty, discounted to present value using an appropriate discount rate.

During the financial year ended June 30, 2022, the Company paid A$875,000 to the vendors upon exercise of two options. The remaining option was measured at its fair value, A$605,000.

(d) Contingent consideration

Investfit acquisition

The acquisition of Investfit in the year ended June 30, 2021, included contingent consideration of A$36,000 to be paid in Ordinary shares at a future date on achievement of milestones. No circumstances have arisen at reporting date that would change the fair value estimate of the contingent consideration.

TradeFloor Acquisition

An equity settled contingent component of A$4,558,000 ‘B’ and ‘C’ class shares were issued to the vendors of TradeFloor Holdings Pty Limited and these are convertible to the equivalent Ordinary shares under certain circumstances as set out in the Sale and Purchase Agreement.

This obligation was discharged as a result of the entry into a deed of variation and waiver of rights in March 2022, whereby the vendors of TradeFloor agreed to waive all rights under particular share classes on issue.

18. Employee benefits

	2022	2021
	$’000	$’000
Employee benefits	-	1,050

F-129

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

19. Issued capital

	2022	2021
	A$’000	A$’000
3,605,659 (2021: 3,453,831) Ordinary shares	41,865	40,933
Share issue costs	(219)	(219)
At June 30	41,646	40,714

a) Ordinary shares

The holders of ordinary shares are entitled to participate in dividends and the proceeds on winding up of the Group. On a show of hands at meetings of the Group, each holder of ordinary shares has one vote in person or by proxy, and upon a poll each share is entitled to one vote. The Group does not have authorised capital or par value in respect of its shares.

Movements in ordinary share capital

	Units	A$’000
At July 1, 2020	887,571	16,738
Conversion of convertible notes to ordinary shares	776,408	12,406
Issue of equity instruments as consideration for a business combination	1,733,852	11,010
Conversion of preference shares to ordinary shares	56,000	560
At June 30, 2021	3,453,831	40,714
Issue of equity instruments as consideration for a business combination	102,230	932
Exercise of share options	49,598	-
Balance at June 30, 2022	3,605,659	41,646

20. Share based payments

Employee share pool option plan

Following the acquisition of Tradefloor in the year ending June 30, 2021, the Group commenced an employee share pool option plan. Under this plan, the Group, at its discretion, may grant share options of the Company to employees, once the employee completed a determined number of years of service. Employees must remain in service for a period agreed from the date of grant to be eligible. The fair value of this employee share pool was determined as A$1,993,000 at grant date through an independent expert valuation.

Equity awards to employees

Awards were granted to employees through their employment contract with the Group and subsequently as part of individual or group incentives. Each option has its own vesting conditions, which include completing a number of years of service and achieving non-market related performance objectives. Some of these equity awards are granted for a fixed monetary value and will be equity-settled upon vesting of these awards. In most instances, the award can be settled in cash or equity at the election of the Group. Where shares are issued, the number of shares at issue date is determined with reference to the quoted price (if listed on any securities exchange) using a volume weighted average price, and if unquoted, then determined with reference to first the latest capital raise valuation within the last six months or a revenue multiple.

F-130

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

20. Share based payments (continued)

A share option plan has been established by the Group and approved by shareholders at a general meeting, whereby the Group may, at the discretion of the Nomination and Remuneration Committee, grant options over ordinary shares in the Company to certain key management personnel of the Group. The options are issued for nil consideration and are granted in accordance with performance guidelines established by the Nomination and Remuneration Committee.

During the year ended June 30, 2022, the Group issued service and market performance conditional entitlements totalling $58,457 (2021: $2,807,835).

Other than the above, there were no other share based payments issued during June 30, 2022.

Set out below are summaries of options granted under the plan:

		Balance at			Expired/	Balance at
		the start of			forfeited/	the end of
Grant date	Vesting date	the year	Granted	Exercised	other	the year

May 14, 2013	n/a	9,375	-	-	-	9,375
July 1, 2018	n/a	3,759	-	-	-	3,759
Mar 1, 2021	Nov 30, 2021	7,372	-	-	-	7,372
Mar 3, 2021	Mar 8, 2021	4,915	-	-	(4,915)	-
Jan 5, 2021	Jan 5, 2021	4,915	-	-	(4,915)	-
		30,336	-	-	(9,830)	20,506

Movement during the year

The following table illustrates the number of and movements in share options (excluding awards granted in fixed monetary value) during the year:

Number
Outstanding at July 1, 2020	29,142
Granted during the year	1,194
Cancelled during the year	-
Outstanding at June 30, 2021	30,336

Outstanding at July 1, 2021	30,336
Granted during the year	-
Cancelled during the year	(9,830)
Outstanding at June 30, 2022	20,506

All these options have no exercise price.

F-131

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

20. Share based payments (continued)

Modifications to share awards

Following the decision to not pursue an Initial Public Offering for the Group during the financial year ended June 30, 2022 and the disposal of subsidiaries in August 2022 (Note 26), most of the equity awards have been cancelled.

The expense recognised for share-based payment during the financial year ended June 30, 2022 was A$353,000 (2021: A$2,417,000). This expense is included in the Employee benefits expense disclosed in Note 6.

21. Related parties

a) Parent entities

The ultimate parent entity within the Group is Openmarkets Group Limited.

b) Subsidiaries

Interests in subsidiaries are set out in Note 26.

c) Key management personnel compensation

	2022	2021
	A$’000	A$’000
Short-term employee benefits	1,478	953
Long service leave	18	14
Post-employment benefits	116	79
Share based payments	-	1,760
Total	1,612	2,806

d) Transactions with other related parties

Alaria Pty Limited (“Alaria”) provided consulting services to the Group amounting to A$86,000 (2021: A$86,000) during the reporting period ended June 30, 2022. Alaria is controlled by Frank Malcolm who is a Director of one of the subsidiaries within the Group.

In the years ended June 30, 2021, and June 30, 2022, family members of Ivan Tchourilov worked in the Group in defined roles on commercial terms. All such roles finished in June 2022. Total amounts paid in the financial year ended June 30, 2022, were A$184,000 (2021: A$51,000).

F-132

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

21.Related parties (continued)

e) Loans to and from related parties

TradeFloor Pty Ltd (“TradeFloor”), a wholly owned subsidiary of the Company has loans owing to its former directors with terms reflecting risk at the time of draw down. The total outstanding amount at June 30, 2022, was A$330,000 (2021: A$330,000). The loan owing to one of the former directors amounting to A$145,000 is currently in dispute. Subsequent to the financial year ended June 30, 2022, TradeFloor has settled the loan from the other former director in full on January 16, 2023 .

TradeFloor also has a loan with Enhanced Investments, a related party of BMY Financial Group who are also a shareholder of the Company. Two Directors of the Company are also Directors of BMY Financial Group. This loan is on commercial terms reflecting risk at time of draw down. The interest rate at June 30, 2022, was 8% (2021: 8%) and interest payable during the financial year ended June 30, 2022 was A$825,000 (2021: A$330,000). The loan amount was measured at fair value of A$13,540,000 at June 30, 2022, (2021: A$5,000,000). The loan is presented in liabilities directly associated with assets ‘held for sale’.

f) Outstanding balances arising from sales or purchases of goods and services

There were no balances outstanding at the end of the reporting period in relation to transactions with related parties except as noted above.

F-133

22. Business combinations

2022 Cannon Trading Pty Limited

Openmarkets Group Ltd acquired 40% of ordinary shares of Cannon Trading Pty Limited (“Cannon”) on October 19, 2017. On November 19, 2021, Openmarkets Group Ltd acquired the remaining 60% of the ordinary shares of Cannon for total consideration transferred of A$5,420,000, of which, 20% of the Cannon shares would be acquired through exercise of three put options and call options, see disclosure in Note 17. The acquisition allows the Company to control the underlying API technology that is a critical part of the Group’s competitive advantage and strategy. The goodwill of A$1,100,000 represents the expected synergies from merging this business with the Group. The acquired business contributed revenues of A$53,000 and profit of A$19,000 for the year ended June 30, 2022. If the acquisition occurred on July 1, 2021, the full year contributions would have been revenues of A$127,000 and profit after tax of A$46,000. The values identified in relation to the acquisition of Cannon Trading Pty Limited are final as at June 30, 2022.

Details of the acquisition are as follows:

Fair value
$’000

Cash and cash equivalents	28
Intangible assets	4,305
Accruals and other payables	(13)

Net assets acquired	4,320
Goodwill	1,100

Acquisition-date fair value of the total consideration transferred	5,420
representing:

Cash consideration	1,000
Shares issued	3,100
Contingent consideration (i)	1,320
Cash paid or payable to vendor	5,420
Acquisition costs expensed to profit or loss	-

Cash used to acquire business, net of cash acquired:
Acquisition-date fair value of the total consideration transferred	5,420
Less: cash and cash equivalents	(1,377)
Less: payments made in prior periods	(2,168)

Net cash used	1,875

F-134

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

22. Business combinations (continued)

(i)	The contingent consideration relates to the options provided to Sellers of Cannon whereby Cannon is obliged to pay further consideration upon the exercise of the options by the Sellers. The contingent consideration is separated into three tranches, being A$250,000 for the first tranche and A$625,000 each for second and third tranches. The contingent consideration was measured at fair value of A$1,320,000, i.e. discounted to its net present value at acquisition date.

The Purchase Agreement contained put options and call options for over 25% of the Cannon shares. These options were measured at fair value. Management estimated the future expected cash outflow upon exercise of the put options by the counterparty, discounted to present value using an appropriate discount rate. During the financial year, two options have been exercised and the Company paid A$875,000 to the vendors. The remaining option was measured at fair value and included in the Note 17.

The Company agreed to issue additional shares to the vendors conditional upon of achieving objectives agreed by both parties. The transaction is determined as consideration outside of the business combination and accounted in accordance with IFRS 2 Share Based Payments.

As the Cannon transaction completed during the financial year ended June 30, 2022, management have determined that no impairment of the intangible assets identified through the business combination is reasonable as there have been no material indications of impairment.

F-135

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

22. Business combinations (continued)

2021 TradeFloor Holdings Pty Limited

On November 12, 2020, the Company entered into an agreement to acquire 90% of the shares of TradeFloor Holdings Pty Limited (“TFH”) for a purchase consideration of A$17,435,000. This is a technology provider of options risk management and trading software which operates within the technology division of the Group. TFH was acquired by the Group to better service customers using enhanced technology, provide a new revenue stream and increase cost efficiencies. The goodwill arising from the transaction of A$18,024,000 represents the expected synergies from merging this business within the financial services division of the Group and eliminating associated third party costs. The acquired business contributed revenues of A$818,000 and a loss of A$8,501,000 for the year ended June 30, 2021. If the acquisition occurred on July1, 2020, the full year contributions would have been revenues of A$1,227,000 and loss after tax of $12,751,000. The values identified in relation to the acquisition of TFH are final as at June 30, 2021.

Assets acquired and liabilities assumed

A$’000
Assets
Cash	73
Trade and other receivables (i)	599
Loan receivable	1,699
Prepayments	113
Property, plant and equipment	65
Intangible assets	10,495
Trade and other payables	(257)
Tax	(382)
Lease liabilities	(65)
Borrowings	(3,825)
Employee benefits	(211)
Deferred tax	(2,388)
Total identifiable net assets at fair value	5,916
Goodwill	11,519
Acquisition-date fair value of the total consideration transferred	17,435

Purchase consideration transferred	17,435
Fair value of non-controlling interest	589
Acquisition costs expensed to profit or loss	-

A$’000
Shares issued, at fair value	12,877
Contingent consideration, at fair value (ii)	4,558
Total purchase consideration	17,435

F-136

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

22. Business combinations (continued)

(i)	The fair value of trade and other receivables was A$599,000. The gross contractual amount receivable was A$599,000. As at the acquisition date, the contractual cash flows not expected to be collected was estimated at $nil.

(ii)	The contingent consideration relates to a further consideration the Company has to pay the Sellers of TFH in the event of the existing share capital being diluted following the occurrence of a capital raising event subsequent to the acquisition date. The fair value of the contingent consideration was determined based on the present value of the of the estimated capital raised, discounted using the weighted average cost capital of the Company. The fair value of the consideration was measured at A$4,558,000 at acquisition date. This discharge came about as a result of a deed of variation and waiver of share rights, whereby the TradeFloor vendors agreed to waive all rights under particular share classes on issue.

2021 Investfit asset acquisition

On 1 February 2021, The Company entered an agreement with Salpro Pty Ltd (“Salpro”) to acquire its assets (Investfit). Investfit is a cloud-based advice engine using Monte Carlo simulation and portfolio optimisation that is offered to financial advisers, financial institution, retail customers and others. The Company acquired the asset to better service customers using enhanced technology and provide a new revenue stream. The acquisition of Investfit included contingent consideration of A$36,000 to be paid in Ordinary shares at a future date on achievement of milestones. This is disclosed in Note 17.

F-137

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

23. Financial risk management

The Group’s activities expose it to interest rate, credit and liquidity risks which arise in the normal course of the Group’s business. Generally, the Group’s overall objective is to minimise exposure to such risks.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates is mitigated by maintaining borrowings at fixed interest rates where possible.

Credit risk

Credit risk is the risk of financial loss to the Group if a counterparty to a financial instrument fails to meet its contractual obligations. This arises principally from the Group’s financial assets, comprising cash and cash equivalent and trade and other receivables.

The maximum exposure to credit risk is represented by the carrying amount of each financial instrument at the reporting date.

Cash and cash equivalents are held with creditworthy financial institutions and with ASX, thereby mitigating any material credit risk.

F-138

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

23. Financial risk management (continued)

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group adopts prudent liquidity risk management by maintaining sufficient cash and liquid financial assets. Intercompany borrowings are obtained when necessary to meet its working capital requirements.

The expected contractual undiscounted cash outflows of financial liabilities approximate the carrying value and are due within one year.

Capital management

The Group defines “capital” as share capital and retained earnings. The Group is subject to various financial regulatory requirements for one of its subsidiaries, OMAL, in its a capacity as an ASX Clear Direct Participant.

The Group is committed to an optimal capital structure which satisfies its financial regulatory requirements and maintains financial flexibility. In order to achieve an optimal structure, the Group has discretion to declare any dividend payment, return capital to shareholders or issue new shares. There have been no changes in the Group’s approach to capital management during the financial year ended June 30, 2022.

The financial assets and financial liabilities held by the Group at the end of the financial year are shown below:

	2022	2021
Financial assets	A$’000	A$’000
Cash and cash equivalents	86	17,167
Trade and other receivables	-	9,631
Other financial assets	422	596
Total financial assets	508	27,394

Financial liabilities
Trade and other payables	3,291	14,218
Borrowings	22,957	25,417
Other financial liabilities	717	7,631
Total financial liabilities	26,965	47,266

F-139

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

24. Fair value measurement

Fair value hierarchy

The following tables detail the Group’s assets and liabilities, measured or disclosed at fair value, using a three-level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

Level 3: Unobservable inputs for the asset or liability

	Level 1	Level 2	Level 3	Total
2022	$’000	$’000	$’000	$’000
Liabilities
Put options	-	680	-	680
Warrants	-	-	1	1
Contingent considerations	-	36	-	36
Total liabilities	-	716	1	717

	Level 1	Level 2	Level 3	Total
2021	$’000	$’000	$’000	$’000

Liabilities
Refundable deposits	-	380	-	380
Put options	-	-	75	75
Embedded derivative			1,017	1,017
Warrants	-	-	1,565	1,565
Financial liabilities			4,558	4,558
Contingent considerations	-	-	36	36
Total liabilities	-	380	7,251	7,631

Assets and liabilities held for sale are measured at fair value on a non-recurring basis.

There were no transfers between levels during the financial year ended June 30, 2022.

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

F-140

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

24. Fair value measurement (continued)

The fair value of financial liabilities is estimated by discounting the remaining contractual maturities at the current market interest rate that is available for similar financial liabilities.

Level 3 assets and liabilities

Movements in level 3 assets and liabilities during the current and previous financial year are set out below:

Derivatives
$’000

Balance at July 1, 2020	-
Additions	7,251

Balance at June 30, 2021	7,840
Gain recognised in profit or loss	(6,850)
Additions	-
Disposals	(400)

Balance at June 30, 2022	1

F-141

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

25. Cash flow information

a) Reconciliation of profit/(loss) after income tax to net cash inflow from operating activities:

	2022	2021
	$’000	$’000
Loss for the year from continuing operations	(15,894)	(15,006)
Loss for the year from discontinued operations	(17,131)	-
Loss for the year	(33,025)	(15,006)
Non-cash items:
Depreciation and amortisation	1,945	2,628
Impairment of non-financial assets	19,000	-
Impairment of receivables	-	9
Interest on convertible notes capitalised	-	1,848
Unwind of discount in other financial liabilities	1,144	37
Put option expense	-	215
Warrant expense	-	37
(Gain)/ loss on fair value adjustments on financial instruments	(5,337)	3,300
Share-based payments expense, net settlement	353	2,028
Unrealised loss/ (gain) on foreign exchange	-	15
Put option payment	-	(400)
Interest on lease liability	394	44
Other	-	146

Changes in assets and liabilities:
Decrease/ (increase) in trade and other receivables	(17,289)	2,159
Decrease/ (increase) in other assets	409	-
Decrease/ (increase) in prepayments	379	(329)
Decrease in deferred tax liability	-	(38)
Increase in trade and other payables	24,441	1,413
Decrease in tax related liabilities	-	(267)
Net cash flows used in operating activities	(7,586)	(2,161)

F-142

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

26. Interest in subsidiaries and associates

	Principal place of business / Country of Incorporation	Percentage Owned (%)[1]		Percentage Owned (%)*
		2022		2021
Subsidiaries:
HUIC Nominees Pty Limited	Australia	100		100
Openmarkets Nominees Pty Limited	Australia	100		100
Openmarkets (Holdings) Pty Limited	Australia	100		100
Openmarkets Australia Limited	Australia	100		100
OMRA Fund Pty Limited	Australia	100		100
Bee Wealth Pty Limited	Australia	100		100
Opentrader Pty Limited	Australia	100		100
TradeFloor Holdings Pty Limited	Australia	90		90
TradeFloor IPCO Pty Limited	Australia	90		90
TradeFloor Pty Limited	Australia	90		90
Cannon Trading Pty Limited	Australia	93	[2]	40

1 The percentage of ownership interest held is equivalent to the percentage voting rights for all subsidiaries.

2 The business combination includes three call options and put options (Note 17) for acquiring the remaining 20% of Cannon shares. The first two options were exercised in financial year ended June 30, 2022. The remaining 7% of Cannon shares were acquired upon exercise of the option on August 19, 2022.

27. Parent entity information

The individual financial statements for the parent entity, Openmarkets Group Limited, show the following aggregate amounts:

	2022	2021
	A$’000	A$’000
Statement of financial position
Assets
Current assets	41,432	29,248
Total assets	41,432	29,248

Liabilities
Current liabilities	27,653	15,178
Total liabilities	27,653	15,178

Net Assets	13,779	14,070

Shareholders’ equity
Issued Capital	41,646	42,044
Option reserve	4,428	3,845
Retained Earnings	(32,295)	(31,819)
Total Equity	13,779	14,070

Statement of other comprehensive Income
Loss for the period	(3,424)	(4,266)

F-143

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

28. Contingencies

Refer to Note 30 for contingencies due to ASIC examination June 30, 2022.

Refer to note 17(d) Contingent consideration for contingencies at June 30, 2022, and June 30, 2021.

29. Commitments

The Group had no commitments as at June 30, 2022 and June 30, 2021.

30. Events occurring after the reporting date

(i) Regulatory investigations, reviews and inquiries

Regulators and other bodies routinely conduct investigations, reviews and inquiries involving the financial services sector. These regulatory actions may result in litigation, fines, penalties, suspension or variation of conditions of relevant regulatory licenses or other enforcement or action being taken by regulators or other parties.

On August 15, 2022, Openmarkets Australia Limited (“OMAL”), one of the controlled entities of the Company, received a Statement of Reasons from ASIC (“ASIC matter”). OMAL provided its Statement of Reply for a hearing at the Market Disciplinary Panel (“MDP”) which is scheduled for February 20, 2023. OMAL has now substantiality completed an internal and external review of the ASIC matter.

Previous enforcement action by ASIC against other institutions has resulted in a range of outcomes, depending on the nature and severity of the relevant conduct and consequence. The Group has considered previous enforcement actions in determining the expected outcome and as at June 30, 2022, OMAL has a provision of A$1,900,000 for this matter. The provision and its related expense were reflected in “Liabilities directly associated with the assets held for sale” in the statement of financial position and “Loss after tax for the year from discontinued operations” in statement of comprehensive income, refer to Note 8.

(ii) Disposal of subsidiaries

On August 25, 2022, Openmarkets Group Limited executed a sale and purchase agreement with OMG (Acquisition Co) Pty Ltd to sell the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, Tradefloor Holdings Pty Ltd and its controlled entities, Cannon Trading Pty Limited and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund) (collectively, the “disposal entities”). The sale was completed on August 30, 2022, following all conditions of the sale being satisfied. The consideration for the sale comprised: (i) a payment of A$11,932,000 to convertible note holders, of which A$6,205,000 was paid on completion with a further A$5,728,000 paid on November 30, 2022, (ii) A$2,475,000 of transaction costs associated with the sale, (iii) assumption of the disposal entities’ net liabilities, being A$3,401,000 (Note 9), (iv) assumption of a third-party loan, being A$1,621,000 (Note 17b), (v) commitments for future payments of up to A$4,800,000 for ‘run-off’ costs associated with the Company and (vi) forgiveness of A$8,556,000 in convertible notes, together with any accrued interest.

F-144

Openmarkets Group Limited

Notes to the consolidated financial statements

For the year ended June 30, 2022

30. Events occurring after the reporting date (continued)

(iii) Convertible notes

On August 29, 2022, all holders of the outstanding convertible notes agreed to vary their terms such that, on completion of a trade sale by August 31, 2022, the noteholders agreed to extend the maturity date until December 31, 2022 (the “Transaction”). The noteholders also agreed to redeem the convertible notes upon payment of all sale proceeds under the Transaction and remove the conversion feature. In addition, each deed of variation forgave the interest coupon. In return, all convertible notes were agreed to be repaid, with A$6,205,000 repaid on August 31, 2022, and the remaining balance repaid on November 30, 2022.

(iv) Option over Investfit

On August 3, 2022, the Directors of Salpro Pty Limited (“Salpro”) exercised an option to buy back the Investfit Business and Business Assets in exchange for returning/cancelling the equity issued to Salpro under sale and purchase agreement between Salpro and the Company dated February 5, 2021.

No other matters or circumstances have arisen since the end of the financial year ended June 30, 2022, which significantly affect or could significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial years.

F-145

Openmarkets Group Pty Limited

Unaudited interim condensed consolidated financial statements for the nine-months ended March 31, 2024 and 2023

F-146

Openmarkets Group Pty Limited

March 31, 2024 and 2023

Interim condensed consolidated statements of profit or loss and other comprehensive income	F-148
Interim condensed consolidated statements of financial position	F-150
Interim condensed consolidated statements of changes in equity	F-151
Interim condensed consolidated statements of cash flows	F-152
Notes to the interim condensed consolidated financial statements	F-153

F-147

Openmarkets Group Pty Limited
Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the nine-months ended March 31, 2024 and 2023

		Successor		Predecessor
	Note	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (restated) (unaudited)	July 1, 2022 to August 30, 2022
Continuing operations		A$’000	A$’000	A$’000

Revenue from contracts with customers	3	7,022	6,830	140

Other income	4	948	195	2,290

Trading expenses		(2,903)	(3,352)	-
Selling and marketing expenses		(94)	(43)	(8)
Administrative expenses	5	(14,126)	(13,656)	(618)
Finance costs	6	(2,040)	(1,898)	(189)

(Loss)/profit before income tax from continuing operations		(11,193)	(11,924)	1,615

Income tax benefit		76	59	-

(Loss)/profit after income tax from continuing operations		(11,117)	(11,865)	1,615
Discontinued operations

Profit after income tax from discontinued operations	7	-	-	5,185
Gain on disposal after income tax	7	-	-	33,354

(Loss)/profit after income tax for the period		(11,117)	(11,865)	40,154

Other comprehensive (loss)/income for the period, net of tax		-	-	-

Total comprehensive (loss)/income for the period		(11,117)	(11,865)	40,154

(Loss)/profit for the period is attributable to:
Non-controlling interest		(336)	(602)	(272)
Owners of the Company		(10,781)	(11,263)	40,426

		(11,117)	(11,865)	40,154

The above unaudited interim condensed consolidated statements of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

F-148

Openmarkets Group Pty Limited
Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the nine-months ended March 31, 2024 and 2023

	Successor		Predecessor
	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (restated) (unaudited)	July 1, 2022 to August 30, 2022
Loss per share	A$	A$	A$

Basic, (loss)/profit for the period attributable to ordinary equity holders of the parent	(0.3)	(0.5)	1.9
Diluted, (loss)/profit for the period attributable to ordinary equity holders of the parent	(0.3)	(0.5)	1.9

Loss per share from continuing operations
Basic, (loss)/profit from continuing operations attributable to ordinary equity holders of the parent	(0.3)	(0.5)	0.5
Diluted, (loss)/profit from continuing operations attributable to ordinary equity holders of the parent	(0.3)	(0.5)	0.5

The above unaudited interim condensed consolidated statements of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

F-149

Openmarkets Group Pty Limited
Unaudited interim condensed consolidated statements of financial position as at March 31, 2024 and 2023

		Successor
	Note	March 31, 2024 (unaudited)	June 30, 2023
		A$’000	A$’000

Assets

Current assets
Cash and cash equivalents	8	20,878	28,583
Trade and other receivables		3,173	10,870
Other financial assets		562	549
Prepayments		448	34
Other assets	12	47	224
Total current assets		25,108	40,260

Non-current assets
Property, plant and equipment		59	70
Right-of-use assets	9	2,267	2,940
Intangible assets	10	3,516	3,791
Other assets	12	500	-
Total non-current assets		6,342	6,801

Total assets		31,450	47,061

Liabilities

Current liabilities
Trade and other payables		11,533	23,029
Contract liabilities		-	915
Borrowings	13	6,712	11,451
Other financial liabilities		380	980
Lease liabilities	11	757	891
Employee benefits		541	767
Provisions		30	30
Other liabilities		34	24
Total current liabilities		19,987	38,087

Non-current liabilities
Borrowings	13	28,681	20,637
Lease liabilities	11	1,623	2,110
Employee benefits		59	39
Deferred tax liabilities		852	928
Total non-current liabilities		31,215	23,714

Total liabilities		51,202	61,801

Net liabilities		(19,752)	(14,740)

Equity/(deficit)
Issued capital	14	36,919	30,814
Accumulated deficit		(56,671)	(42,799)
Non-controlling interest		-	(2,755)

Total deficit		(19,752)	(14,740)

The above unaudited interim condensed consolidated statements of financial position should be read in conjunction with the accompanying notes

F-150

Openmarkets Group Pty Limited
Unaudited interim condensed consolidated statements of changes in equity for the nine-months ended March 31, 2024 and 2023

	Ordinary shares	Reserves	Accumulated deficit	Total	Non-controlling interest	Total deficit
Successor (unaudited)	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance as at July 1, 2023	30,814	-	(42,799)	(11,985)	(2,755)	(14,740)

Loss for the period July 1, 2023, to March 31, 2024	-	-	(10,781)	(10,781)	(336)	(11,117)

	30,814	-	(53,580)	(22,766)	(3,091)	(25,857)

Issue of share capital (note 14)	6,105	-	-	6,105	-	6,105
Acquisition of NCI without a change in control (note 17)	-	-	(3,091)	(3,091)	3,091	-

Balance at March 31, 2024	36,919	-	(56,671)	(19,752)	-	(19,752)

	Ordinary shares	Reserves	Accumulated deficit	Total	Non-controlling interest	Total equity
Successor (restated) (unaudited)	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance as at August 31, 2022	-	-	-	-	-	-

Loss for the period August 31, 2022, to March 31, 2023	-	-	(11,263)	(11,263)	(602)	(11,865)
Acquisition of subsidiaries/business combination	-	-	-	-	(1,802)	(1,802)
Issue of share capital	25,325	-	-	25,325	-	25,325

Balance at March 31, 2023	25,325	-	(11,263)	14,062	(2,404)	11,658

	Ordinary shares	Reserves	Accumulated deficit	Total	Non-controlling interest	Total equity
Predecessor	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance as at July 1, 2022	41,646	4,542	(75,083)	(28,895)	(1,114)	(30,009)

Profit for the period July 1, 2022, to August 30, 2022	-	-	1,615	1,615	-	1,615
Discontinued operations for the period July 1, 2022, to August 30, 2022	-	-	5,185	5,185	(272)	4,913
Gain on disposal	-	-	33,354	33,354	-	33,354
	41,646	4,542	(34,929)	11,259	(1,386)	9,873

Share-based payments	-	36	-	36	-	36

Balance as at August 30, 2022	41,646	4,578	(34,929)	11,295	(1,386)	9,909

The above unaudited interim condensed consolidated statements of changes in equity should be read in conjunction with the accompanying notes

F-151

Openmarkets Group Pty Limited
Unaudited interim condensed consolidated statements of cash flows for the nine-months ended March 31, 2024 and 2023

		Successor		Predecessor
	Note	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (restated) (unaudited)	July 1, 2022 to August 30, 2022
		A$’000	A$’000	A$’000
Operating activities:
Receipts from customers		6,070	7,535	2,406
Payments to suppliers and employees		(20,869)	(21,299)	(5,085)
Interest received		348	83	9
Borrowing costs paid		(441)	(432)	(126)

Net cash used in operating activities	16	(14,892)	(14,113)	(2,796)

Investing activities:
Purchase of intangible assets	10	(42)	-	-
Acquisition/(disposal) of subsidiary, net of cash acquired		-	18,375	(20,835)

Net cash (used in)/from investing activities		(42)	18,375	(20,835)

Financing activities:
Proceeds from issue of shares	14	6,105	25,325	-
Proceeds from borrowings		6,975	860	3,650
Repayment of lease liabilities		(697)	-	(219)
Repayment of borrowings		(5,154)	(429)	(331)

Net cash from financing activities		7,229	25,756	3,100

Net (decrease)/increase in cash and cash equivalents		(7,705)	30,018	(20,531)
Cash and cash equivalents at the beginning of the financial period		28,583	-	27,233

Cash and cash equivalents at the end of the financial period		20,878	30,018	6,702

The above unaudited interim condensed consolidated statements of cash flows should be read in conjunction with the accompanying notes

F-152

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 1. General information

The interim condensed consolidated financial statements of Openmarkets Group Pty Limited and its subsidiaries (collectively, the ‘Group’) for the nine-months ended March 31, 2024, were authorised for issue in accordance with a resolution of the directors on May 23, 2024.

Successor

Openmarkets Group Pty Limited is a proprietary limited company incorporated on June 14, 2022. The Company is domiciled in Australia and the registered office is at Level 15, 388 George Street, Sydney NSW, 2000.

When referring to Openmarkets Group Pty Limited, they are referred to herein as the ‘Company’ or ‘OMG Successor’.

On August 25, 2022, the Company executed a sale and purchase agreement with ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited), to buy the shares of nine of the eleven subsidiaries owned ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited), which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities. Openmarkets Trading Pty Ltd (‘Openmarkets Trading’) and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund). These entities have been classified as the discontinued operations in the ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited). The purchase was completed on August 30, 2022 (‘August Transaction’), following all conditions of the purchase being satisfied. As a result, BMYG Financial Group Pty Ltd became the ultimate controlling entity of the Company.

Following the August transaction, OMG Successor is made up of Openmarkets (Holdings) Pty Ltd and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Australia Ltd and its controlled entities, OMRA Fund Pty Ltd (the trustee company of the Openmarkets Regulatory Arbitrage Fund) and Openmarkets Trading.

These entities are collectively referred to herein as the ‘disposal entities’ or ‘disposal group’. The total assets from disposed entities represented 96% of total assets of OMG Predecessor; and 93% of revenue from contracts with customers of ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited). See disclosure note 7 for more information concerning the discontinued operations.

Predecessor

ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) is a limited company incorporated on August 9, 2012, and domiciled in Australia. In December 2022, the name was changed from Openmarkets Group Limited to ACN 159 661 453 Limited.

Prior to the August transaction, ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) was made up of the following entities: Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund), Bee Wealth Pty Ltd and Opentrader Pty Ltd. The continuing operations of Openmarkets Group Limited, which were not acquired by the OMG Successor, represented 8% of the revenues from contracts with customers of ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) for its year ended June 30, 2022.

When referring to ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited), they are referred to herein as the ‘OMG Predecessor’ or ‘Openmarkets Group Limited’.

Note 2. Summary of significant accounting policies

Basis of preparation

The unaudited interim condensed consolidated financial statements for the interim nine-months from July 1, 2023, to March 31, 2024, which includes, in the comparative, the consolidated results of operations of OMG Predecessor Group for period July 1, 2022 to August 30, 2022 inclusive and OMG Successor for period August 31, 2022, to March 31, 2023 inclusive have been prepared in accordance with International Financial Reporting Standards IAS 34 Interim Financial Reporting. Accordingly, certain disclosures included in annual financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB have been condensed or omitted and these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended June 30, 2023.

F-153

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

The interim condensed consolidated financial statements do not include all the notes of the type normally included in annual financial statements, and are not necessarily indicative of the results that may be expected for the year ending June 30, 2024, or any other interim periods, or any future year or period. Accordingly, these financial statements are to be read in conjunction with the consolidated financial statements for the years ended June 30, 2023 and 2022, and the notes thereto.

The Group has prepared the interim condensed consolidated financial statements for the nine-months ended March 31, 2024, on a going concern basis, which contemplates continuity of normal business activities and the realization of assets and settlement of liabilities in the ordinary course of business.

The principal accounting policies adopted in the preparation of the financial statements of OMG Successor and OMG Predecessor are set out below. The significant accounting policies used in preparation of these unaudited interim condensed combined financial statements are consistent with those described in the Company’s audited combined financial statements as of and for the years ended June 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus and are updated below as necessary.

New or amended Accounting Standards and Interpretations adopted

The Group has adopted all of the new or amended Accounting Standards and Interpretations issued by the International Accounting Standards Board (‘IASB’) that are mandatory for the current reporting period.

Any new or amended Accounting Standards or Interpretations that are not yet mandatory have not been early adopted.

Blackline Presentation

The interim condensed consolidated financial statements (including comparative financials) following the August Transaction as detailed in note 1, are presented using the blackline presentation approach, whereby the financial statements and their associated disclosure notes for pre-and post-acquisition periods in the interim condensed consolidated financial statements are separated by a vertical black line to differentiate the financial information between the pre-and post acquisition periods.

Given the August Transaction was not a common control transaction in accordance with IFRS 10 Consolidated Financial Statements and IFRS 3 Business Combinations, management have deemed it appropriate to include the results of OMG Predecessor in OMG Successor’s consolidated financial statements using the blackline presentation.

The OMG Successor and OMG Predecessor financial statements are defined as follows:

- The interim condensed consolidated financial statements of OMG Successor, consisting of Interim Condensed Consolidated Statements of Financial Position of OMG Successor and its subsidiaries as of March 31, 2024 (unaudited), and June 30, 2023 (audited), and the unaudited Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income, unaudited Interim Condensed Consolidated Statements of Changes in Equity, and unaudited Interim Condensed Consolidated Statements of Cash Flows for the period July 1, 2023, to March 31, 2024 (the ‘OMG Successor financial statements’), and unaudited Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income, unaudited Interim Condensed Consolidated Statements of Changes in Equity, and unaudited Interim Condensed Consolidated Statements of Cash Flows for the period from August 31, 2022 to December 31, 2022.

- The comparative interim condensed consolidated financial statements of OMG Predecessor, consisting of audited Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income, audited Interim Condensed Consolidated Statements of Changes in Equity, and audited Interim Condensed Consolidated Statements of Cash Flows for the period from July 1, 2022 through August 30, 2022 (the ‘OMG Predecessor financial statements’).

It should be noted that the comparability of the OMG Successor periods to the OMG Predecessor periods is affected by the application of acquisition accounting pursuant to IFRS 3 Business Combinations. OMG Successor financial statements are classified as discontinued operations in the OMG Predecessor financial statements and are excluded from the results of continuing operations, and non-current assets are classified as held for sale in accordance with IFRS 5 Non-Current Assets Held for Sale and Discontinued Operations. See disclosure note 7 for more information concerning the discontinued operation in the OMG Predecessor financial statements.

As a result of the August Transaction, OMG Successor carries forward and continues to operate the acquired business of OMG Predecessor as of that date. There were no transactions in OMG Successor prior to the August Transaction. As such, OMG Predecessor financial information is included in OMG Successor’s financials so to represent fairly and faithfully the transactions and to provide transparency and understandability to the users of the financial information.

F-154

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

The consolidated financial statements of the Group is presented in Australian dollars, which is the Group’s functional currency and all values are rounded to the nearest thousand dollars ($’000).

Operating segments

The Group is required to determine and present its operating segments based on the way in which financial information is organised and reported to the Chief Operating Decision-Makers (‘CODM’). The CODM have been identified as the Chief Executive Officer (‘CEO’) and Chief Financial Officer (‘CFO’) of the Group on the basis that they make the key operating decisions of the Group and are responsible for allocating resources and assessing performance.

The Group operates primarily within one geographical segment and one business segment, being an Australian trading and wealth management fintech, providing technology and market infrastructure to investment professionals and connecting consumers with investments and advice, that reports to the Board on the performance of the Group as a whole.

The consolidated entity has only one operating segment based on the information provided to the CODM.

Going concern

The Group has prepared the interim condensed consolidated financial statements for the reporting period on a going concern basis, which contemplates continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business.

The Group has assessed that there is a substantial doubt over the ability of the Group to continue as a going concern as a loss after tax of A$11,117,000 as at the nine-months ended March 31, 2024, net liability position of A$19,752,000 and net cash outflows from operating activities of A$14,892,000 for the nine-months ended March 31, 2024. As a result of these conditions, the Group may be unable to release its assets and discharge its liabilities in the normal course of business.

The ongoing operation of the Group remains dependent upon raising additional funds. The Directors have formed a judgement that there is a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future and that the Group will be able to meet the obligations as and when they become due. The Directors are of the opinion that the use of the going concern basis remains appropriate, based on the expectation that:

●	the Group will continue to receive regular capital injections from their ultimate controlling party, BMYG Financial Group Pty Ltd to service all debts as they fall due;
●	the Group is expected to be listed through a Business Combination with a Special Purpose Acquisition Company (‘SPAC’), Broad Capital Acquisition Pty Ltd; and
●	the Group will be able to raise capital through Private Investment in Public Equity.

Should the Group be unable to raise additional funds on a timely basis, the Group may be required to realise assets and discharge liabilities other than in the normal course of business and at amounts different to those stated in the financial statements. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should the Group be unable to continue as a going concern and meet debts as and when they become due.

Principles of consolidation

The interim condensed consolidated financial statements incorporate the assets and liabilities of all subsidiaries of the Company as at nine-months ended March 31, 2024, and the results of all subsidiaries for the nine-months ended March 31, 2024.

Subsidiaries are all those entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between entities in the Group are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

F-155

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

The acquisition of subsidiaries is accounted for using the acquisition method of accounting. A change in ownership interest, without the loss of control, is accounted for as an equity transaction, where the difference between the consideration transferred and the book value of the share of the non-controlling interest acquired is recognised directly in equity attributable to the parent.

Non-controlling interest in the results and equity of subsidiaries are shown separately in the statement of profit or loss and other comprehensive income, statement of financial position and statement of changes in equity of the Group. Losses incurred by the Group are attributed to the non-controlling interest in full, even if that results in a deficit balance.

Revenue recognition

The Group recognises revenue as follows (this applies to OMG Successor and OMG Predecessor):

Revenue from contracts with customers

Revenue from contracts with customers is recognised when control of the services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services.

i. Brokerage revenue

The Group provides execution and clearing services to customers in exchange for brokerage. The performance obligation is to execute and settle trade orders raised by customers. The transaction price is the agreed fee of the execution service stipulated in the sales contract or trade order. Brokerage revenue is recognised at the point in time when a trade is executed. Brokerage fees are usually settled within 2 days.

ii. Direct cost recoveries

The Group provides customers connection services to stock exchanges through solutions rendered by third party providers. The costs for the third-party solutions are generally recovered from the customers. The performance obligation is to deliver these connection services to the customers. The cost recovery is recognised as revenue over time because the customer simultaneously receives and consumes the benefits of the services. The Group has an enforceable right to payment for services delivered.

The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days. Expenses incurred that relate to direct cost recoveries are included in ‘Trading Expenses’ in the Income Statement.

iii. Subscription fee revenue

The Group provides trading software as a service to customers in exchange for subscription fees. The subscription fee is recognised as revenue over time because the customer simultaneously receives and consumes the benefits of the services. The Group has an enforceable right to payment for services delivered.

The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days.

iv. Revenue from corporate transactions

The Group provides services for raising funds in equity capital markets transactions. The Company has determined that the series of activities involved are not distinct and concluded that there is only one performance obligation which is completion of a service. The revenue from this service is recognised at the point in time when service is rendered to the customers. Invoices are usually settled within 30 days.

v. Wealth advisors

The Group recognises revenue from advice professionals who are licensed to provide financial services under the Openmarkets Australia Limited AFSL. The performance obligation is to fulfil all services stipulated in the customers statement of advice which are provided by the advice professionals.

vi. Other revenue

The Group provides other services such as off-market transfers for securities, one-off trade sales, real time gross settlement payments (‘RTGS’) and others. The performance obligation for OMG is completion of a service, such as completing a transfer, completing a trade sale and executing a real time payment. Revenue arising from these services is recognised at the point in time when the service is performed. Invoices are usually settled within 30 days.

F-156

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

The Group charges service fees to certain customers for the provision of account opening and maintenance services. Service fee revenue is recognised over time because the customer simultaneously receives and consumes the benefits provided to them. The Group recognises the revenue based on the time elapsed during the service period which the fee is applicable. Invoices are usually settled within 30 days.

vii. Interest

Interest revenue is recognised as interest accrues using the effective interest (‘EIR’) method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the EIR rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

viii. Contract asset

When the Group performs services for a third party in advance of payment, a contract asset arises.

Contract liabilities

Contract liabilities represent the Group’s obligation to transfer goods or services to a customer and recognised when a customer pays consideration, or when the Group recognises a receivable to reflect its unconditional right to consideration (whichever is earlier) before the Group has transferred the goods or services to the customer.

Finance costs

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the asset. All other borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Non-current assets held for sale and discontinued operations

The Group classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assts and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Costs to sell are the incremental costs directly attributable to the disposal of an asset (disposal group), excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. Management must be committed to the plan to sell the asset and the sale expected to be completed within one year from the date of the classification.

Property, plant and equipment and intangible assets are not depreciated or amortised once classified as held for sale.

Assets and liabilities classified as held for sale are presented separately as current items in the statement of financial position.

A disposal group qualifies as discontinued operation if it is a component of an entity that either has been disposed of, or is classified as held for sale, and:

●	Represents a separate major line of business or geographical area of operations;
●	Is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or
●	Is a subsidiary acquired exclusively with view of resale.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the statement of profit or loss.

Income tax

The income tax expense or benefit for the period is the tax payable on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognised for prior periods, where applicable.

F-157

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

Deferred tax assets and liabilities are recognised for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

●	When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or
●	When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

The carrying amount of recognised and unrecognised deferred tax assets are reviewed at each reporting date. Deferred tax assets recognised are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognised deferred tax assets are recognised to the extent that it is probable that there are future taxable profits available to recover the asset.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

The Group has two tax consolidated groups for income tax purposes, of which OMG Predecessor and TradeFloor Holdings Pty Limited are the respective head entities. All members of each tax consolidation group are jointly and severally liable for the obligation to pay income tax. The responsibility for payment of income tax rests with the head entity and all tax losses and franking credits are assumed by the head entity.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realised or intended to be sold or consumed in the Group’s normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realised within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is classified as current when: it is either expected to be settled in the Group’s normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always classified as non-current.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Trade and other receivables

Trade receivables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest (‘EIR’) method, less any allowance for expected credit losses. Trade receivables are generally due for settlement within 30 days.

The Group has applied the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance. To measure the expected credit losses, trade receivables have been grouped based on days overdue.

Other receivables are recognised at amortised cost, less any allowance for expected credit losses.

F-158

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

Investments and other financial assets

Investments and other financial assets are initially measured at fair value. Transaction costs are included as part of the initial measurement, except for financial assets at fair value through profit or loss. Such assets are subsequently measured at either amortised cost or fair value depending on their classification. Classification is determined based on both the business model within which such assets are held and the contractual cash flow characteristics of the financial asset unless an accounting mismatch is being avoided.

Financial assets are derecognised when the rights to receive cash flows have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership. When there is no reasonable expectation of recovering part or all of a financial asset, it’s carrying value is written off.

Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost are subsequently measured using the EIR method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

Impairment of financial assets

The Group recognises a loss allowance for expected credit losses on financial assets which are either measured at amortised cost or fair value through other comprehensive income. The measurement of the loss allowance depends upon the Group’s assessment at the end of each reporting period as to whether the financial instrument’s credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain.

Recognition and de-recognition

All regular way purchases and sales of financial assets are recognised on the trade date, i.e., the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets under contracts that require delivery of the assets within the period established generally by regulation or convention in the market place. Financial assets are derecognised when the right to receive cash flows from the financial assets have expired or been transferred.

Property, plant and equipment

Plant and equipment is stated at historical cost less accumulated depreciation and impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation is calculated on a straight-line basis to write off the net cost of each item of property, plant and equipment (excluding land) over their expected useful lives as follows:

Furniture and fixtures	2 years
Office equipment	2 years
Leasehold improvements	4 years

The residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment is derecognised upon disposal or when there is no future economic benefit to the Group. Gains and losses between the carrying amount and the disposal proceeds are taken to profit or loss.

Right-of-use assets

A right-of-use asset is recognised at the commencement date of a lease. The right-of-use asset is measured at cost, which comprises the initial amount of the lease liability, adjusted for, as applicable, any lease payments made at or before the commencement date net of any lease incentives received, any initial direct costs incurred, and, except where included in the cost of inventories, an estimate of costs expected to be incurred for dismantling and removing the underlying asset, and restoring the site or asset.

Right-of-use assets are depreciated on a straight-line basis over the unexpired period of the lease or the estimated useful life of the asset, whichever is the shorter. Where the Group expects to obtain ownership of the leased asset at the end of the lease term, the depreciation is over its estimated useful life. Right-of use assets are subject to impairment or adjusted for any remeasurement of lease liabilities.

The Group applies a single recognition and measurement approach for all leases.

F-159

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

The Group has elected not to recognise a right-of-use asset and corresponding lease liability for short-term leases with terms of 12 months or less and leases of low-value assets. Lease payments on these assets are expensed to profit or loss as incurred.

Intangible assets

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of the acquisition. Intangible assets acquired separately are initially recognised at cost. Indefinite life intangible assets are not amortised and are subsequently measured at cost less any impairment. Finite life intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognised in profit or loss arising from the derecognition of intangible assets are measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangible assets are reviewed annually. Changes in the expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

Customer relationships

Customer relationships acquired in a business combination are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

Software

The software includes application programming interface (‘API’) technologies acquired in a business combination and are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

Licences

An Australian Financial Services Licence (‘AFSL’) and an Australian Securities Exchange (‘ASX’) Market Participant and Clearing Participant licence were acquired in a business combination. These licences are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

Development costs

Research costs are expensed in the period in which they are incurred. Development costs are capitalised when it is probable that the project will be a success considering its commercial and technical feasibility; the Group is able to use or sell the asset; the Group has sufficient resources and intent to complete the development; and its costs can be measured reliably. Capitalised development costs are amortised on a straight-line basis over the period of their expected benefit, being their finite life of 10 years.

Impairment of non-financial assets

The Group assesses at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. An impairment loss, except for goodwill, is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized.

Borrowings

Loans and borrowings are initially recognised at the fair value of the consideration received, net of transaction costs. They are subsequently measured at amortised cost using the effective interest rate (‘EIR’) method.

F-160

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

On the issue of the convertible notes the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond and this amount is carried as a non-current liability on the amortised cost basis until extinguished on conversion or redemption. The increase in the liability due to the passage of time is recognised as a finance cost. The remainder of the proceeds are allocated to the conversion option that is recognised and included in shareholders equity as a convertible note reserve, net of transaction costs. The carrying amount of the conversion option is not remeasured in the subsequent years. The optionality on conversion represented an embedded derivative. The variation deeds between the OMG Predecessor and its convertible note holders revoked the option to convert to ordinary shares.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial liabilities

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9 Financial Instruments. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in the statement of profit or loss.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 Financial Instruments are satisfied. The Company has not designated any financial liability as at fair value through profit or loss.

Financial liabilities at amortised cost

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.

Contingent liabilities

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised on the statement of financial position but are disclosed unless the outflow of economic resources is remote.

Lease liabilities

A lease liability is recognised at the commencement date of a lease. The lease liability is initially recognised at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.

Lease liabilities are measured at amortised cost using the EIR method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.

F-161

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

Provisions

Provisions are recognised when the Group has a present (legal or constructive) obligation as a result of a past event, it is probable the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. If the time value of money is material, provisions are discounted using a current pre-tax rate specific to the liability. The increase in the provision resulting from the passage of time is recognised as a finance cost.

Employee benefits

Short-term employee benefits

Liabilities for wages and salaries, including non-monetary benefits, annual leave and long service leave expected to be settled wholly within 12 months of the reporting date are measured at the amounts expected to be paid when the liabilities are settled.

Other long-term employee benefits

The liability for annual leave and long service leave not expected to be settled within 12 months of the reporting date are measured at the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on high quality corporate bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Share-based payments

Employees (including senior executives) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions). Employees working in the business development group are granted share appreciation rights, which are settled in cash (cash-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model. That cost is recognised in employee benefits expense (note 5), together with a corresponding increase in equity (reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period).

The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

F-162

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

Assets and liabilities measured at fair value are classified into three levels, using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement.

For recurring and non-recurring fair value measurements, external valuers may be used when internal expertise is either not available or when the valuation is deemed to be significant. External valuers are selected based on market knowledge and reputation. Where there is a significant change in fair value of an asset or liability from one period to another, an analysis is undertaken, which includes a verification of the major inputs applied in the latest valuation and a comparison, where applicable, with external sources of data.

Issued capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Business combinations and goodwill

Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred and the amount for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed.

The acquisition method of accounting is used to account for business combinations regardless of whether equity instruments or other assets are acquired.

The consideration transferred is the sum of the acquisition-date fair values of the assets transferred, equity instruments issued or liabilities incurred by the acquirer to former owners of the acquiree and the amount of any non-controlling interest in the acquiree. For each business combination, the non-controlling interest in the acquiree is measured at either fair value or at the proportionate share of the acquiree’s identifiable net assets. All acquisition costs are expensed as incurred to profit or loss.

On the acquisition of a business, the Group assesses the financial assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, the Group’s operating or accounting policies and other pertinent conditions in existence at the acquisition-date.

Where the business combination is achieved in stages, the Group remeasures its previously held equity interest in the acquiree at the acquisition-date fair value and the difference between the fair value and the previous carrying amount is recognised in profit or loss.

Contingent consideration to be transferred by the acquirer is recognised at the acquisition-date fair value. Subsequent changes in the fair value of the contingent consideration classified as an asset or liability is recognised in profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

F-163

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 2. Summary of significant accounting policies (continued)

The difference between the acquisition-date fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree and the fair value of the consideration transferred and the fair value of any pre-existing investment in the acquiree is recognised as goodwill. If the consideration transferred and the pre-existing fair value is less than the fair value of the identifiable net assets acquired, being a bargain purchase to the acquirer, the difference is recognised as a gain directly in profit or loss by the acquirer on the acquisition-date, but only after a reassessment of the identification and measurement of the net assets acquired, the non-controlling interest in the acquiree, if any, the consideration transferred and the acquirer’s previously held equity interest in the acquirer.

Business combinations are initially accounted for on a provisional basis. The acquirer retrospectively adjusts the provisional amounts recognised and also recognises additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition-date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when the acquirer receives all the information possible to determine fair value.

Earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of the Company, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial period, adjusted for bonus elements in ordinary shares issued during the financial period.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

Goods and Services Tax (‘GST’) and other similar taxes

Revenues, expenses and assets are recognised net of the amount of associated GST, unless the GST incurred is not recoverable from the tax authority. In this case it is recognised as part of the cost of the acquisition of the asset or as part of the expense.

Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the tax authority is included in other receivables or other payables in the statement of financial position.

Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the tax authority is included in other receivables or other payables in the statement of financial position.

Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities which are recoverable from, or payable to the tax authority, are presented as operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the tax authority.

New accounting standards and interpretations not yet adopted

The new standards, amendments to standards and interpretations that are issued, but effective for annual periods beginning after July 1, 2023 are disclosed below. The Group has not adopted these standards early. The Group is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

●	Amendments to IAS 1: Classification of Liabilities as Current or Non-current, effective for annual period beginning on or after January 1, 2023.
●	Definition of Accounting Estimates - Amendments to IAS 8, effective for annual period beginning on or after January 1, 2023.
●	Disclosure of Accounting Policies - Amendments to IAS 1 and IFRS Practice Statement 2, effective for annual period beginning on or after January 1, 2023.

Deferred Tax related to Assets and Liabilities arising from a Single Transaction - Amendments to IAS 12, effective for annual period beginning on or after January 1, 2023.

F-164

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 3. Revenue from contracts with customers

	Successor		Predecessor
	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (unaudited)	July 1, 2022 to August 30, 2022
	A$’000	A$’000	A$’000

From continuing operations

Brokerage revenue	5,409	5,256	140
Direct cost recoveries	467	369	-
Subscription fee revenue	418	883	-
Corporate revenue	87	159	-
Other revenue	641	163	-

Revenue from contracts with customers from continuing operations	7,022	6,830	140

Revenue from one customer amounted to A$914,000 for the nine-months ended March 31, 2024 (A$2,125,000 for the period  August 31, 2022 to March 31, 2023).

Predecessor discontinued revenue is shown in note 7.

Disaggregation of revenue

The disaggregation of revenue from contracts with customers is as follows:

	Successor		Predecessor
	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (unaudited)	July 1, 2022 to August 30, 2022
	A$’000	A$’000	A$’000

Geographical regions
Australia	7,022	6,830	140

Timing of revenue recognition
Services transferred at a point in time	6,137	5,578	-
Services transferred over time	885	1,252	140

	7,022	6,830	140

F-165

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 4. Other income

	Successor		Predecessor
	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (restated) (unaudited)	July 1, 2022 to August 30, 2022
Fair value changes in financial instruments:	A$’000	A$’000	A$’000

Gain on disposal and loan forgiveness	-	18	2,290
Net gain on disposal of property, plant and equipment	-	2	-
Interest income	348	175	-
Revaluation of contingent consideration	600	-	-

Other income	948	195	2,290

Note 5. Administrative expenses

	Successor		Predecessor
	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (restated) (unaudited)	July 1, 2022 to August 30, 2022
	A$’000	A$’000	A$’000

Employee benefits expense (1)	8,546	5,598	120
Share based payments expense	-	-	36
Amortisation for intangible assets	317	236	-
Amortisation for right-of-use assets and depreciation for property, plant and equipment	691	32	165
Provision for doubtful debts	101	-	-
Legal and professional fees (2)	1,883	2,179	181
Technology costs	1,066	1,643	23
Other administrative expenses	1,522	3,968	31

	14,126	13,656	618

Predecessor discontinued administrative expenses is shown in note 7.

(1)	The employee benefits expense includes A$1,365,000 (March 31, 2023: A$853,000) compensation to key management personnel during the nine-months ended March 31, 2024.
(2)	In the nine-months ended March 31, 2024, there were A$897,000 (March 31, 2023: A$1,464,000) of legal and professional fees in connection with the business combination with Broad Capital Acquisition Corp. In January 2023, NASDAQ listed Broad Capital Acquisition Corp. entered into a definitive Agreement and Plan of Merger and Business Combination Agreement with the Company. The transaction is subject to regulatory approvals and other customary closing conditions. As of the closing, the combined entity, OMGL Holdings Ltd, an Australian public company, is expected to be listed on the Nasdaq Capital Market.

F-166

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 6. Finance costs

	Successor		Predecessor
	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (restated) (unaudited)	July 1, 2022 to August 30, 2022
	A$’000	A$’000	A$’000

Interest expense on debts and borrowings	1,964	1,898	174
Interest on lease liabilities	76	-	15

	2,040	1,898	189

Note 7. Discontinued operations

For OMG Predecessor financial results, continuing operations include the results of the OMG Predecessor and subsidiary companies not in the disposal group set out below. These subsidiaries comprise Opentrader Pty Ltd and Bee Wealth Pty Ltd. Bee Wealth Ltd was dormant for the year ended June 30, 2022, and the period between July 1, 2022, to August 30, 2022 inclusive.

On August 25, 2022, the Company executed a sale and purchase agreement with OMG Predecessor to sell the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Limited and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund) (collectively, the disposed entities or disposal group). The sale was subject to certain conditions precedent with these being satisfied and completion occurred on August 30, 2022.

F-167

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 7. Discontinued operations (continued)

The results of the disposal group for the period are presented below:

Predecessor
July 1, 2022 to August 30, 2022
A$’000

Brokerage revenue	1,582
Direct cost recoveries	76
Service fees	10
Corporate finance	43
Subscription fees	90
Other revenue	56
Revenue from contract with customers	1,857

Trading expenses	(1,039)
Employee benefits expense	(2,269)
Administrative expenses	(608)
Other expenses	(6)
Total expenses	(3,922)

Operating loss	(2,065)

Finance costs	(291)
Gain on disposal and loan forgiveness	7,541
Profit before income tax expense from discontinued operations	5,185

Gain on disposal before income tax expense	33,354
Income tax expense	-

Profit after income tax expense from discontinued operations	38,539

Cash flow information

Predecessor
July 1, 2022 to August 30, 2022
A$’000

Net cash used in operating activities	(2,868)
Net cash from investing activities	-
Net cash from financing activities	3,172

Net increase in cash and cash equivalents from discontinued operations	304

F-168

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 8. Cash and cash equivalents

	Successor
	March 31, 2024 (unaudited)	June 30, 2023
	A$’000	A$’000

Current assets
Cash deposited at Australian Securities Exchange	10,127	7,227
Cash at banks	3,761	10,785
Cash held in trust	6,990	10,571

	20,878	28,583

Cash at bank earns interest at floating rates based on the daily bank deposit rates. Cash held in trust relates to the Group’s client monies received from trading activities. The Company has an obligation to return cash held in trust back to clients.

Note 9. Right-of-use assets

	Successor
	March 31, 2024 (unaudited)	June 30, 2023
	A$’000	A$’000

Non-current assets
Buildings - right-of-use	3,013	3,013
Less: Accumulated amortisation	(746)	(73)

	2,267	2,940

Buildings
Successor (unaudited)	A$’000

Balance at July 1, 2023	2,940
Amortisation expense	(673)

Balance at March 31, 2024	2,267

Buildings
Successor	A$’000

Balance at August 31, 2022	-
Acquisition of subsidiary	1,131
Addition	1,882
Amortisation expense	(73)

Balance at June 30, 2023	2,940

On April 28, 2023, the Group entered into an office lease agreement for its office located at 388, George Street, Sydney. The total lease commitment is A$2,700,000. The Sydney lease is signed for four years until June 30, 2027. The Melbourne lease was novated from OMG Predecessor to OMG Successor on June 30, 2023 and expires on September 30, 2024.

F-169

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 10. Intangible assets

	Successor
	March 31, 2024 (unaudited)	June 30, 2023
	A$’000	A$’000

Non-current assets
Goodwill - at cost	-	27,444
Less: Impairment	-	(27,444)
	-	-

Customer relationships - at cost	1,300	1,300
Less: Accumulated amortisation	(206)	(108)
	1,094	1,192

Development costs - at cost	122	80
Less: Accumulated amortisation	(13)	(2)
	109	78

Software - at cost	250	250
Less: Accumulated amortisation	(40)	(21)
	210	229

Licences - at cost	1,000	1,000
Less: Accumulated amortisation	(159)	(83)
	841	917

Brand name - at cost	1,500	1,500
Less: Accumulated amortisation	(238)	(125)
	1,262	1,375

	3,516	3,791

Reconciliations

Reconciliations of the written down values at the beginning and end of the current and previous financial period are set out below:

Successor	Goodwill	Customer relationships	Development costs	Software	Licences	Brand name	Total
(unaudited)	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance at July 1, 2023	-	1,192	78	229	917	1,375	3,791
Additions	-	-	42	-	-	-	42
Amortisation expense	-	(98)	(11)	(19)	(76)	(113)	(317)

Balance at March 31, 2024	-	1,094	109	210	841	1,262	3,516

F-170

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 10. Intangible assets (continued)

	Goodwill	Customer relationships	Development costs	Software	Licences	Brand name	Total
Successor	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Balance at August 31, 2022	-	-	-	-	-	-	-
Acquisition of subsidiaries	27,444	1,300	80	250	1,000	1,500	31,574
Impairment	(27,444)	-	-	-	-	-	(27,444)
Amortisation expense	-	(108)	(2)	(21)	(83)	(125)	(339)

Balance at June 30, 2023	-	1,192	78	229	917	1,375	3,791

Goodwill was recorded in the financial year ended June 30, 2023, arising from a business combination involving the acquisition of the shares of certain subsidiaries of the Group as set out in note 1, and was determined based on an independent valuation. The goodwill of $27,444,000 was attributable to one relevant CGU. IAS 38 Intangible Assets requires an annual impairment test. The recoverable amount in the year ended 2023, was determined using the approved financial budget. Goodwill at June 30, 2023, was fully impaired given material adverse changes to the forecasts previously used in the valuation at the transaction date.

Customer relationships, development costs, licenses and the brand name were also recorded in the financial year ended June 30, 2023, arising from a business combination as set out in note 1. The recoverable amount was assessed and no impairment of the assets were recorded as at March 31, 2024.

The following describes the key assumptions used to determine the recoverable amounts:

●	Cash flow forecasts were prepared as part of the annual business plan prepared in June 2023. These forecasts were based on past performance and expectations for the future using a five-year cash flow period and considered the softer market conditions as well as general market uncertainties.
●	The terminal value was calculated using a perpetuity growth formula based on cash flow forecasts using a discount rate of 15% and forecast growth rate of 5 - 10%.

Note 11. Lease liabilities

	Successor
	March 31, 2024 (unaudited)	June 30, 2023
	A$’000	A$’000

Current liabilities
Lease liability	757	891

Non-current liabilities
Lease liability	1,623	2,110

Future lease payments

Future lease payments are due as follows:

Within one year	831	1,682
Between one to two years	1,500	1,600
Between two and five years	192	2,531

	2,523	5,813

F-171

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 12. Other assets

	Successor
	March 31, 2024 (unaudited)	June 30, 2023
	A$’000	A$’000

Current assets
Other assets	47	224

Non-current assets
Other assets (i)	500	-

(i) Acquisition target company

On September 8, 2023, the Group entered into a heads of agreement with the shareholders of an acquisition target company. The heads of agreement contemplates non-binding commercial terms, however there is a binding exclusivity arrangement with the acquisition target company until February 14, 2024. In consideration for this exclusivity, there is a fee of A$300,000 in aggregate that is only refundable in a scenario where the acquisition target company sellers or the acquisition target company enters into a competing transaction. A$300,000 was paid on September 11, 2023. An additional A$100,000 is payable on a monthly basis to extend the exclusivity by a month per payment up until September 14, 2024. Payments were made in February and March 2024 to extend the exclusivity arrangement to April 14, 2024. The total balance will be deducted from the completion payment if the transaction proceeds.

Note 13. Borrowings

	Successor
	March 31, 2024 (unaudited)	June 30, 2023
	A$’000	A$’000

Current liabilities
Units issued by trust	6,226	10,770
Term loans	486	681

	6,712	11,451

Non-current liabilities
Units issued by trust	-	110
Term loans	-	362
Loan from related parties	28,681	20,165

	28,681	20,637

Units issued by trust

These are units issued by Openmarkets Regulatory Abritrage Fund (‘Trust’) for the purposes of cash collateral at ASX Clear for regulatory purposes, classified as liabilities in accordance with IAS 32 Financial Instruments: Presentation. Interest on the loan is dependent on loan tenure, which ranges from 3 months to 24 months. Interest rate ranges from 4.25% to 6.75% and is paid monthly.

Term loan

This is a secured loan with Partners for Growth V, LP (‘PFG’) and is repayable in December 2024, with the balance of $486,000 as at March 31, 2024. The coupon rate of this loan is 15.75% (June 30, 2023: 15.75%). PFG has senior security over assets of the borrower and guarantees from the Group’s subsidiaries. On August 30, 2022, the loan was novated from OMG Predecessor to Openmarkets (Holdings) Pty Limited.

F-172

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 13. Borrowings (continued)

Loan from related party

TradeFloor Holdings Pty Ltd, a controlled entity of the Company, has a loan with Enhanced Investments Pty Ltd, whereby the directors of the Company have significant influence over this entity. This loan is on commercial terms reflecting risk at time of draw down. The interest rate at March 31, 2024  was 10% (June 30, 2023: 10%) and interest accrued as at March 31, 2024 was A$3,769,513 (June 30, 2023: A$2,222,814). The loan amount was measured at amortised cost of A$28,680,913 at March 31, 2024 (June 30, 2023: A$20,164,564).

On October 12, 2023, the loan between Enhanced Investments Pty Ltd and TradeFloor Holdings Pty Ltd, a controlled entity of the Company, was novated to the Company in accordance with the signed Deed of Novation.

Subsequent to the signed Deed of Novation relating to the loan between Enhanced Investment Pty Ltd and the Company, a Deed of Variation was issued to extend the termination date to March 31, 2025, and increase the loan facility between Enhanced Investment Pty Ltd and the Company to A$30,000,000, effective December 21, 2023.

Note 14. Issued capital

	Successor		Predecessor	Successor		Predecessor
	March 31, 2024 (unaudited)	June 30, 2023	August 30, 2022	March 31, 2024 (unaudited)	June 30, 2023	August 30, 2022
	Shares	Shares	Shares	A$’000	A$’000	A$’000

Ordinary shares - fully paid	36,919,100	30,814,100	3,605,659	36,919	30,814	41,646

Details	Shares	A$’000

Successor (unaudited)

Balance as at July 1, 2023	30,814,100	30,814
Issue of equity instruments during the period	6,105,000	6,105

Balance as at March 31, 2024	36,919,100	36,919

	Shares	A$’000

Successor

Balance as at August 31, 2022	-	-
Issue of equity instruments during the period	30,814,100	30,814

Balance as at June 30, 2023	30,814,100	30,814

	Shares	A$’000

Predecessor

Balance as at July 1, 2022	3,605,659	41,646
Issue of equity instruments during the period	-	-

Balance as at August 30, 2022	3,605,659	41,646

Ordinary shares

Ordinary shares entitle the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Company does not have a limited amount of authorised capital.

F-173

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 14. Issued capital (continued)

On a show of hands every member present at a meeting in person or by proxy shall have one vote and upon a poll each share shall have one vote.

During the nine-months ended March 31, 2024, 6,105,000 shares were issued at A$1.00 per share to BMYG Financial Group Pty Ltd, the ultimate controlling entity that raised A$6,105,000.

Capital risk management

The Group’s objective when managing capital is to safeguard its ability to continue as a going concern, so that it can provide returns for shareholders and benefits for other stakeholders and to maintain an optimum capital structure to reduce the cost of capital.

Capital is regarded as total equity, as recognised in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The Group is subject to certain financing arrangements covenants and meeting these is given priority in all capital risk management decisions. There have been no events of default on the financing arrangements during the financial period.

Note 15. Fair value measurement

Fair value hierarchy

The following tables detail the Group’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

	Level 1	Level 2	Level 3	Total
Successor - March 31, 2024 (unaudited)	A$’000	A$’000	A$’000	A$’000

Liabilities
Refundable deposits	-	380	-	380
Contingent consideration	-	-	-	-
Total liabilities	-	380	-	380

	Level 1	Level 2	Level 3	Total
Successor - June 30, 2023	A$’000	A$’000	A$’000	A$’000

Liabilities
Refundable deposits	-	380	-	380
Contingent consideration	-	-	600	600
Total liabilities	-	380	600	980

There were no transfers between levels during the financial period.

Assets and liabilities held for sale are measured at fair value on a non-recurring basis.

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

F-174

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 16. Reconciliation of (loss)/profit after income tax to net cash (used in)/from operating activities

	Successor		Predecessor
	July 1, 2023 to March 31, 2024 (unaudited)	August 31, 2022 to March 31, 2023 (restated) (unaudited)	July 1, 2022 to August 30, 2022
	A$’000	A$’000	A$’000

(Loss)/profit after income tax for the period	(11,117)	(11,865)	40,154

Adjustments for:
Depreciation and amortisation	1,008	268	286
Gain on non-derivative instruments	-	-	(9,831)
Share-based payments expense, net settlement	-	-	36
Doubtful debt expenses	101	-	-
Interest on lease liability	76	-	15
Finance costs	1,523	1,379	122
Revaluation of contingent consideration	(600)	-	-
Gain on disposal	-	-	(33,354)
Other	8	(798)	198

Change in operating assets and liabilities:
(Increase)/decrease in trade and other receivables	(37)	3,189	7,966
(Increase)/decrease in other assets	(757)	42	334
Decrease in trade and other payables	(3,900)	(5,862)	(8,742)
Decrease in contract liabilities	(915)	-	-
(Decrease)/increase in deferred tax liabilities	(76)	(60)	-
(Decrease)/increase in employee benefits	(206)	(406)	20

Net cash used in operating activities	(14,892)	(14,113)	(2,796)

Note 17. Acquisition of NCI

On October 3, 2023, Openmarkets (Holdings) Pty Ltd, a wholly-owned subsidiary of the Company, acquired the remaining 10% of shares in TradeFloor Holdings Pty Limited, the parent entity of TradeFloor IPCO Pty Limited and TradeFloor Pty Limited for nil consideration.

A$’000

Carrying loss amount of NCI acquired	(3,091)
Consideration paid to NCI	-

A decrease in equity attributable to owners of the Company	(3,091)

Note 18. Contingencies

Regulators and other bodies conduct investigations, reviews and inquiries involving the financial services sector. These regulatory actions may result in litigation, fines, penalties, suspension or variation of conditions of relevant regulatory licences or other enforcement or action being taken by regulators or other parties.

On August 15, 2022, Openmarkets Australia Limited (‘OMAL’), one of the controlled entities of the Company, received a Statement of Reasons from the Australian Securities and Investments Commission, ASIC (‘ASIC matter’). Following an ASIC investigation, it identified purported breaches of the ASIC Market Integrity Rules (‘Securities Markets’) 2017 relating to trading behaviour by Openmarkets’ clients, appropriateness of organisational and technical resources, and client monies issues relating to a back-office system migration. OMAL provided its Statement of Reply, culminating in a hearing at the Market Disciplinary Panel (‘MDP’) which occurred on February 20, 2023.

F-175

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 18. Contingencies (continued)

The MDP imposed a penalty of A$4,500,000 by way of issuance of an Infringement Notice. The MDP also considered it appropriate that OMAL enter into an Enforceable Undertaking. On June 28, 2023, the directors of OMAL agreed to pay the financial penalty set out in the Infringement Notice of A$4,500,000 for historical matters raised by ASIC in relation to trade surveillance and client monies. The payment was made to ASIC on June 29, 2023, with no outstanding balance as at June 30, 2023. As part of compliance with the Infringement Notice, OMAL also agreed to comply with the enforceable undertaking to be performed by an independent expert to review matters relating to trade surveillance, client onboarding and client money. An independent expert, Ashurst Risk Advisory Pty Ltd, was appointed on September 8, 2023. The independent expert’s first report and first summary report was provided on January 24, 2024. A second and final report is expected later this year.

An agreement to comply with an infringement notice is not an admission of guilt or liability; and Openmarkets is not taken to have contravened Australian corporations laws by virtue of such compliance. The infringement notice and enforceable undertaking do not limit Openmarkets’ license to operate or otherwise materially restrict its ongoing business activities.

As at March 31, 2024 and June 30, 2023, no provision was included in these interim condensed financial statements as the penalty was paid (A$1,900,000 was provided as at June 30, 2022).

Commitment as part of a sale and purchase agreement

On August 25, 2022, the Company executed a sale and purchase agreement with OMG Predecessor to buy the shares of certain of its subsidiaries which included Openmarkets (Holdings) Pty Limited and its controlled entities, TradeFloor Holdings Pty Ltd and its controlled entities, Openmarkets Trading and OMRA Fund Pty Limited (the trustee company of the Openmarkets Regulatory Arbitrage Fund). The purchase was completed on August 30, 2022, following all conditions of the purchase being satisfied.

Under the terms of the sale and purchase agreement, the buyer committed to paying a maximum of A$4,800,000 to the seller to cover the costs required to wind-up OMG Predecessor. At the time of the sale and purchase agreement, the costs estimated to be required to wind-up OMG Predecessor was A$912,000, as at the year ending June 30, 2023, A$600,000 was held in the Statement of Financial Position. As at March 31, 2024, nil balance is held in the Statement of Financial Position as all costs required to wind-up OMG Predecessor have been incurred and paid. No further costs are estimated to be incurred as part of OMG Predecessor’s liquidation. OMG Predecessor has commenced a Members Voluntary Liquidation and is expected to be completed by the end of the year.

Note 19. Restatement of Previous Unaudited Financial Statements

In connection with the preparation of the Company’s unaudited financial statements as of and for the nine-months ended March 31, 2024, the Company determined that a correction is required to be made to its unaudited financial statements for the Successor seven-month period ended March 31, 2023 (the “Restated Periods”). The restatement relates to: (1) costs associated with third party software, which were previously capitalised but are now expensed to the statement of comprehensive income; (2) a revision to the Company’s valuation for the August 2022 transaction in line with IFRS 3 Business Combinations which permits the Company up to 12 months to finalise the valuation; (3) write off of amortisation related to the previously recognised intangible assets; and (4) a reclassification between finance costs and administrative expenses.

F-176

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 19. Restatement of Previous Unaudited Financial Statements (continued)

The following table restates the unaudited financial information and summarize the effect of the restatement on each impacted financial statements line items for the Successor seven-month period ended March 31, 2023:

Statement of profit or loss and other comprehensive income

	Consolidated
	Successor
	August 31, 2022 to March 31, 2023 (unaudited)		August 31, 2022 to March 31, 2023 (unaudited)
	A$’000	A$’000	A$’000
Extract	Reported	Adjustments	Restated

Gain on bargain purchase	2,799	(2,799)	-
Other income	(1,306)	1,501	195

Trading expenses	(2,844)	(508)	(3,352)
Administrative expenses	(17,464)	3,808	(13,656)
Finance costs	(1,074)	(824)	(1,898)

(Loss)/profit before income tax from continuing operations	(13,102)	1,178	(11,924)

Income tax benefit	725	(666)	59

(Loss)/profit after income tax from continuing operations	(12,377)	512	(11,865)

(Loss)/profit after income tax for the period	(12,377)	512	(11,865)

Total comprehensive (loss)/income for the period	(12,377)	512	(11,865)

(Loss)/profit for the period is attributable to:
Non-controlling interest	(442)	(160)	(602)
Owners of the Company	(11,935)	672	(11,263)

	(12,377)	512	(11,865)

Loss per share

Basic, (loss)/profit for the period attributable to ordinary equity holders of the parent	(0.5)	-	(0.5)
Diluted, (loss)/profit for the period attributable to ordinary equity holders of the parent	(0.5)	-	(0.5)

Loss per share from continuing operations
Basic, (loss)/profit from continuing operations attributable to ordinary equity holders of the parent	(0.5)	-	(0.5)
Diluted, (loss)/profit from continuing operations attributable to ordinary equity holders of the parent	(0.5)	-	(0.5)

F-177

Openmarkets Group Pty Limited
Notes to the unaudited interim condensed consolidated financial statements
March 31, 2024

Note 20. Subsequent events

Loan drawdown

Post March 31, 2024, A$1,500,000 was drawn down by OMG Successor from Enhanced Investment Pty Ltd.

Variation to Enhanced Investment loan facility

In April 2024, a Deed of Variation to Working Capital Facility was issued and signed between OMG Successor and Enhanced Investments Pty Ltd. The Deed of Variation extended the borrowing facility limit from A$30,000,000 to A$32,000,000. In May 2024, the Deed of Variation was issued to extend the termination date to October 31, 2025, effective March 31, 2024.

Acquisition target company

An additional A$200,000 was paid to extend the exclusivity arrangement to June 14, 2024. The total balance will be deduced from the completion payment if the transaction proceeds.

No other matters or circumstances have arisen since the nine-months ended March 31, 2024, which significantly affect or could significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial periods.

F-178

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Australian Law

Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors for liabilities and costs incurred while acting as a director or officer of the company, subject to restrictions imposed under the Australian Companies Act which provides that a company or a related body corporate of the company must not indemnify an officer or director against any of the following liabilities incurred as an officer or director of the company:

● a liability owed to the company or a related body corporate of the company;

● a liability for certain pecuniary penalty orders or compensation orders;

● a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

● as to legal costs, legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

○ in defending or resisting proceedings in which the officer or director is found to have a liability for which they could not be indemnified by reason of the limitations on indemnification set out above;

○ in defending or resisting criminal proceedings in which the officer or director is found guilty;

○ in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

○ in connection with proceedings for relief to the officer or director under the Australian Companies Act, in which the court denies the relief.

Constitution

The Purchaser’s proposed Constitution will provide, except to the extent prohibited by law including under the Australian Companies Act, for the indemnification of every person who is or has been an officer or an auditor of the Purchaser against any liability incurred by that person as an officer or auditor. Further, it provides that the Purchaser may pay or agree to pay a premium in respect of a contract insuring any such person against any such liability.

II-1

SEC Position

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of January 10, 2022, between the Company and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

2.1†	Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2023).

2.1.A†	BCA Amendment No. 1, effective as of August 1, 2023, to Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023 (incorporated by reference to Exhibit 2.1.A to Registration Statement on Form S-4, File No. 333- 273753, filed with the SEC on August 7, 2023).

2.1.B	BCA Amendment No. 2, effective as of January 9, 2024, to Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023 (incorporated by reference to Exhibit 2.1.B to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

2.1.C†	BCA Amendment No. 3, effective as of March 8, 2024, to Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023 (incorporated by reference to Exhibit 2.1.C to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on March 22, 2024).

2.1.D	BCA Amendment No. 4, effective as of April 25, 2024, to Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023 (incorporated by reference to Exhibit 2.1.D to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on May 1, 2024).

2.1.E*†	BCA Amendment No. 5, effective as of August 8, 2024, to Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023

3.1	Amended and Restated Certificate of Incorporation of the Company filed January 10, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

3.2	First Amendment to the Amended and Restated Certificate of Incorporation of the Company dated January 11, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2023).

3.3	Second Amendment to the Amended and Restated Certificate of Incorporation of the Company dated June 12, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2023).

3.4	Third Amendment to the Amended and Restated Certificate of Incorporation of the Company dated January 8, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2024).

3.5	Bylaws (incorporated by reference to Exhibit 3.3 to the Company’s Draft Registration Statement on Form DRS filed with the SEC on July 6, 2021).

3.6	Constitution of Broad Capital Acquisition Ltd (incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on March 22, 2024).

3.7	Certificate of Registration on Conversion to a Public Company and Name Change from Broad Capital Acquisition Pty Ltd to Broad Capital Acquisition Ltd dated February 9, 2024 (incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on March 22, 2024).

3.8	Form of Purchaser’s Constitution, to become effective at the closing of the Business Combination (included as Annex B to this proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 19, 2021).

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 19, 2021).

4.3	Specimen Rights Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 19, 2021).

4.4	Rights Agreement, dated as of January 10, 2022, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

5.1	Opinion of Eakin McCaffery Cox regarding the legality of the securities being registered (incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

II-2

10.1	Investment Management Trust Agreement, dated as of January 10, 2022, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

10.1.A	Amendment No. 1 to Investment Management Trust Agreement dated January 10, 2023 by and between the Company and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2023).

10.1.B

Amendment No. 2 to Investment Management Trust Agreement, dated June 12, 2023, by and between the Company and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 10.1.B to Registration Statement on Form S-4, File No. 333-273753, filed with the SEC on August 7, 2023).

10.1.C	Amendment No. 3 to Investment Management Trust Agreement, dated January 8, 2024, by and between the Company and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2024).

10.2	Registration Rights Agreement, dated as of January 10, 2022, among the Company, Broad Capital LLC and certain directors of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

10.3	Private Placement Unit Purchase Agreement, dated as of January 10, 2022, between the Company and Broad Capital LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

10.4	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 19, 2021).

10.5	Promissory Note, dated as of April 16, 2021, issued to Broad Capital LLC (incorporated by reference to Exhibit 10.5 to the Company’s Draft Registration Statement on Form DRS filed with the SEC on July 6, 2021).

10.5.A	Amendment to Promissory Note dated as of April 16, 2021 issued to Broad Capital LLC, effective as of September 30, 2021 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 22, 2021).

10.6	Securities Subscription Agreement, dated May 7, 2021, between the Registrant and Broad Capital LLC (incorporated by reference to Exhibit 10.6 to the Company’s Draft Registration Statement on Form DRS filed with the SEC on July 6, 2021).

10.7	Letter Agreement, dated as of January 10, 2022, among the Company, Broad Capital LLC and each of the officers and directors of the Company (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

10.8	Administrative Services Agreement between the Company and Broad Capital LLC (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2022).

10.9	Form of Purchaser’s 2024 Stock Incentive Plan, to become effective at the closing of the Business Combination (included as Annex C to this proxy statement/prospectus).

10.10	Share Sale Agreement, dated August 25, 2022, by and between Openmarkets Group Limited and OMG Crypto Pty Ltd (incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.11+	Deed of Release Relating to Cannon Trading Pty Ltd, dated August 30, 2022, by and among Openmarkets Group Limited, OMG (Acquisition Co) Pty Ltd, Pomione Pty Ltd, Philip Tauberman, AGMH Tech Pty Ltd, and Aurelien Garreau (incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.12+	Working Capital Facility Agreement, dated May 15, 2020, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.12.A	Deed of Variation to Working Capital Facility Agreement, dated January 14, 2021, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.A to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.B	Letter Agreement, dated February 9, 2022, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd extending Termination Date of Working Capital Facility Agreement (incorporated by reference to Exhibit 10.12.B to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.C	Deed of Variation to Working Capital Facility Agreement, dated March 22, 2022, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.C to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.D	Deed of Variation to Working Capital Facility Agreement, dated June 14, 2022, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.D to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.E	Deed of Variation to Working Capital Facility Agreement, dated July 13, 2022, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.E to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.F	Deed of Variation to Working Capital Facility Agreement, dated August 12, 2022, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.F to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.G	Deed of Variation to Working Capital Facility Agreement, dated November 10, 2022, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.G to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.H	Letter Agreement, dated November 11, 2022, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd extending Termination Date of Working Capital Facility Agreement (incorporated by reference to Exhibit 10.12.H to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.I	Letter Agreement, dated April 21, 2023, by and between TradeFloor Holdings Pty Ltd and Enhanced Investments Pty Ltd extending Termination Date of Working Capital Facility Agreement (incorporated by reference to Exhibit 10.12.I to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.J	Deed of Novation, dated October 12, 2023, by and among Enhanced Investments Pty Ltd, TradeFloor Holdings Pty Ltd, and Openmarkets Group Pty Ltd (incorporated by reference to Exhibit 10.12.J to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.12.K	Deed of Variation to TradeFloor Facility Agreement, dated October 12, 2023, by and between Openmarkets Group Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.K to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.12.L	Deed of Variation to Working Capital Facility Agreement, effective December 21, 2023, by and between Openmarkets Group Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.L to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.12.M	Deed of Variation to Working Capital Facility Agreement, dated April 16, 2024, by and between Openmarkets Group Pty Ltd and Enhanced Investments Pty Ltd (incorporated by reference to Exhibit 10.12.M to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on May 1, 2024)

10.12.N*	Deed of Variation to Working Capital Facility Agreement, dated June 4, 2024, by and between Openmarkets Group Pty Ltd and Enhanced Investments Pty Ltd

10.12.O*	Deed of Variation to Working Capital Facility Agreement, dated July 4, 2024, by and between Openmarkets Group Pty Ltd and Enhanced Investments Pty Ltd

10.13+	Facility Letter of Offer, originally dated April 17, 2019 as amended and restated on May 10, 2022, by and among Partners for Growth V, L.P., Openmarkets Group Limited (formerly known as Openmarkets Online Trading Pty Limited), Openmarkets Australia Limited, Openmarkets (Holdings) Pty Ltd, Tradefloor Holdings Pty Ltd, TradeFloor IPCO Pty Ltd, and Tradefloor Pty Ltd (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

II-3

10.14	General Security Deed, dated April 17, 2019, by and among Partners for Growth V, L.P., Openmarkets Group Limited (formerly known as Openmarkets Online Trading Pty Limited), and Openmarkets Australia Limited, Openmarkets (Holdings) Pty Ltd (incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.15	Deed of Novation, dated August 30, 2022, by and among Partners for Growth V, L.P., Openmarkets Group Limited (formerly known as Openmarkets Online Trading Pty Limited), Openmarkets (Holdings) Pty Ltd, Openmarkets Australia Limited, Tradefloor IPCO Pty Ltd, and Tradefloor Pty Ltd, TradeFloor Holdings Pty Ltd, Enhanced Investments Pty Ltd, BMYG Asset Management Pty Ltd, and OMRA Fund Pty Ltd (incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.16	OpenMarkets Regulatory Arbitrage Fund Facility Agreement, dated September 8, 2020, by and between OpenMarkets Australia Ltd and OMRA Fund Pty Ltd (incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.17+	Asset Sale Agreement, dated October 11, 2022, by and among Opentrader Pty Ltd, Marketech Online Trading Pty Ltd, and Openmarkets Group Limited (incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.18	Agreement, dated May 22, 2015, by and between Iress Limited and Openmarkets Australia Limited (incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.19	Master Supply Agreement, dated December 17, 2020, by and between GBST Holdings Ltd and OpenMarkets Australia Limited (incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.19.A	Deed of Novation of the Master Supply Agreement, dated September 30, 2021, by and among GBST Holdings Ltd, OpenMarkets Australia Limited, and Tradefloor IPCO Pty Ltd. (incorporated by reference to Exhibit 10.19.A to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.19.B	Novation Deed, dated April 4, 2022, by and among GBST Holdings Limited, FNZ Securities (Australia) Pty Ltd, and Tradefloor IPCO Pty Ltd (incorporated by reference to Exhibit 10.19.B to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

10.20+	Executive Service Agreement, effective January 31, 2022, by and between TradeFloor IPCO Pty Ltd and Dan Jowett (incorporated by reference to Exhibit 10.20 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.20.A+	Amendment to Executive Service Agreement, dated October 27, 2023, by and between TradeFloor IPCO Pty Ltd and Dan Jowett (incorporated by reference to Exhibit 10.20.A to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.21+	Employment Agreement, effective November 16, 2020, by and between TradeFloor IPCO Pty Ltd and Nick Hornstein (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.22+	Employment Agreement, effective August 30, 2022, by and between TradeFloor IPCO Pty Ltd and Aurelien Garreau (incorporated by reference to Exhibit 10.22 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.23+	Employment Agreement, effective December 5, 2022, by and between TradeFloor IPCO Pty Ltd and Robert Forbes (incorporated by reference to Exhibit 10.23 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.24+	Employment Agreement, effective August 16, 2021, by and between Trade Floor IPCO Pty Ltd and Scott Anderson (incorporated by reference to Exhibit 10.24 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.25+	Employment Agreement, dated effective February 1, 2023, by and between TradeFloor IPCO Pty Ltd and Hetal Majithia (incorporated by reference to Exhibit 10.25 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.26	Enforceable Undertaking, dated June 30, 2023, by and between Openmarkets Australia Limited and Australian Securities and Investments Commission (incorporated by reference to Exhibit 10.26 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.27	Lease, effective July 1, 2023, by and between Brookfield 388 Landowner Pty Ltd and Openmarkets Group Pty Ltd (incorporated by reference to Exhibit 10.27 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.28	Intermediary Services Agreement, dated January 4, 2021, by and between OpenMarkets Australia Limited and SelfWealth Limited (incorporated by reference to Exhibit 10.28 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.29	CMM and Intra-Day Settlement Facility Agreement, dated July 7, 2022, by and among BMY Group Pty Ltd, Enhanced Investments Pty Ltd, and Openmarkets Australia Ltd (incorporated by reference to Exhibit 10.29 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

10.29.A	Deed of Variation to CMM and Intra-Day Settlement Facility Agreement, dated August 30, 2022, by and among BMY Group Pty Ltd, Enhanced Investments Pty Ltd, and Openmarkets Australia Ltd (incorporated by reference to Exhibit 10.29.A to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on November 13, 2023).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Registration Statement on Form S-4, File No. 333-273753, filed with the SEC on August 7, 2023).

23.1*	Consent of MaloneBailey, LLP

23.2*	Consent of BDO Audit Pty Ltd

23.3*	Consent of MSPC Certified Public Accountants and Advisors

23.4*	Consent of King Kee Appraisal and Advisory Limited

24.1	Power of Attorney (included on the signature page to our Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on March 22, 2024).

99.1	Form of Proxy Card for Stockholders (incorporated by reference to Exhibit 99.1 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on March 22, 2024).

II-4

99.2	Consent of Christian T. Blackwell to be named as a director (incorporated by reference to Exhibit 99.2 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

99.3	Consent of Songyu (Eric) Gao to be named as a director(incorporated by reference to Exhibit 99.3 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

99.4	Consent of Daniel Jowett to be named as a director(incorporated by reference to Exhibit 99.4 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

99.5	Consent of Naseema Sparks to be named as a director (incorporated by reference to Exhibit 99.5 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

99.6	Consent of Johann Tse to be named as a director (incorporated by reference to Exhibit 99.6 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

99.7	Consent of Leah Fricke to be named as a director(incorporated by reference to Exhibit 99.7 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

99.8	Consent of Glenda McLoughlin to be named as a director (incorporated by reference to Exhibit 99.8 to Registration Statement on Form S-4/A, File No. 333-273753, filed with the SEC on January 16, 2024).

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

107	Filing Fee Table (incorporated by reference to Exhibit 107 to Registration Statement on Form S-4, File No. 333-273753, filed with the SEC on August 7, 2023).

*	Filed herewith.

†	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Item 22. Undertakings.

(b)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

II-5

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

II-6

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th day of August, 2024.

BROAD CAPITAL ACQUISITION LTD

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Representative

By:	/s/ Rongrong (Rita) Jiang
Name:	Rongrong (Rita) Jiang
Title:	Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Johann Tse	Director	August 12, 2024
Johann Tse

/s/ Rongrong (Rita) Jiang	Director	August 12, 2024
Rongrong (Rita) Jiang

/s/ *	Director	August 12, 2024
Michael Leo Stafford

/s/ *	Director	August 12, 2024
Kerry Walter Sidaway

* By:	/s/ Johann Tse
Johann Tse, attorney-in-fact

II-8

Annex A

AGREEMENT AND PLAN OF MERGER

AND BUSINESS COMBINATION AGREEMENT

dated

January 18, 2023

by and among

Broad Capital Acquisition Corp., a Delaware corporation,

as Predecessor,

Openmarkets Group Pty Ltd, an Australian corporation,

as the Company,

BMYG OMG Pty Ltd,

as the Shareholder,

Broad Capital LLC, a Delaware limited liability company,

as the Indemnified Party Representative,

and such other persons who later join this Agreement as contemplated herein.

A-1

i

TABLE OF CONTENTS CONTINUED

ii

TABLE OF CONTENTS CONTINUED

iii

TABLE OF CONTENTS CONTINUED

iv

INDEX OF DEFINITIONS

Page

$	Section 1.94
Acquisition Intended Tax Treatment	Section 3.9
Contribution and Exchange	Recitals
Action	Section 1.1
Additional Agreements	Section 1.2
Additional Purchaser SEC Documents	Section 6.14(a)
Affiliate	Section 1.3
Affiliate Transaction	Section 5.34(a)
Agreement	Preamble
Annual Financial Statements	Section 5.11(a)
Anti-Corruption Laws	Section 5.32(a)
Audited 2021/2022 Financial Statements	Section 7.5
Books and Records	Section 1.4
Business	Recitals
Business Day	Section 1.5
Closing	Section 3.2
Estimated Closing Consideration Spreadsheet	Section 3.6(a)
Exchange Ratio	Section 1.7
Closing Merger Consideration Shares	Section 1.8
Per Share Merger Consideration	Section 1.9
Code	Section 1.10
Company	Preamble
Company Fundamental Representations	Section 1.12
Company Group	Recitals
Company Leases	Section 5.26(b)
Company Ordinary Shares	Section 1.12
Shareholder	Section 13.18(a)
Company Written Consent	Section 1.16
Computer Systems	Section 5.19(i)
Confidentiality Agreement	Section 1.17
Continental	Section 4.3(b)
Contracts	Section 1.18
Control	Section 1.19
D&O Indemnified Persons	Section 7.7(a)
D&O Tail Insurance	Section 7.7(b)
Data Protection Laws	Section 1.20
Deferred Underwriting Amount	Section 1.21
DGCL	Section 1.22
Effective Time	Section 3.2
Employment Agreements	Section 1.49
Environmental Laws	Section 1.23
Equity Incentive Plan	Section 1.24
ERISA	Section 5.23(f)

i

INDEX OF DEFINITIONS CONTINUED

Page

ERISA Affiliate	Section 5.23(g)
Exchange Act	Section 1.25
Exchange Fund	Section 4.3(b)
Export Control Laws	Section 5.32(a)
Financial Statements	Section 5.11(a)
Foreign Corrupt Practices Act	Section 5.18(a)
Fully Diluted Company Shares	Section 1.27
Governmental Authority	Section 1.28
Hazardous Material	Section 1.29
Hazardous Material Activity	Section 1.30
HSR Act	Section 1.31
Indebtedness	Section 1.32
Escrow Agent	Section 1.34
Escrow Agreement	Section 1.33
Escrow Shares	Section 1.35
Indemnified Party Representative	Preamble
Indemnified Party Representative Action	Section 13.19(e)
Shareholder	Section 12.1
Initial Financial Information	Section 7.5
Intellectual Property Right	Section 1.36
Interim Financial Statements	Section 5.11(a)
International Trade Control Laws	Section 5.32(a)
Inventory	Section 1.37
Investment Management Trust Agreement	Section 1.38
IPO	Section 1.39
IRS	Section 1.40
IT Providers	Section 5.19(k)
Know-How	Section 1.41
Labor Agreements	Section 5.24(a)
Law	Section 1.42
Laws	Section 1.42
Leases	Section 1.43
Letter of Transmittal	Section 4.3(c)
Liabilities	Section 1.44
Lien	Section 1.45
Lock-up Agreement	Section 1.45
Loss	Section 12.1
Losses	Section 12.1
Material Adverse Change	Section 1.46
Material Adverse Effect	Section 1.46
Material Contracts	Section 5.16(a)
Merger Consideration	Section 1.47
Merger Sub	Recitals
Merger Sub Ordinary Shares	Section 6.7(c)
Nasdaq	Section 1.49
Non-Compete Agreement	Section 1.49

ii

INDEX OF DEFINITIONS CONTINUED

Page

Non-U.S. Subsidiaries	Section 9.2(d)
Order	Section 1.51
Organizational Documents	Section 1.51
OSHA	Section 5.24(m)
Outside Date	Section 11.1(d)(i)
Owned Intellectual Property	Section 5.19(a)
Owned Real Property	Section 5.26(a)
Purchaser	Preamble
Purchaser Common Stock	Section 1.54
Purchaser Fundamental Representations	Section 1.56
Purchaser Financial Statements	Section 6.14(b)
Purchaser Shareholder Approval Matters	Section 9.5(a)
Purchaser Preferred Shares	Section 1.58
Purchaser SEC Documents	Section 6.14(a)
Purchaser Shares	Section 1.59
Purchaser Special Meeting	Section 9.5(a)
Purchaser Unit	Section 1.60
Purchaser Warrants	Section 1.61
PCAOB	Section 1.62
Permits	Section 5.17
Permitted Liens	Section 1.63
Person	Section 1.64
Personal Data	Section 1.65
PFIC	Section 9.2(d)
Plan of Merger	Section 3.2
PM1	Section 2.2
Principal Shareholders	Section 1.66
Privacy Laws	Section 1.67
Privacy Policy	Section 5.19(j)
Proceeding	Section 1.68
Prohibited Party	Section 5.32(b)
Prospectus	Section 9.5(a)
Proxy Statement	Section 9.5(a)
Purchaser Units	Section 1.70
Real Property	Section 1.71
Redomestication Intended Tax Treatment	Section 2.7
Redomestication Merger	Recitals
Redomestication Merger Certificate	Section 2.2
Redomestication Merger Surviving Corporation	Recitals
Redomestication Merger Surviving Corporation Ordinary Shares	Section 1.72
Redomestication Merger Surviving Corporation Units	Section 1.73
Redomestication Merger Surviving Corporation Warrants	Section 1.74
Registrar	Section 2.2
Required Financials	Section 7.5
Required Purchaser Shareholder Approval	Section 10.1(e)
Requisite Company Vote	Section 5.2

iii

INDEX OF DEFINITIONS CONTINUED

Page

Sanctions Laws	Section 5.32(a)
Sarbanes-Oxley Act	Section 1.76
Scheduled Intellectual Property	Section 5.19(a)
SEC	Section 1.77
Securities Act	Section 1.79
Shareholder	Preamble
Shareholder Authorized Action	Section 13.18(f)
Sensitive Data	Section 1.78
Shareholder	Section 1.81
Shareholders	Section 1.81
Signing Date	Preamble
Sponsor	Section 1.80
Registration Rights Agreement	Section 1.82
Standards Agreements	Section 5.19(o)
Standards Body	Section 5.19(o)
Stockholder Register	Section 2.6(a)(i)
Subsidiaries	Section 1.83
Subsidiary	Section 1.83
Survival Period	Section 12.6
Surviving Corporation	Section 3.1
Tangible Personal Property	Section 1.84
Tax	Section 1.85
Tax Return	Section 1.87
Taxing Authority	Section 1.86
CID Claim	Section 12.2(a)
Trust Account	Section 6.9
Trust Fund	Section 6.9
Trustee	Section 6.9
U.S. GAAP	Section 1.89
UCC	Section 1.88

iv

AGREEMENT AND PLAN OF MERGER

AND BUSINESS COMBINATION AGREEMENT

This AGREEMENT AND PLAN OF MERGER AND BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of January 18, 2023 (the “Signing Date”), by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Pty Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), and Broad Capital LLC, a Delaware limited liability company, solely in its capacity as the Sponsor (as defined herein the “Indemnified Party Representative”), as well as such other persons who are contemplated to later join this Agreement as the “Purchaser” and “Merger Sub” herein. The Predecessor, Purchaser, Merger Sub, Company, and Shareholder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. The Company and its Subsidiaries (the “Company Group”) are in the business of providing their proprietary financial services technology to operators of trading and wealth platforms and to fund and account managers, financial advisors, market participants and private wealth advisors, in Australia (the “Business”).

B. Predecessor is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

C. Purchaser is to be a public limited company incorporated in Australia.

D. Merger Sub is to be a Delaware corporation formed as a wholly-owned subsidiary of Purchaser for purposes of consummating the Transactions (as defined below).

E. The Parties desire to move the domicile of Predecessor from Delaware to Australia by merging Merger Sub with and into Predecessor with Predecessor continuing as the surviving corporation (the “Redomestication Merger”), so that following the Redomestication Merger, (i) Predecessor becomes a wholly-owned subsidiary of Purchaser, (ii) the securityholders of Predecessor receive securities in Purchaser in exchange for their securities in Predecessor, and (iii) Predecessor will, by operation of law, acceded to all of the contracts, acquire all of the assets and assume all of the liabilities of Merger Sub.

F. In connection with and immediately after the Redomestication Merger, Purchaser desires to liquidate Predecessor and have Predecessor transfer all of its assets to Purchaser.

G. In connection with and immediately, or within a reasonable amount of time not to exceed two days, after the Redomestication Merger, Purchaser wishes to acquire the Company by issuing Purchaser Shares to the Shareholder in exchange for the contribution by the Shareholder of all of the Company Shares owned by the Shareholder (the “Acquisition Contribution and Exchange”).

2

H. For U.S. federal income tax purposes, the Parties hereto intend that the Redomestication Merger and Acquisition Contribution and Exchange will qualify as a “transfer to a corporation controlled by the transferor” within the meaning of Section 351 of the Code.

I. The Boards of Directors of the Company and the Shareholder have determined that this Agreement, the Contribution and Exchange and the other transactions contemplated by this Agreement and the Additional Documents (collectively, the “Transactions”) are fair and advisable to, and in the best interests of, the Company and the Shareholder.

J. The Boards of Directors of Predecessor, Purchaser and Merger Sub have determined that this Agreement, the Contribution and Exchange, and the other Transactions are fair and advisable to, and in the best interests of Predecessor, Purchaser, Merger Sub and their respective stockholders.

K. Simultaneously with the execution of this Agreement, the Company and the Shareholder have delivered the Company Written Consent and the Shareholder Written Consent, respectively, to Purchaser evidencing the approval of this Agreement and the Transactions;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties accordingly agree as follows:

Article I

DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

1.1 “A$” means Australian dollars.

1.2 “Action” means any threatened, asserted, or pending legal action, suit, claim, demand, investigation, hearing or Proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and including any such audit, claim or assessment for Taxes or otherwise.

1.3 “Additional Agreements” mean the Lock-up Agreement, Employment Agreements, Escrow Agreement, Non-Compete Agreement, Registration Rights Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or any additional agreement to be executed in connection with the Transactions.

1.4 “Adjustment Escrow Shares” means 100,000 Purchaser Shares.

1.5 “Adjustment Exchange Consideration” means a number of Purchaser Shares, if any, with an aggregate value equal to the excess of the Net Working Capital over the Estimated Net Working Capital, which Purchaser Shares shall have a deemed price of $10.00 per share.

3

1.6 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.7 “ATO” means the Australian Taxation Office.

1.8 “Australian Companies Act” means Australian Corporations Act 2001 (Cth).

1.9 “Benefit Arrangements” means all employee benefits offered by the Company Group to its employees, including but not limited to plans for discretionary bonuses, commission or incentive plans, profit sharing, equity, Fringe Benefits or any other employee benefit over and above the salary or wages (including superannuation) of any employee.

1.10 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.11 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York City, New York, are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

1.12 “Calculation Period” means each of the two 12-month periods commencing (i) on the first day of the calendar month following the month in which the Closing Date occurs and ending on the last day of the calendar month following the month in which the first anniversary of the Closing Date occurs, and (ii) on the first day of the calendar month following the month in which the first anniversary of the Closing Date occurs and ending on the last day of the month following the month in which the second anniversary of the Closing Date occurs.

1.13 “Closing Company Cash” means the aggregate cash and cash equivalents of the Company on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company at Closing.

1.14 “Closing Exchange Consideration” means the Estimated Closing Exchange Consideration plus the Adjustment Escrow Shares, if any, released to the Shareholder, plus the Adjustment Exchange Consideration, if any, released to the Shareholder.

1.15 “Closing Net Indebtedness” means (i) the aggregate amount of all Indebtedness of the Company as of the Closing, including the ARC Share Payment, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with IFRS.

1.16 “Code” means the Internal Revenue Code of 1986, as amended.

4

1.17 “Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.5 (Capitalization), Section 5.6 (Subsidiaries), the last sentence of Section 5.17 (Licenses and Permits), and Section 5.30 (Finders’ Fees).

1.18 “Company Group” shall have the meaning set forth in Recital A.

1.19 “Company Investigations and Disputes” means the matters identified on Schedule 3.11 attached hereto.

1.20 “Company Shares” shall mean the ordinary shares of the Company as existing, issued and outstanding as of the date hereof and/or immediately prior to the Closing, as applicable.

1.21 “Company Written Consent” means a written consent evidencing the approval of this Agreement by the Requisite Company Vote.

1.22 “Confidentiality Agreement” means the Section 4 of that certain Non-Binding Letter of Intent dated November 9, 2022, by and between the Predecessor and the Company.

1.23 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

1.24 “Contribution and Exchange” shall mean the Transactions contemplated under Article II and Article III of this Agreement, including the Redomestication Merger, and the Acquisition Contribution and Exchange.

1.25 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.26 “Deferred Underwriting Amount” means an aggregate of approximately $3.6 million, constituting the portion of the underwriting discounts and commissions, which the underwriters of the IPO are entitled to receive upon the occurrence of the Closing in accordance with the Investment Management Trust Agreement.

1.27 “DGCL” means the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code).

1.28 “Earnout” means the contingent Exchange Consideration set forth in Section 3.7.

5

1.29 “Earnout Escrow Shares” means a number of Purchaser Shares with an aggregate value equal to $20,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).

1.30 “Earnout Exchange Consideration” means the Escrow Shares payable to the Shareholder in satisfaction of the Earnout.

1.31 “Earnout Period” means the period beginning on the first day of the month following the month in which the Closing Date occurs and ending on the date that is two years thereafter.

1.32 “Earnout Threshold” means, for a given Calculation Period, the sum of the figures in the column marked “Earnout Threshold Revenue” on Schedule 3.10 attached hereto for each of the 12 months in that Calculation Period.

1.33 “EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

1.34 “Employment Agreements” means the employment agreements with each of the key employees whose names are listed and marked with an asterisk on Schedule 5.23(a), in the form attached hereto as Exhibit A.

1.35 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.36 “Equity Incentive Plan” means the equity incentive plan to be adopted by the Purchaser prior to the Closing and reflecting (i) a pool of 5% of the fully-diluted capitalization of the Purchaser immediately following the Closing, (ii) 200,000 Purchaser Shares (or derivative instruments with similar economics) to be awarded at Closing to the Company’s Chief Executive Officer and General Counsel in equal portions, subject to straight-line, annual vesting over two years, and otherwise subject to the terms of the Equity Incentive Plan, and (iii) 50,000 Purchaser Shares (or derivative instruments with similar economics) to be awarded to the Company’s staff in accordance with fiscal year 2023 goals set by the Purchaser following Closing, and otherwise subject to the terms of the Equity Incentive Plan.

1.37 “Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement in which the Escrow Shares are to be deposited.

1.38 “Escrow Agent” means Continental Stock Transfer and Trust Company.

1.39 “Escrow Agreement” means the agreement substantially in the form attached hereto as Exhibit B between the Escrow Agent, Shareholder, and Indemnified Party Representative with respect to the Escrow Shares.

6

1.40 “Escrow Shares” means, collectively, the Adjustment Escrow Shares, the Earnout Escrow Shares and the Indemnification Escrow Shares.

1.41 “Estimated Closing Exchange Consideration” means $90,000,000 (a) minus the amount of the Estimated Closing Net Indebtedness, (b) minus the amount of the Estimated Company Investigations and Disputes Losses, (c) plus the amount by which the Estimated Net Working Capital Exceeds the Net Working Capital Target, or minus the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital; which amount shall be computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet, and paid in Purchaser Shares at Closing, which Purchaser Shares shall have a deemed value of $10.00 per share.

1.42 “Estimated Closing Net Indebtedness” means the estimate of the Closing Net Indebtedness computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet.

1.43 “Estimated Company Investigations and Disputes Losses” means the aggregate of the amounts shown in the column “Value” on Schedule 3.11, as of the Closing.

1.44 “Estimated Net Working Capital” means the estimate of Net Working Capital computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet.

1.45 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.46 “Exchange Consideration” means the Closing Exchange Consideration plus (i) the Earnout paid to Shareholder, if any, pursuant hereto, and (ii) the Indemnification Escrow Shares released to the Shareholder, if any, pursuant hereto and pursuant to the Escrow Agreement.

1.47 “Extension Proxy Statement” means the proxy statement on Schedule 14A filed with the SEC by the Predecessor on December 28, 2022 in connection with the Extension Special Meeting.

1.48 “Extension Special Meeting” means the special meeting of the stockholders of the Predecessor held on January 10, 2023, as such date may be extended, to approve, among other matters, the amendment of the Predecessor’s amended and restated certificate of incorporation and the Investment Management Trust Agreement to allow the Predecessor to extend the date by which the Predecessor must complete its initial business combination from January 13, 2023 to October 13, 2023, on a month-to-month basis up to nine times.

1.49 “FATA” means the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth).

1.50 “Fringe Benefits” has the meaning set out in the Australian Fringe Benefits Tax Assessment Act 1986 (Cth).

1.51 “FWA” means the Fair Work Act 2009 (Cth).

7

1.52 “Governmental Authority” means any government entity, body or authority of any nation, including (a) any federal, state, territory, foreign or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (c) any official of any of the foregoing acting in such capacity.

1.53 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.54 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.55 “HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.

1.56 “IFRS” means the accounting and financial reporting standards issued by the International Accounting Standards Board for the preparation of general-purpose financial statements.

1.57 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP or IFRS, as applicable (in each case, as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.58 “Indemnification Escrow Shares” means a number of Purchaser Shares, if any, with an aggregate value equal to the Estimated Company Investigations and Disputes Losses, which Purchaser Shares shall have a deemed price of $10.00 per share.

8

1.59 “Intellectual Property” or “Intellectual Property Right” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto; and (h) social media accounts, and all content contained therein.

1.60 “Inventory” is defined in the UCC.

1.61 “Investment Management Trust Agreement” means the investment management trust agreement made as of January 10, 2022 by and between Predecessor and the Trustee.

1.62 “IPO” means the initial public offering of Predecessor pursuant to the IPO Prospectus.

1.63 “IPO Prospectus” means the final prospectus of the Predecessor, dated as of January 10, 2022 (File No. 333-258943).

1.64 “IRS” means the U.S. Internal Revenue Service.

1.65 “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

1.66 “Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, including but not limited to Dan Jowett and Nick Hornstein, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

1.67 “Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

9

1.68 “Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

1.69 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.70 “Lien” means, with respect to any asset, any mortgage, lien (including tax liens), pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.71 “Lock-up Agreement” means the agreement relating to the shares of the Purchaser to be effective as of the Closing, in substantially the form attached as Exhibit C.

1.72 “Material Adverse Effect” or “Material Adverse Change” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that has had or is reasonably expected to have a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, customer relationships, regulatory environment, operations or properties of a Party hereto and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Party and/or its subsidiaries operate(s); (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any of the Purchaser Parties (in case of the Company) or the Company (in case of any of the Purchaser Parties); (f) any changes in applicable Laws or accounting rules (including U.S. GAAP or IFRS, as applicable) or the enforcement, implementation or interpretation thereof; or (g) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus; unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Party and its subsidiaries as compared to comparable companies in the same industry or industries.

1.73 “Measured Performance Level” means, with respect to any Calculation Period, the revenues of the Purchaser Parties or any of their subsidiaries (including the Company Group) related to the Business for such period, determined in accordance with IFRS.

1.74 “Merger Sub” means the Delaware corporation to be formed pursuant to Section 7.9 and to be named OMGH Merger Sub Corp.

10

1.75 “Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

1.76 “Net Working Capital” means, as of Closing, (i) all current assets of the Company (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness), on a consolidated basis and as determined in accordance with IFRS.

1.77 “Net Working Capital Target” means (-A$3,400,000).

1.78 “Nominated Superannuation Fund” means the Company and its Subsidiaries’ nominated superannuation fund into which it pays the employee superannuation known as Australian Super, ABN 65 714 394 898 with SPIN/USI STA0100AU.

1.79 “Non-Compete Agreement” means the agreement governing the non-disclosure, non-competition and non-solicitation agreements with Shareholder, in the form attached hereto as Exhibit D.

1.80 “OldCo” means Openmarkets Group Ltd., ACN 159 661 453.

1.81 “Operating Subsidiaries” means the subsidiaries of OldCo that the Company acquired on August 30, 2022, including Cannon Trading PTY Ltd, OMRA Fund Pty Ltd, and Openmarkets (Holdings) Pty Ltd, and their respective subsidiaries, Openmarkets Australia Ltd, Openmarkets Trading Pty Ltd, Tradefloor Holdings Pty Ltd, and their respective subsidiaries, HUIC Nominees Pty Ltd, Openmarkets Nominees Pty Ltd, Tradefloor Pty Ltd., and Tradefloor IPCO Pty Ltd.

1.82 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

1.83 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

1.84 “PCAOB” means the Public Company Accounting Oversight Board.

1.85 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Predecessor; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP or IFRS, as applicable).

11

1.86 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.87 “Personal Data” means, with respect to any natural Person, (i) information that identifies or is capable of identifying a natural Person such as (a) non-public information, such as a national identification number, passport number, social security number, driver’s license number; (b) health or medical information, such as insurance information, medical prognosis, diagnosis information or genetic information; (c) financial information, such as a policy number, payment information, tax identification number, credit history, any code or password that would permit access to a bank account, and/or bank account number; (d) sensitive personal data, such as mother’s maiden name, race, marital status, gender or sexuality, background check information, judicial data such as criminal records, or Internet protocol addresses relating to use of websites or assigned to a person; (e) biometric data; and/or (f) genetic data; or (ii) “personal information”, “personally identifiable information”, “personal data” or any similar term or other information that is explicitly defined as a regulated category of information under any applicable Privacy Law.

1.88 “Predecessor Rights” means the right to receive one-tenth of one Predecessor Share upon closing of the Transactions.

1.89 “Predecessor Shares” means the shares of the Predecessor’s common stock, par value $0.000001 per share.

1.90 “Predecessor Units” means a unit of Predecessor comprised of one Predecessor Share and one Predecessor Right including all “units” described in the IPO Prospectus.

1.91 “Privacy Laws” means all applicable international, federal, state, provincial or local (including, but not limited to Australian, United States state and federal Laws, and the laws of other non-U.S. jurisdictions applicable to the Company or any of its Subsidiaries) Laws, rules, regulations, mandatory directives, or other governmental requirements relating to data privacy, trans-border data flow, data protection, privacy, or use of Personal Data, including without limitation the Australian Privacy Act 1988 (Cth), as amended including the Notifiable Data Breaches Scheme (NDB), EU General Data Protection Regulation 2016/67 and more specific rules or Laws by member states (such as in the case of employee data, as applicable, the United Kingdom Data Protection Act of 2018 and the UK General Data Protection Regulation), and any and all similar Laws relating to privacy, security, data protection, data availability, destruction, data breach, and security incident notification, including any regulations promulgated under each of the foregoing, and any and all successor or supplemental laws thereof.

1.92 “Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry, or investigation before or by a Governmental Authority or an arbitrator.

1.93 “Purchaser” means the Australian corporation to be formed pursuant to Section 7.9 and to be named OMGL Holdings Limited.

12

1.94 “Purchaser Fundamental Representations” means the representations and warranties of the Purchaser Parties set forth in Section 6.1 (Corporate Existence and Power), Section 6.2 (Authorization), Section 6.5 (Finders’ Fees) and Section 6.7 (Capitalization).

1.95 “Purchaser Parties” means the Predecessor and the Purchaser and any of their respective Subsidiaries from time to time.

1.96 “Purchaser Right” means the right to receive one-tenth of one Purchaser Share upon closing of the Transactions, each of which is to be issued in the Redomestication Merger in exchange for a Predecessor Right.

1.97 “Purchaser Shares” means the ordinary shares of the Purchaser.

1.98 “Purchaser Units” means a unit of Purchaser comprised of one Purchaser Share and one Purchaser Right including all “units” described in the IPO Prospectus of Predecessor, each of which to be issued in the Redomestication Merger in exchange for a Predecessor Unit.

1.99 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.100 “Registration Rights Agreement” means the agreement governing the resale of the shares, rights, warrants and units of the Purchaser owned by the Shareholder and certain Purchaser stockholders, in the form attached hereto as Exhibit E.

1.101 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.102 “SEC” means the U.S. Securities and Exchange Commission.

1.103 “Securities Act” means the Securities Act of 1933, as amended.

1.104 “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by any member of the Company Group. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by any member of the Company Group.

1.105 “SGA” means the Australian law Superannuation Guarantee (Administration) Act 1992 (Cth).

1.106 “SGC” means the charge payable under the SGA.

1.107 “Shareholder Fundamental Representations” means the representations and warranties of the Shareholder set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5 (Ownership of Company Securities), Section 4.7 (Accredited Investor and Bad Actor Status), and Section 4.8 (Finders and Brokers).

13

1.108 “Shareholder Written Consent” means a written consent evidencing the approval of this Agreement, the Additional Agreements, and the Acquisition Contribution and Exchange by the Requisite Shareholder Vote.

1.109 “SIS” means the Australian law Superannuation Industry (Supervision) Act 1993 (Cth).

1.110 “Sponsor” means Broad Capital LLC, a Delaware limited liability company.

1.111 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.112 “Tangible Personal Property” means all material tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

1.113 “Target Broker-Dealer” means Openmarkets Australia Limited, an Australian limited company.

1.114 “Target Performance Level” means, for a given Calculation Period, the sum of the figures in the column marked “Target Performance Level Revenue” on Schedule 3.10 attached hereto for each of the 12 months in that Calculation Period.

1.115 “Tax” means any federal, state, territory local or foreign (including Australia) tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, retirement, superannuation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

1.116 “Tax Act” means the Income Tax Assessment Act 1936 of Australia.

1.117 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

14

1.118 “Taxing Authority” means the Internal Revenue Service, ATO, any other comparable government agency or authority in Australia, and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax, in the United States or elsewhere.

1.119 “Transactions” means any and all of the transactions contemplated or provided for under this Agreement and each of the Additional Agreements.

1.120 “Treasury Regulation” means the regulations of the U.S. Internal Revenue Service.

1.121 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.122 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.123 “$” means U.S. dollars, the legal currency of the United States.

Article II

REDOMESTICATION MERGER

2.1 Redomestication Merger. At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Predecessor shall be merged with Merger Sub, the separate corporate existence of Merger Sub shall cease and Predecessor shall continue as the surviving corporation and a wholly-owned subsidiary of Purchaser.

2.2 Redomestication Merger Effective Time. Purchaser, Predecessor, and Merger Sub shall cause the Redomestication Merger to be consummated by filing a certificate of merger (the “Redomestication Merger Certificate”) with the Secretary of State of the State of Delaware, and any and all other required declarations and documentations, in accordance with the relevant provisions of the DGCL, and by filing all required declarations and documentations for the merger under the Australian Companies Act. The effective time of Redomestication Merger shall be the time of the acceptance of the Redomestication Merger Certificate, or such later time as specified in the Redomestication Merger Certificate, being the “Redomestication Merger Effective Time.”

2.3 Effect of Redomestication Merger. At the Redomestication Merger Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Redomestication Merger Certificate, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Predecessor, which shall include the assumption by the Predecessor of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Closing, and the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall cease and the Certificate of Incorporation and Bylaws of the Predecessor shall continue and be unaffected by the Redomestication Merger.

15

2.4 Effect on Issued Securities of Predecessor.

(a) Conversion of Predecessor Shares.

(i) At the Redomestication Merger Effective Time, each issued and outstanding Predecessor Share (other than those described in Section 2.4(c) below) shall by operation of law be converted automatically into the right to receive one Purchaser Share. At the Redomestication Merger Effective Time, all Predecessor Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Predecessor Shares immediately prior to the Redomestication Merger Effective Time, as evidenced by the stockholder register of Predecessor (the “Stockholder Register”), shall cease to have any rights with respect to such Predecessor Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Predecessor Shares shall be exchanged for a certificate representing the same number of Purchaser Shares upon the surrender of such certificate in accordance with Section 2.5.

(ii) Each holder of Predecessor Shares listed on the Stockholder Register shall thereafter have the right to receive the same number of Purchaser Shares only.

(b) Conversion of Predecessor Rights and Predecessor Units. At the Redomestication Merger Effective Time, each Predecessor Right and each Predecessor Unit shall be converted into the right to receive one Purchaser Right and one Purchaser Unit, respectively. At the Redomestication Merger Effective Time, each Predecessor Right and each Predecessor Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Rights and Purchaser Units shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Predecessor Rights and Predecessor Units, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time, as if each Purchaser Right and Purchaser Unit was a Predecessor Right and a Predecessor Unit, respectively. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance a sufficient number of Purchaser Shares for delivery upon the exercise of the Purchaser Rights and the Purchaser Units after the Redomestication Merger Effective Time.

(c) Cancellation of Predecessor Shares Owned by Predecessor. At the Redomestication Merger Effective Time, if there are any Predecessor Shares that are owned by Predecessor as treasury shares or any Predecessor Shares owned by any direct or indirect wholly owned subsidiary of Predecessor immediately prior to the Redomestication Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

16

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.4, none of the Predecessor or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5 Surrender of Predecessor Shares. All securities issued upon the surrender of the Predecessor Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Predecessor Shares shall also apply to the Purchaser Shares issued pursuant to the Redomestication Merger.

2.6 Lost, Stolen, or Destroyed Certificates. In the event any certificates previously evidencing Predecessor Shares shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.5; provided, however, that the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

2.7 Section 368 Reorganization. For U.S. federal income tax purposes, Predecessor and Merger Sub intend that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Predecessor and Merger Sub is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Predecessor and Merger Sub hereby (a) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (b) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (c) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Merger Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each (x) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

2.8 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Predecessor and Merger Sub, the officers and directors of Predecessor and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

17

Article III

ACQUISITION CONTRIBUTION AND EXCHANGE

3.1 Acquisition Contribution and Exchange. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, immediately (or within a reasonable amount of time not to exceed two (2) Business Days) after the Redomestication Merger Effective Time, Shareholder shall contribute all of the Company Shares to Purchaser in exchange for the Exchange Consideration thereby completing the Acquisition Contribution and Exchange.

3.2 Closing. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Acquisition Contribution and Exchange (the “Closing”) shall take place promptly after the Redomestication Merger at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, NW Suite 900, Washington, D.C., 20001, Attention: Andrew M. Tucker on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Shareholder and the Purchaser may mutually agree upon. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Shareholder shall deliver all of the Company Shares to the Purchaser, and the Purchaser Parties shall cause the Purchaser to receive the Estimated Closing Exchange Consideration. In addition, on the Closing Date, the Purchaser shall deposit the Adjustment Escrow Shares, the Earnout Escrow Shares and the Indemnification Escrow Shares with the Escrow Agent as set forth in Section 3.4.

3.3 Board of Directors. The Parties shall use best efforts to ensure that, immediately after the Closing, the Purchaser’s board of directors shall consist of seven (7) directors, which shall include not less than four (4) independent directors under Nasdaq rules requiring a majority of directors to be independent, with two of such directors to be designated by the Sponsor (one of which shall be independent). The remainder of the directors, both independent and not independent, shall be designated by the Company prior to the Closing.

3.4 Exchange and Escrow. On or prior to the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”), or an agreed-upon depositary bank, as applicable, (1) for the benefit of the Shareholder, for exchange in accordance with this Article III, the number of Purchaser Shares sufficient to deliver the aggregate Estimated Closing Exchange Consideration payable to the Shareholder pursuant to this Agreement as set forth in the Estimated Closing Consideration Spreadsheet (such shares of Purchaser Common Stock, the “Exchange Fund”) and (2) in its capacity as the Escrow Agent, the Escrow Shares, to be held and released in accordance with this Agreement and the Escrow Agreement. Purchaser shall cause Continental or the depositary bank as applicable, pursuant to irrevocable instructions, to pay the Estimated Closing Exchange Consideration to Shareholder on the Closing Date out of the Exchange Fund in accordance with the Estimated Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

3.5 Exchange Procedures. On the Closing Date, Purchaser shall cause Continental to deliver to Shareholder, the Estimated Closing Exchange Consideration, represented by certificate or book-entry, upon Purchaser’s receipt of all of Shareholder’s Company Shares, which shall represent all outstanding securities of the Company, together with executed stock powers in a form reasonably acceptable to Purchaser and its legal counsel.

18

3.6 Estimated Closing Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Purchaser a spreadsheet (as finalized pursuant to this Section 3.6, the “Estimated Closing Consideration Spreadsheet”), prepared by the Company in good faith in accordance with this Agreement and setting forth the following, in each case, as of immediately prior to the Closing, based, when relevant, on assumptions reasonably acceptable to Purchaser which are described in detail in the Estimated Closing Consideration Spreadsheet:

(i) the name and address of record of the Shareholder and the number and class, type or series of shares of Company Shares held by the Shareholder;

(ii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(1) the Estimated Closing Exchange Consideration;

(2) the Estimated Closing Net Indebtedness, including the ARC Share Payment;

(3) the Estimated Net Working Capital;

(4) the number of Adjustment Escrow Shares; and

(5) the aggregate number of Indemnification Escrow Shares, including any adjustments made thereto in accordance with Section 3.11, Section 9.1 and Schedule 5.15.

(iii) any explanatory or supporting information, including calculations, as Purchaser may reasonably request, including but not limited to the amount owed to each creditor of the Company, bank statements and other evidence reasonably necessary to confirm such calculations, details regarding each Action, if any, being added to Schedule 5.15, as updated, and the details regarding the amount of any settlement and/or final adjudication of any Action being removed from Schedule 5.15. If requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Consideration Spreadsheet and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Consideration Spreadsheet and make any appropriate adjustments to the Estimated Closing Consideration Spreadsheet prior to the Closing in accordance with this section and Section 9.1. The Estimated Closing Consideration Spreadsheet shall be prepared in accordance with IFRS and otherwise in accordance with this Agreement.

(b) The contents of the Estimated Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Purchaser, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Estimated Closing Consideration Spreadsheet. Under no circumstances shall Purchaser be responsible for the calculations or the determinations regarding such calculations in the Estimated Closing Consideration Spreadsheet and the Parties agree that Purchaser shall be entitled to rely on the Estimated Closing Consideration Spreadsheet in making payments under this Article III.

19

(c) The Estimated Closing Consideration Spreadsheet may be updated pursuant to Section 3.11 hereto, which updates may be made during the five (5) Business Days prior to the Closing following the delivery of the Estimated Closing Consideration Spreadsheet.

(d) For the purpose of clarification, nothing contained in this Section 3.6 or in the Estimated Closing Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 7.1(a) to obtain Purchaser’s prior consent to the issuance of any securities; or (ii) alter or amend the definitions of the Closing Exchange Consideration or the Escrow Shares.

3.7 Closing Exchange Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, an authorized officer of Purchaser shall deliver to the Indemnified Party Representative and the Shareholder a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Company as of the Closing and (ii) a good faith calculation of the Closing Net Indebtedness and Net Working Capital, in each case, as of the Closing, and the resulting Closing Exchange Consideration calculated in reasonable detail for each component thereof, along with the amount owed to each creditor of the Company, and bank statements and other evidence reasonably necessary to confirm such calculations. The Closing Statement shall be prepared, and the Closing Net Indebtedness and Net Working Capital and the resulting Closing Exchange Consideration and Adjustment Exchange Consideration, if any, shall be determined in accordance with IFRS and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Company relating to the preparation of the Closing Statement. The Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, may make inquiries of an authorized officer of Purchaser and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Shareholder or the Indemnified Party Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to an authorized officer of Purchaser and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Adjustment Objection Statement”). If an Adjustment Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Closing Exchange Consideration set forth therein. If an Adjustment Objection Statement is delivered within such thirty (30) day period, then the Shareholder and the Indemnified Party Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Shareholder and the Indemnified Party Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the “Independent Expert” for final resolution of the dispute in accordance with Section 3.7(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm appointed by the Indemnified Party Representative and the Shareholder, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Indemnified Party Representative and the Shareholder cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the Washington, D.C. Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 3.7. The Parties acknowledge that any information provided pursuant to this Section 3.7 will be subject to the confidentiality obligations of Section 9.6.

20

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 3.7 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 3.7(c). Each of the Shareholder and the Indemnified Party Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Shareholder in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Shareholder, and all other costs and expenses incurred by the Indemnified Party Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Indemnified Party Representative and the Shareholder to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Shareholder and the Indemnified Party Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 3.7. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Shareholder and the Indemnified Party Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Indemnified Party Representative and the Shareholder and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

21

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Closing Exchange Consideration as finally determined in accordance with this Section 3.7, less (y) the Estimated Closing Exchange Consideration that was issued at the Closing (including the Escrow Shares), pursuant to the Estimated Closing Consideration Spreadsheet.

(i) If the Adjustment Amount is a positive number, then the Parties shall, within ten (10) Business Days after such final determination of the Closing Exchange Consideration, provide joint written instructions to the Escrow Agent to distribute to the Shareholder the Adjustment Escrow Shares and the Purchaser shall issue to the Shareholder a number of Purchaser Shares equal to the Adjustment Amount, divided by $10.00 (with each Purchaser Share valued at $10.00 for such purposes). Such additional Purchaser Shares and Adjustment Escrow Shares shall be considered additional Closing Exchange Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then the Parties shall, within ten (10) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to Purchaser a number of Adjustment Escrow Shares (and Indemnification Escrow Shares to the extent the Adjustment Escrow Shares are insufficient) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at $10.00). Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. If the number of Purchaser Shares distributed to Purchaser is less than the entire amount of Adjustment Escrow Shares, the Parties shall promptly instruct the Escrow Agent to immediately distribute the balance of the Adjustment Escrow Shares to the Shareholder.

(iii) This Section 3.7(d) and the final determination of the Closing Exchange Consideration shall be the sole and exclusive remedies of the parties hereto with respect to the matters addressed in this Section 3.7.

(e) To the maximum extent permitted by applicable Law, any payment made under this Section 3.7 shall be treated for all Tax purposes as an adjustment to the Exchange Consideration.

3.8 Section 351 Transfer. For U.S. federal income tax purposes, each of the Parties intends that the Redomestication Merger, together with the Acquisition Contribution and Exchange will qualify as a single tax-free transaction and constitute a “reorganization” within the meaning of Section 368(a) of the Code to which each of Predecessor, Purchaser, Merger Sub, and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger and Acquisition Contribution and Exchange for the Acquisition Intended Tax Treatment. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger and the Acquisition Contribution and Exchange is determined not to qualify for the Acquisition Intended Tax Treatment.

3.9 Withholding. Purchaser, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, territory, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10 Earnout Exchange Consideration.

(a) As additional Exchange Consideration, at such times as provided in this Section 3.10, if the Measured Performance Level for a Calculation Period within the Earnout Period exceeds the Earnout Threshold for such Calculation Period, the Purchaser shall pay to Shareholder with respect to such Calculation Period a number of Purchaser Shares (each, an “Earnout Payment”), equal to the product of (rounded to the nearest whole share) (i) one-half of the Earnout Escrow Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period, divided by (B) the Target Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period; provided, that in no event shall Shareholder become entitled to receive (w) a single Earnout Payment in excess of 1,000,000 Purchaser Shares, (x) total Earnout Payments in excess of 2,000,000 Purchaser Shares, (y) more Purchaser Shares than are held by or in the control of the Escrow Agent pursuant to this Agreement and the Escrow Agreement at the time of such payment, or (z) any Earnout Escrow Shares for a Calculation Period if the Measured Performance Level for such Calculation Period does not exceed the Earnout Threshold for such Calculation Period.

22

(b) Within thirty (30) days after the end of each Calculation Period, Purchaser shall deliver to the Indemnified Party Representative and the Shareholder a statement (the “Earnout Calculation Statement”) setting forth in reasonable detail its determination of the Measured Performance Level for the applicable Calculation Period and its calculation of the resulting Earnout Payment (in each case, an “Earnout Calculation”). The Earnout Calculation Statement shall be prepared and determined in accordance with IFRS and otherwise in accordance with this Agreement.

(c) Upon delivery of the Earnout Calculation Statement, Purchaser shall ensure that each of the Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Purchaser Parties and/or the Company Group relating to the calculation of the Measured Performance Level and the preparation of the Earnings Calculation Statement. The Shareholder and the Indemnified Party Representative, and their respective representatives on their behalf, may make inquiries of the Purchaser Parties’ and/or Company Group’s personnel and advisors regarding questions concerning or disagreements with the Earnout Calculation Statement arising in the course of their review thereof, and Purchaser and the Company shall ensure that each of the Purchaser Parties and the members of the Company Group provide reasonable cooperation in connection therewith. If either the Shareholder or the Indemnified Party Representative (each, a “Representative Party”) has any objections to the Earnout Calculation Statement, such Representative Party shall deliver to the Purchaser, Company and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Earnout Objection Statement”). If an Earnout Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Earnout Calculation Statement, then each Representative Party will have waived its right to contest the Earnout Calculation Statement and all determinations and calculations set forth therein. If an Earnout Objection Statement is delivered within such thirty (30) day period, then the Shareholder and the Indemnified Party Representative shall negotiate in good faith to resolve any such objections for a period of up to twenty (20) days thereafter. If the Shareholder and the Indemnified Party Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the “Independent Expert” for final resolution of the dispute in accordance with the same procedures that apply to Closing Statement disputes and Adjustment Objection Statements outlined in Section 3.7.

(d) Purchaser’s obligation to pay each of the Earnout Payments to Shareholder in accordance with Section 3.10(a) is an independent obligation of Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Payment and the obligation to pay an Earnout Payment to Shareholder shall not obligate Purchaser to pay any preceding or subsequent Earnout Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earnout Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earnout Payment for the second Calculation Period are satisfied, then Purchaser would be obligated to pay such Earnout Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, but not the Earnout Payment for the first Calculation Period.

23

(e) If the applicable Earnout Calculation Statement indicates that an Earnout Payment has been earned, the Purchaser shall make such payment to the Shareholder not later than (i) if no Earnout Objection Statement has been delivered by either the Shareholder or the Indemnified Party Representative, forty (40) days after delivery of the Earnout Calculation Statement is delivered to the Shareholder, or, (ii) if an Earnout Objection Statement has been delivered as provided in Section 3.10(c), then no later than ten (10) days following final resolution of such Earnout Objection Statement in accordance with Section 3.10(c), by providing joint written instructions with the Shareholder to the Escrow Agent to distribute to the Shareholder the applicable number of Earnout Payment. Such additional Purchaser Shares shall be considered additional Closing Exchange Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.

(f) Subject to the terms of this Agreement and the Additional Agreements, subsequent to the Closing, the Shareholder shall not have any discretion or right to provide input or direction with regard to any matters relating to the operation of the Business; provided, that Purchaser shall ensure that none of the Purchaser Parties or any member of the Company Group shall, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earnout Payments that may otherwise be payable hereunder. Shareholder agrees and acknowledges that Purchaser has no obligation to ensure that any of the Purchaser Parties or any member of the Company Group operate the Business in order to achieve any Earnout Payment or to maximize the amount of any Earnout Payment.

3.11 Company Investigations and Disputes Losses.

(a) At the Closing, the Purchaser shall deposit the Indemnification Escrow Shares with the Escrow Agent. The Indemnification Escrow Shares shall serve as security for all indemnification claims that the Purchaser may have pursuant to Article XII for any Company Investigations and Disputes Losses incurred by the Company. The attached Schedule 3.11 provides a value assigned to each Action set forth on Schedule 5.15, and, in accordance with Sections 3.6 and 9.1, shall be amended prior to Closing, as may be required hereby, in connection with the preparation of the Estimated Closing Consideration Spreadsheet. The Parties shall follow the procedures set forth in Article XII with respect to notification and defense of any Actions and payment of a Company Investigations and Disputes Loss following Closing. Once any Action listed on Schedule 5.15, as may be amended prior to Closing, is settled or finally adjudicated in accordance with Article XII and either Party’s entitlement to receive some of all of the Indemnification Escrow Shares with respect to such Action has been determined in accordance with Article XII (a “Release Event”), the Parties shall promptly provide joint instructions to the Escrow Agent to deliver the applicable number of Indemnification Escrow Shares (or other Escrow Shares if the Indemnification Escrow Shares for such identified matter have been exhausted) to Purchaser or Shareholder, as applicable.

24

(b) Releases to the Shareholder. Within 30 days after each Release Event, so long as the Escrow Agent continues to hold, or control, any Indemnification Escrow Shares, Purchaser shall deliver to the Shareholder and the Indemnified Party Representative a statement (the “Indemnification Escrow Statement”) setting forth (i) the number of Indemnification Escrow Shares that continue to be held or controlled by the Escrow Agent as of the date of such statement (the “Indemnification Escrow Balance”), and (ii) the aggregate of the values shown on Schedule 3.11 with respect to Company Investigations and Disputes shown thereon that remain unresolved and for which a right of indemnification still exists pursuant to Section 12.1 below (collectively, the “Remaining CID Value”). The Indemnification Escrow Statement shall be prepared, and the Indemnification Escrow Market Value and Remaining CID Value, if any, shall be determined in accordance with this Agreement. In the event that the Indemnification Escrow Statement shows that the Remaining CID Value is less than the result of (a) the Indemnification Escrow Balance, times (b) $10.00, then the Indemnified Party Representative and Shareholder shall promptly execute a joint instruction and deliver the same to the Escrow Agent to promptly distribute to the Shareholder a number of Escrow Shares equal to the Indemnification Escrow Balance less the result of (a) the Remaining CID Value, divided by (b) $10.00. If the Shareholder or the Indemnified Party Representative has any objections to the Indemnification Escrow Statement, the Shareholder and the Indemnified Party Representative shall have the same rights with respect thereto, and the Parties shall resolve the same in accordance with the same procedures, that apply to Closing Statement disputes and Adjustment Objection Statements outlined in Section 3.7.

(c) Notwithstanding the foregoing Sections 3.11(a) and (b), (i) upon the 2nd anniversary of the Closing, if there is no pending legal action, suit, claim, demand, investigation, hearing or Proceeding with respect to any Action listed on Schedule 3.11 and there are more than 200,000 Indemnification Escrow Shares remaining in the Escrow Account, the Indemnified Party Representative and the Shareholder shall promptly execute a joint instruction and deliver the same to the Escrow Agent to promptly distribute to the Shareholder a number of Indemnification Escrow Shares as required to reduce the number of Indemnification Escrow Shares held by the Escrow Agent to 200,000 Indemnification Escrow Shares, and (ii) upon the 6th anniversary of the Closing, if there is no pending legal action, suit, claim, demand, investigation, hearing or Proceeding with respect to any Action listed on Schedule 3.11, the Indemnified Party Representative and the Shareholder shall promptly execute a joint instruction and deliver the same to the Escrow Agent to promptly distribute to the Shareholder the number of Indemnification Escrow Shares then remaining in the Escrow Account.

Article IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Except as set forth in the disclosure schedules delivered by the Shareholder to the Purchaser Parties simultaneously with the execution of this Agreement (the “Shareholder Disclosure Schedule”), the Shareholder hereby represents and warrants to the Purchaser Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Purchaser Parties on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Shareholder Disclosure Schedule, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Shareholder on a consolidated basis with its Subsidiaries.

25

4.1 Corporate Existence and Power. The Shareholder is a company duly organized, validly existing and in good standing under the Laws of Australia, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Shareholder has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Shareholder. The Shareholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Shareholder. Schedule 4.1 lists all jurisdictions in which the Shareholder is qualified to conduct business as a foreign corporation or other entity.

4.2 Authorization. The Shareholder has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions and thereby. This Agreement and all Additional Agreements to which the Shareholder is or shall be a party, including the Transactions, have been duly authorized by all necessary action on the part of the Shareholder, including by each of (a) the Shareholder’s equity holders, as applicable, and (b) a majority of the Board of Directors of the Shareholder (the “Requisite Shareholder Vote”), as evidenced by the Shareholder Written Consent. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Shareholder is a party will constitute, a valid and legally binding agreement of the Shareholder enforceable against the Shareholder in accordance with their respective terms.

4.3 Government Approvals. Neither the execution, delivery nor performance by the Shareholder of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than the filings required by the DGCL, except for (i) SEC and Nasdaq approval required to consummate the Transactions, (ii) the pre-merger notification requirements of the HSR Act, and (iii) any applicable filing and approval requirements under the FATA. Except as set forth on Schedule 4.3, no filings are required to be made with any regulator or Governmental Authority before or after Closing in connection with the transfer of the Company Shares to the Purchaser Parties.

4.4 Non-Contravention. None of the execution, delivery or performance by the Shareholder of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Shareholder, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Shareholder, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Shareholder or require any payment or reimbursement or to a loss of any material benefit relating to its business to which the Shareholder is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Shareholder or any of the assets of the Shareholder is or may be bound, (c) result in the creation or imposition of any Lien on the Shareholder, (d) cause a loss of any material benefit relating to its business to which the Shareholder is or may be entitled under any provision of any Permit or Contract binding upon the Shareholder, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of the Shareholder, except, in the cases of (b) to (e), for any contravention or conflicts that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

26

4.5 Ownership of Company Securities. The Shareholder is the record and beneficial owner of the Company Shares to be contributed to the Purchaser pursuant to Article III hereof, free and clear of any and all Liens, which Company Shares represent all of the outstanding securities of the Company. The Shareholder has the power and authority to sell, transfer, assign and deliver such Company Shares as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Shares, free and clear of any and all Liens. Except for this Agreement, the Shareholder is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Shares.

4.6 Litigation. There is no Action (or any basis therefor) pending against the Shareholder, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or by the Additional Agreements. There are no outstanding judgments or Tax liens against the Shareholder. The Shareholder is not, nor has previously been, to the knowledge of the Shareholder, subject to any Proceeding with any Governmental Authority.

4.7 Accredited Investor and Bad Actor Status. The Shareholder (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.

4.8 Finders and Brokers. Except as set forth in Schedule 4.8, the Shareholder has not incurred and will not incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Transactions.

4.9 Disclosure. No representations or warranties made by the Shareholder in this Agreement (as modified by the Shareholder Disclosure Schedule) or the Additional Agreements to which the Shareholder is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Shareholder Disclosure Schedule and the Additional Agreements to which the Shareholder is a party, any fact necessary to make the statements or facts contained therein not materially misleading.

27

4.10 Shareholder’s Investigation and Reliance. The Shareholder has made its own independent investigation, review and analysis regarding the Purchaser Parties and the Transactions, which investigation, review and analysis were conducted by the Shareholder together with expert advisors, including legal counsel, that they have engaged for such purpose. Shareholder and its representatives have been provided with full and complete access to the Purchaser Parties, their respective representatives, and the Purchaser Parties’ properties, offices, plants and other facilities, books and records of the Purchaser Parties and other information that they have requested in connection with their investigation of the Purchaser Parties and the Transactions. The Shareholder is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Purchaser Parties, or any of their respective representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser Parties pursuant to this Agreement. The Shareholder acknowledges that none of the Purchaser Parties, nor any of their respective stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Purchaser Parties.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser Parties simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company and the Shareholder hereby represent and warrant to the Purchaser that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Purchaser Parties on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Company Disclosure Schedule, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is a private limited company duly incorporated, validly existing and in good standing under the Laws of Australia, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. Schedule 5.1 lists all jurisdictions in which a member of the Company Group is qualified to conduct business as a foreign corporation or other entity.

28

5.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions and thereby. This Agreement and all Additional Agreements to which the Company is or shall be a party, including the Transactions, have been duly authorized by all necessary action on the part of the Company, including by each of (a) the Shareholder and (b) a majority of the Board of Directors of the Company (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority on the part of the Company other than the filing of certain related documents required by the Australian Companies Act, except for (i) SEC and Nasdaq approval required to consummate the Transactions, (ii) the pre-merger notification requirements of the HSR Act, (iii) any applicable filing and approval requirements under FATA, and (iv) any applicable post-closing filings required by the Australian Securities and Investments Commission (“ASIC”).

5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which any member of the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or by which any of the Company Shares or any of the assets of any member of the Company Group is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Shares, (d) cause a loss of any material benefit relating to the Business to which any member of the Company Group is or may be entitled under any provision of any Permit or Contract binding upon any member of the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of any member of the Company Group, except, in the cases of (b) to (e), for any contravention or conflicts that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

5.5 Capitalization.

(a) The capital of the Company is 15,000,100 ordinary shares, which are issued and outstanding as of the date hereof. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Shares are owned legally and beneficially by the Shareholder, and immediately prior to the Closing, all of the issued and outstanding Company Shares will be owned legally and beneficially by the Shareholder. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by Purchaser. Except for the Company Shares, no other class of share capital of the Company is authorized or issued or outstanding.

29

(b) There are no (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company; (b) to the Knowledge of the Company, agreements with respect to any of the Company Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (c) disputes, controversies, demands or claims as to any Company Shares.

5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.6, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.6, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.6, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Organizational Documents. Copies of the Organizational Documents of the Company and each Subsidiary have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its Organizational Documents.

30

5.8 Corporate Records. All proceedings of the Company’s and each Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of shareholders or the equivalent documents of the Company and of each Subsidiary are complete and accurate. The register of shareholders or the equivalent documents and minute book records of the Company and of each Subsidiary relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Subsidiary, and all proceedings of the board of directors, including committees thereof, and shareholders since the date of inception of the Company and each Subsidiary, have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Subsidiary, as applicable.

5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or previously used by any member of the Company Group, including names on any websites. None of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.9 to conduct the Business.

5.10 Consents. Except as set forth in Schedule 5.10, no Contracts binding upon any member of the Company Group or by which any of the Company Shares, or any of the assets of any member of the Company Group are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the Transactions.

5.11 Financial Statements.

(a) Attached hereto as Schedule 5.11(a) are true, complete and correct copies of the audited consolidated balance sheets of OldCo and its Subsidiaries dated as of June 30, 2022, and 2021, and the related statements of income, changes in stockholders’ equity and cash flows, including the notes thereto, for the fiscal years ended June 30, 2022, and 2021, which set forth the audited financial information of the Operating Subsidiaries (collectively, the “Annual Financial Statements”), and attached hereto as Schedule 5.11(b) are true, complete, and correct copies of (y) the consolidated balance sheet of OldCo and the Operating Subsidiaries, and the related statement of income, from July 1, 2022 through August 31, 2022, and (z) the consolidated balance sheet of the Company and the Operating Subsidiaries, and the related statement of income, from September 1, 2022 through September 30, 2022 ((y) and (z) are together, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements are, and will be, complete and correct in all material respects and fairly present, and will present, in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the consolidated financial position of OldCo and its Subsidiaries, and the Company and the Operating Subsidiaries, as applicable, as of the dates thereof and as of the Closing, as applicable, and the consolidated results of operations of OldCo and its Subsidiaries, and the Company and the Operating Subsidiaries, as applicable, for the periods reflected therein, have been and will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and at Closing will have been updated and presented in accordance with PCAOB requirements for companies with a class of securities registered with the SEC, which updates shall not result in any material changes to either the Annual Financial Statements or the Interim Financial Statements, in each case taken as a whole. The Financial Statements (i) were prepared from the Books and Records of OldCo and its Subsidiaries and the Company, as applicable; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of OldCo’s and its Subsidiaries’ or the Company’s, as applicable, financial condition as of their respective dates; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to OldCo and its Subsidiaries or the Company, as applicable, with respect to the periods then ended.

31

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since July 1, 2022, the Company has no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(d) The Financial Statements accurately reflect as required in accordance with IFRS the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.11, the Company does not have any material Indebtedness.

(e) The Company and its Subsidiaries own all of the assets that were owned by OldCo and its Subsidiaries as of June 30, 2022, and that were used by OldCo and its Subsidiaries to generate their revenues for the year ended June 30, 2022, as reflected in the Annual Financial Statements, except for assets that were transferred or sold after June 30, 2022, in the ordinary course of business and except for the stock in each of Bee Wealth Pty Ltd and Opentrader Pty Ltd. The audited financial statements of OldCo for the year ended June 30, 2022 do not include any material amount of revenue of any Subsidiary of OldCo except of the Operating Subsidiaries.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of any member of the Company Group are accurate, complete, and authentic in all material respects; the Books and Records have been properly and accurately kept and accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company and each Subsidiary; and the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to each member of the Company Group:

(a) transactions are executed only in accordance with management’s authorizations in all material respects;

(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s and such member of the Company Group’s historical practices and to maintain asset accountability in all material respects;

(c) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by IFRS;

(d) access to assets is permitted only in accordance with management’s authorization;

32

(e) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(f) all accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

5.13 Absence of Certain Changes. Since July 1, 2022, except as set forth on Schedule 5.13 or contemplated by this Agreement, any Additional Agreement or in connection with the Transactions, (a) each member of the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect on the Company; (c) no member of the Company Group has taken any action and no event has occurred which would have violated the covenants of the Company set forth in this Agreement if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.14 Properties; Title to Assets.

(a) The Tangible Personal Property has no material defects, is in good operating condition and repair, functions in accordance with its intended uses (ordinary wear and tear excepted), has been properly maintained, and meets all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company.

(b) Except as set forth on Schedule 5.14(b), each member of the Company Group has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the most recent Financial Statements or acquired after the date of the most recent Financial Statements other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, and no such asset is subject to any Liens other than Permitted Liens. The assets owned, leased or licensed by the Company Group constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. Except as set forth on Schedule 5.15: (a) there is no Action (or any basis therefor) pending against, or to the Knowledge of the Company threatened against or affecting, any member of the Company Group, any of their officers or directors, or the Business, before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter, or delay the Transactions or have a Material Adverse Effect on the Company; (b) there are no outstanding judgments against any member of the Company Group that would reasonably be expected to affect the ability of the Company to enter into and perform its obligations under this Agreement or have a Material Adverse Effect on the Company upon the Company; and (c) neither the Company nor any Subsidiary is, or has been, subject to any Proceeding with any Governmental Authority.

33

5.16 Contracts.

(a) Schedule 5.16 lists all Contracts, oral or written (collectively, the “Material Contracts”) to which any member of the Company Group is a party and which are currently in effect and constitute the following (if and to the extent applicable):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $150,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $150,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which any member of the Company Group (A) has continuing obligations for payment of annual compensation of at least $150,000 (other than for at-will employment), (B) has severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of any member of the Company Group;

(iv) all Contracts related to joint ventures, strategic alliances, partnerships, relationships for joint marketing or joint development with another Person;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company in excess of $100,000;

(vi) all Contracts for licensing agreements, including Contracts licensing Intellectual Property Rights, other than (A) “shrink wrap” licenses, and (B) non-exclusive licenses granted in the ordinary course of business;

(vii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by any member of the Company Group, with a dollar value individually not in excess of $100,000, (2) any Contract related to open source software, or (3) any Contract under which any member of the Company Group licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(viii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of any member of the Company Group to compete in any line of business or with any Person or in any geographic area;

34

(ix) all Contracts relating to patents, trademarks, service marks, trade names, brands, material copyrights, trade secrets and other material Intellectual Property Rights of any member of the Company Group;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all such ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xii) any Contract relating to the voting or control of the equity interests any member of the Company Group or the election of directors of any member of the Company Group (other than the Organizational Documents of the members of the Company Group);

(xiii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the Transactions or any of the Additional Agreements to which the Company is party;

(xiv) all Contracts with or pertaining to any member of the Company Group to which Shareholder or any Affiliate thereof is a party;

(xv) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Leases);

(xvi) all Contracts with an over-the-counter trading desk; all IP Contracts, separately identifying all such IP Contracts under which any member of the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which any member of the Company Group is entitled to receive royalties thereunder;

(xvii) any Contract with any Governmental Authority;

(xviii) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of $200,000;

(xix) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of any member of the Company Group will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions; and

(xx) any Contract relating to any pending merger, equity acquisition or disposition, or any purchase or sale of all or substantially all the assets of any Person.

35

(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect in all material respects, and neither any member of the Company Group nor, to the Company’s Knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no member of the Company Group has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the assets of any member of the Company Group, and (iii) no Contract (A) requires any member of the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any of Purchaser or its Affiliates. The Company previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) Except as disclosed in Schedule 5.10, none of the execution, delivery or performance by the Company of this Agreement or the Additional Agreements to which the Company is a party or the consummation by the Company of the Transactions constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any member of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled under any provision of any Material Contract or requires the consent of any party to remain in effect after the Closing.

(d) Each member of the Company Group is in compliance, in all material respects, with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, including any licenses for individuals employed in the Business, together with the name of the Governmental Authority issuing the same (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, each member of the Company Group has all Permits necessary to operate the Business.

5.18 Compliance with Laws.

(a) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company, any representative or other Person acting on behalf of the Company or any other member of the Company Group, is in violation in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since formation of the Company, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any member of the Company Group of, or failure on the part of any member of the Company Group to comply with, or any liability suffered or incurred by any member of the Company Group in respect of any violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending or to the Knowledge of the Company, threatened alleging any such violation or noncompliance by any member of the Company Group. No member of the Company Group has been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority. Without limiting the generality of the foregoing, each member of the Company Group is, and since its respective formation, has been, in compliance in all material respects with: (i) every Law applicable to such member of the Company Group due to the specific nature of the Business, including Privacy Laws; and (ii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. No member of the Company Group has been threatened or charged in writing (or to the Company’s Knowledge, orally) with or given written (or to the Company’s Knowledge, oral) notice of any violation of any Privacy Law or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s Knowledge, no member of the Company Group is under any investigations with respect to any such Law.

36

(b) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company, any representative or other Person acting on behalf of any member of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c) All Company Shares have been issued and granted or allotted in compliance in all material respects with applicable securities Laws and other applicable Law.

5.19 Intellectual Property.

(a) Schedule 5.19(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations, pending trademark applications and unregistered trademarks, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, (v) social media handles, and (vi) software code, in each case that are owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”) and are material to the Business. Schedule 5.19(a) accurately specifies as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Scheduled Intellectual Property has been issued, registered, or in which an application for such issuance or registration has been filed.

(b) All of the registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and to the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid and enforceable. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the Australia or other jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s or any Subsidiary’s ownership or interests therein.

37

(c) Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to any customer pursuant to a Contract is valid, subsisting and enforceable. (i) No Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, no Proceedings described in this clause (b) are or have been threatened in writing.

(d) The Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property material to its Business as currently conducted. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 5.19(d) and to the Knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the transaction contemplated hereby will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property.

(e) The conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted since its inception, as applicable, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. Schedule 5.19(e) sets forth a true, accurate, and complete list of all Proceedings that are pending in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.

(f) To the Knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

(g) Each current and former officer, employee agent, consultant and/or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Owned Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property. To the extent any such agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any agreement described in this clause (g), and no Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

38

(h) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(i) The Company and its Subsidiaries have established and implemented, and, to the Knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. During the last twelve months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not have a Material Adverse Effect on the Company, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

(j) The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of Personal Data.

39

(k) The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data or contractors with respect to any Personal Data collected, obtained, or stored by or on behalf of the Company.

(l) No Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(m) The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and know-how. No Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

(n) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that has required or obligated or could require or obligate the Company to distribute, disclose, or license any Owned Intellectual Property to any third party.

(o) Except as set forth Schedule 5.19(o), none of the software within the Owned Intellectual Property is currently or was in the past distributed or used by the Company or any Subsidiary with any open source software in a manner that requires any such software within the Owned Intellectual Property to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of (i) OldCo’s and its Subsidiaries’ and (ii) the Company’s combined ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for OldCo’s and its Subsidiaries’ fiscal years ending June 30, 2021 and June 30, 2022, and for the Company’s three (3) month period ended September 30, 2022, showing the approximate total sales by OldCo and its Subsidiaries or the Company, as applicable, to each such customer and the approximate total purchases by OldCo and its Subsidiaries or the Company, as applicable, from each such supplier, during each such period, each on a consolidated basis.

40

(b) Other than as contemplated in Schedule 5.13, no customer or supplier listed on Schedule 5.20(a) has (i) terminated its relationship with any member of the Company Group, (ii) materially reduced its business with any member of the Company Group or materially and adversely modified its relationship with any member of the Company Group, (iii) notified any member of the Company Group in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of any member of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by any member of the Company Group in the ordinary course of business consistent with past practice. The accounts payable of any member of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect on the Company. To the Company’s Knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) Except as set forth in Schedule 5.21, no member of the Company Group is indebted to any Affiliate thereof and no Affiliates of the Company are indebted to any member of the Company Group.

(d) The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivable or notes of any member of the Company Group which are owed by any Affiliate of a member of the Company Group as of September 30, 2022. Except as set forth on Schedule 5.21(c), no member of the Company Group is indebted to any of its Affiliates and no Affiliates of the Company are indebted to any member of the Company Group.

5.22 Pre-payments. No member of the Company Group has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees; Employee Benefits.

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each of those employees designated by the Company as key personnel of the Company and/or its Subsidiaries, setting forth the name, title, current base salary or hourly rate for each such person, along with total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended June 30, 2021 and 2022.

41

(b) Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of any member of the Company Group, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of any member of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company and/or any Subsidiary, threatened against the Company and/or any Subsidiary. Further, neither the Company nor any Subsidiary has ever experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees.

(c) Except as set forth in Schedule 5.23(c), there are no pending or, to the Knowledge of the Company and/or any Subsidiary, threatened claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(d) Schedule 5.23(d) sets forth an accurate and complete list of all material Company and Subsidiary “Benefit Arrangements” including but not limited to employee share plans, long term and short term incentive plans and Fringe Benefits.

(e) With respect to each Benefit Arrangement, the Company has made available to Predecessor or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule prepared by the Company; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any member of the Company Group from the ATO regarding the Company Group’s compliance with its tax obligations in relation to such Benefit Arrangement and (vi) the most recent written results of all required compliance testing, if any.

(f) All Benefit Arrangements are in material compliance with the relevant laws and regulations.

(g) All taxes have been accurately calculated and remitted for any of the Benefit Arrangements made to a former or current employee.

(h) Except as otherwise disclosed, there are no material Actions or facts and circumstances that could result in a material Action with respect to a Benefit Arrangement.

(i) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of any member of the Company Group; (ii) limit or restrict the right of any member of the Company Group to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

42

(j) Neither the execution, delivery and performance of this Agreement or any Additional Agreements to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event), result in any payment (whether in cash or property) or the vesting of property that could reasonably be expected to result in the imposition of excise tax under 26 U.S. Code §4999. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of any such taxes.

(k) Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), if any, is, in all material respects, in documentary compliance with, and has in all material respects been administered in compliance with, Section 409A of the Code.

5.24 Superannuation.

(a) All employees of the Company that continue their employment with the Company or any of its Subsidiaries after Closing will continue to be members of the Nominated Superannuation Fund, or other superannuation fund as nominated by that employee following Closing.

(b) The Nominated Superannuation Fund is:

(i) a regulated superannuation fund under SIS;

(ii) a complying superannuation fund for the purposes of SIS and the Tax Act; and

(iii) has not provided notice to the Company Group:

(A) that it is technically insolvent for the purposes of SIS; and

(B) that it has received notice from the Australian Securities and Investments Commission or the Australian Prudential Regulatory Authority directing it not to accept contributions.

(c) The Company Group has complied with its obligations under the SGA and the SIS; and

(d) The Company Group has correctly paid into the Nominated Superannuation Fund or other superannuation fund as nominated by an employee, the SGC for all former and current employees.

43

5.25 Employment Matters.

(a) Schedule 5.25 sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Subsidiary now in effect or under which the Company or any Subsidiary has any obligation, or any understanding between the Company or any Subsidiary and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally. The Company has previously delivered to the Predecessor true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of any member of the Company Group.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company:

(i) to the Knowledge of the Company and/or any Subsidiary, no current employee of the Company or any Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) there is no pending representation question or union organizing activity respecting employees of the Company or any Subsidiary.

(iii) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company or any Subsidiary, threatened before any applicable Authority relating to employees the Company or any Subsidiary.

(c) Neither the Company or any Subsidiary has engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) The Company and each Subsidiary has been and is currently in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, reasonable accommodation, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes.

44

(e) No audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company and/or any Subsidiary, are threatened to be conducted by any Governmental Authority with respect to applicable Laws regarding employment or labor.

(f) Except as set forth on Schedule 5.23(c), there is no, and there has been no, written notice provided to the Company or any Subsidiary of any pending or, to the Knowledge of the Company or any Subsidiary, threatened claim or litigation relating to, or any complaint or allegation of, any violation of applicable Laws relating to employment or labor, including but not limited those set forth above in Section 5.23(d), against the Company or any Subsidiary that remains pending; nor is there any pending obligation for the Company or any Subsidiary under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(g) The Company and each Subsidiary has complied with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and neither the Company nor any Subsidiary currently employs, or has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Governmental Authority is currently being conducted, pending or, to the Knowledge of the Company and/or any Subsidiary, threatened to be conducted in respect to any foreign workers employed by the Company and/or any Subsidiary.

(h) Except as set forth on Schedule 5.25(h), (i) the employment of each employee of the Company and its Subsidiaries is terminable in accordance with the FWA or applicable award or other industrial instrument, as applicable, (ii) no key employee or officer of the Company or any Subsidiary has given written notice of their resignation from their employment with the Company or Subsidiary as the case may be, and (iii) and the Company or any Subsidiary has not terminated, or taken steps to terminate, the employment of any key employee or officer of the Company or any Subsidiary.

(i) All employment agreements for all former and current employees of the Company or any Subsidiary contain an appropriate intellectual property clause assigning all intellectual property rights contained within any material intellectual property developed, conceived, created, discovered, produced or otherwise generated by the employee during the course of their employment.

(j) All former and current independent contractors, directors/officers and consultants of the Company Group have entered into an appropriate instrument to assign all intellectual property rights contained within any intellectual property used, exploited, developed, conceived, created, discovered, produced or otherwise generated by the current independent contractors, directors/officers or consultants during the course of their engagement.

(k) Except as otherwise disclosed in Schedule 5.25(k), to the Knowledge of the Company, no former or current employee, independent contractor, director/officer or consultant of the Company or any Subsidiary has materially breached any intellectual property covenants with the Company or any Subsidiary.

45

(l) With regard to any individual who performs or performed services for the Company or any Subsidiary and who is not treated as an employee for Tax purposes by the Company or Subsidiary, the Company or Subsidiary has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes, and neither the Company nor any Subsidiary has any material Liability by reason of any individual who performs or performed services for any of them, in any capacity, being improperly excluded from participating in any plan. Each individual engaged by Company or any Subsidiary as an independent contractor or consultant is, and has been, properly classified by the Company or Subsidiary as an independent contractor, and neither the Company nor any Subsidiary has received any notice from any Governmental Authority or Person disputing such classification.

(m) The Company and/or any of its Subsidiaries has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company or any Subsidiary or third-parties who interacted with current and/or former employees of the Company or any Subsidiary. With respect to each such written claim with potential merit, the Company and/or each Subsidiary has taken corrective action. Further, no allegations of sexual harassment have been made to the Company or any Subsidiary against any individual in his or her capacity as director or an executive officer of the Company Group.

(n) The Company and each Subsidiary has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Governmental Authority (whether in Australia or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Company and each Subsidiary has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company and each Subsidiary has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Company and each Subsidiary’s workplace.

(o) As of the date hereof, there have been no material audits by any Governmental Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company or any Subsidiary that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon the Company. The Company and each Subsidiary is in compliance in all material respects with OSHA and there are no pending appeals of any Governmental Authority’s decision or fines issued in relation to OSHA.

(p) Except as set forth on Schedule 5.25(p), the Company or any Subsidiary has not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

46

5.26 Withholding. All obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Subsidiary to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by and duly accrued on the accounting records of the Company or the applicable Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Further, all fees owing to any independent contractors have been or will be paid by and duly accrued on the accounting by and duly accrued on the accounting records of the Company or the applicable Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

5.27 Real Property.

(a) Schedule 5.27(a) contains the legal description and street address of all real property owned by the Company and any of its Subsidiaries and includes the name of the record title holder thereof (“Owned Real Property”) and a list of all Liens recorded against the Owned Real Property. With respect to each such parcel of Owned Real Property: (i) the Company or a Subsidiary has good, valid and indefeasible title in fee simple absolute to each parcel of such Owned Real Property, in each case, free and clear of any Liens, other than Permitted Liens, and except for installments of special assessments not yet delinquent; (ii) the Company or a Subsidiary has all land use and access (ingress and egress) rights required for the conduct of the Business, and there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, lawsuits or administrative actions relating to the Owned Real Property adversely affecting the current use or occupancy thereof; (iii) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (iv) there are no unrecorded interests encumbering any portion of the Owned Real Property including, without limitation, oil, gas or other mineral rights leases, easements, tenancies, licenses, occupancies, rights of possession claims, encroachments or prescriptive easements; and (v) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

47

(b) Schedule 5.27(b) sets forth a list of all Leases to which the Company or a Subsidiary is a party (“Company Leases”). With respect to each Company Lease: (i) each Company Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the lessee; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company or a Subsidiary holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

5.28 Tax Matters.

(a) (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any material amount of Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the Knowledge of the Company, the Company has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for material Taxes upon any of the assets of the Company; (viii) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any material Tax or filed material Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction; (ix) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) the Company has no material liability for the Taxes of any other Person (other than a Subsidiary of the Company): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Contribution and Exchange from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Financial Statements reflect accruals in accordance with IFRS for all current Taxes of the Company and any Subsidiary that are unpaid or payable as of June 30, 2022 (except for any inaccuracies that are not material), and neither the Company nor any Subsidiary has incurred any liability for Taxes since June 30, 2022 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

48

5.29 Environmental Laws.

(a) Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of any member of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.

5.30 Finders’ Fees. With respect to the Transactions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group or any Affiliate thereof who might be entitled to any fee or commission from Purchaser, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the Transactions, except as reflected on Schedule 5.30.

5.31 Powers of Attorney and Suretyships. The Company and its Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company or its Subsidiaries or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company or its Subsidiaries or other than as reflected in the Financial Statements.

5.32 Directors and Officers. Schedule 5.32 sets forth a true, correct and complete list of all directors and officers of the Company and of each Subsidiary.

5.33 International Trade Matters; Anti-Bribery Compliance.

(a) Each member of the Company Group currently is and, for the past five years (or since its inception, whichever is shorter) has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including, if applicable, the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including, if applicable, the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations; and (vi) importation of goods, including, if applicable, Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

49

(b) Neither the Company nor any Subsidiary, nor any director or officer of the Company or any Subsidiary, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company or any Subsidiary), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company or any of its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries (acting on behalf of the Company or any of its Subsidiaries), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company nor any Subsidiary has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.34 Not an Investment Company. No member of the Company Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

50

5.35 Affiliate Transactions.

(a) Schedule 5.35 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between the Company or any of its Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any Subsidiary on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former Affiliate of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries. Each Affiliate Transaction entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary.

(b) None of the Shareholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

5.36 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) The Company, any of its Subsidiaries, the Company’s and each Subsidiary’s officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data, are and have been at all times since the Company Formation Date and the inception date of each Subsidiary, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, to the Knowledge of the Company, neither the Company nor any Subsidiary has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company or any Subsidiary (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company or any Subsidiary); and

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any Subsidiary, and (ii) neither the Company nor any Subsidiary has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company or any Subsidiary (including by any agent, subcontractor or vendor of the Company or any Subsidiary).

51

5.37 Broker-Dealer Matters.

(a) Openmarkets Australia Limited, an Australian limited company (the “Target Broker-Dealer”), is, and has been at all times since January 1, 2020, licensed under the Australian Companies Act as a broker-dealer with ASIC and is, and has been since such date, in compliance in all material aspects with the applicable provisions of the Australian Companies Act and the regulations and rules promulgated thereunder applicable to broker-dealers. The Target Broker-Dealer is, and has been at all times since such date, a market participant of the Australian Securities Exchange Ltd (“ASX”), National Stock Exchange of Australia (“NSX”), Cboe Australia (“Cboe”), and each other domestic or foreign securities broker-dealer self-regulatory organization (each an “SRO”) of which it at any time was required to be a member, and is, and has been at all times since such date, in compliance in all material respects with all applicable rules and regulations of ASX, NSX, and Cboe and any other applicable SRO, as well as with the terms of its membership agreement with ASX, NSX, and Cboe and any applicable SRO, including all net capital requirements and protection of investment funds and securities. The Company has provided or otherwise made available to Purchaser Parties prior to the date of this Agreement a current version of the Target Broker-Dealer’s membership agreement with ASX, NSX, and Cboe and any other SRO, and neither ASX, NSX, or Cboe nor any such SRO has notified the Company or the Target Broker-Dealer of any intent to terminate or modify such membership agreement. The Target Broker-Dealer is duly registered as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered.

(b) Each of the Target Broker-Dealer’s officers, employees, and independent contractors who is required to be registered, licensed, or qualified with any Governmental Authority as a registered principal, registered representative, or salesperson is duly and properly registered, licensed or qualified as such and such Licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Target Broker-Dealer nor any respective “representative” or “corporate representative” (within the meaning of the Australia Companies Act of the Target Broker-Dealer is ineligible or disqualified pursuant to Australia Companies Act to act as a broker-dealer or as an “representative” or “corporate representative” of a registered broker-dealer, and neither the Target Broker-Dealer nor any respective “representative” or “corporate representative” of the Target Broker-Dealer is disqualified from being an “representative” or “corporate representative” of the Target Broker-Dealer’s under ASIC’s guidelines, bylaws or rules. There is no civil or administrative action pending or, to the Company’s Knowledge, threatened that, if resolved adversely to the Target Broker-Dealer or its respective, “representative” or “corporate representative” that would result in the Target Broker-Dealer or any such “representative” or “corporate representative” from becoming subject to a statutory disqualification under the Australia Companies Act.

(c) The Target Broker-Dealer has timely filed all reports, registrations, declarations, notices, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority (including ASIC), including all reports, registrations, declarations, notices, statements and filings required under the Australia Companies Act, except for such filings which the failure to make or to make timely would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of their respective dates, all such reports, registrations, declarations, notices, statements, and other filings complied in all material respects with the Laws enforced or promulgated by the Governmental Authority with which they were filed. Except as set forth in Schedule 5.37(c) and except for normal examinations conducted by an SRO in the regular course of the business of the Target Broker-Dealer, no Governmental Authority, or SRO has initiated since January 1, 2020 any proceeding or investigation into the business or operations of the Target Broker-Dealer or any of its employees, agents, brokers or representatives. Except as set forth in Schedule 5.37(c), there is no unresolved violation, criticism, or exception by any SRO with respect to any report or statement relating to any examination of the Target Broker-Dealer, other than any such violations, criticisms or exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

52

(d) The Target Broker-Dealer has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms, and reports filed with ASIC or any Governmental Authority.

(e) The Target Broker-Dealer is not subject to any Order prohibiting it from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(f) The Company has provided or otherwise made available to Purchaser Parties prior to the Signing Date a true and correct copy of the Target Broker-Dealer’s Australian Financial Services License reflecting all amendments thereto filed with ASIC prior to the date of this Agreement (“AFSL”).

(g) The Company has provided or otherwise made available to Purchaser Parties prior to the date of this Agreement true and correct copies of all examination reports with respect to any examination of the Target Broker-Dealer conducted by any Governmental Authority or SRO. Any issues raised with respect to examination reports with respect to any examination of the Target Broker-Dealer conducted by any Governmental Authority prior to such date have been addressed and fully and finally resolved, other than any such issues that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or as set forth in Schedule 5.37(g).

(h) The Target Broker-Dealer has adopted and implemented written policies and procedures that are reasonably designed to comply with the applicable federal and state securities and commodities laws, rules and regulations including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, supervisions, books and records, risk assessment and continuing education and the rules of any SRO having jurisdiction, and all such policies and procedures comply in all material respects with applicable Laws, and there has not been any material violation of any such policy or procedure except as set forth in Schedule 5.37(h).

(i) To the Knowledge of the Company, there are no facts or circumstances that, individually or in the aggregate, would reasonably be expected to (a) cause the Australian Foreign Investment Review Board to object to the Transactions or (b) cause ASIC or any SRO to revoke or restrict in any material respect the License of the Target Broker-Dealer to operate as a broker-dealer as a result of the consummation of the Transactions.

5.38 Board Approval. The Company’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and (ii) determined that the Transactions are in the best interests of the Shareholder.

53

5.39 Company’s Investigation and Reliance. Company has made its own independent investigation, review and analysis regarding the Purchaser and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its representatives have been provided with full and complete access to the Purchaser, its representatives, and the Purchaser’s books and records and other information that it has requested in connection with its investigation of the Company and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Purchaser or any of its representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement. The Company acknowledges that none of the Purchaser nor any of its stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Purchaser.

5.40 Other Information. No information provided by the Company to the Purchaser to facilitate due diligence in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby, taken as a whole, contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Predecessor hereby, on the date hereof and each of the other Purchaser Parties when formed, jointly and severally, represent and warrant to the Company that, except as set forth: (a) in the Purchaser Parties SEC Documents, or (b) the disclosure schedules delivered by the Purchaser Parties to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Shareholder and the Company on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Purchaser Disclosure Schedules, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement.

6.1 Corporate Existence and Power. Predecessor is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub, when formed, will be a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Purchaser, when formed, will be a public limited company duly incorporated, validly existing and in good standing under the Laws of Australia. The Purchaser Parties have, or shall have, all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate their properties and assets and to carry on their businesses as presently conducted and as proposed to be conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Purchaser Parties, taken together.

54

6.2 Corporate Authorization. Except as set forth in Schedule 6.2, the execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which any of them is a party) and the consummation by each of the Purchaser Parties of the Transactions hereby and thereby are or will be within the corporate powers of such Purchaser Parties and have been or will be duly authorized by all necessary corporate action on the part of the Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Purchaser Shareholder Approval and the authorization and approval of this Agreement, Redomestication Merger and the Acquisition Contribution and Exchange. This Agreement has been or will be duly executed and delivered by the Purchaser Parties and it constitutes or will constitute a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms, and upon the Purchaser Parties’ execution and delivery, the Additional Agreements (to which any of them is a party) will constitute, a valid and legally binding agreement of the applicable Purchaser Party, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with or notice to any Governmental Authority on the part of the Purchaser Parties, except (i) SEC and Nasdaq approval required to consummate the Transactions, (ii) the pre-merger notification requirements of the HSR Act, (iii) any applicable filing and approval requirements under FATA, and (iv) any applicable post-closing filings required by ASIC.

6.4 Non-Contravention. Except as set forth on Schedule 6.4, the Purchaser Parties are not in material violation of any of the provisions of their respective Organizational Documents. Except as set forth on Schedule 6.4, the execution, delivery and performance by the Purchaser Parties of this Agreement and any Additional Agreements to which a Purchaser Party is a party do not and will not (i) contravene or conflict with the respective Organizational Documents of the Purchaser Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Purchaser Party, (iii) result in the creation or imposition of any Lien on any of the Purchaser Shares, or (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of the Purchaser Parties, except, in each case of clauses (i), (ii) and (iii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, taken together.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount and as set forth on Schedule 6.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the Transactions or any of the Additional Agreements.

55

6.6 Issuance of Shares. Other than with respect to restrictions set forth in the Escrow Agreement and set forth herein with respect to the Escrow Shares, the Exchange Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser Parties are bound, applicable Law or the respective Organizational Documents of the Purchaser Parties.

6.7 Capitalization.

(a) Predecessor. Predecessor is authorized to issue a maximum of 100,000,000 Predecessor Shares, of which 13,149,966 are outstanding as of the date hereof. A total of 14,210,986 Predecessor Shares are reserved for issuance with respect to the Predecessor Rights and Predecessor Units, and, except as contemplated by this Agreement or as set forth on Schedule 6.7(a), no other shares of capital stock or other voting securities of Predecessor are issued, reserved for issuance or outstanding. All issued and outstanding Predecessor Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Predecessor’s Organizational Documents or any contract to which Predecessor is a party or by which Predecessor is bound. Except as set forth in Predecessor’s Organizational Documents and in Schedule 6.7(a), there are no outstanding contractual obligations of Predecessor to repurchase, redeem or otherwise acquire any Predecessor Shares or any capital equity of Predecessor. Except as set forth in Schedule 6.7(a), there are no outstanding contractual obligations of Predecessor to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as disclosed in the IPO Prospectus or on Schedule 6.7(a), there are no (i) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Predecessor; (ii) to the Knowledge of the Predecessor, agreements with respect to any of the Predecessor Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (iii) disputes, controversies, demands or claims as to any Predecessor Shares.

(b) Purchaser. Upon formation, there will be the minimum number of allowed authorized Purchaser Shares authorized, of which the minimum Purchaser Shares will be issued and outstanding at such time, and, except as set forth in this Agreement with respect to the Redomestication Merger or the Equity Incentive Plan or on Schedule 6.7(b), no other shares or other securities of Purchaser will be issued, reserved for issuance or outstanding at the time of formation of Purchaser and until the Closing. All issued and outstanding Purchaser Share(s) will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser will be a party or by which Purchaser will be bound. Except as will be set forth in Purchaser’s Organizational Documents, this Agreement, or Schedule 6.7(b), there will be no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Share(s) or any share capital or equity of Purchaser. There will be no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person except for obligations of Predecessor that are assumed by Purchaser as a result of the Redomestication Merger.

56

(c) Merger Sub. Upon formation, there will be the minimum number of allowed authorized shares of common stock, par value $0.0001 per share, of Merger Sub authorized (the “Merger Sub Common Stock”), of which one (1) share of Merger Sub Common Stock will be issued and outstanding at such time. No other shares or other securities of Merger Sub will be issued, reserved for issuance or outstanding at the time of formation of Merger Sub and until the Closing. All issued and outstanding shares of Merger Sub Common Stock will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub will be a party or by which Merger Sub will be bound. Except as will be set forth in Merger Sub’s Organizational Documents and this Agreement, there will be no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any share capital or equity of Merger Sub. There will be no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser Parties or that is included in any Purchaser Parties SEC Documents). No material information provided by the Purchaser Parties to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Purchaser Parties’ public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

57

6.9 Trust Fund. As of the date of this Agreement, Predecessor has at least $61,335,350.03 in the trust fund established by Predecessor for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser Parties SEC Documents to be inaccurate in any material respect or, to the Predecessor’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account, except as set forth in the Extension Proxy Statement with regard to the approval of the proposals voted upon at the Extension Special Meeting. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Predecessor and the Trust Agreement, including in connection with any redemptions by the Predecessor’s stockholders made in connection with the Extension Special Meeting. Predecessor has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Predecessor, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account, except as set forth in the Extension Proxy Statement. Since June 30, 2022, Predecessor has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions, the Predecessor shall have no further obligation under either the Trust Agreement or its Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.10 Listing. As of the date hereof, the Predecessor Shares, Predecessor Units and Predecessor Rights are listed on the Nasdaq Stock Market, with trading symbols “BRAC,” “BRACU,” and “BRACR.” Predecessor is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Predecessor, threatened in writing against Predecessor by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Predecessor Shares, Predecessor Units and Predecessor Rights or terminate the listing of Predecessor on the Nasdaq Capital Market. Other than the Transactions, none of Predecessor or any of its Affiliates has taken any action in an attempt to terminate the registration of the Predecessor Shares, Predecessor Units and Predecessor Rights under the Exchange Act.

6.11 Reporting Company. Predecessor is a publicly-held company subject to reporting obligations pursuant to Section 12 of the Exchange Act, and the Predecessor Shares are registered pursuant to Section 12(b) of the Exchange Act. There are no outstanding loans or other extensions of credit made by Predecessor to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Predecessor, and Predecessor has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

6.12 No Market Manipulation. Neither the Purchaser Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Predecessor Shares to facilitate the sale or resale of the Predecessor Shares or affect the price at which the Predecessor Shares may be issued or resold; provided, however, that this provision shall not prevent the Purchaser Parties from engaging in investor relations or public relations activities consistent with past practices.

6.13 Board Approval. Predecessor’s and Purchaser’s respective boards of directors (including any required committee or subgroup of such boards) have, as of the date of this Agreement, or in the case of Purchaser, as of the date of its formation, will have, unanimously (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the shareholders of Predecessor and Purchaser, as applicable, and (iii) determined that the Transactions constitute a “Business Combination” as such term is defined in Predecessor’s and Purchaser’s Organizational Documents.

58

6.14 Purchaser Parties SEC Documents and Financial Statements.

(a) Each Purchaser Party, as applicable, has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by such Purchaser Party with the SEC since its respective formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by such Purchaser Party subsequent to the date of this Agreement and prior to the Closing (the “Additional Purchaser Parties SEC Documents”). Each Purchaser Party, as applicable, has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) such Purchaser Party’s Quarterly Reports on Form 10-Q for each fiscal quarter of such Purchaser Party beginning with the first quarter such Purchaser Party was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, proxy statements, including the Extension Proxy Statement, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14 filed by such Purchaser Party with the SEC since such Purchaser Party’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Purchaser Parties SEC Documents”). The Purchaser Parties SEC Documents were, and the Additional Purchaser Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser Parties SEC Documents did not, and the Additional Purchaser Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser Parties SEC Document or Additional Purchaser Parties SEC Document has been or is revised or superseded by a later filed Purchaser Parties SEC Document or Additional Purchaser Parties SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

59

(b) The financial statements and notes contained or incorporated by reference in the Purchaser Parties SEC Documents and the Additional Purchaser Parties SEC Documents (collectively, the “Purchaser Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of each Purchaser Party, as applicable, as of the dates thereof and the results of operations of each Purchaser Party for the periods reflected therein. The Purchaser Parties Financial Statements (i) were (or will be, in the case of those that are Additional Purchaser Parties SEC Documents) prepared from the Books and Records of the applicable Purchaser Party; (ii) were (or will be, in the case of those that are Additional Purchaser Parties SEC Documents) prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect (or will contain and reflect, in the case of those that are Additional Purchaser Parties SEC Documents) all necessary adjustments and accruals for a fair presentation of the applicable Purchaser Party’s financial condition as of their dates; and (iv) contain and reflect (or will contain and reflect, in the case of those that are Additional Purchaser Parties SEC Documents) adequate provisions for all material Liabilities for all material Taxes applicable to the applicable Purchaser Party with respect to the periods then ended. As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Documents. To the knowledge of the Purchaser Parties, none of the SEC Documents filed on or prior to the date hereof is undergoing an ongoing SEC review or investigation as of the date hereof.

(c) Except as set forth in Schedule 6.14(c) or as specifically disclosed, reflected or fully reserved against in the Purchaser Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since each Purchaser Party’s formation, including the redemptions by the Predecessor’s stockholders made in connection with the Extension Special Meeting and any resulting excise tax that may be accrued by any Purchaser Party in connection therewith pursuant to the Inflation Reduction Act of 2022, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Purchaser Parties. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Purchaser Parties Financial Statements.

(d) The Purchaser Parties (including any employee thereof) have not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Purchaser Parties, (ii) any fraud, whether or not material, that involves the Purchaser Parties’ respective management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser Parties or (iii) any claim or allegation regarding any of the foregoing.

6.15 Litigation. There is no Action (or any basis therefor) pending against any Purchaser Party, any of their respective officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. The Purchaser Parties are not, nor have previously been, to the knowledge of the Purchaser Parties, subject to any Proceeding with any Governmental Authority.

6.16 Compliance with Laws. The Purchaser Parties are not in violation of, have not violated, are not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Purchaser Parties, is there any basis for any such charge and the Purchaser Parties have not previously received any subpoenas by any Governmental Authority.

6.17 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

60

6.18 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties, each a “Purchaser Parties Person”) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any Sanctions Laws or any Orders administered by the OFAC, DDTC, or BIS; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with the Transactions that was received from any Sanctioned Country that is sanctioned under Sanctions Law or any Order.

6.19 Not an Investment Company. No Purchaser Party or any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.20 Tax Matters.

(a) (i) The Purchaser Parties have duly filed all income and other material Tax Returns which are required to be filed them, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Purchaser Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Purchaser Parties for which a Lien may be imposed on any of Purchaser Parties’ assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Purchaser Parties have withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Purchaser Parties in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Purchaser Parties have not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Purchaser Parties; (viii) Purchaser Parties have not received any written request from a Taxing Authority in a jurisdiction where Purchaser Parties have not paid any Tax or filed Tax Returns asserting that Purchaser Parties are or may be subject to Tax in such jurisdiction; (ix) Purchaser Parties are not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Purchaser Parties have no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) no Purchaser Party is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Purchaser Parties have not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

61

(b) Purchaser Parties are not aware of any fact or circumstance, nor have taken or agreed to take any action, that would reasonably be expected to prevent or impede the Contribution and Exchange from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Purchaser Parties Financial Statements reflect accruals in accordance with U.S. GAAP for all current or historical Taxes of the Purchaser Parties, as applicable, that are unpaid or payable as of September 30, 2022 (except for any inaccuracies that are not material), and, except as set forth in Schedule 6.20(c), the Purchaser Parties have not incurred any liability for Taxes since September 30, 2022, other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

(d) No material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing by any Taxing Authority with respect to Purchaser Parties. There is no outstanding claim, assessment or deficiency made in writing against Purchaser Parties for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of Purchaser Parties, threatened, in each case, that has not been resolved.

(e) Within the past six (6) years, Purchaser Parties have not received written notice of any claim from a Taxing Authority in a jurisdiction in which Purchaser Parties do not file Tax Returns stating that Purchaser Parties are or may be subject to Tax in such jurisdiction, that has not since been resolved.

(f) All payments by, to or among Purchaser Parties and their respective Affiliates are arm’s length for purposes of all relevant transfer pricing requirements imposed by any Taxing Authority in all material respects.

(g) Predecessor is not engaged in a trade or business nor does it have a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States of America.

6.21 Purchaser’s Investigation and Reliance. Purchaser is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, any Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Purchaser together with expert advisors, including legal counsel, that they have engaged for such purpose. Purchaser and its representatives have been provided with full and complete access to the Company, Shareholder, their respective representatives, and the Company’s properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Purchaser is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary, Shareholder, or any of their respective representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement. Purchaser acknowledges that none of the Company, Shareholder, nor any of their respective stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

62

Article VII

COVENANTS OF THE COMPANY AND THE PURCHASER PARTIES PENDING CLOSING

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each Party shall, and the Company and Shareholder shall cause its respective Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions (excluding immaterial amendments to existing or ongoing transactions) without the prior written consent of the other Party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, except as contemplated by this Agreement, without the written consent of all parties (which shall not be unreasonably withheld), the Company agrees that it shall not and each other member of the Company Group shall not, the Predecessor agrees that it shall not, the Purchaser agrees that it shall not, and the Shareholder agrees that it shall not, except as set forth on Schedule 7.1(a):

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $100,000, except for in ordinary course of business consistent with past practice;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $75,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $75,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of any Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

63

(vii) authorize any salary increase of more than 15% for any employee making an annual salary equal to or greater than $100,000 in the aggregate on an annual basis or change its bonus or profit sharing policies;

(viii) obtain or incur any loan or other Indebtedness, in excess of $25,000, including drawings under existing lines of credit;

(ix) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(x) suffer any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $25,000;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) allow any insurance policy protecting any of its assets with an aggregate coverage amount in excess of $25,000 to lapse by its terms, not including any voluntary non-renewal by the insurer, in which case such Party will use commercially reasonable efforts to replace such non-renewed policy;

(xiii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xiv) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xv) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xvi) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or surrender or forfeit any right to claim a material Tax refund; or

(xvii) undertake any legally binding obligation to do any of the foregoing.

64

(b) No party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the Transactions, neither the Company and the Shareholder, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company, the Shareholder, or the Purchaser Parties (other than the Transactions): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company, the Shareholder, or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company, the Shareholder, and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company, the Shareholder, or of the Purchaser Parties (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other Party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section.

(c) Notwithstanding anything in this Section 7.1 to the contrary, the Purchaser Parties shall cause a liquidation of Predecessor to be initiated following the Redomestication Merger and prior to the Acquisition Contribution and Exchange, such that all assets of Predecessor are, or shall be, transferred to and all liabilities of the Predecessor are, or shall be, assumed by Purchaser (the “Liquidation”). The Parties each acknowledge that the Liquidation is expected to be a ‘taxable’ transaction for Tax purposes. In connection with the Liquidation, Predecessor shall cause all of the Contracts to which the Predecessor is a party to be assigned to and assumed by Purchaser, including by obtaining any necessary third party consents to such assignments.

65

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company, the Shareholder, the Predecessor, and the Purchaser shall, to the best of their abilities, (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to each other Party, its legal counsel and other representatives such information relating to the business of the Company, the Shareholder, the Predecessor, or the Purchaser as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company, the Shareholder, or the Purchaser Parties and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Shareholder, the Predecessor, or the Purchaser. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing Party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Predecessor, or the Purchaser or any of the Company’s, the Predecessor’s, or the Purchaser’s assets;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the Transactions;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The parties acknowledge that:

(i) Predecessor’s shareholders must approve the Transactions prior to the Contribution and Exchange contemplated hereby being consummated and that, in connection with such approval, Predecessor must call a special meeting of its shareholders requiring Predecessor to prepare and file with the SEC a Proxy Statement (as defined in Section 9.5);

66

(ii) the Predecessor will be required to file Quarterly and Annual reports that may be required to contain information about the Transactions; and

(iii) the Predecessor will be required to file a Form 8-K to announce the Transactions and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Predecessor or the Purchaser makes with the SEC that requires information about the Transactions to be included, the Company and the Shareholder will each, and will each use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Predecessor and the Purchaser, (ii) respond to questions about the Company and the Shareholder required in any filing or requested by the SEC, and (iii) provide any information requested by the Predecessor or the Purchaser in connection with any filing with the SEC.

(c) Company and Shareholder Cooperation. The Company and Shareholder each acknowledges that a substantial portion of the filings with the SEC and mailings to Predecessor’s shareholders with respect to the Proxy Statement shall include disclosure regarding the Company, the Shareholder, and its respective management, operations and financial condition. Accordingly, the Company and the Shareholder each agrees to as promptly as reasonably practical provide the Predecessor with such information as shall be required by the SEC and federal securities Laws to be included in any such filing with the SEC, as determined in the reasonable discretion of Predecessor, in consultation with its legal counsel, for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company, the Shareholder, and its respective shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company and the Shareholder each understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company and the Shareholder shall each cause its managers, directors, officers and employees to be reasonably available to the Predecessor and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company and the Shareholder expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and the Shareholder). If, at any time prior to the Closing, any event or circumstance relating to the Company, the Shareholder, or any Subsidiary thereof, or their respective officers or directors, should be discovered by the Company or the Shareholder, which should be set forth in an amendment or a supplement to the Proxy Statement, the Company or the Shareholder, as the case may be, shall promptly inform the Predecessor. The Predecessor shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Shareholder with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company and the Shareholder shall reasonably cooperate in connection therewith. The Predecessor will be permitted to make such filings or responses to the SEC that, based on the advice of outside counsel to Predecessor, is required by the SEC and United States securities Laws to be included therein.

67

7.5 Financial Information. The Company shall deliver to the Purchaser Parties as promptly as possible after the Signing Date, and no later than February 19, 2023, audited financial statements of OldCo and its Subsidiaries as of and for the years ended June 30, 2022 and 2021, all prepared in conformity with IFRS under the standards of the PCAOB, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Audited 2021/2022 Financial Statements”). The Audited 2021/2022 Financial Statements, and such other audited financial statements as the SEC may require, among other things, will be (a) prepared from the Books and Records of OldCo and its and the Company, as applicable; (b) prepared on an accrual basis in accordance with IFRS; (c) contain and reflect all necessary adjustments and accruals for a fair presentation of OldCo’s or the Company’s, as applicable, financial condition as of their dates; and (d) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to OldCo and its Subsidiaries or the Company, as applicable, with respect to the periods then ended. The Company shall provide to the Purchaser Parties the unaudited reviewed financial statements of OldCo and its Subsidiaries and the Company, as required under the applicable rules and regulations and guidance or other requirement of the SEC, to be included in the Proxy Statement or the Closing Form 8-K (including pro forma financial information and pro forma adjustments that comply with Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC)), as promptly as practicable following the Signing Date (with respect to the September 30, 2022 quarter) and following the end of each quarterly period thereafter (and in any event no later than 60 calendar days following the end of such quarterly period)(the “Proxy Interim Financial Statements”). The Company will provide consolidated interim monthly information for each month, as promptly as practicable following the end of such month (and in any event no later than 20 calendar days following the end of each month). The Company will also provide to the Purchaser Parties as promptly as practicable after the date of this Agreement (and in any event on or prior to the tenth (10th) Business Day following its delivery of the Audited 2021/2022 Financial Statements): (i) the related pro forma adjustments for OldCo and its Subsidiaries and the Company necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Audited 2021/2022 Financial Statements and the Proxy Interim Financial Statements, the “Required Financials”) and cooperate as reasonably requested by the Purchaser Parties in the preparation thereof, (ii) all selected financial data of OldCo and its Subsidiaries and the Company, as necessary for inclusion in the Proxy Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if OldCo and its Subsidiaries and the Company were subject thereto) as necessary for inclusion in the Proxy Statement (together with the Required Financials, the “Initial Financial Information”). The Company shall also provide to the Purchaser Parties as promptly as practicable after the date hereof, a description of the business and any other information concerning the Company, its directors, officers, operations and such other matters, as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement. The Audited 2021/2022 Financial Statements and all other financial statements the Company is required to deliver pursuant to this Section 7.5 will fairly present in all material respects, in conformity with IFRS applied on a consistent basis in all material respects, the financial position of OldCo and its Subsidiaries and the Company as of the dates thereof and the results of operations of OldCo and its Subsidiaries and the Company for the periods reflected therein.

68

7.6 Trust Account. The Company and the Shareholder each acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to shareholders of Purchaser holding Purchaser Shares who shall have validly redeemed their Purchaser Shares upon acceptance by Purchaser of such Purchaser Shares, (b) the documented out-of-pocket expenses of the Purchaser Parties and the Company, incurred in each case in good faith and on an arm’s length basis in connection with identifying, investigating, negotiating, and consummating the Transactions, to the third parties to which they are owed, (c) the Deferred Underwriting Amount to the underwriter in the IPO, (d) deferred advisor fees and other obligations owed to third parties, and (e) the remaining monies in the Trust Account to the Purchaser.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Predecessor (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Predecessor in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Purchaser shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term.

69

(c) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

7.8 Notice of Changes. The Company and the Shareholder shall each give prompt written notice to the Purchaser Parties of (a) any representation or warranty made by the Company or the Shareholder contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company or the Shareholder contained in this Agreement such that the condition set forth in Section 10.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Company Disclosure Schedules or the Shareholder Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty. The Purchaser Parties shall give prompt written notice to the Company and the Shareholder of (a) any representation or warranty made by the Purchaser Parties contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.3(b) would not be satisfied, (b) any breach of any covenant or agreement of the Purchaser Parties contained in this Agreement such that the condition set forth in Section 10.3(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect on any Purchaser Party; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Purchaser Disclosure Schedule or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

7.9 Formation of Merger Sub and Purchaser. As promptly as practicable after the Signing Date, no later than the day immediately prior to the Effective Time, Predecessor shall cause Merger Sub to be formed under the laws of the State of Delaware and Purchaser to be formed under the laws of Australia. Upon formation, Merger Sub and Purchaser shall each sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the Signing Date.

Article VIII

COVENANTS OF THE COMPANY AND THE SHAREHOLDER

The Company and the Shareholder agree that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay any and all Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

70

8.2 Best Efforts to Obtain Consents. The Company and the Shareholder shall use their best efforts to obtain each required third party consent to the Transactions as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, (i) within forty-five (45) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser, for the first three quarters of the year, financial statements of the Company reviewed by the Company’s auditors, and (ii) the Company shall also promptly deliver to the Purchaser copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4 Company Written Consent; Requisite Company Vote. The Company and the Shareholder shall take no action to rescind, undo or otherwise adversely affect the approvals set forth in the Company Written Consent, the Requisite Company Vote, the Shareholder Written Consent, and the Requisite Shareholder Vote.

Article IX

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other Parties, to consummate and implement expeditiously each of the Transactions. The Parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions. Without limiting the foregoing, the Parties agree that Schedules 3.11 and 5.15 shall be updated prior to the Closing, upon the reasonable agreement of the Predecessor and the Company, if and to the extent that they determine that (a) any additional Actions should be included thereon and Closing Exchange Consideration in the form of additional Escrow Shares assigned thereto, or (b) any matter listed thereon that has been finally settled or adjudicated and should be deleted, and the Escrow Shares assigned thereto removed, from Schedule 5.15 and the calculations for the Estimated Closing Consideration Spreadsheet.

9.2 Tax Matters.

(a) The Purchaser Parties hereto shall use their reasonable best efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of the Purchaser Parties, the Company, the Shareholder, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Redomestication Merger Effective Time, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for such intended Tax treatment. The Parties hereto shall use their reasonable best efforts to cause the Transactions to qualify for the Acquisition Intended Tax Treatment, and none of the Purchaser Parties, Merger Sub, the Company, the Shareholder, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Closing, would reasonably be expected to prevent or impede the Transactions from qualifying for the Acquisition Intended Tax Treatment.

71

(b) Each of the Purchaser Parties, the Company, the Shareholder, and their respective Affiliates shall file all Tax Returns consistent with (i) the Redomestication Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger and the Acquisition Contribution and Exchange), and shall take no position inconsistent with the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Each party shall promptly notify the other party in writing (a “Tax Notice”) if, before the Closing Date, such party knows or has reason to believe that (i) the Redomestication Merger may not qualify for the Redomestication Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Redomestication Merger qualifying for the Redomestication Intended Tax Treatment) or (ii) the Contribution and Exchange may not qualify for the Acquisition Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Contribution and Exchange qualifying for the Acquisition Intended Tax Treatment). If either party sends a Tax Notice to the other party, it shall be accompanied by an explanation of the basis why the applicable Transaction may not be eligible for the intended tax treatment and the parties shall use their respective best efforts to determine whether this Agreement can be reasonably amended in order to facilitate the applicable intended tax treatment. In the event the SEC requires a tax opinion regarding: (i) the Redomestication Intended Tax Treatment, the Purchaser Parties will use its reasonable best efforts to cause Nelson Mullins Riley & Scarborough LLP to deliver such tax opinion to the Purchaser Parties; or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause its external U.S. tax counsel to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Nelson Mullins Riley & Scarborough LLP shall not be required to provide any opinion to any Party regarding the Acquisition Intended Tax Treatment.

(d) Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Closing. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Closing and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of Purchaser’s current taxable year.

72

9.3 Settlement of the Predecessor’s Liabilities. Concurrently with the Closing, all outstanding Liabilities of the Purchaser Parties shall be settled and paid in full and all out-of-pocket expenses reasonably incurred by the Purchaser Parties or any of their respective officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination shall be reimbursed, each in accordance with Section 7.6 hereto; provided, however, that (a) all such material reimbursable Liabilities incurred prior to the Signing Date shall have been provided (either actual or estimated) to the Company prior to the Signing Date, and (b) all such material reimbursable Liabilities incurred between the Signing Date and the Closing Date shall be documented and either on arms’ length terms, or payable to unaffiliated third parties.

9.4 Compliance with Predecessor Agreements. The Company and the Purchaser Parties shall comply with all of the applicable agreements entered into in connection with the IPO, the material agreements of which are listed on Schedule 9.4 hereto, including that certain registration rights agreement, dated January 10, 2022, by and among Predecessor and the investors named therein.

73

9.5 Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Predecessor shall prepare, with the assistance of the Company, and cause to be filed with the SEC the Proxy Statement of Predecessor (the “Proxy Statement”). The Proxy Statement shall be used for the purpose of soliciting proxies from Predecessor’s shareholders for the matters to be acted upon at the Predecessor Special Meeting and providing the public shareholders of Predecessor an opportunity in accordance with Predecessor’s organizational documents and the final IPO prospectus of Predecessor, dated January 10, 2022 (the “IPO Prospectus”) to have their Predecessor Shares redeemed in conjunction with the shareholder vote on the Purchaser Parties Shareholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Predecessor shareholders to vote, at a special meeting of Predecessor’s shareholders to be called and held for such purpose (the “Predecessor Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the Transactions contemplated hereby and thereby, including the Contribution and Exchange, by the holders of Predecessor Shares in accordance with Predecessor’s Organizational Documents, the Merger Sub’s Organizational Documents, the DGCL, the Australian Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) the Liquidation, (iii) adoption of the Organizational Documents of the Purchaser substantially in the form to be attached hereto as Exhibit F by an amendment following the Signing Date, (iv) election of the directors of Purchaser as set forth in Section 3.3 of this Agreement, (v) adoption of the Equity Incentive Plan; and (vi) such other matters as the Company and the Purchaser Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Contribution and Exchange and the other Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Parties Shareholder Approval Matters”), In connection with the Proxy Statement, Purchaser Parties and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation requirements set forth in Predecessor’s organizational documents, the DGCL, the Australian Companies Act and the rules and regulations of the SEC and Nasdaq. The Purchaser Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Purchaser Parties shall provide such information concerning the Purchaser Parties and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Purchaser Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

(b) Each of Purchaser Parties and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to clear any SEC comments on the Proxy Statement as promptly as practicable after such filing. Each of the Purchaser Parties and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement. Promptly after all comments on the Proxy Statement are cleared with the SEC, the Purchaser Parties will cause the Proxy Statement to be mailed to shareholders of Predecessor.

(c) Each of the Purchaser Parties and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement. Notwithstanding such cooperation however, the Purchaser Parties will be permitted, upon providing notice to the Company, to make such filings or responses to the SEC that, based on the advice of outside counsel to the Purchaser Parties, is required by the SEC and United States securities Laws to be included therein. If the Purchaser Parties or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended or supplemented in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) the Purchaser Parties, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Proxy Statement. The Purchaser Parties and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Predecessor Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Predecessor Organizational Documents and the Company Organizational Documents. Each of the Company and the Purchaser Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that it receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

74

(d) Each Party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Purchaser Parties, and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser Parties shall cause the Proxy Statement to be disseminated to Predecessor’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Predecessor’s Organizational Documents.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

9.7 Additional Financing; Minimizing Redemptions. Acknowledging the effects of the Extension Special Meeting and any redemptions from the Trust Account made by the Predecessor in connection therewith, the Company, the Predecessor, and the Purchaser will use their commercially reasonable efforts to maximize the amount in the Trust Fund just prior to Closing, and to consider various appropriate financing vehicles to assist in the Purchaser’s development following Closing. If the Purchaser Parties reasonably believe that the amount in the Trust Fund at Closing is likely to be insufficient to pay all expenses of the Parties and meet the requirements of Section 10.1(g), the Company and the Purchaser Parties will use their reasonable best efforts to secure additional investment capital for the Purchaser prior to Closing.

75

Article X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the Parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the Parties hereto to enjoin or otherwise restrict the consummation of the Closing. Notwithstanding the foregoing sentence, the Parties agree that with respect to an Action brought by a third party to enjoin or otherwise restrict the consummation of the Closing that is reasonably capable of being resolved or settled within 30 days of such Action having been brought, the Parties will use their commercially reasonable efforts to cooperate with reach other and resolve or settle such Action.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained.

(d) The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement and Purchaser’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(e) All required filings, if any, under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(f) All required filings under FATA, if any, shall have been completed and any applicable approval shall have been received.

(g) As of the Closing, Purchaser shall have at least $5,000,001 in net tangible assets.

(h) No Party shall have delivered a Tax Notice, which was unable of being remedied by the use of the best efforts of the Parties to amend this Agreement to achieve the intended tax treatment.

10.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company and the Shareholder shall have duly performed all of their respective covenants and obligations hereunder required to be performed by each of them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

76

(b) All of the representations and warranties of the Shareholder contained in Article IV of this Agreement and of the Company contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or a Material Adverse Effect on the Company, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article IV and Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article IV and Article V (or if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), subject to modification of Schedule 5.15 pursuant to Section 9.1 hereto, in the case of (ii), other than as have not in the aggregate had and would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company; it being understood and agreed that the Shareholder Fundamental Representations and the Company Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all Shareholder Fundamental Representations and Company Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company, regardless of whether it involved a known risk.

(d) The Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company and by the Shareholder certifying as to the satisfaction of the conditions set forth in clauses (a) through (c) and (m) of this Section 10.2.

(e) The Purchaser shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company and by the Shareholder authorizing this Agreement and the Transactions, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Registrar.

(f) The Purchaser shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Purchaser, and no such Governmental Approval shall have been revoked.

(g) The Purchaser shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(h) The Purchaser shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Purchaser and the Company, including, without limitation, the Employment Agreements, and the Non-Compete Agreements.

(i) The Purchaser shall have received copies of third party consents set forth on Schedule 10.2(i) in form and substance reasonably satisfactory to the Purchaser, and no such consents have been revoked.

77

(j) The Purchaser shall have received evidence satisfactory to it that all assets, including intellectual property, used by the Company Group in the Business that are owned or licensed by Affiliates outside of the Company Group shall have been transferred to a member of the Company Group.

(k) The Purchaser shall have received evidence satisfactory to it that all Transactions between any member of the Company Group and any of their respective Affiliates outside of the Company Group are on arms-length terms or have been terminated.

(l) Closing Company Cash shall be not less than A$7,000,000.

10.3 Conditions to Obligations of the Company and the Shareholder. The obligations of the Company and the Shareholder to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s and Shareholders’ discretion, as applicable, of all of the following further conditions:

(a) The Purchaser and Predecessor shall each have duly performed all of its respective covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or a Material Adverse Effect on the Purchaser Parties, taken together, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, taken together; it being understood and agreed that the Purchaser Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) the Purchaser Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, taken together, regardless of whether it involved a known risk.

(d) The Company and Shareholder shall have received a certificate signed by an authorized officer of Purchaser certifying as to the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 10.3.

(e) The Purchaser Parties and Merger Sub shall have executed and delivered to the Company each Additional Agreement to which any of them is a party.

78

(f) The Purchaser shall remain listed on Nasdaq and the additional listing application for the Exchange Consideration shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Purchaser Party Exchange Consideration shall have been approved by Nasdaq.

(g) The Purchaser shall have adopted the Equity Incentive Plan on terms reasonably acceptable to the Purchaser and the Company, to be in effect at Closing, that permits securities to be awarded thereunder equal to an aggregate of not less than 5% of the issued Purchaser Shares computed immediately after Closing.

(h) If applicable, the Purchaser shall have entered into a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Purchaser Shares, which is in full force and effect and is enforceable in accordance with its terms.

(i) Merger Sub and Purchaser shall have been formed and shall have executed a joinder agreement to this Agreement.

(j) The Redomestication Merger Effective Time shall have occurred, and the Redomestication Merger shall have successfully completed, as contemplated by the terms hereof.

Article XI

TERMINATION

11.1 Termination.

(a) This Agreement may be terminated and the Redomestication Merger, Acquisition Contribution and Exchange and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Purchaser, by the mutual written consent of the Company and Purchaser duly authorized by each of their respective boards of directors;

(b) by the Purchaser, if any of the representations or warranties of the Shareholder set forth in Article IV or the representations or warranties of the Company set forth in Article V shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Purchaser) by the earlier of (i) the Outside Date or (ii) 20 Business Days after written notice thereof is delivered to the Company; provided, however. that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if the Purchaser is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

79

(c) by the Company or the Shareholder, if any of the representations or warranties of the Purchaser set forth in Article VI shall not be true and correct, or if the Purchaser has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.3 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 20 Business Days after written notice thereof is delivered to the Purchaser; provided, however, that the Company or the Shareholder, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if the Company or the Shareholder, as applicable, is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) by any of the Company, the Shareholder or the Purchaser:

(i) on or after June 30, 2023, or such later date agreed by the Parties in writing (the “Outside Date”), if the Contribution and Exchange shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this 11.1(d)(i) shall not be available to a Party if the failure of the Contribution and Exchange to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 10.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of the Purchaser Shareholder Approval Matters shall fail to receive the Required Purchaser Shareholder Approval at the Purchaser Special Meeting (unless such Purchaser Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e) by the Purchaser, (i) in the event that the Company has not delivered to Purchaser by February 19, 2023, or such later date as agreed by the Parties in writing, the Audited 2021/2022 Financial Statements in accordance with Section 7.5, or (ii) in the event any Action or other matter listed on Schedule 5.15 hereto or that arises due to a breach of Section 5.15 hereto (collectively, a “CID Action or Breach”) would prevent the Purchaser from closing the Transactions by the Outside Date or would prevent the Company from delivering the certificate certifying the satisfaction of the conditions specified in Section 10.2(d); provided, however, that for purposes of (ii), any Action or other matter that arises based on an SEC delay or injunction or as a result of any Government Authority action but is not, in either case, related to a CID Action or Breach, shall not be a basis for termination under this Section 11.1(e).

(f) by the Company, if it notified Purchaser in accordance with the terms of this Agreement that it wishes to pursue an Alternative Proposal.

80

11.2 Breakup Fee and Expenses. In the event of the termination of this Agreement by either Party pursuant to Section 11.1(b) or 11.1(f), the Company shall pay Purchaser a breakup fee equal to $5,000,000 plus the amount of Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions hereunder. In the event of the termination of this Agreement by either Party pursuant to Section 11.1(e), the Company shall reimburse Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions hereunder. Any amounts payable to Purchaser under this Section 11.2 shall be paid in cash within three Business Days following such termination.

11.3 Effect of Termination. Subject to Section 11.2, in the event of the termination of this Agreement (other than termination pursuant to Section 11.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Section 9.6, Article XIII and this Section 11.3, which shall survive the termination of this Agreement), and there shall be no Liability on the part of the Purchaser or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for its willful misconduct or fraud.

Article XII

INDEMNIFICATION

12.1 Indemnification of Purchaser. Subject to the terms and conditions of this Article XII, and from and after the Closing Date, the Shareholder hereby agrees to indemnify and hold harmless Purchaser and/or any of its Affiliates and Subsidiaries (collectively, the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) incurred or sustained by an Indemnified Party, to the extent resulting from any breach or inaccuracy in any representation or warranty set forth in Section 5.15, any claim, threatened Action, Action or other matter identified on Schedule 5.15 (as such Schedule 5.15 may be updated until Closing), or the certificate delivered in satisfaction of the condition set forth in Section 10.2(d) to the extent it applies to Section 5.15 or Schedule 5.15 (collectively, “Company Investigations and Disputes Losses”). Except for claims against the Company or the Shareholder for fraud or willful misconduct, any liability of the Shareholder incurred pursuant to the terms of this Article XII shall be paid exclusively from the Indemnification Escrow Shares and, subject to the other provisions of this Article XII, from any other Escrow Shares then remaining, in each case valued at $10.00 per share, in accordance with the terms of the Escrow Agreement.

12.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Indemnified Party Representative shall act as the sole representative of Purchaser with respect to all claims by the Indemnified Party under this Article XII. The Indemnified Party Representative shall give the Shareholder prompt notice (an “Indemnification Notice”) of any Action(s) that may give rise to Company Investigations and Disputes Losses (including with respect to a third-party action) with respect to which the Indemnified Party Representative seeks indemnification pursuant to Section 12.1 (a “CID Claim”), which shall describe in reasonable detail the Company Investigations and Disputes Loss or Losses that have been or may be suffered or incurred by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 12.1 or 12.2, except to the extent such failure materially and adversely affects the ability of the Shareholder to defend such claim.

81

(b) In the case of any CID Claims as to which indemnification is sought by the Indemnified Party Representative, the Indemnified Party Representative shall be entitled, at the sole expense and liability of the Shareholder (for the avoidance of doubt, subject to the last sentence of Section 12.1), to exercise full control of the defense, compromise or settlement thereof, unless, and except from and after the Shareholder shall (i) deliver a written confirmation to the Indemnified Party Representative that the indemnification provisions of Section 12.1 are applicable to such Action and the Shareholder will indemnify the Indemnified Party in respect of such Action pursuant to the terms of Section 12.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Shareholder’s liability for Company Investigations and Disputes Losses with respect thereto, (ii) notify the Indemnified Party Representative in writing of the intention of the Shareholder to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party Representative to conduct the defense of such CID Claim.

(c) If the Shareholder assumes the defense of any such CID Claim pursuant to Section 12.2(b), then the Indemnified Party Representative shall cooperate with the Shareholder in any manner reasonably requested in connection with the defense, and the Indemnified Party Representative shall have the right to be kept fully informed by the Shareholder and its legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Shareholder so assumes the defense of any such CID Claim, the Indemnified Party Representative shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the reasonable and documented fees and out-of-pocket expenses of such counsel employed by the Indemnified Party Representative shall be at the expense of the Purchaser unless (i) the Shareholder has agreed that the Shareholder will bear and pay such fees and expenses, or (ii) the named parties to any such CID Claim (including any impleaded parties) include the Indemnified Party and the Shareholder and the Indemnified Party Representative shall have been advised by its counsel that there may be a conflict of interest between the Indemnified Party and the Shareholder in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Shareholder (for the avoidance of doubt, subject to the last sentence of Section 12.1).

82

(d) If the Shareholder elects to assume the defense of any CID Claim pursuant to Section 12.2(b), the neither the Indemnified Party Representative nor the Purchaser shall pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Shareholder withdraws from or fails to adequately prosecute the defense of such asserted liability, or unless a final judgment is entered against the Indemnified Party for such liability. If the Shareholder does not elect to defend, or if, after commencing or undertaking any such defense, the Shareholder fails to adequately prosecute or withdraw such defense, the Indemnified Party Representative shall have the right to undertake the defense or settlement thereof, and the Shareholder will be responsible for all reasonable costs and expenses incurred in connection with such defense or settlement. Notwithstanding anything to the contrary, the Shareholder shall not be entitled to control, but may participate in, and the Indemnified Party Representative (at the expense of the Shareholder (for the avoidance of doubt, subject to the last sentence of Section 12.1(a))) shall be entitled to have sole control over, the defense or settlement of (x) that part of any CID Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such CID Claim involves criminal allegations against the Indemnified Party or (y) the entire CID Claim if such CID Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party Representative retains control of the CID Claim, the Indemnified Party Representative will not settle the subject claim without the prior written consent of the Shareholder, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party Representative assumes the defense of any such CID Claim pursuant to Section 12.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party Representative shall give the Shareholder prompt written notice thereof and the Shareholder shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, and, in each case, the Shareholder will be responsible for all reasonable costs and expenses incurred in connection therewith. The Shareholder shall not, without the prior written consent of the Indemnified Party Representative settle or compromise or consent to entry of any judgment with respect to any such CID Claim (i) in which any relief other than the payment of money damages is granted or paid, (ii) in which such CID Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such CID Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such CID Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) With respect to all CID Claims, all reasonable and documented out-of-pocket costs of the Indemnified Party Representative shall be promptly advanced by the Purchaser, and if and only if such costs are ultimately reimbursed by the Shareholder, the Purchaser shall be reimbursed for such advances at such time. Any recovery by the Indemnified Party Representative in a CID Claim shall be for the benefit of the Purchaser, it being understood that the Indemnified Party Representative shall act solely as a representative and agent of the Purchaser in pursuing CID Actions, by representing the interests of the shareholders of the Purchaser Parties that existed prior to the Contribution and Exchange.

12.3 Payment of Indemnified Losses. In the event that the Indemnified Party is entitled to any indemnification pursuant to this Article XII, Purchaser shall be paid exclusively from the Indemnification Escrow Shares, until exhausted, and then from any other Escrow Shares that may still be held by the Escrow Agent, if any, in accordance with the Escrow Agreement, until exhausted. All Escrow Shares shall be valued at $10.00 per share for all purposes hereunder, regardless of any change in market value. For the avoidance of doubt, in the event all Escrow Shares have been distributed prior to the Purchaser’s receiving full payment pursuant to this Article XII, then absent fraud, there shall be no further right of indemnification from Shareholder or obligation of payment by Shareholder hereunder. Any and all such indemnification payments shall be treated as an adjustment to the Exchange Consideration for Tax purposes, unless otherwise required by applicable Law.

83

12.4 Materiality. For the purpose solely of determining the amount of Company Investigations and Disputes Losses resulting from a breach or non-fulfillment of any appliable representation or warranty, all materiality, “Material Adverse Effect,” or other similar qualifications included in any representation or warranty of the Company contained in this Agreement shall be disregarded.

12.5 Effect of Investigation. The representations and warranties of the Company or Purchaser and Merger Sub, as applicable, and the Indemnified Party’s right to indemnification hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf (or capable of being made by or on behalf of) of the Indemnified Party (including by any of their respective Representatives) or by reason of the fact that any Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in this Article XII, as the case may be.

12.6 Survival of Indemnification Rights. None of the representations and warranties contained in this Agreement (including schedules hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive except for the representations and warranties set forth in Section 5.15, any threatened Action, Action or other matter identified on Schedule 5.15, and the certificate delivered in satisfaction of the condition set forth in Section 10.2(d) to the extent it applies to Section 5.15 or Schedule 5.15, which representations and warranties shall survive as to each threatened Action, Action or other matter identified in Schedule 5.15 until the earlier of the expiration of the applicable statute of limitations with respect to the applicable threatened Action or Action or until such matter is finally terminated or otherwise resolved by and between the Indemnified Party Representative and the Shareholder under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

12.7 Certain Indemnification Matters. The Indemnified Party shall use commercially reasonable efforts to mitigate the amount of any Company Investigations and Disputes Losses to the extent required under applicable Law. The parties agree that Company Investigations and Disputes Losses indemnifiable hereunder shall not include punitive or exemplary damages (other than any such damages to the extent actually paid to a claimant in respect of a CID Claim).

12.8 Sole and Exclusive Remedy. Subject to the occurrence of, and from and after, the Closing (and the determination of any Closing adjustments), except with respect to any claim to the extent based on or arising out of fraud or willful misconduct, the remedies provided in this Article XII shall be deemed the sole and exclusive remedies of the Indemnified Parties with respect to any and all breaches of representations and warranties of the Company or the Shareholder set forth in this Agreement or in the certificate delivered in satisfaction of the condition set forth in Section 10.2(d).

84

Article XIII

MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

OPENMARKETS GROUP PTY LTD

Attn: Dan Jowett and Nick Hornstein

Level 40, 225 George Street

Sydney NSW 2000

Email: Nick.Hornstein@openmarkets.com.au and Dan.Jowett@openmarkets.com.au with a copy to (which shall not constitute notice):

Biztech Lawyers US LLP

240 W Main St, #214

Charlottesville, VA 22903

United States of America

Attn: C. E. Spillman

Email: chris@biztechlawyers.com

if to the Shareholder, to:

BMYG OMG Pty Ltd

Attn: Julius Wei and Eric Gao

Level 41, 55 Collins Street

Melbourne VIC 3000

Email: julius.w@bmyg.com.au; eric.g@bmyg.com.au

with a copy to (which shall not constitute notice):

Dan Jowett and Nick Hornstein

Level 40, 225 George Street

Sydney NSW 2000

Email: Nick.Hornstein@openmarkets.com.au and Dan.Jowett@openmarkets.com.au

85

if to Predecessor or Purchaser prior to Closing, to:

Broad Capital Acquisition Corp.

5345 Annabel Lane

Plano, TX 75093

Attention: Johann Tse

Email: johann.tse@brac-spac.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW

Suite 900

Washington, D.C., 20001

Attention: Andrew M. Tucker

Email: andy.tucker@nelsonmullins.com

if to Purchaser after the closing, to:

OMGL Holdings Limited

Attn: Dan Jowett and Nick Hornstein

Level 40, 225 George Street

Sydney NSW 2000

Email: Nick.Hornstein@openmarkets.com.au and Dan.Jowett@openmarkets.com.au with a copy to (which shall not constitute notice):

Biztech Lawyers US LLP

240 W Main St, #214

Charlottesville, VA 22903

United States of America

Attn: C. E. Spillman

Email: chris@biztechlawyers.com

13.2 Amendments; No Waivers; Remedies. This Agreement cannot be amended, except by a writing signed by each of the Purchaser and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(a) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

86

(b) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(c) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.5 Publicity. Except as required by law and except with respect to the Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued; provided, each of the Purchaser and the Purchaser is permitted to make any public statement to the extent such proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 13.5 or is required to comply with federal securities Laws or the requirements of Nasdaq.

87

13.6 Expenses. Each Party hereto shall bear its own costs and expenses in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur each Party’s reasonable and documented costs and expenses will be paid by Purchaser upon the Closing. The cash portion of the investment banker’s fee listed on Schedule 5.30 to be paid pursuant to that certain Financial Advisor Agreement, dated September 15, 2022, by and between ARC Group Limited and the Company (the “Financial Advisor Agreement”) shall be treated as a transaction expense and paid by Purchaser. The portion of the investment banker’s fee listed on Schedule 5.30 to be paid pursuant to the Financial Advisor Agreement in Purchaser Shares, with a deemed value of $10.00 per Purchaser Share, shall be treated as Indebtedness of the Company (the “ARC Share Payment”). Notwithstanding the foregoing, the Purchaser shall pay the filing fee for the Premerger Notification and Consent Form (and any related forms) with the Federal Trade Commission with respect to any of the Transactions.

13.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.9 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

88

13.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

13.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

89

13.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best Knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the executive officers and director(s) of the Company as of the date hereof and the Closing Date.

(h) In any case that any obligation of any Person herein contemplates a requirement that the Person uses its “best efforts” or “reasonable best efforts,” such obligation shall in any such case be discharged by that Person’s taking, in good faith, all reasonable steps to achieve the agreed action or result, provided, however, (a) it does not require such Person to sacrifice itself totally to the economic interests of the Party to whom the obligation is owed, although the interests of such party must predominate, and (b) the Person under such obligation need not take such measures as to cause itself to experience a Material Adverse Effect, recognizing that the use of best efforts may require an expenditure of a material unanticipated amount of money or management time.

90

13.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

13.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.17 Waiver. Reference is made to the IPO Prospectus. The Company and Shareholder have read the IPO Prospectus and understand that Purchaser has established the Trust Account for the benefit of the public shareholders of Purchaser and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Purchaser agreeing to enter into this Agreement, the Company and the Shareholder each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim such Person may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser.

13.18 Indemnified Party Representative.

(a) The Indemnified Party Representative may resign at any time by giving twenty (20) days’ notice to the Company Securityholders and the Shareholder; provided, however, in the event of the resignation or removal of the Indemnified Party Representative, a new Indemnified Party Representative (who shall be reasonably acceptable to the Shareholder) shall be appointed by the vote or written consent of a majority of the shares of Purchaser Common Stock, voting together as a single class (with each such share entitled to one vote), then held by the Sponsor as of immediately prior to the Effective Time; provided, further, that if any such vacancy is not so filled within thirty (30) days following the occurrence of such vacancy, the Shareholder shall be entitled to appoint a successor Indemnified Party Representative , and the provisions of this Section 13.18 shall apply in all respects to such successor Indemnified Party Representative

(b) The appointment of the Indemnified Party Representative is coupled with an interest and shall be irrevocable by Purchaser and the Indemnified Party in any manner or for any reason. This authority granted to the Indemnified Party Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Sponsor hereby accepts its appointment as the initial Indemnified Party Representative. Any decision, act, consent or instruction taken by the Indemnified Party Representative in accordance with this Section 8 on behalf of Purchaser and/or an Indemnified Party (each, an “Indemnified Party Representative Authorized Action”) shall be final, binding and conclusive on Purchaser and the Indemnified Parties as fully as if such Persons had taken such Indemnified Party Representative Authorized Action. The Purchaser and the Indemnified Party agree that the Indemnified Party Representative, as the Indemnified Party Representative, shall have no liability to the Purchaser and/or an Indemnified Party for any Indemnified Party Representative Authorized Action.

(c) The Purchaser shall indemnify and hold harmless the Indemnified Party Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Indemnified Party Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any expenses or taxable income incurred by the Indemnified Party Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Indemnified Party Representative but shall be payable by and attributable to Purchaser. The Indemnified Party Representative may also from time to time submit invoices to Purchaser covering such expenses and liabilities, which shall be paid by Purchaser promptly following the receipt thereof. Upon the request of the Purchaser, the Indemnified Party Representative shall provide the Purchaser with an accounting of all material expenses and liabilities paid by the Indemnified Party Representative in its capacity as such.

[The remainder of this page intentionally left blank; signature pages to follow]

91

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

IN WITNESS WHEREOF, the undersigned hereby execute this signature page to the Agreement and Plan of Merger and Business Combination Agreement dated January 18, 2023 by and among Broad Capital Acquisition Corp., Openmarkets Group Pty Ltd, BMYG OMG Pty Ltd, and Broad Capital LLC (the “Agreement”); authorize this signature page to be attached as a counterpart of the Agreement; and agree to be bound by this signature page and all of its respective obligations under the Agreement to be duly executed as of ________________, 2023.

Purchaser

OMGL HOLDINGS LIMITED

By:
Name:
Title:

Merger Sub:

OMGH MERGER SUB CORP.

By:
Name:
Title:

LIST OF EXHIBITS

A:	Employment Agreement

B:	Escrow Agreement

C:	Lock-up Agreement

D.	Non-Compete Agreement

E:	Registration Rights Agreement

F:	Organizational Documents of Purchaser

BCA AMENDMENT NO. 1

This BCA Amendment No. 1 (this “Amendment”), is entered into by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Pty Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), and Broad Capital LLC, a Delaware limited liability company (the “Sponsor”), and [Broad Capital Acquisition Pty Ltd (the “Purchaser”)] (each, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties have entered into the Agreement And Plan Of Merger And Business Combination Agreement dated as of January 18th, 2023 (as later supplemented and as joined by Purchaser on July 31, 2023 (the “Agreement”);

WHEREAS, the Parties do not wish to permit any of them to terminate the BCA as long as they are diligently working to achieve a Closing, so they desire to limit the termination rights and otherwise amend the Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 13.2 of the Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have their respective meanings assigned in the Agreement.

2. Amendments to the Agreement. As of the Effective Date (as defined in Section 3 below), the Agreement is hereby amended or modified as follows:

(a) Section 1.41 of the Agreement is hereby amended and replaced in its entirety with the following:

“Estimated Closing Exchange Consideration” means $70,000,000 (a) minus the amount of the Estimated Closing Net Indebtedness, (b) minus the amount of the Estimated Company Investigations and Disputes Losses, (c) plus the amount by which the Estimated Net Working Capital Exceeds the Net Working Capital Target, or minus the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital; which amount shall be computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet, and paid in Purchaser Shares at Closing, which Purchaser Shares shall have a deemed value of $10.00 per share.

(a)	All references to the Estimated Closing Exchange Consideration as contained in the Agreement, the Schedules, or any additional documents that contain or refer to the Agreement or the Estimated Closing Exchange Consideration shall be interpreted to be a reference of the updated Estimated Closing Exchange Consideration as amended hereby.

(b) The last sentence of Section 3.10 (a) of the Agreement is hereby deleted.

(c) The existing Schedule 3.10 is hereby amended and replaced in its entirety by Schedule 3.10, which is attached hereto.

(d) Section 4.5 of the Agreement is hereby amended and replaced in its entirety with the following:

“ 4.5 Ownership of Company Securities. The Shareholder is the record owner of the Company Shares to be contributed to the Purchaser pursuant to Article III hereof, free and clear of any and all Liens, which Company Shares represent all of the outstanding securities of the Company. The Shareholder holds such Company Shares as trustee for the BMYG OMG Unit Trust (the “BMYG Unit Trust”), and the Shareholder has the full power and authority to sell, transfer, assign and deliver such Company Shares as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Shares, free and clear of any and all Liens. None of the beneficial owners of the BMYG Unit Trust is (i) a “bad actor,” as defined in the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), or (ii) a citizen of a country, against which the United States is currently imposing sanctions on such country’s citizens generally, as disclosed by the Office of Foreign Assets Control, or (iii) either an officer or director of OMG or a proposed officer or director of the Purchaser, as disclosed in the Registration Statement of the Purchaser that has been filed with the SEC, other than Julius Wei and Eric Gao. Except for this Agreement, the Shareholder is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Shares that may restrict, limit, or hinder in any way Purchaser’s ability to deliver the Company Shares to Purchaser as required by this Agreement.”

(e) Section 10.3(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

The Predecessor shall have become listed on Nasdaq, subject to the consummation of the Closing, and the additional listing application for the Exchange Consideration shall have been approved by Nasdaq. As of the Closing Date, neither Predecessor nor Purchaser shall have received any written notice from Nasdaq that Purchaser has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied. The additional listing application for the Purchaser Party Exchange Consideration shall have been approved by Nasdaq.

2

(f) Section 11.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“11.1 Termination. This Agreement may be terminated and the Redomestication Merger, Acquisition Contribution and Exchange and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Purchaser:

(a)	by the mutual written consent of the Company and Purchaser duly authorized by each of their respective boards of directors;

(b)	by the Purchaser, if any of the representations or warranties of the Shareholder set forth in Article IV or the representations or warranties of the Company set forth in Article V shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Purchaser) by the Outside Date; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if the Purchaser is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c)	by the Company or the Shareholder, if any of the representations or warranties of the Purchaser set forth in Article VI shall not be true and correct, or if the Purchaser has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 10.3 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the Outside Date; provided, however, that the Company or the Shareholder, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if the Company or the Shareholder, as applicable, is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d)	by any of the Company, the Shareholder or the Purchaser:

(i)	as of on or after January 1, 2024, or such later date agreed by the Parties in writing (the “Outside Date”), if the Contribution and Exchange shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this 11.1(d)(i) shall not be available to a Party if the failure of the Contribution and Exchange to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

3

(ii)	if any Order having the effect set forth in Section 10.1(h) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii)	if any of the Purchaser Shareholder Approval Matters shall fail to receive the Required Purchaser Shareholder Approval at the Purchaser Special Meeting (unless such Purchaser Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e)	by the Purchaser, in the event any Action or other matter listed on Schedule 5.15 hereto or that arises due to a breach of Section 5.15 hereto (collectively, a “CID Action or Breach”) would prevent the Purchaser from closing the Transactions by the Outside Date or would prevent the Company from delivering the certificate certifying the satisfaction of the conditions specified in Section 10.2(d); provided, however, any Action or other matter that arises based on an SEC delay or injunction or as a result of any Government Authority action but is not, in either case, related to a CID Action or Breach, shall not be a basis for termination under this Section 11.1(e).

(f)	by the Company, if it notified Purchaser in accordance with the terms of this Agreement that it wishes to pursue an Alternative Proposal.”

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of August 1, 2023 (the “Amendment Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment.

4

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended by this Amendment.

(b) The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS AMENDMENT, (1) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Waiver. The Purchaser hereby waives any failure to perform any covenant or agreement of the Company or the Shareholder contained in the Agreement which occurred prior to the Amendment Effective Date with respect to the Company’s failure to provide timely delivery of its reviewed interim financial statements. For the avoidance of doubt, this Section 5 is not intended to, and does not, waive (i) any failure to perform any covenant or agreement other than the Company’s failure to provide timely delivery of its reviewed interim financial statements prior to the Amendment Effect Date, or (ii) any failure to perform any covenant or agreement contained in the Agreement which occurs after the Amendment Effective Date.

6. Miscellaneous.

(a) This Amendment and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[signatures on separate pages]

5

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

6

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Kim Clark
Name:	Kim Clark
Title:	Company Secretary

7

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Ruihao Wei
Name:	Ruihao Wei
Title:	Chief Investment Officer

By:	/s/ Songyu Gao
Name:	Songyu Gao
Title:	Chief Executive Officer

8

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Sponsor/Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

9

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Purchaser

Broad Capital Acquisition Pty Ltd.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Representative

10

See attached.

11

BCA AMENDMENT NO. 2

This BCA Amendment No. 2 (this “Second Amendment”), is entered into by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Pty Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), Broad Capital LLC, a Delaware limited liability company (the “Sponsor”), and Broad Capital Acquisition Pty Ltd (the “Purchaser”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties entered into the Agreement and Plan Of Merger And Business Combination Agreement dated as of January 18th, 2023 (as later supplemented and as joined by Purchaser on July 31, 2023), as amended effective August 1, 2023 (collectively, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in the manner set forth herein; and

WHEREAS, pursuant to Section 13.2 of the Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Second Amendment have their respective meanings assigned in the Agreement.

2. Amendments to the Agreement. As of the Second Amendment Effective Date (as defined in Section 3 below), the Agreement is hereby amended or modified as follows:

(a) Section 9.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

9.7 Additional Financing; Minimizing Redemptions. Acknowledging the effects of the Extension Special Meeting and the additional extension meetings held on June 9, 2023 and January 8, 2024, and any redemptions from the Trust Account made by stockholders of the Predecessor in connection therewith, the Company, the Predecessor, and the Purchaser will use their commercially reasonable efforts to maximize the amount in the Trust Fund just prior to Closing, and to consider various appropriate financing vehicles to assist in the Purchaser’s development following Closing. If the Purchaser Parties reasonably believe that the amount in the Trust Fund at Closing is likely to be insufficient to pay all expenses of the Parties, the Company and the Purchaser Parties will use their reasonable best efforts to secure additional investment capital for the Purchaser prior to Closing.

1

(b) Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

(g) Reserved.

(c) Any and all other provisions in the Agreement requiring, or making it a condition, or having a similar effect, that Purchaser have a certain minimum amount of net tangible assets as of the Closing are hereby null and void and shall be deemed by the Parties to have been extinguished, to the extent of such requirement or effect.

(d) Section 10.3(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

(f) The Purchaser shall have become listed on any tier of the Nasdaq exchange, subject to the consummation of the Closing, and the additional listing application for the Exchange Consideration shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that Purchaser has failed, or would reasonably be expected to fail, to meet the applicable listing requirements for all Nasdaq Stock Market tiers as of the Closing Date for any reason (such that Purchaser would not be able to have its securities listed on any tier of the Nasdaq Stock Market), where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(e) Section 11.1(d)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i) On or after April 30, 2024, or such later date agreed by the Parties in writing (the “Outside Date”), if the Contribution and Exchange shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this 11.1(d)(i) shall not be available to a Party if the failure of the Contribution and Exchange to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

3. Date of Effectiveness; Limited Effect. This Second Amendment will be deemed effective as of January 9, 2024 (the “Second Amendment Effective Date”). Except as expressly provided in this Second Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Second Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Second Amendment. Notwithstanding any provision contained in this Second Amendment, in the event of any conflict between the provisions of this Second Amendment and the provisions of the Agreement, the provisions of this Second Amendment shall control.

2

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Second Amendment and to perform its obligations hereunder and under the Agreement as amended by this Second Amendment.

(b) The execution of this Second Amendment by the individual whose signature is set forth at the end of this Second Amendment on behalf of such Party, and the delivery of this Second Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Second Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS SECOND AMENDMENT, (1) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Miscellaneous.

(a) This Second Amendment and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Second Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

3

(b) This Second Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Second Amendment are for reference only and do not affect the interpretation of this Second Amendment.

(d) This Second Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Second Amendment electronically shall be effective as delivery of an original executed counterpart of this Second Amendment.

(e) This Second Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Second Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[signatures on separate pages]

4

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

5

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Nick Hornstein
Name:	Nick Hornstein
Title:	Company Secretary

6

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

7

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Sponsor/Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

8

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

Purchaser:

Broad Capital Acquisition Pty Ltd.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Representative

9

BCA AMENDMENT NO. 3

This BCA Amendment No. 3 (this “Third Amendment”), is entered into by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), Broad Capital LLC, a Delaware limited liability company (the “Sponsor”), and Broad Capital Acquisition Ltd, an Australian public limited company (formerly Broad Capital Acquisition Pty Ltd., an Australian proprietary limited company) (the “Purchaser”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties entered into the Agreement and Plan Of Merger And Business Combination Agreement dated as of January 18, 2023 (as later supplemented and as joined by Purchaser on July 31, 2023), as amended effective August 1, 2023 and as amended again effective January 9, 2024 (collectively, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in the manner set forth herein; and

WHEREAS, pursuant to Section 13.2 of the Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions. Capitalized terms used and not defined in this Third Amendment have their respective meanings assigned in the Agreement. All references to the terms whose definitions are provided herein, as the same are contained in the Agreement, the Schedules, or any additional documents that contain or refer to the Agreement or such terms, shall be interpreted in all such cases to be a reference of the updated definitions of such terms as amended hereby.

2.       Amendments to the Agreement. As of the Third Amendment Effective Date (as defined below), the Agreement is hereby amended or modified as follows:

(a)       Section 1.12 of the Agreement is hereby amended and replaced in its entirety with the following:

“Calculation Period” means each of the three 12-month periods ending on June 30, 2025, June 30, 2026 and June 30, 2027.”

(b)       Section 1.41 of the Agreement is hereby amended and replaced in its entirety with the following:

“Estimated Closing Exchange Consideration” means $48,000,000 (a) minus the amount of the Estimated Closing Net Indebtedness, (b) minus the amount of the Estimated Company Investigations and Disputes Losses, (c) plus the amount by which the Estimated Net Working Capital Exceeds the Net Working Capital Target, or minus the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital; which amount shall be computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet, and paid in Purchaser Shares at Closing, which Purchaser Shares shall have a deemed value of $10.00 per share.”

(c)       Section 1.29 of the Agreement is hereby amended and replaced in its entirety with the following:

“Earnout Escrow Shares” means a number of Purchaser Shares with an aggregate value equal to $27,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).”

1

(d)       Section 1.31 of the Agreement is hereby amended and replaced in its entirety with the following:

“Earnout Period” means the period beginning on July 1, 2024 and ending on June 30, 2027.”

(e)       Section 1.32 of the Agreement is hereby amended and replaced in its entirety with the following:

“Earnout Threshold” means, for a given Calculation Period, the figure at the intersection of the row for that Calculation Period and the column marked “Earnout Threshold Revenue” on Schedule 3.10.”

(f)       Section 1.114 of the Agreement is hereby amended and replaced in its entirety with the following:

“Target Performance Level” means, for a given Calculation Period, the figure at the intersection of the row for that Calculation Period and the column marked “Target Performance Level Revenue” on Schedule 3.10.”

(g)       Section 3.10(a) of the Agreement is hereby amended and replaced in its entirety with the following:

“As additional Exchange Consideration, at such times as provided in this Section 3.10, if the Measured Performance Level for a Calculation Period within the Earnout Period exceeds the Earnout Threshold for such Calculation Period, the Purchaser shall pay to Shareholder with respect to such Calculation Period a number of Purchaser Shares (each, an “Earnout Payment”), equal to the product of (rounded to the nearest whole share) (i) one-third of the Earnout Escrow Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period, divided by (B) the Target Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period; provided, that in no event shall Shareholder become entitled to receive (w) a single Earnout Payment in excess of 900,000 Purchaser Shares, (x) total Earnout Payments in excess of 2,700,000 Purchaser Shares, (y) more Purchaser Shares than are held by or in the control of the Escrow Agent pursuant to this Agreement and the Escrow Agreement at the time of such payment, or (z) any Earnout Escrow Shares for a Calculation Period if the Measured Performance Level for such Calculation Period does not exceed the Earnout Threshold for such Calculation Period.”

(h)       The last sentence of Section 3.10(d) is hereby amended and replaced in its entirety with the following:

“For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earnout Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earnout Payment for the second Calculation Period are satisfied, then Purchaser would be obligated to pay such Earnout Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, but not the Earnout Payment for the first Calculation Period. Similarly, if the conditions precedent to the payment of the Earnout Payment for the first and second Calculation Periods are not satisfied, but the conditions precedent to the payment of the Earnout Payment for the third Calculation Period are satisfied, then Purchaser would be obligated to pay such Earnout Payment for the third Calculation Period for which the corresponding conditions precedent have been satisfied, but not the Earnout Payment for the first and second Calculation Periods.”

(i)       The existing Schedule 3.10 is hereby amended and replaced in its entirety by Schedule 3.10, which is attached hereto as Exhibit A.

(j)       The following shall be added as Section 3.10(g):

2

“(i) During the Earnout Period, subject to Section 3.10(g)(ii), the board of directors of the Purchaser shall evaluate any new prospective client that is reasonably expected to generate revenues of Purchaser in excess of 5% of Purchaser’s total revenues in the following twelve months (a “New Client”), any material new strategic initiative (including, but not limited to, setting up a new business unit, strategic partnership, licensing arrangement, joint venture, overseas expansion, etc. that is reasonably expected to generate revenues of Purchaser in excess of 5% of Purchaser’s total revenues in the following twelve months) (a “Strategic Initiative”) or any acquisition opportunity (an “Acquisition”) (collectively, a “Material Development”), in advance of the Company’s committing to the same in a definitive agreement, and confirm in good faith, based on pro forma evidence and otherwise, that such Material Development is reasonably expected to (A) generate a positive gross profit (revenue minus cost of goods sold) for the twelve-month period immediately following the Company’s commencement of business with such New Client, commencement of such Strategic Initiative or consummation of such Acquisition, and (B) start to generate a positive contribution to EBITDA (which, for this purpose only, shall be defined as gross profit minus operating expenses, before interest, taxes, depreciation and amortization) within one year after the commencement of business with such New Client, or within two years after the commencement of the Strategic Initiative or consummation of such Acquisition. Notwithstanding the foregoing, with the prior unanimous approval of the Purchaser board, the Purchaser may commence doing business with a New Client, commence a Strategic Initiative or consummate an Acquisition that does not meet the criteria set forth in (A) and (B) above.

(ii)       With respect to a New Client that is an advice professional licensed to provide financial services under the Openmarkets AFSL (a “Wealth Advisor”), Purchaser’s management (as opposed to its board of directors) may make the decision, in good faith, whether the Wealth Advisor is reasonably expected to satisfy the requirements of Section 3.10(g)(i)(A) and (B), and if the Purchaser’s management so determines that such Wealth Advisor is reasonably likely to meet such requirements, Purchaser shall not be required to present the Wealth Advisor to its board of directors for review prior to its commencement of business with such Wealth Advisor. Notwithstanding the above, if Purchaser commences doing business with such Wealth Advisor and it is later determined that such Wealth Advisor did not or does not meet the requirements of Section 3.10(g)(i)(A) and (B), Purchaser shall not be deemed to have breached this Section 3.10(g), so long as its management (or board of directors) did not either act in bad faith or with gross negligence in making its initial determination.

3.       Date of Effectiveness; Limited Effect. This Third Amendment will be deemed effective as of March 8, 2024 (the “Third Amendment Effective Date”). Except as expressly provided in this Third Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Third Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Third Amendment. Notwithstanding any provision contained in this Third Amendment, in the event of any conflict between the provisions of this Third Amendment and the provisions of the Agreement, the provisions of this Third Amendment shall control.

4.       Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)       It has the full right, power, and authority to enter into this Third Amendment and to perform its obligations hereunder and under the Agreement as amended by this Third Amendment.

(b)       The execution of this Third Amendment by the individual whose signature is set forth at the end of this Third Amendment on behalf of such Party, and the delivery of this Third Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

3

(c)       This Third Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d)       EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS THIRD AMENDMENT, (1) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5.       Miscellaneous.

(a)       This Third Amendment and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Third Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b)       This Third Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)       The headings in this Third Amendment are for reference only and do not affect the interpretation of this Third Amendment.

(d)       This Third Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Third Amendment electronically shall be effective as delivery of an original executed counterpart of this Third Amendment.

(e)       The Agreement and this Third Amendment together constitute the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f)       Each Party shall pay its own costs and expenses in connection with this Third Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[signatures on separate pages]

4

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be duly executed as of the Third Amendment Effective Date.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

5

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be duly executed as of the Third Amendment Effective Date.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Nick Hornstein
Name:	Nick Hornstein
Title:	Company Secretary

6

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be duly executed as of the Third Amendment Effective Date.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

7

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be duly executed as of the Third Amendment Effective Date.

Sponsor/Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

8

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be duly executed as of the Third Amendment Effective Date.

Purchaser:

Broad Capital Acquisition Ltd.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Officer

By:	/s/ Rongrong (Rita) Jiang
Name:	Rongrong (Rita) Jiang
Title:	Authorized Officer

9

Exhibit A

Schedule 3.10

See attached.

10

BCA AMENDMENT NO. 4

This BCA Amendment No. 4 (this “Fourth Amendment”), is entered into by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), Broad Capital LLC, a Delaware limited liability company (the “Sponsor”), and Broad Capital Acquisition Ltd, an Australian public limited company (formerly Broad Capital Acquisition Pty Ltd., an Australian proprietary limited company) (the “Purchaser”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties entered into the Agreement and Plan Of Merger And Business Combination Agreement dated as of January 18, 2023 (as later supplemented and as joined by Purchaser on July 31, 2023), as subsequently amended effective August 1, 2023, January 9, 2024, and March 8, 2024 (collectively, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in the manner set forth herein; and

WHEREAS, pursuant to Section 13.2 of the Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Fourth Amendment have their respective meanings assigned in the Agreement. All references to the terms whose definitions are provided herein, as the same are contained in the Agreement, the Schedules, or any additional documents that contain or refer to the Agreement or such terms, shall be interpreted in all such cases to be a reference of the updated definitions of such terms as amended hereby.

2. Amendments to the Agreement. As of the Fourth Amendment Effective Date (as defined below), the Agreement is hereby amended or modified as follows:

(a)	Section 1.3(a) is hereby added to the Agreement as follows:

“Additional Earnout Escrow Shares” means a number of Purchaser Shares with an aggregate value equal to $8,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).

(b)	Section 1.8(a) is hereby added to the Agreement as follows:

“Base Earnout Escrow Shares” means a number of Purchaser Shares with an aggregate value equal to $27,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).

1

(c)	Section 1.41 of the Agreement is hereby amended and replaced in its entirety with the following:

“Estimated Closing Exchange Consideration” means $40,000,000 (a) minus the amount of the Estimated Closing Net Indebtedness, (b) minus the amount of the Estimated Company Investigations and Disputes Losses, (c) plus the amount by which the Estimated Net Working Capital Exceeds the Net Working Capital Target, or minus the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital; which amount shall be computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet, and paid in Purchaser Shares at Closing, which Purchaser Shares shall have a deemed value of $10.00 per share.”

(d)	Section 1.28 of the Agreement is hereby amended and replaced in its entirety with the following:

“Earnout” means the contingent Exchange Consideration set forth in Section 3.10.

(e)	Section 1.29 of the Agreement is hereby amended and replaced in its entirety with the following:

“Earnout Escrow Shares” means the Base Earnout Escrow Shares and the Additional Earnout Escrow Shares, if any such Additional Earnout Escrow Shares are then outstanding. Any adjustment in the amount of the Earnout Escrow Shares shall be made proportionately to the Base Earnout Escrow Shares and to the Additional Earnout Escrow Shares as long as any Additional Earnout Escrow Shares have not been released to Seller and Additional Earnout Escrow Shares remain outstanding.

(f)	Section 1.73 of the Agreement is hereby amended and replaced in its entirety with the following:

“Measured Performance Level” means, with respect to any Calculation Period, the revenues of the Purchaser or any of its subsidiaries (including the Company Group) for such period, determined in accordance with IFRS.

(g)	Section 3.10(a) of the Agreement is hereby amended and replaced in its entirety with the following:

“As additional Exchange Consideration, at such times as provided in this Section 3.10, if the Measured Performance Level for a Calculation Period within the Earnout Period exceeds the Earnout Threshold for such Calculation Period, the Purchaser shall pay to Shareholder with respect to such Calculation Period a number of Purchaser Shares (each, an “Earnout Payment”), equal to the product of (rounded to the nearest whole share) (i) one-third of the Base Earnout Escrow Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period, divided by (B) the Target Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period; provided, that in no event shall Shareholder become entitled to receive (w) a single Earnout Payment in excess of 900,000 Purchaser Shares, (x) total Earnout Payments in excess of 2,700,000 Purchaser Shares, (y) more Purchaser Shares than are held by or in the control of the Escrow Agent pursuant to this Agreement and the Escrow Agreement at the time of such payment, or (z) any Earnout Escrow Shares for a Calculation Period if the Measured Performance Level for such Calculation Period does not exceed the Earnout Threshold for such Calculation Period.”

2

(h)	The following shall be added as Section 3.10(h):

“As additional Exchange Consideration, at such times as provided in this Section 3.10, if the Measured Performance Level for the first Calculation Period within the Earnout Period exceeds A$12,000,000 the Purchaser shall pay to Shareholder with respect to such Calculation Period a number of Additional Earnout Escrow Shares equal to the product of (rounded to the nearest whole share) (i) 800,000 Earnout Escrow Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less A$12,000,000, divided by (B) A$3,000,000; provided, that in no event shall Shareholder become entitled to receive, by reason of the operation of this Section 3.10(h), (x) a number of Purchaser Shares in excess of the Additional Earnout Escrow Shares, (y) more Purchaser Shares than are held by or in the control of the Escrow Agent as Earnout Escrow Shares pursuant to this Agreement and the Escrow Agreement at the time of such payment, or (z) any Additional Earnout Escrow Shares if the Measured Performance Level for the first Calculation Period does not exceed A$12,000,000. Any Additional Earnout Escrow Shares not paid to Shareholder in connection with this Section 3.10(h) shall be released by the Escrow Agent to Purchaser and cancelled.”

3. Date of Effectiveness; Limited Effect. This Fourth Amendment will be deemed effective as of April 25, 2024 (the “Fourth Amendment Effective Date”). Except as expressly provided in this Fourth Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Fourth Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Fourth Amendment. Notwithstanding any provision contained in this Fourth Amendment, in the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Agreement, the provisions of this Fourth Amendment shall control.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Fourth Amendment and to perform its obligations hereunder and under the Agreement as amended by this Fourth Amendment.

3

(b) The execution of this Fourth Amendment by the individual whose signature is set forth at the end of this Fourth Amendment on behalf of such Party, and the delivery of this Fourth Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Fourth Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS FOURTH AMENDMENT, (1) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Miscellaneous.

(a) This Fourth Amendment and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Fourth Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b) This Fourth Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Fourth Amendment are for reference only and do not affect the interpretation of this Fourth Amendment.

(d) This Fourth Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Fourth Amendment electronically shall be effective as delivery of an original executed counterpart of this Fourth Amendment.

(e) The Agreement and this Fourth Amendment together constitute the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Fourth Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[signatures on separate pages]

4

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be duly executed as of the Fourth Amendment Effective Date.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

5

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be duly executed as of the Fourth Amendment Effective Date.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Nick Hornstein
Name:	Nick Hornstein
Title:	Company Secretary

6

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be duly executed as of the Fourth Amendment Effective Date.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

7

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be duly executed as of the Fourth Amendment Effective Date.

Sponsor/Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

8

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be duly executed as of the Fourth Amendment Effective Date.

Purchaser:

Broad Capital Acquisition Ltd.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Officer

By:	/s/ Rongrong (Rita) Jiang
Name:	Rongrong (Rita) Jiang
Title:	Authorized Officer

9

Annex B

Constitution of OMGL Holdings Limited

B-1

1.	Interpretation	6

1.1.	Definitions	6
1.2.	Construction	6
1.3.	Application of the Corporations Act and Listing Rules	7
1.4.	Effect of the Listing Rules	7
1.5.	Exercising Powers	7

2.	Securities	8

2.1.	Allotment and issue of Securities	8
2.2.	Class rights	8
2.3.	Preference shares	9
2.4.	Commission and brokerage	9
2.5.	Fractional entitlement	9
2.6.	Certificates	9
2.7.	Joint holders of Securities	9
2.8.	Interests recognised	10

3.	Calls, forfeiture and liens	10

3.1.	Power to make calls	10
3.2.	Deemed call	10
3.3.	Notice of call	10
3.4.	Revocation, postponement or extension of calls	11
3.5.	Interest on unpaid calls	11
3.6.	Recovery of called amounts	11
3.7.	Payment of calls in advance	11
3.8.	Notice regarding forfeiture	12
3.9.	Forfeiture	12
3.10.	Cancellation of forfeited Securities	13
3.11.	Lien on Securities	13
3.12.	Enforcement of lien	14
3.13.	Continuing liability	14
3.14.	Securityholder’s indemnity for payment required by law	15

4.	Transfer and transmission of Securities	15

4.1.	Participation in computerised or electronic systems	15
4.2.	Form of transfers	15
4.3.	Registration procedure	15
4.4.	Directors’ power to decline to register transfer	16
4.5.	Instruments of transfer retained	16
4.6.	Transmission of Securities on death	16
4.7.	Transmission of Securities on bankruptcy	17
4.8.	Transmission of Securities on mental incapacity	17

B-2

5.	General meetings	17

5.1.	Annual general meetings	17
5.2.	Calling a general meeting	17
5.3.	Notice of general meeting	17
5.4.	General meetings at two or more places	18
5.5.	Postponement or cancellation of general meetings	18
5.6.	Notice of change, postponement or cancellation	18
5.7.	Omission to give notice relating to general meeting	18

6.	Proceedings at general meetings	19

6.1.	Quorum	19
6.2.	Lack of quorum	19
6.3.	Chairing general meetings	19
6.4.	Admission to and conduct of general meetings	19
6.5.	Adjournment	20
6.6.	Postponement	21

7.	Proxies, attorneys and Representatives	21

7.1.	Appointment of proxy	21
7.2.	Securityholder’s attorney	21
7.3.	Proxy instruments and powers of attorney	21
7.4.	Proxy and attorney instruments to be received by Company	22
7.5.	Power to demand poll	23
7.6.	Revocation of proxy or attorneys	23
7.7.	Validity of votes of proxy or attorney	23
7.8.	Appointment of Representative	23
7.9.	Authority to act as Representative	23
7.10.	Instrument to be received by the Company	23
7.11.	Revocation of appointment of Representative	24
7.12.	Validity of votes of Representative	24
7.13.	No liability	24

8.	Voting at general meetings	24

8.1.	Decisions of a general meeting	24
8.2.	Casting vote	24
8.3.	Securityholdership at a specified time	24
8.4.	Voting rights	24
8.5.	Direct voting	25
8.6.	Proxy vote to be identified	26
8.7.	Objection to right to vote	26
8.8.	Voting on resolution	26
8.9.	Chair may determine to take a poll	26
8.10.	Right to demand poll	26
8.11.	Procedure for demanding poll	27
8.12.	Minutes	27

9.	Directors	27

9.1.	Number of directors	27
9.2.	Appointment of directors	27
9.3.	Confirmation of appointment	28
9.4.	Eligibility	28
9.5.	Removal of director	28
9.6.	Cessation of directorship	28
9.7.	Election and retirement of directors	29
9.8.	Resignation of directors	29
9.9.	Remuneration of directors	29
9.10.	Reimbursement of expenses	30
9.11.	Extra services	30
9.12.	Pensions and similar benefits	30
9.13.	Director’s interests	30
9.14.	Powers and duties of directors	31
9.15.	Negotiable instruments	31
9.16.	Alternate directors	31

B-3

10.	Board meetings	32

10.1.	Convening meetings	32
10.2.	Notice of meetings	32
10.3.	Omission to give notice	32
10.4.	Use of technology	32
10.5.	Quorum at meetings	33
10.6.	Chair of meetings	33
10.7.	Passing resolutions at meetings	33
10.8.	Casting vote	33
10.9.	Conduct of meetings	33
10.10.	Written resolutions	33
10.11.	Minutes of meetings	34
10.12.	Committee meetings	34

11.	Executive officers	34

11.1.	Secretary	34
11.2.	Provisions applicable to all executive officers	34

12.	Execution of documents	35

13.	Inspection and access to records	35

14.	Distributions	35

14.1.	Dividends	35
14.2.	Unpaid calls and other amounts	36
14.3.	Manner and method of payment	36
14.4.	Transfer of assets	37
14.5.	Record Date	37
14.6.	Entitlement to dividends	37
14.7.	Unclaimed dividends	37
14.8.	Capitalisation of profits	38
14.9.	Additional powers	38
14.10.	Reserves	39
14.11.	Dividend reinvestment plan	39

15.	Notices	39

15.1.	General	39
15.2.	Notices to holders of Securities	39
15.3.	Notices to directors	40
15.4.	Notices by directors to the Company	40
15.5.	Notices by post	40
15.6.	Notices by email or other electronic means	40
15.7.	After hours service	40
15.8.	Electronic signatures	40

B-4

16.	Indemnity and insurance	41

16.1.	Indemnity	41
16.2.	Documenting indemnity	41
16.3.	Insurance	41

17.	Winding up	41

17.1.	Distribution of surplus on winding up	41
17.2.	Dividing property	41

18.	General	42

18.1.	Currency	42
18.2.	Submission to jurisdiction	42
18.3.	Prohibition and enforceability	42

Schedule 1 - Terms of preference shares	43

B-5

1. Interpretation

1.1. Definitions

In this Constitution:

Board means the board of directors of the Company from time to time.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in New South Wales, Australia.

Company means OMGL Holdings Limited ACN 666 535 539, as that name may be changed from time to time.

Constitution means the constitution for the time being of the Company as constituted by this document and any resolutions of the Company modifying this document, and reference to a rule is a reference to a rule of this Constitution.

Corporations Act means the Corporations Act 2001 (Cth).

Default Rate means the interest rate per annum that is the sum of 2% and the rate advised by Commonwealth Bank of Australia Limited (or such other bank as is nominated by the Company) as an equivalent rate charged by that bank for overdrafts in excess of $100,000.

Exchange means any stock exchange nationally recognized in the United States of America or Australia (including Nasdaq Global Market) on which Securities are listed.

Listing Rules means the rules and regulations of any Exchange.

Register means:

(a)	in respect of shares, the register of securityholders maintained pursuant to the Corporations Act; or

(b)	in respect of other Securities, the records of securityholders kept by the Company.

Representative means a person appointed to represent a corporate securityholder or corporate representative at a meeting of the Company in accordance with the Corporations Act.

Security includes any share, any unit of a share, any rights to shares, any option to subscribe for any share, any instalment receipt and other security with rights of conversion to equity in the share capital of the Company and any debenture issued by the Company.

1.2. Construction

In this Constitution:

(a)	a reference to a partly paid share is a reference to a share on which there is an amount unpaid;

(b)	a reference to an amount unpaid on a share includes a reference to any amount of the issue price which is unpaid;

(c)	a reference to a call or an amount called on a share includes a reference to a sum that, by the terms of issue of a share, becomes payable on issue or at a fixed date;

(d)	a reference to a director in relation to rules applying to meetings of the directors, includes alternate directors;

(e)	unless the contrary intention appears:

(f)	a singular word includes the plural, and vice versa;

(g)	words importing any gender include all other genders;

(h)	words used to refer to persons generally or to refer to a natural person include a body corporate, body politic, partnership, joint venture, association, board, group or other body (whether or not the body is incorporated);

(i)	a reference to a person includes that person’s successors and legal personal representatives;

B-6

(j)	‘writing’ and ‘written’ includes printing, typing and other modes of reproducing words in a visible form including, without limitation, any representation of words in a physical document or in an electronic communication or form or otherwise;

(k)	a reference to legislation is to be construed as a reference to that legislation, any subordinate legislation under it, and that legislation and subordinate legislation as amended, re-enacted or replaced for the time being; and

(l)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase are given corresponding meanings;

(m)	a reference to a power is also a reference to authority or discretion;

(n)	a power, an authority or a discretion given to a director, the directors, or member of the Company in a general meeting may be exercised at any time and from time to time;

(o)	a power or authority to do something includes a power or authority, exercisable in the like circumstances to revoke or undo it;

(p)	the word ‘agreement’ includes an undertaking or other binding arrangement or understanding, whether or not in writing;

(q)	the words ‘including’, ‘include’ and ‘includes’ are to be construed without limitation;

(r)	a reference to dollars ($) is to Australian currency unless denominated otherwise; and

(s)	headings are used for convenience only and are not intended to affect the interpretation of this Constitution.

1.3. Application of the Corporations Act and Listing Rules

(a)	The rules that apply as replaceable rules to companies under the Corporations Act do not apply to the Company except so far as they are repeated in this Constitution.

(b)	Unless the contrary intention appears:

(i)	an expression in a rule that deals with a matter dealt with by a provision of the Corporations Act or Listing Rules has the same meaning as in that provision; and

(ii)	subject to rule 1.3(b)(i), an expression that is used in the Corporations Act or Listing Rules has the same meaning in this Constitution as in the Corporations Act or Listing Rules (as applicable).

1.4. Effect of the Listing Rules

While the Company is listed on any Exchange, the following provisions apply:

(a)	notwithstanding anything contained in this Constitution, if the Listing Rules prohibit an act being done, the act must not be done;

(b)	nothing contained in this Constitution prevents an act being done that the Listing Rules require to be done;

(c)	if the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be);

(d)	if the Listing Rules require this Constitution to contain a provision and it does not contain such a provision, this Constitution is deemed to contain that provision;

(e)	if the Listing Rules require this Constitution not to contain a provision and it contains such a provision, this Constitution is deemed not to contain that provision;

(f)	if any provision of this Constitution is or becomes inconsistent with the Listing Rules, this Constitution is deemed not to contain that provision to the extent of the inconsistency.

1.5. Exercising Powers

(a)	The Company may exercise any power, take any action or engage in any conduct which the Corporations Act permits a company limited by shares to exercise, take or engage in.

B-7

(b)	A power conferred on a person to do a particular act or thing under this Constitution includes, unless the contrary intention appears, a power (exercisable in the same way and subject to the same conditions) to repeal, rescind, revoke, amend or vary that act or thing.

(c)	A power conferred under this Constitution to do a particular act or thing:

(i)	may be exercised from time to time and subject to conditions; and

(ii)	may, where the power concerns particular matters, be exercised for only some of those matters or as to a particular class of those matters, and to make different provision concerning different matters or different classes of matters.

(d)	Where a power to appoint a person to an office or position is conferred under this Constitution the power includes, unless the contrary intention appears, a power to:

(i)	appoint a person to act in the office or position until a person is appointed to the office or position;

(ii)	remove or suspend any person appointed (without prejudice to any rights or obligations under any contract between the person and the company); and

(iii)	appoint another person temporarily in the place of any person removed or suspended or in the place of any sick or absent holder of the office or position.

(e)	Where this Constitution gives power to a person to delegate a function or power:

(i)	the delegation may be concurrent with, or (except in the case of a delegation by the directors) to the exclusion of, the performance or exercise of that function or power by the person;

(ii)	the delegation may be either general or limited in any way provided in the terms of delegation;

(iii)	the delegation need not be to a specified person but may be to any person holding, occupying or performing the duties of a specified office or position;

(iv)	the delegation may include the power to delegate; and

(v)	where performing or exercising that function or power depends on that person’s opinion, belief or state of mind about a matter, that function or power may be performed or exercised by the delegate on the delegate’s opinion, belief or state of mind about that matter.

2. Securities

2.1. Allotment and issue of Securities

Subject to the Corporations Act and this Constitution, the directors may allot and issue Securities in the Company to any person on such terms and with such rights as the directors determine.

2.2. Class rights

(a)	Subject to the Corporations Act and this Constitution, the directors may issue any Security with any preferred, deferred or other special rights or restrictions as to dividends, voting, return of capital, payment of calls or otherwise as the directors determine.

(b)	Subject to this rule 2.2 and the Corporations Act, the Company may by resolution convert or reclassify any Securities. Any amount unpaid on the Securities being converted must be divided equally among the replacement Securities.

(c)	Subject to the Corporations Act and the terms of issue of any class of Securities, any right attaching to Securities in that class may be cancelled, abrogated or varied:

(i)	by a special resolution passed at a separate meeting of the holders of the issued Securities of that class; or

(ii)	with the consent in writing of the holders of 75% of the issued Securities of that class.

(d)	Any right attaching to Securities of any class issued with preferred or other rights will not be abrogated or varied by the creation or issue of further Securities ranking equally with those Securities.

(e)	Subject to the Corporations Act, the company may modify or repeal its constitution, or a provision of its constitution, by special resolution.

B-8

(f)	The provisions of the Corporations Act and this Constitution relating to special resolutions and meetings of the Company apply to a special resolution or meeting referred to in rule 2.2(c) or 2.2(e) with any necessary modifications.

2.3. Preference shares

(a)	The Company may issue any shares as preference shares including:

(i)	preference shares which are liable to be redeemed in a manner permitted by the Corporations Act; and

(ii)	preference shares in accordance with the terms of Schedule 1.

(b)	The issue of any Security which ranks in priority to preference shares in any respect will be treated as a variation or abrogation of the rights of the preference shares.

2.4. Commission and brokerage

(a)	The Company may make payments by way of brokerage or commission to a person in consideration for the person subscribing or agreeing to subscribe, whether absolutely or conditionally, for Securities or procuring or agreeing to procure subscriptions, whether absolute or conditional, for Securities.

(b)	The brokerage or commission may be satisfied by payment in cash or by issue of any Securities.

2.5. Fractional entitlement

On any issue of Securities (including on a dividend or bonus issue), if a securityholder is entitled to a fraction of a Security, the directors may deal with that fractional entitlement, on behalf of that holder, in any manner determined by the directors to be appropriate, including by:

(a)	making cash payments;

(b)	determining that fractions may be disregarded;

(c)	appointing a trustee to deal with any fractional entitlements on behalf of securityholders; and

(d)	rounding up any fractional entitlement to the nearest whole Security by capitalising any amount available for capitalisation under rule 14.8 (even if only some securityholders participate in such capitalisation).

2.6. Certificates

(a)	If the Company participates in a computerised or electronic share transfer system conducted in accordance with the Listing Rules, the Company is not required to issue a certificate for the Securities held by a holder and may cancel a certificate without issuing another certificate where permitted to do so by the Listing Rules.

(b)	If Securities are not subject to a computerised or electronic share transfer system, a certificate for the Securities must be issued if required by the provisions of the Corporations Act.

2.7. Joint holders of Securities

Where two or more persons are registered as the joint holders of any Security:

(a)	subject to the Corporations Act, the Company will not register more than three people as joint holder of any Security;

(b)	they hold that Security as joint tenants with rights of survivorship;

(c)	any certificate or holding statement issued in respect of the Security must set out the name of all joint holders;

(d)	if the Company is required by the Corporations Act to issue a certificate or holding statement in respect of a Security, the Company must issue one certificate and delivery of a certificate for the Security to any one of the joint holders of the Share is delivery to all the joint holders;

B-9

(e)	each of them is jointly and severally liable to pay each call or instalment of each call and interest and any other amount payable in respect of that Security;

(f)	on transfer of that Security, the instrument of transfer must be signed by all joint holders; and

(g)	if the directors receive a request to convene a general meeting in accordance with the Corporations Act from any joint holder or any joint holders of that Security, the request must detail any proposed resolution, the name or names of the joint holder or holders requesting the meeting and be signed by all of the joint holders making the request. For this purpose, signatures of joint holders may be contained in more than one document.

2.8. Interests recognised

(a)	Subject to this Constitution and the rights of joint holders of Securities, the Company is entitled to treat the registered holder of any Security as the sole legal owner of that Security.

(b)	Subject to the Corporations Act and this Constitution, the Company is not required to recognise:

(i)	a person as holding a share on trust; or

(ii)	any equitable, contingent, future or other claim to or interest in any Security, even if the Company has notice of such trust, claim or interest.

3. Calls, forfeiture and liens

3.1. Power to make calls

(a)	Subject to the Corporations Act, this Constitution and the terms on which the Securities are on issue, the directors may make a call on any holder in respect of any amount unpaid on any Security held by that holder which is not by the terms of issue of that Security made payable at fixed times.

(b)	The Board may, to the extent permitted by the Corporations Act, waive or compromise all or part of any payment due under the terms of any issue of a Security or under any call.

(c)	The terms on which Securities are on issue may differ between holders as to:

(i)	the amount to be paid on any call or instalment; and

(ii)	the date (or dates) on which payment is to be made.

(d)	Subject to the terms on which the Securities are on issue, a call is made on the date the directors resolve to make a call.

(e)	Subject to the terms on which the Securities are on issue, a call may be payable in one payment or in instalments.

3.2. Deemed call

Any amount unpaid on a Security that, by the terms of issue of that Security becomes payable on issue or at a fixed date:

(a)	is treated for the purposes of this Constitution as if that amount were payable under a call duly made and notified; and

(b)	must be paid on the date on which it is payable under the terms of issue of the Security.

3.3. Notice of call

(a)	Subject to the terms on which the Securities are on issue, at least 20 Business Days’ notice (or such longer period required by the terms of issue of the Securities) must be given to the holder of the date on which the amount of the call or the instalment of the amount of the call must be paid.

B-10

(b)	Subject to the terms on which the Securities are on issue, the notice must state:

(i)	the amount of the call or, as the case may be, the amount of each instalment;

(ii)	the date (or dates) for payment;

(iii)	the time (or times) for payment;

(iv)	the place (or places) for payment;

(v)	the manner of payment;

(vi)	that interest may be payable if payment is not made on or before the date (or dates) for payment; and

(vii)	that a lien will arise if the amount of the call or the instalment is not paid in accordance with the notice.

(c)	A call is not invalid by reason of any unintentional error or omission in giving notice or by non-receipt of notice.

3.4. Revocation, postponement or extension of calls

Subject to the terms on which the Securities are on issue, the directors may, by notice, revoke, postpone or extend the time for payment of the call.

3.5. Interest on unpaid calls

(a)	A securityholder must pay to the Company any called amount in the manner, by the time and at the place specified in the notice of the call.

(b)	If an amount called is not paid on or before any date specified in the notice for payment, the holder must pay to the Company:

(i)	interest on the amount unpaid from the date specified in the notice of the call for payment until and including the date of actual payment; and

(ii)	all costs and expenses that the Company incurs due to the failure to pay or late payment.

(c)	For the purposes of rule 3.5(b)(i), the interest rate may be determined by the directors, or, if the directors do not determine a rate or no rate is set out in the relevant notice of the call, the interest rate is the Default Rate. Interest will accrue and compound daily.

(d)	The Board may waive the right to require the payment of interest.

3.6. Recovery of called amounts

(a)	any proceeding to recover a call, or an amount payable due to the failure to pay a call or late payment of a call, proof that:

(i)	the name of the person against whom proceedings are issued is entered in the Register as the holder of the Securities the subject of the unpaid call;

(ii)	the resolution making the call is duly recorded in the minute book of the Company; and

(iii)	notice of the call was given to the holder of the Securities the subject of the unpaid call,

will be conclusive evidence of the obligation of the holder to pay the call and it is not necessary to prove the appointment of the directors who made the call or any other matter.

(b)	Any proceeding brought by the Company in accordance with this rule 3.6 will be without prejudice to the right of the Company to forfeit the Security the subject of the unpaid call.

(c)	In this rule 3.6 a proceeding to recover a call or an amount includes a proceeding against a person whom the Company alleges a set-off or counterclaim.

3.7. Payment of calls in advance

(a)	The Board may accept from a securityholder in advance of any call, the whole or part of any amount unpaid on any Security.

B-11

(b)	The Board may authorise payment by the Company of interest (in an amount determined by the directors) upon the whole or any part of any sum so accepted from the date of payment until the date on which the sum paid is payable under a call.

(c)	Any sum accepted by the Company in advance of a call is:

(i)	to be treated as a loan to the Company, not as share capital of the Company until the date on which the sum is payable under a call or instalment; and

(ii)	not to be taken into account in determining an entitlement to vote or the amount of any dividend in respect of any Security.

(d)	The Board may repay any sum accepted in advance of a call.

3.8. Notice regarding forfeiture

If any holder does not pay the amount of any call or instalment in respect of any Security when it is due, the directors may give notice to the holder:

(a)	requiring payment of:

(i)	the unpaid call or instalment;

(ii)	any costs and expenses incurred by the Company as a result of the non-payment of the call or instalment; and

(iii)	interest that has accrued and compounded (on a daily basis) on the amount of the unpaid call or instalment;

(b)	demanding payment of those amounts within 10 Business Days after the date of the notice;

(c)	stating the place where payment is to be made; and

(d)	stating that the Security and any dividend in respect of it not yet paid are liable to be forfeited if payment of the amount demanded is not made in full by the due date set out in the notice.

3.9. Forfeiture

(a)	Subject to the Corporations Act, if payment of the amount demanded is not made in full in accordance with a notice given under rule 3.8, the directors may by resolution forfeit any Security the subject of the notice.

(b)	A forfeiture of any Security under this rule 3.9 includes all dividends, interest and other amounts payable by the Company on the forfeited Security and not actually paid before the forfeiture.

(c)	The Board may accept the surrender of any Security which may be forfeited. If the directors accept the surrender, that Security will be treated as having been forfeited and may be sold, re-issued or otherwise disposed of in the same manner as a forfeited Security.

(d)	If any Security is forfeited, notice of forfeiture will be given to the holder of that Security and the date and details of the forfeiture will be recorded in the Register. Failure to do so will not invalidate the forfeiture.

(e)	Any forfeited Security is the property of the Company and the directors may sell, re-issue or otherwise dispose of any forfeited Security on terms and in such manner as determined by the directors.

(f)	At any time before any forfeited Security is sold or otherwise disposed of, the directors may cancel the forfeiture on terms determined by it.

(g)	On forfeiture of any Security, the holder of that Security ceases to be a holder and ceases to have any right as a holder in respect of that forfeited Security (including in respect of any dividend), but remains liable to pay the Company:

(i)	all amounts payable by the former holder to the Company at the date of forfeiture;

(ii)	any and all costs or expenses incurred by the Company in respect of the forfeiture; and

(iii)	interest to accrue and to compound daily at a rate determined by the directors or, if no such rate is determined, at the Default Rate on those amounts from the date of forfeiture until payment of amounts and accrued interest in full.

B-12

(h)	The liability of a holder continues until:

(i)	the holder pays all those amounts and accrued interest in full; or

(ii)	the Company receives and applies as the net proceeds from the sale or other disposal of the forfeited Security an amount which is equal to or greater than all those amounts and accrued interest.

(i)	The Company may receive the net proceeds from the sale or other disposal of any forfeited Security and execute an instrument of transfer in respect of the forfeited Security. The Company must apply the net proceeds of any sale or other disposal of any forfeited Security in or towards satisfaction of:

(i)	firstly, costs and expenses paid or payable in connection with the enforcement of the forfeiture and the sale or other disposal of that Security; and

(ii)	secondly, all amounts due but unpaid and accrued interest on all those amounts.

(j)	The Company must pay the balance (if any) of the net proceeds of sale or other disposal to the person whose forfeited Security has been sold or otherwise disposed of.

(k)	The purchaser of any forfeited Security is entitled to assume that the proceeds of the sale or other disposal have been applied in accordance with this Constitution and is not responsible for the application of the purchase money by the Company.

(l)	The forfeiture of a Security extinguishes all interest in, and all claims and demands against the Company in respect of, the forfeited Security and all other rights incidental to the Security, subject to this Constitution.

3.10. Cancellation of forfeited Securities

(a)	Subject to the Corporations Act, the Company may, by resolution passed at a general meeting, cancel any forfeited Security.

(b)	The former holder of any such cancelled Security will remain liable for the amount called but unpaid in respect of the cancelled Security.

3.11. Lien on Securities

(a)	The Company has a first and paramount lien:

(i)	on each partly paid Security in respect of any call (including any instalment) due and payable but unpaid;

(ii)	on each Security in respect of any payment which the Company is required by law to pay (and has paid) in respect of the Security; and

(iii)	on each Security acquired under an employee incentive scheme for any money payable to the Company by the holder for the acquisition of the Security, including any loan under an employee incentive scheme.

(b)	In each case, the lien extends to all dividends from time to time payable in respect of the Securities and to reasonable interest (at such rate as the directors may determine or if the directors do not determine a rate at a rate equal to the Default Rate) and reasonable expenses incurred because the amount is not paid.

(c)	The Company may do all things necessary or appropriate for it to do to protect any lien or other right to which it may be entitled under any law or this Constitution.

B-13

(d)	By notice, the directors may discharge or waive, in whole or in part, any lien or declare any Security to be wholly or partly exempt from a lien, but otherwise no act or omission is to be taken as discharging, waiving or otherwise granting an exemption from any lien.

(e)	If any Security is subject to a lien and the Company registers the transfer of any Security subject to a lien without giving notice of the lien to the transferee of the Security, the lien is treated as waived as against the transferee.

3.12. Enforcement of lien

(a)	Subject to the Corporations Act, the Board may sell or otherwise dispose of any Security the subject of a lien, if:

(i)	a sum in respect of which the lien exists is due and payable but is unpaid;

(ii)	the Company has provided notice to the holder:

(A)	setting out the amount due but unpaid;

(B)	demanding payment of that amount; and

(C)	stating that the Security is liable to be sold or otherwise disposed of if payment of that amount is not made within 10 Business Days after the date of the notice; and

(iii)	the amount specified in the notice is not paid in full in accordance with the notice.

(b)	The terms on which and manner by which any Security may be sold or otherwise disposed of are to be determined by the directors.

(c)	Interest accrues and compounds daily at the rate determined by the directors or, if no such rate is determined, at the Default Rate on the amount due but unpaid, costs and expenses incurred in connection with the enforcement of the lien and the sale or other disposal of the Securities.

(d)	The Company may receive the net proceeds of the sale or other disposal of any Security and execute an instrument of transfer in respect of the Security. The Company must apply the net proceeds of the sale or disposal of any Security in or towards satisfaction of:

(i)	firstly, costs and expenses paid or payable in connection with the enforcement of the lien and the sale or other disposal of that Security; and

(ii)	secondly, all amounts due but unpaid and accrued interest on all those amounts.

(e)	The Company must pay any balance of the net proceeds of sale or other disposal to the person whose Security has been sold or otherwise disposed of. The Company is not required to pay interest on any amount payable under this rule 3.12 (e)

(f)	The purchaser of any Security the subject of a lien is entitled to assume that the proceeds of sale or other disposal have been applied in accordance with this Constitution and is not responsible for the application of the purchase money by the Company.

3.13. Continuing liability

If the net proceeds from the sale or other disposal under this rule 2.8(b)(ii) are less than the sum of:

(a)	the amount due but unpaid in respect of that Security;

(b)	the costs and expenses paid or payable in connection with the enforcement of the lien and the sale or other disposal; and

(c)	interest on those amounts,

(together the Shortfall) the person whose Security has been sold or otherwise disposed of continues to be liable and must pay to the Company an amount equal to the Shortfall together with interest at the Default Rate.

B-14

3.14. Securityholder’s indemnity for payment required by law

(a)	If the law of any jurisdiction imposes or purports to impose any immediate, future or possible liability on the Company, or empowers or purports to empower any person to require the Company to make any payment in respect of a securityholder, a Security held by that securityholder (whether alone or jointly) or a dividend or other amount payable in respect of a Security held by that securityholder, the Company:

(i)	is fully indemnified by that securityholder from that liability;

(ii)	may recover as a debt due from the securityholder the amount of that liability together with interest at the Default Rate from the date of payment by the Company to the date of repayment by the securityholder; and

(iii)	subject to rule 4, may refuse to register a transfer of any Security by that securityholder until the debt has been paid to the Company.

(b)	Nothing in this document in any way prejudices or affects any right or remedy which the Company has (including any right of set off) and, as between the Company and the securityholder, any such right or remedy is enforceable by the Company.

(c)	The directors may:

(i)	exempt a Security from all or part of this rule 3.14; and

(ii)	waive or compromise all or any part of any payment due to the Company under this rule 3.14.

4. Transfer and transmission of Securities

4.1. Participation in computerised or electronic systems

The Board may do anything it considers necessary or desirable and that is permitted under the Corporations Act and the Listing Rules to facilitate the Company’s participation in any computerised or electronic system established or recognised by the Corporations Act or the Listing Rules for the purposes of facilitating dealings in Securities.

4.2. Form of transfers

(a)	Subject to this Constitution and to any restrictions attached to the Security, a holder may transfer all or any of the holder’s Securities by an instrument of transfer in writing in any usual or common form or in any other form that the directors approve or is otherwise permitted by the Corporations Act.

(b)	If an instrument of transfer under rule 4.2 (a) is used to transfer a share and the transferor or transferee is a clearing house or its nominee(s), the instrument of transfer may be executed by hand or by machine imprinted signature or by such other manner of execution as the directors may approve from time to time.

4.3. Registration procedure

(a)	Subject to rules 3.14(a)(iii) and 4.4, upon receipt of a transfer of Securities that complies with rules 4.2 and 4.3, the Company must register the nominated transferee as the holder of the relevant Securities.

(b)	A transfer under rule 4.2(a) must:

(i)	be executed by or on behalf of both the transferor and the transferee (the directors may resolve, either generally or in any particular case, to accept for registration an instrument of transfer that has been executed using a machine imprinted signature);

(ii)	if required by law to be stamped, be duly stamped; and

(iii)	be delivered to the registered address of the Company or the relevant registry for registration together with the certificate (if any) for the Securities to be transferred and, subject to the Listing Rules, any other evidence the directors may require to prove the title of the transferor to the Securities and the transferor’s right to transfer the Securities.

B-15

(c)	The Company must register a paper-based instrument of transfer in registrable form (subject to rule 4.4(a)(iii)) and must do so without charge.

(d)	On registration of a transfer of Securities, the Company must cancel the old certificate (if any) and any duplicate certificate.

4.4. Directors’ power to decline to register transfer

(a)	The directors may decline to register, or prevent registration of, a transfer of Securities where:

(i)	the transfer is not in registrable form;

(ii)	the Company has a lien on any of the Securities the subject of the transfer;

(iii)	the transfer is paper-based and registration of the transfer will result in a holding which is less than a marketable parcel;

(iv)	the registration of the transfer may breach an applicable law or would be in breach of any order of any applicable court;

(v)	the transfer is not permitted under the terms of issue of the Security (including the terms of any employee incentive scheme of the Company); or

(vi)	the Company is otherwise permitted or required to do so under any applicable law, Listing Rules or terms of issue of the Securities.

(b)	If the Company refuses to register a paper-based transfer under rule 4.4 (a), it must tell the lodging party in writing of the refusal and the reason for it, within five Business Days after the date on which the transfer was lodged.

4.5. Instruments of transfer retained

(a)	All instruments of transfer that are registered will be retained by the Company for such period as the directors may determine.

(b)	Any instrument of transfer which the directors decline to register will, except in the case of fraud, or alleged fraud, upon demand in writing be returned to the party who delivered it.

4.6. Transmission of Securities on death

(a)	On the death of a holder, the Company will recognise only:

(i)	where the holder was a sole holder, the personal representative of the deceased holder; and

(ii)	where the holder was a joint holder, the surviving joint holder (or holders), as being entitled to the deceased’s interest in Securities of the deceased holder.

(b)	A person who becomes entitled to a Security upon the death of a holder may, having provided the directors with such evidence as required by the directors to prove that person’s entitlement to the Securities of the deceased holder:

(i)	by giving a signed notice to the Company, elect to be registered as the holder of any Security owned by the deceased; or

(ii)	subject to the provisions of this Constitution as to transfers, transfer any Security owned by the deceased to another person.

(c)	A trustee, executor or administrator of the estate of a deceased holder may be registered as the holder of any Security owned by the deceased as trustee, executor or administrator of that estate.

(d)	The death of a holder will not release the estate of that holder from any liability in respect of any Securities.

B-16

4.7. Transmission of Securities on bankruptcy

(a)	A person who becomes entitled to a Security on the bankruptcy of a holder may, having provided the directors with such evidence as required by the directors to prove that person’s entitlement to the Securities of the bankrupt holder:

(i)	by giving a signed notice to the Company, elect to be registered as the holder of any Security owned by the bankrupt holder; or

(ii)	subject to the provisions of this Constitution as to transfers, transfer any Security owned by the bankrupt holder to another person.

(b)	A trustee or administrator of a person who is bankrupt may be registered as the holder of any Security owned by that person as trustee or administrator of that person’s affairs.

(c)	This rule 4.7 is subject to the Bankruptcy Act 1966 (Cth).

4.8. Transmission of Securities on mental incapacity

(a)	A person who becomes entitled to a Security because a holder is subject to assessment or treatment under any mental health law may, having provided the directors with such evidence as required by the directors to prove that person’s entitlement to the Securities of the that holder:

(i)	by giving a signed notice to the Company, elect to be registered as the holder of any Security owned by the holder; or

(ii)	subject to the provisions of this Constitution as to transfers, by giving a proper instrument of transfer to the Company, transfer any Securities owned by the holder to another person.

(b)	A trustee or administrator of a person who is mentally or physically incapable of managing his or her affairs, may be registered as the holder of any Security owned by that person as trustee or administrator of that person’s affairs.

5. General meetings

5.1. Annual general meetings

Annual general meetings must be held in accordance with the Corporations Act and the Listing Rules.

5.2. Calling a general meeting

A general meeting may only be called:

(a)	by a directors’ resolution; or

(b)	as otherwise provided in the Corporations Act or the Listing Rules.

5.3. Notice of general meeting

(a)	Notice of a general meeting must be given to the securityholders, directors and the auditor in accordance with the Corporations Act, and while the Company is listed on an Exchange, notice must be given to the Exchange within the time limits prescribed by the Listing Rules.

(b)	The notice must:

(i)	state the date, time and place (or places) of the meeting (and if the meeting is to be held in two or more places, the technology that will be used to facilitate this);

(ii)	state the general nature of the business to be conducted at the meeting;

(iii)	state any proposed resolutions;

(iv)	contain a statement informing the securityholders of the right to appoint a proxy;

(v)	if there is to be an election of directors, the names of the candidates for election; and

(vi)	any other matters required by the Corporations Act.

B-17

(c)	A notice of meeting must be accompanied by a form of proxy which satisfies the requirements of the Corporations Act.

(d)	Unless the Corporations Act provides otherwise:

(i)	no business may be transacted at a general meeting unless the general nature of the business is stated in the notice calling the meeting; and

(ii)	except with the approval of the directors or the chair, no person may move any amendment to a proposed resolution the terms of which are set out in the notice calling the meeting or to a document which relates to such a resolution, a copy of which has been made available to securityholders to inspect or obtain.

5.4. General meetings at two or more places

(a)	A general meeting may be held in two or more places. If a general meeting is held in two or more places or otherwise in accordance with the Corporations Act, the Company must use technology that gives securityholders a reasonable opportunity to participate at that general meeting.

(b)	If, before or during a general meeting, any technical difficulty occurs which precludes a securityholder from having a reasonable opportunity to participate, the chair may either adjourn the meeting until the technology gives securityholders a reasonable opportunity to participate or continue the meeting (in which case no securityholder may object to the meeting being held or continuing).

5.5. Postponement or cancellation of general meetings

(a)	By resolution of the Board any general meeting may be cancelled or postponed prior to the date on which it is to be held, except where the cancellation or postponement would be contrary to the Corporations Act or the Listing Rules.

(b)	A general meeting convened under section 249D of the Corporations Act may not be postponed beyond the date by which section 249D of the Corporations Act requires it to be held and may not be cancelled without the consent of the securityholder or securityholders who requested it.

5.6. Notice of change, postponement or cancellation

Notice of cancellation or postponement or change of place of a general meeting must state the reason for cancellation or postponement and be:

(a)	published in a daily newspaper circulating in Australia;

(b)	while the Company is listed on an Exchange, be given to the Exchange or otherwise in accordance with the Listing Rules; or

(c)	subject to the Corporations Act, given in any other manner determined by the directors.

5.7. Omission to give notice relating to general meeting

(a)	Subject to the Corporations Act, no resolution passed at or proceedings of any general meeting will be invalid because of any unintentional omission or error in giving or not giving notice of

(i)	that general meeting;

(ii)	any change of place (or places) of that general meeting;

(iii)	postponement of that general meeting, including the date, time and place (or places) for the resumption of the adjourned meeting; or

(iv)	resumption of that adjourned general meeting.

(b)	A person’s attendance at a general meeting waives any objection that person may have in respect of any unintentional omission or error in the giving of a notice.

B-18

6. Proceedings at general meetings

6.1. Quorum

(a)	No business may be transacted at a general meeting, except the election of a chair and the adjournment of the meeting, unless a quorum is present when the meeting proceeds to business and remains present throughout the meeting.

(b)	A quorum at a general meeting is 33.3% or more securityholders present in person or by proxy and entitled to vote.

(c)	If a securityholder has appointed more than one proxy and two or more proxies attend a general meeting, only one proxy will be counted for the purposes of determining whether there is a quorum.

(d)	A securityholder placing a direct vote under rule 8.5 (a) is not taken into account in determining whether or not there is a quorum at a general meeting.

6.2. Lack of quorum

(a)	If a quorum is not present within 30 minutes after the time appointed for a general meeting (or any longer period of time as the chair may allow) the general meeting:

(i)	if convened by a director or on the request of securityholders, is dissolved; or

(ii)	in any other case, is adjourned to a day, time and place (or places) as the chair determines or if the chair is not present, as the directors at the meeting determine or, if the directors do not so determine, to the same day in the next week at the same time and place (or places) as the adjourned meeting.

(b)	If a quorum is not present within 30 minutes after the time appointed for the resumption of the adjourned general meeting, the general meeting is dissolved.

6.3. Chairing general meetings

(a)	The chair of the Board from time to time will be entitled to chair each general meeting of the Company.

(b)	If the chair is not present within 15 minutes after the time appointed for any general meeting or if the chair is unwilling or unable to act as chair for the whole or any part of that general meeting, the deputy chair of Board meetings (if any) will chair the general meeting, or if there is no deputy chair or if the deputy chair is not present or is unwilling or unable to act, the directors present may elect a director present to chair that general meeting.

(c)	If no director is elected or if all the directors present decline to take the chair for the whole or any part of that general meeting, the securityholders present (whether in person or by proxy) may elect a securityholder present (in person) to chair the whole or any part of that general meeting.

(d)	A chair of a general meeting may, for any item of business or part of a meeting, vacate the chair in favour of another director who will preside as acting chair. Where an instrument of proxy appoints the chair as proxy for any part of the proceedings for which the acting chair presides, the instrument of proxy will be taken to have been given in favour of the acting chair for the relevant part of the proceedings of the general meeting.

6.4. Admission to and conduct of general meetings

(a)	Subject to the Corporations Act, the chair of each general meeting has charge of the conduct of that meeting, including the procedures to be adopted and the application of those procedures at that meeting.

(b)	The chair of each general meeting may take any action the chair considers necessary to enable that meeting to be carried on in an orderly and proper manner and to ensure the safety of all persons at that meeting and may:

(i)	require any person not to enter or to leave the place (or any place) at which the meeting is to be held, including any person:

(A)	in possession of any thing:

(1)	allowing pictorial or sound recording; or

(2)	that may be used in any demonstration or disruption, including any banner or placard;

B-19

(B)	who has a placard or banner;

(C)	who does not permit inspection of anything in that person’s possession;

(D)	who the chair considers may disrupt that general meeting;

(E)	who behaves or threatens to behave in a dangerous, offensive or disruptive way;

(F)	who, in the opinion of the chairperson, is not complying with the reasonable directions of the chairperson.

(ii)	refuse entry to any person not entitled to receive notice of the meeting.

The chair may delegate the powers conferred by this rule 6.4(b) to any person the chair thinks fit.

(c)	Without prejudice to the application of the Corporations Act, any director and any person (whether or not a securityholder) invited to speak at a general meeting (including by the chair during the general meeting) may speak at the general meeting. No other person may speak at the general meeting.

(d)	Subject to this Constitution, the chair may require the application of any proceeding that the chair considers necessary to allow proceedings at any meeting to be carried on in an orderly and proper manner, including:

(i)	imposing a limit on the time that a person may speak on any matter and terminating debate or discussion on any matter being considered and requiring the matter to be put to a vote of securityholders;

(ii)	adopting any procedures for casting or recording votes at the meeting whether on a show of hands or a poll (including the appointment of scrutineers); and

(iii)	requiring any person to leave any meeting, and if that person does not leave as required, have that person removed from the meeting.

(e)	A determination by the chair for the purpose of this rule 6.4 binds all securityholders and is final.

6.5. Adjournment

(a)	The chair of a general meeting at which a quorum is present may adjourn the meeting to another date, time and place (or places).

(b)	The chair of a general meeting may at any time during the course of the meeting:

(i)	adjourn the meeting or any business, motion, question or resolution being or to be considered by the meeting to a later time at the same meeting or to an adjourned meeting; and

(ii)	for the purpose of allowing any poll to be taken or determined, suspend the proceedings of the meeting for such period or periods as the chair determines.

(c)	Subject to the Corporations Act and the Constitution, the chair’s rights under rule 6.5 (b) are exclusive and, unless the chair requires otherwise, no vote may be taken or demanded by the securityholders about any postponement, adjournment or suspension of proceedings.

(d)	No business may be transacted on the resumption of an adjourned or postponed general meeting other than the business left unfinished at the adjourned general meeting.

(e)	Where a meeting is adjourned, notice of the adjourned meeting must be given to the Exchange, but need not be given to any other person.

B-20

6.6. Postponement

Subject to this Constitution, except where the general meeting has been convened by a court, the chair may postpone any general meeting, if at the place (or a place) and the time for that general meeting it appears to the chair that:

(a)	there is insufficient space for the securityholders who wish to attend the meeting; or

(b)	the postponement of the meeting is necessary because the business of the meeting is unlikely to be capable of being carried on in an orderly and proper manner, including because of the behaviour of any person present.

7. Proxies, attorneys and Representatives

7.1. Appointment of proxy

(a)	Subject to this Constitution, a securityholder who is entitled to attend and to vote at a general meeting of the Company may appoint a person as proxy to attend, speak and vote for that securityholder. The instrument appointing a proxy may restrict the exercise of any power.

(b)	A proxy may be, but does not have to be, a securityholder.

(c)	A proxy is not entitled to vote if the securityholder who has appointed the proxy is present in person at the meeting.

(d)	If a securityholder is entitled to cast two or more votes at a meeting, the securityholder may appoint two proxies. If the securityholder appoints two proxies and the appointment does not specify the proportion or the number of votes each proxy may exercise, each proxy may exercise half the votes.

7.2. Securityholder’s attorney

Subject to this Constitution, a securityholder may appoint an attorney to act, or to appoint a proxy to act, at a meeting of securityholders. If the appointor is an individual, the power of attorney must be signed in the presence of at least one witness.

7.3. Proxy instruments and powers of attorney

(a)	Subject to the Corporations Act and rule 7.4 (b), an appointment of a proxy or an attorney must be in writing and be signed by the securityholder appointing the proxy or attorney, or if an appointment of a proxy by the duly authorised attorney of the securityholder, and state:

(i)	the securityholder’s name and address;

(ii)	the Company’s name;

(iii)	the proxy’s name or the name of the office held by the proxy; and

(iv)	the general meeting at which the proxy may be used, or if the appointment is a standing one, a clear statement to that effect.

(b)	Where an instrument appointing a proxy is signed pursuant to a power of attorney, a copy of the power of attorney (certified or notarised by a notary public as a true copy of the original) must be attached to the proxy instrument sent to the Company.

(c)	An instrument appointing a proxy or attorney may direct the way in which the proxy or attorney is to vote on a particular resolution.

(d)	Subject to the Corporations Act, if an instrument contains a direction:

(i)	the proxy need not vote unless the proxy is the chair of the meeting, in which case the proxy must vote on a poll; and

(ii)	if a proxy votes, the proxy is not entitled to vote on the proposed resolution except as directed in the instrument.

B-21

(e)	If an instrument does not contain a direction, the proxy is entitled to vote on the proposed resolution as the proxy considers appropriate.

(f)	If a proxy is appointed to vote on a particular resolution by more than one securityholder, that proxy:

(i)	may vote on a show of hands in the same way if each instrument appointing the proxy directs the proxy to vote in the same way or does not direct the proxy how to vote; and

(ii)	may not vote on a show of hands unless each instrument appointing the proxy and directing the proxy to vote in a particular way directs the proxy to vote in the same way.

7.4. Proxy and attorney instruments to be received by Company

(a)	An instrument purporting to appoint a proxy or attorney is not effective unless it is received, together with any additional documentation, including a copy of the power of attorney (certified or notarised by a notary public as a true copy of the original), by the Company:

(i)	at least 48 hours before the general meeting or, as the case may be, the postponed or adjourned general meeting; or

(ii)	where rule 7.4(d) applies, such shorter period before the time for holding the general meeting or, as the case may be, postponed or adjourned general meeting, as the Company determines in its discretion, at any of the following:

(iii)	the registered office; or

(iv)	a place, facsimile number or electronic address specified for that purpose in the notice of the general meeting.

(b)	For the purposes of rule 7.4(a), a proxy instrument received at an electronic address specified in the notice of general meeting for the receipt of proxy instruments or otherwise received by the Company in accordance with the Corporations Act is taken to have been signed or executed if the appointment:

(i)	includes or is accompanied by a personal identification code allocated by the Company to the securityholder making the appointment;

(ii)	has been duly authorised by the securityholder in another manner approved by the directors and specified in or with the notice of meeting; or

(iii)	is otherwise authenticated in accordance with the Corporations Act.

(c)	The Company is entitled to clarify with a securityholder any instruction on an instrument appointing a proxy or attorney which is received by the Company within the period referred to in rule 7.4(a)(i) or 7.4(a)(ii) (as applicable) by written or verbal communication. The Company, at its discretion, is entitled to amend the contents of any instrument appointing a proxy or attorney to reflect any clarification in instruction and the securityholder at that time is taken to have appointed the Company as its attorney for this purpose.

(d)	Where an instrument appointing a proxy or attorney has been received by the Company within the period specified in rule 7.4(a)(i)and the Company considers that the instrument has not been duly executed, the Company, in its discretion, may:

(i)	return the instrument appointing the proxy or attorney to the appointing securityholder; and

(ii)	request that the securityholder duly execute the instrument and return it to the Company within the period determined by the Company under rule 7.4(a)(ii) and notified to the securityholder.

An instrument appointing a proxy or attorney which is received by the Company in accordance with this rule 7.4(d) is taken to have been validly received by the Company.

B-22

7.5. Power to demand poll

A proxy or attorney may demand, or join in demanding, a poll.

7.6. Revocation of proxy or attorneys

A securityholder may revoke the appointment of a proxy or attorney appointed by it by notice to the Company stating that the appointment of a proxy or attorney is revoked or by appointing a new proxy or attorney.

7.7. Validity of votes of proxy or attorney

A vote cast by a proxy or attorney will be valid unless not less than 48 hours before the start of a general meeting (or, in the case of an adjourned or postponed general meeting, any lesser time that the directors or the chair of the meeting decide) at which a proxy or attorney votes, the Company receives notice of:

(a)	the securityholder who appointed the proxy or attorney ceasing to be a securityholder;

(b)	the revocation of the instrument appointing the proxy or attorney;

(c)	the appointment of a new proxy or attorney; or

(d)	the revocation of any power of attorney under which the proxy or attorney was appointed.

7.8. Appointment of Representative

(a)	Subject to this Constitution, if a securityholder is a body corporate, it may appoint a natural person as its Representative to exercise on its behalf any or all of the powers it may exercise:

(i)	at meetings of the securityholders; or

(ii)	at meetings of creditors or debenture holders.

(b)	The appointment of a Representative may be a standing one.

7.9. Authority to act as Representative

(a)	An appointment of a Representative must be in writing and be signed by the body corporate appointing the Representative and state:

(i)	the securityholder’s name and address;

(ii)	the Company’s name;

(iii)	the Representative’s name or the name of the office held by the Representative; and

(iv)	the general meeting at which the Representative may act, or if the appointment is a standing one, a clear statement to that effect.

(b)	The instrument appointing the Representative may restrict the exercise of any power.

7.10. Instrument to be received by the Company

(a)	An instrument purporting to appoint a Representative is not valid unless it is received by the Company at least 48 hours before the general meeting or, in the case of an adjourned meeting, at least 48 hours before the resumption of an adjourned general meeting.

(b)	An instrument appointing a Representative must be received by the Company at any of the following:

(i)	the registered office; or

(ii)	a place, facsimile number or electronic address specified for that purpose in the notice of the general meeting.

B-23

7.11. Revocation of appointment of Representative

A securityholder may revoke the appointment of a Representative appointed by it by notice to the Company stating that the appointment of the Representative is revoked or by appointing a new Representative.

7.12. Validity of votes of Representative

A vote cast by a Representative will be valid unless before the start of the general meeting (or, in the case of an adjourned or postponed general meeting, not less than 48 hours before the resumption of the adjourned or postponed general meeting) at which a Representative votes:

(a)	the securityholder who appointed the Representative ceases to be a securityholder; or

(b)	the Company has received notice of the revocation of the instrument appointing the Representative.

7.13. No liability

The Company is not responsible for ensuring:

(a)	any directions provided in the instrument appointing the proxy or attorney or the way in which a proxy or attorney is to vote on a particular resolution are complied with; and

that the terms of appointment of a Representative are complied with, and accordingly is not liable if those directions or terms are not complied with.

8. Voting at general meetings

8.1. Decisions of a general meeting

Except as required by the Corporations Act, questions or resolutions arising for determination at a general meeting will be decided by a majority of votes cast by securityholders present in person or by proxy (excluding any securityholder who abstains from voting).

8.2. Casting vote

If on any ordinary resolution an equal number of votes is cast for and against a resolution, the chair has a casting vote in addition to any vote cast by the chair as a securityholder.

8.3. Holdings at a specified time

The Board may determine, for the purposes of a particular meeting of securityholders, that all Securities that are quoted on an Exchange at a specified time before the meeting are taken to be held at the time of the meeting by the persons who hold them at the specified time. The determination must be made in accordance with the Corporations Act.

8.4. Voting rights

(a)	Subject to this Constitution and the terms on which Securities are issued, at a general meeting:

(i)	on a show of hands:

(A)	if a securityholder has appointed two proxies, neither of those proxies may vote;

(B)	a securityholder who is present and entitled to vote and is also a proxy, attorney or Representative of another securityholder has one vote; and

(C)	subject to rules 8.4(a)(i)(A) and 8.4(a)(i)(B), every individual present who is a securityholder, or a proxy, attorney or Representative of a securityholder, entitled to vote, has one vote; and

B-24

(ii)	on a poll every securityholder entitled to vote who is present in person or by proxy, attorney or Representative or who has submitted a valid direct vote under rule 8.5(a):

(A)	has one vote for every fully paid share held; and

(B)	subject to rule 8.4(a)(iii) and 8.4(e), in respect of each partly paid share held has a fraction of a vote equal to the proportion which the amount paid bears to the total issue price of the share; and

(iii)	unless:

(A)	otherwise provided in the terms on which shares are issued, in calculating the fraction of a vote which the holder of a partly paid share has, the Company must not count an amount:

(B)	paid in advance of a call; or

(C)	credited on a partly paid share without payment in money or money’s worth being made to the Company.

(b)	A joint holder may vote at a meeting either personally or by proxy, attorney or Representative as if that person was the sole holder. If more than one joint holder tenders a vote in respect of the relevant shares, the vote of the holder named first in the Register who tenders a vote, whether in person or by proxy, attorney or Representative, must be accepted to the exclusion of the votes of the other joint holders.

(c)	Subject to any applicable law, a parent or guardian of a natural person who is a minor may vote at any general meeting in respect of Securities registered in the name of the minor if the parent or the guardian produces evidence required by the directors to demonstrate parenthood or appointment as guardian. Any vote cast by a parent or guardian in respect of any Security registered in the name of the minor that has produced such evidence will be counted and any vote cast by the minor will not be counted.

(d)	A person entitled to the transmission of a Security under rule 4.6,4.7 or 4.8 may vote at a general meeting in respect of that Security in the same way as if that person were the registered holder of the Security if, at least 48 hours before the meeting (or such shorter time as the directors determines), the directors:

(i)	admitted that person’s right to vote at that meeting in respect of the Security; or

(ii)	were satisfied of that person’s right to be registered as the holder of, or to transfer, the share.

Any vote duly tendered by that person must be accepted and the vote of the registered holder of those shares must not be counted.

(e)	A securityholder is not entitled to vote in respect of any Security on which a call or instalment of a call is due and payable but is unpaid.

8.5. Direct voting

(a)	A securityholder who is entitled to attend and vote on a resolution at a general meeting may, where the directors so determine, vote by electronic or other means at that general meeting. Any vote so admitted is referred to as a ‘direct vote’. The directors may, in their absolute discretion, determine the means by which a direct vote may be cast which may include:

(i)	post;

(ii)	facsimile; or

(iii)	other electronic means.

(b)	A direct vote on a resolution at a meeting in respect of a Security cast in accordance with rule 8.5(a) is of no effect and will be disregarded:

(i)	if, at the time of the resolution, the person who cast the direct vote:

(A)	is not entitled to vote on the resolution in respect of the Security; or

(B)	would not be entitled to vote on the resolution in respect of the share if the person were present at the meeting at which the resolution is considered;

B-25

(ii)	if, had the vote been cast in person at the meeting at which the resolution is considered:

(A)	the vote would not be valid; or

(B)	the Company would be obliged to disregard the vote; and

(iii)	if the direct vote was cast otherwise than in accordance with any regulations, rules and procedures prescribed by the directors under rule 8.5(a).

(c)	Subject to any rules prescribed by the directors, if the Company receives a valid direct vote on a resolution in accordance with rule 8.5(a) and 8.5(b) and, prior to, after or at the same time as receipt of the direct vote, the Company receives an instrument appointing a proxy, attorney or Representative to vote on behalf of the same securityholder on that resolution, the Company may regard the direct vote as effective in respect of that resolution and disregard any vote cast by the proxy, attorney or Representative on the resolution at the meeting.

(d)	A direct vote by a securityholder is not revoked by the securityholder attending the meeting unless the securityholder instructs the Company (or at the Company’s instruction, the share registry of the Company) prior to the meeting that the securityholder wishes to vote in person on any or all of the resolutions to be put before the meeting, in which case the direct vote by the securityholder is revoked.

8.6. Proxy vote to be identified

Before a vote is taken the chair must inform the securityholders present whether any proxy votes have been received and, if so, how the proxy votes are to be cast.

8.7. Objection to right to vote

(a)	A challenge or dispute in relation to a right to vote at a general meeting:

(i)	may only be made at that general meeting; and

(ii)	must be determined by the chair.

(b)	A determination made by the chair in relation to a challenge or dispute in relation to a right to vote is binding on all securityholders and is final.

8.8. Voting on resolution

(a)	At any general meeting, a resolution put to a vote must be determined by a show of hands unless a poll is demanded in accordance with this Constitution.

(b)	At any general meeting, unless voting is conducted by way of a poll, a declaration by the chair following a vote on a show of hands that a resolution has either been passed or lost is conclusive evidence of that fact without proof of the number or proportion of votes recorded for or against such resolution.

8.9. Chair may determine to take a poll

The chair of a general meeting may determine that a poll be taken on any resolution.

8.10. Right to demand poll

(a)	A poll may be demanded on any resolution at a general meeting other than the election of a chair or the question of an adjournment.

(b)	A demand for a poll may be made by:

(i)	at least five securityholders entitled to vote on the resolution; or

(ii)	securityholders with at least five percent of the votes that may be cast on the resolution on a poll.

B-26

8.11. Procedure for demanding poll

(a)	A poll may be demanded:

(i)	before a vote on a show of hands is taken;

(ii)	before the result of a vote on a show of hands is declared; or

(iii)	immediately after the result of a vote on a show of hands is declared.

(b)	If a poll is demanded, it may be taken in the manner and at the time and place (or places) as the chair directs.

(c)	The demand for a poll may be withdrawn with the chair’s consent.

(d)	A demand for a poll does not prevent the general meeting continuing for the transaction of any business.

8.12. Minutes

(a)	Within one month after each general meeting, the directors must record or cause to be recorded in the minute book of the Company:

(i)	the proceedings and resolutions of each general meeting;

(ii)	any declarations at each general meeting; and

(iii)	any information in relation to proxy votes which is required by the Corporations Act.

(b)	The minute books must be kept at the registered office.

(c)	Securityholders may inspect the minute books between the hours of 9:00 am and 5:00 pm on any Business Day. No amount may be charged for inspection.

9. Directors

9.1. Number of directors

(a)	The Board may decide the number of directors (not counting alternate directors) but that number must be:

(i)	at least three; and

(ii)	not more than 12,

unless the Company in general meeting resolves otherwise if required under the Corporations Act. The directors must not determine a maximum which is less than the number of directors in office at the time the determination takes effect. At least two directors must reside ordinarily in Australia.

(b)	The Directors and Secretary in office on the date this Constitution becomes effective, continue in office subject to this Constitution.

9.2. Appointment of directors

(a)	Subject to this Constitution, the Company may by resolution at a general meeting appoint a natural person as a director.

(b)	A director need not hold any Securities in the Company.

(c)	Subject to this Constitution, the directors may by resolution appoint a natural person as a director either as an additional director or to fill a casual vacancy provided the total number of directors do not exceed the maximum number of directors permitted under this Constitution.

(d)	An appointment of a person as a director is not effective unless a signed consent to the appointment is provided by that person to the Company. The appointment of a person as a director will take effect on the later of the date of appointment and the date on which the Company receives the signed consent.

B-27

9.3. Confirmation of appointment

(a)	If a person is appointed as a director by the Board, the Company must confirm the appointment at the next annual general meeting. If the appointment is not confirmed, the person ceases to be a director at the conclusion of the annual general meeting.

9.4. Eligibility

(a)	A person is eligible for election to the office of director at a general meeting only if one or more of the following apply:

(i)	the person is in office as a director immediately before that meeting;

(ii)	the person has been nominated by the Board for election at that meeting; or

(iii)	the person who is suitably qualified and experienced has been nominated by securityholders with at least five percent of the votes that may be cast at any general meeting; but

(b)	in each case, no more than 90 Business Days before the meeting.

9.5. Removal of director

(a)	The Company may remove a director by resolution at a general meeting.

(b)	Subject to the Corporations Act, at least two months’ notice must be given to the Company of the intention to move a resolution to remove a director at a general meeting.

(c)	If notice of intention to move a resolution to remove a director at a general meeting is received by the Company, the director must be given a copy of the notice as soon as practicable.

(d)	The director must be informed that the director may:

(i)	submit a written statement to the Company for circulation to the securityholders before the meeting at which the resolution is put to a vote; and

(ii)	speak to the motion to remove the director at the general meeting at which the resolution is to be put to a vote.

9.6. Cessation of directorship

A person ceases to be a director and the office of director is vacated if the person:

(a)	is removed from office as a director by a resolution of the Company at a general meeting or in accordance with the Corporations Act;

(b)	resigns as a director in accordance with this Constitution;

(c)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(d)	becomes bankrupt or insolvent or makes any arrangement or composition with his or her creditors generally;

(e)	is convicted on indictment of an offence and the directors do not within one month after that conviction, resolve to confirm the director’s appointment or election (as the case may be) to the office of director;

(f)	dies;

(g)	is disqualified from acting as a director under the Corporations Act;

(h)	is absent from Board meetings for a continuous period of six consecutive months without leave of absence from the directors and a majority of the other directors have not, within 10 Business Days of having been given a notice by the secretary giving details of the absence, resolved that a leave of absence be granted; or

(i)	ceases to be employed and rule11.2 (e) applies.

B-28

9.7. Election and retirement of directors

(a)	At each annual general meeting, one-third of the directors are subject to retirement by rotation (or, if the number of directors is not a multiple of three then the number nearest to but not exceeding one-third of the directors must retire from office as directors), provided that no director may retain office for more than three years or past the third annual general meeting following the director’s appointment, whichever is the longer. An election of directors must take place each year.

(b)	The directors to retire by rotation at each annual general meeting must include any director who wishes to retire and does not wish to be re-appointed as a director. Any further director required to retire must be the director who has been in office the longest as director.

(c)	If there are two or more directors that have been in office for an equal amount of time, and an agreement cannot be reached between those directors on who will retire, the director or directors who will retire will be determined in any manner determined by the chair and if the chair is not able and/or willing to act, by the deputy chair (if any).

(d)	A retiring director is eligible for re-appointment.

(e)	The Company may by resolution at an annual general meeting fill an office vacated by a director under this rule 9.7 by electing or re-electing an eligible person to that office.

(f)	The retirement of a director from office and the re-election of a director or the election of any new director will not become effective until the end of the meeting at which the retirement and re-election or election occur.

(g)	If a director required to retire under rules 9.3(a) or 9.7(a) ceases for any reason to be a director between the date of the notice calling the relevant meeting and the date of the meeting, no other director is required to retire at that meeting unless required to do so by the Corporations Act or the Listing Rules.

9.8. Resignation of directors

A director may resign from the office of director by giving notice of resignation to the Company at its registered office.

9.9. Remuneration of directors

(a)	Subject to the requirements of the Corporations Act, the non-executive directors will be remunerated for their services as directors by an amount or value of remuneration each year (if any) as the compensation committee of the Company determines.

(b)	The remuneration for non-executive directors must be a fixed amount or value and not a commission on or percentage of profits or operating revenue.

(c)	The aggregate maximum amount of remuneration for non-executive directors must not be increased except with the prior approval of the Company in general meeting. Particulars of the amount of the proposed increase and the new maximum amount or value that may be paid to the non-executive directors as a whole must be detailed in the notice convening the meeting.

(d)	The directors may:

(i)	at any time after a director dies or ceases to hold office as a director for any other reason, pay or provide to the director or a legal personal representative, spouse, relative or dependent of the director, in addition to the remuneration of that director under this rule 9.9, a pension or benefit for past services rendered by that director; and

(ii)	cause the Company to enter into a contract with the director or legal personal representative, spouse, relative or dependent of the director to give effect to such a payment or provide for such a benefit.

B-29

9.10. Reimbursement of expenses

Directors and alternates are entitled to be reimbursed by the Company for reasonable costs and expenses incurred or to be incurred in connection with attending to the Company’s affairs, including attending and returning from general meetings of the Company or meetings of the directors or committees of the Board.

9.11. Extra services

If a director, with the approval or at the request of the directors, performs extra services or makes any special exertions for the benefit of the Company, the directors may cause that director to be paid out of the funds of the Company such special and additional remuneration as the directors decide is appropriate having regard to the value to the Company of the extra services or special exertions. Any amount paid will not form part of the aggregate remuneration permitted under this Constitution.

9.12. Pensions and similar benefits

The Board may establish or support, or assist in the establishment or support, of funds and trusts to provide pension, retirement, superannuation or similar payments or benefits to or in respect of the directors or former directors and grant pensions or allowances to those persons or their dependents, either by periodic payment or a lump sum.

9.13. Director’s interests

(a)	Any director who has a material personal interest in a contract or proposed contract of the Company, holds any office or owns any property such that the director might have duties or interests which conflict with, or which may conflict, either directly or indirectly, with the director’s duties or interests as a director, must give the directors notice of the interest at a meeting of directors.

(b)	A notice of a material personal interest must set out:

(i)	the nature and extent of the interest; and

(ii)	the relation of the interest to the affairs of the Company.

(c)	The notice must be provided to the directors at a Board meeting as soon as practicable.

(d)	A director who has a material personal interest in a matter that is being considered at a Board meeting must not, except where permitted under the Corporations Act:

(i)	vote on the matter at a meeting; or

(ii)	be present while the matter is being considered at the meeting, and accordingly will not count for the purposes of determining whether there is a quorum.

(e)	Subject to the Corporations Act, no director is disqualified from office due to the fact that such director holds any other office or association:

(i)	with the Company;

(ii)	with any of the Company’s subsidiaries;

(iii)	with any company in which the Company is or becomes a shareholder or otherwise interested; or

(iv)	arising from contracting or arranging with the Company or any other company referred to in rules 9.13(e)(ii) or 9.13(e)(iii), either as vendor, purchaser or otherwise.

(f)	A contract or arrangement entered into by or on behalf of the Company in which a director is in any way interested (including any contract referred to in rule 9.13 (e) is not invalid or voidable merely because the director holds office as a director or because of the fiduciary obligations arising from that office.

B-30

(g)	A director who is interested in any arrangement involving the Company is not liable to account to the Company for any profit realised under the arrangement merely because the director holds office as a director or because of the fiduciary obligations arising from that office, provided that the director complies with the disclosure requirements applicable under rules 9.13 (a) and 9.13 (b) and under the Corporations Act regarding that interest.

9.14. Powers and duties of directors

(a)	Subject to this Constitution, the Corporations Act, the activities of the Company are to be managed by, or under the direction of, the directors.

(b)	Subject to this Constitution, the Corporations Act, the directors may exercise all rights, powers or capacities of the Company that are not required to be exercised by the Company in a general meeting.

(c)	Without limiting rule 9.14(b), the powers of the directors include the power to:

(i)	borrow or otherwise raise money;

(ii)	mortgage, charge (including in the form of a floating charge) any of the Company’s assets (both present and future); and

(iii)	issue debentures and other Securities.

(d)	The Board may delegate any of its powers to:

(i)	a director;

(ii)	a committee of directors;

(iii)	an employee of the Company; or

(iv)	any other person.

9.15. Negotiable instruments

All negotiable instruments and all receipts for money paid to the Company must be signed, drawn, accepted, endorsed or otherwise executed in such manner as the directors may determine.

9.16. Alternate directors

(a)	A director may, with the approval of a majority of the other directors, appoint a person to be the director’s alternate for such period and on such terms as the director decides.

(b)	The Board may impose conditions on the appointment of an alternate director, including the terms on which the alternate is appointed.

(c)	An alternate director may, but need not be, a securityholder.

(d)	A person may act as an alternate director for more than one director.

(e)	An alternate is not an agent of the director appointing the alternate.

(f)	The Company is not responsible for ensuring that the terms of appointment of an alternate are complied with and accordingly, is not liable if those terms are not complied with.

(g)	An alternate is not entitled to receive any fee (or other remuneration) from the Company for services performed as an alternate but will be entitled to reimbursement for reasonable costs and expenses incurred in connection with attendance at meetings of the directors.

(h)	If the notice appointing the alternate provides that the alternate is to receive notice of Board meetings, the Company must provide each alternate with notice. By notice to the Company, the director who appointed an alternate may at any time require that the notice of Board meetings cease to be given to the alternate.

(i)	If an appointing director is not present at any meeting of the directors, that director’s alternate director may exercise any powers that the appointing director may exercise.

B-31

(j)	An alternate director is entitled, if the appointing director does not attend a meeting of the directors, to attend and vote in place of the appointing director.

(k)	An alternate is entitled to a vote for each director that the alternate represents in addition to any vote the alternate may have as a director in the alternate’s own right.

(l)	A director who appointed an alternate may terminate or suspend the appointment of the alternate at any time by notice to the alternate, the directors and the Company.

(m)	An alternate may terminate the alternate’s appointment at any time by notice to the directors and the Company.

(n)	A termination of appointment does not take effect until the Company has received notice of termination.

(o)	An alternate ceases to be an alternate if the person who appointed that alternate ceases to be a director.

10. Board meetings

10.1. Convening meetings

(a)	A director may at any time convene a Board meeting by notice to the other directors.

(b)	The secretary must, if requested by a director, call a meeting of the directors.

10.2. Notice of meetings

(a)	Not less than 48 hours’ notice of each Board meeting must be given to the directors and each alternate entitled to receive notice (if any).

(b)	Each notice must state:

(i)	the date, time and place (or places) of the Board meeting;

(ii)	the general nature of the business to be conducted at the Board meeting; and

(iii)	any proposed resolutions.

10.3. Omission to give notice

No resolution passed at or proceedings of any Board meeting will be invalid because of any unintentional omission or error in giving or not giving notice of:

(a)	that Board meeting;

(b)	any change of place (or places) of that Board meeting;

(c)	postponement of that Board meeting; or

(d)	resumption of that adjourned Board meeting.

10.4. Use of technology

(a)	A Board meeting may be convened or held using telephone or other electronic means.

(b)	If a number of directors equal to the quorum is able to hear or to see and to hear each other director contemporaneously using telephone or electronic means, there is a meeting and a quorum is present. The rules relating to meetings of directors apply to each such meeting as determined by the chair of the meeting.

(c)	A director participating at a meeting using technology consented to by all directors is treated as being present in person at the meeting.

(d)	A meeting using technology consented to by all directors is to be taken to be held at the place determined by the chair of the meeting.

(e)	A director may not leave a meeting using technology consented to by all directors unless the chair consents to that director leaving.

B-32

(f)	A director is presumed conclusively to have been present and to have formed part of a quorum at all times during a meeting using technology consented to by all directors, unless the chair consents to that director leaving in which case that director will be treated as having been present until that director leaves.

10.5. Quorum at meetings

(a)	No business may be transacted at a meeting of the directors unless a quorum is present at the time the meeting proceeds to business.

(b)	A quorum at a Board meeting is at least two of the directors present in person. The quorum must be present at all times during the Board meeting.

(c)	If there is a vacancy in the office of a director, the remaining directors may act, provided however if the number of directors is not sufficient to constitute a quorum, they may act only in an emergency or to increase the number of directors to a number sufficient to constitute a quorum or call a general meeting.

10.6. Chair of meetings

(a)	The directors may elect one of their number as chair. The person that has been elected as chair may chair each subsequent Board meeting unless and until the directors determine otherwise.

(b)	The directors may from time to time appoint a deputy chair who in the absence of the chair at a meeting of the directors may exercise all the power and authorities of the chair.

(c)	The election of a chair or deputy chair by the directors must be made by majority vote.

(d)	If the chair is not present within 30 minutes after the time appointed for a Board meeting or if the chair is unwilling or unable to act as chair for the whole or any part of that Board meeting, the deputy chair will act as chair of the meeting or, if the deputy chair is not present or is unwilling or unable to act, the directors present may elect a director present to chair that Board meeting.

10.7. Passing resolutions at meetings

(a)	A resolution of the directors must be passed by a majority of the votes cast by the directors entitled to vote on the resolution (excluding any director who abstains from voting).

(b)	Subject to this Constitution and the Corporations Act, each director present at a Board meeting in person or by alternate has one vote.

10.8. Casting vote

(a)	Subject to rule 10.8(b), if an equal number of votes is cast for and against a resolution, the chair has a casting vote in addition to any vote cast by the chair as a director.

(b)	Where only 2 directors are present or entitled to vote at a meeting of directors and the votes are equal on a proposed resolution:

(i)	the chair of the meeting does not have a second or casting vote; and

(ii)	the proposed resolution is taken as lost.

10.9. Conduct of meetings

The chair of each Board meeting has charge of the conduct of that meeting, of the procedures to be adopted and the application of those procedures at that meeting.

10.10. Written resolutions

(a)	The Board may pass a resolution without a Board meeting being held if:

(i)	written notice of the resolution has been given to all directors; and

(ii)	all directors entitled to vote on the resolution (excluding any director on an approved leave of absence, any director who disqualifies himself or herself from considering the resolution in question and any director who would be prohibited by the Corporations Act from voting on the resolution in question) assent to a document containing a statement that they are in favour of the resolution set out in the document.

B-33

(b)	A director may consent to a written resolution by:

(i)	signing the document containing the resolution (or a copy of that document); or

(ii)	notifying a secretary or chair of the directors of the assent of the director by any technology including by email.

(c)	The resolution is passed when the last director has assented to the document.

(d)	Separate copies of a document may be used for signing by the directors if the wording of the resolution is identical in each copy.

(e)	Where a director signifies assent to a document under rule 10.10 (b) other than by signing the document, the director must by way of confirmation sign the document before or at the next meeting of the Board attended by that director. The resolution the subject of a document is not invalid if a director does not comply with this requirement.

(f)	For the purposes of rule 10.10 (a), the references to directors include any alternate director appointed by a director who is not available to assent to the document or is otherwise unable to assent to the document within a reasonable time, but do not include any other alternate directors.

10.11. Minutes of meetings

(a)	Within one month after each Board meeting, the directors must record or cause to be recorded in the minute book:

(i)	the proceedings and resolutions of each Board meeting; and

(ii)	all resolutions passed without a Board meeting.

(b)	The minute book must be kept at the registered office of the Company.

(c)	The directors may inspect the minute book between the hours of 9:00 am and 5:00 pm on any Business Day. No amount may be charged for inspection.

10.12. Committee meetings

(a)	The directors may delegate any powers to a committee of directors.

(b)	A committee to which any powers have been delegated must exercise the powers delegated in accordance with any directions of the directors.

(c)	The provisions of this Constitution applying to meetings and resolutions of directors apply, so far as they can and with any necessary changes, to meetings and resolutions of a committee of directors, except to the extent they are contrary to any direction given under rule 10.12(b).

11. Executive officers

11.1. Secretary

(a)	The Company must have at least one secretary. The Board has the power to appoint a natural person to act as secretary on the terms and for such period as the directors may determine.

(b)	Any secretary appointed may be removed at any time by the directors.

11.2. Provisions applicable to all executive officers

(a)	A reference in this rule 11.2 to an executive officer is a reference to an executive director or secretary appointed under this Constitution.

(b)	Subject to any contract with the Company, the appointment of an executive officer may be for the period, at the remuneration and on the conditions the directors decide.

(c)	The remuneration payable by the Company to an executive officer must not include a commission on, or percentage of, operating revenue.

B-34

(d)	The directors may:

(i)	delegate to or give an executive officer any powers, discretions and duties they decide;

(ii)	withdraw, suspend or vary any of the powers, discretions and duties given to an executive officer; and

(iii)	authorise the executive officer to delegate any of the powers, discretions and duties given to the executive officer.

(e)	Unless the directors decide differently, the office of a director who is employed by the Company or by a subsidiary of the Company automatically becomes vacant if the director ceases to be so employed.

(f)	An act done by a person acting as an executive officer is not invalidated by:

(i)	a defect in the person’s appointment as an executive officer;

(ii)	the person being disqualified to be an executive officer; or

(iii)	the person having vacated office, if the person did not know that circumstance when the act was done.

12. Execution of documents

Without limiting the ways in which the Company can execute documents under the Corporations Act and subject to this Constitution, the Company may execute a document if the document is signed by:

(a)	2 directors; or

(b)	a director and a secretary; or

(c)	any other person or persons authorised by the directors for that purpose.

13. Inspection and access to records

(a)	A person who is not a director does not have the right to inspect any of the board papers, books, records or documents of the Company, except as provided by law, or this Constitution, or as authorised by the directors, or by resolution of the securityholders.

(b)	The Company may enter into contracts with its directors or former directors agreeing to provide continuing access for a specified period after the director ceases to be a director to Board papers, books, records and documents of the Company which relate to the period during which the director or former director was a director on such terms and conditions as the directors think fit and which are not inconsistent with this rule 13.

(c)	The Company may procure that its subsidiaries provide similar access to board papers, books, records or documents as that set out in rules 13(a) and 13(b).

(d)	This rule 13 does not limit any other rights of the directors or former directors.

14. Distributions

14.1. Dividends

(a)	Subject to the Corporations Act and this Constitution, the directors may determine or declare that a dividend (whether interim, final or otherwise) is payable and fix:

(i)	the amount of the dividend;

(ii)	the time for payment; and

(iii)	the method of payment.

(b)	The Board may rescind a determination to pay a dividend at any time before the dividend is declared, if the directors determine that the Company’s financial position no longer justifies payment of the dividend.

(c)	The Board may pay any dividend required to be paid under the terms of issue of any Security.

B-35

(d)	Payment of a dividend does not require confirmation at a general meeting.

(e)	The Board may deduct from any dividend payable to any securityholder any amount presently due but unpaid by that securityholder to the Company.

(f)	The Board will determine the method of payment of a dividend which may include the payment of cash, the issue of Securities or securities of any body corporate, the grant of options or the distribution of assets.

(g)	Interest is not payable on a dividend.

(h)	To the extent permitted by law, the directors may resolve to pay a dividend out of any available account, including the capital of the Company.

14.2. Unpaid calls and other amounts

(a)	Subject to this Constitution and the terms on which Securities (or class of Securities) are issued, the directors may retain the dividends payable on shares in respect of which there are any unpaid calls.

(b)	Subject to rule 14.2(a), the directors may retain from any dividend payable to a securityholder any amount presently payable by the securityholder to the Company and apply the amount retained to the amount owing.

14.3. Manner and method of payment

(a)	The directors may decide the method of payment of any dividend or other amount in respect of a Security. Without limiting any other method of payment which the Company may adopt, a dividend may be paid:

(i)	by cheque sent by post or by courier to the addresses of each securityholder or to an address directed by that securityholder or joint holder, as the case may be;

(ii)	by electronic funds transfer to an account (of a type approved by the directors) nominated by and in the name of each securityholder, and in the case of any joint holder of any share, to the account (of a type approved by the directors) nominated by and in the name of the joint holder whose name appears first in the Register; or

(iii)	in any other manner determined by the directors.

(b)	A cheque sent under rule 14.3(a)(i):

(i)	may be made payable to bearer or to the order of the securityholder to whom it is sent or any other person the securityholder directs; and

(ii)	is sent at the securityholder’s risk.

(c)	If:

(i)	a securityholder does not have a registered address or the Company believes that a securityholder is not known at the securityholder’s registered address; or

(ii)	the directors determine that dividends will be paid in cash by electronic funds transfer in accordance with rule 14.3(a)(ii) and:

(A)	no account (of a type approved by the directors) is nominated by a securityholder; or

(B)	the electronic funds transfer into a nominated account is rejected or refunded,

the Company may credit the amount payable to an account of the Company (Company Account) to be held until securityholder claims the amount payable or nominates a valid account into which payment may be made.

(d)	The Company does not hold any money in the Company Account as a trustee and no interest will be paid to the securityholder on monies held in the Company Account unless the directors determine otherwise.

B-36

(e)	An amount credited to the Company Account is treated as paid to the securityholder at the time it is credited to the Company Account.

(f)	To the extent permitted by law, if:

(i)	a cheque for an amount payable under rule 14.3(a)(i) is not presented for payment; or

(ii)	an amount is held in the Company Account,

for more than 11 calendar months, the directors may reinvest the amount, after deducting reasonable expenses, into shares in the Company on behalf of, and in the name of, the securityholder concerned. The shares may be acquired on market or by way of new issue at a price the directors accept to be the market price at the time.

(g)	If the Board exercises its power to reinvest under rule 14.3(f) and there are residual amounts remaining, the residual amounts may be retained in the Company Account or donated to a charity on behalf of the securityholder, as the directors decide.

(h)	The Company’s liability to pay the relevant dividend amount in respect of a securityholder to which this rule 14.3 applies, is discharged when shares are issued or transferred to that securityholder in accordance with rule 14.3 (f)

(i)	The Board may do anything necessary or desirable (including executing any document) on behalf of the securityholder to effect the reinvestment under rule 14.3(f) or donation under rule 14.3(g).

(j)	The Board may determine other rules to regulate the operation of this rule 14.3 and may delegate their power under this rule to any person.

14.4. Transfer of assets

(a)	The Board may direct payment of a dividend wholly or partly by the distribution of specific assets (including Securities or securities of any body corporate) to some or all of the securityholders. The Board may determine in respect of the payment of any dividend to allow securityholders to elect to receive the amount of the dividend to which that securityholder is entitled in Securities instead of in cash.

(b)	To give effect to any direction, the directors may do all things that it considers appropriate including:

(i)	fixing the value for distribution of any specific asset or any part of any such asset; or

(ii)	making a cash payment to any securityholder to adjust the value of distributions made to securityholders.

14.5. Record Date

(a)	Subject to the Listing Rules, the directors will determine the date (Record Date) which will be the date on which persons who are securityholders at midnight at the end of that date will be entitled to receive the dividend.

(b)	A transfer of any Security that has not been registered or left with the Company for registration on or before midnight on the Record Date is not effective (as against the Company) to pass any right or entitlement in respect of a dividend payable to holders of Securities as at the Record Date.

14.6. Entitlement to dividends

Subject to the terms on which shares (or any class of shares) are issued, all dividends will be payable equally on all shares, save and except that a partly paid share confers an entitlement on the holder only to that proportion of the dividend that the amount actually paid (not credited as paid) on that share bears to the total amounts paid and payable on the shares.

14.7. Unclaimed dividends

Subject to the Corporations Act and any other applicable law, the directors may apply the amount of unclaimed dividends in investments for the benefit of the Company.

B-37

14.8. Capitalisation of profits

(a)	Subject to the Corporations Act, this Constitution and the terms of issue of Securities (or class of Securities), the directors may capitalise any amount:

(i)	forming part of the undivided profits of the Company;

(ii)	representing profits arising from an ascertained accretion to capital or a revaluation of the assets of the Company;

(iii)	arising from the realisation of any assets of the Company; or

(iv)	otherwise available for distribution as a dividend.

(b)	The directors may resolve that all or any part of any capitalised amount is to be applied in:

(i)	paying up any amount unpaid on any Security;

(ii)	paying up in full unissued Securities to be issued to securityholders as fully paid; or

(iii)	partly paying up any amount unpaid on any Security and paying up in full unissued Securities to be issued as fully paid.

(c)	Each securityholder is entitled to benefit from any such capitalisation on the same basis that that securityholder is entitled to dividends.

14.9. Additional powers

(a)	To give effect to any resolution to reduce the capital of the Company, to satisfy any dividend under rule 14.1 (f) or to capitalise any amount under rule 14.8, the directors may do all things that it considers appropriate including:

(i)	disregarding any fractional entitlement to any Security;

(ii)	making a cash payment in respect of any fractional entitlement;

(iii)	fixing the value for distribution of any specific asset or any part of any such asset;

(iv)	making a cash payment to any securityholder to adjust the value of distributions made to securityholders; or

(v)	authorising any person, on behalf of securityholders entitled to receive any specific assets, cash, shares or other Securities (as a result of the distribution or capitalisation) to enter into an agreement with the Company or any other person which provides, as appropriate, for the distribution or issue to those securityholders of shares or other Securities credited as fully paid up or for payment by the Company on their behalf of the amounts (or any part thereof) remaining unpaid on their existing Securities, by applying their respective proportions of the amount resolved to be distributed or capitalised, which agreement will be binding on all securityholders affected.

(b)	Any agreement made under an authority referred to in rule 14.9(a)(v) is effective and binds all securityholders concerned.

(c)	If a distribution, transfer or issue of specific asset, Securities or securities of any body corporate to a particular securityholder or securityholders is in the directors’ discretion considered impracticable or contrary to any law of Australia or anywhere else in the world or would give rise to parcels of securities which do not constitute a marketable parcel, the directors may make a cash payment to those securityholders or allocate the assets or securities to a trustee to be sold on behalf of, and for the benefit of, those securityholders, instead of making the distribution, transfer or issue to those securityholders.

(d)	If the Company distributes to securityholders (either generally or to specific securityholders) Securities or securities in another body corporate or trust (whether as a dividend or otherwise and whether or not for value), each of those securityholders appoints the Company as his or her agent to do anything needed to give effect to that distribution, including:

(i)	agreeing to the securityholder becoming a securityholder of that body corporate;

B-38

(ii)	agreeing to the securityholder being bound by the constitution of that body corporate; and

(iii)	executing any transfer of shares or securities, or other document required to give effect to the distribution of shares or other securities to that securityholder.

14.10. Reserves

(a)	Subject to this Constitution, the directors may set aside out of the profits of the Company, any provision or reserve as it determines.

(b)	The Board may appropriate to the Company’s profits any amount previously set aside as a provision or reserve.

(c)	Any amount set aside as a provision or reserve does not have to be kept separate from any other asset of the Company and such amount may be used in the Company’s business or as the directors determine.

(d)	The Board may carry forward any part of the profits they consider should not be distributed as dividends or capitalised and need not transfer those profits to a reserve of provision.

14.11. Dividend reinvestment plan

The directors may:

(a)	establish a dividend reinvestment plan on terms they decide, under which:

(i)	the whole or any part of any dividend or interest due to securityholders or holders of any convertible Securities of the Company who participate in the plan on their shares or any class of shares or any convertible Securities; or

(ii)	any other amount payable to securityholders,

(b)	may be applied in subscribing for or purchasing securities of the Company; and (b) amend, suspend, recommence or terminate a dividend reinvestment plan.

15. Notices

15.1. General

In this rule 15, a reference to a document includes a notice and a notification by electronic means.

15.2. Notices to holders of Securities

(a)	In addition to any other way allowed by the Corporations Act, a document may be given by the Company to a holder of a Security by being:

(i)	personally delivered;

(ii)	left at the holder’s current address as recorded in the Register or an alternate address nominated by that holder;

(iii)	sent to the holder’s address as recorded in the Register by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid air mail; or

(iv)	sent by email or other electronic means (including by providing a Uniform Resource Locator link in any document or attachment) to the holder’s current electronic address nominated by that holder.

(b)	Documents for overseas Security holders must be forwarded by air mail, email or in another way that ensures it will be received quickly.

(c)	A document may be given by the Company to the joint holders of a Security by giving it to the joint holder first named in the Register in respect of the Security.

(d)	A person who by operation of law, transfer or other means whatsoever becomes entitled to a Security is absolutely bound by every document given in accordance with this rule 15 to the person whom that person derives title prior to registration of that person’s title in the Register.

B-39

(e)	Where a holder of a Security does not have a registered address or where the Company believes that holder is not known at the holder’s registered address, all notices are taken to be:

(i)	given to the securityholder if the notice is exhibited in the Company’s registered office for a period of 48 hours; and

(ii)	served at the commencement of that period.

15.3. Notices to directors

A document may be given by the Company to a director or alternate director by being:

(a)	personally delivered to him or her;

(b)	left at, or sent by pre-paid ordinary mail to, his or her usual residential or business address, or any other address he or she has supplied to the Company for giving notices; or

(c)	sent by email or other electronic means to the electronic address he or she has supplied to the Company for giving notices.

15.4. Notices by directors to the Company

A document may be given by a director or alternate director to the Company by being:

(a)	delivered to the Company’s registered office;

(b)	sent by pre-paid ordinary mail to the Company’s registered office; or

(c)	sent by email or other electronic means to the principal electronic address at the Company’s registered office.

15.5. Notices by post

(a)	Where a document is sent by post (including air mail), service of the notice is deemed to have occurred by properly addressing, prepaying and posting the document and it is deemed to have been received on the day after the date of its posting.

(b)	A certificate in writing signed by any manager, secretary or other officer of the Company that the envelope containing the document was so addressed, prepaid and posted is conclusive evidence of that fact.

15.6. Notices by email or other electronic means

(a)	A document is given if sent by email, when the information system from which the email was sent produces a confirmation of delivery report which indicates that the email has entered the information system of the recipient, unless the sender receives a delivery failure notification, indicating that the email has not been delivered to the information system of the recipient.

(b)	A certificate in writing signed by any manager, secretary or other officer of the Company that the document was sent by email or other electronic means on a particular date is conclusive evidence of that fact.

15.7. After hours service

If a document is given:

(a)	after 5:00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9:00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

15.8. Electronic signatures

A signature to any notice given by the Company under this rule 15 may be printed or affixed by some mechanical or other means.

B-40

16. Indemnity and insurance

16.1. Indemnity

(a)	To the extent permitted by and subject to the Corporations Act and any other applicable law, the Company must indemnify each officer, director and secretary of the Company or subsidiary of the Company in respect of any liability, loss, damage, cost or expense incurred or suffered or to be incurred or suffered by the officer, director or secretary in or arising out of the conduct of any activity of the Company or relevant subsidiary of the Company or the proper performance of any duty of that officer, director or secretary.

(b)	The indemnity in rule 16.1(a):

(i)	is enforceable without the officer, director, or secretary first having to make a payment or incur an expense;

(ii)	is enforceable by the officer, director or secretary notwithstanding that the officer, director or secretary has ceased to be an officer, director or secretary of the Company or relevant subsidiary of the Company; and

(iii)	applies to any liability, loss, damage, cost or expense incurred or suffered or to be incurred or suffered by the officer, director, or secretary whether incurred before or after the date of this Constitution.

16.2. Documenting indemnity

The Company may enter into an agreement containing an indemnity in favour of any officer, director or secretary on such terms as the directors determine.

16.3. Insurance

(a)	To the extent permitted by and subject to the Corporations Act, the Company may pay any premium in respect of a contract of insurance between an insurer and an officer, a director or secretary of the Company or subsidiary of the Company or any person who has been an officer, a director or secretary of the Company or subsidiary of the Company in respect of liability suffered or incurred in or arising out of the conduct of any activity of the Company or relevant subsidiary of the Company and the proper performance by the officer, director or secretary of any duty.

(b)	If the directors determine, the Company may execute a document containing rules under which the Company agrees to pay any premium in relation to such a contract of insurance.

17. Winding up

17.1. Distribution of surplus on winding up

(a)	Subject to this Constitution and the terms on which Securities (or any class of Securities) are issued, if the Company is wound up, any property that remains after satisfaction of:

(i)	all debts and liabilities of the Company; and

(ii)	the payment of the costs, charges and expenses of winding up,

must be distributed among the securityholders in accordance with their respective rights.

(b)	Any amount that would otherwise be distributable to the holder of a partly paid Security under rule 17.1(a) must be reduced by the amount unpaid on that Security as at the date of distribution. Where the effect of such reduction is to reduce the distribution to a negative amount, the holder must contribute that amount to the Company.

17.2. Dividing property

(a)	If the Company is wound up, whether voluntarily or otherwise, the liquidator may, with the sanction of a special resolution:

B-41

(i)	divide amongst the securityholders the whole or any part of the Company’s property; and

(ii)	decide how the division is to be carried out as between the securityholders or classes of securityholders.

(b)	Any division of property under this rule 17.2 need not accord with the legal rights of securityholders and where it does not do so, a securityholder may dissent and exercise the same rights as if the special resolution sanctioning the division was a special resolution passed under section 507 of the Corporations Act.

(c)	A securityholder will not be compelled to accept any shares or other Securities upon a division of property under this rule 17.2 if there is any liability owing in respect of such share or other Security.

18. General

18.1. Currency

An amount payable to the holder of a share, whether by way of or on account of dividend, return of capital, participation in the property of the Company on a winding up or otherwise, may be paid, with the agreement of the holder or pursuant to the terms of issue of the share, in the currency of a country other than Australia and the directors may fix a date up to 30 days before the payment date as the date on which any applicable exchange rate will be determined for that purpose.

18.2. Submission to jurisdiction

Each securityholder submits to the non-exclusive jurisdiction of the Supreme Court of the State or Territory in which the Company is taken to be registered for the purposes of the Corporations Act, the Federal Court of Australia and the courts which may hear appeals from those courts.

18.3. Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this Constitution which is prohibited in any place is, in that place, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this Constitution which is void, illegal or unenforceable in any place does not affect the validity, legality or enforceability of that provision in any other place or of the remaining provisions in that or any other place.

B-42

Schedule 1 - Terms of preference shares

1	In this schedule, Preference Share means a share issued under rule 2.3(a)(ii).

2	Each Preference Share confers on the holder the right to:

convert the Preference Share into an ordinary share if and on the basis the directors resolve at the time of issue;

(a)	receive a dividend, in priority to any payment of dividend on ordinary shares and any other class of shares as the directors resolve at the time of issue, at the rate or of the amount (which may be fixed or variable) and on the basis (including whether cumulative or not) the directors resolve at the time of issue;

(b)	in addition to the preferential dividend, participate with the ordinary shares in dividends determined by the directors if and on the basis the directors resolve at the time of issue;

(c)	in a winding up or on a reduction of capital, and on redemption in the case of a redeemable Preference Share, payment in priority to ordinary shares and any other class of shares as the directors resolve at the time of issue of:

(i)	the amount of any dividends due but unpaid on the Preference Share at the date of winding up or reduction of capital or, in the case of a redeemable Preference Share, the date of redemption; and

(ii)	any additional amount (which may include the amount paid or agreed to be considered as paid on the Preference Share) that the directors resolve at the time of issue;

(d)	a bonus issue or capitalisation of profits in favour of holders of Preference Shares only, if and to the extent the directors resolve at the time of issue of the Preference Share;

(e)	in addition to the rights pursuant to paragraphs 2(a) to 2(d) of this schedule, participate with the ordinary shares in profits and assets of the Company, including on a winding up, only if and to the extent that the directors resolve at the time of issue;

(f)	receive notices, reports and accounts and to attend and be heard at all meetings of securityholders on the same basis as the holders of ordinary shares; and

(g)	vote at meetings of securityholders only in the following circumstances:

(i)	on any matter considered at a meeting if, at the date of the meeting, the dividend (or part of a dividend) on the Preference Shares is due and payable but has not been paid;

(ii)	on a proposal to reduce the share capital of the Company (other than in connection with a redemption or buy-back of Preference Shares in accordance with the terms of their issue);

(iii)	on a resolution to approve the terms of a buy-back agreement (other than in connection with a redemption or buy-back of Preference Shares in accordance with the terms of their issue);

(iv)	on a proposal that affects rights attached to the Preference Shares;

(v)	on a proposal to wind up the Company;

(vi)	on a proposal for the disposal of the whole of the property, business and undertaking of the Company;

(vii)	on any matter considered at a meeting held during the winding up of the Company; and

(viii)	in any other circumstances that the directors resolve at the time of issue,

and is, on a poll on those matters, entitled to the number of votes specified in, or determined in accordance with, the terms of issue for the Preference Share.

3	the case of a redeemable Preference Share, the Company must if required by the terms of issue for that share, at the time and place for redemption specified in, or determined in accordance with, those terms of issue, redeem that share and, subject to the giving or receiving of a valid redemption notice or other document (if any) required by those terms of issue, pay to or at the direction of the registered holder the amount payable on redemption of that share.

B-43

Annex C

OMGL Holdings Limited Incentive Plan

C-1

Employee Incentive Plan Rules		3

1.	Introduction	3

2.	Definitions and Interpretations	3

3.	Awards that may be made under the Plan	6

4.	Loan Shares	8

5.	Offers of Awards	11

6.	Dilution limit	12

7.	Vesting and Exercise of Awards	13

8.	Allotment of Shares on exercise or vesting of Awards	14

9.	Restricted Awards	14

10.	Hedging unvested Awards	15

11.	Clawback	15

12.	Share buy-back or transfer	16

13.	Adjustments	17

14.	Termination benefits	18

15.	Tax compliance	18

16.	Power of attorney	19

17.	Powers of the Board	19

18.	Commencement, suspension, termination and amendment of Plan	20

19.	General provisions	20

C-2

Equity Incentive Plan Rules

1.	Introduction

1.1	Purpose of plan

(a)	The Company has established this Plan to encourage Employees to share in the ownership of the Company and to promote the long-term success of the Company as a goal shared by all Employees. [The Company shall be permitted to grant awards under this plan with respect to up to an aggregate of [_______________] Shares. Awards that fail to vest shall not reduce the total awards of Shares that may be granted under this plan.]

1.2	Advice

(a)	There are legal and tax consequences associated with participation in the Plan. Employees should ensure that they understand these consequences before accepting an invitation to participate in the Plan.

(b)	Any advice given by or on behalf of the Company is general advice only, and Employees should consider obtaining their own financial product advice from an independent person who is licensed by ASIC to give such advice.

2.	Definitions and Interpretations

2.1	Definitions

In these Rules unless the contrary intention appears:

Acquisition Loan means a loan made by the Company to a Participant under clause 4 or the purpose of the Participant acquiring a Loan Share as the result of the acceptance of an Offer.

Acquisition Loan Period means the period of the Acquisition Loan determined in accordance with clause 4.2(a)(v).

Application means a written acceptance of an Offer for, or an application for, Awards in form approved by or acceptable to the Company.

ASIC means the Australian Securities and Investments Commission.

Award means:

(a)	an Option;

(b)	a Performance Right;

(c)	a Service Right;

(d)	a Loan Share;

(e)	a Deferred Share Award;

(f)	an Exempt Share Award,

C-3
Equity Incentive Plan Rules | OMG

as applicable.

Board means the Board of Directors of the Company.

Company means OMGL Holdings Limited (ABN 666 535 539).

Corporations Act means the Corporations Act 2001 (Cth).

Deferred Share Award means a Share issued under clause 7.

Employee means a person who is an employee, officer, director or consultant of a Group entity.

Exempt Share Award means a Share issued under clause 6.

Exercise means exercise of an Award in accordance with its terms, and includes automatic exercise in accordance with these Rules.

Exercise Price means the price payable (if any) per Share to exercise an Award.

Expiry Date means the date on which an Award lapses, being the date specified in an Offer as the Expiry Date, or fixed by a method of calculation set out in an Offer.

Good Leaver means a Participant who ceases to be employed by, contracted by, or a director of, a Group Member as a result of:

(a)	total or permanent disablement, or an illness which persists for at least 3 months, which in either case prevents the person from carrying out their previous functions as an employee, contractor or director;

(b)	genuine redundancy;

(c)	death; or

(d)	other factors determined by the Board in its discretion to constitute sufficient reason to treat the person as a Good Leaver.

Group means the Company and each of its controlled entities, and Group Member means any of them.

Issue of a Share includes the transfer of an existing Share in accordance with clause 8.3.

Issue Price means the price (if any) to be paid for the issue of a Share as stated in the Offer.

Liability means any liability, whether actual or contingent, present or future, quantified or unquantified.

Listed means the Company being and remaining admitted to the official list on Nasdaq.

Listing Rules means the Nasdaq listing rules and any other rules of Nasdaq which are applicable while the Company is Listed each as amended or replaced from time to time, except to the extent of any waiver granted by Nasdaq.

Loan Share means a Share issued under 5 on the terms set out in clause 4.

Market Price means the weighted average sale price of Shares on Nasdaq over the five trading days immediately preceding the day the Offer is made, or another pricing method determined by the Company.

C-4
Equity Incentive Plan Rules | OMG

Nasdaq means the Nasdaq Capital Market.

Offer means an offer or issue of Awards made to an Employee under clause 4. Where Awards are issued without the need for acceptance, an Offer includes the document setting out the terms of the Award.

Option means an option to acquire Shares issued under clause 3.2.

Participant means an Employee to whom Awards are issued.

Performance Right means a right to acquire a Share issued under clause 3.3.

Plan means this Employee Incentive Plan.

PPSA means the Personal Property Securities Act 2009 (Cth).

Restricted Award means an Award or a Share issued on exercise of an Award in respect of which a restriction on sale or disposal applies under this Plan.

Restriction Period means the period during which Awards, or Shares issued on exercise of Awards, must not be sold or disposed of, being the period specified in these Rules in respect of Deferred Share Awards and Exempt Share Awards, and as specified in the Offer in respect of other Awards.

Rules means these rules as amended from time to time.

Security Interest means a right, interest, power or arrangement in relation to any property which provides security for, or protects against default by a person in, the payment or satisfaction of a debt, obligation or Liability, including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance or hypothecation and a security interest as defined in sections 12(1) and 12(2) of the PPSA.

Service Right means a right to acquire a Share issued under clause 3.4.

Share means a fully paid ordinary share of the Company, and where the context requires, includes a Loan Share.

Tax Act means the Income Tax Assessment Act 1936, the Income Tax Assessment Act 1997, or any legislation amending or replacing the provisions of those Acts relating to the issue and exercise of Awards.

Vesting Conditions means any conditions described in the Offer that must be satisfied before an Award can be exercised or before an Award (or Share issued under an Award) is no longer subject to forfeiture.

Vesting Date means the date on which an Award is exercisable or is no longer subject to forfeiture following satisfaction of any Vesting Conditions.

2.2	Interpretation

In these Rules, unless expressed to the contrary:

(a)	terms defined in the Corporations Act or the Listing Rules have the same meaning in these Rules;

C-5
Equity Incentive Plan Rules | OMG

(b)	words importing:

(i)	the singular include the plural and vice versa;

(ii)	any gender includes the other genders;

(c)	if a word or phrase is defined cognate words and phrases have corresponding definitions;

(d)	a reference to:

(i)	a person includes a firm, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes its legal personal representatives, successors and assigns;

(iii)	a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(iv)	a right includes a benefit, remedy, discretion, authority or power;

(v)	“$” or “dollars” is a reference to the lawful currency of Australia;

(vi)	this or any other document includes the document as varied or replaced and notwithstanding any change in the identity of the parties; and

(vii)	any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

2.3	Headings

Headings are for convenience only and do not affect the interpretation of these Rules.

2.4	Tax treatment of Plan

This Plan is a plan to which Subdivision 83A-C of the Tax Act applies (subject to the conditions in that Act).

3.	Awards that may be made under the Plan

3.1	Making of Awards

The Company may, at the discretion of the Board, offer and issue Awards to Employees of the kind set out in this clause 3.

3.2	Options

The Company may offer or issue Options, which are rights to be issued a Share upon payment of the Exercise Price and satisfaction of specified Vesting Conditions. These terms apply unless the Offer specifies otherwise:

(a)	Options are Restricted Awards until they are exercised or expire.

(b)	An Offer may specify a Restriction Period for Shares issued on the exercise of Options.

(c)	Options are subject to adjustment under clause 13.

C-6
Equity Incentive Plan Rules | OMG

3.3	Performance Rights

The Company may offer or issue Performance Rights, which are rights to be issued a Share for nil Exercise Price upon the satisfaction of specified Vesting Conditions. These terms apply unless the Offer specifies otherwise:

(a)	Performance Rights are Restricted Awards until they are exercised or expire.

(b)	An Offer may specify a Restriction Period for Shares issued on the exercise of Performance Rights.

(c)	Performance Rights are subject to adjustment under clause 13.

3.4	Service Rights

The Company may offer or issue Service Rights, which are rights to be issued a Share for nil Exercise Price upon the satisfaction of specified service Vesting Conditions. These terms apply unless the Offer specifies otherwise:

(a)	Service Rights are Restricted Awards until they are exercised or expire.

(b)	An Offer may specify a Restriction Period for Shares issued on the exercise of Service Rights.

(c)	Performance Rights are subject to adjustment under clause 13.

3.5	Loan Shares

The Company may offer or issue Loan Shares, which are Shares issued to Employees at an Issue Price that the Board in its discretion determines, and may be subject to the satisfaction of specified Vesting Conditions. These terms apply unless the Offer specifies otherwise:

(a)	Loan Shares are Restricted Awards until Vesting Conditions are satisfied and the Acquisition Loan is repaid or satisfied; and

(b)	The Acquisition Loan and security terms in clause 4 apply.

3.6	Deferred Share Awards

(a)	The Company may offer or issue Deferred Share Awards, which are Shares issued to Employees:

(i)	who elect to receive Shares in lieu of any wages, salary, director’s fees, or other remuneration; or

(ii)	by the Company in its discretion, in addition to their wages, salary and remuneration, or in lieu of any discretionary cash bonus or other incentive payment.

(b)	Unless a different Restriction Period is specified in an Offer, the Restriction Period for Deferred Share Awards will expire on the earlier of:

(i)	when a Participant ceases to be an Employee;

(ii)	when the Board, in its discretion, agrees to end the Restriction Period; and

(iii)	10 years from the date of issue of the Shares.

C-7
Equity Incentive Plan Rules | OMG

3.7	Exempt Share Awards

(a)	The Company may offer or issue Exempt Share Awards, which are Shares issued for no consideration or at an Issue Price which is a discount to the Market Price with the intention that up to $1,000 (or such other amount which is exempted from tax under the Tax Act from time to time) of the total value or discount received by each Employee will be exempt from tax.

(b)	Unless a different Restriction Period is specified in an Offer, the Restriction Period for Exempt Share Awards will expire on the earlier of:

(i)	three years from the date of issue of the Shares; and

(ii)	the time when a Participant ceases to be an Employee.

(c)	The Company must offer Exempt Share Awards on a non-discriminatory basis as defined by section 83A-35(6) of the Tax Act.

4.	Loan Shares

4.1	Offer of Acquisition Loan

(a)	The Company may provide an Acquisition Loan in relation to Loan Shares by making a loan to a Participant on the terms set out in an Offer and in these Rules.

(b)	The offer of an Acquisition Loan may be subject to the Company and the Participant executing agreements and other documents in a form acceptable to the Company providing for:

(i)	the offer by the Company and the acceptance by the Participant of an Acquisition Loan equal to the aggregate Issue Price of the Loan Shares offered;

(ii)	the grant by the Participant in favour of the Company of a Security Interest over the Loan Shares as set out in this clause 4 and the perfection of that Security Interest under the PPSA as a first ranking Security Interest; and

(iii)	if required by the Company, a written agreement by the Participant to the application of a holding lock in respect of the Loan Shares.

4.2	Default Acquisition Loan Terms

(a)	Unless otherwise determined by the Board:

(i)	(Timing) an Acquisition Loan will be made to a Participant at the time the Participant acquires a Loan Share as the result of their acceptance of an Offer;

(ii)	(Amount) the amount of the Acquisition Loan will be equal to the aggregate Issue Price of the Loan Shares offered;

(iii)	(Application of Acquisition Loan money) a Participant who accepts an Acquisition Loan irrevocably authorises the Company to apply the Acquisition Loan on behalf of the Participant to pay for the aggregate Issue Price of the Loan Shares to be issued or transferred to the Participant Employee;

(iv)	(Acquisition Loans interest free) an Acquisition Loan will not bear interest;

C-8
Equity Incentive Plan Rules | OMG

(v)	(Acquisition Loan Period) the Acquisition Loan Period commences when the Acquisition Loan is made and ends on the earliest of:

(A)	the date on which the Participant ceases to be an Employee;

(B)	the buy-back of the Loan Shares in accordance with clause 12;

(C)	the failure to satisfy any Vesting Conditions applicable to the Loan Shares;

(D)	any breach by the Participant of this Plan where the breach is not remedied within seven days of the Company’s notice to the Participant to do so; or

(E)	an application being made to a court for an order, or an order being made, that the Participant be made bankrupt (or any similar event in any jurisdiction as determined by the Board in its discretion); and

(vi)	(Repayment) a Participant:

(A)	may repay all or part of an Acquisition Loan made to the Participant at any time before expiry of the Acquisition Loan Period; and

(B)	must repay in full the outstanding amount of the Acquisition Loan at the end of the Acquisition Loan Period.

4.3	Repayment of Acquisition Loan

(a)	If an Acquisition Loan provided to a Participant becomes repayable, the Company must accept in full and complete satisfaction of the Participant’s indebtedness and obligations to it under the Acquisition Loan:

(i)	if the applicable Vesting Conditions have been satisfied, the total amount owing by the Participant to the Company in cash or by other means agreed between the Participant and the Company; or

(ii)	in any case, the transfer to the Company (or its nominee) of the Loan Shares to which the Acquisition Loan relates in accordance with clause 12.

(b)	If the Participant has:

(i)	not repaid the outstanding amount of an Acquisition Loan (if any) at the end of the Acquisition Loan Period; or

(ii)	not satisfied the Vesting Conditions applicable to the Loan Shares,

the Board may, in its discretion, determine that the Company may, on behalf of the Participant:

(iii)	transfer to the Company (or its nominee) the Loan Shares to which the outstanding amount of the Acquisition Loan or outstanding Vesting Conditions (as applicable) relate in accordance with clause 12; or

(iv)	sell the relevant Loan Shares to which the outstanding amount of the Acquisition Loan or outstanding Vesting Conditions (as applicable) relate.

C-9
Equity Incentive Plan Rules | OMG

(c)	Without limiting the generality of clause 16, for the purpose of the sale of the Loan Shares in accordance with clause 4.3(b)(iv), the Participant appoints the secretary of the Company (or his or her duly authorised delegate) as their attorney and authorises the secretary of the Company (or their duly authorised delegate) to sell the relevant Loan Shares on behalf of the Participant. The Company and the secretary will have complete discretion in respect of the sale of the relevant Loan Shares under clause 4.3(b)(iv) and will not be liable to the Participant in respect of the timing of or price obtained on or any other circumstances relating to such sale.

(d)	If the Company sells any Loan Shares in accordance with clause 4.3(b)(iv), the proceeds of sale will be applied in the following order, unless the Board otherwise determines:

(i)	in payment of any costs and expenses of the sale incurred by the Company;

(ii)	in reduction of the outstanding amount of the Acquisition Loan (if any); and

(iii)	the balance (if any):

(A)	if Vesting Conditions applicable to the Loan Shares were satisfied at the time of the sale, in payment to the Participant; or

(B)	if the Loan Shares were unvested at the time of the sale, in payment to the Company.

4.4	Limited recourse

(a)	If the Acquisition Loan is discharged or repaid under clauses 4 to 4.6 then:

(i)	no further amount will be repayable by the Participant to the Company under the Acquisition Loan in respect of the Loan Shares; and

(ii)	no further amount will at any time be recoverable by the Company from the Participant in respect of the Acquisition Loan.

4.5	Security

(a)	As security for the Acquisition Loan, each Participant grants to the Company:

(i)	a pledge of its Loan Shares provided under the Plan; and

(ii)	a charge over all dividends and other amounts paid or payable on those Loan Shares.

(b)	While the Shares are subject to the restrictions of this Plan, a Participant must not without the consent of the Board:

(i)	create, other than in favour of the Company, any Security Interest over any Shares; or

(ii)	grant, or agree to grant, a first right of refusal, voting right, or pre-emptive right or enter into any agreement, option or other arrangement to grant such an interest or right.

(c)	Loan Shares are Restricted Awards until the Vesting Conditions applicable to the Loan Shares (if any) are satisfied and/or the Acquisition Loan is repaid, unless the Board in its discretion determines otherwise.

C-10
Equity Incentive Plan Rules | OMG

(d)	The Company is entitled to retain the share certificates (if any) for any Loan Shares provided under this Plan to the Participant, and to impose a holding lock on the Loan Shares.

4.6	Dividends and other entitlements

(a)	The Company may retain, or pay to itself on behalf of a Participant, any moneys (including dividends) and any capital distributions that may become payable in respect of a Loan Share in reduction of the amount outstanding under the Acquisition Loan in respect of that Loan Share.

(b)	A Participant may not participate in any dividend reinvestment plan (or similar plan) established by the Company until the Acquisition Loan in respect of his or her Loan Shares has been fully repaid.

(c)	If any Shares or other securities are issued in respect of Loan Shares as part of a bonus or entitlement issue, then those Shares or other securities will also be subject to the security in this clause 4.5 and the other terms of this Plan as if they were a Loan Share (unless the Board otherwise determines).

5.	Offers of Awards

5.1	Offers to any employee

Subject to clause 6, the Company may make an Offer to any Employee.

5.2	Form of Offer

(a)	Each Offer must be in writing (which includes email), include an Application if acceptance is required, and specify the following to the extent applicable:

(i)	the identity of the Employee to whom the Offer is made;

(ii)	the type of Awards being offered;

(iii)	the number of Awards being offered;

(iv)	any Vesting Conditions for the Awards;

(v)	the Issue Price and/or Exercise Price for the Awards, or the manner in which the Issue Price and/or Exercise Price is to be determined;

(vi)	the Expiry Date (if any);

(vii)	any Restriction Period;

(viii)	any other terms or conditions that the Board decides to include; and

(ix)	any other matters required to be specified in the Offer by either the Corporations Act or the Listing Rules.

(b)	If required by applicable laws or the conditions to applicable ASIC relief, the Offer must include an undertaking by the Company to provide to a Participant, if a request is made before the Award is Exercised and within a reasonable period of being so requested, the current market price of the Shares.

C-11
Equity Incentive Plan Rules | OMG

5.3	Compliance with laws

No Offer will be made to the extent that any such Offer would contravene the Company’s Constitution, the Listing Rules, the Corporations Act or any other applicable law.

5.4	Acceptance

(a)	If acceptance of an Offer is required, it may be accepted:

(i)	by an Employee completing and returning the Application, as required by the Offer, by not later than the date specified in the Offer; and

(ii)	if required, by the Employee making or directing payment of the total amount payable for the Awards (if any) accepted under the Offer, in the manner specified in the Offer.

(b)	An Offer which requires acceptance lapses if it is not accepted by the Employee to whom the Offer is made as required under clause 5.4.

6.	Dilution limit

An Offer of Awards must not be made if the total of the following:

(a)	the number of Shares which are the subject of the Offer of Awards;

(b)	the total number of Shares which are the subject of any outstanding Offers of Awards;

(c)	the total number of Shares issued during the previous five years under this Plan or any other employee share scheme extended only to Employees of the Company (adjusted if necessary in each case for capital reorganisations), but not including existing Shares transferred to a Participant after having been acquired for that purpose; and

(d)	the total number of Shares which would be issued under all outstanding Awards that have been granted but which have not yet been exercised, terminated or expired, assuming all such Awards were exercised and ignoring any Vesting Conditions, but disregarding any Offer made, or Award offered or issued, or Share issued by way of or as a result of:

(e)	an offer to a person situated outside Australia at the time of receipt of the offer;

(f)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act; or

(g)	of offer made under a disclosure document as defined in the Corporations Act,

would exceed 5% of the number of Shares on issue at the time of the Offer or such other limit as prescribed under ASIC Class Order [CO 14/1000] (or other applicable regulation).

C-12
Equity Incentive Plan Rules | OMG

7.	Vesting and Exercise of Awards

7.1	Vesting

(a)	The Awards held by a Participant will vest in and become exercisable by that Participant upon the satisfaction of any Vesting Conditions specified in the Offer and in accordance with these Rules.

(b)	Vesting Conditions may be waived at the absolute discretion of the Board (unless such waiver is excluded by the terms of the Award).

7.2	Default vesting conditions if none specified in an Offer

(a)	If vesting conditions or other vesting events are not specified in an Offer and the Offer does not expressly state to the effect that no vesting conditions apply, the following Vesting Conditions apply to any Options, Performance Rights or Loan Shares offered under the Plan:

(i)	the Awards only vest if at the applicable vesting date the Participant either:

(A)	remains employed with a Group Member, continues to provide consulting services to a Group Member or acts as a director of a Group Member (as applicable); or

(B)	ceased to do so before the applicable vesting date in circumstances where the person was a Good Leaver; and

(ii)	the Awards vest in equal one-third tranches on the first, second, and third anniversaries of the grant date of the Awards (or of another date specified in the Offer for this purpose).

7.3	Not Automatic Exercise

(a)	Unless clause 7.3 applies, the vesting of an Award on the satisfaction of any Vesting Conditions will not automatically trigger the exercise of the Award.

(b)	The terms of an Award which has a nil Exercise Price may provide for the Award to be exercised automatically upon vesting. Further, and whether or not the terms of the Award provide for it, the Board may in its discretion waive any requirement that an issued Award which has a nil Exercise Price be exercised by the Participant. In either case the Company will treat the Award as having been validly exercised on the Vesting Date.

7.4	Exercise of Awards

(a)	A Participant is, subject to this clause 7, entitled to exercise an Award on or after the Vesting Date. Any exercise must be for a minimum number or multiple of Shares (if any) specified in the terms of the Offer.

(b)	Awards may be exercised by the Participant delivering to the Company a notice stating the number of Awards to be exercised together with the Issue Price (if any) for the Shares to be issued.

C-13
Equity Incentive Plan Rules | OMG

8.	Allotment of Shares on exercise or vesting of Awards

8.1	Rights attaching to Shares

The Shares issued under this Plan will upon allotment:

(a)	be credited as fully paid;

(b)	rank equally for dividends and other entitlements where the record date is on or after the date of allotment, but will carry no right to receive any dividend or entitlement where the record date is before the date of allotment;

(c)	be subject to any restrictions imposed under these Rules, and

(d)	otherwise rank equally with the existing issued Shares at the time of allotment.

8.2	Quotation

If the Company is Listed, then as soon as practicable after the date of the allotment of Shares, the Company will, unless the Board otherwise resolves, apply for official quotation of such Shares on Nasdaq.

8.3	New or existing Shares

(a)	The Company may, in its discretion, either issue new Shares or cause existing Shares to be acquired for transfer to the Participant, or a combination of both alternatives, to satisfy the Company’s obligations under these Rules.

(b)	If the Company determines to cause the transfer of Shares to a Participant, the Shares may be acquired in such manner as the Company considers appropriate, including from a trustee appointed under clause 8.4.

8.4	Trustee

The Company may appoint a trustee on terms and conditions which it considers appropriate to acquire and hold Shares, options, or other securities of the Company either on behalf of Participants or for the purposes of this Plan.

9.	Restricted Awards

9.1	Restrictions

(a)	A Participant must not sell, transfer, grant a Security Interest over or otherwise dispose of any Restricted Awards, or agree to do any of those things, during the Restriction Period.

(b)	The Company may implement any procedures it considers appropriate to ensure that Restricted Awards are not disposed of during the Restriction Period, including applying a holding lock in respect of Shares.

(c)	Without limiting its discretions under these Rules, the Board may at any time in its discretion waive or shorten the Restriction Period applicable to an Award.

C-14
Equity Incentive Plan Rules | OMG

9.2	Bonus issues

If the Company makes a pro rata bonus issue to holders of Restricted Awards, the Shares issued to Participants under the pro rata bonus issue will be subject to the balance of the Restriction Period that applied to the Restricted Awards.

9.3	Takeovers and control transactions

(a)	If a takeover bid is made to acquire all of the issued Shares of the Company, or a scheme of arrangement, selective capital reduction or other transaction is initiated which has an effect similar to a full takeover bid for Shares in the Company, then Participants are entitled to accept the takeover bid or participate in the other transaction in respect of all or part of their Awards other than Exempt Share Awards notwithstanding that the Restriction Period in respect of such Awards has not expired.

(b)	The Board may, in its discretion, waive unsatisfied Vesting Conditions in relation to some or all Awards in the event of such a takeover or other transaction.

9.4	Personal representatives

If a Participant dies before the end of the Restriction Period, then the legal personal representative of that deceased Participant will have the same rights and benefits and be subject to the same obligations in respect of those Shares as the deceased Participant would have had or been subject to had they survived until the end of the Restriction Period.

10.	Hedging unvested Awards

(a)	Participants must not enter into transactions or arrangements, including by way of derivatives or similar financial products, which limit the economic risk of holding unvested Awards.

(b)	Without limiting clause 11, if a Participant is a member of the Company’s key management personnel (as defined in the Corporations Act) then the Participant must also observe any additional restrictions imposed by the Corporations Act.

11.	Clawback

If in relation to a Participant’s Awards:

(a)	the Company or Board waived any Vesting Condition; or

(b)	the Company or Board determined that a Vesting Condition was satisfied; or

(c)	clause 7.2(a)(i)(B) (Good Leaver vesting) applied to the Awards,

and it was the case or is later discovered that:

(d)	a Vesting Condition was not, in fact, satisfied; or

(e)	the Participant was not, in fact, entitled to the benefit of clause 7.2(a)(i)(B); or

(f)	the satisfaction of a Vesting Condition, or the decision of the Company or Board to waive a Vesting Condition, was contributed to by the Participant’s fraud, unlawful behaviour, wilful default, or conduct in material breach of the Company’s policies and codes of conduct,

C-15
Equity Incentive Plan Rules | OMG

then the Board may determine that:

(g)	all or some of the Awards held by the Participant immediately expire and are incapable of being exercised; and/or

(h)	the Participant must, or must procure that any relevant third party, immediately on request by the Company transfers any or all Shares issued upon the exercise of the relevant Award on terms, determined by the Company (which may include transferring them for nil consideration), to:

(i)	the Company in accordance with clause 12; or

(ii)	to a person, determined by the Board in its discretion; and/or

(i)	the Participant must pay the Company any:

(i)	proceeds received from the sale of any Shares issued upon the exercise of the Awards; and

(ii)	any distributions or dividends paid on Shares issued upon the exercise of the Awards,

as a debt due to the Company.

12.	Share buy-back or transfer

12.1	When Shares are bought back or transferred

Shares held by a Participant may be bought back and cancelled if:

(a)	the Participant elects to transfer Loan Shares to the Company in satisfaction of any outstanding Acquisition Loan under clause 4.3(a)(ii);

(b)	an Acquisition Loan has become repayable and either the Participant does not repay the Acquisition Loan in accordance with clause 4.3(a)(i) on the repayment due date or any Vesting Conditions in respect of relevant Loan Shares have not been satisfied at the repayment due date;

(c)	any Vesting Conditions in respect of relevant Loan Shares have not been satisfied by the last date for their satisfaction (if applicable) or have otherwise failed to be satisfied; or

(d)	the circumstances set out in clause 4.3(a)(ii) arise and the Board in its discretion determines that Participant must, or must procure that any relevant third party must transfer any or all Shares issued upon the exercise of a relevant Award.

12.2	Buy-back price

The consideration for a buy-back of Shares is:

(a)	if the buy-back is in respect of Loan Shares, the full satisfaction of any Acquisition Loan provided in connection with the acquisition of those Loan Shares, even if the amount of Acquisition Loan was or has been reduced to nil; or

(b)	if the buy-back is in the circumstances set out in clause 11, nil.

C-16
Equity Incentive Plan Rules | OMG

12.3	How Shares are bought back

(a)	A Participant and the Company must do whatever is necessary or desirable to effect a buy-back or transfer of Shares when required under clause 12. Each Participant irrevocably appoints the Company and each of its Directors and secretaries from time to time severally as its attorney to sign any document necessary or desirable, and carry out any act, on that Participant’s behalf for the purposes of this clause 12.

(b)	If the buy-back is in respect of Loan Shares where an Acquisition Loan is outstanding, payment of the amount by the Company under a buy-back of the Loan Share as provided in this clause 12 will be satisfied by being set off and applied against the amount of the Acquisition Loan outstanding in respect of the Loan Share bought back.

(c)	If it is impractical to buy back Shares to which this clause 12 applies, or if the Board in its discretion otherwise determines, the Company may, instead of buying back the relevant Shares, direct that they be transferred to a person nominated by the Company. Any transfer under this clause 12.3(c) will discharge the Participant’s Acquisition Loan in the same way as a buy-back would have done if conducted under this clause 12.

13.	Adjustments

13.1	This clause

This clause 13 applies to Options, Performance Rights, and other Awards where the Participant may be entitled to acquire Shares in the future on exercise of the Award.

13.2	New issues of shares

A Participant is not entitled to participate in a new issue of Shares or other securities made by the Company to holders of its Shares without exercising the Awards, or unless the applicable Loan Shares or other Shares comprising the Award are on issue, before the record date for the relevant new issue.

13.3	Bonus issues

If, prior to the exercise of an Award, the Company makes a pro-rata bonus issue to the holders of its Shares, and the Award is not exercised prior to the record date in respect of that bonus issue, the Award will, when exercised, entitle the holder to one Share plus the number of bonus shares which would have been issued to the holder if the Award had been exercised prior to the record date.

13.4	Other reorganisations of capital

If, prior to the exercise of an Award, the Company undergoes a reorganisation of capital (other than by way of a bonus issue or issue for cash) the terms of the Awards of the Participant will be changed to the extent necessary to comply with the Listing Rules as they apply at the relevant time.

13.5	General

(a)	Unless otherwise permitted by the Listing Rules, the number of Shares which the Participant is entitled to receive on exercise of an Award will only be adjusted in accordance with this clause 13.

(b)	The Company must give notice to Participants of any adjustment to the number of Shares which the Participant is entitled to receive on exercise of an Award in accordance with the Listing Rules.

C-17
Equity Incentive Plan Rules | OMG

14.	Termination benefits

(a)	This clause 14 applies to any benefit which may be required to be provided by any Group entity (Benefit). This clause 14 applies notwithstanding, and prevails over, any other provision of this Plan, an Offer, Award or other agreement or arrangement.

(b)	No person will be entitled to any Benefit in connection with any person’s cessation of Employment to the extent that the giving of the Benefit would give rise to a breach of Part 2D.2 of the Corporations Act, any other provision of the Corporations Act, or any other applicable law which limits or restricts the giving of such Benefits (Limiting Legislation).

(c)	If any Limiting Legislation limits the amount of the Benefit, or the amount of the Benefit that may be given without obtaining shareholder approval, the Benefit is capped at that amount and no further Benefit is required to be provided to the relevant person. The Group may reduce any Benefit in such manner as it determines appropriate to ensure compliance with Limiting Legislation and so that shareholder approval does not need to be obtained. No Group entity is required to seek or obtain the approval of its shareholders for the purpose of overcoming any limitation or restriction imposed by any Limiting Legislation.

15.	Tax compliance

15.1	Taxes and withholding

(a)	The Company is not responsible for any taxes which may become payable by a Participant in connection with the issue or transfer of Awards, the issue, transfer or allocation of Shares, or any other dealing by a Participant with such Awards or Shares including the payment of any cash amount. Participants are solely responsible for all such amounts.

(b)	Where a Group entity, or a trustee appointed under these Rules, must account for any tax or social security contributions (in any jurisdiction) for which a Participant may be liable because of the issue or transfer of Shares, payment of cash, or the vesting or exercise of an Award (the Amount), the entity or trustee may in its discretion:

(i)	withhold up to the Amount from any cash payment; and/or

(ii)	withhold a number of Shares which would otherwise be provided to the Participant and sell them in order to realise the Amount (with any excess received over the Amount net of costs of sale being paid to the Participant).

(c)	The entity or trustee may also, either instead of or in addition to exercising the above discretion:

(i)	accept payment from the Participant of the relevant Amount; or

(ii)	make acceptable arrangements with the Participant for the Amount to be made available.

C-18
Equity Incentive Plan Rules | OMG

15.2	Tax reporting

Participants acknowledge that the Company may have reporting obligations in relation to participation in the Plan. Participants authorise the Company to provide information regarding their participation in the Plan, and any related personal or financial information, to any tax authority or other government agency (in any jurisdiction) to the extent required by law, or by the official policy of the tax authority or a government agency.

16.	Power of attorney

(a)	In consideration of the issue of the Awards, each Participant irrevocably appoints each director and the secretary for the time being of the Company severally as his or her attorney, to do all acts and things and to complete and execute any documents, including share transfers, in his or her name and on his or her behalf that may be convenient or necessary for the purpose of giving effect to the provisions of these Rules or the terms of an Award.

(b)	The Participant (or after his or her death, his or her legal personal representative) will be deemed to ratify and confirm any act or thing done under this power and must indemnify the attorney in respect of doing so.

17.	Powers of the Board

(a)	The Plan will be administered by the Board, or a committee of the Board, which will have an absolute discretion to:

(i)	determine appropriate procedures for administration of the Plan consistent with these Rules;

(ii)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan or these Rules;

(iii)	delegate to any one or more persons, for such period and on such conditions as they may determine, the exercise of any of their powers or discretions under the Plan or these Rules;

(iv)	formulate special terms and conditions (subject to the Listing Rules), in addition to those set out in these Rules to apply to Participants employed and/or resident in and/or who are citizens of countries other than Australia. Each of these special terms and conditions will be restricted in their application to those Participants employed and/or resident in and/or who are citizens of other jurisdictions; and

(v)	amend these Rules, provided that such amendments do not materially prejudice the rights of existing Participants except where the amendment is made primarily:

(A)	for the purpose of complying with a law which affects the Group, a Participant, or Awards;

(B)	for the purpose of complying with the Listing Rules; or

(C)	to correct any manifest error or mistake.

(b)	While the Company is Listed, the Board may only exercise its powers in accordance with the Listing Rules.

C-19
Equity Incentive Plan Rules | OMG

18.	Commencement, suspension, termination and amendment of Plan

(a)	Subject to the passing of any necessary resolution approving the establishment of the Plan and the issue of the Awards, the Plan will take effect when the Board decides.

(b)	The Plan may be suspended, terminated or amended at any time by the Board, subject to any resolution of the Company required by the Listing Rules.

19.	General provisions

19.1	Bound by Constitution and Securities Trading Policy

Participants who are issued or who exercise Awards under this Plan are deemed to agree to be bound by these Rules, the Constitution, and by any Securities Trading Policy (by whatever name called), as each of those documents is in force from time to time.

19.2	Notices

(a)	Any notice required to be given by the Company to a Participant or any correspondence to be made between the Company and a Participant may be given or made by the Board or its delegate on behalf of the Company.

(b)	Any notice to be given by the Company may be given by email, and any reference to the Company giving or providing information or documents in writing includes doing so by email.

19.3	Effect on employee entitlements

(a)	Participation in the Plan does not affect an Employee’s terms of employment or appointment with the Group. In particular, participation in the Plan does not detract from any right the Group may have to terminate the employment or appointment of an Employee.

(b)	Participation in the Plan, or the issuing of any Awards, does not form part of the Employee’s remuneration for the purposes of determining payments in lieu of notice of termination of employment, severance payments, leave entitlements, or any other compensation payable to an Employee upon the termination of employment.

(c)	Participation in the Plan, or receipt of an Offer, does not confer on any person any expectation to receive an Offer in the future, or an expectation of benefits in lieu of participation in the Plan, even if participation is offered repeatedly.

19.4	Governing law and jurisdiction

These Rules are governed by and are to be construed in accordance with the laws of the State of NSW and each Participant submits to the non-exclusive jurisdiction of the Courts of NSW.

* * * end of operative provisions * * *

C-20
Equity Incentive Plan Rules | OMG

Annex D

FAIRNESS OPINION PRESENTED TO THE BROAD CAPITAL ACQUISITION CORP.

Client: Broad Capital Acquisition Corp.

Contract No.: SH22/11/18RZP

Report date: August 6, 2024

D-1

August 6, 2024

The Directors

Broad Capital Acquisition Corp.

Dear Sirs,

With regard to the Proposed Transaction (as defined herein), King Kee Appraisal and Advisory Limited (“KKG”) hereby delivers to Broad Capital Acquisition Corp. (“BRAC) its written opinion (the “Opinion”) dated August 6, 2024, and subject to suppositions, limitations, qualifications and other matters considered with relation to the preparation of the Opinion, to the effect that the compensation (as defined below) to be paid by BRAC to the shareholders of Openmarkets Group Pty Ltd. (“OMG” or “Company”) for the Proposed Transaction be fair and reasonable, from the strictly financial standpoint, for the unaffiliated security holders of BRAC.

KKG understands that BRAC has entered into a Merger Agreement dated 18 January 2023 with OMG and its shareholders (as amended by that certain BCA Amendment No. 1 in August 2023, BCA Amendment No. 2 in January 2024, BCA Amendment No. 3 in March 2024, and BCA Amendment No. 4 in April 2024, and BCA Amendment No. 5 in process and expected to be executed in August 2024, the “Merger Agreement”), whereby BRAC will acquire 100% of the outstanding equity of the Company (the “Proposed Transaction”), with total consideration of USD107 million, including USD75 million to be paid at the Closing and USD32 million to be paid in connection with the Earnout. In accordance with your instructions, we have undertaken an investigation and analysis to express an independent opinion of the market value of 100% enterprise value of OMG as at March 31, 2024 (the “Valuation Date”). The report which follows is dated August 6, 2024 (the “Report Date”).

KKG understands that pursuant to the Merger Agreement, the total consideration provided to the Company or the Company shareholders at the Closing in the Acquisition (the “Transaction Consideration”) is based on a total enterprise value of the Company of USD79 million, the total Earnout paid to the Company or the Company shareholders in the Acquisition is based on a total enterprise value of the Company of USD87 million if OMG meets the revenue targets of Earnout.

KKG presented the Opinion to the BRAC board of directors with regard to and for effects of the evaluation of the Transaction.

We planned and performed our exercise so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. We believe that the valuation procedures we employed provide a reasonable basis for our opinion.

Our exercise of the 100% enterprise value of OMG was developed through the application of an income approach known as discount cash flow methodology and market approach. Under these methods, the enterprise value result depends on the present worth of future economic benefits to be derived from the projected sales income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth. We also applied the same method to calculate the enterprise value if OMG meet the Earnout revenue target.

D-2

As part of our analysis, we have reviewed information prepared by the Company and relevant operational information regarding the subject business from public sources. We have relied to a considerable extent on such information in arriving at our opinion of value.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on our use of numerous assumptions and our consideration of various factors that are relevant to the operation of the Company. We have also considered various risks and uncertainties that have potential impact on the businesses. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

We do not intend to express any opinion on matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. Our conclusions assume continuation of prudent management of the Company over whatever period of time that is reasonable and necessary to maintain the character and integrity of the assets valued.

The nature of the amount of compensation to be paid in the Transaction was not determined by KKG. The negotiation of, and the decision to celebrate, the Transaction and any related Merger Agreement was exclusively carried out by the BRAC Board of Directors. Likewise, we were not requested, nor did we participate in, the negotiation of the terms of the Transaction, nor were we requested, nor did we render, any advising or service with relation to the Transaction, other than the rendering of this Opinion.

The Opinion is not a recommendation to BRAC with respect to whether recommend or not proceedings, with the authorization to carry out the Transaction to the form and terms and conditions, as to how to go about it or not.

The Opinion’s complete text dated August 6, 2024, which describes, among others, the assumptions used, procedures followed, factors considered and limitations of the completed revision, is attached to this statement and shall be incorporated in its totality to this document as reference. The Summary is qualified in its entirety for reference to the complete Opinion text.

Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the market value of 100% enterprise value of OMG as at the Valuation Date are reasonably stated as below:

D-3

The following pages outline the factors considered, methodology and assumptions employed in formulating our opinions and conclusions. Any opinions are subject to the assumptions and limiting conditions contained therein.

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

Richard Zhang

Managing Director

ASA, MRICS, CPV

D-4

REMARK:

This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

Introduction	D-6
Engagement	D-6
Purpose of Valuation	D-6
Basis of Opinion	D-6
The following factors form an integral part of our basis of opinion:	D-7
Scope of Review	D-7
Sources of Information	D-8
Methodology	D-8
Selection of Exercise Approach and Methodology	D-9
Major Assumptions	D-9
Discount Rate	D-12
Terminal Value	D-14
Summary of Market Approach	D-14
Exercise Comments	D-14
Risk Factors	D-15
Fairness Opinion Conclusion	D-16
Limiting Conditions	D-16
Exhibit A – Limiting Conditions	D-17
Exhibit B – Professional Declaration	D-19
Exhibit C – Financial Forecast and Exercise Result	D-20
Exhibit D – Exercise Result under Market approach (Cross Check)	D-21

D-5

Introduction

This report has been prepared in accordance with instructions from BRAC to express an independent opinion of the market value of 100% enterprise value of OMG as at March 31, 2024 (the “Valuation Date”). The report which follows is dated August 6, 2024 (the “Report Date”).

As we understand it, completion of the Transaction is subject to a number of conditions, including, but not limited to, the receipt of all required approvals, and BRAC’s shareholders. KKG has assumed that all of the terms and conditions required to implement the Transaction will be satisfied, and that the Transaction will be completed as described in the Merger Agreement, as amended, without material variation in the terms and conditions.

Engagement

The board of directors of BRAC (board of directors) has engaged KKG to prepare a fairness opinion. The fairness opinion serves as a basis to assess the financial adequacy of OMG.

The fairness opinion intends to give BRAC board of directors a neutral opinion and assure that the offered price is fair and reasonable from a financial point of view to the public shareholders of BRAC.

The fairness opinion does not constitute a recommendation regarding the acceptance or rejection of the offer. The fairness opinion does not contain any assessment of the possible impact an acceptance or rejection of the offer may have and makes no statement about the future performance of a BRAC share and the price at which the BRAC shares that are not being tendered may trade in the future.

Since our assessment is largely based on information obtained directly or indirectly from OMG, our responsibility is limited to the careful and professional analysis and assessment of the information provided to us. Furthermore, OMG confirmed to us that they are not aware of any facts or circumstances, according to which the information provided would be misleading, inaccurate or incomplete.

KKG is an independent valuation company. It has received a fixed fee for its services and is not affected by the results of this possible merger.

Purpose of Valuation

The purpose of this exercise is to express an independent opinion of the market value of the 100% enterprise value of OMG.

Basis of Opinion

The Opinion does not concern itself with any other aspect of the Transaction and no opinion or point of view was expressed with regard to relative merits of the Transaction compared to other strategic alternatives that shall be at the disposal of OMG, or where BRAC could participate, or regarding the underlying business decision of BRAC to proceed or complete the Transaction.

D-6

The Opinion is neither, i) a recommendation regarding the convenience of the Transaction, nor of the terms and conditions of this; nor ii) a recommendation to BRAC regarding whether or not to recommend proceeding with the authorization to carry out the Transaction or the form or terms and conditions as to how to do so or not.

Relationships with Interested Parties

None of KKG, its associates or affiliates, is an insider, or holds any securities of BRAC or the Company or any of their associates or affiliates. KKG is not an advisor to any person or company with respect to the Transaction. Other than pursuant to the Engagement Agreement, KKG has not previously provided any financial advisory services to BRAC for which it has received compensation in the past 12 months.

Other than the Engagement Agreement, there are no understandings, agreements, or commitments between KKG and BRAC.

The following factors form an integral part of our basis of opinion:

1. Assumptions on the market and the asset that are considered to be fair and reasonable;

2. Financial performance that shows a consistent trend of the operation;

3. Consideration and analysis on the micro and macro economy affecting the subject asset;

4. Analysis on tactical planning, management standard and synergy of the subject asset;

5. Analytical review of the subject asset;

6. Assessment of the leverage and liquidity of the subject asset.

Scope of Review

In connection with this Fairness Opinion, KKG has reviewed and relied upon, among other things, the following:

1. Certain files submitted by OMG, including technical reports relating to OMG’s resource properties, annual reports, material change reports, management information and interim financial statements;

2. The financial terms, to the extent they are publicly available, of certain transactions of a nature comparable to the Transaction, that KKG considered to be relevant;

3. Certain public filings and other publicly available information of companies which are comparable in nature to the Company, that KKG considered to be relevant;

4. Discussions with members of OMG Management where the Transaction, the financial condition of OMG, and certain other matters KKG believed necessary or appropriate for the purpose of rendering this Fairness Opinion were discussed;

5. Merger Agreement in respect of the Transaction;

D-7

6. BCA Amendment No. 1, BCA Amendment No. 2, BCA Amendment No. 3, BCA Amendment No. 4, and a draft of BCA Amendment No. 5 in respect of the Transaction;

7. Such other information, analyses, investigations and discussions as KKG considered necessary or appropriate in the circumstances.

Sources of Information

Our exercise is based on data and information furnished by OMG Management, which includes, but not limited to, the following;

1. Annual reports of the Company and its predecessor from 2019-2023;

2. Management accounts of the Company ended March 31, 2024;

3. Company’s 4 years’ Business Projection;

4. 3 years’ revenue targets of OMG for earnout plan; and

5. Other operational and market information in relation to the Company’s business.

We have also discussed and examined other operational and business information through interviews with relevant senior management. We have relied to a considerable extent on such information in arriving at our opinion of value. We assumed that the data we obtained in the course of the valuation, along with the opinions and representations provided to us by the Company, are true and accurate.

We also conducted research using various sources including government statistics and other publications to verify the reasonableness and fairness of information provided and we believe that the information is reasonable and reliable.

Methodology

In arriving at our assessed value, we have considered three generally accepted approaches, namely, market approach, cost approach and income approach.

Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach.

Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

Cost Approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market. Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

D-8

Income Approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile.

This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long-time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

Selection of Exercise Approach and Methodology

In our opinion, the cost approach is inappropriate for valuing the 100% enterprise value of OMG. The cost approach does not directly incorporate information about the economic benefits contributed by enterprise value of OMG. We have therefore relied on the income approach in determining our opinion of value, and verification it using market approach.

The application of an income approach technique is known as discounted cash flow method to devolve the future value of the business into a present market value. This method eliminates the discrepancy in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business.

Under this method, the result depends on the present worth of future economic benefits to be derived from the projected service income. Indications of the result have been developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth at discount rates which in our opinion are appropriate for the risks of the business. In considering the appropriate discount rate to be applied, we have taken into account a number of factors including the current cost of finance and the considered risk inherent in the business.

The Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used.

Major Assumptions

Assumptions considered to have significant sensitivity effects in this exercise have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value, the following key assumptions have been made:

The facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge.

D-9

There will be no material change in the existing political, legal, technological, fiscal or economic conditions, which might adversely affect the business of the Company.

The projected business performance can be achieved with the effort of the management of the Company.

The financial and operational information provided to us by OMG is true and accurate.

There are no hidden or unexpected conditions associated with the assets valued that might adversely affect the reported value. Further, we assume no responsibility for changes in market conditions after the Valuation Date.

The Information and other material (financial and otherwise) provided orally by, or in the presence of, an officer of the Company or in writing by the Company, or its agents to KKG relating to the Company or any of its respective subsidiaries or the Transaction for the purpose of preparing this Opinion was, at the date such Information was provided to KKG , and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Transaction necessary to make such Information not misleading in light of the circumstances under which it was made or provided.

Since the dates on which Information was provided to KKG by the Company, except as subsequently disclosed in writing to KKG or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effect on this Fairness Opinion;.

Further, in preparing this Fairness Opinion, in addition to the facts and conclusions contained in the Information, the completion of the Transaction is subject to a number of conditions outside the control of BRAC and OMG, and KKG has assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification.

This Fairness Opinion is limited to the fairness, from a financial point of view, of the Transaction to BRAC’s public shareholders and KKG expresses no opinion as to any alternative transaction. KKG expresses no opinion as to the fairness of the Transaction relative to the consideration offered under any proposed alternative transaction. This Fairness Opinion does not constitute a recommendation to any shareholder of BRAC as to how such shareholder should vote with respect to the Transaction. Furthermore, KKG has not been asked to address, and this Fairness Opinion does not address, the fairness of the Transaction to the holders of any class of securities of BRAC other than the holders of BRAC’s common shares.

KKG believes that this Fairness Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by KKG, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of this Fairness Opinion. The preparation of a fairness opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

D-10

This Fairness Opinion is given as of the date hereof, and KKG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to KKG ‘s attention after the date hereof. Without limiting the foregoing, in the event that there is any material in the Company or BRAC, or any change in any material fact affecting this Fairness Opinion after the date hereof, KKG reserves the right to change, modify or withdraw this Fairness Opinion.

KKG did not, in considering the fairness, from a financial point of view, of the Transaction to the public shareholders of BRAC, assess any tax consequences that any particular shareholder of OMG may face as a result of the Transaction.

Revenue

Based on discussions with the Company’s management, we used their first 4 years’ revenue forecast, assumed a declining revenue growth rate beyond 2027 to converge with CPI growth rate by 2031.

Revenue Target of Earnout

Based on the revenue targets for the Earnout, we assumed that OMG would meet each revenue target in calculating the enterprise value for the Earnout. The other major assumptions are consistent with OMG’s forecast.

Operating Expenses & Direct costs

Based on the discussion with the management, the operating expenses and direct costs for the explicit forecast horizon are projected as below. Operating expenses and direct costs include administration, marketing expenses, employee cost, Information technology expenses and other expenses.

Income Taxes

Based on the discussion with management, the income taxes are projected as below. OMG applies 30% tax rate, before 2029 OMG has no income tax due to accumulated losses.

D-11

CAPEX

Based on the discussion with management, the Capex are projected as below:

Working Capital

Based on the discussion with the management, the Working Capital for the explicit forecast horizon is projected as below:

Discount Rate

In applying the discounted cash flow method, it is necessary to determine an appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third-party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risk. Risk factors relevant in our selection of an appropriate discount rate include:

1. Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates.

2. Purchasing power risk, which measures loss of purchasing power over time due to inflation.

3. Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price.

4. Market risk, which measures the effects of the general market on the price behaviour of securities.

5. Business risk, which measures the uncertainty inherent in projections of operating income.

6. Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment.

Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base rate to compensate for the extent of risk believed to be involved in the investment.

Required Return on Equity Capital

We have used Capital Assets Pricing Model (the “CAPM”) to estimate the required return on equity capital.

The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital.

D-12

The equation of CAPM is shown as follow:

Expected Required Return on Equity=Risk Free + Nominal Beta (β) × Risk Premium

The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The Capital Asset Pricing Model (“CAPM”) is used to calculate the required rate of return on equity investment by using publicly-traded companies.

Parameters for Cost of Equity

In determining the equity discount rate for the Company, the following parameters have been used as at the Valuation Date:

Weighted Average Cost of Capital

WACC is calculated by multiplying the cost of each capital component by its proportional weight and then summing：

Re	=	Required return on equity
Rd	=	Required return on debt
E	=	Market value of the firm’s equity
D	=	Market value of the firm’s debt
V	=	E + D
E/V	=	Percentage of financing that is equity
D/V	=	Percentage of financing that is debt
Tc	=	Corporate tax rate

D-13

Terminal Value

We have assumed that the Company will grow at a fixed long-term growth rate beyond the terminal year as reach its optimal operating structure. We have thus applied a terminal multiple on the projected cash flows at terminal year to derive the value of the Company beyond the projection period. The terminal multiple is derived using the Gordon Growth Model, a mathematical simplification to capitalize an earnings stream that is expected to grow at a long-term sustainable rate “g” and discount rate “k” into perpetuity. The formula is as follows:

Terminal Multiple =	1 + g
k - g

g = Long-term growth rate of 1.9% (Source: Australian long-term inflation rate from EIU database)

k = WACC

Summary of Market Approach

In determining the market multiple, a list of comparable companies was identified. The selection criteria include: the companies derive most, if not all, of their revenues from the same industry or closely related industry of the OMG; the comparable companies are publicly listed in the US and searchable in Capital IQ database.

The details of the comparable companies which are considered as fair and representative samples are listed below.

Exercise Comments

The valuation of an interest in a business enterprise requires consideration of all relevant factors affecting the operation of the business and its ability to generate future investment returns. The factors considered in the valuation includes, but not limited to, the following:

1. The nature of the business and the historical performance of the enterprise;

2. The financial condition of the business and the economic outlook in general;

3. The operational contracts and agreements in relation to the business;

4. Past and projected operating results;

5. The financial and business risk of the enterprise including the continuity of income and the projected future results; and

6. The nature of the related agreements.

D-14

We confirm that we have carried out an inspection on the assets of the Company and we have made relevant searches, enquiries and have obtained such further information which is considered necessary for the purposes of this valuation.

In arriving at our assessed value, we have mainly considered the core business of the business. We have not made provision for other non-operating cash flow items such as interest income, exchange rate gain/loss, etc. in the valuation model.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

Risk Factors

We caution readers to be aware of the following risks which we believe could influence the assessment. Such risks can range from very subject specific factors to more systematic factors.

Social, Political and Macroeconomic Considerations

Various economic, political and social phenomena surrounding the subject items may change so as to affect our opinion of value. International or nationwide policy and / or legislative changes that alter existing rights and obligations may directly or indirectly influence the Subject items. Macroeconomic circumstances including inflation, interest rate fluctuations and existing and forecast levels of growth in the broader economy may also have an effect. Societal factors encompassing the perception and preferences of people in general may swing rendering the Subject items more or less desirable and thus more or less valuable. The Company is subject to various laws and regulations governing its operations in the Australia and US. Future political and legal changes in the Australia and US might have either favorable or unfavorable impacts on the Company.

Environmental Conditions

Phenomena within the physical environment can severely impact the factors of production and demand factors within an economy for the counterparty. The occurrence of natural disasters, resource depletion and variations in climate conditions may influence resource availability and prices for inputs on the supply side or may influence market access and preferences for products and services associated to the counterparty from end-user demand.

Realization of forecast and projection

This valuation is premised in part on the historical financial information and projections provided by the management of the Company. We have assumed accuracy of the information provided and relied to a considerable extent on such information in arriving at our opinion of value. Although appropriate tests and analyses have been carried out to verify the reasonableness and fairness of the information provided, events and circumstances frequently do not occur as expected. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustment; the resulting investment value may differ.

D-15

Fairness Opinion Conclusion

Based upon and subject to the foregoing, and such other factors as KKG considered relevant, KKG is of the opinion that, as at the date hereof, the consideration to be paid by BRAC to the OMG shareholders pursuant to the Transaction is fair, from a financial point of view, to the public shareholders of BRAC.

We are of the opinion that the market value of 100% enterprise value of OMG as at the Valuation Date are reasonably stated as below:

Limiting Conditions

This report and opinion of value are subject to our Limiting Conditions as included in Exhibit A of this report.

Yours faithfully,

For and on behalf of

King Kee Appraisal and Advisory Limited

Richard Zhang

Managing Director

ASA, MRICS, CPV

D-16

Exhibit A – Limiting Conditions

1.	In the preparation of our reports, we relied on the accuracy, completeness and reasonableness of the financial information, forecast, assumptions and other data provided to us by the Company/engagement parties and/or its representatives. We did not carry out any work in the nature of an audit and neither are we required to express an audit or viability opinion. We take no responsibility for the accuracy of such information. The responsibility for determining expected values rests solely with the Company/engagement parties and our reports were only used as part of the Company’s/engagement parties’ analysis in reaching their conclusion of value.

2.	We have explained as part of our service engagement procedure that it is the director’s responsibility to ensure proper books of accounts are maintained, and the financial information and forecast give a true and fair view and have been prepared in accordance with the relevant standards and companies ordinance.

3.	Public information and industry and statistical information have been obtained from sources we deem to be reputable; however, we make no representation as to the accuracy or completeness of such information, and have accepted the information without any verification.

4.	KKG shall not be required to give testimony or attendance in court or to any government agency by reason of this exercise, with reference to the project described herein. Should there be any kind of subsequent services required, the corresponding expenses and time costs will be reimbursed from you. Such kind of additional work may incur without prior notification to you.

5.	No opinion is intended to be expressed for matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers.

6.	The use of and/or the validity of the report is subject to the terms of engagement letter/proposal and the full settlement of the fees and all the expenses.

7.	Our conclusions assume continuation of prudent management policies over whatever period of time that is considered to be necessary in order to maintain the character and integrity of the assets valued.

8.	We assume that there are no hidden or unexpected conditions associated with the subject matter under review that might adversely affect the reported review result. Further, we assume no responsibility for changes in market conditions, government policy or other conditions after the Valuation/Reference Date. We cannot provide assurance on the achievability of the results forecasted by the Company/engagement parties because events and circumstances frequently do not occur as expected; difference between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans and assumptions of management.

9.	This calculation of values expressed herein is valid only for the purpose stated in the engagement letter/or proposal as of the Valuation / Reference Date. In accordance with our standard practice, we must state that this report was prepared for the Board of BRAC and no responsibility is accepted with respect to any third party for the whole or any part of its contents.

D-17

10.	Where a distinct and definite representation has been made to us by party/parties interested in the assets valued, we are entitled to rely on that representation without further investigation into the veracity of the representation if such investigation is beyond the scope of normal scenario analysis work.

11.	You agree to indemnify and hold us and our personnel harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorney’s fees, to which we may become subjects in connection with this engagement. Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to us for the portion of its services or work products giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

12.	We are not environmental consultants or auditors, and we take no responsibility for any actual or potential environmental liabilities exist, and the effect on the value of the asset is encouraged to obtain a professional environmental assessment. We do not conduct or provide environmental assessments and have not performed one for the subject property.

13.	This exercise is premised in part on the historical financial information and future forecast provided by the management of the Company/engagement parties. We have assumed the accuracy and reasonableness of the information provided and relied to a considerable extent on such information in arriving at our calculation of value. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, and those variances may be material. Accordingly, to the extent any of the abovementioned information requires adjustments, the resulting value may differ significantly.

14.	Actual transactions involving the subject assets / business might be concluded at a higher or lower value, depending upon the circumstances of the transaction and the business, and the knowledge and motivation of the buyers and sellers at that time.

15.	This report and the conclusion of values arrived at herein are for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

D-18

Exhibit B – Professional Declaration

The valuers certify, to the best of their knowledge and belief, that:

1.	Information has been obtained from sources that are believed to be reliable. All facts which have a bearing on the value concluded have been considered by the valuers and no important facts have been intentionally disregarded.

2.	The reported analyses, opinions, and conclusions are subject to the assumptions as stated in the report and based on the valuers’ personal, unbiased professional analyses, opinions, and conclusions. The valuation exercise is also bounded by the limiting conditions.

3.	The reported analyses, opinions, and conclusions are independent and objective.

4.	The valuers have no present or prospective interest in the asset that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

5.	The valuers’ compensation is not contingent upon the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the reporting of a predetermined value or direction in value that favours the cause of the client.

6.	The analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance with the International Valuation Standards published by the International Valuation Standards Council.

D-19

Exhibit C – Financial Forecast and Exercise Result

BEV Model Valuation Date: 31 March 2024		2023.7-2024.3	2024.4-2024.6	FY2025	FY2026	FY2027	FY2028
Revenue	[USD'000]	5,212	911	10,553	16,433	21,000	26,596
Growth rate	[%]	*4.9%*	*-44.8%*	*72.3%*	*55.7%*	*27.8%*	*26.6%*
Direct costs	[USD'000]	(1,899)	(633)	(3,218)	(3,255)	(3,181)	(3,346)
% of Revenue	[%]	*36.4%*	*69.5%*	*30.5%*	*19.8%*	*15.1%*	*12.6%*
Operating expenses	[USD'000]	(9,300)	(3,100)	(13,126)	(18,000)	(21,758)	(26,330)
% of Revenue	[%]	*178.4%*	*340.4%*	*124.4%*	*109.5%*	*103.6%*	*99.0%*
Adjusted EBITDA	[USD'000]	(5,986)	(2,822)	(5,791)	(4,822)	(3,939)	(3,080)
Adjusted EBITDA Margin	[%]	*-114.8%*	*-309.8%*	*-54.9%*	*-29.3%*	*-18.8%*	*-11.6%*
Income tax	[USD'000]	50	-	-	-	-	-
Tax rate (Effective)	[%]	*0.8%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Adjusted EBITDA after tax	[USD'000]	(5,936)	(2,822)	(5,791)	(4,822)	(3,939)	(3,080)
% of Revenue	[%]	*-113.9%*	*-309.8%*	*-54.9%*	*-29.3%*	*-18.8%*	*-11.6%*
Adjustment							
Less: Capex	[USD'000]		-	71	44	34	41
Less: Change in working capital	[USD'000]		2,853	(1,392)	(643)	(642)	(826)
Free cash flows of firm	**[USD'000]**		**(5,675)**	**(4,471)**	**(4,222)**	**(3,331)**	**(2,296)**
Discount period	[x]		0.12	0.75	1.75	2.75	3.75
Discount rate	[x]	WACC					
Discount factor	[x]	**12.0%**	0.9860	0.9186	0.8202	0.7323	0.6538
PV of FCFF	[USD'000]		(5,595)	(4,107)	(3,463)	(2,439)	(1,501)
Perpetual growth rate	[%]						
Terminal value	[USD'000]						95,716
Enterprise value (Rounded)	**[USD'000]**	**79,000**

Note:

●	Each fiscal year starts in July and ends in next year’s June. Specifically, FY2024 is from July 2023 to June 2024, including 9-month actual financials and 3-month forecast.

●	Adjusted EBITDA excludes the D&A, interest expenses and business combination cost.

D-20

Exhibit D – Exercise Result under Market approach (Cross Check)

Note:

●	Minority shareholders are often in a passive position in investment, and it is difficult to make contributions to the operation of the company or even make no contributions. Therefore, when the minority equity of private companies is traded, there is usually a discount to the potential net asset value. This reflects the relationship between the lack of control and minority shareholders’ equity. On the contrary, when most shareholders’ equity is traded, there is usually a premium to the net asset value.

●	The 25% control premium comes from two studies: one study on the US transaction shows that the average acquisition premium is between 35% and 42%, while another study on the Australian transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

D-21

Annex E

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) has been executed and is effective as of the Closing Date (as defined in the Business Combination Agreement, as defined below) by and between (i) Broad Capital Acquisition Corp., a Delaware corporation (including any successor entity thereto, the “Purchaser”), and (ii) BMYG OMG Pty Ltd, an Australian proprietary limited company (“Seller”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on January 18, 2023, Purchaser, Seller, and certain other parties entered into that certain Agreement and Plan of Merger and Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which the parties thereto intend to effect the purchase by Purchaser of 100% of the issued and outstanding equity interests of Openmarkets Group Pty Ltd from Seller, in exchange for the Exchange Consideration (as defined in the Business Combination Agreement), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended), the Irish Companies Act 2014 (as amended), and the Australian Corporations Act 2001 (Cth) (as amended) (the “Business Combination”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Seller thereunder, the parties desire to enter into this Agreement, pursuant to which the Purchaser Shares received by Seller in the Business Combination (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Seller hereby agrees not to, during the period commencing from the Closing and ending on the earliest of (x) twelve (12) months after the date of the Closing and (y) the date after the Closing on which the Purchaser consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction with an unaffiliated third party that results in all of the Purchaser’s stockholders having the right to exchange their shares of the Purchaser Shares for cash, securities, or other property (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”).

E-1

(b) The foregoing shall not apply to the transfer of any or all of the Restricted Securities (I) to any Permitted Transferee or (II) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I) or (II), it shall be a condition to such transfer that such transfer complies with the Securities Act of 1933, as amended, and other applicable law, and that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to a subject party, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of a subject party’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of a subject party or the immediate family of a subject party, (3) if a subject party is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, partners, members, or stockholders of such entity that receive such transfer as a distribution, (5) to any affiliate of a subject party, and (6) any transferee whereby there is no change in beneficial ownership. Each subject party further agrees to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Seller (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF _______, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) Following the expiration of the Lock-Up Period, Seller agrees that it shall not sell, without the prior written approval of the Purchaser (which approval shall not be unreasonably withheld or delayed), a number of Restricted Securities, in any one transaction, that exceeds five percent (5%) of the weighted average daily trading volume for the prior calendar quarter (the “Transaction Limitation”); provided, however, that block trades or underwritten offerings conducted in accordance with the Registration Rights Agreement dated the date hereof among the Purchaser and Seller (“Permitted Transactions”) shall not be subject to the Transaction Limitation. For purpose of the preceding sentence, the weighted average daily trading volume shall exclude all purchase or sale transactions by Seller or any affiliate of Seller. Seller agrees to consult with the Purchaser regarding market conditions and the advisability of undertaking any such Permitted Transactions at that time.

(f) For the avoidance of any doubt, Seller shall retain all of its rights as a stockholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities.

E-2

2. Miscellaneous; No Third-Party Beneficiaries.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all rights and obligations of a party are personal and may not be transferred or delegated at any time. Notwithstanding the foregoing, the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale, or otherwise) without obtaining the consent or approval of Seller. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(c) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(f). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

E-3

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser after the Closing, to: Broad Capital Acquisition Corp. 5345 Annabel Lane Plano, TX 75093 Attn: Johann Tse Email: johann.tse@brac-spac.com with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: andy.tucker@nelsonmullins.com

If to Seller, to: the address set forth below Seller’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and Seller. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of the Purchaser. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions, or other authorizations under this Agreement on behalf of the Purchaser, including enforcing the Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken, and authorized by majority of the disinterested independent directors of the Purchaser’s board of directors. In the event that the Purchaser at any time does not have any disinterested directors, so long as Seller have any remaining obligations under this Agreement, the Purchaser will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that an affiliate of Seller serves as a director, officer, employee, or other authorized agent of the Purchaser or any of its current or future affiliates, neither Seller nor its affiliate shall have authority, express or implied, to act or make any determination on behalf of the Purchaser or any of its current or future affiliates in connection with this Agreement or any dispute or Action with respect hereto.

E-4

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision.

(j) Specific Performance. Each party acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement, money damages will be inadequate and there will be no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the adversely affected party or parties shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security, this being in addition to any other right or remedy available under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any ancillary document thereto. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies or any of the obligations of the parties hereto under any other agreement between Seller and the Purchaser or any certificate or instrument delivered in connection with the Business Combination, and nothing in any other agreement, certificate, or instrument shall limit any of the rights or remedies or any of the obligations under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

E-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

The Purchaser:

BROAD CAPITAL ACQUISITION CORP.

By:
Name:	Johann Tse
Title:	Chief Executive Officer

{Additional Signatures on the Following Pages}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Seller:

BMYG OMG Pty Ltd.

By:
Name:
Title:

Number of Shares and Type of Purchaser Common Stock:

Purchaser Common Stock: _______________________

____________________________________________

Address for Notice:

Address: BMYG OMG Pty Ltd

Level 41, 55 Collins Street Melbourne VIC 3000

Attn: Julius Wei and Eric Gao

Email: julius.w@bmyg.com.au; eric.g@bmyg.com.au

with a copy (which will not constitute notice) to:

Biztech Lawyers US LLP

240 W Main St, #214

Charlottesville, VA 22903

Attn: C. E. Spillman

Email: chris@biztechlawyers.com

Annex F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of __________, 2023, by and among Broad Capital Acquisition Corp., a Delaware corporation (including any successor entity thereto, the “Company”), and BMYG OMG Pty Ltd, an Australian proprietary limited company (“BMYG”).

WHEREAS, on January 18, 2023, the Company, BMYG, and certain other parties entered into that certain Agreement and Plan of Merger and Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which the parties thereto intend to effect the purchase by the Company of 100% of the issued and outstanding equity interests of Openmarkets Group Pty Ltd from BMYG, in exchange for the Exchange Consideration (as defined in the Business Combination Agreement), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended) and the Australian Corporations Act 2001 (Cth) (as amended) (the “Business Combination”); and

WHEREAS, pursuant to the Business Combination Agreement, BMYG will be granted certain registration rights with respect to the shares of Company Common Stock received by it as Exchange Consideration pursuant to the Business Combination Agreement, on the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 Definitions. Terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company Board (after consultation with Company legal counsel): (i) would be required to be made in any Registration Statement filed with the Commission by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” or “institutional accredited investor,” bought deal, over-night deal or similar transaction that does not include the filing of a Prospectus or Issuer Free Writing Prospectus with the Commission, “road show” presentations to potential investors requiring substantial marketing effort from management, the issuance of a “comfort letter” by the Company’s auditors or the issuance of legal opinions by the Company’s legal counsel (other than those delivered to the Company’s transfer agent with respect to the removal of any legend).

F-1

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the U.S. Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.000001 per share, of the Company.

“Company” is defined in the preamble to this Agreement and includes the Company’s successors by merger, acquisition, reorganization or otherwise.

“Company Board” means the board of directors of the Company.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” is defined in Section 2.1.1.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-3” means a Registration Statement on Form F-3, or any similar short-form registration that may be available at such time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Governmental Authority” means any federal, state or local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law) or any arbitrator, court or tribunal of competent jurisdiction.

“Holder Indemnified Party” is defined in Section 4.1.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

F-2

“Lock-Up Period” is defined in that certain Lock-Up Agreement dated as of the date hereof among the Company and BMYG (the “Lock-Up Agreement”).

“Maximum Number of Shares” is defined in Section 2.2.4.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 6.4.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Pro Rata” is defined in Section 2.2.4.

“Prospectus” means (i) the prospectus(es) included in any Registration Statement, all amendments and supplements to such prospectus(es), including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus(es), and (ii) any Issuer Free Writing Prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all outstanding shares of Common Stock held by BMYG immediately following the Closing or that are later released to BMYG as Escrow Shares in connection with the Business Combination Agreement and all shares of Common Stock issued therefrom by way of any stock split, stock dividend or other distribution, recapitalization, stock exchange, stock reconstruction, amalgamation, contractual control arrangement or similar event. As to any Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities may be sold by the holders thereof without restriction under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; or (d) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on 8S-4 or Form F-4, as applicable, or Form S-8 or Form F-8, as applicable, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.5(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Restricted Securities” is defined in the Lock-Up Agreement.

F-3

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission).

“SEC Guidance” means any publicly available written or oral guidance, comments, requirements, or requests of the Commission staff.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.5(a)(ii).

“Subsequent Shelf Registration” is defined in Section 2.1.3.

“Suspension Event” is defined in Section 3.1.1.

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the shares of Common Stock, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission as soon as practicable after the Closing Date, but in any event no later than ninety (90) calendar days prior to the expiration of the Lock-Up Period (the “Filing Date”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders of the Registrable Securities of all of the Registrable Securities then held by such holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 or Form F-3, as applicable, or another appropriate form permitting Registration of such Registrable Securities for resale by such holders, or, if the Company is ineligible to use Form S-3 or Form F-3, on Form S-1 or Form F-1, as applicable. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period.

F-4

2.1.2 Notification and Distribution of Materials. As promptly as practicable after the effectiveness of the Resale Shelf Registration Statement, and in any event no later than three (3) Business Days after the effectiveness of the Resale Shelf Registration Statement, the Company shall (i) notify each of the holders of the Registrable Securities in writing of the effectiveness of the Resale Shelf Registration Statement and (ii) furnish to each of the holders of the Registrable Securities, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits thereto), the Prospectus contained therein (including each preliminary Prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the holders of the Registrable Securities may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements; Subsequent Shelf Registration. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period, or to file an additional Registration Statement as a shelf registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and reasonably requested by, any holder of a Registrable Security. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities at all times during the Effectiveness Period. For purposes of interpretation, a Subsequent Shelf Registration shall be deemed a Resale Shelf Registration Statement hereunder.

2.1.4 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to (i) promptly, and in any event no later than three (3) Business Days after the Company is so informed, notify in writing each of the holders of Registrable Securities thereof and (ii) use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or Form F-3, as applicable, or such other form available to register for resale the Registrable Securities as a secondary offering. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of similar securities in general, one or more registration statements on Form S-3 or Form F-3, or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

F-5

2.1.5 Notice of Certain Events. The Company shall promptly, and in any event no later than three (3) Business Days after the Company’s receipt of a request, notify each of the holders of the Registrable Securities in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement or New Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly, and in any event no later than three (3) Business Days after filing, notify each of the holders of the Registrable Securities in writing of the filing of the Resale Shelf Registration Statement, New Registration Statement, or any Prospectus, amendment or supplement related thereto or any post-effective amendment and the effectiveness of any post-effective amendment.

(a) If the Company shall receive a request from any holders of Registrable Securities (the requesting holder(s) shall be referred to herein collectively as the “Requesting Holder”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then, subject to Section 3.5, the Company shall, if applicable, promptly give written notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the Prospectus relating to such Underwritten Takedown to the other holders of Registrable Securities and in any event use its commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a); and

(ii) as applicable and subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request received by the Company within two (2) Business Days after such holders receive the Company’s notice of the Underwritten Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b) Promptly after the expiration of the period referred to in Section 2.1.5(a)(ii), the Company will notify in writing all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

(c) The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

(d) If the managing Underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Selling Holders, and, if reasonably applicable, subject to a determination by the Commission that certain Selling Holders must be reduced first based on the number of Registrable Securities held by such Selling Holders).

2.1.6 Selection of Underwriters. Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. (“FINRA”).

F-6

2.1.7 Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.8 Withdrawal. A Selling Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Takedown pursuant to this Section 2.1 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Takedown prior to the public announcement of such Underwritten Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an Underwritten Takedown prior to a withdrawal under this Section 2.1.8. If all Registrable Securities are withdrawn from an Underwritten Takedown pursuant to this Section 2.1.8, such withdrawn Underwritten Takedown shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(c).

2.1.9 Block Trade. If the Company shall receive during the term hereof a request from the holders of Registrable Securities with an estimated market value of at least $2.5 million that the Company effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as possible, effectuate the offering in such Block Trade of the Registrable Securities for which such requesting holder has requested such offering under Section 2.1.9. Notwithstanding anything herein to the contrary, a Block Trade shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(c).

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to Section 3.5, from time to time after the expiration of the Lock-Up Period, holders of Registrable Securities may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or Form F-1, as applicable, or any similar long-form Registration or, if then available, on Form S-3 or Form F-3, as applicable. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration.” Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Only to the extent applicable, the Company will promptly, and in any event no later than three (3) Business Days after the Company receives such demand, notify in writing all holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) calendar days after the receipt by such holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; or (b) any Demand Registration at any time if there is an effective Resale Shelf Registration Statement for the Registrable Securities on file with the Commission pursuant to Section 2.1.

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other Governmental Authority, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is validly removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect in writing to the Company to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated (including, but no limited to, as a consequence of a vote by a majority-in-interest of the Demanding Holders).

F-7

2.2.3 Underwritten Offering. If the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder of Registrable Securities to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of the Company, which approval shall not be unreasonably withheld.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Common Stock or other securities which the Company desires to sell and the Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of Registrable Securities that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Person, or in such other proportion as such holders may otherwise agree (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal. Any Demanding Holder or Requesting Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters, if any, of their intention to withdraw from such Registration prior to (i) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or (ii) in the case of a Demand Registration involving an Underwritten Offering, the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, (a) upon withdrawal, such Registration shall no longer be considered a Demand Registration and (b) the Company shall be responsible for the registration expenses incurred in connection with a Demand Registration prior to its withdrawal under this Section 2.2.5.

F-8

2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time after the expiration of the Lock-Up Period, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to each of the holders of Registrable Securities as soon as practicable but in no event less than ten (10) calendar days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to each of the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) calendar days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. For the avoidance of doubt, a Piggy-Back Registration shall not be considered either an Underwritten Takedown for purposes of Section 2.1.5(c) or a Demand Registration for purposes of Section 2.2.1.

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Common Stock which the Company desires to sell, taken together with Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (A) first, the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

F-9

(b) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Except where stated otherwise, whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall reasonably deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus; provided, however, that if the filing, initial effectiveness or continued use of any Registration Statement (including the Resale Shelf Registration Statement) at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prior written notice of such action to the holders of Registrable Securities, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”); provided, however, that the Company shall not be permitted to exercise a Suspension Event for more than a total of ninety (90) calendar days in any three hundred sixty-five (365)-day period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a preexisting stock option, stock purchase, equity incentive or similar plan; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of preexisting debt securities that are also being registered. In the case of a Suspension Event, the holders of Registrable Securities agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, as applicable, upon receipt of the notice referred to above. The Company shall (i) immediately notify each of the holders of Registrable Securities in writing upon the termination of any Suspension Event, (ii) amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) furnish to each of the holders of Registrable Securities such numbers of copies of the Prospectus as so amended or supplemented as the holders of Registrable Securities may reasonably request. The Company shall, if necessary, supplement or amend the Resale Shelf Registration Statement or Demand Registration Statement, if required by the registration form used by the Company for the Resale Shelf Registration Statement or Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the holders of Registrable Securities holding a majority of Registrable Securities that are included in such Resale Shelf Registration Statement or Demand Registration Statement.

F-10

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, true and complete copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. Until the earlier of (i) the first anniversary of the date of filing “Form 10 information” (as defined in Rule 144 under the Securities Act) reflecting the consummation of the transactions contemplated by the Business Combination Agreement or (ii) the date as of which all of the Registrable Securities, as applicable, have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act (the “Effectiveness Period”).

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

F-11

3.1.5 Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request, (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and (iii) do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such Registration Statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such Registration Statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7 Comfort Letter. The Company shall obtain a “cold comfort” letter signed by the Company’s independent registered public accountants in the event of an underwritten offering, dated as of such underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders of Registrable Securities.

3.1.8 Opinions. On the date the Registrable Securities are delivered for sale pursuant to any underwritten Registration, the Company shall obtain a written legal opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Underwriter may reasonably request.

3.1.9 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company, and all other officers and members of the management of the Company shall, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by any holder of Registrable Securities, in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors. If an underwritten offering involves Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) to exceed $25.0 million, the Company will use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations and other marketing activities that may be reasonably requested by the Underwriter in the underwritten offering (including one-on-one meetings with prospective purchasers of the Registrable Securities).

F-12

3.1.10 Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in a Registration Statement, Prospectus or any amendment or supplement thereto, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.11 Earnings Statement. The Company shall use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.12 Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.2 Obligation to Suspend Distribution. Upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will destroy all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Registrable Securities promptly after receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2, any Underwritten Takedown pursuant to Section 2.1.5(a)(i) or Section 2.2.1 and any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or the Underwritten Takedown is consummated, as applicable, including, without limitation: (i) all registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (ii) fees and expenses of compliance with securities or “blue sky” laws (including, without limitation, fees and disbursements of counsel in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses, including those incurred in connection with the consummation of the transactions contemplated by this Agreement and the expenses of any annual audits (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) FINRA fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; (ix) messenger, telephone and delivery expenses; (x) expenses of any audits incident to or required by any such registration and (ix) the reasonable fees and expenses of one (1) legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration in an amount not to exceed $50,000. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, in proportion to the number of Registrable Securities included in such offering for each such holder. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter’s marketing costs pro rata in proportion to the respective amount of shares each is selling in such offering.

F-13

3.4 Information. The holders of Registrable Securities shall promptly provide such information and complete such questionnaires as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to file and effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws. If any holder of Registrable Securities fails to fully complete such holder’s questionnaire and return it to the Company by a date not later than two (2) Business Days before the anticipated filing of such Registration Statement, the Company may exclude such holder from the Registration Statement.

3.5 Compliance with Lock-Up Agreement. Notwithstanding anything in this Agreement to the contrary, all sales of Registrable Securities, including without limitation, the timing and amount of Registrable Securities sold, must comply with the terms of the Lock-Up Agreement. In addition, the holders of Registrable Securities agree that they shall, prior to and in conjunction with any notice pursuant to Section 2.1.5(a) regarding a proposed Underwritten Takedown or pursuant to Section 2.2, consult with the Company regarding market conditions and the advisability of undertaking such an offering of Registrable Securities at that time and agrees to delay or defer any proposed offering as may be reasonably requested by the Company.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, managers, equityholders, attorneys and agents and each Person, if any, who controls a holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages, actions or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, action or liability; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage, action or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus, or summary Prospectus), or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such Selling Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers, directors, and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of the Holder Indemnified Parties.

F-14

4.2 Indemnification by Holders of Registrable Securities. Each Selling Holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Selling Holder, indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors and officers, and each other Selling Holder and each other person, if any, who controls another Selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages, actions or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages, actions or liabilities arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such Selling Holder expressly for use therein. Each Selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be in proportion to and limited to the aggregate amount of any net proceeds (after payment of any underwriting fees, discounts, commissions, or taxes) actually received by such Selling Holder in connection with the sale of Registrable Securities under such Registration Statement or Prospectus. The Selling Holders shall indemnify the Underwriters, their officers, directors, and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Company.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage, action or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, action or liability; provided, however, that the failure by the Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement: (a) is settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement); (b) the Indemnified Party is not obligated to take or restrict any action (other than comply with customary confidentiality obligations in connection therewith); and (c) includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

F-15

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party, the extent that such untrue or alleged untrue statement or omission was made in reliance upon and in conformity with information furnished by the Indemnifying Party expressly for use in the applicable Registration Statement or Prospectus, or such parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding anything herein to the contrary, no party shall be obligated to contribute pursuant to this Section unless and until it is determined to be an Indemnifying Party subject to the obligations of Section 4.1 or 4.2, as applicable.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the limitations on indemnity provided under Section 4.2. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5       Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director, or controlling person of such Indemnified Party and shall survive the transfer of securities.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. As long as any holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish all such holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any such holder may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities held by such holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

F-16

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part without the prior written consent of at least a majority in interest of the holders of Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.1.

6.2 Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one such holder or group of such holders, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other holders (in such capacity) shall require the consent of such holder or holders so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party. No course of dealing between any holder or the Company and any other party hereto or any failure or delay on the part of a holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.3 Term. This Agreement shall terminate, with respect to any Registrable Securities, as applicable, upon the earlier of (i) the fourth anniversary of the date of this Agreement or (ii) the date as of which all of the Registrable Securities, as applicable, have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)); provided that the provisions of Section 3.3, Section 4 and Section 5 shall survive such termination.

6.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

F-17

If to the Company:

Broad Capital Acquisition Corp.
5345 Annabel Lane
Plano, TX 75093
Attn: Johann Tse
Email: johann.tse@brac-spac.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900

Washington, D.C. 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
Email: andy.tucker@nelsonmullins.com

If to BMYG:

BMYG OMG Pty Ltd
Level 41, 55 Collins Street

Melbourne VIC 3000
Attn: Julius Wei and Eric Gao

Email: julius.w@bmyg.com.au; eric.g@bmyg.com.au

With a copy (which shall not constitute notice) to:

Biztech Lawyers US LLP
222 W South Street

Charlottesville, VA 22902
Attn: C. E. Spillman
Email: chris@biztechlawyers.com

If to a holder of Registrable Securities, other than BMYG, to the address set forth under such holder’s signature to this Agreement or to such holder’s address as found in the Company’s books and records; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6.5 Severability. This Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any term or provision hereof shall not affect the legality, validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such illegal, invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible that is legal, valid and enforceable.

6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

6.7 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

F-18

6.8 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located in New York, New York, for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 6.8 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 6.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

6.9 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each of the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond and this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.11 Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

6.12 Entire Agreement. This Agreement, together with the Business Combination Agreement and the Lock-Up Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to such subject matter. Notwithstanding the foregoing, in the event of any conflict between the terms of this Agreement and the Business Combination Agreement or the Lock-Up Agreement, the terms of the Lock-Up Agreement shall control.

[Signature Page Follows]

F-19

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

BROAD CAPITAL ACQUISITION CORP.

By:
Name:	Johann Tse
Title:	Chief Executive Officer

BMYG OMG Pty Ltd

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

F-20

Annex G

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) has been executed, and is effective as of the Closing Date, by BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Subject Party”) in favor of and for the benefit of Broad Capital Acquisition Corp., a Delaware corporation (the “Predecessor” and when including any successor entity thereto, the “Purchaser”), Openmarkets Group Pty Ltd, an Australian proprietary limited company (the “Company”), and each of the Purchaser’s and/or the Company’s respective Affiliates (as defined in the Business Combination Agreement (as defined below)), successors, and direct and indirect Subsidiaries (as defined in the Business Combination Agreement) (collectively with the Purchaser and the Company, the “Covered Parties”). Any capitalized term used, but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on January 18, 2023, the Purchaser, the Subject Party, the Company, and certain other parties entered into that certain Agreement and Plan of Merger and Business Combination Agreement (as amended from time to time in accordance with terms thereof, the “Business Combination Agreement”), pursuant to which the parties thereto intend to effect the purchase of the Company by the Purchaser by the issuing of Purchaser Shares to the Subject Party in exchange for the contribution by the Subject Party of all of the Company Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended) (the “Purchase”);

WHEREAS, as of the Closing Date, the Company provides proprietary financial services technology to operators of trading and wealth platforms and to fund and account managers, financial advisors, market participants and private wealth advisors, in Australia (the “Business”);

WHEREAS, in connection with, and as a condition to the consummation of the Purchase and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), and to enable the Purchaser to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Purchaser has required that the Subject Party enters into this Agreement;

WHEREAS, the Subject Party is entering into this Agreement in order to induce the Purchaser to consummate the Transactions, pursuant to which the Subject Party will directly or indirectly receive a material benefit; and

WHEREAS, the Subject Party, as the direct and indirect sole member of the Company prior to the Closing, has contributed to the value of the Company and has obtained extensive and valuable knowledge and confidential information concerning the business of the Company.

NOW, THEREFORE, in order to induce the Purchaser to consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subject Party, hereby agrees as follows:

G-1

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the “Restricted Period,” the Subject Party will not, and will cause its respective Affiliates not to, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), directly or indirectly engage in the Business (other than through a Covered Party) in the “Territory,” or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”). For the purposes of this Agreement:

(i) “Restricted Period” shall mean each of the following periods beginning on Closing: (i) five (5) years; (ii) four (4) years; (iii) three (3) years; and (iv) two (2) years (clauses (i)-(iv), collectively, the “Restricted Period”).

(ii) “Territory” shall mean each of the following geographical areas: (i) Australia and any other jurisdictions in which the Covered Parties are engaged, or are actively contemplating to become engaged, in the Business as of the Closing Date or during the Restricted Period; (ii) Australia; (iii) New South Wales and Victoria, Australia; and (iv) Sydney and Melbourne, Australia (clauses (i)-(iv), collectively, the “Territory”).

(a) Notwithstanding the foregoing clause 1(a), (I) the Subject Party and its Affiliates may own passive investments of no more than two percent (2%) of any class of outstanding equity interests in a Competitor that is publicly traded, so long as the Subject Party and its Affiliates are not involved in the management or control of such Competitor (“Permitted Ownership”); and (II) the Subject Party and its Affiliates may lend funds to a Competitor in the ordinary course of business and in accordance with customary terms and conditions, so long as they do not exert control over, or hold an ownership interest (other than through Permitted Ownership) in, that Competitor and they do not target Competitors generally.

(b) Acknowledgment. The Subject Party acknowledges and agrees, that (i) the Subject Party possesses knowledge of confidential information of the Company and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to the Purchaser to consummate the Transactions and to realize the goodwill of the Company, for which the Subject Party and/or its Affiliates will receive a substantial direct or indirect financial benefit, and that the Purchaser would not have entered into the Business Combination Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would substantially impair the goodwill of the Company and materially reduce the value of the assets of the Company and cause serious and irreparable injury if the Subject Party were to use its respective ability and knowledge by engaging in the Business in competition with a Covered Party, and/or to otherwise breach the obligations contained herein, and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the Subject Party and its respective Affiliates have no intention of engaging in the Business (other than through the Covered Parties) during the Restricted Period other than through Permitted Ownership, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete, and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Subject Party to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vi) the Covered Parties conduct and intend to conduct the Business everywhere in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope, and duration, (viii) the consideration provided to the Subject Party under this Agreement and the Business Combination Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

G-2

2. No Solicitation; No Disparagement.

(a) No Solicitation of Employees and Consultants. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, and will not permit its Affiliates to, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant, or otherwise any Covered Personnel (as defined below); (ii) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant, or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, the Subject Party and its Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicits an offer of employment from the Subject Party or its respective Affiliates (or any Person on whose behalf any of them is acting) by responding to a general advertisement or solicitation program conducted by or on behalf of the Subject Party or any of their respective Affiliates that is not targeted at such Covered Personnel or Covered Personnel generally, so long as such Covered Personnel are not hired. For purposes of this Agreement, “Covered Personnel” shall mean any Person who is or was an employee, consultant, or independent contractor of either of the Covered Parties, as of the Closing Date, at any time during the Restricted Period, or as of the relevant time of determination.

(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, and will not permit its respective Affiliates to, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), knowingly and for a purpose competitive with a Covered Party as it relates to the Business: (i) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business; (ii) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer; (iii) divert any business with any Covered Customer relating to the Business from a Covered Party; (iv) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are part of the Business; or (v) interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor, agent, or other service provider of a Covered Party at the time of such interference or disruption. For purposes of this Agreement, a “Covered Customer” shall mean any Person who is or was an actual customer or client (or prospective customer or client with whom a Covered Party can demonstrate to the reasonable satisfaction of the Subject Party that it had actively marketed or made or taken specific action to make a proposal prior to the occurrence of the actions described in any of clauses (i) through (v) of this paragraph (b)) of a Covered Party, as of the Closing Date, at any time during the Restricted Period, or as of the relevant time of determination.

(c) Mutual Non-Disparagement. The Subject Party and the Covered Parties each agrees that from and after the Closing until the fifth (5th) anniversary of the end of the Restricted Period, neither will, and each will cause its respective Affiliates not to, directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) that are disparaging, deleterious, or damaging to the integrity, reputation, or good will of the other or their respective management, officers, employees, independent contractors, or consultants. Notwithstanding the foregoing, subject to Section 3 below, the provisions of this Section 2(c) shall not restrict the Subject Party or the Covered Parties or their respective Affiliates from providing truthful testimony or information in response to a subpoena or investigation by a Governmental Authority or in connection with any legal action under this Agreement, the Business Combination Agreement, or any other Additional Agreement that is asserted in good faith.

G-3

3. Confidentiality. From and after the Closing Date, the Subject Party will, and will cause its respective Representatives (as defined in the Business Combination Agreement) to, keep confidential and not (except, if applicable, in the performance of the Subject Party’s duties on behalf of the Covered Parties) directly or indirectly use, disclose, reveal, publish, transfer, or provide access to, any and all Covered Party Information without the prior written consent of the Purchaser (which may be withheld in its sole discretion). As used in this Agreement, “Covered Party Information” means all material and information relating to the Business, including material and information that concerns or relates to such Covered Party’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales, human resources, business development, planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is: (A) gathered, compiled, generated, produced, or maintained by such Covered Party through its Representatives, or provided to such Covered Party by its suppliers, service providers, or customers; and (B) intended and maintained by such Covered Party or its Representatives, suppliers, service providers, or customers to be kept in confidence. The obligations set forth in this Section 3 will not apply to any Covered Party Information where the Subject Party can prove that such material or information: (i) is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to, any Covered Party; (ii) is or becomes publicly known through no violation of this Agreement or other non-disclosure obligation of the Subject Party or any of its Representatives; (iii) is already in the possession of the Subject Party at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Subject Party’s documents and records; or (iv) is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction (provided that (A) the applicable Covered Party is given reasonable prior written notice, (B) the Subject Party cooperates (and causes its Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure and (C) if after compliance with clauses (A) and (B) such disclosure is still required, the Subject Party and its Representatives only disclose such portion of the Covered Party Information that is expressly required by such order, as it may be subsequently narrowed).

4. Representations and Warranties. The Subject Party hereby represents and warrants to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of such Subject Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement.

5. Remedies. The covenants and undertakings contained in this Agreement relate to matters which are of a special, unique, and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. In the event of any breach or threatened breach of any covenant or obligation contained in this Agreement, the adversely affected party or parties will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Business Combination Agreement or the other Additional Agreements that may be available, including monetary damages), and a court of competent jurisdiction may award: (i) an injunction, restraining order, or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of posting bond or security, which each party expressly waives; and (ii) recovery of reasonable and documented attorneys’ fees and costs incurred in enforcing the party’s rights under this Agreement. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Business Combination Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

G-4

6. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement during the Restricted Period. The Subject Party further agrees that the time periods during which the covenants contained in this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any provision of such Sections.

7. Miscellaneous.

(a) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser to: Broad Capital Acquisition Corp. 5345 Annabel Lane Plano, TX 75093 Attn: Johann Tse Email: johann.tse@brac-spac.com with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
Email: andy.tucker@nelsonmullins.com

If to the Shareholder to: BMYG OMG Pty Ltd Level 41, 55 Collins Street Melbourne VIC 3000 Attn: Julius Wei and Eric Gao Email: julius.w@bmyg.com.au; eric.g@bmyg.com.au	with a copy (which will not constitute notice) to: Biztech Lawyers US LLP 240 W Main St, #214 Charlottesville, VA 22903 United States of America Attn: C. E. Spillman Email: chris@biztechlawyers.com

If to the Company to: OPENMARKETS GROUP PTY LTD Level 40, 225 George Street Sydney NSW 2000 Attn: Dan Jowett and Nick Hornstein Email: Nick.Hornstein@openmarkets.com.au; Dan.Jowett@openmarkets.com.au	with a copy (which will not constitute notice) to: Biztech Lawyers US LLP 240 W Main St, #214 Charlottesville, VA 22903 United States of America Attn: C. E. Spillman Email: chris@biztechlawyers.com

G-5

(b) Integration and Non-Exclusivity. This Agreement, the Business Combination Agreement, and the other Additional Agreements contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights, remedies, obligations, and liabilities of the parties under this Agreement are in addition to their respective rights, remedies, obligations, and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Business Combination Agreement and any other written agreement between the Subject Party or their respective Affiliates and any of the Covered Parties. Nothing in the Business Combination Agreement will limit any of the obligations, liabilities, rights, or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Business Combination Agreement or any other agreement between the Subject Party or their respective Affiliates and any of the Covered Parties limit or otherwise affect any right or remedy under this Agreement. If any covenant set forth in any other agreement between the Subject Party or its respective Affiliates and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control.

(c) Severability; Reformation. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal, or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed deleted or amended to conform to applicable laws so as to be valid, legal, and enforceable to the fullest possible extent, (ii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of the remainder of such provision or the validity, legality, or enforceability of any other provision of this Agreement. The Subject Party and the Covered Parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision. Without limiting the foregoing, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to delete the unenforceable language, reduce the duration, geographic area covered, or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. The Subject Party will, at a Covered Party’s request, join such Covered Party in requesting that such court take such action.

(d) Amendment; Waiver. This Agreement may not be amended or modified in any respect, except by a written agreement executed by the Subject Party, the Purchaser, and a majority of the disinterested independent directors of the Purchaser’s board of directors (or their respective permitted successors or assigns). No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party (and if such waiving party is a Covered Party, by a majority of the disinterested independent directors of the Purchaser’s board of directors) and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition, or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

G-6

(e) Dispute Resolution. Any dispute, difference, controversy, or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 7(e)) (a “Dispute”) shall be governed by this Section 5(e). A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. Any Dispute that is not resolved within fifteen business days (the “Resolution Period”) after the delivery of such notice may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York, New York. The language of the arbitration shall be English.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 7(e), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Subject to Section 7(e), each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court and (c) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7(a). Nothing in this Section 7(f) shall affect the right of any party to serve legal process in any other manner permitted by Law.

G-7

(g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(g). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7(g) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(h) Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon, and will inure to the benefit of the parties, and their respective successors and assigns. No Covered Party may assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without first obtaining the consent or approval of the Subject Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Subject Party agrees that the obligations of the Subject Party under this Agreement are specific to each of them and will not be assigned by the Subject Party.

(i) Disinterested Director Majority Authorized to Act on Behalf of Covered Parties. The parties acknowledge and agree that the majority of the disinterested independent directors of the Purchaser’s board of directors is authorized and shall have the sole right to act on behalf of Purchaser and the other Covered Parties under this Agreement, including the right to enforce the Purchaser’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that any employee, officer, manager or director of the Subject Party serves as a director, officer, employee, or other authorized agent of a Covered Party, such Person shall have no authority, express or implied, to act or make any determination on behalf of a Covered Party in connection with this Agreement or any dispute or Action with respect hereto.

(j) Construction. The Subject Party acknowledges that it has been represented by counsel, or had the opportunity to be represented by counsel of its choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (iii) whenever required by the context, any pronoun shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; and (vii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

(k) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned, and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

(l) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

G-8

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Non-Competition and Non-Solicitation Agreement as of the date first written above.

The Subject Party:

BMYG OMG Pty Ltd

By:
Name:
Title:

[Signature Page to the Non-Competition Agreement]

Acknowledged and accepted as of the date first written above:

The Predecessor:

Broad Capital Acquisition Corp.

By:
Name:	Johann Tse
Title:	Chief Executive Officer

The Company:

OPENMARKETS GROUP PTY LTD.

By:
Name:
Title:

[Signature Page to the Non-Competition Agreement]

Annex H

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of __________, 2024 by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor” and when including any successor entity thereto, “Purchaser”), BMYG OMG Pty Ltd., an Australian proprietary limited company (“Seller”), and Continental Stock Transfer & Trust Company, a New York corporation located at 1 State Street, 30th Floor, New York, New York 10004 (the “Escrow Agent”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

Recitals

WHEREAS, on January 18, 2023, Purchaser, Seller, and certain other parties entered into that certain Agreement and Plan of Merger and Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which the parties thereto intend to effect the purchase by Purchaser by issuing ordinary shares of Purchaser (the “Purchaser Shares”) to Seller in exchange for the contribution by Seller of all of the ordinary shares of OMG (Acquisition Co) Pty Ltd owned by Seller, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended) and the Australian Corporations Act 2001 (Cth) (as amended) (the “Business Combination”); and

WHEREAS, the Business Combination Agreement contemplates placing in escrow certain component shares of Purchaser Shares to be issued to Seller to address certain adjustment, earnout, and indemnification provisions of the Business Combination Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.A Appointment; Shares Placed in Escrow. Purchaser and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to the terms and conditions set forth herein. Contemporaneously with the execution and delivery of this Agreement, Purchaser shall cause (i) 100,000 newly issued Purchaser Shares (the “Adjustment Escrow Shares”), registered in the name of Seller, to be deposited with the Escrow Agent and held in escrow in book-entry form under this Agreement as described on Schedule 1 hereto; (ii) 3,500,000 newly issued Purchaser Shares (the “Earnout Escrow Shares”), registered in the name of Purchaser, to be deposited with the Escrow Agent and held in escrow in book-entry form under this Agreement as described on Schedule 1 hereto; and (iii) 1,607,000 newly issued Purchaser Shares (the “Indemnification Escrow Shares” and together with the Adjustment Escrow Shares and the Earnout Escrow Shares, the “Escrow Shares”), registered in the name of Seller, to be deposited with the Escrow Agent and held in escrow in book-entry form under this Agreement as described on Schedule 1 hereto. The Escrow Agent hereby acknowledges receipt of the Escrow Shares.

H-1

1.B Escrow Funds. (i) The Adjustment Escrow Shares being held in escrow pursuant to this Agreement, along with any other dividends, distributions, or other income on the Adjustment Escrow Shares, if any, shall collectively constitute an escrow fund securing the adjustment rights of the parties identified in the Business Combination Agreement (the “Adjustment Escrow Fund”); (ii) the Earnout Escrow Shares being held in escrow pursuant to this Agreement, along with any other dividends, distributions, or other income on the Earnout Escrow Shares, if any, shall collectively constitute an escrow fund securing the earnout rights of the parties identified in the Business Combination Agreement (the “Earnout Escrow Fund”); and (iii) the Indemnification Escrow Shares being held in escrow pursuant to this Agreement, along with any other dividends, distributions, or other income on the Indemnification Escrow Shares, if any, shall collectively constitute an escrow fund securing the indemnification rights of the parties identified in the Business Combination Agreement (the “Indemnification Escrow Fund” and together with the Adjustment Escrow Fund and the Earnout Escrow Fund, the “Escrow Funds”).

1.C Voting of Escrow Shares. Seller shall be entitled to exercise all voting rights with respect to the Adjustment Escrow Shares and the Indemnification Escrow Shares, and the Escrow Agent shall vote, or cause to be voted, such Adjustment Escrow Shares and Indemnification Escrow Shares, as the case may be, as notified to the Escrow Agent by Seller. Purchaser will not exercise any voting rights with respect to the Earnout Shares. The Escrow Agent is not obligated to distribute to Seller or any other person any proxy materials and other documents related to the Escrow Shares received by the Escrow Agent from Purchaser.

1.D Investments. If at any time cash is held in the Escrow Accounts as a result of the issuance of a dividend, distribution, or other income attributable to any of the Escrow Shares, unless otherwise instructed by the parties in accordance herewith, the Escrow Agent shall hold all such cash, if any, held in the Escrow Accounts in one or more demand deposit accounts to the extent applicable. While such cash is on deposit, the Escrow Agent can earn bank credits or other consideration.

1.E Interest. If at any time cash is held in the Escrow Accounts as a result of the issuance of a dividend, distribution, or other income attributable to any of the Escrow Shares, such cash shall be held in the Escrow Accounts uninvested.

1.F Dividends, Etc. Purchaser and Seller agree that any equity shares of Purchaser (“Purchaser Shares”) or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Purchaser) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Accounts as part of the Escrow Fund. In the event of any stock split, reverse stock split or combination of Purchaser Shares, payment of a stock dividend or other stock distribution in or on Purchaser Shares, or change of Purchaser Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, exchange, spin-off, recapitalization, reorganization or liquidation or other similar change in capitalization or event involving Purchaser, or otherwise (a “Subject Event”), the Escrow Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement, and any securities or other property received by the Escrow Agent in respect of any Subject Event shall be held by the Escrow Agent in the Escrow Accounts as part of the Escrow Fund.

1.G Trust Fund. The full value held in the Escrow Accounts shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Purchaser or Seller. The Escrow Agent shall hold and safeguard the full value held in the Escrow Accounts until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

H-2

Section 2. Release of Escrow Fund.

2.A Adjustment Escrow. Pursuant to Section 3.7 of the Business Combination Agreement, as promptly as practicable, but in any event within five (5) Business Days after receiving (i) joint written instructions from Purchaser and Seller (“Adjustment Joint Instructions”) or (ii) written instruction from Purchaser or Seller attaching a final non-appealable award, judgment or court order in its favor, from a court of competent jurisdiction, awarding a number of Adjustment Escrow Shares to the instructor (collectively, an “Adjustment Escrow Court Order”), the Escrow Agent shall release or cause to be released a number of Adjustment Escrow Shares and cash, if any, from the Adjustment Escrow Fund in the amounts, to the Persons, and in the manner set forth in such Adjustment Joint Instructions or Adjustment Escrow Court Order. The Adjustment Joint Instructions and any Adjustment Escrow Court Order shall specify that such instructions pertain to the Adjustment Escrow Fund, the number of Adjustment Escrow Shares to be released, the person to whom the Adjustment Escrow Shares are to be released, and such other information as the Escrow Agent shall require, and the Escrow Agent shall not deviate from the Adjustment Joint Instructions or Adjustment Escrow Court Order. Additionally, the Adjustment Joint Instructions or Adjustment Escrow Court Order may specify that the Escrow Agent shall release the Adjustment Escrow Shares to one or more parties or in one or more installments.

2.B Earnout Escrow. Pursuant to Section 3.10 of the Business Combination Agreement, as promptly as practicable, but in any event within five (5) Business Days after receiving (i) joint written instructions from Purchaser and Seller (“Earnout Joint Instructions”) or (ii) written instruction from Purchaser or Seller attaching a final non-appealable award, judgment or court order in its favor, from a court of competent jurisdiction, awarding a number of Earnout Escrow Shares to the instructor (collectively, an “Earnout Escrow Court Order”), the Escrow Agent shall release or cause to be released a number of Earnout Escrow Shares and cash, if any, from the Earnout Escrow Fund in the amounts, to the Persons, and in the manner set forth in such Earnout Joint Instructions or Earnout Escrow Court Order. The Earnout Joint Instructions and any Earnout Escrow Court Order shall specify that such instructions pertain to the Earnout Escrow Fund, the number of Earnout Escrow Shares to be released, the person to whom the Earnout Escrow Shares are to be released, and such other information as the Escrow Agent shall require, and the Escrow Agent shall not deviate from the Earnout Joint Instructions or such Earnout Escrow Court Order. Additionally, the Earnout Joint Instructions or Earnout Escrow Court Order may specify that the Escrow Agent shall release the Earnout Escrow Shares to one or more parties or in one or more installments.

2.C Indemnification Escrow. Pursuant to Article XII of the Business Combination Agreement, as promptly as practicable, but in any event within five (5) Business Days after receiving (i) joint written instructions from Purchaser and Seller (“Indemnification Joint Instructions”) or (ii) written instruction from Purchaser or Seller attaching a final non-appealable award, judgment or court order in its favor, from a court of competent jurisdiction, awarding a number of Indemnification Escrow Shares to the instructor (an “Indemnification Escrow Court Order”), the Escrow Agent shall release or cause to be released a number of Indemnification Escrow Shares and cash, if any, from the Indemnification Escrow Fund in the amounts, to the Persons, and in the manner set forth in such Indemnification Joint Instructions or Indemnification Escrow Court Order. The Indemnification Joint Instructions and any Indemnification Escrow Court Order shall specify that such instructions pertain to the Indemnification Escrow Fund, the number of Indemnification Escrow Shares to be released, the person to whom the Indemnification Escrow Shares are to be released, and such other information as the Escrow Agent shall require, and the Escrow Agent shall not deviate from the Indemnification Joint Instructions or Indemnification Escrow Court Order. Additionally, the Indemnification Joint Instructions or Indemnification Escrow Court Order may specify that the Escrow Agent shall release the Indemnification Escrow Shares to one or more parties or in one or more installments.

2.D Distributions. Whenever a distribution of a number of Escrow Shares is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Purchaser’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective stock powers that have been Medallion Guaranteed, and any other information or documents requested by the stock transfer agent together with the specific transfer instructions, as appropriate. Any distributions to a party pursuant to the terms of this Agreement shall be made to the Exchange Agent for further distribution to such party.

H-3

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 2. In accordance with Schedule 2, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All fees and reimbursements will be paid by Purchaser.

Section 4. Limitation of Escrow Agent’s Liability.

4.A The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own fraud, gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Business Combination Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone except to the extent such liability resulted from the fraud, gross negligence or willful misconduct of the Escrow Agent. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.B Purchaser and Seller hereby agree to jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including reasonable and documented attorney fees) incurred without fraud, gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Accounts in accordance with Section 2.1 (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Purchaser may appoint a successor Escrow Agent (acceptable to Seller, acting reasonably). If Purchaser fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Purchaser and Seller as to the transfer of the Escrow Funds to a successor Escrow Agent.

H-4

Section 7. Indemnity.

7.A The Escrow Agent shall be indemnified and held harmless by from and against any expenses, including reasonable and documented counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the fraud, gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in New York County, State of New York.

7.B The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

7.C The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action take or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

7.D This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

Section 8. Miscellaneous.

8.A Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable and documented costs and expenses incurred in such action or suit.

8.B Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Purchaser:	Broad Capital Acquisition Corp. 6208 Sandpebble Ct. Dallas, TX 75254 Attn: Johann Tse Email: johann.tse@brac-spac.com

H-5

With a copy, which shall not constitute notice, to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, D.C. 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

Email: andy.tucker@nelsonmullins.com

If to Seller:	BMYG OMG Pty Ltd Level 41, 55 Collins Street Melbourne VIC 3000 Attn: Julius Wei and Eric Gao Email: julius.w@bmyg.com.au; eric.g@bmyg.com.au

With a copy, which shall not constitute notice, to:	Biztech Lawyers US LLP 240 W Main St, #214 Charlottesville, VA 22903 Attn: C. E. Spillman Email: chris@biztechlawyers.com

If to Continental Stock Transfer & Trust Company in its capacity as Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Escrow Administration

Attn: Jaswinder Goraya /Matthew Velazquez

E-mail: jgoraya@continentalstock.com

mvelazquez@continentalstock.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.C Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.D Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.E Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York.

H-6

8.F Waiver of Jury Trial. PURCHASER, AND SELLER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.G Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.H Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, Purchaser, and Seller. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.I Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.J No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.K Entire Agreement. This Agreement and the Business Combination Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

8.L Cooperation. Purchaser and Seller agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Purchaser, Seller, or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.M Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

[Remainder of page intentionally left blank]

H-7

In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

Broad Capital Acquisition Corp.		Continental Stock Transfer & Trust Company – As Stock Escrow Agent

By:		By:
Name:	Johann Tse	Name:
Title:	Chief Executive Officer	Title:

BMYG OMG Pty Ltd

By:
Name:
Title:

H-8

SCHEDULE 1

Escrow Shares:

Name: [__]

Address: [__]

EIN: [__]

Number of Shares Issued (to be held in escrow):

●	100,000 Purchaser Shares, representing the Adjustment Escrow Shares;
●	3,500,000 Purchaser Shares, representing the Earnout Escrow Shares; and
●	1,607,000 Purchaser Shares, representing the Indemnification Escrow Shares.

Issue Date: Closing Date (as defined in the Business Combination Agreement)

H-9

SCHEDULE 2

Escrow Agent Fees

Stock Acceptance Administration Fee	TBD

Review, execution, set up of the escrow and related required documents

Stock Annual Administration Fee	TBD

H-10

Annex I

FOURTH AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BROAD CAPITAL ACQUISITION CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

BROAD CAPITAL ACQUISITION CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Broad Capital Acquisition Corporation. The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 10, 2022 (“Amended and Restated Certificate”), as further amended by the First Amendment to the Amended and Restated Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on January 11, 2023; further amended by the Second Amendment to the Amended and Restated Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on June 12; and further amended by the Third Amendment to the Amended and Restated Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on January __, 2024.

2.

This Fourth Amendment to the Amended and Restated Certificate of Incorporation amends Section 9.2(a) by deleting Section 9.2(a) of the Amended and Restated Certificate in its entirety and replacing it with the following:

“Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (which redemption may be in the form of a repurchase by the Corporation) upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) or if the Corporation seeks to undertake a share issuance otherwise prohibited by Section 9.4 (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

3.

This Fourth Amendment to the Amended and Restated Certificate of Incorporation amends Section 9.2(e) by deleting Section 9.2(e) of the Amended and Restated Certificate in its entirety and replacing it with the following:

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

4.	This Fourth Amendment to the Amended and Restated Certificate of Incorporation deletes Section 9.2(f) of the Amended and Restated Certificate in its entirety.

5.

This Fourth Amendment to the Amended and Restated Certificate of Incorporation amends Section 9.7 by deleting Section 9.7 of the Amended and Restated Certificate in its entirety and replacing it with the following:

“If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within the Combination Period, or (b) with respect to any other provision of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then issued and outstanding Offering Shares.”

6.	This Fourth Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

I-1

IN WITNESS WHEREOF, Broad Capital Acquisition Corporation has caused this Fourth Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this ___ day of January 2024.

BROAD CAPITAL ACQUISITION CORPORATION

By:
Name:	Johann Tse
Title:	Chief Executive Officer

I-2